As filed with the Securities and Exchange Commission on December 20, 2023
Registration No. 333-274947

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Better Home & Finance Holding Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6163	93-3029990
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number) 3 World Trade Center 175 Greenwich Street, 57th Floor New York, NY 10007 Telephone: (415) 522-8837	(I.R.S. Employer Identification Number)
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Copies to:
Jared M. Fishman
Alan J. Fishman
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Tel: (212) 558-4000

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Securityholders may not sell the securities described in this preliminary prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED DECEMBER 20, 2023
Primary Offering of
Up to 9,808,405 Shares of Better Home & Finance Class A Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of
Up to 53,665,365 Shares of Better Home & Finance Class A Common Stock
Up to 360,774,686 Shares of Better Home & Finance Class A Common Stock Issuable Upon Conversion of Better Home & Finance Class B Common Stock and Better Home & Finance Class C Common Stock
Up to 3,733,358 Shares of Better Home & Finance Class A Common Stock Issuable Upon Exercise of Warrants
Up to 3,733,358 Warrants to Purchase Better Home & Finance Class A Common Stock

This prospectus relates to the issuance by us of up to an aggregate of 9,808,405 shares of Better Home & Finance Class A common stock, par value $0.0001 per share (“Better Home & Finance Class A common stock”), which consists of (i) 6,075,047 shares of Better Home & Finance Class A common stock issuable upon exercise of Public Warrants (as defined below) and (ii) 3,733,358 shares of Better Home & Finance Class A common stock issuable upon exercise of Private Warrants (as defined below, together with Public Warrants, “Warrants”). We will receive proceeds from any Warrants exercised in the event that such Warrants are exercised for cash.
This prospectus also relates to the offer and sale from time to time by the selling securityholders identified in this prospectus, or their permitted transferees (the “Selling Securityholders”), of up to an aggregate of 418,173,409 shares of Better Home & Finance Class A common stock, which consists of
(i) 53,665,365 shares of Better Home & Finance Class A common stock, of which:
a.40,000,000 shares were issued pursuant to the Novator Exchange Agreement to Novator Capital Sponsor Ltd. (“Novator”) at an effective purchase price of $2.50 per share;
b.1,700,000 shares were issued pursuant to the Sponsor Purchase Subscription Agreement to Novator at an effective purchase price of $10.00 per share;
c.3,471,946 shares were issued pursuant to the Merger Agreement (as defined below) to Novator on a one-for-one basis in exchange for Class B ordinary shares of Aurora, which were initially issued at an effective purchase price of $0.004 per share before Aurora’s initial public offering;
d.636,240 shares were issued pursuant to the Merger Agreement to Novator on a one-for-one basis in exchange for Class A ordinary shares underlying the Private Units of Aurora (with each Private Unit consisting of one Class A ordinary share of Aurora and one-fourth of a Public Warrant), which were initially issued at an effective purchase price of $10.00 per Private Unit and for which Aurora, at the time of its initial public offering, valued the underlying shares at $9.785 per share and the underlying warrants at $0.86 per warrant;
e.1,159,375 shares were issued pursuant to the Merger Agreement to Unbound Holdco Ltd. on a one-for-one basis in exchange for Class B ordinary shares of Aurora, which were initially issued at an effective purchase price of $0.004 per share before Aurora’s initial public offering;
f.1,000,000 shares were issued pursuant to the Merger Agreement to Unbound Holdco Ltd. on a one-for-one basis in exchange for Class A ordinary shares underlying the Private Units of Aurora, which were which were initially issued at an effective purchase price of $10.00 per Private Unit and for which Aurora, at the time of its initial public offering, valued the underlying shares at $9.785 per share and the underlying warrants at $0.86 per warrant;
g.1,242,188 shares were issued pursuant to the Merger Agreement to Arnaud Massenet on a one-for-one basis in exchange for Class B ordinary shares of Aurora, which were initially issued at an effective purchase price of $0.004 per share before Aurora’s initial public offering;
h.150,000 shares were issued pursuant to the Merger Agreement to Arnaud Massenet on a one-for-one basis in exchange for Class A ordinary shares underlying the Private Units of Aurora, which were initially issued at an effective purchase price of $10.00 per Private Unit and for which Aurora, at the time of its initial public offering, valued the underlying shares at $9.785 per share and the underlying warrants at $0.86 per warrant;
i.124,219 shares were issued pursuant to the Merger Agreement to Michael Edelstein (Michael Edelstein September 16, 2020 Revocable Trust) on a one-for-one basis in exchange for Class B ordinary shares of Aurora, which were initially issued at an effective purchase price of $0.004 per share before Aurora’s initial public offering;
j.828,125 shares were issued pursuant to the Merger Agreement, to Prabhu Narasimhan on a one-for-one basis, in exchange for Class B ordinary shares of Aurora, which were initially issued at an effective purchase price of $0.004 per share before Aurora’s initial public offering;
k.50,000 shares were issued pursuant to the Merger Agreement to Prabhu Narasimhan on a one-for-one basis in exchange for Class A ordinary shares underlying the Private Units of Aurora, which were initially issued at an effective purchase price of $10.00 per Private Unit and for which Aurora, at the time of its initial public offering, valued the underlying shares at $9.785 per share and the underlying warrants at $0.86 per warrant;
l.124,219 shares were issued pursuant to the Merger Agreement to Sangeeta Desai on a one-for-one basis in exchange for Class B ordinary shares of Aurora, which were initially issued at an effective purchase price of $0.004 per share before Aurora’s initial public offering;
m.3,176,553 shares were issued to Zachary Frankel, in exchange for Better Home & Finance Class B common stock (defined below), that were issued based on an exchange ratio of approximately 3.06 shares per share of Better common stock pursuant to the Merger Agreement, which were initially issued at a weighted average effective purchase price of $0.00003 per share; and
n.2,500 shares were issued to Caroline Harding at an effective purchase price of $10.28 per unit and for which Aurora, at the time of its initial public offering, valued the underlying shares at $9.785 per share and the underlying warrants at $0.86 per warrant,

(ii)288,897,403 shares of Better Home & Finance Class A common stock issuable upon conversion of Better Home & Finance Class B common stock, par value $0.0001 per share (“Better Home & Finance Class B common stock”), of which:
a.61,306,253 shares are issuable upon conversion of 61,306,253 shares of Class B Common Stock that were issued based on an exchange ratio of approximately 3.06 shares per share of Better common stock pursuant to the Merger Agreement, to entities affiliated with Activant Capital Group LLC at a weighted average effective purchase price of $1.73 per share;
b.55,188,435 shares are issuable upon conversion of 55,188,435 shares of Class B Common Stock that were issued based on an exchange ratio of approximately 3.06 shares per share of Better common stock pursuant to the Merger Agreement, to SVF Beaver II (DE) LLC at a weighted average effective purchase price of $8.01 per share;
c.27,141,628 shares are issuable upon conversion of 27,141,628 shares of Class B Common Stock that were issued based on an exchange ratio of approximately 3.06 shares per share of Better common stock pursuant to the Merger Agreement, to Better Portfolio Holdings 1 LLC at a weighted average effective purchase price of $0.00003 per share;
d.23,203,001 shares are issuable upon conversion of 23,203,001 shares of Class B Common Stock that were issued based on an exchange ratio of approximately 3.06 shares per share of Better common stock pursuant to the Merger Agreement, to LCG4 Best LP at a weighted average effective purchase price of $3.84 per share;
e.25,704,813 shares are issuable upon conversion of 25,704,813 shares of Class B Common Stock that were issued based on an exchange ratio of approximately 3.06 shares per share of Better common stock pursuant to the Merger Agreement, to 1/0 Mortgage Investment LLC at a weighted average effective purchase price of $0.03 per share;
f.6,522,761 shares are issuable upon conversion of 6,522,761 shares of Class B Common Stock that were issued based on an exchange ratio of approximately 3.06 shares per share of Better common stock pursuant to the Merger Agreement, to 1/0 Real Estate LLC at a weighted average effective purchase price of $0.32 per share;
g.527,961 shares are issuable upon conversion of 527,961 shares of Class B Common Stock that were issued based on an exchange ratio of approximately 3.06 shares per share of Better common stock pursuant to the Merger Agreement, to Kevin Ryan at a weighted average effective purchase price of $1.66 per share;
h.5,978,074 shares are issuable upon conversion of 5,978,074 shares of Class B Common Stock that were issued based on an exchange ratio of approximately 3.06 shares per share of Better common stock pursuant to the Merger Agreement, to Nicholas Calamari at a weighted average effective purchase price of $0.02 per share;
i.1,222,903 shares are issuable upon conversion of 1,222,903 shares of Class B Common Stock that were issued based on an exchange ratio of approximately 3.06 shares per share of Better common stock pursuant to the Merger Agreement, to The Nicholas J Calamari Family Trust at a weighted average effective purchase price of $0.00003 per share;
j.246,515 shares are issuable upon conversion of 246,515 shares of Class B Common Stock that were issued based on an exchange ratio of approximately 3.06 shares per share of Better common stock pursuant to the Merger Agreement, to Paula Tuffin at a weighted average effective purchase price of $0.20 per share;
k.822,125 shares are issuable upon conversion of 822,125 shares of Class B Common Stock that were issued based on an exchange ratio of approximately 3.06 shares per share of Better common stock pursuant to the Merger Agreement, to Technology Stock Holding Master Trust/Series Tuffin 2021 Trust at a weighted average effective purchase price of $0.01 per share;

l.5,973,526 shares are issuable upon conversion of 5,973,526 shares of Class B Common Stock that were issued based on an exchange ratio of approximately 3.06 shares per share of Better common stock pursuant to the Merger Agreement, to Sigurgeir Jonsson at a weighted average effective purchase price of $0.32 per share;
m.3,103,721 shares are issuable upon conversion of 3,103,721 shares of Class B Common Stock that were issued based on an exchange ratio of approximately 3.06 shares per share of Better common stock pursuant to the Merger Agreement, to The Sigurgeir Orn Jonsson 2020 Family Trust at a weighted average effective purchase price of $0.00003 per share;
n.1,222,903 shares are issuable upon conversion of 1,222,903 shares of Class B Common Stock that were issued based on an exchange ratio of approximately 3.06 shares per share of Better common stock pursuant to the Merger Agreement, to The Anika G Austin Descendants Trust at a weighted average effective purchase price of $0.00003 per share;
o.69,968,642 shares are issuable upon conversion of 69,968,642 shares of Class B Common Stock that were issued based on an exchange ratio of approximately 3.06 shares per share of Better common stock pursuant to the Merger Agreement, to Vishal Garg at a weighted average effective purchase price of $0.00003 per share; and
p.764,142 shares are issuable upon conversion of 764,142 shares of Class B Common Stock that were issued based on an exchange ratio of approximately 3.06 shares per share of Better common stock pursuant to the Merger Agreement, to Unnamed Selling Securityholders at a weighted average effective purchase price of $1.66 per share,
(iii)71,877,283 shares of Better Home & Finance Class A common stock issuable upon conversion of Better Home & Finance Class C common stock, par value $0.0001 per share (“Better Home & Finance Class C common stock”), of which:
a.6,877,283 shares are issuable upon conversion of 6,877,283 shares of Class C Common Stock that were issued based on an exchange ratio of approximately 3.06 shares per share of Better common stock pursuant to the Merger Agreement, to SVF Beaver II (DE) LLC at a weighted average effective purchase price of $8.01 per share and
b.65,000,000 shares are issuable upon conversion of 65,000,000 shares of Class C Common Stock that were issued pursuant to the conversion of the Pre-Closing Bridge Note (as defined herein) held by SB Northstar, to BHFHC Distribution Trust at an effective purchase price of $10.00 per share, and (iv) 3,733,358 shares of Better Home & Finance Class A common stock issuable upon exercise of Private Warrants, of which:
a.1,715,015 shares are issuable upon exercise of 1,715,015 Private Warrants at $11.50 per share that were issued on a one-for-one basis in exchange for Aurora Private Warrants pursuant to the Merger Agreement, which were initially issued to Novator at an effective purchase price of $1.50 per Private Warrant;
b.575,000 shares are issuable upon exercise of 575,000 Private Warrants at $11.50 per share that were issued in exchange for Aurora Private Warrants underlying Private Units of Aurora pursuant to the Merger Agreement, which were initially issued to Novator at an effective purchase price of $10.00 per Private Unit and for which Aurora, at the time of its initial public offering, valued the underlying shares at $9.785 per share and the underlying warrants at $0.86 per warrant;
c.1,143,343 shares are issuable upon exercise of 1,143,343 Private Warrants at $11.50 per share that were issued on a one-for-one basis in exchange for Aurora Private Warrants pursuant to the Merger Agreement, which were initially issued to Unbound Holdco Ltd at an effective purchase price of $1.50 per Private Warrant;

d.250,000 shares are issuable upon exercise of 250,000 Private Warrants at $11.50 per share that were issued in exchange for Aurora Private Warrants underlying Private Units of Aurora pursuant to the Merger Agreement, which were initially issued to Unbound Holdco Ltd at an effective purchase price of $10.00 per Private Unit and for which Aurora, at the time of its initial public offering, valued the underlying shares at $9.785 per share and the underlying warrants at $0.86 per warrant;
e.37,500 shares are issuable upon exercise of 37,500 Private Warrants at $11.50 per share that were issued on a one-for-one basis in exchange for Aurora Private Warrants underlying Private Units of Aurora pursuant to the Merger Agreement, which were initially issued to Arnaud Massenet at an effective purchase price of $10.00 per Private Unit and for which Aurora, at the time of its initial public offering, valued the underlying shares at $9.785 per share and the underlying warrants at $0.86 per warrant; and
f.12,500 shares are issuable upon exercise of 12,500 Private Warrants at $11.50 per share that were issued on a one-for-one basis in exchange for Aurora Private Warrants underlying Private Units of Aurora pursuant to the Merger Agreement, which were initially issued to Prabhu Narasimhan at an effective purchase price of $10.00 per Private Unit and for which Aurora, at the time of its initial public offering, valued the underlying shares at $9.785 per share and the underlying warrants at $0.86 per warrant, and of up to 3,733,358 Private Warrants, of which:
a.1,715,015 were issued on a one-for-one basis in exchange for Aurora Private Warrants pursuant to the Merger Agreement, to Novator at an effective purchase price of $1.50 per Private Warrant;
b.575,000 were issued in exchange for Aurora Private Warrants underlying Private Units of Aurora pursuant to the Merger Agreement, to Novator at an effective purchase price of $10.00 per Private Unit and for which Aurora, at the time of its initial public offering, valued the underlying shares at $9.785 per share and the underlying warrants at $0.86 per warrant;
c.1,143,343 were issued on a one-for-one basis in exchange for Aurora Private Warrants pursuant to the Merger Agreement, to Unbound Holdco Ltd at an effective purchase price of $1.50 per Private Warrant;
d.250,000 were issued in exchange for Aurora Private Warrants underlying Private Units of Aurora pursuant to the Merger Agreement, to Unbound Holdco Ltd at an effective purchase price of $10.00 per Private Unit and for which Aurora, at the time of its initial public offering, valued the underlying shares at $9.785 per share and the underlying warrants at $0.86 per warrant;
e.37,500 were issued in exchange for Aurora Private Warrants underlying Private Units of Aurora pursuant to the Merger Agreement, which were initially issued to Arnaud Massenet at an effective purchase price of $10.00 per Private Unit and for which Aurora, at the time of its initial public offering, valued the underlying shares at $9.785 per share and the underlying warrants at $0.86 per warrant; and
f.12,500 were issued in exchange for Aurora Private Warrants underlying Private Units of Aurora pursuant to the Merger Agreement, which were initially issued to Prabhu Narasimhan at an effective purchase price of $10.00 per Private Unit and for which Aurora, at the time of its initial public offering, valued the underlying shares at $9.785 per share and the underlying warrants at $0.86 per warrant.
Effective purchase price is calculated, if securities were acquired from Aurora or by its affiliates before or in connection with the Business Combination, based on the transaction acquisition cost or, if securities were acquired by holders of Better capital stock, based on the weighted-average purchase price of such Better capital stock.
We will not receive any proceeds from the sale of Class A common stock or Private Warrants by the Selling Securityholders pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares of Better Home & Finance Class A common stock and Private Warrants. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Better Home & Finance Class A common stock and Private Warrants.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the securities in the section entitled “Plan of Distribution.”
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.
Better Home & Finance Class A common stock and Warrants are listed on the Nasdaq Global Market and the Nasdaq Capital Market, respectively, under the ticker symbols “BETR” and “BETRW”. On December 1, 2023, the closing price of Better Home & Finance Class A common stock was $0.453 per share and the closing price of Warrants was $0.07 per warrant. The sale of substantial amounts of Better Home & Finance Class A common stock being offered in this prospectus, or the perception that such sales could occur, could have the effect of increasing the volatility in the prevailing market price or putting significant downward pressure on the price of Better Home & Finance Class A common stock and harm the prevailing market price of Better Home & Finance Class A common stock. Notwithstanding any changes in the prevailing market price, certain Selling Securityholders may still experience a positive rate of return on their securities due to the lower effective purchase price at which they purchased such securities. See “The Offering” and “Risk Factors – Certain existing stockholders purchased securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in our Company may not experience a similar rate of return.” You may not experience a similar rate of return should you invest in our securities, as the price at which you purchase our securities may differ from that of these Selling Securityholders.
Each Warrant entitles the holder thereof to purchase one share of Better Home & Finance Class A common stock at a price of $11.50 per share. We believe the likelihood that the holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of Better Home & Finance Class A common stock. If the trading price of Better Home & Finance Class A common stock is less than the exercise price thereof, we believe the holders are unlikely to exercise their Warrants. Conversely, the holders are more likely to exercise their Warrants the higher the price of Better Home & Finance Class A common stock is above the exercise price thereof. As of December 1, 2023, the closing price of Better Home & Finance Class A common stock as reported on Nasdaq was $0.453 per share, which is below the $11.50 exercise price of the Warrants. For so long as the Warrants remain “out-of-the-money,” we do not expect warrant holders to exercise their Warrants. See “Risk Factors – There is no guarantee that the exercise price of the Warrants will ever be less than the trading price of Better Home & Finance Class A Common Stock on Nasdaq, and they may expire worthless; and the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Warrants approve of such amendment.”
We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.
Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 17 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                    , 2023.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement, or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to this registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.” You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
As previously announced, Aurora Acquisition Corp. (“Aurora” and, after the Domestication as described below, “Better Home & Finance” or the “Company”), a Cayman Islands exempted company with limited liability, entered into an Agreement and Plan of Merger, dated as of May 10, 2021, as amended as of October 27, 2021, November 9, 2021, November 30, 2021, August 26, 2022, February 24, 2023 and June 23, 2023 (as amended, the “Merger Agreement”) by and among Aurora, Better Holdco, Inc., a Delaware corporation (“Better”), and Aurora Merger Sub I, Inc., formerly a Delaware corporation and wholly owned subsidiary of Aurora (“Merger Sub”).
On August 21, 2023, as contemplated by the Merger Agreement, and as described in the section titled “Domestication Proposal” beginning on page 248 of the final prospectus and definitive proxy statement, dated July 27, 2023 (the “Proxy Statement/Prospectus”), filed with the U.S. Securities and Exchange Commission (the “SEC”), Aurora filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Aurora was transferred by way of continuation from the Cayman Islands and domesticated as a Delaware corporation (the “Domestication”). Following the Domestication, on August 22, 2023, as previously announced and as contemplated by the Merger Agreement, and as described in the section titled “BCA Proposal” beginning on page 198 of the Proxy Statement/Prospectus, Merger Sub merged with and into Better, with Better surviving the merger (the “First Merger”) and Better merged with and into Aurora, with Aurora surviving the merger and changing its name to “Better Home & Finance Holding Company” (such merger, the “Second Merger,” and together with the First Merger and the Domestication, the “Business Combination”).
Unless the context indicates otherwise, references in this prospectus to the “Company,” “Better Home & Finance,” “we,” “us,” “our” and similar terms refer to Better prior to the Business Combination and Better Home & Finance Holding Company and its consolidated subsidiaries following the Business Combination. References to “Better” refer to our predecessor company prior to the consummation of the Business Combination.

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
•“2023 Plan” are to the Better Home & Finance 2023 Incentive Equity Plan;
•“Amended and Restated Charter” are to the Amended and Restated Certificate of Incorporation of Better Home & Finance adopted on August 22, 2023, in connection with the closing of the Business Combination;
•“Amended and Restated Insider Letter Agreement” are to that certain Letter Agreement, dated May 10, 2021, by and between the Sponsor and certain individuals, each of whom is a member of the board of directors and/or management team of Aurora;
•“Aurora” are to Aurora Acquisition Corp. prior to its domestication as a corporation in the State of Delaware;
•“Better” are to, unless otherwise specified or the context otherwise requires, Better Holdco, Inc. and/or its subsidiaries, or any of them;
•“Better Awards” are to Better Options, Better RSUs and Better Restricted Stock Awards outstanding prior to the consummation of the Business Combination;
•“Better Capital Stock” are to the shares of the Better common stock and the Better preferred stock outstanding prior to the consummation of the Business Combination;
•“Better common stock” are to shares of Better common stock, par value $0.0001 per share, outstanding prior to the consummation of the Business Combination;
•“Better Founder and CEO” are to Vishal Garg;
•“Better Holder Support Agreement” are to that certain Company Holder Support Agreement, dated May 10, 2021, by and among certain holders of Better Capital Stock, certain directors and all executive officers of Better;
•“Better Home & Finance” are to Aurora after the Domestication and/or the Business Combination, including its name change from Aurora to “Better Home & Finance Holding Company,” as applicable;
•“Better Home & Finance Class A common stock” are to shares of Better Home & Finance Class A common stock, par value $0.0001 per share, which are entitled to one vote per share;
•“Better Home & Finance Class B common stock” are to shares of Better Home & Finance Class B common stock, par value $0.0001 per share, which are entitled to three votes per share;
•“Better Home & Finance Class C common stock” are to shares of Better Home & Finance Class C common stock, par value $0.0001 per share, which carry no voting rights except as required by applicable law or as provided in the Amended and Restated Charter;
•“Better Home & Finance common stock” are to shares of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock;
•“Better Home & Finance Options” are to options to purchase shares of Better Home & Finance common stock;
•“Better Home & Finance Restricted Stock Awards” are to restricted shares of Better Home & Finance common stock;
•“Better Home & Finance RSUs” are to restricted stock units based on shares of Better Home & Finance common stock;

•“Better Options” are to options to purchase shares of Better common stock;
•“Better Plus” are to our non-mortgage business line, which includes Better Settlement Services (title insurance and settlement services), Better Cover (homeowners insurance) and Better Real Estate (real estate agent services);
•“Better Restricted Stock Awards” are to restricted shares of Better common stock;
•“Better RSUs” are to restricted stock units based on shares of Better common stock;
•“Better Stockholders” are to the common and preferred stockholders of Better and holders of Better Awards prior to the consummation of the Business Combination;
•“Better Warrants” are to warrants to purchase shares of Better Capital Stock;
•“Business Combination” are to the Domestication together with the Mergers;
•“Bylaws” are to the Bylaws of Better Home & Finance adopted on August 22, 2023;
•“Closing Date” are to August 22, 2023;
•“CFPB” are to the Consumer Financial Protection Bureau;
•“Convertible Notes” are to the subordinated unsecured 1% convertible notes issued in an aggregate principal amount of $528,585,444 pursuant to an Indenture, dated as of August 22, 2023, between the Company and GLAS Trust Company LLC, as trustee, which are convertible, at the option of the holder into shares of Better Home & Finance Class A common stock.
•“DGCL” are to the General Corporation Law of the State of Delaware;
•“Domestication” are to the domestication of Aurora as a corporation incorporated in the State of Delaware;
•“ESPP” are to the 2023 Employee Stock Purchase Plan;
•“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
•“Fannie Mae” are to the U.S. Federal National Mortgage Association;
•“FCPA” are to the United States Foreign Corrupt Practices Act;
•“FHA” are to the U.S. Federal Housing Administration;
•“First Novator Letter Agreement” are to that certain Letter Agreement, dated August 26, 2022, by and among Aurora, Better and the Sponsor;
•“Freddie Mac” are to the Federal Home Loan Mortgage Corporation;
•“FTC” are to the Federal Trade Commission;
•“Funded Loan Volume” are to the aggregate dollar amount of loans funded in a given period based on the principal amount of the loan at funding;
•“GAAP” are to accounting principles generally accepted in the United States of America;
•“Gain on Sale Margin” are to mortgage platform revenue, net, as presented on our statements of operations and comprehensive income (loss), divided by Funded Loan Volume. For clarity, Gain on Sale Margin represents the difference in value of loan production compared to the price received on the sale of such loan production, net of any mark-to-market revenue impact from fluctuating interest rates on certain loan and financial assets that is reflected in mortgage platform revenue, net, and is not a measure of profitability based on the cost to produce such loans;
•“GSEs” are to government-sponsored enterprises, including Fannie Mae and Freddie Mac;
•“Home Finance” are to our mortgage business line, which is conducted by Better Mortgage Corporation;
•“HUD” are to the U.S. Department of Housing and Urban Development;
•“Insiders” are to those certain individuals, each of whom was a member of the board of directors and/or management team of Aurora, who are party to the Amended and Restated Insider Letter Agreement, with each such individual an “Insider”;
•“IRS” are to the U.S. Internal Revenue Service;
•“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;
•“Limited Waiver” are to that certain Limited Waiver to the Amended and Restated Insider Letter Agreement, dated February 23, 2023, by and among Aurora, Better, the Sponsor, and the Insiders party to the Amended and Restated Insider Letter Agreement;
•“Merger Agreement” are to the Agreement and Plan of Merger, dated as of May 10, 2021, by and among Aurora, Merger Sub and Better, including, where applicable, as amended by (i) the first amendment to the Merger Agreement, dated October 27, 2021, (ii) the second amendment to the Merger Agreement, dated November 9, 2021, (iii) the third amendment to the Merger Agreement, dated November 30, 2021, (iv) the fourth amendment to the Merger Agreement, dated August 26, 2022, (v) the fifth amendment to the Merger Agreement, dated February 24, 2023 and (vi) the sixth amendment to the Merger Agreement, dated June 23, 2023;
•“Merger Sub” are to Aurora Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Aurora;
•“Mergers” are to, collectively, the merger of Merger Sub with and into Better, with Better surviving the merger as a wholly owned subsidiary of Aurora, and the merger of Better with and into Aurora, with Aurora surviving the merger;
•“MSRs” are to mortgage-servicing rights;
•“Nasdaq” are to the Nasdaq Global Market, the Nasdaq Capital Market, and The Nasdaq Stock Market, LLC, as applicable;
•“Pre-Closing Bridge Note Purchase Agreement” are to that certain agreement, dated November 30, 2021, by and among Aurora, Better, SB Northstar and the Sponsor;
•“Pre-Closing Bridge Notes” are to the subordinated 0% bridge promissory notes, issued in an aggregate principal amount of $750,000,000 pursuant to the Pre-Closing Bridge Note Purchase Agreement, that converted into or were exchanged for Better Home & Finance Class A common stock and Better Home & Finance Class C common stock on the Closing Date;
•“Restricted Stock Awards” are to restricted shares of Better Home & Finance common stock;
•“RSUs” are to restricted stock units based on shares of Better Home & Finance common stock;
•“Private Warrants” are to the certain warrants that are “Private Placement Warrants” or “Novator Private Placement Warrants” as defined in the Amended and Restated Insider Letter Agreement;
•“Public Warrants” are to warrants to purchase shares of Better Home & Finance Class A common stock at an exercise price of $11.50 per share (other than the Private Warrants);

•“Purchase Loan Volume” are to the aggregate dollar amount of purchase loans funded in a given period based on the principal amount of the loan at funding;
•“Refinance Loan Volume” are to the aggregate dollar amount of refinance loans funded in a given period based on the principal amount of the loan at funding;
•“Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement, dated as of August 22, 2023, by and among Better Home & Finance, Sponsor, and certain other persons;
•“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;
•“SB Northstar” are to SB Northstar LP, a Cayman Islands exempted limited partnership and an affiliate of SoftBank Group Corp. and party to the SB Northstar Subscription Agreement;
•“SEC” are to the United States Securities and Exchange Commission;
•“Second Novator Agreement” refer to that certain Letter Agreement, dated February 7, 2023, by and among Aurora, Better and the Sponsor;
•“Securities Act” are to the Securities Act of 1933, as amended;
•“Softbank Subscription Agreement” are to certain Subscription Agreement, dated May 10, 2021, by and between Aurora and SB Northstar;
•“Sponsor” are to Novator Capital Sponsor Ltd., a Cyprus limited liability company;
•“Sponsor Subscription Agreement” are to certain Subscription Agreement, dated May 10, 2021, by and among Aurora, Sponsor and BB Trustees SA;
•“Subscription Agreements” are to, collectively, the Softbank Subscription Agreement and the Sponsor Subscription Agreement, in each case as amended;
•“SVF Beaver” are to SVF II Beaver (DE) LLC, an affiliate of SoftBank Group Corp., which was a Better Stockholder prior to the Business Combination and entered into a contribution agreement with Better and a letter agreement and irrevocable voting proxy with the Better Founder and CEO, each dated as of April 7, 2021, as amended;
•“Total Loans” are to the total number of loans funded in a given period;
•“VA” are to the U.S. Department of Veterans Affairs;
•“Warrant Agreement” are to that certain Warrant Agreement, dated March 3, 2021, by and between Aurora and Continental Stock Transfer & Trust Company, as warrant agent; and
•“Warrants” are to, collectively, the Private Warrants and the Public Warrants.

TRADEMARKS
This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the information and documents incorporated by reference herein include “forward-looking statements” within the meaning of federal securities laws. These statements include, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations. These statements constitute forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus and in any information and document incorporated by reference in this prospectus, and the associated risks, uncertainties, assumptions and other important factors may include, but are not limited to:
•Factors relating to our business, operations and financial performance, including:
◦Our ability to operate under and maintain or improve our business model;
◦The effect of interest rates on our business, results of operations, and financial condition;
◦Our ability to expand our customer base, grow market share in our existing markets and enter into new markets;
◦Our ability to respond to general economic conditions, particularly elevated interest rates and lower home sales and refinancing activity;
◦Our ability to restore our growth and our expectations regarding the development and long-term expansion of our business;
◦Our ability to comply with laws and regulations related to the operation of our business, including any changes to such laws and regulations;
◦Our ability to achieve and maintain profitability in the future;
◦Our ability and requirements to raise additional financing in the future;
◦Our estimates regarding expenses, future revenue, capital and additional financing requirements;
◦Our ability to maintain, expand and be successful in our strategic relationships with third parties;
◦Our ability to remediate existing material weaknesses and implement and maintain an effective system of internal controls over financial reporting;
◦Our ability to develop new products, features and functionality that meet market needs and achieve market acceptance;
◦Our ability to retain, identify and hire individuals for the roles we seek to fill and staff our operations appropriately;
◦The involvement of our CEO in litigation related to prior business activities, our business activities and associated negative media coverage;

◦Our ability to recruit and retain additional directors, members of senior management and other team members, including our ability in general, and our CEO’s ability in particular, to maintain an experienced executive team in operating as a public company;
◦Our ability to maintain and improve morale and workplace culture and respond effectively to the effects of negative media coverage; and
◦Our ability to maintain, protect, assert and enhance our intellectual property rights.
•Factors relating to our capital structure, governance and the market for our securities, including:
◦The existence of multiple classes of common stock and its impact on the liquidity and value of Better Home & Finance Class A common stock;
◦The limited experience of our directors and management team in overseeing a public company;
◦Our ability to maintain the listing of the Better Home & Finance Class A common stock and Warrants on the Nasdaq Global Market and the Nasdaq Capital Market, respectively
◦Our ability to maintain certain lines of credit and obtain future financing on commercially favorable terms to fund loans and otherwise operate our business;
◦The liquidity and trading of Better Home & Finance Class A common stock and Warrants; and
•Other factors detailed under the section titled “Risk Factors”.
The forward-looking statements contained in this prospectus and in any document incorporated by reference into this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the section entitled “Risk Factors” beginning on page 17 of this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus and does not contain all of the information that is important to you. You should read this entire document and the other documents to which we refer before you decide to invest in our securities. Unless otherwise indicated or the context otherwise requires, references to the “Company,” “Better Home & Finance”, “we,” “us,” or “our” and similar other terms refer to Better before the Business Combination and Better Home & Finance and its consolidated subsidiaries after the Business Combination.
About Better Home & Finance
Better Home & Finance principally operates a digital-first homeownership company with services including mortgage financing, real estate services, title, and homeowners’ insurance. We have combined technology innovation and fresh thinking with a deep customer focus with the goal to revolutionize a homeownership industry. We started by redesigning the mortgage manufacturing process, and, since then, have built toward a broader vision of revolutionizing homeownership.
Background
As previously announced, Aurora, a Cayman Islands exempted company incorporated with limited liability, entered into an Agreement and Plan of Merger, dated as of May 10, 2021, as amended as of October 27, 2021, November 9, 2021, November 30, 2021, August 26, 2022, February 24, 2023 and June 23, 2023 (as amended, the “Merger Agreement”) by and among Aurora, Better Holdco, Inc., a Delaware corporation, and Merger Sub.
On August 21, 2023, as contemplated by the Merger Agreement, and as described in the section titled “Domestication Proposal” beginning on page 248 of the final prospectus and definitive proxy statement, dated July 27, 2023 (the “Proxy Statement/Prospectus”), filed with the U.S. Securities and Exchange Commission (the “SEC”), Aurora filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Aurora was transferred by way of continuation from the Cayman Islands and domesticated as a Delaware corporation (the “Domestication”).
Following the Domestication, on August 22, 2023 (the “Closing Date”), as previously announced and as contemplated by the Merger Agreement, and as described in the section titled “BCA Proposal” beginning on page 198 of the Proxy Statement/Prospectus, Merger Sub merged with and into Better, with Better surviving the merger (the “First Merger”) and Better merged with and into Aurora, with Aurora surviving the merger and changing its name to “Better Home & Finance Holding Company” (hereinafter referred to as “Better Home & Finance” or the “Company”) (such merger, the “Second Merger,” and together with the First Merger and the Domestication, the “Business Combination” and the completion thereof, the “Closing”).
In connection with the consummation of the Business Combination, the Company issued an aggregate of 40,601,825 shares of Better Home & Finance Class A common stock, 574,407,420 shares of Better Home & Finance Class B common stock and 6,877,283 shares of Better Home & Finance Class C common stock. Each share of Better Home & Finance Class B common stock and Better Home & Finance Class C common stock may be converted to a share of Better Home & Finance Class A common stock at any time by the holder thereof and upon certain other transfers that are not permitted transfers provided by the Amended and Restated Charter. In addition, in connection with other transactions contemplated by the Merger Agreement and related documentation, including the conversion or exchange of certain bridge notes, the Company issued an aggregate of 41,700,000 shares of Better Home & Finance Class A common stock and 65,000,000 shares of Better Home & Finance Class C common stock.
Better Home & Finance Class A common stock and Warrants are listed on the Nasdaq Global Market and the Nasdaq Capital Market, respectively, under the ticker symbols “BETR” and “BETRW.”
The Business Combination has been accounted for as a reverse recapitalization in accordance with GAAP, with no goodwill or other intangible assets recorded. Under this method of accounting, Aurora was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business

Combination was treated as the equivalent of Better issuing stock for the net assets of Aurora, accompanied by a recapitalization. The net assets of Aurora were stated at historical cost, with no goodwill or other intangible assets recorded.
The rights of holders of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock are governed by our Amended and Restated Charter, our Bylaws, and the DGCL.
Corporate Information
Better Home & Finance Holding Company is a Delaware corporation. Our principal executive offices are located at 3 World Trade Center, 175 Greenwich Street, 57th Floor, New York, NY 10007 and our telephone number at that address is (415) 523-8837. Our website is located at www.better.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.
Emerging Growth Company and Smaller Reporting Company Status
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or that do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is not an emerging growth company or is an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Aurora’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References to “emerging growth company” have the meaning ascribed to it in the JOBS Act.
We are also a smaller reporting company, as defined in the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to continue taking advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. In addition, for so long as we continue to qualify as a non-accelerated filer, we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

Warrants
Each Warrant entitles the holder thereof to purchase one share of Better Home & Finance Class A common stock at a price of $11.50 per share. We believe the likelihood that the holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of Better Home & Finance Class A common stock. If the trading price of Better Home & Finance Class A common stock is less than the exercise price thereof, we believe the holders are unlikely to exercise their Warrants. Conversely, the holders are more likely to exercise their Warrants the higher the price of Better Home & Finance Class A common stock is above the exercise price thereof. As of December 1, 2023, the closing price of Better Home & Finance Class A common stock as reported on Nasdaq was $0.453 per share, which is below the $11.50 exercise price of the Warrants. For so long as the Warrants remain “out-of-the-money,” we do not expect warrant holders to exercise their Warrants. See “Risk Factors – There is no guarantee that the exercise price of the Warrants will ever be less than the trading price of Better Home & Finance Class A Common Stock on Nasdaq, and they may expire worthless; and the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Warrants approve of such amendment.”

The Offering

Issuer	Better Home & Finance Holding Company (f/k/a/ Aurora Acquisition Corp.).

Issuance of Better Home & Finance Class A common stock
Shares of Better Home & Finance Class A common stock offered by us
Up to an aggregate of 9,808,405 shares of Better Home & Finance Class A common stock, par value $0.0001 per share, which consists of (i) 6,075,047 shares of Better Home & Finance Class A common stock issuable upon exercise of Public Warrants and (ii) 3,733,358 shares of Better Home & Finance Class A common stock issuable upon exercise of Private Warrants.

Shares of Better Home & Finance Class A common stock outstanding prior to exercise of Public Warrants and Private Warrants	359,001,627 shares as of the close of business on December 1, 2023.

Shares of Better Home & Finance Class A common stock outstanding assuming exercise of all Public Warrants and Private Warrants	368,810,032 shares (based on total shares outstanding as of the close of business on December 1, 2023).

Exercise price of Public Warrants and Private Warrants	$11.50 per share, subject to adjust as described herein.

Use of proceeds
We will receive up to an aggregate of approximately $112.8 million from the exercise of the Public Warrants and the Private Warrants, assuming the exercise in full of all of the such warrants for cash. We expect to use the net proceeds from the exercise of such warrants for general corporate purposes. As of December 1, 2023, the closing price of Better Home & Finance Class A common stock as reported on Nasdaq was $0.453 per share, which is below the $11.50 exercise price of the Warrants. For so long as the Warrants remain “out-of-the-money,” we do not expect warrant holders to exercise their Warrants. See “Use of Proceeds” for further discussion.

Offering and Resale of Better Home & Finance Class A common stock and Private Warrants
Shares of Better Home & Finance Class A common stock offered by the Selling Securityholders
Up to an aggregate of 418,173,409 shares of Better Home & Finance Class A common stock, par value $0.0001 per share, which consists of (i) 53,665,365 shares of Better Home & Finance Class A common stock, acquired by the Selling Securityholders at prices ranging from $0.00003 per share to $10.00 per share, (ii) 288,897,403 shares of Better Home & Finance Class A common stock issuable upon conversion of Better Home & Finance Class B common stock, par value $0.0001 per share, acquired by the Selling Securityholders at prices ranging from $0.00003 per share to $8.01 per share, (iii) 71,877,283 shares of Better Home & Finance Class A common stock issuable upon conversion of Better Home & Finance Class C common stock, par value $0.0001 per share, acquired by the Selling Securityholders at prices ranging from $8.01 per share to $10.00, and (iv) 3,733,358 shares of Better Home & Finance Class A common stock issuable upon exercise of Private Warrants, acquired by the Selling Securityholders at prices ranging from $0.86 per warrant to $1.50 per warrant. The effective purchase price is calculated, if securities were acquired from Aurora or by its affiliates in connection with the Aurora IPO or before the Closing, based on the transaction acquisition cost or, if securities were acquired by holders of Better capital stock prior to the Business Combination, based on the weighted-average purchase price of such Better capital stock on an as-exchanged basis.

Private Warrants offered by the Selling Securityholders	Up to 3,733,358 Private Warrants

Shares of Better Home & Finance Class A common stock outstanding	359,001,627 shares as of the close of business on December 1, 2023.

Use of proceeds	We will not receive any proceeds from the sale of shares of Better Home & Finance Class A Common Stock or Private Warrants by the Selling Securityholders.

Lock-up restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Plan of Distribution—Lock-up Restrictions” for further discussion.

Nasdaq ticker symbols	“BETR” and “BETRW” for Better Home & Finance Class A common stock and Warrants, respectively.
The following table includes information relating to the Better Home & Finance Class A common stock and Warrants offered hereby, including the price each selling securityholder paid for its securities and the potential profit relating to such securities. The following table is derived in part from our internal records and is for illustrative purposes only. The table should not be relied upon for any purpose outside of its illustrative nature.

Name of Selling Securityholder	Number of Offered Shares	Effective Purchase Price per Offered Share or Warrant	Potential Aggregate Profit of Offered Shares (1)
Novator Capital Sponsor Ltd.
Novator Exchange Agreement	40,000,000	$2.50	*
Sponsor Purchase Subscription Agreement	1,700,000	$10.00	*

Merger Agreement	3,471,946	$0.004	$1,558,904
Merger Agreement	636,240	$9.785	*
Merger Agreement (PublicWarrants)	575,000	$0.86	*
Merger Agreement (Private Warrants)	1,715,015	$1.50	*
Unbound Holdco Ltd.
Merger Agreement	1,159,375	$0.004	$520,559
Merger Agreement	1,000,000	$9.785	*
Merger Agreement (Private Warrants)	1,143,343	$1.50	*
Merger Agreement (Public Warrants)	250,000	$0.86	*
Entities Affiliated with Activant Capital Group LLC	61,306,253	$1.73	*
SVF Beaver II (DE) LLC
Merger Agreement	55,188,435	$8.01	*
Merger Agreement	6,877,283	$8.01	*
Better Portfolio Holdings 1 LLC	27,141,628	$0.00003	$12,294,343
LCG4 Best LP	23,203,001	$3.84	*
1/0 Mortgage Investment LLC	25,704,813	$0.03	$10,873,136
1/0 Real Estate LLC	6,522,761	$0.32	$867,527
BHFHC Distribution Trust	65,000,000	$10.00	*
Arnaud Massenet
Merger Agreement	1,242,188	$0.004	$557,742
Merger Agreement	150,000	$9.785	*
Merger Agreement (Public Warrants)	37,500	$0.86	*
Michael Edelstein	124,219	$0.004	$55,774
Prabhu Narasimhan
Merger Agreement	828,125	$0.004	$371,828
Merger Agreement	50,000	$9.785	*
Merger Agreement	12,500	$0.86	*
Sangeeta Desai	124,219	$0.004	$55,774
Zachary Frankel	3,176,553	$0.00003	$1,438,883
Caroline Harding	2,500	$10.28 per unit	*
Kevin Ryan	527,961	$1.66	*
Nicholas Calamari	5,978,074	$0.022	$2,576,550
The Nicholas J Calamari Family Trust	1,222,903	$0.00003	$553,938
Paula Tuffin	246,515	$0.20	$62,368
Technology Stock Holding Master Trust/Series Tuffin 2021 Trust	822,125	$0.01	$364,201
Sigurgeir Jonsson	5,973,526	$0.32	$794,479
The Sigurgeir Orn Jonsson 2020 Family Trust	3,103,721	$0.00003	$1,405,893
The Anika G Austin Descendants Trust	1,222,903	$0.00003	$553,938
Vishal Garg	69,968,642	$0.00003	$31,693,696
Unnamed Selling Securityholder	764,142	$1.66	*
_______________
*Represents no potential profit per share or a potential loss per share based on illustrative market price.
(1)The potential aggregate profits are calculated assuming that all shares of Better Home & Finance Class A common stock were sold at a price of $0.453 per share (the closing prices of Better Home & Finance Class A common stock on December 1, 2023). Shares underlying warrants are not reflected in the table above because the exercise price of $11.50 is greater than the closing price of Better Home & Finance Class A common stock on December 1, 2023. The trading price of Better Home & Finance Class A common stock may be different at the time a selling securityholder decides to sell its securities.

SUMMARY RISK FACTORS
You should consider all the information contained in this prospectus in deciding to invest in our securities offered under this prospectus. In particular, you should consider the risk factors described under “Risk Factors.” Such risks include, but are not limited to:
Risks relating to our history, business model, growth and financial condition, including:
•We have a history of operating losses, including very significant losses in 2022 and for the nine months ended September 30, 2023, have not been able to maintain profitability achieved in 2020 and early 2021, and may not achieve and maintain profitability in the future.
•We may be unable to effectively restore or manage our growth, including being able to fill certain senior management roles with suitable candidates, which could have a material adverse effect on our business, financial condition and results of operations.
•We may be unable to effectively maintain and develop certain relationships with third-party vendors and key commercial partners, which could have a material adverse effect on our ability to attract customers and grow our business.
•We depend on our ability to sell loans and MSRs in the secondary market to a limited number of loan purchasers, including government-sponsored enterprises and other secondary market participants for each relevant product.
•Better has identified three material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to implement or maintain an effective system of internal control, which may result in material misstatements of financial statements on our part or cause us to fail to meet our periodic reporting obligations.
•Our compliance and risk management policies, procedures, and techniques may not be sufficient to identify all of the financial, legal, regulatory, and other risks to which we are exposed, and failure to identify and address such risks could result in substantial losses and materially and adversely disrupt our business operations.
•The Better Founder and CEO is involved in litigation that could have a material adverse effect on our revenues, financial condition, cash flows and results of operations.
Risks relating to our market, industry, and general economic conditions, including:
•Our business is significantly impacted by interest rates. Changes in prevailing interest rates or U.S. monetary policies that affect interest rates have and may in the future have a material adverse effect on our business, financial condition, results of operations, and prospects.
•We operate in a heavily regulated industry, and our loan production and servicing activities, real estate brokerage activities, title and settlement services activities and homeowners insurance agency activities expose us to risks of noncompliance with a large and increasing body of complex laws and regulations at the U.S. federal, state and local levels, which, at times, may be inconsistent.
•Our business is highly dependent on Fannie Mae and Freddie Mac and certain other U.S. government agencies, and any changes in these entities or agencies or their current roles could have a material adverse effect on our business.
Risks relating to our global operations, including:
•We have operations in the United Kingdom and India, which subject us to certain operational challenges, laws and regulations, and political or economic risks that we have limited experience in navigating; our business and financial condition could be materially and adversely affected if we are unable to effectively manage these variables.
Risks relating to our products and customers, including:
•We face intense competition from other companies with more well established brands, and may not be able to retain or expand our customer base.
•Our failure to accurately predict demand or growth of new or existing product lines could materially and adversely affect our business, financial condition, results of operations, and prospects.
Risks relating to our technology and intellectual property, including:
•Our products use third-party software, hardware and services that may be difficult to replace or cause errors or failures of our products that could materially and adversely affect our business, financial condition, liquidity, results of operations, or prospects.
•We may not be able to effectively maintain and enforce our intellectual property and proprietary rights and may face allegations of infringement of the intellectual property rights of third parties, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Risks relating to our indebtedness and warehouse lines of credit, including:
•We rely on our warehouse lines to fund loans and otherwise operate our business. If one or more facilities are terminated or otherwise become unavailable to use, we may be unable to find replacement financing at commercially favorable terms, or at all, which could have a material adverse effect on our business.
•Fluctuations in the interest rate of our facilities or the value of the collateral underlying certain of these facilities could have a material adverse effect on our liquidity.
Risks relating to the regulatory environment, including:
•The laws and regulations to which we are subject are constantly evolving, together with the scope of supervision, and we may be unable to comply with new laws and regulations effectively or in a timely manner, which could have a material adverse effect on our business.
•We are, and may in the future be, subject to government or regulatory investigations, litigation, or other disputes, including litigation by former senior employees. If the outcomes of these matters are adverse to us, it could materially and adversely affect our business, revenues, financial condition, results of operations, and prospects.
Risks related to ownership of Better Home & Finance common stock and Better Home & Finance operating as a public company, including:
•We may not recognize the anticipated benefits of the Business Combination and related transactions.
•We have received a notice from the listing qualifications staff of Nasdaq that we are currently not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) for continued listing. If we are unable to regain compliance, our common stock could be delisted, which could affect the price of our common stock and liquidity and reduce our ability to raise capital.
•Our management team has limited experience managing a public company.
•The existence of multiple classes of common stock may materially and adversely impact the value and liquidity of Better Home & Finance Class A common stock.
•Because we became a public reporting company by means other than a traditional underwritten initial public offering, our stockholders may face additional risks and uncertainties.

RISK FACTORS
You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in Better Home & Finance Class A common stock or Warrants. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of Better Home & Finance Class A common stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.
RISKS RELATED TO BETTER HOME & FINANCE’S BUSINESS
Risks Related to Our Operating History, Business Model, Growth and Financial Condition
Since the third quarter of 2021, increased interest rates have negatively impacted our Funded Loan Volume, Gain on Sale Margin, revenue and profitability, which has resulted in significant strain on our business, results of operations and financial condition, which we have had limited success in managing.
We experienced rapid growth and increased demand for our product offerings through the first half of 2021, with a 393% increase in Funded Loan Volume in 2020 compared to 2019 and a 139% increase in Funded Loan Volume in 2021 compared to 2020, which significantly declined in 2022 and 2023 to date as described elsewhere in this section. During this period, our loan production was comprised more heavily of refinancing loans than home purchase loans (refinancing loans comprised approximately 85%, 80% and 45% of Funded Loan Volume in the years ended December 31, 2020, 2021 and 2022), which is more heavily weighted towards refinancing loans than the overall loan production market (based on industry averages of approximately 58% and 30% refinancing loans during the years ended December 31, 2021 and 2022, according to Fannie Mae).
In April 2021, the United States began experiencing what has become a significant rise in interest rates, which increased for a variety of reasons, including inflation, market capacity constraints and other factors. Accordingly, during 2021 and continuing in 2022 and 2023, we experienced both a significant decline in Funded Loan Volume as refinancing loans became less attractive as interest rates increased. Higher interest rates that initially materialized in the secondary market, including in our loan purchaser network, were not initially borne by our customers as increased mortgage rates, but rather reduced our Gain on Sale Margin as we sought to continue increasing our market share by offering more competitive pricing to customers in a more challenging market. Since the second quarter of 2021, our Gain on Sale Margin and later our Funded Loan Volume have remained depressed as a result of elevated interest rates, reduced loan market activity and increased competition in the market.
Our business is significantly impacted by interest rates. Loan production for refinancing customers’ existing loans is almost entirely driven by interest rates and our ability to maintain or further develop that portion of our business is heavily dependent on the attractive interest rates we offer relative to market interest rates and customers’ current interest rates. While some areas of our business are relatively less rate-sensitive than refinance loans, including purchase loans and Better Plus businesses, demand for these products remains highly sensitive to interest rates (particularly significantly elevated interest rates), as purchase loans and other aspects of home services markets relating to home purchases are affected by changes in interest rates. Accordingly, demand for the significant majority of our products and services remains tied to interest rates, notwithstanding our goals to decrease reliance on the most interest rate sensitive products and services. Our business will continue to be materially adversely effected if interest rates do not decline.
Substantial changes in the market and operating environment have put significant strain on our business and have resulted in significant reductions to our workforce and scale, which we have had limited success in managing.
In response to substantial and sustained increases in interest rates and changes in macroeconomic conditions and our industry, as described in more detail elsewhere in this prospectus, we significantly reduced our workforce to seek to align our headcount with demand for our loan production. As of September 1, 2023, we had approximately

860 team members, compared to approximately 10,400 team members at our peak in the fourth quarter of 2021. In total, this represents an approximately 92% reduction in our workforce over an approximately 20-month period, which has had other detrimental effects on our business, financial condition, and results of operations as described elsewhere in this prospectus.
In the third quarter of 2021 we implemented a reorganization of our sales and operations teams designed to provide our customers with a single customer service team member for all their contacts with us. This operational reorganization reduced loan officer productivity and increased costs against a more challenging market. Accordingly, we returned to our previous sales and operations team structure during the third quarter of 2022 and remain in this operating model at present. There can be no assurances that our current strategy and structure of our sales and operations is or will be effective.
As Refinance Loan Volume declined in the second half of 2021 and through 2022 due to increasing interest rates, we experienced a decline in Funded Loan Volume, particularly in Refinance Loan Volume, as well as a corresponding increase in the proportion of our Funded Loan Volume that is comprised of Purchase Loan Volume, which is more labor intensive than Refinance Loan Volume. As a result, we experienced and expect to continue to experience meaningfully higher labor costs required to convert leads into Purchase Loan Volume and more customer service required to support such purchase transactions, leading to higher labor costs per loan.
These significant changes in our business and operations have resulted in significant challenges, with negative effects on our results of operations, employee morale, relationships with business partners and customers, and increased unplanned employee turnover in areas of our business relating to legal, compliance, finance, and accounting. In addition, further corrective actions to our workforce may be necessary to manage our business in a challenging environment, and if we take such corrective actions, such action may result in renewed negative media coverage that could have a detrimental impact on our business and employee morale. If we are unable to effectively address these challenges, our business, results of operations, and financial condition could be further negatively impacted. Similarly, to the extent that, in the future, we seek to grow various areas of our business, failure to manage future growth or declines in growth effectively could result in increased costs, materially and adversely affect our customers’ satisfaction with our product offerings, and materially and adversely affect our business, financial condition, results of operations, and prospects.
As a result of employee attrition, we have lost certain institutional knowledge and capabilities that has necessitated additional hiring, notwithstanding our decreased headcount, and there can be no assurance that we will be able to fill these roles with suitable candidates, or at all.
We have been subject to significant employee attrition, particularly among our senior management team, that has resulted in the reduction of institutional knowledge as well as capabilities in certain key functions, including legal, compliance, finance, and accounting. For instance, we identified a material weakness in internal control over financial reporting due to the limited number of accounting personnel and an additional material weakness in internal control over financial reporting due to insufficient experience and capacity to verify control activities with respect to the work of the valuation specialist, and will need to fill certain roles in order to effectively function as a public company. Although searches are in process to fill these roles and others, there can be no assurance that we will be able to identify and hire suitable individuals for the roles that we seek to fill in connection with these changes, or that the steps we expect to take to improve our workplace culture and organization will have their desired result. The inability to attract or retain qualified personnel or to identify and hire individuals for the roles that we seek to fill and other current or future organizational changes could materially and adversely affect our business, financial condition, results of operations, and prospects. We believe the market for qualified talent can be particularly competitive in the engineering, data, and product areas, as well as for mortgage underwriters in certain market environments. Our ability to recruit and retain qualified personnel has also been adversely affected by the negative media coverage surrounding the series of workforce reductions and subsequent events.
Our future success depends to a significant extent on the continued services of our senior management, including Vishal Garg, the Better Founder and CEO, and Kevin Ryan, our Chief Financial Officer and President, and our ability to maintain morale, minimize internal distraction, recruit and retain employees, management and directors, and make changes to our organizational structure in response to the foregoing events. We believe

Mr. Garg has been critical to our operations and key to setting our vision, strategic direction, and execution priorities. The experience of our other senior management, including Mr. Ryan, is a valuable asset to us and would be difficult to replace. A failure to recruit and retain employees, including members of our senior management team, while preserving and improving our mission-based culture to adapt to the challenges and requirements of becoming a public company could materially and adversely affect our future success.
We may not be able to maintain or further develop our loan production business, which could materially and adversely affect our business, financial condition, results of operations and prospects.
Our loan production business primarily consists of providing loans to home buyers and refinancing existing loans. Loan production for home buyers is greatly influenced by traditional participants in the home buying process such as real estate agents and home builders. As a result, our ability to offer competitive financing options to these traditional participants’ customers will influence our ability to maintain or further develop our loan production business. Loan production for refinancing customers’ existing loans is almost entirely driven by interest rates and our ability to maintain or further develop that portion of our business is heavily dependent on the attractive interest rates we offer relative to market interest rates and customers’ current interest rates, as well as our ability to provide a favorable customer experience through all such interest rate cycles.
For more information on the impact of interest rates on our business, see “—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—Since the third quarter of 2021, increased interest rates have negatively impacted our Funded Loan Volume, Gain on Sale Margin, revenue and profitability, which has resulted in significant strain on our business, results of operations and financial condition, which we have had limited success in managing.”
In addition to interest rates, our business operations are also subject to other factors that can impact our ability to maintain or further develop our loan production business. For example, increased competition from new and existing market participants, reduction in the overall level of refinancing activity, or slower growth in the level of new home purchase activity, including as a result of constrained supply, have impacted and will continue to impact our ability to maintain and or further develop our loan production volumes, and we may be forced to produce loans with lower expected Gain on Sale Margins (resulting in lower net revenue) and increase our sales and marketing and advertising spend (leading to higher customer acquisition cost) in order to maintain our volume of activity consistent with past or projected levels.
If we are unable to continue to maintain or further develop our loan production business, this could materially and adversely affect our business, financial condition, results of operations, and prospects.
We have a history of operating losses, have not been able to maintain profitability achieved in 2020 and early 2021 and may not achieve and maintain profitability in the future.
We were formed in 2014, commenced operation in April 2015, and have experienced net losses and negative cash flows from operations for the majority of our operating history. The year ended December 31, 2020 was the only year that we have achieved an annual operating profit, but that year was followed with a net loss of $301.1 million for the year ended December 31, 2021 and a net loss of $888.8 million for the year ended December 31, 2022, as well as a net loss of $475.4 million for the nine months ended September 30, 2023. While our goal remains to pursue profitable growth over the long term, we have not maintained and may not maintain profitability over any sustained period of time. Our financial performance has in recent periods deteriorated as a result of numerous factors, including:
•persistent elevated interest rates, which have the effect of reducing industry mortgage origination volume, increasing competition for customers, and reducing revenue,
•decreased productivity resulting from the reorganization of our sales and operations teams in the third quarter of 2021 and subsequent reversion in 2022 to accommodate our reduced workforce and reduced demand for home loans in an elevated interest rate environment,
•continued investments in our business (including investments to expand our product offerings),

•reputational damage associated with negative media coverage following a series of workforce reductions that began in December 2021 and litigation, including litigation with a former employee described elsewhere in this prospectus (which we believe has contributed to lower Funded Loan Volume), and
•outsized costs relative to our Funded Loan Volume and revenue resulting from changes in the macroeconomic environment and our business (as described elsewhere in this prospectus), including sales and operations compensation expense to support higher Purchase Loan Volumes, severance costs associated with the workforce reductions described above, expenses associated with non-mortgage business lines including Better Real Estate, legal and professional service expenses associated with our litigation, and technology and product development expenses resulting from continued investment in our platform.
Although our current business focus is on restoring profitable operations, certain of our costs and expenses may continue to remain elevated in future periods, which could materially and adversely affect our future operating results if our revenue does not increase. We may also face increased regulatory compliance costs associated with growth, the expansion of our customer base, and being a public company. Our efforts to grow our business and offer new products have been and may continue to be more costly than we expect, we may not be able to increase our revenue enough to offset our increased operating expenses and the investments we need to make in our business, and new products may not succeed. We may continue to incur significant losses in the future for several reasons, including as a result of the other risks described herein, and unforeseen expenses, difficulties, complications, delays, and other presently unknown events or risks. If we continue to be unable to achieve and maintain consistent profitability, this would materially and adversely affect the value of our business and common stock.
Our prior growth has slowed significantly and we have incurred significant declines in revenue and incurred significant net losses. Our period of rapid growth and subsequent losses makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful. We may not be able to grow our revenues or regain profitability in the future.
We believe our prior growth rates were partially driven by interest rates being at historic lows and the increased use of online services, both as a result of the COVID-19 pandemic. Although our goal remains to pursue profitable growth over the long term, we do not believe that the revenue growth rate and profitability we experienced in 2020 and the first half of 2021 are representative of expected future growth rates and profitability. While our total revenue for the year ended December 31, 2021 was $1.2 billion representing year-over-year growth of 42% compared to the year ended December 31, 2020, we incurred a net loss of $301.1 million for the year ended December 31, 2021. For the year ended December 31, 2022, we incurred a net loss of $888.8 million with revenue of $383.0 million (including Better Cash Offer revenue of $228.7 million, which was exceeded by the corresponding expenses), a year-over-year decrease of 69%. For the nine months ended September 30, 2023 and September 30, 2022, we incurred a net loss of $475.4 million and $625.9 million, respectively, with revenue of $67.6 million and $376.4 million, respectively (including Better Cash Offer revenue of $0.3 million and $226.1, respectively), a period-over-period revenue decrease of 82%. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Performance” and “—Risks Related to Better Home & Finance’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—We have a history of operating losses, have not been able to maintain profitability achieved in 2020 and early 2021 and may not achieve and maintain profitability in the future.” You should not rely on the revenue growth of prior periods as an indication of our future performance.
Our ability to forecast our future results of operations is subject to a number of uncertainties, including our ability to effectively plan for and model future financial performance. Furthermore, we have a limited operating history at our current scale, and we have encountered and will continue to encounter risks, uncertainties, expenses, and difficulties, including navigating the complex and evolving regulatory and competitive environments, increasing our number of customers, and increasing our volume of loan origination. If we fail to achieve the necessary level of efficiency in our organization as it evolves, or if we are not able to accurately forecast future financial performance, our business will be harmed. Moreover, if the assumptions that we use to plan our business are incorrect or change in reaction to changes in our market, or we are unable to maintain consistent revenue or revenue growth, it may be difficult to achieve or maintain profitability and the market price of our common stock may be volatile and materially and adversely affected.

Our business depends, in part, on the success of our relationships with third-party vendors and the success of our strategic relationships in allowing us to attract potential customers for and to deliver our products, and our ability to grow our business depends on our ability to continue these relationships.
We are dependent upon certain third-party software platforms, including to close loans and for capital markets analytics. Failure of these or any other technology providers to maintain, support, or secure their technology platforms in general, and our integrations in particular, or errors or defects in their technology, could materially and adversely impact our relationship with our customers, damage our reputation and brand, and harm our business and operating results. We also have significant vendors and commercial partners that, among other things, provide us with financial, technology, insurance, and other services to support our business. If our current technology providers and vendors were to stop providing services to us on acceptable terms or at all, or if our commercial partners were to terminate their relationships with us, we may be unable to procure alternatives in a timely and efficient manner and on acceptable terms, or at all. We may incur significant costs to resolve any such disruptions in services or the loss of commercial partnerships and this could materially and adversely affect our business, financial condition, and results of operations.
We depend on a number of strategic relationships to allow us to attract additional customers to our products. For example, through a number of strategic relationships, we purchase leads or otherwise advertise (e.g., on the provider’s website and/or via e-mail), on a non-exclusive basis, to consumers who may view the content and/or be customers of the lead or advertising platform providers. In addition, we rely on third-party sources and sub-servicing arrangements, including credit bureaus, for credit, identification, employment, and other relevant information in order to review borrowers. Furthermore, we maintain an integrated relationship with Ally Bank, a Utah state-chartered bank (“Ally”), in which our subsidiary, Better Mortgage Corporation, powers the end-to-end home finance experience through a co-branded customer experience for loans that close in Ally’s name and are funded by Ally. We also separately purchase certain of the loans originated through the Ally relationship prior to selling them in the secondary market. Through this relationship, we generate a fixed fee per loan for our production services, purchase certain loans after they are originated, and generate additional revenue by selling such loans to our loan purchaser network. When the loans are sold to our loan purchaser network, Ally receives a portion of the execution proceeds, with the total amount we pay Ally for the loans (including the initial purchase price and portion of the execution proceeds) not exceeding the loans’ fair market value. Our agreements with Ally are non-exclusive and do not prohibit Ally from working with our competitors or from offering competing services. We could have disagreements or disputes with Ally, which could negatively impact or threaten our relationship and that, in turn, would materially and adversely affect our business, financial condition, results of operations, and prospects.
If we are unsuccessful in establishing or maintaining our relationships with strategic partners and affiliates and identifying new strategic partners and establishing relationships with them in a timely and cost-effective manner, our ability to compete in the marketplace or to grow our revenue could be impaired and our results of operations may be materially and adversely affected. There can be no assurance that we will be successful in the implementation of these relationships and implementation or, if necessary, termination could require substantial time and attention from our management team. Additionally, we cannot assure you that we will be able to successfully replace a terminated relationship with a new partner. In addition, in some cases, our strategic partners may compete with certain parts or all of our business. Negative publicity about Better Home & Finance, such as the negative media coverage surrounding our workforce reductions, could cause our current commercial partners (such as Ally) or potential commercial partners to reassess their relationship with us and determine to not renew their arrangements with us or to not pursue new relationships with us. In particular, such negative publicity and reputational concerns led an existing commercial partner to terminate its relationship and not to proceed with a pilot program and Barclays to wind down its warehouse line. For more information, see “—Risks Related to Better Home & Finance’s Business—Risks Related to Recent Events Regarding our Business and our Founder and CEO—Vishal Garg, our Founder and CEO, exposes us to particular risks and uncertainties regarding his control over our operations, both directly as our CEO and our largest stockholder, as well as through our commercial relationships with his various affiliates, which could materially and adversely affect our business, financial condition, results of operations, and prospects.”
We are also subject to regulatory risk associated with all of the above relationships, including changes in law or interpretations of law that could result in increased scrutiny of these relationships, require restructuring of these relationships, and/or diminish the value of these relationships. For a discussion of regulatory risks associated with partner and affiliate relationships, see “—Risks Related to Better Home & Finance’s Business—Risks Related to Our Regulatory Environment—Federal and state laws regulate our strategic relationships with third parties and affiliates; a determination that we have failed to comply with such laws could require restructuring of the relationships, result in financial liabilities and exposure to regulatory enforcement and litigation risk, and/or diminish the value of these relationships.”
We depend on our ability to sell loans and MSRs in the secondary market to a limited number of loan purchasers and to the GSEs and other secondary market participants for each relevant product. If our ability to sell loans and MSRs is impaired, our ability to produce loans and related MSRs would be materially and adversely affected.
Our business depends on our ability to sell our loan production. The gain recognized from sales of our loan production in the secondary market represents the bulk of our revenues and net earnings. Our ability to sell and the prices we receive for our loans vary from time to time and may be materially adversely affected by several factors, including, without limitation: (i) an increase in the number of similar loans available for sale; (ii) conditions in the loan securitization market or in the secondary market for loans in general or for our loans in particular, which could make our loans less desirable to potential purchasers; (iii) defaults under loans in general; (iv) loan-level pricing adjustments imposed by Fannie Mae and Freddie Mac, including adjustments for the purchase of loans in forbearance or refinancing loans; (v) the types and volume of loans being originated or sold by us; (vi) the level and volatility of interest rates; and (vii) unease in the banking industry caused by, among other things, recent bank failures. An inability to sell or a decrease in the prices paid to us upon sale of our loans and MSRs would be detrimental to our business, as we are dependent on the cash generated from such sales to fund our future loan production and repay borrowings under our warehouse lines of credit. If we lack liquidity to continue to fund future loans, our revenues on new loan productions would be materially and adversely affected, which in turn would materially and adversely affect our potential to again achieve profitability. The severity of the impact would be most significant to the extent we were unable to sell conforming home loans and MSRs to the GSEs.
The vast majority of the loans we produce are sold servicing released (with associated MSRs). During periods of market dislocation, we may choose to retain MSRs and enter into sub-servicing arrangements with third parties to perform the servicing on our behalf. The value of our MSRs is based on numerous factors including: (i) the present value of estimated future net servicing cash flows; (ii) prepayment speeds; (iii) delinquency rates; and (iv) interest rates. The models we use to value our MSRs for sale or otherwise are complex and use asset-specific collateral data to estimate prepayment rates, future servicing costs and other factors and market inputs for interest and discount rates. The value we attribute to our MSRs is highly dependent on our models and therefore the assumptions incorporated into our models, and we cannot provide any assurance as to the accuracy of our models and their ability to predict the value of our MSRs on sale or other realization.
Substantially all of our loan production and related MSRs are sold to a limited number of purchasers in the secondary market, principally the GSEs. During the nine months ended September 30, 2023 and the years ended December 31, 2022 and 2021, GSEs accounted for 96%, 71% and 69% of total loans sold, respectively. The remainder of our loan production and MSRs is generally sold to a limited number of private purchasers. We must meet the GSEs’ and private purchasers’ financial eligibility requirements to remain a seller in good standing. On March 12, 2023, Fannie Mae notified us that we had failed to meet their financial requirements due to our decline in profitability and material decline in net worth. The material decline in net worth and decline in profitability permit Fannie Mae to declare a breach of our contract with them. As a result of failing to meet Fannie Mae’s financial requirements, the Company entered into a Pledge and Security Agreement with Fannie Mae on July 24, 2023, to post additional cash collateral starting with $5.0 million which will be held through December 31, 2023. Each quarterly period after December 31, 2023, the required cash collateral will be calculated based on an amount equal to the greater of: (i) Fannie Mae’s origination representation and warranty exposure to the Company, multiplied by the average repurchase success rate for Fannie Mae single-family responsible parties or (ii) $5.0 million. Following certain forbearance agreements from Fannie Mae regarding additional financial requirements, we remain in compliance with these additional financial requirements as of the date hereof. Fannie Mae and other regulators and GSEs are not required to grant any such forbearance, amendment, extension, or waiver and may determine not to do so in the future. If we were to fail to meet such requirements, the performance of our loans and MSRs were to materially vary from industry averages in a negative way, or we lose one or more of our purchasers, our ability to sell our loans and MSRs in the secondary market may be impaired, which would materially and adversely affect our results. For further discussion, see “—Risks Related to Better Home & Finance’s Business—Risks Related to Our Market, Industry, and General Economic Conditions—Our business is highly dependent on Fannie Mae and Freddie Mac and certain other U.S. government agencies, and any changes in these entities or their current roles could have a material adverse effect on our business.”
There may be delays in our ability to sell future loans and MSRs that we produce, or there may be a market shift that causes purchasers of our non-GSE loans to reduce their demand for such products. These market shifts can be caused by factors outside of our control: for example, the market shift in response to the COVID-19 pandemic that reduced loan purchaser appetite for non-GSE loans. To the extent similar market shifts occur in the future, we could be required to reduce our loan production volume. Delays in the sale of loans and MSRs also increase our exposure to market risks, which could materially and adversely affect our potential to again achieve profitability on sales of loans and MSRs. Any such delays or failure to sell loans and MSRs could materially and adversely affect our business.
We have been and may in the future be required to repurchase or substitute loans or MSRs that we have sold or indemnify purchasers of our loans or MSRs if we breach representations and warranties.
When we sell a mortgage loan or an MSR to a purchaser, we make certain representations and warranties. If a mortgage loan or MSR does not comply with the representations and warranties, we could be required to repurchase the loan or MSR, and/or indemnify secondary market purchasers for losses. If this occurs, we may have to bear any associated losses directly. While our contracts vary, they generally contain provisions that require us to indemnify these parties, or repurchase these mortgage loans, if:
•our representations and warranties concerning mortgage loan quality and mortgage loan characteristics are inaccurate or are otherwise breached and not remedied within any applicable cure period (usually 90 days or less) after we receive notice of the breach;
•we fail to secure adequate mortgage insurance within a certain period after closing of the applicable mortgage loan;
•a mortgage insurance provider denies coverage;
•the borrower defaults on the loan payments within a contractually defined period (early payment default);
•the borrower prepays the mortgage loan within a contractually defined period (early payoff); or
•the mortgage loan fails to comply with applicable underwriting or regulatory requirements, including those of investors or insurers, or at the federal, state, or local government level.
During times of market disruption or changes in interest rates, our counterparties that purchase mortgage loans may be particularly aware of the conditions under which mortgage loan originators or sellers must indemnify them against losses related to purchased mortgage loans, or repurchase those mortgage loans. This may lead them to seek to enforce such rights, including requiring us to repurchase such loans.
Repurchased loans, which are typically in arrears or default, generally can only be resold at a steep discount to their repurchase price and the amount of the unpaid balance, if at all. Before 2020, our loan repurchase reserve was not material, but as we experienced substantial growth in Funded Loan Volume and revenues starting in 2020, we maintained a more substantial loan repurchase reserve that remains in place today. The loan repurchase reserve represents our estimate of the total losses expected to occur and, while we consider such reserve to be adequate, we cannot assure you that it will be sufficient to meet repurchase obligations in the future.
If we are required to repurchase loans or indemnify our loan purchasers, we may not be able to recover amounts from third parties from whom we could seek indemnification due to financial difficulties or otherwise. As a result, we are exposed to counterparty risk in the event of non-performance by our borrowers or other counterparties to our various contracts, including, without limitation, as a result of the rejection of an agreement or transaction in bankruptcy proceedings, which could result in substantial losses for which we may not have insurance coverage.

We rely on our own models and market information to manage risk and to make business decisions. Our business could be materially and adversely affected if those models fail to produce reliable and/or valid results or such market information is out of date or unreliable.
We make significant use of business and financial models that we have developed in connection with our proprietary technology to measure and monitor our risk exposures, evaluate risk profiles associated with loans, and to manage our business. For example, we use models to measure and monitor our exposures to interest rate, credit, and other market risks and to forecast credit losses. The information provided by these models is used in making business decisions relating to strategies, initiatives, transactions, pricing, and products. Our models could produce unreliable results for a number of reasons, including the limitations of historical data to predict results due to unprecedented events or circumstances, such as the COVID-19 pandemic, invalid or incorrect assumptions underlying the models or the associated data, the need for manual adjustments in response to rapid changes in economic conditions, incorrect coding of the models, incorrect data being used by the models or inappropriate application of a model to products, or events outside of the model’s intended use. In particular, models are less dependable when the actual economic, social, or political environment is different than the historical experience, and the models we utilize may fail to accurately assess the impact of, or predict outcomes related to changed circumstances. Additionally, as our business scales and we collect and analyze new customer profile data, there may be a lag between such data and the impact to our models, which could provide unreliable results.
We also depend upon our models in producing and selling our loan production and in connection with our hedging program. If our loan production does not meet loan purchasers’ standards, we would be required to repurchase loans or indemnify our loan purchasers and we may not be able to recover such amounts from third parties. For more information, see “—Risks Related to Better Home & Finance’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—We have been and may in the future be required to repurchase or substitute loans or MSRs that we have sold or indemnify purchasers of our loans or MSRs if we breach representations and warranties.”
Changes in the housing, credit, and capital markets have required frequent adjustments to our models and the application of greater management judgment in the interpretation and adjustment of the results produced by our models. This application of greater management judgment reflects the need to consider updated information while continuing to maintain systematized and controlled processes for model updates, including development, testing, independent validation, and implementation. As a result of the time and resources, including technical and staffing resources, that are required to perform these processes effectively, it may not be possible to replace existing models quickly enough to ensure that they will always properly account for the impacts of recent information and actions. If we are unable to continue to update and iterate on our internal models, our business, financial condition, results of operations, and prospects could be materially and adversely affected.
We drive traffic to our website through advertising on financial services websites, search engines, social media platforms and other online sources, and if we fail to appear prominently in the search results or fail to drive traffic through other forms of marketing, our traffic would decline and we may have to spend more to drive traffic and improve our search results, any of which could materially and adversely affect our business, financial condition, results of operations, and prospects.
Our success depends on our ability to attract potential consumers to our website and convert them into customers in a cost-effective manner. We depend, in large part, on performance marketing leads (e.g., pay-per-click) that we purchase from financial services websites as well as search engine results, social media platforms and other online sources for traffic to our website. In particular, we have historically focused our sales and marketing and advertising spend on purchasing leads from lead aggregators on financial services websites. We also have relationships where we advertise our products and services to consumers in our partners’ networks, generally offering incentives or discounts to such consumers. We expect to continue to devote significant resources to acquire customers, including advertising to our partners’ significant consumer networks, and offering discounts and incentives to consumers. To the extent that our traditional approach to customer acquisitions is not successful in achieving the levels of transaction volume that we seek, including in particular in an environment of rising interest rates or constrained housing capacity, we may be required to devote additional financial resources and personnel to our sales and marketing and advertising efforts and to increase discounts to consumers, which would increase the cost base for our services.
We face several challenges to our ability to maintain and increase the number of visitors directed to our website. Our competitors may increase their online marketing efforts and outbid us for placement on various financial services lead aggregator websites or for search terms on various search engines, resulting in their websites receiving a higher search result page ranking than ours. Additionally, internet search engines could revise their methodologies in a way that would adversely affect the prominence of our search results rankings. If internet search engines modify their search algorithms in ways that are detrimental to us, if financial services sites increase their prices or refuse to include our product offerings in their product-offering comparison tools, or if our competitors’ marketing or promotional efforts are more successful than ours, overall growth in our customer base could slow or our customer base could decline. In addition, although we have expanded our direct-to-consumer, or D2C, acquisition channels, including direct mail and identification of applicants from real estate agents, there can be no assurance that these efforts will succeed. Also, there can be no assurance that any increased marketing and advertising spend allocated to either of our customer acquisition channels in order to maintain and increase the number of visitors directed to our website will be effective. Any reduction in the number of visitors directed to our platform through internet search engines, financial services sites, social networking sites or any new strategies we employ could materially and adversely affect our business, financial condition, results of operations, and prospects.
Regulatory changes may also require search engines, social media platforms and other online sources to adjust their outreach techniques and algorithms, which may negatively impact the effectiveness of these platforms. For instance, on March 28, 2019, the U.S. Department of Housing and Urban Development, or HUD, announced charges of discrimination against Facebook, Inc., or Facebook, indicating that HUD had reasonable cause to believe that Facebook engaged in discriminatory housing practices in connection with the manner in which it distributed advertisements to users. Such actions could reduce the effectiveness of marketing strategies reliant on these tools and platforms. Additionally, in the event the Consumer Financial Protection Bureau, or CFPB, takes a more stringent and aggressive interpretation of laws governing our interaction with lead aggregators, including the Real Estate Settlement Procedures Act (“RESPA”), it could result in a material reduction in the availability of leads from such sources, increased costs, and increased regulatory risk.
We may be subject to liability in connection with loans we deliver to Ally Bank or other third parties, which could materially and adversely affect our business, financial condition, results of operations, and prospects.
In addition to producing loans in our own name and with our own funds, we also have taken and continue to take mortgage loan applications and deliver them to a third-party lender that sourced the applicants; initially, we conducted such activity on a private-label basis, but we recently transitioned to a co-branded mortgage broker model. We perform fulfillment services for these loans, and also purchase certain of the loans from the lender after the lender has closed and funded the loans. Currently, we have such an arrangement with Ally Bank, which accounted for less than 10% of our revenue for the years ended December 31, 2022 and 2021. We expect to seek to enter into similar arrangements with additional lenders in the future. When we act as an outsourced loan producer, we deliver mortgage applications subject to a pre-existing contractual arrangement with the other lender. If, in delivering those mortgage loan applications, we provide insufficient application information, provide the applicant non-compliant federal or state disclosures, do not meet applicable registration, licensing, or other applicable federal or state law requirements, or otherwise fail to comply with our agreements with the applicants or the lender, or if we are deemed to be the “true lender” of the loans based on our involvement in the origination and fulfillment of the loans and our secondary market purchase of certain of the loans, we can be held financially responsible for such issues and be subject to potential regulatory enforcement risk or litigation. In addition, we may incur liability from the lender or be subject to regulatory enforcement risk in the event that the ultimate borrower engaged in mortgage fraud, or the mortgage loan borrowers fail to perform on their loans. Further, recent negative press as described elsewhere in this prospectus may make it more difficult to enter into new arrangements with additional lenders.

We are, and may in the future be, subject to government or regulatory investigations, litigation or other disputes. If the outcomes of these matters are adverse to us, it could materially and adversely affect our business, revenues, financial condition, results of operations, and prospects.
We are subject to various litigation and regulatory enforcement matters from time to time, the outcome of which could materially and adversely affect our business, financial condition, results of operations, and prospects. Claims arising out of actual or alleged violations of law could be asserted against us by our customers, current and former employees, and other individuals, either individually or through class actions, by governmental entities in civil or criminal investigations and proceedings, examinations or audits, or by other entities. As is typical in the financial services industry, we continually face risks associated with litigation or regulatory enforcement of various types arising in the normal course of our business operations, including disputes relating to our product offerings, compliance with complex consumer finance laws and regulations, employee matters, and other general commercial and corporate litigation. We operate in an industry that is highly sensitive to consumer protection, and we are subject to numerous local, state, and federal laws that are continuously changing. Remediation for non-compliance with these laws can be costly and significant fines may be incurred.
In the second quarter of 2022, Better and Aurora each received voluntary requests for documents from the Division of Enforcement of the SEC, and subsequently Better and certain other parties have received subpoenas, indicating that the SEC was conducting an investigation relating to Aurora and Better to determine if violations of the federal securities laws have occurred. The SEC asked Better and Aurora to provide it with certain information and documents and has sought interviews and testimony from various personnel, including senior leadership of Aurora and Better. The requests covered, among other things, certain aspects of Better Home & Finance’s business and operations, certain matters relating to certain actions and circumstances of the Better Founder and CEO and his other business activities, related party transactions, public statements made about Tinman, the Company’s financial condition, and allegations made in litigation filed by Sarah Pierce, Better’s former Head of Sales and Operations. Better and Aurora are cooperating with the SEC. After the requested information was provided, the SEC subsequently informed Better and Aurora that they have concluded the investigation and that they do not intend to recommend an enforcement action against Aurora or Better; however, there can be no assurances that Better Home & Finance will not be subject to other government or regulatory proceedings in the future.
In addition, from time to time, we are subject to civil claims or investigations asserting that some employees are improperly classified under applicable law. For example, we are currently party to pending civil legal claims alleging that we failed to pay certain employees for overtime in violation of the Fair Labor Standards Act and labor laws of the State of California and State of Florida. A determination in, or settlement of, any lawsuit or other legal proceeding relating to classification of our employees could materially and adversely affect our business, financial condition, results of operations, and prospects. For more information, see “—Risks Related to Better Home & Finance’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—The Better Founder and CEO is involved in litigation that could have a material adverse effect on our revenues, financial condition, cash flows and results of operations.”
Better identified three ongoing material weaknesses in its internal control over financial reporting and Better Home & Finance may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.
Better identified a material weakness in its internal control over financial reporting as of December 31, 2021 and again as of December 31, 2022. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. During late December 2021, management, at the direction of the Better board of directors (the “Better Board”), engaged an external law firm to assist the Better Board in performing a cultural review to conduct an independent review of Better’s culture. Based on the findings of the cultural review, certain actions taken by the Better Founder and CEO failed to set a tone at the top that supported a strong culture of internal controls. There were enhancements that were needed to the channels by which ethics and compliance concerns could be reported, and, at the time this material weakness was initially identified, the organizational structure lacked specific leadership positions to support the achievement of objectives including an experienced President and a Chairman of the Better Board. Accordingly, Better concluded that it had not maintained an effective control environment, based on the criteria established by the Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), which requires Better to demonstrate a commitment to integrity and ethical values, and for management to establish structures, reporting lines, and appropriate authorities and responsibilities. The findings of the cultural review demonstrated ineffective internal controls that could have a direct or indirect effect on the integrity of Better’s financial reporting, which resulted in a material weakness in Better’s internal controls over financial reporting. We are not aware of any misstatement (material or otherwise) of our annual or interim consolidated financial statements that has resulted from this material weakness.
Better identified a second material weakness in its internal control over financial reporting as of December 31, 2022. During its fiscal year end reporting, Better identified a number of financial statement errors and deficiencies in the design, implementation, and operating effectiveness of internal controls over financial reporting that are pervasive across Better. These errors and deficiencies were caused by the limited number of accounting personnel with relevant experience and sufficient capacity throughout the year to verify that control activities were appropriately designed, implemented and operating effectively. Better concluded that it did not maintain an effective control environment nor did it implement proper control activities based on the criteria established in the COSO 2013 Framework. Better determined that such control deficiencies constitute a material weakness in internal control over financial reporting in the aggregate as of December 31, 2022. We have hired additional senior accounting personnel and are working to develop sufficient capacity to maintain effective internal controls.
Better identified a third material weakness in its internal control over financial reporting as of December 31, 2022. During its fiscal year end reporting, Better identified a material error in its 409A valuation and certain corresponding complex securities. Better used a discounted cash flow model as one aspect of deriving its 409A valuation, which provided the basis for valuing certain complex securities included on Better’s balance sheet at the time. In connection with the preparation of its financial statements for the year ended December 31, 2022, Better discovered an error related to an inappropriate input into the discounted cash flow model used to value the bifurcated derivative associated with the Pre-Closing Bridge Notes, The input erroneously included the bifurcated derivative in the forecasted balance sheets that are used in the discounted cash flow model. If this error had not been discovered, it would have resulted in an overstatement of Better’s 409A valuation and an understatement of the bifurcated derivative as of December 31, 2022. However, because Better discovered this error before the issuance of its financial statements for the year ended December 31, 2022, the error was corrected and recorded in such financial statements. There was no such error identified in the prior year discounted cash flow model used in Better’s 409A valuation. This corrected error was caused by the limited number of accounting personnel with relevant experience and sufficient capacity to verify that control activities with respect to the work of the valuation specialist were appropriately designed, implemented and operating effectively to ensure proper valuation of certain complex financial instruments. Better concluded that it did not maintain an effective control environment nor did it implement proper control activities based on the criteria established in the COSO 2013 Framework. Better determined that such control deficiencies constitute a material weakness in internal control over financial reporting in the aggregate as of December 31, 2022. We hired additional accounting personnel to develop sufficient capacity to maintain effective internal controls with respect to the work of the valuation specialist.
If not remediated, these material weaknesses could result in material misstatements to our annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of Better Home & Finance common stock could be adversely affected and Better Home & Finance could become subject to litigation, investigations, and other adverse actions by Nasdaq, the SEC, or other regulatory authorities, which could require additional financial and management resources.
We are required to disclose changes made in our internal controls and procedures on a quarterly basis and our management is required to assess the effectiveness of these controls annually. An independent assessment of the effectiveness of our internal control over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal control over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation, which could have a material adverse effect on the trading price of shares of Better Home & Finance common stock.
Better Cover, our property and casualty insurance agency, exposes us to additional risks and regulatory oversight that could materially and adversely affect our business, financial condition, results of operations, and prospects.
As a homeowner insurance agency, Better Cover solicits, sells, and binds hazard insurance policies written by third party insurance companies. Better Cover is generally regulated by the department of insurance in each state in which Better Cover does business. Better Cover and/or our designated employees must obtain and maintain licenses from these state regulatory authorities to act as agents or producers. Applicable regulations and licensing laws vary by state, are often complex, and are subject to amendment or reinterpretation by state regulatory authorities, who are vested with relatively broad discretion as to the granting, revocation, suspension and renewal of licenses. The possibility exists that we or our employees could be excluded or temporarily suspended from carrying on some or all of our activities in, or otherwise subjected to penalties by, a particular state. Moreover, state prohibitions on unfair methods of competition and unfair or deceptive acts and practices may apply to the business of insurance, and noncompliance with any such state statute may subject Better Cover to regulatory action by the relevant state insurance regulator and, in certain states, private litigation. Additionally, Better Cover is subject to certain federal laws, such as the Fair Housing Act and RESPA. State and federal regulatory requirements could adversely affect or inhibit our ability to achieve some or all of our business objectives.
Better Cover’s principal sources of revenue are commissions paid by insurance companies. Commission revenues generally represent a percentage of the premium paid by an insured and are affected by fluctuations in both premium rate levels charged by insurance companies and the insureds’ underlying “insurable exposure units,” which are units that insurance companies use to measure or express insurance exposed to risk (such as property values) to determine what premium to charge the insured. Insurance companies establish these premium rates based upon many factors, including loss experience, risk profile and reinsurance rates paid by such insurance companies, none of which we control.
The volume of business from new and existing customers, fluctuations in insurable exposure units, changes in premium rate levels, changes in general economic and competitive conditions, a health pandemic and the occurrence of catastrophic weather events all affect Better Cover’s revenues. For example, level rates of inflation or a general decline in economic activity could limit increases in the values of insurable exposure units. Conversely, increasing costs of litigation settlements and awards could cause some customers to seek higher levels of insurance coverage.
Better Settlement Services’ position as an agent utilizing third-party vendors for issuing a significant amount of title insurance policies could result in title claims directed at Better, which in turn could materially and adversely affect our business, financial condition, results of operations, and prospects.
In its position as a licensed title agent, Better Settlement Services performs the title search and examination function or may purchase a search product from a third-party vendor. In some cases, a third-party vendor will act as the agent and be responsible for the search, examination, and escrow in conjunction with Better Settlement Services. In either case, Better Settlement Services is responsible for ensuring that the search and examination is completed. Better Settlement Services’ relationship with each title insurance company is governed by an agency agreement defining how Better Settlement Services issues a title insurance policy on behalf of the insurance company. The agency agreement also sets forth Better Settlement Services’ liability to the insurance company for policy losses attributable to Better Settlement Services’ errors. Periodic audits by Better Settlement Services’ partner insurance companies are also conducted.
Despite Better Settlement Services’ efforts to monitor third-party vendors with which Better Settlement Services transacts business, there is no guarantee that these vendors will comply with their contractual obligations. Furthermore, Better Settlement Services cannot be certain that, due to changes in the regulatory environment and litigation trends, Better Settlement Services will not be held liable for errors and omissions by these vendors. Accordingly, Better Settlement Services’ use of third-party vendors could materially and adversely impact the frequency and severity of title claims.

Our compliance and risk management policies, procedures and techniques may not be sufficient to identify all of the financial, legal, regulatory, and other risks to which we are exposed, and failure to identify and address such risks could result in substantial losses and material disruption to our business operations.
The bulk of our revenues are generated from the recognition of gain on sale from our loan production sold into the secondary market, which involves financial risk. If we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, prepayment risk, liquidity risk, and other market-related risks, as well as, through our compliance management system (“CMS”), operational, legal, and regulatory risks related to our business, assets, and liabilities, we could incur substantial losses and our business operations could be materially disrupted. We are also subject to repurchase liabilities for loans sold into the secondary market to the extent the loans are non-compliant, which require us to remediate the loans once repurchased and incur additional costs through remediation. These repurchase liabilities can create more risk on our balance sheet and increase our exposure to losses.
We also are subject to various laws, regulations, and rules that are not industry-specific, including employment laws, health and safety laws, environmental laws and other federal, state and local laws, regulations and rules in the jurisdictions in which we operate. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks to which we are exposed, mitigate the risks we have identified or identify additional risks to which we may become subject in the future. Development of our business operations may also result in our being exposed to risks to which we have not previously been exposed or may increase our exposure to certain types of risks, and we may not effectively identify, manage, monitor, and mitigate these risks as our business activities change or increase.
Exposure to additional tax liabilities could affect our future potential to again achieve profitability.
We are subject to income taxes in the United States, internationally, and the states and other locations where we operate and do business. Our effective tax rate and potential to again achieve profitability could be subject to volatility or adversely affected by a number of factors, including:
•changes in applicable tax laws and regulations, or their interpretation and application, including the possibility of retroactive effect;
•changes in accounting and tax standards or practice;
•changes in the mix of earnings and losses in state jurisdictions with differing tax rates;
•changes in the valuation of deferred tax assets and liabilities; and
•our operating results before taxes.
In addition, we may be subject to audits of our income, sales and other taxes by international, U.S. federal, state and local taxing authorities. Outcomes from these audits could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Vishal Garg, our Founder and CEO, exposes us to particular risks and uncertainties regarding his control over our operations, both directly as our CEO and our largest stockholder, as well as through our commercial relationships with his various affiliates, which could materially and adversely affect our business, financial condition, results of operations, and prospects.
Vishal Garg, the Better Founder and CEO, maintains a position of significant influence over our governance and operations in his capacity as our CEO and our largest stockholder, as well as through various affiliates that provided services and technology to Better Home & Finance.
Negative media coverage and dissatisfaction of certain management and team members of Better, including as a result of the handling of the workforce reductions, Mr. Garg’s leadership style and continuing leadership at the company, has negatively affected Better Home & Finance’s management and leadership, has resulted in increased attrition among our remaining workforce and senior leadership, has detrimentally affected our productivity and financial results and has disrupted certain third party relationships. In particular and as an example, negative media coverage and/or the perception of reputational risk of doing business with Better Home & Finance, as described elsewhere in this prospectus, was a contributing factor in Barclays’ decision to wind down a $500.0 million warehouse line. This negative media coverage and/or the perception of reputational risk may have also made it and may in the future make it more difficult to enter into new arrangements with additional lenders or customers.
For more information, see “—Risks Related to Better Home & Finance’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—The Better Founder and CEO is involved in litigation that could have a material adverse effect on our revenues, financial condition, cash flows and results of operations.”
In addition, Better Home & Finance receives services from certain affiliates of Mr. Garg, including:
•TheNumber, LLC (“TheNumber”), which is controlled and partially owned by Mr. Garg and was co-founded by Mr. Garg along with Nicholas Calamari, our Chief Administrative Officer and Senior Counsel, amongst others, provides data inputs and analytics on which our platform relies. TheNumber also provides lead generation and risk analysis services. The services provided by TheNumber are not integral to Better Home & Finance’s technology platform and amounts incurred are not material to Better Home & Finance. Services rendered to Better Home & Finance by TheNumber were extended through 2022 and into 2023 in connection with entry into a development agreement for the further integration of its technology and services into our mortgage origination platform, which also clarified the scope of work between TheNumber and Better Home & Finance. The further integration of these services increases our dependency on TheNumber. If we are unable to negotiate future agreements with TheNumber on acceptable terms or if TheNumber ceases to provide services to us, then, although we believe we would be able to replace these services on acceptable terms using other providers, until such time as we were able to replace the services on acceptable terms, this could materially and adversely affect our business, financial condition, results of operations, and prospects. In connection with these agreements, the Company paid expenses of $438.0 thousand and $1,123.0 thousand for the nine months ended September 30, 2023 and 2022 respectively, and had a payable of $204.3 thousand and $232.0 thousand as of September 30, 2023 and December 31, 2022, respectively.
•Notable Finance, LLC (“Notable”), which is controlled by and partially owned by Mr. Garg and other senior leadership of Better Home & Finance, including Nicholas Calamari, our Chief Administrative Officer and Senior Counsel, administers the Better Home Improvement Line of Credit, a closed-end, unsecured line of credit issued on a debit card to be used for home-related spending. Given its technology and portfolio of consumer lending licenses, Better Home & Finance determined Notable was well positioned to administer this program, notwithstanding its affiliation with the Better Founder and CEO. The services provided by Notable are not integral to Better Home & Finance’s technology platform and amounts incurred are not material to Better Home & Finance. On October 15, 2021, Better Home & Finance entered into a private label consumer lending program agreement (the “2021 Notable Program Agreement”) with Notable in relation to the Better Home program, attached to the registration statement of which this prospectus forms a part. On January 14, 2022, Better Trust I, a subsidiary of Better Home & Finance, entered into a master loan purchase agreement (the “Notable MLPA”), side letter to the Notable MLPA, and servicing agreement with Notable in relation to the Better Home program, attached to the registration statement of which this prospectus forms a part, respectively. Under the terms of the Notable MLPA, Better purchases from Notable up to $20.0 million of unsecured home improvement loans underwritten and originated by Notable for Better Home & Finance’s customers. To date, $8.3 million principal amount of Home Improvement Line of Credit loans have been originated by Notable and purchased by Better Home & Finance since January 14, 2022. The purchase price includes the principal balance of such loans as well as interest and fees that have accrued on the respective loans that remain unpaid on the purchase date. On September 12, 2022, the 2021 Notable Program Agreement was amended and replaced (the “2022 Notable Program Agreement”) to provide for a structure in which Notable originates, funds, and services the loans and Better Home & Finance pays Notable for each Home Improvement Line of Credit loan funded. Under the 2022 Notable Program Agreement, Better Home & Finance also markets the Better Home Improvement Line of Credit to customers through special offers and rewards for customers. Under the terms of the 2022 Notable Program Agreement, Better Home & Finance pays Notable an administrative fee per each Home Improvement Line of Credit loan originated. If we are unable to negotiate subsequent agreements with Notable to provide continuing support for this program on acceptable terms, then, until such time as we were able to replace the services on acceptable terms, it could negatively impact our growth prospects and profitability and may interrupt our ability to offer this product.
•Various members of our management team and legal department previously had, presently have, and may in the future have additional, ownership interests in, employment by and contractual obligations to other entities affiliated with 1/0 Capital, Mr. Garg’s investment management firm, and Mr. Garg. For example, Nicholas Calamari, our Chief Administrative Officer and Senior Counsel, maintains an ownership stake in 1/0 Capital, as a well as a direct ownership interest in Notable and TheNumber, and until 2022 was employed by 1/0 Capital. Such interests could divert the attention of our management from our business or create conflicts of interests, including litigation or investigations that could materially and adversely affect the reputation and perception among our consumers or potential team members of Mr. Garg or our management team, which could in turn materially and adversely affect our business, financial condition and results of operations.
Finally, Mr. Garg controls Better Home & Finance common stock that entitles him to approximately 22.1% of the voting power of our outstanding common stock, and he is our largest stockholder. This significant minority interest in Better Home & Finance common stock will increase over time if other Better stockholders that receive shares of Better Home & Finance Class B common stock, which carries three votes per share, sell shares into the market as Better Home & Finance Class A common stock, which carries only one vote per share. Assuming that all Better Stockholders, other than Mr. Garg, convert their shares of Better Home & Finance Class B common stock into Better Home & Finance Class A common stock, we expect that Mr. Garg will have approximately 34.9% of the voting power of Better Home & Finance common stock. Given our corporate governance structure, Mr. Garg has significant influence over our directors and leadership on an ongoing basis, notwithstanding unfavorable media coverage, challenging business conditions, potential conflicts with other affiliated entities, distraction from other pursuits, and personal litigation described above and elsewhere in this prospectus. This continued relationship exposes us to particular risks and uncertainties regarding Mr. Garg’s control over our operations, both directly, as a stockholder and through various affiliates, which could materially and adversely affect our business, financial condition, results of operations, and prospects.
The Better Founder and CEO is involved in litigation that could have a material adverse effect on our revenues, financial condition, cash flows and results of operations.
Mr. Garg is or has been involved in litigation related to prior business activities that includes at least one allegation about Better. In one action, the plaintiff alleged (among other things) that the Better Founder and CEO breached his fiduciary duties to another company he co-founded prior to Better, misappropriated intellectual property and trade secrets, converted corporate funds, and failed to file corporate tax returns. Mr. Garg’s motion for partial summary judgment was granted on April 13, 2023, resulting in the dismissal of certain breach of fiduciary duty claims, among others, including claims that he misappropriated intellectual property and trade secrets for use in his other companies. In another action, plaintiff-investors in a prior business venture alleged that they did not receive required accounting documentation, that the Better Founder and CEO misappropriated funds that should have been distributed to the plaintiff-investors, and that such funds could have been invested in Better. These litigations could divert Mr. Garg’s attention from our business regardless of the outcome of such litigations.
In addition, following her separation from the Company in February 2022, on June 7, 2022, Sarah Pierce, Better’s former Head of Sales and Operations, filed litigation against Better, Mr. Garg, and Nicholas Calamari, our Chief Administrative Officer and Senior Counsel, in the United States District Court for the Southern District of New York. The complaint, which includes allegations of whistleblower retaliation related to, among other things, the December 2021 workforce reduction, and alleged violations of the securities laws related to statements made by the Better Founder and CEO regarding the Company’s financial prospects and performance, includes five causes of action: (i) violation of New York Labor Law §740 against the Company; (ii) breach of fiduciary duty against the Better Founder and CEO; (iii) defamation against the Better Founder and CEO; (iv) intentional infliction of emotional distress against the Better Founder and CEO and Mr. Calamari; and (v) aiding and abetting breach of fiduciary duty against Mr. Calamari. In addition, Ms. Pierce filed a claim with the Occupational Safety and Health Administration (“OSHA”) against Better for retaliation in violation of the Sarbanes-Oxley Act (as amended by Dodd-Frank Wall Street Reform and Consumer Protection Act), which was dismissed by OSHA on August 29, 2022. On December 8, 2022, Ms. Pierce amended her complaint. In addition to adding the OSHA-dismissed whistleblower claim to her case, Ms. Pierce also added a claim for retaliation under both New York Labor Law §740 and Dodd-Frank, and defamation against Better, and a claim for breach of fiduciary duty to the Company against Mr. Garg and Mr. Calamari. On September 29, 2023, the Court filed an Order granting Better's motions to dismiss in part and denying Better's motions to dismiss in part. The following motions were granted: (i) Better’s motion to dismiss Ms. Pierce’s Sarbanes-Oxley claim was granted; (ii) Better’s motion to dismiss Ms. Pierce’s Dodd-Frank claim was granted; (iii) Mr. Garg and Mr. Calamari’s motion to dismiss Ms. Pierce’s claim for breach of fiduciary duty was granted; (iv) Better's motion to dismiss Ms. Pierce’s defamation claim was granted; (v) Mr. Garg and Mr. Calamari’s motion to dismiss Ms. Pierce’s claim for intentional infliction of emotional distress was granted; (vi) Mr. Garg and Mr. Calamari’s motion to dismiss Ms. Pierce’s claim for tortious interference with the contract was granted; and (vii) Better’s motion to dismiss Ms. Pierce’s breach of contract claim was granted. Better's motion to dismiss Ms. Pierce's claim of retaliation was dismissed. Mr. Garg’s motion to dismiss. Ms. Pierce’s defamation claim was denied, and Better’s motion to dismiss Ms. Pierce’s defamation claim under the theory of respondeat superior was denied. Better Home & Finance intends to vigorously defend this action.
On October 11, 2022, Better filed an action in New York state court seeking to enforce the terms of Sarah Pierce’s loan. The action sought summary judgment on the promissory notes signed by Ms. Pierce, requiring her to pay back a certain portion of the loan, and return the remainder of her unvested options under the terms of the notes. Ms. Pierce’s counsel removed the action to New York federal court, and Better re-filed its motion for summary judgment there on November 30, 2022. Ms. Pierce has opposed the motion. On September 29, 2023, the judge in the New York federal court granted Better’s motion for summary judgment, awarding judgment for Better Home & Finance in the amount of the $2,277,000 unpaid principal plus accrued interest through the date of repayment.
There has been and will likely continue to be a large amount of publicity regarding the litigation and claims discussed above, which could negatively affect our reputation. If we were to become involved in any of those litigations, our involvement could impose a significant cost and divert resources and the attention of Mr. Garg and other members of our executive management from our business, regardless of the outcome of such litigations. Such costs, together with the outcome of the actions if resolved unfavorably, could materially and adversely affect our business, financial condition, and results of operations. Further, depending upon the outcome of these litigations, our licenses, which are necessary to conduct our business, could be materially and adversely affected.
The Better Founder and CEO, in his personal capacity, has entered into a side letter with SB Northstar, pursuant to which he may be liable for realized losses or receive payments in certain circumstances from SB Northstar in connection with the Convertible Notes, which could divert the resources and attention of the Better Founder and CEO from our business and have a negative impact on his personal financial situation.
In connection with entry into the amendment to the SoftBank Subscription Agreement and the other amended transaction documents described elsewhere in this prospectus, the Better Founder and CEO has agreed to enter into a side letter with SB Northstar (the “Convertible Notes Side Letter”). Pursuant to the Convertible Notes Side Letter (i) the Better Founder and CEO agreed to use reasonable best efforts to assist SB Northstar in arranging alternative financing or syndicating its portion of the Convertible Notes, (ii) the Better Founder and CEO agreed to indemnify SB Northstar for certain of its losses realized on the Convertible Notes and (iii) SB Northstar agreed to pay over to the Better Founder and CEO certain gains realized on the Convertible Notes, in each case of (i) through (iii), only in his personal capacity. See “Certain Relationships and Related Party Transactions—Better—Other Stockholder Agreements—SoftBank Agreements.” The Better Founder and CEO’s efforts and involvement in connection with the Post-Closing Convertible Notes Side Letter could impose a significant cost and divert resources and the attention of the Better Founder and CEO and other members of our executive management from our business. In addition, the Better Founder and CEO remains responsible, in certain circumstances, for all losses incurred by SB Northstar in respect of its Convertible Notes position, which could require him to, among other things, sell a significant portion of his holdings in Better Home & Finance common stock, which could negatively impact the trading price of Better Home & Finance common stock.

Risks Related to Our Market, Industry, and General Economic Conditions
Our business is significantly impacted by interest rates. Changes in prevailing interest rates or U.S. monetary policies that affect interest rates may have a material adverse effect on our business, financial condition, results of operations, and prospects.
Interest rate fluctuations have a significant effect on our results of operations and cash flows. Our financial performance is directly affected by changes in prevailing interest rates, which may subject our financial performance to substantial volatility. We are particularly affected by the policies of the U.S. Federal Reserve, which influence interest rates and impact the size of the loan production market. In 2021, the U.S. Federal Reserve ended its quantitative easing program and started its balance sheet reduction plan. The U.S. Federal Reserve’s balance sheet consists of U.S. Treasuries and mortgage-backed securities, or MBS, issued by Fannie Mae, Freddie Mac and Ginnie Mae. In 2022, the U.S. Federal Reserve increased significantly its primary policy rate, which has and may continue to result in increased interest rates in the future. Since origination volumes tend to increase in declining interest rate environments and decrease in increasing rate environments, mortgage originators are exposed to cyclical changes as a result of shifts in interest rates, and there has been an overall compression in the mortgage market as a result of fluctuations in interest rates. Fluctuations in interest rates significantly impact every aspect of our operations:
•Increases in interest rates beginning in April 2021 have led to a sizable reduction of the refinance market as fewer consumers are incentivized to refinance their loans. This has had a material adverse effect on revenues from our Refinance Loans as the market for these loans became more competitive. Higher interest rates have a similarly negative impact on our purchase mortgage loan business, as homeownership becomes more expensive and demand for homeownership loans fall.
•Historically, we have sold the vast majority of our loans with servicing rights released, which means that we do not retain servicing rights and the income stream associated with such MSRs. Accordingly, since loan production comprises a relatively greater share of our revenue than other home mortgage originators who retain MSRs, our revenues would be more sensitive to rising interest rates, since the value of MSRs generally increase in a rising interest rate environment and that tends to offset, in part, the decline in refinancing and purchase loan production.
•Interest rate lock commitments represent an agreement to extend credit to a customer where the interest rate is set prior to the loan funding. When loans are funded, they are classified as held for sale until they are sold. During the origination and sale process, the value of interest rate lock commitments and loans held for sale inventory rises and falls with changes in interest rates; for example, if we enter into interest rate lock commitments at low interest rates followed by an increase in interest rates in the market, the value of our interest rate lock commitment will decrease. The market value of a loan held for sale generally declines as interest rates rise, and fixed-rate loans, which make up a substantial portion of our loans, are more sensitive to changes in market interest rates than adjustable-rate loans. Such changes in the value of interest rate lock commitments and loans held for sale are recognized as a reduction in mortgage platform revenue, net, and accordingly affect our Gain on Sale Margin.
•Changes in interest rates are also a key driver of the revenue we receive from the sale of MSRs, particularly because our portfolio is composed primarily of MSRs related to high-quality loans, the values of which are highly sensitive to changes in interest rates. Historically, the value of MSRs has increased when interest rates rise as higher interest rates lead to decreased prepayment rates, and has decreased when interest rates decline as lower interest rates lead to increased prepayment rates. As a result, decreases in interest rates could materially and adversely affect our business, financial condition, results of operations, and prospects.
Our business and our mortgage loan origination revenues are highly dependent on macroeconomic and U.S. residential real estate market conditions, including those affecting the broader mortgage market. Deterioration of such conditions has had, and may continue to have, a negative impact on our loan origination volume, rate of growth and potential to again achieve profitability.
Our success depends largely on the health of the U.S. residential real estate industry, which is seasonal, cyclical, and affected by changes in general economic conditions beyond our control. Economic factors such as increased interest rates, slow economic growth or recessionary conditions, the pace of home price appreciation or the lack of it, changes in household debt levels, and increased unemployment or stagnant or declining wages affect our customers’ income and thus their ability to purchase homes and willingness to make loan payments and demand for loans and refinancing transactions. Market cycles and unpredictability may impact the mix and quantity of loans and other products that our customers demand, and as a result our results of operations may be adversely impacted. National or global events, including, but not limited to, rising interest rates and volatility in financial markets, can affect all such macroeconomic conditions. Additionally, during the financial crisis of 2008-2009, for example, a decline in home prices led to an increase in delinquencies and defaults, which led to further home price declines and losses for creditors. This depressed home loan production activity and general access to credit. Post-financial crisis, the disruption in the capital markets and secondary mortgage markets also reduced liquidity and loan purchaser demand for loans and mortgage-backed securities, while yield requirements for these products have increased. Deterioration in economic conditions would reduce consumers’ disposable income, which in turn would reduce consumer spending and willingness to take our loans. Any of the foregoing, if realized, would materially and adversely affect loan origination volume, which may in turn have a material adverse effect on our business, financial condition, results of operations and prospects.
A disruption in the secondary home loan market would impact our ability to sell the loans that we produce and would have a material adverse effect on our business, financial condition, results of operations, and prospects.
Demand in the secondary market for home loans and our ability to sell the loans that we produce depends on many factors that are beyond our control, including general economic conditions, the willingness of lenders to provide funding for and purchase home loans and changes in regulatory requirements. Our inability to sell the loans that we produce in the secondary market in a timely manner and on favorable terms would materially and adversely affect our business. In particular, market fluctuations may alter the types of loans and other products that we are able to sell. If it is not possible or economical for us to continue selling the types of loans and other products that we currently sell, our business, financial condition, results of operations, and prospects could be materially and adversely affected.
We are exposed to interest rate volatility, including from SOFR, which could result in higher-than-market interest rates and may have a material adverse effect on our business, financial condition, results of operations, and prospects.
The U.S.-dollar London Inter-bank Offered Rate (“LIBOR”), was replaced with the Secured Oversight Financing Rate (“SOFR”), a new index calculated by reference to short-term repurchase agreements for U.S. Treasury securities. In light of guidance from the Alternative Reference Rate Committee, comprised of a broad set of industry regulators and market participants, we adopted SOFR as an index for the interest rate of our variable-rate indebtedness and the interest rate on the adjustable rate loans. However, because SOFR is a broad U.S. Treasury repurchase agreement financing rate that represents overnight secured funding transactions, it differs fundamentally from U.S.-dollar LIBOR. In addition, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates, including LIBOR, which results from the volatility of SOFR reflecting the underlying volatility of the overnight U.S. Treasury repo market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors or issuers or borrowers of SOFR-linked floating debt. If we are not able to effectively manage these and other risks associated with the use of SOFR, our business, financial condition, results of operations, and prospects could be materially and adversely affected.
Our hedging strategies may not be successful in mitigating our risks associated with changes in interest rates, which could materially and adversely affect our earnings.
Interest rate fluctuations have a significant effect on our results of operations and cash flows. The market value of loans held for sale and interest rate lock commitments, or IRLCs, generally change along with interest rates. Rising mortgage rates can result in falling prices for these interest-rate-sensitive assets, which negatively affect their value. We actively engage in risk management policies to mitigate these risks. We operate under hedging practices designed to mitigate the effects of any fluctuations in interest rates on our financial position related to IRLCs and loans held for sale. We hedge our IRLCs with forward to-be-announced securities.
Our use of these hedge instruments exposes us to counterparty risk as they are not traded on regulated exchanges or guaranteed by an exchange or a clearinghouse and, consequently, there may not be the same level of protections with respect to margin requirements and positions and other requirements designed to protect both us and our counterparties. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory, commodity, and other regulatory requirements and, depending on the domicile of the counterparty, applicable international requirements. Consequently, if a counterparty fails to perform under a derivative agreement, we could incur a significant loss.
Our derivative instruments are accounted for as free-standing derivatives and are included on our consolidated balance sheet at fair market value as either assets or liabilities. Our operating results may suffer because the losses on the derivatives we enter into may not be offset by a change in the fair value of the related hedged transaction. Our hedging strategies also rely on assumptions and projections regarding our assets and general market factors. Our hedging strategies could be improperly executed or poorly designed and not have their desired effect, any of which could actually increase our risk of losses, or result in margin calls that materially and adversely affect our cash reserves, or our ability to fund additional loans or otherwise operate our business. Further, the significant and atypical volatility in the current interest rate marketplace can materially and adversely affect the effectiveness of our offsets.
Our hedging strategies also require us to provide cash margin to our hedging counterparties from time to time. Financial Industry Regulatory Authority, Inc., or FINRA, requires us to provide daily cash margin to (or receive daily cash margin from, depending on the daily value of related MBS) our hedging counterparties from time to time. The collection of daily margin between us and our hedging counterparties could, under certain market conditions, materially and adversely affect our short-term liquidity and cash-on-hand.
Our hedging activities in the future may include entering into interest rate swaps, caps and floors, options to purchase these items, purchasing or selling U.S. Treasury securities, foreign currency exchange strategies, and/or other tools and strategies. These hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from our current hedging strategy. These hedging strategies may be less effective than our current hedging strategies in mitigating the risks described above, which could materially and adversely affect our business, financial condition, results of operations, and prospects.
Our business is highly dependent on Fannie Mae and Freddie Mac and certain other U.S. government agencies, and any changes in these entities or their current roles could have a material adverse effect on our business.
We produce loans eligible for sale to Fannie Mae and Freddie Mac, and loans eligible for government insurance or guarantee through the FHA and VA. Currently, a significant portion of the loans that we sell are purchased by Fannie Mae or other GSEs. For the year ended December 31, 2021, 93% of our Total Loans were eligible for purchase by GSEs and 69% of our loans sold were purchased by GSEs. For the year ended December 31, 2022, 94% of our Total Loans were eligible for purchase by GSEs and 71% of our loans sold were purchased by GSEs. For the nine months ended September 30, 2023, 96% of our Total Loans were eligible for purchase by GSEs and 79% of our loans sold were purchased by GSEs. We believe that the portion of our loans purchased by the GSEs was elevated in 2020 due to a decline in activity by private purchasers arising from market conditions at the onset of the COVID-19 pandemic, but as conditions stabilized, private purchasers improved their pricing and began purchasing a greater share of our loan volume in 2021. In 2021, we increased the share of our loans purchased by private purchasers, and maintained a higher share of loans purchased by private purchasers in 2022 compared to 2020. Nevertheless, as a consequence of the variability and concentrated nature of our customer base in the secondary market for our loan production, the loss of one of our purchasers of our loan production would materially and adversely affect our revenue.
Since 2008, Fannie Mae and Freddie Mac have operated under the control and direction of the Federal Housing Finance Agency (“FHFA”) as their conservator. There is significant uncertainty regarding the future of the GSEs, including with respect to how long they will continue to be in existence, the extent of their roles in the market and what forms they will have, and whether they will be government agencies, government-sponsored agencies or private for-profit entities. Since they have been placed into conservatorship, many legislative and administrative proposals for GSE reform have been put forth, but have not been implemented in full.
The extent and timing of any regulatory reform regarding the GSEs and the U.S. housing finance market, as well as any effect on our business, financial condition, results of operations, and prospects, are uncertain. It is not yet possible to determine whether or when such proposals will be enacted. In addition, it is uncertain what form any final legislation or policies might take or how proposals, legislation or policies may impact our business. Our inability to make the necessary adjustments to respond to these changing market conditions or loss of our approved seller/servicer status with the GSEs would materially and adversely affect our business, financial condition, results of operations, and prospects. If those agencies cease to exist, wind down or otherwise significantly change their business operations or if we lost approvals with those agencies or our relationships with those agencies are otherwise adversely affected, we would seek alternative secondary market participants to acquire our loans at a volume sufficient to maintain our business. If such participants are not available on reasonably comparable economic terms, the above changes could have a material adverse effect on our ability to profitably sell loans we produce that are securitized through Fannie Mae and Freddie Mac.
Changes in the GSEs’, the FHA’s or the VA’s requirements could materially and adversely affect our business.
We are required to follow specific guidelines and eligibility standards that impact the way we produce and service GSE and U.S. government agency loans, including guidelines and standards with respect to:
•credit standards for mortgage loans;
•our default and claims rates on recently produced FHA loans;
•our staffing levels and other servicing practices;
•the servicing and ancillary fees that we may charge;
•our modification standards and procedures;
•the amount of reimbursable and non-reimbursable advances that we may make; and
•the types of loan products that are eligible for sale or securitization.
Changes to GSE and U.S. government agency rules and guidance can materially and adversely impact the loans that we are able to produce and sell and/or insure, as well as the servicing decisions and actions that we are required to undertake. Changes to GSE, FHA, and VA requirements in response to the COVID-19 pandemic demonstrate this risk. For example, during the pandemic, both the GSEs and FHA issued guidance on the restrictive conditions under which they would purchase or insure loans going into forbearance pursuant to the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, shortly after the loan was produced, but before the loan was purchased by a GSE or insured by the FHA. Moreover, even if loan purchasers and agencies were willing to purchase or insure loans to borrowers who were impacted by the COVID-19 pandemic, they could adjust loan terms that made additional borrowing less attractive to consumers. For instance, during the pandemic, the GSEs announced significant loan-level price adjustments for first-time home buyers and other eligible consumers, implemented operational flexibilities that were later revoked, and tightened underwriting criteria. Such changes could significantly slow loan production growth. The GSEs’ COVID-19 specific loan sale restrictions generally were retired by the first quarter of 2023, while certain FHA COVID-19 specific restrictions remain in effect.
In addition, further changes to Fannie Mae and Freddie Mac, the FHA or VA loan programs, or coverage provided by private mortgage insurers, could also have broad material and adverse market implications. Any future increases in guarantee fees or changes to their structure or increases in the premiums we are required to pay to the FHA, VA or private mortgage insurers for insurance or for guarantees could increase loan production costs and insurance premiums for our customers. These industry changes could negatively affect demand for our mortgage product offerings and consequently our production volume, which could materially and adversely affect our business. We cannot predict whether the impact of any proposals to move Fannie Mae and Freddie Mac out of conservatorship would require them to increase their fees. For further discussion, see “—Risks Related to Better Home & Finance’s Business—Risks Related to Our Market, Industry, and General Economic Conditions—Our business is highly dependent on Fannie Mae and Freddie Mac and certain other U.S. government agencies, and any changes in these entities or their current roles could have a material adverse effect on our business.”
Failure to comply with underwriting guidelines of GSEs or non-GSE loan purchasers or insurers/guarantors could materially and adversely impact our business.
We must comply with the underwriting guidelines of the GSEs in order to successfully produce GSE loans, an area in which we have a substantial business. We also must comply with the underwriting guidelines of federal agency insurers/guarantors, such as the FHA and VA. If we fail to do so, we may be required to repurchase these loans, indemnify the insurers/guarantors, or be subject to other penalties or remedial measures. In addition, we could be subject to allegations of violations of the False Claims Act and the Financial Institutions Reform, Recovery, and Enforcement Act (“FIRREA”) asserting that we submitted claims for insurance on loans that had not been underwritten in accordance with applicable underwriting guidelines. Violations of the False Claims Act carry civil penalties linked to inflation and, in some cases, treble the amount of the government’s damages. If we are found to have violated GSE underwriting guidelines, we could face regulatory penalties and damages in litigation, suffer reputational damage and we could incur losses due to an inability to collect on such insurance, any of which could materially and adversely impact our business, financial condition, results of operations, or prospects. If we fail to meet the underwriting guidelines of the GSEs, federal agency insurers/guarantors, or of non-GSE loan purchasers we could lose our ability to underwrite and/or receive insurance/guaranty on loans for such loan purchasers and insurers/guarantors, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.
For example, during the Obama administration, the federal government initiated a number of actions against mortgage loan lenders and servicers alleging violations of FIRREA and the False Claims Act (“FCA”). Some of the actions against lenders alleged that the lenders sold defective loans to Fannie Mae and Freddie Mac, while representing that the loans complied with the GSEs’ underwriting guidelines. The federal government has also brought actions against lenders asserting that they submitted claims for FHA-insured loans that the lender falsely certified to HUD met FHA underwriting requirements that resulted in FHA paying out millions of dollars in insurance claims to cover the defaulted loans. Because these actions carry the possibility for treble damages, many have resulted in settlements totaling in the hundreds of millions of dollars, as well as required lenders and servicers to make significant changes in their practices.
On March 12, 2023 Fannie Mae notified us that we had failed to meet their financial requirements due to our decline in profitability and material decline in net worth. The material decline in net worth and decline in profitability permit Fannie Mae to declare a breach of our contract with them. Following certain forbearance agreements from Fannie Mae that instituted additional financial requirements on us, we remain in compliance with these requirements as of the date hereof. Fannie Mae and other regulators and GSEs are not required to grant any forbearance, amendment, extension, or waiver and may determine not to do so.
Our underwriting guidelines may not be able to accurately predict the likelihood of defaults on the mortgage loans in our portfolio, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.
We originate and sell primarily conforming loans and other non-agency-eligible residential mortgage loans. Conforming loans are underwritten in accordance with guidelines defined by the agencies, as well as additional requirements in some cases, designed to predict a borrower’s ability and willingness to repay. Notwithstanding these standards, our underwriting guidelines may not always correlate with mortgage loan defaults. For example, FICO scores, which we obtain on a substantial majority of our loans, purport only to be a measurement of the relative degree of risk a borrower represents to a lender (i.e., that a borrower with a higher score is statistically expected to be less likely to default in payment than a borrower with a lower score). Underwriting guidelines cannot predict two of the most common reasons for a default on a mortgage loan: loss of employment and serious medical illness. Any increase in default rates could have a material adverse effect on our business, financial condition, liquidity and results of operations.
In addition, if a mortgage loan or MSR does not comply with underwriting standards or representations and warranties we give to loan purchasers, we could be required to repurchase the loan or MSR, and/or indemnify secondary market purchasers for losses. Reserves we maintain for this purpose may not be sufficient to fund such claims. For more information, see “—Risks Related to Better Home & Finance’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—We have been and may in the future be required to repurchase or substitute loans or MSRs that we have sold or indemnify purchasers of our loans or MSRs if we breach representations and warranties.”
Challenges to the Mortgage Electronic Registration System could materially and adversely affect our business, financial condition, results of operations, and prospects.
MERSCORP, Inc. is a privately held company that maintains an electronic registry, which tracks servicing rights and ownership of home loans in the United States. Mortgage Electronic Registration Systems, Inc., or MERS, a wholly owned subsidiary of MERSCORP, Inc., can serve as a nominee for the owner of a home loan and in that role initiate foreclosures or become the mortgagee of record for the loan in local land records. We have in the past and may continue to use MERS as a nominee. The Mortgage Electronic Registration System, or the MERS System, is widely used by participants in the mortgage finance industry.
Several legal challenges in the courts and by governmental authorities have been made disputing MERS’s ownership and enforceability of mortgage loans registered in its name, and accordingly its legal standing to initiate foreclosures or act as nominee for lenders in loans and deeds of trust recorded in local land records. Currently, MERS is the primary defendant in several class action lawsuits in various state jurisdictions, where the plaintiffs allege improper mortgage assignment and the failure to pay recording fees in violation of state recording statutes. The plaintiffs in such actions generally seek restitution, compensatory and punitive damages, recordation of all assignments, and appropriate attorneys’ fees and costs. An adverse decision in any jurisdiction may delay the foreclosure process in other jurisdictions. These challenges have focused public attention on MERS and on how home loans are recorded in local land records. Although most legal decisions have accepted MERS as mortgagee, these challenges could result in delays and additional costs in commencing, prosecuting, and completing foreclosure proceedings, conducting foreclosure sales of mortgaged properties, and submitting proofs of claim in customer bankruptcy cases.
Our business is subject to the risks of catastrophic events such as earthquakes, fires, floods and other natural catastrophic events, interruption by man-made issues such as strikes, cyberattacks and terrorist attacks.
Our systems and operations are vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, strikes, health pandemics, cyberattacks, terrorist attacks, and similar events. Disease outbreaks have occurred in the past (including severe acute respiratory syndrome, or SARS, avian flu, H1N1/09 flu, and COVID-19) and any prolonged occurrence of infectious disease or other adverse public health developments could have a material adverse effect on the macro economy and/or our business operations. In addition, strikes, terrorist attacks, and other geopolitical unrest could cause disruptions in our business and lead to interruptions, delays, or loss of critical data. These types of catastrophic events could also affect our loan servicing costs, increase our recoverable and our non-recoverable servicing advances, increase servicing defaults, and negatively affect the value of our MSRs. We may not have sufficient protection or recovery plans in certain circumstances, such as natural disasters or terrorist attacks affecting areas where our operations are located, and our business interruption insurance may be insufficient to compensate us for losses that may occur.
Additionally, if such events lead to a prolonged economic slowdown, recession or declining real estate values, they could impair the performance of our investments and materially and adversely affect our business, financial condition, results of operations, and prospects, increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. As a result, any such attacks may materially and adversely impact our performance. Losses resulting from these types of events may not be fully insurable

Risks Related to Our Global Operations
We have expanded our business and operations through acquisitions in the United Kingdom and will face challenges in continuing to develop operations in a cross-border market where we have limited operating experience.
We have expanded our business and operations through acquisitions in the United Kingdom. During the third quarter of 2021, we acquired two internet-enabled real estate finance businesses, during the first quarter of 2023, we acquired a lending entity and during the second quarter of 2023, we acquired Birmingham Bank, a bank in the United Kingdom. We did not have material operations in the United Kingdom prior to 2021 and have primarily entered the market by acquiring other entities. There can be no assurance that our management team’s experience operating in the United States will enable us to successfully operate businesses in the United Kingdom and no assurance that we will be able to successfully incorporate these entities into the Better Home & Finance ecosystem. Additionally, our management team has limited experience with operating a bank, which will compound the challenges of successfully managing the operations of Birmingham Bank and realizing the benefits of this acquisition. We may need to localize our business practices, culture, and operations and there can be no assurance that we will develop the necessary expertise to compete effectively against incumbent firms. We may also face protectionist policies that could, among other things, hinder our ability to execute our business strategies, and put us at a competitive disadvantage relative to domestic companies. Failure to manage these risks and challenges could negatively affect our ability to expand our international and cross-border businesses and operations as well as materially and adversely affect our business, financial condition, and results of operations, both for these newly acquired entities and for our business as a whole.
Our acquisitions in the United Kingdom, including that of Birmingham Bank, subject us to laws and regulations with which we have limited experience, which could increase our costs associated with compliance and individually or in the aggregate adversely affect our business.
We are subject to laws and regulations affecting our domestic and international operations in a number of areas, including in the United Kingdom, where we operate in highly regulated industries. These U.S. and U.K. laws and regulations affect the Company’s activities including, but not limited to, in areas of employment, advertising, digital content, consumer protection, real estate, billing, e-commerce, promotions, intellectual property, tax, anti-corruption, foreign exchange controls and cash repatriation restrictions, data privacy, anti-competition, health and safety, and vacation packaging. Compliance with these laws, regulations and similar requirements may be onerous and expensive, and the required conduct to comply with law and regulations may be inconsistent across jurisdictions, further increasing the costs of compliance and doing business. In particular, our acquisition of Birmingham Bank, which was completed in the second quarter of 2023, may require us as the shareholder of the bank to assist the bank in complying with certain other laws and regulations applicable to banks, including regulation of the bank by the Prudential Regulation Authority and the Financial Conduct Authority. We have not previously been engaged in banking activities or subject to banking regulations, particularly those of the United Kingdom, and we may face additional risks and costs as a result of this recent international expansion. If the bank is unable to effectively comply with regulatory requirements in the United Kingdom, or if the cost of such compliance exceeds our expectations, our results of operation and financial condition could be materially and adversely affected.
We have global operations that could be materially and adversely affected by changes in political or economic stability or by government policies in the U.S., United Kingdom, India or globally.
As of September 1, 2023, we have operations, including approximately 43% of our workforce, located in India, which is subject to relatively higher degrees of political and social instability and may lack the infrastructure to withstand political unrest or natural disasters. As of September 1, 2023, approximately 14% of our workforce was located in the United Kingdom, which is subject to political or economic risks potentially more challenging and uncorrelated to the U.S. business. The political or regulatory climate in the United States, or elsewhere, also could change so that it would not be lawful or practical for us to use international operations in the manner in which we currently use them.

In many foreign countries, particularly in those with developing economies, it may be common to engage in business practices that are prohibited by laws and regulations applicable to us, such as the Foreign Corrupt Practices Act of 1977, as amended, or the FCPA. Any violations of the FCPA or local anti-corruption laws by us, our subsidiaries or our local agents in India or elsewhere could have a material adverse effect on our business, financial condition, results of operations, and prospects, as well as our reputation, and result in substantial financial penalties or other sanctions. Certain activities that we may wish to perform offshore may require state licensure or may not be permitted by the agencies, due to the use of an offshore entity.
If we had to curtail or cease operations in India or the United Kingdom and transfer some or all of these operations to another geographic area, we would incur significant transition costs as well as higher future overhead costs that could materially and adversely affect our business, financial condition, results of operations, and prospects.
Risks Related to Our Products and Our Customers
We face intense competition that could materially and adversely affect us.
Competition in the mortgage, title, insurance, real estate brokerage and other markets in which we operate is intense. In addition, the mortgage and other consumer lending business is highly fragmented and dominated by legacy players. Some of our competitors may have more name recognition and greater financial and other resources than we have (including access to capital). Other of our competitors, such as correspondent lenders who produce loans using their own funds, may have more operational flexibility in approving loans. Commercial banks and savings institutions may also have significantly greater access to potential customers given their deposit-taking and other banking functions. Also, some of these competitors are less reliant than we are on the sale of mortgage loans into the secondary markets to maintain their liquidity and may be able to participate in government programs that we are unable to participate in because we are not a state or federally chartered depository institution, all of which may place us at a competitive disadvantage. Additionally, we operate at a competitive disadvantage to U.S. federal banks and thrifts and their subsidiaries because they enjoy federal preemption from compliance with state law and, as a result, conduct their business under relatively uniform U.S. federal rules and standards and are generally not subject to the mortgage-related laws of the states in which they do business. Unlike our federally chartered competitors, we are generally subject to all state and local laws applicable to lenders in each jurisdiction in which we operate, and we are sensitive to regulatory changes that may increase our costs or limit our activities, such as more restrictive licensing, disclosure, or fee-related laws, or laws that may impose conditions to licensing that we or our personnel are unable to meet. To compete effectively, we must have a very high level of operational, technological and managerial expertise, as well as access to capital at a competitive cost. In addition, many commercial banks and other mortgage market participants offer consumers home mortgage loans while also providing us warehouse lines of credit that fund our loan production. This competition with our principal sources of funding may materially and adversely affect our business.
Further, we compete with other mortgage originators and other businesses across the broader real estate and mortgage industry for those consumers that consider obtaining loans online. Digitally native home buying technology platforms are increasingly moving into the loan production space. Such online mortgage originators and digitally native entrants primarily compete on price and on the speed of the loan application, underwriting and approval process, and any increase in these competitive pressures could materially and adversely affect our business, including as a result of higher performance marketing and advertising spend due to greater demand for customer leads.
Competition in our industry can take many forms, including the variety of loan programs being made available, interest rates and fees charged for a loan, convenience in obtaining a loan, customer service levels, the amount and term of a loan and marketing and distribution channels. Fluctuations in interest rates and general economic conditions may also materially and adversely affect our competitive position. During periods of rising rates, competitors that have locked in low borrowing costs may have a competitive advantage. Furthermore, a cyclical decline in the industry’s overall level of loan producers, or decreased demand for loans due to a higher interest rate environment, may lead to increased competition for the remaining loans. Additionally, more restrictive loan underwriting standards have resulted in a more homogenous product offering, which has increased competition across the mortgage loan industry for loan originations. Furthermore, our existing and potential competitors may decide to modify their business models to compete more directly with our loan origination and servicing models. Since the withdrawal of a number of large participants from these markets following the 2008-2009 financial crisis, there have been relatively few large nonbank participants. In addition, technological advances and heightened e-commerce activities have increased consumers’ accessibility to products and services. This has intensified competition among banks and non-banks in offering mortgage loans. Any increase in these competitive pressures could materially and adversely affect our business.
Our success and ability to develop our business depend on retaining and expanding our customer base. If we fail to add new customers, our business, financial condition or operating results, and prospects could be materially and adversely affected.
Our business model is primarily based on our ability to enable consumers to purchase a home or refinance an existing mortgage through our platform in a seamless, transparent, and hassle-free transaction. We previously experienced significant customer growth in 2020 and the first half of 2021; however, our prior growth has reversed, we may not be able to grow our business and our customer base could shrink over time.
Our ability to attract new customers depends, in large part, on our ability to continue to provide, and be perceived as providing, seamless and superior customer experiences and competitive pricing. In order to maintain this perception, we may be required to incur costs related to improving our customer service, increasing our marketing and advertising spend, as well as reducing the interest rates on our loan production more or more quickly than our competitors, any of which could result in lower revenues or lower profitability. In addition, there is no assurance that any of these actions will achieve their desired effect. If we fail to remain competitive on customer experience or pricing, our ability to grow our business and generate further revenue by attracting customers may be materially and adversely affected.
In addition to attracting new customers to Better Home & Finance, we also aim to attract existing customers when they begin searching for a new home purchase after successfully paying off their previous loans or when they seek to refinance their previous loans. We may not be able to attract such repeat customers for a variety of reasons, including but not limited to their dissatisfaction with a previous loan experience and the perception or ability to offer attractive loan products. If we fail to attract repeat customers for any reason, our ability to grow our business and generate further revenue may be materially and adversely affected.
Other factors that could materially and adversely affect our ability to grow our customer base include:
•elevated interest rates decrease the propensity of customers to obtain home finance products;
•we fail to purchase, or maintain eligibility to purchase, leads from third-party sites, or effectively use search engines, social media platforms, content-based online marketing and other online sources for generating traffic to our website;
•potential customers in a particular market generally do not meet our underwriting guidelines;
•competitors offer similar or more attractive platforms and products than we have or offer better pricing than we do;
•our platform experiences disruptions;
•we suffer reputational harm to our brand resulting from negative publicity, whether accurate or inaccurate;
•we fail to offer new and competitive product offerings;
•customers have difficulty accessing our website on mobile devices or web browsers as a result of actions by us or third parties;
•technical or other problems frustrate the customer experience, particularly if those problems prevent us from generating quotes or paying claims in a fast and reliable manner;

•we are unable to address customer concerns regarding the content, privacy, and security of our platform; or
•we are unable to obtain or maintain required licenses to operate in certain jurisdictions.
Our inability to overcome these challenges could impair our ability to attract new customers and retain existing customers, and could materially and adversely affect our business, financial condition, results of operations, and prospects.
We derive almost all of our revenue from our mortgage loan production business, which we refer to as Home Finance, or other related services. We are, and intend to continue, developing new products and refining existing products. Our failure to accurately predict demand or growth of new or existing products or predict and adapt to changes in the mortgage market and macro environment could materially and adversely affect our business, financial condition, results of operations, and prospects.
We derive almost all of our revenue from our mortgage loan production business, which we refer to as Home Finance, or other related services. We believe that to remain competitive, we must continually expend resources to enhance and improve our technology, product offerings and product lines. Accordingly, we expect to continue to enhance our automated processes, grow our purchase business and improve cross-sell of non-mortgage products across our homeownership platform (subject to any applicable affiliated business arrangement or other disclosure or business restrictions), but there is no assurance that any of these actions will achieve their desired effect or that we will accurately predict and adapt to demand or growth of new or existing products or predict and adapt to changes in the mortgage market and macro environment. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Performance” and “—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—We have a history of operating losses, have not been able to maintain profitability achieved in 2020 and early 2021 and may not achieve and maintain profitability in the future.”
We have invested significant resources in developing new and refining existing tools, features, services, products and other product offerings and, despite our reductions in near-term spending, remain focused on identifying and building out our long-term growth areas. For example, we recently launched a pilot program to explore an alternative home loan product for startup employees that would allow them to use private company equity as partial loan collateral. In addition, we are also focusing on expanding our Better Plus segment, including: our network of third-party real estate agents, under our Better Real Estate offering; our insurance partners, title insurance and settlement services under our Better Settlement Services offering; and our homeowners insurance product under our Better Cover offering. Furthermore, we are pursuing international expansion in the United Kingdom, as described elsewhere in this prospectus. Changes to existing product offerings or new initiatives are inherently risky. In particular, new product offerings involve unproven business strategies and areas with which we have limited or no prior development or operating experience. Risks from our initiatives include those associated with potential defects in the existing design and development of the technologies used to automate processes, misapplication of technologies, the reliance on data that may prove inadequate, failure to meet customer expectations and distraction of management from core offerings, and legal and regulatory risks, among others. Volume-based sales incentives may incentivize sales of Better Plus products that could be deemed inappropriate, even if our policies are intended to prevent such sales, which could subject us to reputational, business or legal harms that could impact all of the services we offer, including our core loan production business. As a result of these risks, we could experience increased claims, reputational damage or other adverse effects (such as regulator, investor, or insurer scrutiny and findings), which could be material. Additionally, we can provide no assurance that we will be able to develop, obtain regulatory approval for, commercially market and achieve acceptance of our new product offerings. In addition, our investment of resources to develop new product offerings may either be insufficient or result in expenses that are excessive in light of revenue actually produced from these new product offerings. In addition, refinement of existing product offerings may not result in commensurate improvement of customer service or expansion of revenue actually produced from these refined existing product offerings. Finally, the margins on any new products or services we offer may not be as attractive as the margins we maintain presently.
Failure to accurately predict demand or growth with respect to our existing and new product offerings could materially and adversely affect our business, financial condition, results of operations, and prospects, and there is always risk that our existing or new product offerings will be less profitable than we expect, will increase our costs or will decrease our operating margins or take longer than anticipated to achieve target margins. Further, our development efforts with respect to these initiatives could distract management from current operations and could divert capital and other resources from our existing business. In addition, the profile of potential customers using our new product offerings may not be as attractive as the profile of the customers that we currently serve, which may lead to higher levels of delinquencies or defaults than we have historically experienced. If we do not realize the expected benefits of our investments, our business, financial condition, results of operations, and prospects, could be materially and adversely affected.
Our One-Day Mortgage program is an unproven business model and could fail to achieve expected results or negatively affect our financial results, operations and reputation, and generate scrutiny from regulators.
We have recently begun offering the One-Day Mortgage program, which enables eligible borrowers to receive a commitment letter for their mortgage in one day. Better launched its “One-Day Mortgage” program in January 2023. The program allows eligible customers to receive an underwriting determination on their mortgage loan application, in the form of a commitment letter, within 24 hours after locking in their interest rate. The commitment letter confirms that the customer qualifies for the mortgage loan terms based on a comprehensive review of their creditworthiness, including verification of income, assets, debts, and other forms of credit evaluation, as well as confirms Better’s commitment to lend, subject to certain customary terms. While there are additional conditions that must be met after the commitment letter is provided in order to close the mortgage transaction (such as a property appraisal and confirmation of insurance), the objective of the One-Day Mortgage program is to give customers more certainty and peace of mind during the loan origination process.
While we believe the greater certainty of a one day commitment letter will enhance the appeal of our Home Finance offerings to prospective customers, we do not have sufficient experience or operating results to accurately predict the results of this program. There can be no assurances that we will achieve the expected results of the One-Day Mortgage program, that we will appropriately identify prospective applicants as eligible for the One-Day Mortgage program, that we will be able to consistently meet the promised timeline or that the compressed timeline for a commitment letter will not adversely affect our operations. Our regulators, including the CFPB and state agencies, may scrutinize the program for potential compliance considerations. If the One-Day Mortgage program does not achieve the results we expect or is subject to enhanced regulatory scrutiny, our financial results, operations and reputation may be materially and adversely affected.
Our loans to customers originated outside of Fannie Mae or Freddie Mac guidelines or the guidelines of the FHA or VA involve a high degree of business and financial risk, which can result in substantial losses that could materially and adversely affect our business, financial condition, results of operations, and prospects.
Loans originated outside of Fannie Mae or Freddie Mac guidelines, or the guidelines of the FHA or VA (“non-conforming loans”), are sold to private investors and other entities. If we are unable to sell such loans to private investors, we may be required to hold such loans for an extended period. For these non-conforming loans, a customer’s ability to repay their non-conforming loan may be adversely impacted by numerous factors, including a healthcare event of the borrower, a change in the borrower’s employment or other negative local or more general economic conditions. Deterioration in a customer’s financial condition and prospects may be accompanied by deterioration in the value of the collateral for the non-conforming loan. Some of the non-conforming loans we produce have been, and in the future could be, made to customers who do not live in the mortgaged property. These non-conforming loans secured by rental or investment properties tend to default more than non-conforming loans secured by properties regularly occupied or used by the customer. In a default, customers not occupying the mortgaged property may be more likely to abandon the property, increasing our financial exposure.
In addition, some loans that we produce that we believe will be conforming loans may not meet Fannie Mae or Freddie Mac guidelines, or the guidelines of the FHA or VA, in which case we would be subject to a high degree of business and financial risk. See “—Risks Related to Better Home & Finance’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—We have been and may in the future be required to repurchase or substitute loans or MSRs that we have sold or indemnify purchasers of our loans or MSRs if we breach representations and warranties.”

The geographic concentration of our loan production and factors adversely affecting those geographic areas may adversely affect our financial condition and results of operations.
For our loan products offered through Home Finance, as of September 30, 2023, we are licensed to operate in all 50 states and the District of Columbia across various credit and income profiles. For the nine months ended September 30, 2023 and 2022, respectively, approximately 32% and 36% of our Funded Loan Volume was secured by properties concentrated in three states: California (approximately 9% and 15%, respectively), Texas (approximately 12% and 11%, respectively) and Florida (approximately 11% and 10%, respectively). No other state represented more than 8% of our Funded Loan Volume for the periods presented. To the extent that these states in the future experience weaker economic conditions or greater rates of decline in real estate values than the United States generally, the concentration of loans that we produce in those states may decrease and materially and adversely affect our business. Additionally, if states in which we have greater concentrations of business were to change their licensing or other regulatory requirements to make our business cost-prohibitive, we may be required to stop doing business in those states or may be subject to a higher cost of doing business in those states, which could materially and adversely affect our business, financial condition, results of operations, or prospects.
The “Better” or “Better Home & Finance” brand may not become as widely known as incumbents’ brands and the brand may become tarnished from negative public opinion, which could damage our reputation and materially and adversely affect our earnings.
Many of our competitors have brands that are well recognized. As a relatively new entrant into the homeownership market, we have spent and need to continue to spend considerable money and other resources to create awareness of our product offerings, build our reputation, and generate goodwill. We may not be able to build awareness around the “Better” or “Better Home & Finance” brand, and our efforts at building, maintaining and enhancing our reputation or generating goodwill could fail. Our actual or perceived failure to address various issues could give rise to reputational risk that could cause harm to us and the “Better” and “Better Home & Finance” brand and materially and adversely affect our reputation and business. These issues include complaints or negative publicity about our business practices, our marketing and advertising activities, our compliance with applicable laws and regulations, the integrity of the data that we provide to customers or business partners, data privacy and cybersecurity issues, our employees and senior management, litigation to which the Better Founder and CEO is subject, the series of workforce reductions that began in December 2021 or other workforce reductions, negative media coverage associated with the Better Founder and CEO, our failure to implement workplace changes following such coverage, the Better Founder and CEO’s temporary leave, and other aspects of our business. As we expand our product offerings and enter new markets, we need to establish our reputation with new customers, and to the extent we are not successful in creating positive impressions or inadvertently create negative impressions, our business in these newer markets could be materially and adversely affected. There can be no assurance that we will be able to maintain or enhance our reputation, and failure to do so could materially and adversely affect our business, results of operations, financial condition, and prospects. If we fail to deal with, or appear to fail to deal with, various issues that may give rise to reputational risk, we could materially and adversely affect our business.
Negative public opinion can result from actions taken by government regulators, community organizations, the CFPB complaints database and from media coverage and social media, whether accurate or not. As a consumer-facing financial company, we have received negative comment and media attention from time to time, and we expect this to continue in the future. Reputational risk could materially and adversely affect our financial condition and business, strain our working relationships with regulators and government agencies, expose us to litigation and regulatory action, impact our ability to attract and retain customers, trading counterparties, commercial partners, investors and associates and materially and adversely affect our business, financial condition, liquidity and results of operations. In particular and as an example, negative media coverage or the perception of reputational risk was a factor in one commercial partner’s decision to terminate an existing commercial relationship and not to proceed with a pilot program and Barclays’s decision to wind down a $500.0 million warehouse line.
In addition, our ability to attract and retain customers is highly dependent upon the external perceptions of our level of service, trustworthiness, business practices, financial condition, and other subjective qualities. Negative perceptions or publicity regarding these matters—even if related to seemingly isolated incidents, or even if related to practices not specific to the production or servicing of loans, such as debt collection—could erode trust and confidence and damage our reputation among existing and potential customers. In turn, this could decrease our Funded Loan Volume and the demand for our products, increase regulatory scrutiny, and materially and adversely affect our business.
Fraud could result in significant financial losses and harm to our reputation.
In deciding whether to approve loans or to enter into other transactions across our businesses with customers and counterparties, we rely on information furnished to us by or on behalf of customers and such counterparties, including credit applications, property appraisals, title information and valuation, employment and income documentation, and other financial information. We also rely on representations of customers and such counterparties as to the accuracy and completeness of that information. If any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected prior to loan funding, the fair value of the loan may be significantly lower than expected or it may not be possible for us to sell the loan. Additionally, there is a risk that, following the date of the credit report that we obtain and review, a borrower may have become delinquent in the payment of an outstanding obligation, defaulted on a pre-existing debt obligation, taken on additional debt, lost his or her job or other sources of income, or sustained other adverse financial events.
We use automated underwriting engines from Fannie Mae and Freddie Mac to assist us in determining if a loan applicant is creditworthy, as well as other proprietary and third-party tools and safeguards to detect and prevent fraud. We are unable, however, to prevent every instance of fraud that may be engaged in by our customers or team members, and any seller, real estate broker, notary, settlement agent, appraiser, title agent or third-party originator that misrepresents facts about a loan, including the information contained in the loan application, property valuation, title information and employment and income stated on the loan application. In addition, such persons or entities may misrepresent facts about a mortgage loan, including the information contained in the loan application, property appraisal, title information and employment and income stated on the loan application. If any of this information was intentionally or negligently misrepresented and such misrepresentation was not detected prior to the acquisition or closing of the loan, the value of the loan could be significantly lower than expected, resulting in a loan being approved in circumstances where it would not have been, had we been provided with accurate data. These loans can materially and adversely affect our operations by reducing our available capital to produce new loans. A loan subject to a material misrepresentation is typically unsalable or subject to repurchase if it is sold before detection of the misrepresentation. In addition, the persons and entities making a misrepresentation are often difficult to locate and it is often difficult to collect from them any monetary losses we have suffered.
High profile fraudulent activity also could negatively impact our brand and reputation, which could materially and adversely affect our business. In addition, significant increases in fraudulent activity could lead to regulatory intervention, which could increase our costs and also materially and adversely affect our business.
We are subject to significant legal and reputational risks and expenses relating to the privacy, use, and security of customer information.
We receive, maintain and store the personal information, or PI, of our loan applicants, customers and team members. On the customer side, we capture and store 10,000 data points per customer during the loan transaction process. The storage, sharing, use, disclosure, processing and protection of this information are governed by the privacy and data security policies maintained by us and our business. Moreover, there are federal and state laws regarding privacy and the storage, sharing, use, disclosure, processing and protection of PI, personally identifiable information, and user data. Specifically, PI and nonpublic personal information, or NPI, are increasingly subject to legislation and regulations in numerous jurisdictions. For example, under federal law, the Gramm-Leach-Bliley Act (“GLBA”), the GLBA Safeguards Rule, and the Fair Credit Reporting Act (“FCRA”), among other laws, set forth privacy and data security requirements for NPI and consumer report information. At the state level, the California Consumer Privacy Act of 2018 (the “CCPA”), which went into effect in January 2020, provides new data privacy rights for California consumers and new operational requirements for us. The CCPA also includes a statutory damages framework for violations of the CCPA and a private right of action against businesses that fail to implement and maintain reasonable security procedures and practices appropriate to the nature of the information to prevent data breaches. In November 2020, California passed the California Privacy Rights Act of 2020 (also known as Proposition 24), which amended and expanded the CCPA, removed the cure period before which businesses can be penalized and created the California Privacy Protection Agency to enforce the state’s consumer data privacy laws. Following the enactment of the CCPA, in 2021, Virginia enacted the Virginia Consumer Data Protection Act of 2021 (“VCDPA”), and Colorado enacted the Colorado Privacy Act (the “CPA”). Several other states are considering enacting similar legislation. We could be materially and adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies (particularly to the extent such changes would affect the manner in which we store, share, use, disclose, process and protect such data), or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition, results of operations, and prospects. In addition, even if legislation or regulation does not expand in a manner that affects our business directly, changing consumer attitudes or the perception of the use of personal information also could materially and adversely affect our business, financial condition, results of operations and prospects.
With respect to cybersecurity, the New York Department of Financial Services’ Cybersecurity Regulation (the “NYDFS Cybersecurity Regulation”) requires covered entities, including licensed mortgage bankers such as our subsidiary Better Mortgage Corporation, to establish and maintain a cybersecurity program designed to protect the confidentiality, integrity and availability of our information systems. This includes, but is not limited to, developing a written policy or policies that address a number of key areas of cybersecurity. In addition, the NYDFS Cybersecurity Regulation contains specific requirements with respect to third-party service provider security, cybersecurity personnel and intelligence, the use of multi-factor authentication, penetration testing and encryption of nonpublic information, which is defined to include not only personal information but also business-related information that, if accessed or acquired by an unauthorized third party, would cause a material adverse effect on the business, operations or security of the covered entity. The NYDFS has brought enforcement actions, which involve civil monetary penalties. In the event of a cybersecurity incident, Better Mortgage Corporation could be subject to potentially significant monetary penalties and required to undertake expensive remediation actions. In addition, in July 2023, the SEC adopted the final rule “Cybersecurity Risk Management, Strategy, Governance, and Incident Disclosure”, requiring current reporting about material cybersecurity incidents, and annual disclosures on management’s processes for assessing, identifying, and managing material cybersecurity risks, the material impacts of cybersecurity threats and previous cybersecurity incidents, the Board’s oversight of cybersecurity risks, and management’s role and expertise in assessing and managing material cybersecurity risks.
Any penetration of network security or other misappropriation or misuse of PI or personal consumer information, including through ransomware attacks, could cause interruptions in our business operations and subject us to increased costs, litigation, and other liabilities. Claims could also be made against us for other misuse of PI, such as the use of personal information for unauthorized purposes or identity theft, which could result in litigation and financial liabilities, and information security incidents also could involve investigations and enforcement from governmental authorities. Security breaches (including ransomware attacks) could also materially and adversely affect our reputation with consumers and third parties with whom we do business, as well as expose us to regulatory and litigation risk, which could be exacerbated if it is determined that known security issues were not addressed adequately prior to any such breach. It is possible that advances in computer capabilities, new discoveries, undetected fraud, inadvertent violations of our policies or procedures or other developments could result in a compromise of information or a breach of the technology and security processes that are used to protect consumer transaction data. In addition, our current work-from-home policy may increase the risk of security breaches, which could result in the misappropriation or misuse of PI. As a result, our current security measures may not prevent all security breaches. We may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. We also face risks associated with security breaches affecting third parties, including service providers and business partners. In addition, we face risks resulting from unaffiliated third parties who attempt to defraud, and obtain personal information directly from, our customers by imitating us. Any publicized security problems affecting our businesses and/or those of third parties, whether actual or perceived, may discourage consumers from doing business with us, which could materially and adversely affect our business, financial condition, results of operations, and prospects.
There can be no assurance that any of the above risks will not occur or, if they do occur, that they will be adequately addressed in a timely manner. If loan applicant, customer or team member information is inappropriately accessed or acquired and used by a third party or a team member for illegal purposes, such as identity theft, we may be responsible to the affected applicant or customer for any losses he, she or they may have incurred as a result of misappropriation or other improper use. In such an instance, we may also be subject to regulatory action, investigation or be liable to a governmental authority for fines or penalties associated with a lapse in the integrity and security of our loan applicants’, customers’ or team members’ information. We may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. In addition, our remediation efforts may not be successful and we may not have adequate insurance to cover these losses. If we are unable to protect our customers’ PI, our business, financial condition, results of operations, and prospects, could be materially and adversely affected.
Risks Related to Our Technology and Intellectual Property
The success and growth of our business will depend upon our ability to adapt to and implement technological changes, and a failure in our ability to adapt to and implement such changes could have a material and adverse effect on our business, financial condition, results of operations, and prospects.
We operate in an industry experiencing rapid technological change and frequent product introductions. We rely on our proprietary technology, including our proprietary loan operating system, Tinman, to make our platform available to customers, evaluate loan applicants and provide our customers with access to a suite of other related product offerings. In addition, we may increasingly rely on technological innovation as we introduce new products, expand our current products into new markets and continue to streamline various loan-related and other processes. The process of developing new technologies and products is complex, and if we are unable to successfully innovate and continue to deliver a superior customer experience, the demand for our product offerings could decrease, which would materially and adversely affect our business, financial condition, results of operations, and prospects.
The loan production process is increasingly dependent on technology, and our business relies on our continued ability to quickly process loan applications over the internet, accept electronic signatures, provide instant process status updates and other customer-and loan applicant-expected conveniences. In addition, we advertise short loan processing times, and the speed with which loans are processed is dependent upon our technology. Failure to consistently meet our advertised loan processing times could have a material and adverse effect on our business, financial condition, results of operations, prospects and reputation. Maintaining and improving this technology will require significant capital expenditures. Our dedication to incorporating technological advancements into our platform requires significant financial and personnel resources. To the extent we are dependent on any particular technology or technological solution, we may be materially and adversely affected if such technology or technological solution is or becomes non-compliant with existing industry standards or applicable law or regulations, fails to meet or exceed the capabilities of our competitors’ equivalent technologies or technological solutions, becomes increasingly expensive to service, retain, update or develop, becomes subject to third-party claims of intellectual property infringement, misappropriation or other violation, or malfunctions or functions in a way we did not anticipate that results in the need for manual processes that introduce the risk of human errors or loan defects potentially requiring repurchase. Additionally, new technologies and technological solutions are continually being released. As such, it is difficult to predict the problems we may encounter in improving our websites’ and other technologies’ functionality.
There is no assurance that we will be able to successfully adopt new technology as critical systems and applications become obsolete and better ones become available. Additionally, if we fail to develop our websites and other technologies to respond to technological developments and changing customer and loan applicant needs in a cost-effective manner, or fail to acquire, integrate or interface with third-party technologies effectively, we may experience disruptions in our operations, lose market share or incur substantial costs.
Technology disruptions or failures in, and cyberattacks or other breaches relating to, our operational, security or fraud-detection systems or infrastructure, or those of third parties with whom we do business, could disrupt our business, cause legal or reputational harm and materially and adversely impact our business, financial condition, results of operations, and prospects.
We are dependent on the secure, efficient, and uninterrupted operation of our technology infrastructure, including computer systems, related software applications, and data centers, as well as those of certain third parties. Our websites and computer/telecommunication networks must accommodate a high volume of traffic and deliver frequently updated information, the accuracy and timeliness of which is critical to our business. Our technology must provide a loan application experience and homeownership product offerings that equal or exceed the experience provided by our competitors. We have or may in the future experience service disruptions and failures caused by system or software failure, fire, power loss, telecommunications failures, including those of internet service providers, team member misconduct, human error, denial of service or information, cyberattacks, including computer hackers, computer viruses and disabling devices, malicious or destructive code, as well as natural disasters, health pandemics and other similar events. Any such disruption could interrupt or delay our ability to provide product offerings to our applicants or customers and could also impair the ability of third parties to provide critical services to us. Although we have undertaken measures intended to protect the safety and security of our information systems and the information systems of our third-party providers and the data therein, there can be no assurance that disruptions, failures and cyberattacks will not occur or, if they do occur, that they will be adequately addressed in a timely manner. Such measures may in the future fail to prevent or detect unauthorized access to our team member, customer and loan applicant information, and our disaster recovery planning may not be sufficient to address all technology-related risks, which are constantly evolving.
All of our products utilize resources and services provided by third parties, in particular, providers of cloud-based services. We have periodically experienced service disruptions in the past, and we cannot be sure that we will not experience interruptions or delays in our service, or cyberattacks and similar security breaches, in the future. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage, interrupt, or otherwise disrupt the third-party resources or services we use. Any prolonged service disruption affecting our platform could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers, or otherwise materially and adversely affect our business, financial condition, results of operations, and prospects. In the event of damage or interruption, our insurance policies may not adequately compensate us for any losses.
Our platform is accessed by many customers and prospective customers, often at the same time. As our customer base and range of product offerings continue to expand, we may not be able to scale our technology to accommodate the increased capacity requirements, which may result in interruptions or delays in service. In addition, the failure of third-party service providers to meet our capacity requirements could result in interruptions or delays in access to our platform or impede our ability to grow our business and scale our operations. If our third-party service agreements are terminated, or there is a lapse of service, interruption of internet service provider connectivity, or damage to data centers, we could experience interruptions in access to our platform as well as delays and additional expense in arranging new facilities and services. Any service disruption affecting our platform could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers, or otherwise materially and adversely affect our business, financial condition, results of operations, and prospects.
Additionally, the technology and other controls and processes we have created to help us identify misrepresented information in our loan production operations were designed to obtain reasonable, not absolute, assurance that such information is identified and addressed appropriately. Accordingly, such controls may not have detected, and may fail in the future to detect, all misrepresented information in our operations.
If our operations are disrupted or otherwise negatively affected by a technology disruption or failure, this could result in customer dissatisfaction and damage to our reputation and brand, and materially and adversely affect our business, financial condition, results of operations, and prospects. We do not carry business interruption insurance sufficient to compensate us for all losses that may result from interruptions in our service as a result of systems disruptions, failures and similar events.
Our products use third-party software, hardware and services that may be difficult to replace or cause errors or failures of our products that could materially and adversely affect our business, financial condition, results of operations, or prospects.
In addition to our proprietary software, we license third-party software, utilize third-party hardware and depend on services from various third parties for use in our products. In the future, these software, hardware, or services may not be available to us on commercially reasonable terms, or at all. Any loss of the right to use, or increase in cost of, any such software, hardware or services could result in decreased functionality of our products until equivalent technology is either developed by us or, if available from another provider, is identified, obtained and integrated, which could materially and adversely affect our business, financial condition, results of operations, and prospects. In addition, any errors or defects in or failures of the software, hardware or services we rely on, whether maintained by us or by third parties, could result in errors or defects in our products or cause our products to fail, which could materially and adversely affect our business, financial condition, results of operations, and prospects, and be costly to correct. Many of our third-party providers attempt to impose limitations on their liability for such errors, defects or failures, and if enforceable, we may have additional liability to our customers or to other third parties that could harm our reputation and increase our operating costs. We will need to maintain our relationships with third-party software, hardware and service providers and make efforts to obtain software, hardware and services from such providers that do not contain any errors or defects. Any failure to do so could materially and adversely affect our ability to deliver effective products to our customers and loan applicants and materially and adversely affect our business, financial condition, results of operations, and prospects.
To operate our website, and provide our product offerings, we use software packages from a variety of third parties, which are customized and integrated with code that we have developed ourselves. We rely on third-party software product offerings related to loan information verification, loan document production and interim loan servicing. If we are unable to integrate this software in a fully functional manner, we may experience increased costs and difficulties that could delay or prevent the successful development, introduction or marketing of new product offerings.
Some aspects of our platform include open source software or software that uses open source software and the requirements of or the failure to comply with the terms of one or more of the open source licenses governing the use of such software could materially and adversely affect our business, financial condition, results of operations, and prospects.
Aspects of our platform incorporate software subject to open source licenses, which may include, by way of example, the Berkeley Software Distribution licenses and the Apache licenses. The terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that limits our use of the software, inhibits certain aspects of our platform, obligates us to publicly disclose our proprietary source code, requires us to license some or all of our proprietary software for free or a nominal fee, or otherwise materially and adversely affect our business, financial condition, results of operations, and prospects. We may also face claims from others claiming ownership of, or seeking to enforce the terms of, an open source license, including by demanding public release of the open source software, derivative works created based upon such open source software, or our proprietary source code that was developed using, or that incorporates, such software, or to license the products that use open source software under terms that allow reverse engineering, reverse assembly or disassembly. These claims could also result in litigation (which may require us to expend significant resources and attention), require us to purchase a costly license or require us to devote additional research and development resources to change our software in order to replace software subject to such claims, any of which could materially and adversely affect our business, financial condition, results of operations, and prospects.
In addition to risks related to license requirements, the use of open source software can lead to greater risks than the use of third-party commercial software because some open source projects contain vulnerabilities or architectural instabilities that are either publicly known or publicly discoverable, and because open source licensors generally make their open source software available “as-is” and do not provide indemnities, warranties or controls. Many of the risks associated with the use of open source software cannot be eliminated, and could materially and adversely affect our business, financial condition, results of operations, and prospects.
We could be materially and adversely affected if we inadequately obtain, maintain, protect and enforce our intellectual property and proprietary rights and may face allegations that our product offerings or conduct infringes on the intellectual property rights of third parties.
Trademarks, trade secrets, and other intellectual property and proprietary rights are important to our success and our competitive position. We rely on a combination of trademarks, service marks, trade secrets and domain names, as well as confidentiality procedures and contractual provisions to protect our intellectual property and proprietary rights. We also rely on our trademarks, service marks, domain names and logos to market our brands, to build and maintain brand loyalty and recognition and to generate goodwill. Despite these measures, third parties may attempt to disclose, obtain, copy or use intellectual property owned or licensed by us and these measures may not prevent misappropriation, infringement, reverse engineering or other violation of intellectual property or proprietary rights owned or licensed by us, particularly in foreign countries where laws or enforcement practices may not protect our proprietary rights as fully as in the United States. In addition, departing employees may attempt to misappropriate software upon their departure in a manner that may be difficult to detect, or to prove in a court action undertaken to remedy the misappropriation. In at least one instance, a former Better software engineer attempted to misappropriate a substantial amount of source code upon their departure, and the company was forced to seek a restraining order to resolve the issue. Although the case was satisfactorily resolved, similar events may occur in the future, and no assurance can be given that Better Home & Finance would prevail in future disputes of a similar nature. Furthermore, confidentiality procedures and contractual provisions can be difficult or costly to enforce and, even if successfully enforced, may not be entirely effective. In addition, we cannot guarantee that we have entered into confidentiality agreements with all team members, partners, independent contractors, consultants or other third parties that have or may have had access to our trade secrets or other proprietary or confidential information. Additionally, such confidentiality agreements may be breached or adequate remedies may not be available in the event of an unauthorized access, use or disclosure of our trade secrets or other proprietary or confidential information. Any issued or registered intellectual property owned by or licensed to us may be challenged, invalidated, held unenforceable or circumvented in litigation or other proceedings, including re-examination, inter partes review, post-grant review, covered business method review, interference and derivation proceedings and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings), and such intellectual property rights may be lost or no longer provide us meaningful competitive advantages.
In addition, we have licensed our technology to third parties and plan to license our technology in the future. Such licensing arrangements, by their nature, increase the risk of a technology licensee claiming Better Mortgage Corporation breached its licensing agreement or the technology otherwise did not meet the client’s expectations. If this happened, Better Mortgage Corporation could also face negative press and be required to spend significant resources in order to protect our intellectual property rights. Litigation brought to protect and enforce our intellectual property rights, either in the United States or internationally, could be costly and time consuming, could result in the diversion of time and attention of our management team, and may not be successful or could result in the impairment or loss of portions of our intellectual property. Furthermore, attempts to enforce our intellectual property rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us, or result in a holding that invalidates, or narrows the scope of, our rights, in whole or in part. Our failure to secure, maintain, protect and enforce our intellectual property rights could materially and adversely affect our brands, business, financial condition, results of operations, and prospects.
Our success and ability to compete also depends in part on our ability to operate without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties. We may, in the future, encounter disputes from time to time concerning intellectual property rights of others, including our competitors, and we may not prevail in these disputes. Third parties may raise claims against us alleging infringement, misappropriation or other violations of their intellectual property rights, including trademarks, copyrights, patents, or trade secrets. We may not be aware of whether our products or services, or products and services we license from third parties, do or will infringe existing or future patents or other intellectual property rights of others. In addition, there can be no assurance that one or more of our competitors who have developed competing technologies or our other competitors will not be granted patents for their technology and allege that we have infringed such patents. Some third-party intellectual property rights may be broad, and it may not be possible for us to conduct our operations in such a way as to avoid all alleged infringements, misappropriations or other violations of such intellectual property rights. In addition, former employers of our current, former or future employees or contractors may assert claims that such employees or contractors have improperly disclosed to us or misappropriated the confidential or proprietary information of these former employers. Litigation may be necessary to enforce our intellectual property rights, defend against alleged infringement or determine the validity and scope of proprietary rights claimed by others. Such disputes or litigation could be costly, time consuming and could result in the diversion of time and attention of our management team, and the resolution of any such disputes or litigations is difficult to predict.

Future litigation may also involve non-practicing entities or other intellectual property owners who have no relevant product offerings or revenue and against whom our ownership of intellectual property may therefore provide little or no deterrence or protection. An assertion of an intellectual property infringement, misappropriation or other violation claim against us, regardless of the merit or resolution of such claim, may result in adverse judgments, settlement on unfavorable terms or cause us to spend significant amounts of time and attention to defend, even if we ultimately prevail, and we may have to pay significant monetary damages, lose significant revenues, be prohibited from using the relevant systems, processes, technologies or other intellectual property (temporarily or permanently), cease providing certain product offerings or incur significant license, royalty or technology development expense, or suffer harm to our brand, any of which could materially and adversely affect our business, financial condition, results of operations, or prospects. Even in instances where we believe that claims and allegations of intellectual property infringement, misappropriation or other violations against us are without merit, defending against such claims could be costly, time consuming and could result in the diversion of time and attention of our management team and technical personnel. In addition, although in some cases a third party may have agreed to indemnify us for such infringement, misappropriation or other violation, such indemnifying party may refuse or be unable to uphold its contractual obligations, or such indemnification may not sufficiently cover the potential claims, which may be significant. In other cases, our insurance may not cover potential claims of this type adequately or at all, and we may be required to pay monetary damages, which may be significant.
An adverse determination in any intellectual property claim could require us to pay damages (compensatory or punitive) and/or temporarily or permanently stop using our technologies, trademarks, copyrighted works and other material found to be in violation of another party’s rights and could prevent us from licensing our technologies to others unless we enter into royalty or licensing arrangements with the prevailing party or are able to redesign our product offerings and processes to avoid infringement. Any such license may not be available on reasonable terms, if at all, and there can be no assurance that we would be able to redesign our product offerings in a way that would avoid any such limitation. In addition, such claims, or resulting damages or injunctions, may result in negative publicity about us, which could materially and adversely affect our reputation.
Any successful infringement or other intellectual property claim made against us or our failure to develop non-infringing technology or obtain a license to the rights to the intellectual property of others on commercially reasonable terms could have a material adverse effect on our reputation and business, financial condition, results of operations, and prospects.
We may not be able to enforce our intellectual property rights throughout the world, which could have a material adverse effect on our business, results of operations, financial condition and liquidity.
There can be no assurance that we will be able to protect our intellectual property now or in the future against unauthorized use within each of our geographic markets. Filing, prosecuting and defending our intellectual property in all countries throughout the world may be prohibitively expensive. We may not be able to effectively protect our intellectual property from misappropriation or infringement in countries where effective patent, trademark, trade secret and other intellectual property laws and judicial systems may be unavailable or may not adequately protect our proprietary rights. The lack of adequate legal protections of intellectual property or of legal remedies for related actions could have a material adverse effect on our business, results of operations, financial condition and liquidity.
Risks Related to Our Indebtedness and Warehouse Lines of Credit
Our debt obligations could materially and adversely affect our business, financial condition, results of operations, and prospects. Our ability to meet our payment obligations under our debt facilities depends on our ability to generate significant cash flows or obtain external financing in the future. We cannot assure you that we will be able to generate sufficient cash flow or obtain external financing on terms acceptable to us or at all.
We have incurred in the past, and expect to incur in the future, debt to finance our operations, capital investments, and business acquisitions and to restructure our capital structure.

Our debt obligations could materially and adversely impact us. For example, these obligations could:
•require us to use a large portion of our cash flow to pay principal and interest on debt, which will reduce the amount of cash flow available to fund working capital, capital expenditures, acquisitions, research and development, or R&D, expenditures and other business activities;
•result in certain of our debt instruments being accelerated to be immediately due and payable or being deemed to be in default if certain terms of default are triggered, such as applicable cross-default and/or cross-acceleration provisions;
•limit our future ability to raise funds for capital expenditures, strategic acquisitions or business opportunities, R&D and other general corporate requirements;
•restrict our ability to incur specified indebtedness, create or incur certain liens and enter into sale-leaseback financing transactions;
•increase our vulnerability to adverse economic and industry conditions; and
•increase our exposure to interest rate risk from variable rate indebtedness.
Our ability to comply with these provisions may be affected by events beyond our control, and if we are unable to meet or maintain the necessary covenant requirements or satisfy, or obtain waivers for, the covenants, we may lose the ability to borrow under all of our debt facilities, which could materially and adversely affect our business.
Our ability to meet our payment obligations and satisfy certain financing covenants (including minimum levels of profitability, tangible net worth, liquidity, and maximum levels of consolidated leverage) under our debt facilities depends on our ability to generate significant cash flows or obtain external financing in the future. This ability, to some extent, is subject to market, economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. There can be no assurance that our business will generate cash flow from operations, or that additional capital will be available to us, in amounts sufficient to enable us to meet our debt payment obligations and to fund other liquidity needs.
Our ability to refinance existing debt and borrow additional funds is affected by a variety of factors, including:
•limitations imposed on us under existing and future debt facilities that contain restrictive covenants and borrowing conditions that may limit our ability to raise additional debt;
•a decline in liquidity in the credit markets, or elevated interest rates;
•volatility in our mortgage loan sales secondary market;
•the financial strength of the lenders from whom we borrow;
•the decision of lenders from whom we borrow to reduce their exposure to mortgage loans due to global economic conditions, or a change in such lenders’ strategic plan, future lines of business, the COVID-19 pandemic, or otherwise;
•the amount of eligible collateral pledged on debt facilities, which may be less than the borrowing capacity of these facilities;
•the larger portion of our warehouse lines that is uncommitted, versus what is committed;
•more stringent financial covenants in such refinanced facilities, which we may not be able to achieve; and
•accounting changes that impact calculations of covenants in our debt facilities.
If the refinancing or borrowing guidelines become more stringent and such changes result in increased costs to comply or decreased loan production volume, such changes could materially and adversely affect our business.

We rely on our warehouse lines to fund loans and otherwise operate our business. If one or more of such facilities is terminated or otherwise becomes unavailable for us to use, we may be unable to find replacement financing at commercially favorable terms, or at all, which could have a material adverse effect on our business.
Our business model is to fund substantially all of the loans we close on a short-term basis primarily under our warehouse lines as well as from our operations for any amounts not advanced by warehouse lenders. Loan production activities generally require short-term liquidity in excess of amounts generated by our operations. The loans we produce are typically financed through one of our warehouse lines before being sold to a loan purchaser. Our borrowings are in turn generally repaid with the proceeds we receive from mortgage loan sales, such as loss of hedging counterparties. We are currently, and may in the future continue to be, dependent upon a handful of warehouse lenders to provide the primary funding facilities for our loans. Delays or failures in the mortgage loan sales could have a material adverse effect on our liquidity and our ability to repay existing borrowings or obtain additional funds. Consistent with industry practice, we hedge our loan pipeline to optimize Gain on Sale Margin.
We currently have a lower proportion of loans funded through our warehouse lines than our typical past practice, with an increasing proportion of company-funded loans held for sale. As our origination volumes have declined, the number of loans we originate that are ineligible for warehouse funding, or are required to be repurchased from loan purchasers due to underwriting defects, have made up a larger share of our loans held for sale. Specifically, a loan purchaser can require us to repurchase a defective loan up to three years after sale, and therefore even if the percentage of loans requiring repurchase remains steady, they make up a larger portion of current loans held for sale given the volume decline. Additionally, our net losses in 2021 and 2022 have led to lower advance rates under our warehouse facilities than we have had in the past. Because our business model is to utilize warehouse facilities as short-term financing for our loan production, the decreased utilization of our warehouse lines for our current portfolio of loans held for sale may have a stronger effect on our liquidity than it would otherwise.
Our ability to fund current operations depends upon our ability to secure these types of short-term financings on acceptable terms and to renew or replace the financings as they expire. Consistent with industry practice, our existing warehouse lines are 364-day facilities, with maturities staggered throughout the calendar year, and these facilities are therefore required to be renewed on an annual basis. We have obtained waivers or amendments to certain of our warehouse lines. For more information, see “—Risks Related to Better Home & Finance’s Business—Risks Related to Our Indebtedness—Certain of our secured debt obligations require us to satisfy financial covenants, including minimum levels of profitability, tangible net worth, liquidity, and maximum levels of consolidated leverage. We have obtained amendments relating to certain financial covenants.”
Our access to, and our ability to renew, our existing warehouse lines has suffered and could continue to suffer in the event of: (i) the deterioration in the performance of the loans underlying the warehouse lines; (ii) our failure to maintain sufficient levels of eligible assets; (iii) our inability to collect and maintain all records relating to the mortgage loans underlying the warehouse lines; (iv) our inability to access the secondary market for mortgage loans; or (v) perceived reputational concerns by warehouse lenders. As an example, as discussed elsewhere in this prospectus, Better has been subject to significant negative media coverage regarding, among other things, its series of workforce reductions and the Better Founder and CEO stepping away from full-time engagement, which has affected the public perception of Better Home & Finance and has had and may in the future have a corresponding effect on perceived reputational concerns by warehouse lenders, including causing them to reduce or not renew our warehouse lines (for more information, see “—Risks Related to Better Home & Finance’s Business—Risks Related to Recent Events Regarding our Business and our Founder and CEO—Vishal Garg, our Founder and CEO, exposes us to particular risks and uncertainties regarding his control over our operations, both directly as our CEO and our largest stockholder, as well as through our commercial relationships with his various affiliates, which could materially and adversely affect our business, financial condition, results of operations, and prospects”). In addition, Barclays provided Better with a $500.0 million warehouse line and received $937,500 in upfront fee revenue when the facility was closed.
In the event that a number of our warehouse lines are terminated or are not renewed, if such counterparties to any of these agreements fail to perform or if the principal amount that may be drawn under our funding agreements that provide for immediate funding at closing were to significantly decrease, we may be unable to find replacement financing on commercially favorable terms, or at all, which could materially and adversely affect our business. In addition, our reliance on warehouse lines of credit for purposes of funding loans contains certain risks, as the financial crisis of 2008-2009 resulted in certain warehouse lenders refusing to honor lines of credit for non-banks without a deposit base. Given the broad impact of elevated interest rates on the financial markets, our future ability to borrow money to fund our current and future loan production is uncertain. If we are unable to refinance or obtain additional funds for borrowing, our ability to maintain or grow our business could be limited.
If the value of the collateral underlying certain of our warehouse lines decreases, we could be required to satisfy a margin call, and an unanticipated margin call could have a material adverse effect on our liquidity.
Certain of our warehouse lines are subject to margin calls based on the lender’s opinion of the value of the loan collateral securing such financing. A margin call would require us to repay a portion of the outstanding borrowings. A large, unanticipated margin call could have a material adverse effect on our liquidity. For example, as a result of the declines in interest rates in the initial days of the COVID-19 pandemic, we have previously faced heightened margin calls. While margin calls have been less of a concern in rising rate environments, during periods of higher interest rate volatility, we have experienced meaningful demands for repayments. To date, we have satisfied all such margin calls. There can be no assurance that we will be able to satisfy future margin calls, and any failure to do so would materially and adversely affect our business, financial condition and results of operations. We may be required to post collateral during periods of interest rate fluctuations, particularly during periods of interest rate decline.
Borrowings under our finance and warehouse lines expose us to interest rate risk because of variable rates of interest that could materially and adversely impact the financing of our business.
Borrowings under our finance and warehouse lines are at variable rates of interest, which also expose us to interest rate risk. If interest rates increase, our debt service obligations on certain of our variable-rate indebtedness will increase even though the amount borrowed remains the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. We have not historically entered into interest rate swaps on our warehouse lines of credit to reduce interest rate volatility.
If our loan production subsidiary, Better Mortgage Corporation, fails to operate at a profit, the terms of certain of our agreements with financial counterparties, including our warehouse lines, would become more restrictive, which could detrimentally affect our ability to obtain financing for our loan production or other lines of business, which in turn would negatively affect our business, results of operations, financial condition and liquidity.
Certain of our warehouse lines have terms that are dependent on the profitability of Better Mortgage Corporation. If Better Mortgage Corporation operates at a net loss for a specified period, then the following terms of certain of our warehouse lines would become more restrictive: (1) minimum liquidity covenants would increase and require us to hold more cash and cash equivalents, (2) advance rates would decrease, which would reduce the amount of funding available per loan funded into our warehouse lines and (3) tangible net worth requirements would increase, requiring us to limit our leverage ratio, which would reduce our operational flexibility. Additionally, certain of our financial counterparties are able to demand greater collateral in their relationships with us when we operate at a net loss. To the extent any of these more restrictive conditions results in a diminished ability for us to fund our mortgage production prior to its sale into our purchaser network, our capacity to produce mortgages would be reduced, which in turn would negatively affect our business, and, if so affected for a prolonged period of time, result in a material adverse effect on our business, results of operations, financial condition and liquidity. Due to changes in the market and in our business, our financial covenants are typically set at levels commensurate with the higher mortgage volumes and earnings that we experienced at the time these agreements were entered into. As a result, we have and may be in breach of financial maintenances and other covenants applicable to our warehouse facilities, but we have generally obtained waivers, amendments or extensions to enable us to continue to access these warehouse facilities.

Risks Related to Our Regulatory Environment
We operate in a heavily regulated industry, and our loan production and real estate brokerage activities, title and settlement services activities and homeowners insurance agency activities expose us to risks of noncompliance with a large and increasing body of complex laws and regulations at the U.S. federal, state and local levels, which, at times, may be inconsistent.
Due to the heavily regulated nature of the mortgage, home ownership, real estate, and insurance industries, we are required to comply with a wide array of U.S. federal, state and local laws and regulations that regulate, among other things, the manner in which we conduct our loan production and other businesses and the fees that we may charge, and the collection, use, retention, protection, disclosure, transfer and other processing of personal information. Governmental authorities and various U.S. federal and state agencies have broad oversight and supervisory authority over our business. For instance, because we produce loans and provide Better Plus products and services across numerous states, we must be licensed in all relevant jurisdictions and comply with the respective laws and regulations of each, as well as with judicial and administrative decisions applicable to us.
Both the scope of the laws and regulations and the intensity of the supervision to which our business is subject have increased over time, in response to the financial crisis as well as other factors such as technological and market changes. Failure to satisfy certain requirements or restrictions could result in a variety of regulatory actions such as fines, directives requiring certain steps be taken, suspension of authority to operate or ultimately a revocation of authority or license. Certain types of regulatory actions could result in a breach of representations, warranties and covenants, and potentially cross-defaults in our financing arrangements which could limit or prohibit our access to liquidity to operate our business. In addition, while the Biden administration promulgates new rules or guidance, it also may interpret existing laws and regulations in novel ways and/or expand enforcement priorities at certain federal agencies, such as the CFPB and the FTC. It is therefore possible that new rulemakings, interpretations, or enforcement actions will materially and adversely affect our business, affiliates, and strategic relationships.
We expect that our business will remain subject to extensive regulation and supervision. Although we have systems and procedures designed to comply with developing legal and regulatory requirements, we cannot assure you that more restrictive laws and regulations will not be adopted in the future, or that governmental bodies or courts will not interpret existing laws or regulations in a different or more restrictive manner than we have, which could render our current business practices non-compliant or which could make compliance more difficult or expensive. Any of these or other changes in laws or regulations could materially and adversely affect our business, financial condition, results of operations, and prospects.
We are subject to various telecommunications, data protection and privacy laws and regulations, as well as various consumer protection laws, including predatory lending laws, and failure to comply with such laws can result in material adverse effects.
We are currently subject to a variety of, and may in the future become subject to additional U.S. federal, state and local laws and regulations that are continuously evolving and developing, including laws on advertising, as well as privacy laws and regulations, such as the Telephone Consumer Protection Act, or the TCPA, the Telemarketing Sales Rule, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, or the CAN-SPAM Act, the GLBA, and, at the state level, the CCPA, the VCDPA, the CPA, and the Connecticut Data Privacy Act. We expect more states to enact similar comprehensive privacy legislation, as Utah did, with its new law becoming effective later this year, and Delaware, Iowa, Indiana, Montana, Oregon, Tennessee, and Texas have done, with their new laws becoming effective in July 2024 (Oregon, Tennessee, and Texas), October 2023 (Montana), January 2025 (Delaware and Iowa), and January 2026 (Indiana). These types of laws and regulations directly impact our business and require ongoing compliance, monitoring and internal and external audits as they continue to evolve, and may result in ever-increasing public and regulatory scrutiny and escalating levels of enforcement and sanctions. Subsequent changes to data protection and privacy laws and regulations could also impact how we process personal information and, therefore, limit the effectiveness of our product offerings or our ability to operate or expand our business, including limiting strategic relationships that may involve the sharing of personal information.

We must also comply with a number of federal, state and local consumer protection laws and regulations including, among others, the Truth in Lending Act, or TILA, RESPA, the Equal Credit Opportunity Act, the FCRA, the Fair and Accurate Credit Transactions Act of 2003, the Red Flags Rule, the Fair Housing Act, the Electronic Fund Transfer Act, the Servicemembers Civil Relief Act, the Military Lending Act, the Fair Debt Collection Practices Act, the Homeowners Protection Act, the Home Mortgage Disclosure Act, the Home Ownership and Equity Protection Act of 1994 or the HOEPA, the SAFE Act, the Federal Trade Commission Act, the FTC Credit Practices Rules and the FTC Telemarketing Sales Rule, the Mortgage Acts and Practices Advertising Rule, the Bank Secrecy Act and anti-money laundering requirements, the Foreign Corrupt Practices Act, the Electronic Signatures in Global and National Commerce Act and related state-specific versions of the Uniform Electronic Transactions Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act and other U.S. federal and state laws prohibiting unfair, deceptive or abusive acts or practices as well as the Bankruptcy Code and state foreclosure laws. These statutes apply to loan production, loan servicing, marketing, use of credit reports or credit-based scores, safeguarding of nonpublic, personally identifiable information about our customers, foreclosure and claims handling, investment of and interest payments on escrow balances and escrow payment features, and mandate certain disclosures and notices to customers.
In particular, U.S. federal, state and local laws have been enacted that are designed to discourage predatory lending and servicing practices. The HOEPA prohibits inclusion of certain provisions in residential loans that have mortgage rates or origination fees in excess of prescribed levels and requires that borrowers be given certain disclosures prior to origination. Some states have enacted, or may enact, similar laws or regulations which, in some cases, impose restrictions and requirements greater than those imposed by the HOEPA. In addition, under the anti-predatory lending laws of some states, the production of certain residential loans, including loans that are not classified as “high cost” loans under applicable law, must satisfy a net tangible benefits test with respect to the related borrower. This test may be highly subjective and open to interpretation. As a result, a court may determine that a residential loan, for example, does not meet the test even if the related originator reasonably believed that the test was satisfied. Failure of residential loan originators or servicers to comply with these laws, to the extent any of their residential loans are or become part of our mortgage-related assets, could subject us, as a producer of loans or servicer or, in the case of acquired loans, as an assignee or purchaser, to monetary penalties and could result in the borrowers rescinding the affected loans. Lawsuits have been brought in various states making claims against originators, servicers, assignees and purchasers of high-cost loans for violations of state law. Named defendants in these cases have included numerous participants within the secondary mortgage market. If our loans are found to have been produced in violation of predatory or abusive lending laws, we could be subject to lawsuits or governmental actions or we could be fined or incur losses and incur reputational damage.
Our failure to comply with applicable U.S. federal, state and local telecommunications, data protection, privacy and consumer protection laws could lead to:
•loss of our licenses and approvals to engage in our lending, servicing and brokering businesses;
•damage to our reputation in the industry;
•governmental investigations and enforcement actions, which also could involve allegations that such compliance failures demonstrate weaknesses in our CMS;
•administrative fines and penalties and litigation;
•civil and criminal liability, including class action lawsuits and defenses to foreclosure;
•diminished ability to sell loans that we produce or purchase, requirements to sell such loans at a discount compared to other loans or repurchase or address indemnification claims from purchasers of such loans, including the GSEs;
•inability to raise capital; and
•inability to execute on our business strategy, including our growth plans.

We did not receive approval from New York state regulators prior to consummation of the Business Combination, which could adversely affect our business.
The consummation of the Business Combination required certain state regulatory approvals from states in which we are licensed. We did not receive approval from New York state regulators prior to consummation of the Business Combination, including the New York State Department of Financial Services. Accordingly, the New York State Department of Financial Services has the discretion to suspend or revoke our license or otherwise restrict our ability to originate or service loans in New York and impose administrative fines, penalties or enforcement actions or civil and/or criminal penalties. We continue to work to obtain approval from New York state regulators for the Business Combination. While New York comprised approximately 2.1% of our Funded Loan Volume in 2022, restrictions on our ability to originate loans in New York or other enhanced regulatory scrutiny would negatively affect our business, results of operations and growth prospects, as well as potentially negatively impact market perception of us and our relationships with vendors and other stakeholders.
Our Better Real Estate and Better Settlement Services businesses are subject to significant additional regulation.
Better Real Estate as a licensed real estate brokerage, and Better Settlement Services as a licensed title and settlement services provider, are currently subject to a variety of, and may in the future become subject to, additional federal, state and local laws that are continuously changing, including laws related to: the real estate, brokerage, title and mortgage industries; mobile-and internet-based businesses; and data security, advertising, privacy and consumer protection laws (which may include fiduciary duties of the real estate broker to the consumer). For instance, Better Real Estate and Better Settlement Services are subject to U.S. federal laws such as RESPA, which prohibit kickbacks, referrals, and unearned fees, and include restrictions on affiliated business arrangements. See “—Risks Related to Better Home & Finance’s Business—Risks Related to Our Regulatory Environment—Federal and state laws regulate our strategic relationships with third parties and affiliates; a determination that we have failed to comply with such laws could require restructuring of the relationships, result in material financial liabilities and exposure to regulatory enforcement and litigation risk, and/or diminish the value of these relationships.” Several states have also implemented laws and regulations aimed at prohibiting kickbacks and other inducements associated with referrals to or from title insurance agents or corporations. In some instances, these requirements are more expansive than RESPA, and negate certain exemptions an entity would rely on for purposes of RESPA compliance. Several states also have laws limiting the amount of title insurance that may be provided to an affiliate, such as Better Mortgage Corporation. These laws can be costly to comply with, require significant management attention, and could subject us to claims, government enforcement actions, civil and criminal liability or other remedies, including revocation of licenses and suspension of business operations.
In some cases, how such laws and regulations will be applied to Better Real Estate is unclear to the extent those laws and regulations were created for more traditional real estate brokerages. If we are unable to comply with and become liable for violations of these laws or regulations, or if unfavorable regulations or interpretations of existing regulations by courts or regulatory bodies are implemented, we could be directly harmed and forced to implement new measures to reduce our liability exposure. It could cause our operations in affected markets to become overly expensive, time consuming or even impossible. As a result, we may be required to expend significant time, capital, managerial and other resources to modify or discontinue certain operations, limiting our ability to execute our business strategies, deepen our presence in our existing markets or expand into new markets. In addition, any negative exposure or liability could harm our brand and reputation. Any costs incurred as a result of this potential liability could materially and adversely affect our business, financial condition, results of operations, and prospects.
The laws and regulations to which we are subject are constantly evolving, together with the scope of supervision.
As U.S. federal, state and local laws evolve, it may be more difficult for us to identify these developments comprehensively, to interpret changes accurately and to train our team members effectively with respect to these laws and regulations. Adding to these difficulties, laws may conflict with each other and, if we comply with the laws of one jurisdiction, we may find that we are violating laws of another jurisdiction. These difficulties potentially increase our exposure to the risks of noncompliance with these laws and regulations, which could materially and adversely affect our business. In addition, our failure to comply with these laws, regulations and rules may result in reduced payments by customers, modification of the original terms of loans, permanent forgiveness of debt, delays or defenses in the foreclosure process, increased servicing advances, litigation, enforcement actions and repurchase and indemnification obligations, as well as potential allegations that such compliance failures demonstrate weaknesses in our CMS. A failure to adequately supervise service providers and vendors, including outside foreclosure counsel, may also have a material adverse effect.
The laws and regulations applicable to us are subject to administrative or judicial interpretation, but some of these laws and regulations have been enacted only recently and may not yet have been interpreted or may be interpreted infrequently or inconsistently. Ambiguities in applicable laws and regulations may leave uncertainty with respect to permitted or restricted conduct and may make compliance with laws, and risk assessment decisions with respect to compliance with laws difficult and uncertain. In addition, ambiguities make it difficult, in certain circumstances, to determine if, and how, compliance violations may be cured. The adoption by industry participants of different interpretations of these statutes and regulations has added uncertainty and complexity to compliance. We may fail to comply with applicable statutes and regulations even if acting in good faith, due to a lack of clarity regarding the interpretation of such statutes and regulations, which may lead to regulatory investigations, governmental enforcement actions or private causes of action with respect to our compliance.
To resolve issues raised in examinations or other governmental actions, we may be required to take various corrective actions, including changing certain business practices, making refunds or taking other actions that could be financially or competitively detrimental to us. We expect to continue to incur costs to comply with governmental regulations. In addition, certain legislative actions and judicial decisions can give rise to the initiation of lawsuits against us for activities we conducted in the past. Furthermore, provisions in our mortgage loan and other loan product documentation, including but not limited to the mortgage and promissory notes we use in loan productions, could be construed as unenforceable by a court. We have been, and expect to continue to be, subject to regulatory enforcement actions and private causes of action from time to time with respect to our compliance with applicable laws and regulations.
Failure to comply with employment and labor laws and regulations could materially and adversely affect our business, financial condition and results of operations.
We are subject to a variety of federal and state employment and labor laws and regulations, including the Americans with Disabilities Act, the Federal Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act and other regulations related to working conditions, wage-hour pay, over-time pay, employee benefits, anti-discrimination, and termination of employment. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions. In addition from time to time we have received, and expect to continue to receive, correspondence from current and former employees terminated by us who threaten to bring claims against us alleging that we have violated one or more labor and employment laws or regulations. In certain instances, current and former employees have threatened to bring claims against us, some of which have proceeded to litigation or arbitration against us, and we may encounter similar threatened claims and actions against us in the future. An adverse outcome in any such litigation could require us to pay contractual damages, compensatory damages, punitive damages, attorneys’ fees and costs.
Claims, enforcement actions or other proceedings could harm our reputation, business, financial condition and results of operations. If we do not prevail in any possible civil litigation, our reputation, business, financial condition and results of operations could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees.
If we do not obtain and maintain the appropriate state licenses, we will not be allowed to produce or service loans or provide other services in some states, which could materially and adversely affect our business, financial condition, results of operations, and prospects.
Our operations are subject to regulation, supervision and licensing under various U.S. federal, state and local statutes, ordinances and regulations. In most states in which we operate, a regulatory agency regulates and enforces laws relating to loan production and servicing companies such as us. These rules and regulations, which vary from state-to-state, generally provide for licensing as a loan production company, loan brokering company, loan servicing company, debt collection agency or third-party default specialist, as applicable, licensure for certain individuals involved in loan production and in some cases servicing, requirements as to the form and content of contracts and other documentation, licensing of team members and team member hiring background checks, restrictions on production, brokering and collection practices, fees and charges, disclosure and record-keeping requirements, and protection of borrowers’ rights. Future state legislation and changes in existing regulation may significantly increase our compliance costs or reduce the amount of fees we may charge, which could make our business cost-prohibitive in the affected state or states and could materially and adversely affect our business.
We are subject to periodic examination by state and other regulatory authorities in the jurisdictions in which we conduct business. In addition, we must comply with requirements to report to the state regulators certain changes to our business; for instance, the maintenance of certain state licenses requires the submission of information regarding and the approval of control persons of the licensed entity which, depending on applicable state law, may include, for example, persons with a direct or indirect ownership interest of 10% or more (and in certain contexts 5% or more) of the outstanding voting power of our outstanding common stock. Some states in which we operate require special licensing or provide extensive regulation of our business. While we endeavor at all times to maintain all licenses and registrations applicable to the activities in which we engage, there is a risk that we could inadvertently conduct activities for which a state licensing authority takes the position licensure is required or that the state licensing agencies may interpret the licensing requirements in a manner that differs from the published statutes, regulations, or guidance or our interpretation of such. When we have become aware of such differences or novel interpretations—for example, when certain state regulators have questioned whether Better Mortgage Corporation acts under appropriate authority to perform production services on behalf of another lender—we have explained our interpretation, modified our activities, obtained additional state approval and/or entered into agreements that require modification of our activities, reporting obligations or penalties. This type of risk is inherent in the relationships between regulated entities and their regulators.
Similarly, due to the geographic scope of our operations and the nature of the services our Better Real Estate business provides, we may be required to obtain and maintain additional real estate brokerage licenses in certain states where we operate. Some states require real estate agents or brokers to obtain entity or agency licenses for their real estate broker services, while other states require real estate agents or brokers to be licensed individually. There are also states that require both licensures. Most states require licensees to take periodic actions, such as through periodic renewal or ongoing education, to keep the license in good standing.
Because its lender customers are in multiple states, Better Settlement Services is required to obtain and maintain various licenses for its title agents, providers of appraisal management services, abstracters and escrow and closing personnel. Some states, such as California, require Better Settlement Services to obtain entity or agency licensure, while other states require insurance agents or insurance producers to be licensed individually. There are also states that require both licensures. Many state licenses are perpetual, but licensees must take some periodic actions to keep the license in good standing. Likewise, as a homeowners insurance agency, Better Cover must obtain and maintain licenses in the states in which it does business.
Most states in which Better Settlement Services and Better Cover transact insurance require that the entity be licensed as an insurance agency or producer. Many state licenses are perpetual, but licensees must take some periodic actions to keep their licenses in good standing. For example, these states typically require that each entity be affiliated with an individual licensee to serve as the entity’s designated responsible licensed producer, or DRLP. The range of insurance products which the entity may transact may only be as broad as types of products which the DRLP may transact. A state may suspend the insurance operations of the entity in the event that the entity were not affiliated with a DRLP.
If we enter new markets, as we have in expanding our Better Real Estate business, we may be required to comply with new laws, regulations and licensing requirements. As part of licensing requirements, we are typically required to designate individual licensees of record. We cannot ensure that we are, and will always remain, in full compliance with all relevant licensing laws and regulations, including because interpretation of those laws and regulations may change over time, and we may be subject to fines or penalties, including license suspension or revocation, for any non-compliance. If in the future a state agency were to determine that we are required to obtain additional licenses in that state in order to transact business, or if we lose an existing license or are otherwise found to be in violation of a law or regulation, our business operations in that state may be suspended until we obtain the license or otherwise remedy the compliance issue. Such findings also could subject us to reputational risks.
We may not be able to maintain all requisite licenses and permits, and the failure to satisfy those and other regulatory requirements could restrict our ability to broker, produce, purchase, sell, service or enforce loans. Our failure to satisfy any such requirements also could result in a default under our warehouse lines, other financial arrangements and/or servicing agreements and have a material and adverse effect on our business, financial condition, results of operations, and prospects. Those states that currently do not provide extensive regulation of our business may later choose to do so, and if such states so act, we may not be able to obtain or maintain all requisite licenses and permits. The failure to satisfy those and other regulatory requirements could limit our ability to broker, produce, purchase, sell, service, or enforce loans in a certain state or could result in a default under our financing and servicing agreements and could have a material adverse effect on our business, financial condition, results of operations, and prospects. Furthermore, the adoption of additional, or the revision of existing, rules and regulations could materially and adversely affect our business, financial condition, results of operations, and prospects.
The CFPB continues to be active in its monitoring of the loan production and servicing sectors. New or revised rules and regulations and more stringent enforcement of existing rules and regulations by the CFPB could result in increased compliance costs, enforcement actions, fines, penalties and the inherent reputational harm that results from such actions.
We are subject to the regulatory, supervisory and examination authority of the CFPB, which has oversight of federal and state non-depository lending and servicing institutions, including residential mortgage originators and loan servicers. The CFPB has rulemaking authority with respect to many of the federal consumer protection laws applicable to mortgage lenders and servicers, including TILA and RESPA. The CFPB has issued or amended a number of regulations pursuant to the Dodd-Frank Act relating to loan production and servicing activities, including ability-to-repay and “qualified mortgage” underwriting standards, loan originator compensation standards, and other production standards and practices as well as servicing requirements that address, among other things, periodic billing statements, certain notices and acknowledgments, prompt crediting of borrowers’ accounts for payments received, additional notice, review and timing requirements with respect to delinquent borrowers, loss mitigation, prompt investigation of complaints by borrowers, and lender-placed insurance notices. The CFPB has also amended provisions of the HOEPA regarding the determination of high-cost mortgages, and of Regulation B, to implement additional requirements under the Equal Credit Opportunity Act with respect to valuations, including appraisals and automated valuation models. The CFPB has also issued guidance to loan servicers to address potential risks to borrowers that may arise in connection with transfers of servicing. Additionally, the CFPB has increased the focus on lender liability and vendor management across the mortgage and settlement services industries, which may vary depending on the services being performed.
Effective March 1, 2021 and with a mandatory effective date of October 1, 2022, the CFPB revised the definition of a “qualified mortgage” (“QM”) which permits mortgage lenders to gain a presumption of compliance with the CFPB’s ability to repay requirements if a loan meets certain underwriting criteria. Subsequent to the effective date of the revised rule, lenders are required to comply with a new QM definition in order to receive a safe-harbor or rebuttable presumption of compliance under the ability-to-repay requirements of TILA and its implementing Regulation Z. The revision to the QM definition created additional compliance burdens and removed some of the legal certainties afforded to lenders under the old QM definition. Specifically, the revised QM rule eliminated the previous requirement limiting “qualified mortgages” to a 43% debt-to-income ratio, or DTI, and replaced it with pricing-based thresholds. Loans at 150 basis points or less over the average prime offer rate, APOR, as of the date the interest rate is set, get a safe harbor presumption of compliance, while loans between 151 and 225 basis points over the APOR benefit from a rebuttable presumption of compliance. The new rule also created new requirements for a lender to “consider” and “verify” a borrower’s income and debts and associated DTI, along with a number of other underwriting requirements. Additionally, the new QM definition eliminated a path to regulatory compliance that was available for originating loans that were eligible to be sold to Fannie Mae or Freddie Mac, which was heavily relied upon by a large segment of the mortgage industry. Due to the transition to the new QM definition, there may be residual compliance and legal risks associated with the implementation of these new underwriting obligations.

The CFPB’s loan originator compensation rule prohibits compensating loan originators based on a term of a transaction or a proxy for a term of a transaction, prohibits loan originators from receiving compensation directly from a consumer and from another person in connection with the same transaction, imposes certain loan originator qualification and identification requirements, and imposes certain loan originator compensation recordkeeping requirements, among other things.
The CFPB has iteratively adopted rules over the course of several years regarding mortgage servicing practices that required us to make iterative changes to our mortgage servicing processes and systems. CFPB examination activities have increased and will likely continue to increase, which could also greatly influence the availability and cost of residential mortgage credit and increase servicing costs and risks. These increased costs of compliance, the effect of these rules on the lending industry and loan servicing, and any failure in our ability to comply with the new rules by their effective dates, could materially and adversely affect our business.
In addition, the CFPB has established expectations for a financial institution’s development and maintenance of a sound CMS that is integrated into the overall framework for product design, delivery, and administration across the institution’s entire product and service lifecycle, and that ensures that an institution’s vendors effectively manage their compliance. The CFPB expects an institution’s CMS to include board and management oversight and a compliance program that includes policies and procedures, training, monitoring and/or audit, and consumer complaint response. Our CMS could be criticized, for example, if it is determined that board and management oversight should be strengthened, certain aspects of our employee training program should be augmented, the audit function should be more independent, or we have not sufficiently identified and/or facilitated correction of compliance issues in a timely fashion, due to inadequate allocation of resources or staffing or other causes. Any patterns of violations of consumer financial laws could be considered evidence of CMS weaknesses.
The CFPB also has broad enforcement powers, and can order for violations of its rules and standards, among other things, rescission or reformation of contracts, the refund of moneys or the return of real property, restitution, disgorgement or compensation for unjust enrichment, the payment of damages or other monetary relief, public notifications regarding violations, limits on activities or functions, remediation of practices, external compliance monitoring and civil money penalties. The CFPB has been active in investigations and enforcement actions and, when necessary, has issued civil money penalties to parties the CFPB determines have violated the laws and regulations it enforces. It is also expected that the CFPB’s enforcement posture will become significantly more stringent and aggressive, largely due to the change in leadership by the Biden administration. Our failure to comply with the federal consumer protection laws, rules and regulations to which we are subject, whether actual or alleged, could expose us to enforcement actions, potential litigation liabilities, or reputational harm. The CFPB has the authority to obtain cease-and-desist orders, orders for restitution or rescission of contracts and other kinds of affirmative relief and monetary penalties ranging from up to approximately $6,800 per day for ordinary violations of federal consumer financial laws to approximately $34,000 per day for reckless violations and to approximately $1,360,000 per day for knowing violations.
In addition, the occurrence of one or more of the foregoing events or a determination by the CFPB or any court or regulatory agency that our policies and procedures or other aspects of our CMS are inadequate or do not comply with applicable law could materially and adversely affect our business, financial condition, results of operations, and prospects.
The state regulatory agencies, as well as other federal agencies and loan purchasers, continue to be active in their supervision of the loan production and servicing sectors and the results of these examinations may materially and adversely affect our business, financial condition, results of operations, and prospects.
We are also supervised by state regulatory agencies under state law. State attorneys general, state licensing regulators, and state and local consumer protection offices have authority to investigate consumer complaints and to commence investigations and other formal and informal proceedings regarding our operations and activities. In addition, the GSEs and the FHFA, the FTC, HUD, VA, various loan purchasers, non-agency securitization trustees and others may subject us to periodic reviews and audits. A determination of our failure to comply with applicable law could lead to enforcement action, administrative fines and penalties, license revocation or suspension, or other administrative action. Unresolved or final findings, fines, penalties, or other sanctions issued by one regulator or in one jurisdiction may be required to be affirmatively reported to other regulators, jurisdictions, or private business partners and could cause investigations or other actions by such other regulators, jurisdictions, or private business partners. For example, as described in “—Risks Related to Better Home & Finance’s Business— Risks Related to Our Regulatory Environment—If we do not obtain and maintain the appropriate state licenses, we will not be allowed to produce or service loans or provide other services in some states, which could materially and adversely affect our business, financial condition, results of operations, and prospects,” we received a notice of charges related to certain compliance concerns from the WA DFI that resulted in us agreeing to pay a fine and investigation fee, and provide certain additional training, without limiting our ability to conduct business in that state.
If we are unable to comply with the TILA/RESPA Integrated Disclosure, or TRID, rules, our business and operations could be materially and adversely affected, and our plans to expand our lending business could be materially and adversely impacted.
The CFPB implemented loan disclosure requirements, effective in October 2015, and has subsequently revised such requirements a number of times, to combine and amend certain TILA and RESPA disclosures. The TRID rules significantly changed consumer-facing disclosure rules and added certain waiting periods to allow consumers time to shop for and consider the loan terms after receiving the required disclosures. If we fail to comply with the TRID rules, including but not limited to disclosure timing requirements and the requirements related to disclosing fees within applicable tolerance thresholds, we may be unable to sell loans that we produce or purchase, we may be required to sell such loans at a discount compared to other loans, or we may be subject to repurchase or indemnification demands from purchasers or insurers/guarantors of such loans, including the GSEs, FHA, or VA, among others; further, the right to rescind certain loans could be extended, we could be required to issue refunds to consumers, and we could be subject to regulatory action, penalties, or civil litigation. Moreover, compliance management system weaknesses could be determined to exist, for example, if there are patterns of TRID violations, including but not limited to uncorrected violations. Following third-party audits of samples of loans produced during 2018, 2019, and 2021, we became aware of certain TRID defects in our loan production process that resulted in the final closing costs disclosed in the Closing Disclosure, in some instances, being greater than those disclosed in the Loan Estimate, outside applicable tolerances under the TRID rule, which resulted in overcharges to consumers. We have reserved approximately $9.3 million as of September 30, 2023 for potential refunds due to consumers for TRID tolerance errors for loans produced from 2018 through 2022, and we conducted a detailed review of all loan files from that time period with a third-party service provider and continue to use this third-party service provider for ongoing review and remediation. The Company completed a TRID audit of 2022 files and is continuing to remediate TRID tolerance defects as necessary. Given the pendency of this review, we are not able to estimate the potential costs associated with remediation or any penalties, payments, indemnification, or other remedies (including, but not limited to injunctive relief) that may be imposed by federal or state regulators, including the CFPB as described above, or our loan purchasers or insurers/guarantors. Accordingly, there can be no assurance that the amount that we have reserved will be sufficient. See “—Risks Related to Better Home & Finance’s Business—Risks Related to Our Regulatory Environment—The CFPB continues to be active in its monitoring of the loan production and servicing sectors. New or revised rules and regulations and more stringent enforcement of existing rules and regulations by the CFPB could result in increased compliance costs, enforcement actions, fines, penalties and the inherent reputational harm that results from such actions.”
In response to the third-party audits described above, we have commenced planning for and implementing modifications in our loan production process to address the issues identified. More broadly, as regulatory guidance and enforcement with respect to state and federal regulators and the views of the GSEs and other market participants evolve, we may need to modify further our loan production processes and systems in order to adjust to evolution in the regulatory landscape and successfully operate our lending business. In such circumstances, if we are unable to make the necessary adjustments, our business, financial condition, results of operations, and prospects, could be materially and adversely affected and we may not be able to execute on our plans to grow our lending business. In addition, any changes to our business practices, even though made in order to comply with regulatory requirements, could have a material adverse effect on our business.

Federal and state laws regulate our strategic relationships with third parties and affiliates; a determination that we have failed to comply with such laws could require restructuring of the relationships, result in material financial liabilities and exposure to regulatory enforcement and litigation risk, and/or diminish the value of these relationships.
We must comply with a number of federal and state laws including, among others, RESPA, TILA and the Home Mortgage Disclosure Act (“HMDA”). Because our business relies on strategic relationships with third parties and affiliates, it is particularly important that we comply with RESPA, which requires lenders to make certain disclosures to mortgage loan borrowers regarding their settlement costs and affiliate relationships with other settlement service providers, and prohibits kickbacks, referral fees, and unearned fees associated with settlement service business. RESPA-related risk arises, for example, to the extent that certain services provided by an affiliate of Better Mortgage Corporation are considered to be settlement services, consumers are not able to choose whether such services are provided by the affiliate or Better Mortgage Corporation, and consumers are deemed to pay a charge attributable to such services, or if loans are deemed not purchased in the secondary market at fair market value. Additionally, it is important that we comply with TILA and other applicable federal and state laws. Risks related to such laws arise, for example, if points and fees for a transaction exceed certain applicable thresholds, loan originator compensation requirements (including incentive compensation requirements) are not satisfied, and/or TRID or other required disclosures are determined to be noncompliant, and these laws are subject to interpretational complexities in the co-branded mortgage broker context. In addition, Better Mortgage Corporation’s lead generation and advertising activities and strategic relationships carry RESPA-related risk depending on certain factors, such as whether a third-party endorses or refers business to Better Mortgage Corporation, whether any payments between the parties constitute fair market value, and any potential direct or indirect benefit to strategic partners in addition to benefits provided directly to consumers. Federal and state regulators or courts could adopt interpretations of laws and regulations—including with respect to RESPA and its governance over affiliated business arrangements, bona fide joint ventures and marketing services arrangements, TILA’s provisions applicable to transactions involving mortgage brokers, and other disclosure requirements—that could increase the regulatory risk and scrutiny of our affiliate and third-party strategic relationships, raise licensing/registration questions, require restructuring of these relationships (as well as suspend our operations in a given jurisdiction pending such restructuring), result in financial liabilities (including indemnification, repurchase demands or financial penalties), carry litigation risk (including, potentially, false claim-related risk), and/or diminish the value of these relationships. Additionally, the recent change in leadership at the CFPB could result in a more stringent and aggressive interpretation of laws governing our strategic relationships. For instance, this year, the CFPB clarified its interpretation of RESPA’s longstanding prohibitions on payments for the referral of settlement service business and unearned fees that implicate mortgage lenders’ affiliate relationships, marketing/advertising arrangements, and strategic relationships, and it brought its first public enforcement action alleging RESPA Section 8 violations since 2017. Similar future clarifications, enforcement actions, or potential novel interpretations could implicate our affiliate and third-party relationships.
A failure to comply with laws and regulations regarding our use of telemarketing, including the TCPA, could increase our operating costs and materially and adversely impact our business, financial condition, results of operations, and prospects.
We engage in outbound telephone and text communications with consumers, and accordingly must comply with a number of laws and regulations that govern said communications and the use of automatic telephone dialing systems, or ATDS, including the TCPA and Telemarketing Sales Rules. The U.S. Federal Communications Commission, or the FCC, and the FTC have responsibility for regulating various aspects of these laws. Among other requirements, the TCPA requires us to obtain prior express written consent for certain telemarketing calls and to adhere to “do-not-call” registry requirements which, in part, mandate we maintain and regularly update lists of consumers who have chosen not to be called and restrict calls to consumers who are on the national do-not-call list. Many states have similar consumer protection laws regulating telemarketing. These laws limit our ability to communicate with consumers and reduce the effectiveness of our marketing programs. The TCPA does not distinguish between voice and data, and, as such, SMS/MMS messages are also “calls” for the purpose of TCPA obligations and restrictions.
For violations of the TCPA, the law provides for a private right of action under which a plaintiff may recover monetary damages of $500 for each call or text made in violation of the prohibitions on calls made using an

“artificial or pre-recorded voice” or an ATDS. A court may treble the amount of damages upon a finding of a “willful or knowing” violation. There is no statutory cap on maximum aggregate exposure (although some courts have applied in TCPA class actions constitutional limits on excessive penalties). An action may be brought by the FCC, a state attorney general, an individual or a class of individuals. Like other companies that rely on telephone and text communications, we are regularly subject to putative class action suits alleging violations of the TCPA. To date, no such class has been certified. If in the future we are found to have violated the TCPA, the amount of damages and potential liability could be extensive and materially and adversely impact our business, financial condition, results of operations, and prospects. Accordingly, were such a class certified or if we are unable to successfully defend such a suit, as we have in the past, then TCPA damages could materially and adversely affect our business, financial condition, results of operations, and prospects.
If new laws and regulations lengthen foreclosure times or introduce new regulatory requirements regarding foreclosure procedures, our operating costs could increase and we could be subject to regulatory action.
Although we aim to sell servicing rights for the loans we produce, we occasionally retain such rights to a small portion of the loans we produce, and, as a result, when a mortgage loan we service is in foreclosure, we are generally required to continue to advance delinquent principal and interest to the securitization trust and to make advances for delinquent taxes and insurance and foreclosure costs and the upkeep of vacant property in foreclosure to the extent that we determine that such amounts are recoverable. These servicing advances are generally recovered when the delinquency is resolved. Regulatory actions that lengthen the foreclosure process will increase the amount of servicing advances that we are required to make, lengthen the time it takes for us to be reimbursed for such advances and increase the costs incurred during the foreclosure process.
The CARES Act paused foreclosures on certain loans through May 17, 2020, and many loan purchasers, mortgage insurers/guarantors and states extended timelines on those foreclosure holds. For example, the foreclosure moratoria of the GSEs, FHA and VA were extended through July 31, 2021. Many state governors issued orders, directives, guidance or recommendations halting foreclosure activity, including evictions. Restrictions on foreclosures and evictions may increase our operating costs, extend the time we advance for delinquent taxes and insurance and could delay our ability to seek reimbursement from the loan purchasers to recoup some or all of the advances.
Additionally, on June 28, 2021, the CFPB issued a final rulemaking that imposed a series of changes to existing servicing rules to facilitate consumer awareness and processing of COVID-19-related loss mitigation options. The final rule included heightened “safeguards” for loans where a foreclosure referral was initiated in advance of January 1, 2022, and where the borrower became more than 120 days delinquent after March 1, 2020, and the statute of limitations applicable to the foreclosure action being taken in the relevant jurisdiction expire on or after January 1, 2022. It also allows servicers to offer borrowers with COVID-19-related hardships loan modifications based on an incomplete application under certain circumstances, waives certain fees owed and incurred on or after March 1, 2020, and requires enhanced borrower outreach to certain borrowers. The final rule became effective on August 31, 2021.
Regulatory agencies and consumer advocacy groups are becoming more aggressive in asserting claims that the practices of lenders and loan servicers result in a disparate impact on or unfair treatment of protected classes. We could suffer reputational damage and could be fined or otherwise penalized if our practices are found to have a discriminatory effect or to be unfair.
Antidiscrimination statutes, such as the Fair Housing Act and the Equal Credit Opportunity Act, prohibit creditors from discriminating against loan applicants and borrowers based on certain characteristics, such as race, religion and national origin. Various U.S. federal regulatory agencies and departments, including the U.S. Department of Justice and the CFPB, take the position that these laws apply not only to intentional discrimination, but also to neutral practices that have a disparate impact on a group that shares a characteristic that a creditor is not permitted to consider in making credit decisions (i.e., creditor or servicing practices that have a disproportionate negative affect on a protected class of individuals).

These regulatory agencies, as well as consumer advocacy groups and plaintiffs’ attorneys, are focusing greater attention on “disparate impact” claims. The U.S. Supreme Court recently confirmed that the “disparate impact” theory applies to cases brought under the Fair Housing Act. On September 24, 2020, HUD released a final rule amending the agency’s interpretation of the Fair Housing Act disparate impact standard, which was challenged through litigation, with the court staying HUD’s implementation and enforcement of the rule before it became effective. HUD, at the direction of the Biden administration, has since reconsidered the 2020 rule and has restored the existing “discriminatory effects” rule that HUD implemented in 2013, through a final rule that became effective on May 1, 2023. Although it is still unclear whether the “disparate impact” theory applies under the Equal Credit Opportunity Act, regulatory agencies and private plaintiffs can be expected to continue to apply it to both the Fair Housing Act and the Equal Credit Opportunity Act in the context of home loan lending and servicing. To the extent that the “disparate impact” theory continues to apply, we may be faced with significant administrative burdens in attempting to comply and potential liability for failures to comply.
Additionally, in March 2022, the CFPB announced that, in the course of examining companies’ compliance with consumer protection rules, the CFPB will scrutinize discriminatory conduct that violates the federal prohibition against unfair practices, indicating that certain discriminatory practices may trigger liability under the Consumer Financial Protection Act, which prohibits unfair, deceptive and abusive acts and practices, regardless of whether liability is triggered under the Equal Credit Opportunity Act. The CFPB stated that discrimination may meet the standard for “unfairness” regardless of whether it was intentional.
In addition to reputational harm, violations of the Equal Credit Opportunity Act and the Fair Housing Act can result in actual damages, punitive damages, injunctive or equitable relief, attorneys’ fees and civil money penalties. The CFPB can seek several remedies under the Consumer Financial Protection Act including, but not limited to, rescission or reformation of contracts, refunds of money, restitution, disgorgement, payment of damages, and civil money penalties.
The Biden Administration also is focused on preventing discrimination in the residential home valuation process. For example, in February 2022, the CFPB and seven other federal agencies sent a joint letter to The Appraisal Foundation emphasizing that discrimination prohibitions under the Fair Housing Act and the Equal Credit Opportunity Act extend to appraisals, and the CFPB released an outline of possible options for upcoming rulemaking to prevent algorithmic bias in automated home valuation models. In March 2022, the U.S. Department of Housing and Urban Development (“HUD”) delivered to President Biden an Interagency Task Force on Property Appraisal and Valuation Equity Action Plan, which, among other things, describes efforts the Task Force—which includes thirteen federal agencies—plans to take to reduce racial bias in home appraisals. In February 2023, the CFPB, HUD, and other federal regulators submitted a joint letter to The Appraisal Foundation (“TAF”), urging TAF to further revise its draft Ethics Rule for appraisers to include a detailed statement of federal prohibitions against discrimination under the Fair Housing Act and the Equal Credit Opportunity Act. In March 2023, the U.S. Department of Justice and the CFPB filed a statement of interest in a federal court appraisal bias case, asserting that a lender violates both the Fair Housing Act and the Equal Credit Opportunity Act “if it relies on an appraisal that it knows or should know to be discriminatory.” Changes to the home valuation rules and expectations may result in us needing to modify our valuation-related processes and practices. If we are unable to make the necessary adjustments, our reputation could be harmed, our business could be adversely impacted, and we could be subject to liability under various laws, such as the Fair Housing Act, Equal Credit Opportunity Act, and the Consumer Financial Protection Act.
Government regulation of the internet and sales and marketing on the internet is evolving, and we may experience unfavorable changes in or failure to comply with existing or future regulations and laws.
We are subject to a number of regulations and laws that apply generally to businesses, as well as regulations and laws specifically governing the internet and marketing over the internet. Existing and future regulations and laws may impede the growth and availability of the internet and online services and may limit our ability to operate our business. These laws and regulations, which continue to evolve, cover privacy and data protection, data security, pricing, content, copyrights, distribution, mobile and other communications, advertising practices, electronic contracts, consumer protections, the provision of online payment services, unencumbered internet access to our product offerings, the design and operation of websites and the characteristics and quality of product offerings online. We cannot guarantee that we have been or will be fully compliant with every law or regulation in every jurisdiction. In addition, it is not entirely clear how existing laws and regulations governing issues such as property ownership, consumer protection, libel and privacy apply or will be enforced with respect to the internet and e-commerce, as many of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues they raise. Moreover, increased regulatory and enforcement efforts by federal and state agencies and the potential prospects for private litigation claims related to our data collection, privacy policies or other e-commerce practices have become more likely. In addition, the adoption of any laws or regulations, or the imposition of other legal requirements, that adversely affect our digital marketing efforts could decrease our ability to offer, or respond to customer demand for, our product offerings, resulting in lower revenue. Future laws and regulations, or changes in existing laws and regulations or how they are interpreted or applied, could also require us to change our business practices, raise compliance costs or other costs of doing business and materially and adversely affect our business, financial condition, results of operations, and prospects.
Changes in tax laws may materially and adversely affect us, and the Internal Revenue Service or a court may disagree with tax positions taken by us, which could materially and adversely affect our business, financial condition, results of operations, and prospects, or the value of our common stock.
The Tax Cuts and Jobs Act of 2017, or TCJA, was enacted on December 22, 2017, significantly affected U.S. tax law, including by changing how the U.S. imposes tax on certain types of income of corporations and by reducing the U.S. federal corporate income tax rate to 21%. It also imposed new limitations on a number of tax benefits, including deductions for business interest, use of net operating loss carryforwards, taxation of foreign income, and use of foreign tax credits, among others.
The CARES Act, enacted on March 27, 2020 in response to the COVID-19 pandemic, further amended the U.S. federal tax code, including in respect of certain changes that were made by the TCJA, generally on a temporary basis. There can be no assurance that future tax law changes will not increase the rate of the corporate income tax significantly, impose new limitations on deductions, credits or other tax benefits, or make other changes that may adversely affect our business, cash flows or financial performance. There can be no assurance that future tax law changes will not increase the rate of the corporate income tax significantly, impose new limitations on deductions, credits or other tax benefits, or make other changes that may adversely affect our business, cash flows or financial performance. There is no assurance that the Internal Revenue Service or a court will agree with the positions taken by us, in which case tax penalties and interest may be imposed that could materially and adversely affect our business, financial condition, results of operations, and prospects, or our liquidity.
The executive, legislative and regulatory response during the COVID-19 pandemic, including the CARES Act, imposed additional obligations on our business, which may present ongoing risks if our COVID-19 pandemic response is alleged to have been insufficient or inconsistent with applicable requirements.
Due to the unprecedented pause of major sectors of the U.S. economy from the COVID-19 pandemic, numerous states and the federal government adopted measures requiring mortgage servicers to work with consumers negatively impacted by the COVID-19 pandemic. While some regulatory reactions to the COVID-19 pandemic relaxed certain compliance obligations, the forbearance requirements and foreclosure moratoriums imposed on mortgage servicers added new regulatory responsibilities. In addition, the GSEs, FHA, and VA have required that, at the end of the forbearance plan or otherwise in connection with resolving delinquencies, borrowers be evaluated for certain loss mitigation options that evolved over time. Moreover, while the Consumer Financial Protection Bureau, or CFPB, initially announced a flexible supervisory and enforcement approach during the COVID-19 pandemic on certain consumer communications required by the mortgage servicing rules, managing the CFPB’s loss mitigation rules with CARES Act forbearance requests and conflicting interpretations of certain regulatory requirements has presented challenges for the mortgage industry. In addition, in response to the COVID-19 pandemic, many states adopted temporary measures allowing for otherwise prohibited remote mortgage loan production activities, which included notice, procedural and other compliance obligations on our loan production activity.
From the onset of the pandemic, we received occasional inquiries from various federal and state lawmakers, attorneys general and regulators seeking information on our response to the COVID-19 pandemic and its impact on our business, team members and customers. Regulatory scrutiny related to mortgage lenders’ and servicers’

pandemic response may continue, as servicers shift from providing COVID-19 forbearances to providing post-forbearance and other delinquency relief to pandemic impacted borrowers, which requires compliance with federal, state, and investor/insurer requirements that have evolved over time. Such continued scrutiny also presents the risk of enforcement, in the event a regulator considers a lender’s or servicer’s pandemic response insufficient or inconsistent with applicable requirements.
RISKS RELATED TO OWNERSHIP OF BETTER HOME & FINANCE
COMMON STOCK AND OUR OPERATIONS AS A PUBLIC COMPANY
Better Home & Finance Class A common stock is currently trading under $1.00. Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions, if Better Home & Finance Class A common stock does not close at a bid price at or above $1.00 per share for a minimum of 10 consecutive days before April 9, 2024.
On October 12, 2023, the Company received a letter (the “Notice”) from the listing qualifications staff (the “Staff”) of Nasdaq notifying the Company that it is not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Rule”) for continued listing. The Bid Price Rule requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) (the “Compliance Period Rule”) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. The Notice has no immediate effect on the listing of Better Home & Finance Class A common stock, which continues to trade on The Nasdaq Global Market under the symbol “BETR.”
As of December 1, 2023, Better Home & Finance Class A common stock has been trading below $1.00 for fifty-one days. In accordance with the Compliance Period Rule, the Company has 180 calendar days to regain compliance. If, at any time before the end of this 180-day period, or through April 9, 2024, the closing bid price of Better Home & Finance Class A common stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, subject to the Staff’s discretion to extend this period pursuant to Nasdaq Listing Rule 5810(c)(3)(H), the Staff will provide written notification that the Company has achieved compliance with the Bid Price Rule. If the Company does not regain compliance during this 180-day period, then the Company may be eligible to transfer to The Nasdaq Capital Market and the Staff may grant the Company a second 180 calendar day period to regain compliance pursuant to the Compliance Period Rule, provided the Company meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement. In addition, the Company would be required to notify Nasdaq of its intent to cure the minimum bid price deficiency during the second compliance period by effecting a reverse stock split if necessary.
The Company will continue to monitor the closing bid price of Better Home & Finance Class A common stock and seek to regain compliance with all applicable Nasdaq requirements within the allotted compliance periods. The Company is evaluating options for regaining compliance with the Minimum Bid Rule, including seeking shareholder approval to declare and effect a reverse stock split. If the Company does not regain compliance within the allotted compliance periods, including any extensions that may be granted by the Staff, the Staff will provide notice that the Better Home & Finance Class A common stock will be subject to delisting. The Company would then be entitled to appeal that determination to a Nasdaq hearings panel. There can be no assurance that the Company will regain compliance with the minimum bid price requirement during the 180-day compliance period, secure a second period of 180 days to regain compliance or maintain compliance with the other Nasdaq listing requirements.
If Nasdaq delists Better Home & Finance’s securities from trading on its exchange for failure to meet the listing standards, Better Home & Finance and its shareholders could face significant negative consequences including:
•a limited availability of market quotations for our securities;
•reduced liquidity for our securities;
•a determination that the shares of Better Home & Finance Class A common stock are “penny stock” which will require brokers trading in Better Home & Finance Class A common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
•a limited amount of news and analyst coverage; and
•a decreased ability to issue additional securities or obtain additional financing in the future.
Furthermore, if our Better Home & Finance Class A common stock ceases to be listed on the Nasdaq, such delisting would constitute a fundamental change under the indenture for the Convertible Notes that would require the Company to redeem the Convertible Notes prior to maturity for an amount in cash equal to the principal amount of such Convertible Notes plus accrued and unpaid interest to the redemption date. As of September 30, 2023, the Company had cash and cash equivalents, together with short-term investments (excluding restricted cash), of $556.6 million, compared to $528.6 million principal amount outstanding under the Convertible Notes. If the Company is required to redeem the Convertible Notes prior to maturity, the Company may not have sufficient available cash and cash equivalents or be able to obtain additional liquidity, on acceptable terms or at all, to enable the Company to redeem or refinance the Convertible Notes. Failure to redeem the Convertible Notes would be an event of default entitling the noteholder(s) to accelerate the amounts outstanding under the Convertible Notes. If the Company is unable to repay or refinance such accelerated debt under the Convertible Notes, the Company could become insolvent and seek to file for bankruptcy protection, which would have a material adverse effect on our business, financial condition and results of operations.
Finally, the National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because Better Home & Finance Class A common stock and warrants are listed on the Nasdaq, our Better Home & Finance Class A common stock and warrants are covered securities. Although the states are preempted from regulating the sale of our securities for so long as they are covered securities, the federal statute allows states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on the Nasdaq or other national securities exchange, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.
The market price of Better Home & Finance Class A common stock and Warrants substantially declined following the Business Combination, and the trading price of Better Home & Finance’s securities may not recover for a prolonged period, or at all.
Although the Business Combination valued Better at a $6.9 billion pre-money equity valuation for Better, the market values of the securities of Better Home & Finance, including Better Home & Finance Class A common stock and Warrants, following the consummation of the Business Combination declined significantly from the implied valuation of Better on the date the Merger Agreement was executed. As described elsewhere in this prospectus, since the execution of the Merger Agreement, there have been significant changes in the macroeconomic environment, particularly increased interest rates and a resultant decline in mortgage origination activity and home purchases, and our business, including the size of our work force and operations, our financial results and condition, and a corresponding increase in our future capital needs.
The market price of Better Home & Finance Class A common stock has demonstrated significant weakness and fluctuates in response to various factors and events, including:
•our ability to integrate operations, products, and services;
•our ability to execute our business plan and achieve operating results consistent with expectations;
•our issuance of additional securities, including debt or equity or a combination thereof, which will be necessary to fund our operating expenses;
•announcements of new or similar products by us or our competitors;
•loss of any strategic relationship;

•period-to-period fluctuations in our financial results;
•developments concerning intellectual property rights;
•changes in legal, regulatory, and enforcement frameworks impacting the transportation of cannabis;
•the addition or departure of key personnel;
•continued negative publicity about us (and adverse reactions from our customers, current and potential commercial partners, investors, lenders, and current and potential team members);
•announcements by us or our competitors of acquisitions, investments, or strategic alliances;
•actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;
•the failure of securities analysts to publish research about us, or shortfalls in our results of operations compared to levels forecast by securities analysts; and
•economic and other external factors, including the general state of the securities market.
These market and industry factors have materially reduced, and may in the future materially reduce, the market price of Better Home & Finance common stock. In addition to these factors, sales of substantial amounts of Better Home & Finance Class A common stock in the public market, or the perception that these sales could occur, could adversely affect the price of Better Home & Finance Class A common stock and could impair our ability to raise capital through the sale of additional shares. The trading price of Better Home & Finance’s securities may not recover for a prolonged period, or at all.
The existence of multiple classes of common stock may materially and adversely affect the value and liquidity of Better Home & Finance Class A common stock.
The multiple class structure of Better Home & Finance common stock has the effect of concentrating voting control with those stockholders who held Better stock prior to the Closing, including the Better Founder and CEO, our employees and their affiliates, and limiting your ability to influence corporate matters, which could adversely affect the trading price of Better Home & Finance Class A common stock.
Better Home & Finance Class B common stock have three votes per share, while Better Home & Finance Class A common stock, have one vote per share. Based on shares of common stock held as of December 1 2023, entities affiliated with the Better Founder and CEO beneficially own approximately 13.4% of our outstanding common stock as a whole, but control approximately 22.9% of the voting power of our outstanding common stock. As a result, the Better Founder and CEO has significant influence over our management and affairs and over all matters requiring stockholder approval, including election of directors and significant corporate transactions, such as a merger or other sale of the company or our assets, for the foreseeable future.
Future transfers by holders of shares of Better Home & Finance Class B common stock will generally result in those shares converting to shares of Better Home & Finance Class A common stock, which will have the effect, over time, of increasing the relative voting power of those holders of Better Home & Finance Class B common stock who retain their shares in the long term. Certain permitted transfers, as specified in our Amended and Restated Charter, will not result in shares of Better Home & Finance Class B common stock automatically converting to shares of Better Home & Finance Class A common stock, including certain estate planning transfers. If, for example, Mr. Garg (or family trusts to which he were to transfer shares of Better Home & Finance Class B common stock) retains a significant portion of his holdings of Better Home & Finance Class B common stock for an extended period of time, he (or such trusts) could, in the future, control a substantial portion (but less than a majority) of the combined voting power of Better Home & Finance Class A common stock and Better Home & Finance Class B common stock. As a board member and executive officer of Better Home & Finance, Mr. Garg owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, Mr. Garg is entitled to vote his shares in his own interests, which may not always be in the interests of our stockholders generally.
Some stock index providers do not allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Under such policies, our multiple class capital structure would make us ineligible for inclusion in those indices, and as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track these indices will not be investing in our stock. In addition, we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and would make Better Home & Finance Class A common stock less attractive to other investors. As a result, the trading price, volume, and liquidity of Better Home & Finance Class A common stock could be materially and adversely affected.
Reports published by analysts, including projections in those reports that differ from our actual results, could materially and adversely affect the price and trading volume of our common shares.
Securities research analysts may establish and publish their own periodic projections for us. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. If no analysts commence coverage of us, the market price and volume for our common shares could be materially and adversely affected.
We do not expect to pay any cash dividends for the foreseeable future.
We currently expect to retain all available funds and future earnings, if any, for use in the operation and growth of our business and do not anticipate paying any cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board, subject to compliance with applicable law and any contractual provisions, including under any existing or future agreements for indebtedness we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our Board deems relevant. Accordingly, realization of a gain on your investment will depend on the appreciation of the price of the shares, which may never occur. Investors seeking cash dividends in the foreseeable future should not invest in shares.
Our directors and management team have limited experience in overseeing a public company.
Our directors have limited experience in the oversight of a publicly traded company, and most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our directors and its management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws and the continuous scrutiny of securities analysis and investors. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the strategy and operation of Better Home & Finance. While Harit Talwar brings deep financial services experience as a director to Better Home & Finance, we cannot assure you that we will be able to find and retain appropriate directors to serve on the board of Better Home & Finance. As discussed elsewhere in this prospectus, Better has been subject to significant negative media coverage regarding, among other things, a workforce reduction in December 2021 and the Better Founder and CEO stepping away from full-time engagement, which affected Better Home & Finance’s management and leadership, along with the public perception of Better, and may have a corresponding effect on Better Home & Finance’s ability to find and retain appropriate directors and senior management in transitioning to public markets. In addition, if we are successful in engaging new directors and senior management, their ability to quickly understand Better Home & Finance’s business plans, operations and turnaround strategies will be critical to their ability to make informed and effective decisions about Better Home & Finance strategy and operations, particularly given the competitive environment in which Better Home & Finance’s business operates.
Provisions in the Amended and Restated Charter and the Bylaws and Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the market price of our common stock.
The Amended and Restated Charter and the Bylaws contain provisions that could depress the market price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the shareholders of our company may deem advantageous. These provisions, among other things:
•permit only the board of directors to establish the number of directors and fill vacancies on the board;
•authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan (also known as a “poison pill”);
•eliminate the ability of our shareholders to call special meetings of shareholders after all Better Home & Finance Class B common stock converts to Better Home & Finance Class A common stock and there are no shares of Better Home & Finance Class B common stock outstanding;
•prohibit stockholder action by written consent after the outstanding Better Home & Finance Class B common stock ceases to be at least 15% of the then-outstanding common stock, which requires all stockholder actions after such time to be taken at a meeting of our shareholders;
•prohibit cumulative voting;
•authorize our board of directors to amend the bylaws;
•establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by shareholders at annual stockholder meetings; and
•require a super-majority vote of shareholders to amend some provisions described above.
We expect to incur increased costs and are subject to additional regulations and requirements as a public company.
As a public company, we are incurring and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We also have incurred and will continue to incur costs associated with the Sarbanes-Oxley Act, and related rules implemented by the SEC and the exchange on which our securities are listed. Our expenses generally incurred by public companies for reporting and corporate governance purposes have been increasing.
We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, other regulatory action and potentially civil litigation.

We qualify as an “emerging growth company” and “smaller reporting company,” and the reduced public company reporting requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of exemptions from certain reporting requirements available to “emerging growth companies” under that Act, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (relating to the effectiveness of our internal control over financial reporting), reduced disclosure obligations regarding executive compensation in our periodic reports and any proxy statements we may be required to file, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would apply to private companies.
Until we are no longer considered an “emerging growth company,” we are electing to delay such adoption of new or revised accounting standards and, as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies that are not “emerging growth companies.” Consequently, our financial statements may not be comparable to the financial statements of other public companies. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” In this regard, we will remain an “emerging growth company” until the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period, the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, or for up to five years after the first sale of our common equity securities under an effective registration statement, although if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last day of the second quarter before that time, we would cease to be an “emerging growth company” as of the next following December 31.
We are also a smaller reporting company, as defined in the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to continue taking advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. In addition, for so long as we continue to qualify as a non-accelerated filer, we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.
We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our securities less attractive as a result of our election, we may have difficulty raising in this offering and future offerings and the market price of our securities may be more volatile.
Because Better became a public reporting company by means other than a traditional underwritten initial public offering, Better Home & Finance’s stockholders may face additional risks and uncertainties.
In a traditional underwritten initial public offering, underwriters may be subject to civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement, unless such underwriters can establish a “due diligence” defense by conducting a reasonable investigation of the disclosures in the registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the business plan and any underlying financial assumptions. Because Better became a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of Better, and, accordingly, investors in Better Home & Finance did not have the benefit of an independent review and due diligence investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Although Aurora performed a due diligence review and investigation of Better in connection with the Business Combination, Aurora had different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering, and therefore Aurora’s due diligence review and investigation should not be viewed as equivalent to the review and investigation that an underwriter would be expected to conduct. The lack of an independent due diligence review and investigation increases the risk of an investment in Better Home & Finance because it may not have uncovered facts that would be important to a potential investor.
In addition, because Better Home & Finance did not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or may be less likely to provide, coverage of Better Home & Finance. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of the combined company than they might if the combined company became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the combined company as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the combined company’s common stock could have an adverse effect on the combined company’s ability to develop a liquid market for the combined company’s common stock. See “—Risks Related to Ownership of Better Home & Finance Common Stock and Better Home & Finance Operating as a Public Company—Reports published by analysts, including projections in those reports that differ from our actual results, could materially and adversely affect the price and trading volume of our common shares.”
Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us. Certain estimates of market opportunity and growth forecasts included in this prospectus may prove to be inaccurate.
This prospectus includes third-party data as well as our estimates relating to our target market opportunity and growth rates. Market opportunity estimates and growth forecasts, such as the Fannie Mae Housing Forecast, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this prospectus relating to the size and expected growth of our target market, market demand and adoption, capacity to address this demand, and pricing may also prove to be inaccurate. In particular, our estimates regarding our current and projected market opportunity are difficult to predict. The estimated addressable market may not materialize for many years, if ever, and even if the markets in which we compete meet the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, if at all. Moreover, the market values of the securities of Better Home & Finance substantially declined following the Business Combination and may not recover for a prolonged period, or at all. See “—Risks Related to Ownership of Better Home & Finance Common Stock and Better Home & Finance Operating As a Public Company—The market price of Better Home & Finance Class A common stock and Warrants substantially declined following the Business Combination, and the trading price of Better Home & Finance’s securities may not recover for a prolonged period, or at all.”
Although we believe that these sources are reliable, we have not independently verified the data and information contained in the third-party publications and reports. Certain data included in such third-party publications and reports also includes projections based on a number of assumptions. The home loan industry may not grow at the rate projected by market data, or at all. Any failure of the home loan industry to grow at the projected rate may have a material adverse effect on our business. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.
The provisions of the Amended and Restated Charter requiring exclusive forum in the Court of Chancery of the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
Better Home & Finance’s Amended and Restated Charter provides that, to the fullest extent permitted by law, and unless Better Home & Finance consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that such court does not have jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on Better Home & Finance’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Better Home & Finance to Better Home & Finance or Better Home & Finance’s shareholders, (iii) any action arising pursuant to any provision of the DGCL or the Amended and Restated Charter or the Bylaws (as either may be amended from time to time), and (iv) any action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the Amended and Restated Charter provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
These provisions may have the effect of discouraging lawsuits against Better Home & Finance’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against Better Home & Finance, a court could find the choice of forum provisions contained in the Amended and Restated Charter to be inapplicable or unenforceable in such action.
Certain existing stockholders purchased securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in our Company may not experience a similar rate of return.
Although the offering price to public stockholders in the Aurora IPO was $10.00 per unit (one unit consisting of one Better Home & Finance Class A common stock share and one-quarter of one redeemable Warrant), the Selling Securityholders acquired the outstanding securities offered for resale by this prospectus at effective purchase prices ranging from $0.00003 per share to $10.00 per share of Better Home & Finance Class A common stock, $0.00003 per share to $8.01 per share of Better Home & Finance Class B common stock, $8.01 per share to $10.00 of Better Home & Finance Class C common stock, and $0.86 to $1.50 per Private Warrant. As of December 1, 2023, the closing price of Better Home & Finance Class A common stock as reported on Nasdaq was $0.453 per share. Because the current market price of Better Home & Finance Class A common stock is higher than the effective purchase price certain Selling Securityholders paid for their securities, there is a higher likelihood that those Selling Securityholders will sell their shares pursuant to the registration statement of which this prospectus is a part. Investors who purchased Better Home & Finance Class A common stock on Nasdaq following the Business Combination may not experience a similar rate of return due to differences in the purchase prices they have paid and the purchase prices paid by the Selling Securityholders.
There is no guarantee that the exercise price of the Warrants will ever be less than the trading price of Better Home & Finance Class A Common Stock on Nasdaq, and they may expire worthless; and the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Warrants approve of such amendment.
Each Warrant entitles the holder thereof to purchase one share of Better Home & Finance Class A common stock at a price of $11.50 per share. We believe the likelihood that the holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of Better Home & Finance Class A common stock. If the trading price of Better Home & Finance Class A common stock is less than the exercise price thereof, we believe the holders are unlikely to exercise their Warrants. Conversely, the holders are more likely to exercise their Warrants the higher the price of Better Home & Finance Class A common stock is above the exercise price thereof. As of December 1, 2023, the closing price of Better Home & Finance Class A common stock as reported on Nasdaq was $0.453 per share, which is below the $11.50 exercise price of the Warrants. For so long as the Warrants remain “out-of-the-money,” we do not expect warrant holders to exercise their Warrants. Therefore, any cash proceeds that we may receive in relation to the exercise of such securities is dependent on the trading price of Better Home & Finance Class A common stock rising above the $11.50 exercise price of the Warrants. There is no guarantee that our Warrants will be in the money prior to their expiration and, as such, our Warrants may expire worthless.
The Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants or Private Warrants, as applicable, to make any change that adversely affects the interests of the registered holders of the Public Warrants or Private Warrants, as applicable. Accordingly, we may amend the terms of the

Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants and Private Warrants, respectively, approve of such amendment. Although our ability to amend the terms of the Warrants with the consent of at least 50% of the then outstanding Public Warrants and Private Warrants, respectively, is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, shorten the exercise period or decrease the number of shares of Better Home & Finance Class A common stock purchasable upon exercise of a Warrant.
Sales of a substantial number of our securities could increase volatility or decrease price of our securities and adversely affect securityholders’ ability to sell or the Company’s ability to issue additional securities.
Under this prospectus, subject to any lockup or other transfer restrictions, the Selling Securityholders can resell up to 418,173,409 shares of Better Home & Finance Class A common stock, which includes 360,774,686 shares of Better Home & Finance Class A common stock issuable upon conversion of 288,897,403 shares of Better Home & Finance Class B common stock and 71,877,283 shares of Better Home & Finance Class C common stock, representing approximately 56% of the issued and outstanding Better Home & Finance common stock as of December 1, 2023, assuming no Warrant exercises. The securities being offered in this prospectus represent a substantial percentage of the issued and outstanding Better Home & Finance common stock, and the sale of such securities in the public market by the Selling Securityholders, or the perception that those sales might occur, could increase the volatility of the market price of Better Home & Finance Class A common stock or result in a decline in the public trading price of Better Home & Finance Class A common stock. A decline in the market price of our securities could both adversely affect securityholders’ ability to sell securities and the Company’s ability to issue additional securities to raise additional capital. However, we are unable to predict the effect that such sales will have on the prevailing market price of Better Home & Finance Class A common stock.
Although the offering price to public stockholders in the Aurora IPO was $10.00 per unit (one unit consisting of one Better Home & Finance Class A common stock share and one-quarter of one redeemable Warrant), the Selling Securityholders acquired the outstanding securities offered for resale by this prospectus at effective purchase prices ranging from $0.00003 per share to $10.00 per share of Better Home & Finance Class A common stock, $0.00003 per share to $8.01 per share of Better Home & Finance Class B common stock, $8.01 per share to $10.00 of Better Home & Finance Class C common stock and $0.86 to $1.50 per Private Warrant. As of December 1, 2023, the closing price of Better Home & Finance Class A common stock as reported on Nasdaq was $0.453 per share. Accordingly, certain Selling Securityholders have an incentive to sell their shares, notwithstanding the current market price of Better Home & Finance Class A common stock, as they would still realize a positive rate of return on the sale of their shares because of the lower price they purchased their shares.

MARKET PRICE AND DIVIDEND INFORMATION
Market Price and Ticker Symbols
Better Home & Finance Class A common stock and Warrants are traded on the Nasdaq Global Market and the Nasdaq Capital Market, respectively, under the ticker symbols “BETR” and “BETRW”. The closing price of Better Home & Finance Class A common stock and Warrants on December 1, 2023 was $0.453 and $0.07, respectively.
Holders of Better Home & Finance Class A common stock and Warrants should obtain current market quotations for their securities. The market price of our securities could vary at any time.
Holders
As of December 1, 2023, there were at least 1,072 holders of record of Better Home & Finance Class A common stock and 9,808,405 holders of record of Warrants.
Dividend Policy
We currently expect to retain all available funds and future earnings, if any, for use in the operation and growth of our business and do not anticipate paying any cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board, subject to compliance with applicable law and any contractual provisions, including under any existing or future agreements for indebtedness we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our Board deems relevant. Accordingly, realization of a gain on your investment will depend on the appreciation of the price of the shares, which may never occur. Investors seeking cash dividends in the foreseeable future should not invest in shares.
Securities Authorized for Issuance under Equity Compensation Plans
In connection with the Business Combination, our stockholders approved our 2023 Plan and our ESPP on August 11, 2023, both of which became effective immediately upon the Closing. On November 15, 2023, we filed a registration statement on Form S-8 under the Securities Act registering the shares of Better Home & Finance Class A common stock issued or issuable under the 2023 Plan and the ESPP.

USE OF PROCEEDS
All of Better Home & Finance Class A common stock and Private Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of our securities by the Selling Securityholders pursuant to this prospectus.
We will receive up to an aggregate of approximately $112.8 million from the exercise of the Warrants, including approximately $42.9 million from the exercise of the Private Warrants, assuming the exercise in full of all of such Warrants for cash. Each Warrant entitles the holder thereof to purchase one share of Better Home & Finance Class A common stock at a price of $11.50 per share. We believe the likelihood that the holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of Better Home & Finance Class A common stock. If the trading price of Better Home & Finance Class A common stock is less than the exercise price thereof, we believe the holders are unlikely to exercise their Warrants. Conversely, the holders are more likely to exercise their Warrants the higher the price of Better Home & Finance Class A common stock is above the exercise price thereof. As of December 1, 2023, the closing price of Better Home & Finance Class A common stock as reported on Nasdaq was $0.453 per share, which is below the $11.50 exercise price of the Warrants. For so long as the Warrants remain “out-of-the-money,” we do not expect warrant holders to exercise their Warrants. See “Risk Factors – There is no guarantee that the exercise price of the Warrants will ever be less than the trading price of Better Home & Finance Class A Common Stock on Nasdaq, and they may expire worthless; and the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Warrants approve of such amendment.” Any proceeds received from such exercise would be used for general corporate purposes, subject to our broad discretion.

DETERMINATION OF OFFERING PRICE
The offering price of Better Home & Finance Class A common stock underlying the Warrants, including the Public Warrants and Private Warrants, offered hereby by us is determined by reference to the exercise price of the Warrants of $11.50 per share. The Warrants are listed on The Nasdaq Capital Market under the ticker symbol “BETRW”.
We cannot determine the price or prices at which Better Home & Finance Class A common stock or Private Warrants may be sold by the Selling Securityholders under this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S‑X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to give effect to, among other transactions, the accounting of the Business Combination, the funding under the Pre-Closing Bridge Note Purchase Agreement (the “Bridge Note Financing”), the funding under the amended SoftBank Subscription Agreement (the “Convertible Note Financing”), no funding under the amended Sponsor Subscription Agreement, the Sponsor Purchase (as defined below) and the repayment of Better’s corporate line of credit, which was voluntarily prepaid in connection with the sale of certain loans collateralizing the debt prior to the consummation of the Business Combination.
The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Aurora and the historical financial statements of Better. The unaudited pro forma condensed combined financial information does not include an unaudited pro forma condensed combined balance sheet as of September 30, 2023 as the Business Combination is already reflected in the Company’s historical unaudited condensed consolidated balance sheet as of September 30, 2023. Further, the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 was not provided because the historical operating results of Aurora were not material and pro forma results would not be materially different from reported results for the period presented.
The unaudited pro forma condensed combined balance sheet depicts the adjustments reflecting the accounting for, among other transactions, the Business Combination, the Bridge Note Financing, the Convertible Note Financing, the Sponsor Purchase and the repayment of Better’s corporate line of credit (“pro forma balance sheet transaction accounting adjustments”). The unaudited pro forma condensed combined statement of operations depicts the effect of the pro forma balance sheet transaction accounting adjustments assuming those adjustments were made as of January 1, 2022 (“pro forma statement of operations transaction accounting adjustments”). Collectively, pro forma balance sheet transaction accounting adjustments and pro forma statement of operations transaction accounting adjustments are “transaction accounting adjustments.”
The transaction accounting adjustments reflecting accounting of the Business Combination, among other transactions, the Bridge Note Financing, the Convertible Note Financing, the Sponsor Purchase and the repayment of Better’s corporate line of credit are based on certain currently available information and certain assumptions and estimates that management believes are reasonable under the circumstances. The transaction accounting adjustments, which are described in the accompanying notes, may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the transaction accounting adjustments, and it is possible that the difference may be material.
The assumptions and estimates underlying the transaction accounting adjustments are described in the accompanying notes, which should be read in conjunction with the following:
•Aurora’s audited financial statements and related notes as of and for the year ended December 31, 2022, as included with Aurora’s Annual Report on Form 10-K filed with the SEC on April 17, 2023 and incorporated by reference into the registration statement of which this prospectus forms a part.
•Better’s audited consolidated financial statements and related notes as of and for the years ended December 31, 2022 and December 31, 2021, included elsewhere in the registration statement of which this prospectus forms a part.
•Management’s Discussion and Analysis of Financial Condition and Results of Operations included included elsewhere in the registration statement of which this prospectus forms a part.
•Risk factors under the heading “Risk Factors” included in this prospectus.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination, among other transactions, the Bridge Note Financing, the Convertible Note Financing, the Sponsor Purchase and the repayment of Better’s corporate line of credit been completed as of the dates indicated, nor do they purport to project the future financial position or results of operations of the combined company. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Business Combination and, among other transactions, the Bridge Note Financing, the Convertible Note Financing, the Sponsor Purchase and the repayment of Better’s corporate line of credit.
Description of the Business Combination and Related Financing and Other Transactions
Financing Transactions
In order to provide Better with immediate liquidity, on November 30, 2021, the structure of the Business Combination was amended to replace both (A) the $1.5 billion PIPE Investment (including use of such proceeds for a $950.0 million secondary purchase of shares of existing Better Stockholders), and (B) the backstop provided by the Sponsor under the Redemption Subscription Agreement, dated May 10, 2021, by and among Aurora, Sponsor, BB Trustees SA, as trustee of the Future Holdings trust and the additional subscribers party thereto, with:
(1)subordinated 0% Pre-Closing Bridge Notes, in an amount equal to $750.0 million (the “Pre-Closing Bridge Notes”), funded as of December 2, 2021, with such Pre-Closing Bridge Notes convertible into Better Home & Finance Class A common stock and Better Home & Finance Class C common stock, as applicable; and
(2)a commitment from SB Northstar, for up to $650.0 million (“Total Note Commitment”), and the Sponsor, for up to $100.0 million (“Total Sponsor Note Commitment”), to fund, pursuant to the amended SoftBank Subscription Agreement and Sponsor Subscription Agreement, respectively, subordinated 1% Convertible Notes in an amount up to $750.0 million (less any amounts released to Better at the Closing from Aurora’s trust account (excluding, for the avoidance of doubt, amounts released to Better under the Subscription Agreements)) during the first 45 days after the Closing Date.
Under the First Novator Letter Agreement, the Sponsor and Aurora agreed to amend the Sponsor Subscription Agreement to provide the Sponsor with the option, but not the obligation, to fund the Total Sponsor Note Commitment in respect of the Convertible Notes on the Closing Date (the “Additional Commitment Option”). In connection with the amendment effectuating the Additional Commitment Option, the parties agreed that if the Sponsor does not fund all or a portion of the Total Sponsor Note Commitment pursuant to the Additional Commitment Option, SB Northstar’s Total Note Commitment in respect of the Convertible Notes, (i) shall be reduced on a dollar-for-dollar basis by the amount of the Total Sponsor Note Commitment that is not funded by the Sponsor and (ii) SB Northstar shall be under no obligation to fund any shortfall in the Sponsor Note Purchase Amount (as defined in the SoftBank Subscription Agreement), such that if the Sponsor elects not to fund any of the Total Sponsor Note Commitment, then SB Northstar’s Total Note Commitment amount shall be reduced to $550.0 million. The Sponsor elected not to fund any of the Total Sponsor Note Commitment in respect of the Convertible Notes, and as a result, SB Northstar’s Total Note Commitment was reduced to $550.0 million ($650.0 million commitment less $100.0 million not funded by the Sponsor) of their Total Note Commitment amount upon the consummation of the Business Combination. The total of the Convertible Notes funded on the Closing Date was $528.6 million ($550.0 million less $21.4 million released to Better at the Closing from Aurora’s trust account).
As consideration for the Limited Waiver, the Sponsor subscribed for and purchased 1.7 million shares of Class A common stock of Better Home & Finance Holding Company (“Better Home & Finance”) for aggregate cash proceeds to Better equal to $17.0 million at a purchase price of $10.00 per share on the Closing Date of the Business Combination. This is referred to as the “Sponsor Purchase.”
Prior to closing of the Business Combination (the “Closing”), Aurora migrated from the Cayman Islands and domesticated as a Delaware corporation (the “Domestication”). Following completion of the Domestication, there are three classes of common stock outstanding: Better Home & Finance Class A common stock, Better Home & Finance Class B common stock, and Better Home & Finance Class C common stock.

Following the Domestication, Aurora, Aurora Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Aurora (“Merger Sub”), and Better effected Merger Sub to be merged with and into Better, with Better being the surviving corporation (“First Merger”). Following consummation of the First Merger, Better merged with and into Aurora, with Aurora changing its name to Better Home & Finance Holding Company and continuing as the surviving corporation.
Pursuant to the Merger Agreement, Aurora acquired all the outstanding equity interests from the Better Stockholders for approximately $6.9 billion, for equity consideration in the form of (i) issuance of shares of Better Home & Finance common stock (“Stock Consideration”) at $10.00 per share, subject to certain adjustments, and (ii) rollover of vested and unvested Better Options, Better RSUs, and Better Restricted Stock. Upon Closing, all outstanding shares of common stock (inclusive of shares of converted preferred stock) of Better were cancelled in exchange for the right to receive shares of Better Home & Finance common stock, the Pre-Closing Bridge Notes held by Sponsor were exchanged for shares of Better Home & Finance Class A common stock pursuant to the Novator Exchange Election Agreement and the Pre-Closing Bridge Notes held by SB Northstar converted to shares of Better Home & Finance Class A common stock and Better Home & Finance Class C common stock pursuant to the Bridge Note Purchase Agreement. See “BCA Proposal—The Merger Agreement” and “BCA Proposal—Amendments to the Merger Agreement” in the Proxy Statement/Prospectus for more information.
On the Closing Date, Better Home & Finance issued the Convertible Notes, which are subordinated unsecured 1% Convertible Notes with a five-year maturity, to SB Northstar in the amount of $528.6 million ($550.0 million less $21.4 million released to Better at the Closing from Aurora’s trust account). The holder of Convertible Notes may convert, in full or in part, at any time from, and including, one year after issuance until the close of business on the second (2nd) scheduled trading day immediately before the maturity date, into Better Home & Finance Class A common stock. The Convertible Notes convert at a conversion price, calculated as an amount equal to $1,000 divided by the conversion rate. The conversion rate is equal to a number of shares of Better Home & Finance Class A common stock per $1,000 principal amount of Convertible Notes equal to (a) $1,000 divided by (b) a dollar amount equal to 115% of the first anniversary volume weighted average price (“VWAP”), provided that the first anniversary VWAP be no less than $8.00 and no more than $12.00, and adjusted for stock splits, dividends, and combinations. The dilutive effect of the Convertible Notes is included in Note 4 – Earnings (Loss) per Share Information. See “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3,” “BCA Proposal—Related Agreements—Amendment to the SoftBank Subscription Agreement” and “BCA Proposal—Related Agreements—Amendment to the Sponsor Subscription Agreement” in the Proxy Statement/Prospectus for more information.
Other Transactions
Upon consummation of the Business Combination, this unaudited pro forma condensed combined financial information depicts the accounting of: (a) repayment of the Promissory Note to the Sponsor, (b) a one-time payment of transaction-related bonuses to Better employees, (c) the repayment of Better’s corporate line of credit which was accelerated by the sale of certain loans collateralizing the debt (d) loan forgiveness by Better for a one-time retention bonus given to an executive of Better in the form of a forgivable loan, which is forgivable upon the Closing and results in accelerated recognition of compensation expense, and (e) settlement of outstanding notes payable to Better due from certain executive officers, which were used to fund the early exercise of options, as a result of the repurchase of the shares, including shares collateralizing the notes payable to satisfy the principal.
Also, Better Warrant holders elected to exercise their warrants on a net share or cash basis upon the Closing. Additionally, certain Better Warrant holders elected to forfeit their unvested warrants at the Closing, and as such these forfeited warrants are not included in the rollover of Better Warrants or total Better Home & Finance shares issued at the Closing. The remaining Better Warrant holders exercised their warrants on a net basis at the Closing. The exercise of these warrants resulted in an additional 5.6 million and 9.0 million shares of Better Home & Finance Class A common stock and Class B common stock, respectively, and is reflected within the total shares issued at the Closing.
Aurora and the Sponsor also entered into the Sponsor Agreement, as amended, pursuant to which the Sponsor forfeited upon Closing 50% of the Aurora private warrants and 20% of the Sponsor’s shares of Better Home &

Finance Class A common stock as of the Closing became subject to transfer restrictions, contingent upon the price of Better Home & Finance Class A common stock exceeding certain thresholds (“Sponsor Locked-Up Shares”). The Sponsor Locked-Up Shares will be released in three tranches if the VWAP of Better Home & Finance Class A common stock exceeds certain price thresholds: (i) one-third of such shares will be released if VWAP for any 20 trading days during any consecutive 30-trading day period exceeds $12.50 per share, (ii) one-third of such shares will be released if the VWAP for any 20 trading days during any consecutive 30-trading day period exceeds $15.00 per share, and (iii) one-third of such shares will be released if the VWAP for any 20 trading days during any consecutive 30-trading day period exceeds $17.50 per share. In addition to the transfer restriction, upon certain change in control events included in the Sponsor Agreement, if there is a change in control event within five years following the Closing, the shares which have not reached the thresholds stated above will be forfeited. If after five years there is no such change in control event, the lock-up period will go on in perpetuity until the price thresholds are met. Refer to the Sponsor Agreement, a copy of which is attached to the Proxy Statement/Prospectus as Annex K, for additional details. The Sponsor Locked-up Shares are treated as an equity contract that is not considered indexed to Better Home & Finance’s own Class A common stock, because the occurrence or non-occurrence of a change in control event may impact the ultimate number of shares that remain outstanding, which is not a fair value input of a forward or option pricing model on equity shares. The Sponsor Locked-Up Shares were recorded as a liability at fair value at the Closing and will be remeasured in each reporting period with the change in market value recorded in earnings.
There is no specified maximum redemptions threshold stipulated under the Merger Agreement. However, the consummation of the Business Combination was conditioned upon, among other things, the Minimum Cash Condition. The Minimum Cash Condition was deemed to be satisfied since Better has received (i) the $750.0 million of funding pursuant to the Pre-Closing Bridge Note Purchase Agreement, which was received on December 2, 2021, and (ii) funding from SB Northstar in the amount of $528.6 million in connection with the issuance of Convertible Notes at the Closing as provided for in the SoftBank Subscription Agreement and the Sponsor Subscription Agreement, each as amended. See “BCA Proposal—The Merger Agreement” and “BCA Proposal—Amendments to the Merger Agreement” in the Proxy Statement/Prospectus for more information.
The following represents the aggregate consideration, exclusive of Sponsor Locked-Up Shares ($ in thousands):

Pro Forma Combined
Rollover of Better Options, Better RSUs and Better Restricted Stock(1)(2)	681,115
Shares issued to Better Stockholders(1)	6,218,885
Total Consideration	$6,900,000
__________________
(1)Rollover of Better Options, Better Restricted Stock and Better RSUs, together with shares issued to Better Stockholders, after the exercise of Better Warrants, was calculated using Better Options, Better Restricted Stock and Better RSUs outstanding prior to the Merger on a net exercise basis and Better common stock outstanding prior to the Merger multiplied by the Share Conversion Ratio. The “Share Conversion Ratio” was the quotient obtained by dividing the Aggregate Merger Consideration (as defined in the Merger Agreement) by the fully diluted number of shares of Better common stock and common stock equivalents outstanding prior to the effective time of the Merger (collectively referred as “Stock Consideration”). The Share Conversion Ratio was approximately 3.0566.
(2)The rollover of Better Options, Better Restricted Stock and Better RSUs were not included in the “Total shares at Closing” below, however, they were considered as part of the diluted EPS calculation. The dilutive impact of the Better Options, Better Restricted Stock, and Better RSUs was calculated using the historical treasury stock method adjusted for the market price and then giving effect to the Share Conversion Ratio.

The following table summarizes the pro forma Better Home & Finance common stock outstanding as of the Closing:

	Pro Forma Combined
	Shares	Ownership %
	(in thousands)
Aurora public shareholders – Class A common stock	210	0.1%
Sponsor (including Major Aurora Shareholders) – Class A common stock(1)(2)	9,081	1.2%
Pre-Closing Bridge Investors – Pre-Closing Bridge Financing – As-Converted or As-Exchanged – Class A common stock(3)	40,000	5.4%
Better Stockholders – Class A common stock	40,602	5.5%
Better Stockholders – Class B common stock(4)	574,407	78.1%
Better Stockholders – Class C common stock(5)	6,877	0.9%
Pre-Closing Bridge Investors – Pre-Closing Bridge Financing – As-Converted – Class C common stock(3)(5)	65,000	8.8%
Total shares at Closing(6)	736,177	100.0%
__________________
(1)Includes Better Home & Finance Class A common stock held by the Major Aurora Shareholders, including the Sponsor, and certain former Aurora directors and officers. In particular, the Sponsor owns 6.5 million shares of Better Home & Finance Class A common stock in the aggregate, comprised of (i) 0.6 million shares of Better Home & Finance Class A common stock converted from Aurora Class A ordinary shares held prior to the Business Combination (ii) 4.2 million shares of Better Home & Finance Class A common stock issued in connection with conversion of the founder shares and (iii) 1.7 million shares of Better Home & Finance Class A common stock purchased as consideration for the Limited Waiver, which is referred to as the Sponsor Purchase. 2.2 million shares of Better Home & Finance Class A common stock that may be deemed owned by Shravin Mittal, who may be deemed to beneficially own securities held by Unbound Holdco Ltd. by virtue of his control over Unbound Holdco Ltd, are included, comprised of (i) 1.0 million shares of Better Home & Finance Class A common stock converted from Aurora Class A ordinary shares held prior to the Business Combination and (ii) 1.2 million shares of Better Home & Finance Class A common stock issued in connection with conversion of the founder shares. Certain other former Aurora directors and officers (excluding Shravin Mittal) own 0.4 million shares of Better Home & Finance Class A common stock in the aggregate, comprised of (i) 0.2 million shares of Better Home & Finance Class A common stock converted from Aurora Class A ordinary shares held prior to the Business Combination and (ii) 0.2 million shares of Better Home & Finance Class A common stock issued in connection with conversion of the founder shares.
(2)Excludes 1.4 million of Sponsor Locked-Up Shares which were excluded due to the fact that they are contingently issuable shares upon Closing, as they are subject to potential forfeiture in a change of control event.
(3)The exchange of the Pre-Closing Bridge Notes held by the Sponsor at Closing results in the issuance of 40.0 million shares of Better Home & Finance Class A common stock to the Sponsor. The mandatory conversion of the Pre-Closing Bridge Notes held by SB Northstar at Closing results in the issuance of 65.0 million shares of Better Home & Finance Class C common stock to SB Northstar.
(4)Better was party to a side letter agreement with each of Pine Brook and another Better Stockholder where Better had the right to repurchase for de minimis consideration an aggregate amount of 1,898,734 shares of Better Capital Stock prior to the Closing (1,875,000 from Pine Brook). Pine Brook contested the enforceability of its side letter agreement and Better and Pine Brook settled such litigation on the basis that, among other things, Better is entitled to repurchase, for $1, an amount of Aggregate Merger Consideration (as defined in the Merger Agreement) that Pine Brook receives in exchange for the common stock of Better into which 937,500 of Pine Brook’s shares of Better’s Series A Preferred Stock convert prior to the Mergers. The purchase of these 937,500 shares reduced the number of fully diluted shares of Better Capital Stock outstanding prior to the Mergers and has an effect on the Better Home & Finance Class A and Better Home & Finance Class B common stock issued to Better Stockholders at the Closing. These shares were repurchased prior to the Closing and are not included in the fully diluted number of shares of Better Capital Stock outstanding prior to the effective time of the Mergers.
(5)In accordance with the SoftBank Subscription Agreement and Bridge Note Purchase Agreement, the maximum voting power of Better Home & Finance common stock owned by SB Northstar cannot exceed 9.4% of the outstanding voting power of Better Home & Finance as of the Closing (without giving effect to the Voting Proxy described under “Certain Relationships and Related Party Transactions—Better—Other Stockholder Agreements—SoftBank Agreements”). Therefore, when the 9.4% threshold would have been exceeded, SB Northstar received Better Home & Finance Class C common stock instead of Better Home & Finance Class B common stock.
(6)The “Total shares at Closing” does not include the 68,112,000 shares of Better Home & Finance Class A common stock underlying Better Options, Better RSUs and Better Restricted Stock, which upon vesting and exercise give the right to purchase Better Home & Finance Class A common stock following the Closing. Based on outstanding Better Capital Stock and Better Awards prior to the effective time of the Merger:

Pro Forma Combined
Shares (in thousands)
Total shares at Closing	736,177
Better Home & Finance shares of Class A common stock underlying Better Options, Better RSUs and Better Restricted Stock	68,112
Total fully diluted shares	804,289
The Business Combination is accounted for as a reverse recapitalization and Better has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805 Business Combinations (“ASC 805”). The determination of Better as the accounting acquirer is primarily based on the evaluation of the following facts and circumstances:
•Better Stockholders have the largest voting interest in Better Home & Finance;
•The board of directors of Better Home & Finance has seven members, and Better had the ability to nominate the majority of the initial members of the board of directors;
•Better management holds all executive management roles (including Chief Executive Officer, President, and Chief Financial Officer, among others) in Better Home & Finance and is responsible for the day-to-day operations; and
•The combined company assumed the name Better Home & Finance Holding Company.
Accordingly, the Business Combination will be treated as the equivalent of Better issuing stock for the net assets of Aurora, accompanied by a recapitalization. The net assets of Better and Aurora will be stated at historical cost. No goodwill or intangible assets will be recorded in connection with the Business Combination.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
($ in thousands, except share and per share amounts)

	Aurora Historical	Better Historical	Transaction Accounting Adjustments	Note	Pro Forma
Revenues:
Mortgage platform revenue, net	$—	$105,658	$28,737	2c	$134,395
Cash offer program revenue	—	228,721	—		228,721
Other platform revenue	—	38,942	—		38,942
Net interest income (expense)					—
Interest income	—	26,714	—		26,714
Warehouse interest expense	—	(17,059)	—		(17,059)
Net interest income	—	9,655	—		9,655
Total net revenues	$—	$382,976	$28,737		$411,713
Expenses:
Mortgage platform expenses	—	327,815	995	2c	328,810
Cash offer program expenses	—	230,144	—		230,144
Other platform expenses	—	59,656	—		59,656
General and administrative expenses	—	194,565	29,334	2a	226,871
			2,972	2b
Marketing and advertising expenses	—	69,021	—		69,021
Technology and product development expenses	—	124,912	—		124,912
Restructuring and impairment expenses	—	247,693	—		247,693
Formation and operating costs	8,578	—	—		8,578
Total expenses	$8,578	$1,253,806	$33,301		$1,295,685
Loss from operations	(8,578)	(870,830)	(4,564)		(883,972)
Interest and other expenses, net
Other income/expense	—	3,741	—		3,741
Interest and amortization on non-funding debt(1)	—	(13,450)	(10,605)	2c	(19,387)
			13,178	2d
			(8,510)	2e
Interest on Pre-Closing Bridge Notes	—	(272,667)	272,667	2f	—
Change in fair value of convertible preferred stock warrants	—	28,901	(28,901)	2g	—
Change in fair value of bifurcated derivatives	—	236,603	(236,603)	2f	—
Interest earned (expense) on marketable securities held in trust account	4,262	—	(4,262)	2h	—
Change in fair value of warrant liabilities	12,868	—	(2,716)	2i	10,152

	Aurora Historical	Better Historical	Transaction Accounting Adjustments	Note	Pro Forma
Gain on deferred underwriting fee	183	—	(183)	2j	—
Total Interest and Other Expense, net	17,313	(16,872)	(5,935)		(5,494)
Income (loss) before income tax expenses	8,735	(887,702)	(10,499)		(889,466)
Income tax expense	—	1,100	—	2k	1,100
Net income (loss)	$8,735	$(888,802)	$(10,499)		$(890,566)
Net earnings (loss) per share
Net income per share, Class A common stock subject to possible redemption – basic and diluted	$0.25	—	—		—
Weighted-average shares outstanding, Class A common stock subject to possible redemption – basic and diluted	24,300,287	—	—		—
Net income per share, Non-Redeemable Class A and Class B Common Stock – basic and diluted	$0.25	—	—		—
Weighted-average shares outstanding, Non-Redeemable Class A and Class B Common Stock – basic and diluted	10,450,072	—	—		—
Net loss per share attributable to Better Holdco, Inc. and Subsidiaries stockholders – basic	—	$(9.33)	—		—
Net loss per share attributable to Better Holdco, Inc. and Subsidiaries stockholders – diluted	—	$(9.33)	—		—
Weighted-average shares outstanding – basic	—	95,303,684	—		752,484,000
Weighted-average shares outstanding – diluted	—	95,303,684	—		752,484,000
Net loss per share – Class A, B and C Common Stock, basic(3)	—	—	—		$(1.18)
Net loss per share – Class A, B and C Common Stock, diluted(3)	—	—	—		$(1.18)
__________________
(1)Class A, B and C Common stock all have the same rights to share in Better Home & Finance Holding Company’s earnings and dividends.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 — Basis of Pro Forma Presentation
The accompanying unaudited pro forma condensed combined financial information depicts the accounting of the Business Combination under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) as a reverse recapitalization, with no goodwill or other intangible assets recorded.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments in connection with the Business Combination, among other transactions, including the Bridge Note Financing, the Convertible Note Financing, the Sponsor Purchase and the repayment of Better’s corporate line of credit. Given that the Business Combination is accounted for as a reverse recapitalization, Better’s and Aurora’s direct and incremental transaction costs related to the Business Combination, among other transactions, the Bridge Note Financing and Convertible Note Financing are offset against additional paid-in-capital.
The pro forma basic earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of Better Home & Finance common stock outstanding after the Business Combination, among other transactions, the Bridge Note Financing, the Convertible Note Financing, the Sponsor Purchase, and the repayment of Better’s corporate line of credit. The pro forma diluted earnings per share amounts are based upon the number of shares of Better Home & Finance common stock outstanding after the Business Combination, among other transactions, the Bridge Note Financing, the Convertible Note Financing, the Sponsor Purchase, and the repayment of Better’s corporate line adjusted for the effects of potentially issuable shares, such as those that result from the conversion of options and warrants. The pro forma basic and diluted earnings per share calculations assume the Business Combination, among other transactions, the Bridge Note Financing, the Convertible Note Financing, the Sponsor Purchase and the repayment of Better’s corporate line of credit occurred on January 1, 2022.
Note 2 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are as follows:
a.Reflects the payment of transaction-related bonuses of $20.0 million to Better employees upon the Closing and the recognition of compensation expense related to the one-time retention bonus of $9.3 million given to an executive of Better in the form of a forgivable loan that will be forgiven upon the Closing.
b.Reflects the compensation expense of $3.0 million related to the settlement of outstanding notes payable to Better from certain executive officers and cancellation of the early exercised options not yet vested which were cancelled prior to the Closing.
c.Reflects the reversal of $38.4 million of unrealized losses related to loans that were sold and recognition of a $9.7 million realized loss on the sale of these loans, which were collateralizing Better’s corporate line of credit, assuming the sale of these loans has occurred on January 1, 2022. Additionally, the adjustment reflects expenses of $11.6 million incurred in connection with the sale of loans collateralizing Better’s corporate line of credit and subsequent payoff of the debt prior to the Closing. Of the $11.6 million, $1.0 million is related to investor fees associated with the sale of these loans. The remaining $10.6 million is comprised of $5.6 million for a make-whole interest expense payment and the write-off of $5.0 million of debt issuance costs related to the early payoff of the debt.
d.Reflects the elimination of interest expense and amortization of the debt issuance costs of $13.2 million on the corporate line of credit as a result of the repayment of debt.
e.Reflects the interest expense of $5.3 million and amortization of the loan commitment asset associated with the right to draw this additional funding, which is reflected as a debt discount of $3.2 million, on the

Convertible Notes. The amortization is calculated using the straight-line method over the 5-year term of the Convertible Notes.
f.Reflects the elimination of $272.7 million of interest expense and $236.6 million change in fair value of bifurcated derivatives on the Pre-Closing Bridge Notes as a result of the conversion at the Closing.
g.Reflects the elimination of $28.9 million realized and unrealized change in fair value of convertible preferred stock warrants, because all Better Warrant holders have exercised their preferred stock warrants at the Closing.
h.Represents the elimination of $4.3 million of interest earned on marketable securities held in Aurora’s trust account.
i.Reflects the elimination of $2.7 million change in fair value of warrant liabilities, given that the Sponsor forfeited 50% of its Private Warrants at the Closing.
j.Reflects the elimination of the $0.2 million gain on deferred underwriting fee in connection with the waiver and derecognition of the deferred underwriting commissions, as the financial advisors resigned and waived their entitlement to certain fees which were previously due upon the Closing.
k.The pro forma income statement adjustments do not reflect any income tax effect because Better has a full valuation allowance offsetting any potential tax impact.
Note 3 — Earnings (Loss) per Share Information
The pro forma weighted-average shares calculations have been performed for the year ended December 31, 2022, using the historical weighted-average common stock outstanding, and the issuance of additional common stock in connection with the Business Combination, assuming the pro forma balance sheet transaction accounting adjustments were made on January 1, 2022. As the pro forma balance sheet transaction accounting adjustment for the Business Combination is being reflected assuming they were made at the beginning of the periods presented, the calculation of weighted-average common stock outstanding for both basic and diluted earnings (loss) per share assumes that the common stock issuable relating to the Business Combination have been outstanding for the entire period presented. The Sponsor Locked-Up Shares are considered to be contingently issuable for earnings per share purposes. As a result, these shares are not included in the weighted-average shares of common stock outstanding for both basic and diluted earnings (loss) per share as they have not met the required price thresholds under the arrangement nor has there been a change in control event. The Sponsor Locked-Up Shares will not be included in basic or diluted earnings (loss) per share until the point in which the stock price of those shares reaches an amount which exceeds the applicable thresholds, or a change in control event occurs that would trigger the shares to be released from the lock-up. The effect of the release of these 1,407,813 shares is potentially dilutive.
Pro forma diluted earnings (loss) per share is computed by adjusting the pro forma net income (loss) and the weighted-average shares of common stock outstanding to give effect to potentially dilutive securities. The only difference between the classes is the voting rights for each class.

The following represents the unaudited pro forma basic and diluted earnings (loss) per share:

For the year ended December 31, 2022
(in thousands, except per share data)	Pro Forma Combined
Pro forma net loss – basic	$(890,566)
Pro forma weighted-average common stock – basic	752,484
Pro forma Basic loss per share – Class A, B and C Common Stock(1)	$(1.18)
Pro forma net loss attributable to shareholders	(890,566)
Pro forma weighted-average common stock – diluted	752,484
Pro forma Diluted loss per share – Class A, B and C Common Stock(1)	$(1.18)
Pro forma weighted-average shares – Basic
Aurora public shareholders – Class A common stock	210
Sponsor (including Major Aurora Shareholders) – Class A common stock	9,081
Pre-Closing Bridge Investors – Pre-Closing Bridge Financing – As-Converted - Class A common stock	40,000
Better Stockholders – Class A common stock(2)	36,826
Better Stockholders – Class B common stock(2)	594,140
Better Stockholders – Class C common stock	7,227
Pre-Closing Bridge Investors – Pre-Closing Bridge Financing – As-Converted or As-Exchanged – Class C common stock	65,000
Total pro forma weighted-average shares – Basic	752,484
Incremental –Options(3)
Better Options and Better RSUs	—
Convertible Notes	—
Total pro forma weighted-average shares – Diluted	752,484
__________________
(1)Class A, B and C Common Stock all have the same rights to share in Better Home & Finance’s earnings and dividends.
(2)The pro forma Class A and Class B common stock has been reduced to reflect the repurchase of 937,500 historical shares of Better Capital Stock owned by Pine Brook prior to the Closing.
(3)For the year ended December 31, 2022, Better Home & Finance is in a pro forma net loss position and as such all potentially dilutive securities are anti-dilutive.

The following potential outstanding securities were excluded from the computation of pro forma earnings (loss) per share, basic and diluted, because their effect would have been anti-dilutive:

For the year ended December 31, 2022
Pro Forma Combined
Aurora Warrants(1)	9,737
Better Options and Better RSUs(2)	63,107
Convertible Notes(3)	46,424
119,268
__________________
(1)Assumes 6,075,072 Public Warrants, 1,786,686 Aurora Private Placement Warrants held by the Sponsor after giving effect to the 50% forfeiture pursuant to the Sponsor Agreement, and 1,000,000 and 875,000 Aurora private warrants held by Unbound Holdco Ltd. and Novator Capital Sponsor Ltd., respectively, which are all anti-dilutive, as their exercise price is $11.50. As disclosed elsewhere in this prospectus, as of December 1, 2023, there were outstanding 6,075,047 Public Warrants, Sponsor held 2,290,015 Private Warrants after giving effect to such forfeiture and Unbound Holdco Ltd. held 1,393,343 Private Warrants.
(2)The anti-dilutive impact of the Better Options and Better RSUs was calculated using the historical treasury stock method adjusted for the market price and then giving effect to the Share Conversion Ratio.
(3)The anti-dilutive impact of the Convertible Notes was calculated using the if-converted method under the assumption of a $10 VWAP.
Note 4 — Sponsor Locked-up Shares
The Sponsor Locked-up Shares are expected to be accounted for as a derivative. These shares are subject to transfer restrictions, which will be released contingent upon the price of Better Home & Finance Class A common stock exceeding certain thresholds or upon some strategic events, which include events that are not indexed to Better Home & Finance Class A common stock. The fair value of the Sponsor Locked-up Shares is $1.1 million. The fair value of the Sponsor Locked-up Shares was determined using a Monte Carlo simulation in a risk-adjusted framework. The Company estimated the time to achieve the performance condition and then applied a Finnerty method option pricing formula, which quantifies the value of the restriction as an average strike put option. Assumptions used in the valuation, were as follows:
Current stock price: the current stock price was set at $1.15 per share based on the closing stock price for Better Home & Finance Class A common stock as of August 24, 2023. Prior pro forma financial information throughout the Registration Statement process assumed a current stock price of $10 per share for purposes of valuing the Sponsor Locked-Up Shares, which was based upon the Stock Consideration as defined above. However, the current pro forma financial information presented reflects the closing stock price as of August 24, 2023.
Expected volatility: The expected volatility of 65% was selected considering the median 46.7%, third-quartile 48.3%, and maximum of 68.0% equity volatility calculated using a set of 8 Guideline Public Companies (“GPCs”). Volatility for the GPCs was calculated over a lookback period of 2.0 years (or longest available data for GPCs whose trading history was shorter than 2.0 years), commensurate with the longest expected restriction duration of the earnout shares.
Expected duration of the trading restriction: 22.15-years, 24.75-years and 27.12-years for tranche 1, tranche 2, and tranche 3, respectively.
Expected dividend yield: The expected dividend yield is zero, as we have never declared or paid cash dividends and have no current plans to do so during the expected term.

BUSINESS
Unless otherwise indicated or the context otherwise requires, references to “Better Home & Finance,” the “Company,” “we,” “us,” “our” and other similar terms refer to Better and its subsidiaries prior to the Closing and to Better Home & Finance and its consolidated subsidiaries after the Closing.
Overview
Our mission is to build a homeownership platform that revolutionizes the consumer experience of finding, financing, insuring and selling a home.
The home is among the world’s largest, oldest, and most tangible asset classes—with annual spend across the housing market accounting for approximately $11.4 trillion, or 12% of global GDP in 2021, according to the MSCI global real estate report. And yet, while numerous adjacent industries—from auto to health to travel to food—are undergoing end-to-end digital transformations, the homeownership journey remains mired in legacy inefficiencies. High commission-driven transaction costs, regulatory complexity, and many middlemen interests come at the expense of the consumer, leading to frustration and slowness of digital adoption. The homeownership experience is unnecessarily slow, costly, and analog; in sum, we believe it is unnecessarily broken.
We think it is inevitable that the entire homeownership journey will be digitized. With that, we believe there will come tremendous benefits to the consumer. Seamless online experiences driven by automation, and efficient technology infrastructure will make buying and owning a home faster, more cost-efficient, more transparent, and more accessible. We believe we are positioned to be at the forefront of this digital revolution. We see a future in which every consumer can seamlessly buy, sell, refinance, and insure their home digitally.
We were born digital in 2015, with a team led by engineers and data experts, rather than real estate industry veterans. Since the beginning, we have been relentlessly digitizing and automating the home finance workflow, adding new homeownership products tailored specifically to our customers’ needs, and striving to iterate on and improve every aspect of the customer experience. We have built a data processing engine that ingests thousands of data points on each customer and property in our system, as well as a workflow engine that provides customers with personalized home finance, real estate, and insurance product selections. This advanced technology stack, which we call Tinman, allows us to deliver on what we believe is most important for our customers: low prices, time saved, and higher certainty on the single biggest financial decision of their lives.
We started by building an industry-leading refinance offering, which we had the opportunity to lean into and rapidly scale during 2020 and the first half of 2021, with tailwinds from a COVID-driven low rate environment behind us. While the rate-driven macro environment has since changed and we have scaled back the business substantially to preserve capital and seek to mitigate our operating losses, we believe the customer value proposition of low-cost, transparent homeownership products has strong consumer demand through all macro cycles and we continue to invest behind this mission. We also continue to invest in our automated processes and attempt to grow our purchase business, as well as improving cross-sell of non-mortgage products across our homeownership platform.
We believe the digital-first nature of our business uniquely positions us to build the next generation homeownership platform. Tinman allows us to reduce costs and friction associated with the legacy homeownership process, shifting the model from one built around expensive commissioned intermediaries to one focused on the customer. Because we are digitally native, we have been able to re-architect the problematic aspects of traditional industry processes in favor of the consumer, delivering them value through lower cost, faster speed, and greater certainty relative to industry averages. For example, traditional industry processes include the manual transfer of paper-based or e-mail documents that can be costly and time intensive, as well as static loan pricing, where if a piece of data changes in the loan file it can take multiple days to get refreshed pricing, causing delays for the customer. Tinman allows customers to see their rate options in as little as three seconds, get pre-approved in as little as three minutes, lock in rates and get connected to a real estate agent in as little as 30 minutes, get a commitment letter for their mortgage in as little as one day through One-Day Mortgage and close their loan in as little as three weeks. Our “One-Day Mortgage” program, which was launched in January 2023, allows eligible customers to receive an underwriting determination on their mortgage loan application, in the form of a commitment letter, within 24 hours after locking in their interest rate. The commitment letter confirms that the customer qualifies for the mortgage loan terms based on a comprehensive review of their creditworthiness, including verification of income, assets, debts, and other forms of credit evaluation, as well as confirms our commitment to lend, subject to certain customary terms. While there are additional conditions that must be met after the commitment letter is provided in order to close the mortgage transaction (such as a property appraisal and confirmation of insurance), the objective of the One-Day Mortgage program is to give customers more certainty and peace of mind during the loan origination process.
Since we launched our “One-Day Mortgage” program, we have seen strong customer interest in the One-Day Mortgage offering due to its ability to provide prospective home buyers with a higher degree of certainty and peace of mind during the home purchase and refinance process, on top of our low rates. Additionally, some traditional lenders will only provide a single or few loan pricing options to customers, because acquiring and analyzing pricing data from multiple loan purchasers can be a time and labor intensive process. Our process for incorporating loan pricing is digital and automated, and therefore we are able to dynamically surface multiple pricing options that can be flexibly adjusted if the customer wants to change aspects of the loan. While we remain focused on enhancing our automated systems, in a manner that we believe will improve efficiency and reduce labor hours devoted to loan production, there remain numerous parts of our loan production process that require human labor, including our sales team interfacing with borrowers who have questions, the manual gathering and verification of data on more complex loan files (such as investment properties or self-employed borrowers), as well as the human review of loans by licensed underwriters and quality control team members to minimize potential loan file errors. The human labor required in our loan production process is one component that requires us to incur higher mortgage platform expenses if our origination volume grows.
We generate mortgage platform revenue through the production and sale of loans through our platform. The components of mortgage revenue include the gain, or loss, on sale from loans that we produce and then sell into the secondary market, the gain, or loss, from integrated relationships, and the revenue generated from changes in fair value interest rate lock commitments and forward sale commitments. We define Gain on Sale Margin as mortgage platform revenue, as presented on our statements of operations and comprehensive income (loss), divided by Funded Loan Volume, which for the year ended December 31, 2022 and prior years was positive. The table below shows, for each specified period, average MBA 30-year fixed rate, Better Home & Finance’s average 30-year fixed rate and Better Home & Finance’s Gain on Sale Margin.

	Year Ended December 31,
	2022	2021	2020
MBA Average 30-year fixed rate	5.60%	3.17%	3.33%
Better Home & Finance Average 30-year fixed rate	5.32%	2.94%	3.12%
Better Home & Finance Gain on Sale Margin	0.93%	1.88%	3.45%
Because the rates we offer our customers are, on average, lower than the industry, we correspondingly generate a lower Gain on Sale Margin compared to other D2C mortgage industry peers. The low rates we provide to our customers result in a lower Gain on Sale Margin for us, but in the long term we seek to offset lower Gain on Sale Margin through a lower origination cost structure enabled by our technology and operating efficiency, as well as to generate revenue on non-mortgage products offered to our customers. These non-mortgage products, which we call Better Plus, include real estate services, title insurance, and homeowners insurance, which typically allow us to charge fees incremental to our mortgage gain on sale without generating additional customer acquisition costs on these additional products. As we seek to grow our home purchase business, we look to correspondingly expand the portion of our loan production that can be addressed with our Better Real Estate products. However, given the lower demand for home buying and the less competitive market for purchase customers, we are not actively seeking Better Cash Offer customers, although we maintain the functionality and would be able to serve inbound demand.
Similar to other mortgage companies, we experience a negative correlation with interest rates and gain on sale, as well as with funded loan volume. As interest rates rise, the population of customers who can save money by refinancing, because their existing mortgage rate is higher than current mortgage rates, declines. In addition, higher prevailing market rates both reduce the propensity of new home buyers to enter the market and reduce those willing to sell their homes. This creates a supply-demand imbalance where mortgage lenders are competing for fewer customers, and become increasingly price competitive to win business, thereby accepting lower potential Gain on Sale Margin. This competition manifests in industry-wide gain on sale compression and decreased industry origination volume in higher rate environments. In the second half of 2021, year ended December 31, 2022, and the first quarter of 2023, we experienced this trend where our volume declined, and our Gain on Sale Margin compressed, and has remained compressed even at lower volumes in 2022, due to rising interest rates and an increasingly competitive market for lenders. Additionally, we see our gain on sale compress further as volumes increase, as it becomes incrementally more competitive to attract customers at increasingly higher volumes because that requires converting lower-intent borrowers through lower, more attractive rates, resulting in lower gain on sale for Better Home & Finance. The gain on sale compression we experienced starting in the second half of 2021 was a result of both rising interest rates and an increasingly competitive market for lenders, as well as our focus on growing market share and Funded Loan Volume in 2021.
We believe COVID accelerated a number of trends that strengthened our value proposition for customers, including the shift away from analog, in-person shopping experiences towards the acceleration of digital adoption. Over the last few years, we have witnessed increased consumer desire to transact online in larger spend categories, including furniture, travel, and auto, a tailwind that was further accelerated by COVID. We believe seamless, digital transacting and financing of everything related to the home is the next frontier of e-commerce and we are well positioned to be at the forefront. The low interest rate environment in 2020 and beginning of 2021, driven in part by COVID, gave us the opportunity to demonstrate our strong refinance product-market fit and ability to scale quickly to meet consumer demand. Starting in the second half of 2021 and continuing through 2022, the interest rate environment and mortgage market changed substantially, with mortgage volumes declining by approximately 50% industry wide in 2022 versus 2021 and expected to decline further by approximately 30% in 2023 versus 2022 as of the February 2023 Fannie Mae Housing Report.
For the nine months ended September 30, 2023, our Funded Loan Volume and revenue was approximately $2.5 billion and $67.6 million, respectively, compared to $11 billion and $376.4 million in the nine months ended September 30, 2022, representing year-over-year reduction of approximately 77% and approximately 82%, respectively. For the year ended December 31, 2022, our Funded Loan Volume and revenue was $11.4 billion and $383.0 million, respectively, compared to $58.0 billion and $1.2 billion in the year ended December 31, 2021, representing year-over-year reduction of approximately 80% and approximately 69%, respectively in 2022, compared to year-over-year growth of approximately 139% and approximately 42%, respectively in 2021. We believe our prior growth rates and profitability were partially driven by interest rates being at historic lows and the increased use of online services, both as a result of the COVID-19 pandemic. In particular, while our goal remains to ultimately pursue profitable growth over the long-term, the revenue growth rate and profitability that we experienced in the year ended December 31, 2020 over the year ended December 31, 2019 are not representative of expected future growth rates and profitability. Our growth rate slowed significantly in the second quarter of 2021 from the first quarter, and that trend continued into the third and fourth quarters of 2021 and through the first quarter of 2023. We recorded net loss of $475.4 million for the six months ended September 30, 2023 and a net loss of $625.9 million for the nine months ended September 30, 2022. We recorded net loss of $888.8 million for the year ended December 31, 2022 and a net loss of $301.1 million for the year ended December 31, 2021. We expect that we may incur net losses in proximate future periods due to fluctuations and continued periods of higher interest rates, as well as continued investments that we intend to make in our business (including investments to expand product offerings and in technology). As a result, we expect to require additional capital resources to grow our business. U.S. single-family mortgage originations are expected to decrease in value from $2.42 trillion in 2022 to $1.65 trillion in 2023, down from $4.57 trillion in 2021 according to the Fannie Mae December 2022 and May 2023 Housing Forecasts, which will directly impact our business and overall growth rates.
Our Products
We understand that our customers do not want a real estate agent, a mortgage, or an insurance policy—they want a home. We seek to empower consumers to navigate the entire homeownership journey, starting with house hunting, and through buying, owning, and selling, all in one place. A real estate agent and a mortgage pre-approval are often the first steps in our customers’ journeys, so that is where our trusted partnership begins, and we intend in the future to expand that partnership throughout their entire homeownership experience.

We offer Home Finance (home loan) products and Better Plus (non-mortgage) products, including real estate services and insurance products. Our broad suite of products and services is powered by our core technology platform, Tinman. Tinman also allows us to build a more valuable, deeper relationship with our customers by offering them multiple products and services throughout the homeownership journey, all with the same low-cost, seamless ethos. We believe the mortgage is the most complex and data-rich product throughout the homeownership journey and, subject to data protection and privacy considerations, our system extracts data on each consumer and property and uses it to surface the most relevant products for a given consumer and home with the goal of minimizing incremental customer acquisition cost. We surface these products before, during and after the point of mortgage, in an effort to build long-term customer relationships and expand our customer lifetime value beyond a single transaction.
Home Finance offers a selection of loan products for home purchase and refinance, including cash-out refinance and debt consolidation, across a range of maturities and interest rates. We offer our customers GSE-conforming loans, FHA-insured loans, VA-guaranteed loans, and jumbo loans. Within Home Finance, we offer loans that we sell to a network of multiple loan purchasers, including GSEs, banks, insurance companies, asset managers, and mortgage REITs, through our proprietary matching engine, and we earn revenue on the sale of each loan. Better Home & Finance’s origination volume, including the vast majority of the loans we sell through our capital markets platform, largely conforms to GSE standards, specifically those of Fannie Mae and Freddie Mac, which have specific loan to value requirements, providing a deep, liquid and reliable market for the sale of the bulk of our loans. Freddie Mac’s guidelines provide that the maximum loan to value for a conforming purchase in non-cash out refinance mortgages is 95% for a one-unit primary residence. In the nine months ended September 30, 2023, 96% of Better Home & Finance’s loans conformed to GSE standards. In the years ended December 31, 2022 and 2021, 94% and 93%, respectively, of our Total Loans conformed to GSE standards. In 2022 and 2021, approximately 71% and 69% of loans sold through our capital markets platform were purchased by GSEs. For our loan products offered through Home Finance, as of September 30, 2023, we are licensed to operate in all 50 states and the District of Columbia across various credit and income profiles. In the year ending December 31, 2022, our average customer had, approximately, an average loan balance of $381,000, age of 40, FICO score of 756, and annual household income of $153,000.
We are also expanding our loan products to serve our customers throughout their homeownership lifecycle. In particular, we are beginning to offer home improvement loans through our Home Improvement Line of Credit and home equity lines of credit through our Home Equity Line of Credit, to enable customers to access existing equity in their homes. For the majority of non-GSE conforming loans, we enter into upfront sale agreements with our network of loan purchasers and partners to minimize our balance sheet risk. We are also beginning to explore programs to improve housing affordability, fostering economic opportunity through housing and revitalizing neighborhoods. Through the expansion of Home Finance products, our goal is to be able to serve each and every potential customer that comes to our website.
Better Plus
Through our Better Plus products, we seek to build long-term customer relationships by consistently delivering value for their homes. We achieve this through a suite of non-mortgage products including real estate agent services (Better Real Estate) offered by our network of third-party partner real estate agents, and through our insurance partners, title insurance and settlement services (Better Settlement Services), and homeowners insurance (Better Cover).
Through Better Real Estate, our technology matches prospective home buyers with local real estate agents, who help them identify homes, see homes, and navigate the purchase process. We provide real estate services through a referral network, where we introduce customers to a network of external real estate agents that assist them with searching for a home, for which we receive a fee for our cooperative brokerage arrangement. In addition to real estate services offered through our third-party partner real estate agents, we historically have offered real estate services through in-house Better Home & Finance-employed real estate agents. In the second quarter of 2023, we made the decision to wind down our in-house real estate agent business and focus on partnering with third-party real estate agents to provide our customers with real estate agent services. We employed 470 agents as of December 31, 2021 and have since scaled down our in-house agent headcount to approximately 80 agents as of December 31, 2022 and to less than five agents as of June 8, 2023. Because the partner agent model enables us to flexibly refer customers to over 6,500 agents nationwide without needing to maintain an in-house agent footprint, we believe the partner agent model is more sustainable from a cost perspective, particularly in lower volume market environments.
Through Better Settlement Services, we offer title insurance primarily as an agent and work with third-party providers that underwrite the title insurance policies. Currently as an agent, we rely on partners for aspects of our operational fulfillment and do not take underwriting risk and do not assume the risk in a claim against the policy. In addition, we work with partners to offer settlement services during the mortgage transaction, which include wire services, document preparation, and other mortgage settlement services.
Through Better Cover, we offer customers access to a range of homeowners insurance policy options through our digital marketplace of third-party insurance partners. We act as an agent to insurance carriers and receive an agency fee from the insurance carriers for policies sold and renewed. Third-party insurance and service providers, as marketplace participants, integrate digitally into our technology platform to offer customers Better Plus homeownership products.
We see the Better Plus products as a way to continue providing additional customer utility and savings, as well as diversifying our revenue streams. These additional products are embedded directly into the customer experience of our platform, making it easy for customers to purchase these products as part of the mortgage process. We are continuing to test new products to optimize our offerings.
Better Cash Offer Program
Our Better Plus product offerings include the Better Cash Offer Program that enables a prospective buyer to make an all-cash offer—without a financing contingency. The Better Cash Offer Program was launched in the fourth quarter of 2021, and is best suited for competitive housing markets, including in 2020 and 2021, where customers using our Better Cash Offer Program may be viewed as more competitive by sellers because they are able to submit a cash bid and waive the financing contingency, while enabling buyers to sell an existing home while closing on their new home, simultaneously.
Under the Better Cash Offer Program, the prospective buyer goes through our regular underwriting process to be pre-approved for a mortgage, identifies a home of their choosing and establishes their bidding amount, which is reviewed and approved by the Better Real Estate agent against an appraisal and similar properties. If the bidding amount is approved, then Better Real Estate offers that amount to the seller of the new home. If such cash offer is accepted, Better Real Estate pays an earnest-money deposit to the seller of the home and expedites the purchase of the new home from the seller by paying for the home up-front, in cash shortly thereafter and enters into separate agreements (the “BRE Contract”), using balance sheet cash to make such payment. Also, upon acceptance of the cash offer, we enter into a separate agreement with the prospective buyer to sell them the new home (the “Buyer Contract”) and the prospective buyer pays the title/escrow company an earnest-money deposit that can be applied to the down payment when we transfer the new home to the buyer. If we purchase the home and subsequently the prospective buyer does not complete its purchase under the Buyer Contract, then the earnest-money deposit would be released to Better Home & Finance and forfeited by the prospective buyer.
We take title to the property upon completion of the purchase of the new home under the BRE Contract. If the prospective buyer wishes to occupy the new home before finalizing the purchase under the Buyer Contract, we may lease the property to the buyer and collect rent for the full rental period until the buyer’s purchase under the Buyer Contract. When we sell the new home to the buyer, title passes to the buyer under the Buyer Contract. If the seller of the home desires to remain in the home until the prospective buyer takes over the lease and/or purchases the home from us, then we may lease the property to the seller and collect rent from the seller at closing under the BRE Contract.
Although we did not originally charge a fee for Better Cash Offer customers that obtained their mortgage through Better Home Finance, we have since revised our business model and Better Real Estate now charges all buyers a transaction fee for the Better Cash Offer services provided, which is reduced if the buyer uses Better Home Finance to obtain their mortgage. In addition, the prospective buyer has a limited number of days to purchase the property from us from the date of the closing under the BRE Contract.

Demand for the Better Cash Offer program is dependent on home buying environments and such demand has declined in the current market that is less competitive for purchase customers than in 2020 and the first half of 2021. While we maintain the functionality and would be able to serve inbound demand, we are not actively seeking Better Cash Offer customers.
While we recognized significant revenues from the Better Cash Offer program in the fourth quarter of 2021 and in the first half of 2022, Better Cash Offer revenue declined substantially in the second half of 2022 and we do not believe this program is a material growth driver in the near term. For the nine months ended September 30, 2023 and 2022, Better Cash Offer revenue was $0.3 million and $226.1 million respectively. For the years ended December 31, 2022 and December 31, 2021, Better Cash Offer revenue was $228.7 million and $39.4 million respectively. Better Cash Offer revenue includes the full sale price of the homes transacted, revenue from transactions where Better Home & Finance leases the home to the customer until the title is transferred to them, and any fees charged by Better Home & Finance for Better Cash Offer services. For the nine months ended September 30, 2023 and 2022, Better Cash Offer program expenses were $0.4 million and $227.5 million respectively. For the years ended December 31, 2022 and December 31, 2021, Better Cash Offer program expenses were $230.1 million and $39.5 million respectively. These expenses include the cost of the homes transacted with Better Cash Offer, as well as related transaction closing costs. Better Cash Offer requires a relatively larger capital outlay from Better Home & Finance per transaction, because Better Home & Finance pays the full sale price of the home upfront through balance sheet cash, compared to our traditional mortgage process. Better Home & Finance seeks to minimize the capital liquidity risk of the customer breach or being required to hold the homes for a prolonged period by collecting earnest-money deposits from customers, charging a non-refundable fee to customers using the Better Cash Offer program, and charging rent payments if the customer wishes to occupy the new home before finalizing the purchase. When we were prioritizing the growth of the Better Cash Offer program in 2022, we sought warehouse facilities to reduce the use of balance sheet cash on the Better Cash Offer program, but do not expect the program to use material amounts of cash in the near-term given its deprioritization.
Our Technology Platform
We started in 2015 with the core thesis that homeownership should be seamless, low-cost, and digital, with the customer at the center and technology as the backbone. With that ethos in mind, we built Tinman, our proprietary loan origination platform that uses automation to deliver a low-cost, user-friendly experience to our customers. Unlike traditional real estate companies that often use manual, siloed, human-driven workflow systems to interact with customers or process internal tasks, we built Tinman to be the primary, machine-driven platform that sits at the center of our loan manufacturing process, interacting with customers, team members, marketplace participants and loan purchasers and directs all constituents in our ecosystem through the home buying or refinancing process into its decision engine. Along the way, Tinman, among other things, captures data from third parties via application program interfaces, or APIs, provides customer service and education, surfaces rates to our customers, performs underwriting calculations, generates documents, and supports our team members.
Tinman’s machine-driven decision engine powers internal workflows and increases our teams’ productivity by automating data-collection, orchestrating complex tasks between our customers and teams to facilitate the underwriting process, guiding home purchase or refinancing transactions from beginning through to closing (for which in part we use third-party software), as well as dynamically matching customers with loan purchasers to ensure best execution and the lowest rate for our customers. Through Tinman, we have “taskified” the loan production process, breaking down traditionally specialized, complex tasks that require high-cost labor into machine-driven tasks that can be completed by non-specialized, lower-cost labor, and eventually automated altogether. We have built and are continuing to build Tinman to scale, supporting the potential for high-volume growth, as indicated by its ability to scale up from approximately 14,370 Total Loans in 2019 to approximately 153,843 Total Loans in 2021, which was then followed by a decrease to approximately 29,818 Total Loans in 2022.

Better Real Estate Agents
Better Title and Settlement Services
Better Insurance
Home finance lifecycle
D2C
B2B
Loan Purchasers
Tinman
Customer-facing tasks to licensed team members
Manual tasks to non-licensed team members
Better Team Members

Our customers use Tinman to navigate their homeownership journey with us. Customers interact autonomously and digitally with Tinman, uploading information, completing tasks, and viewing their rates, enabling them to obtain or refinance a loan, insurance policy, or real estate agent on their own schedule. Tinman seamlessly embeds Better Plus products directly into the loan workflow for the customer, allowing them to add real estate agent services, title insurance, homeowners insurance and settlement services, in each case if available to the customer, with just a few clicks. Our systems architecture is designed to store customer and property data in flexible graphs, to be seamlessly integrated into multiple products in parallel, within a singular seamless customer flow.
In parallel, Tinman coordinates and supports the required tasks for Home Finance and Better Plus products. Tinman gathers data from our customers and automatically from third parties through APIs. Tinman uses its automated decision engine to dynamically generate tasks for every loan based on the customer’s financial profile, property type, and the requirements of the financial products they are exploring. Tinman’s workflow system then completes certain tasks through automation and assigns other remaining tasks to our team members for completion. We believe that as more processes are automated, each loan will require fewer labor hours to complete, which meaningfully reduces our cost to manufacture. Nevertheless, while we remain focused on enhancing our automated systems, including our automated decision-making engine, Tinman, in a manner that we believe will improve efficiency and reduce labor hours devoted to loan production, there remain numerous parts of our loan production process that require human labor.
Tinman supports the matching engine for our loans and loan purchaser network, enabling us to maintain our business model and sell our loans to the highest bidder based on each loan’s unique attributes. For the nine months ended September 30, 2023, 96% of our Total Loans were eligible for purchase by GSEs. For the year ended December 31, 2022, 94% of our Total Loans were eligible for purchase by GSEs and 71% of our loans sold were purchased by GSEs. For the year ended December 31, 2021, 93% of our Total Loans were eligible for purchase by GSEs and 69% of our loans sold were purchased by GSEs. Under certain limited circumstances, we believe that our platform enables differentiated pricing in the secondary market for loan sales as institutional investors on our platform seek specific loan attributes, such as Community Reinvestment Act credit.

Market Opportunity
We believe that our past results benefited from the coalescence of the homeownership market around platform solutions. Digital-first consumers make up a larger share of homeowners, and consumers are spending more time in their home, in part as a result of the geographic moves and consumer behaviors developed during the COVID-19 pandemic, and related e-commerce tailwinds.
The homeownership market is substantial, fragmented and lacks a comprehensive solution for customers.
Annual spending across the housing market accounts for approximately $11.4 trillion, or 12% of global GDP in 2021, according to the MSCI global real estate report. Yet, customers today face a home financing process that is complex and opaque, and that often seems like it is actively working against their interests. They deal with what we see as a broken ecosystem with commissioned agents, including the loan officer and real estate agent, at the center and as many as ten additional intermediaries. We believe that this process creates misaligned incentives resulting in high fees paid by the customer to a host of intermediaries. According to our research, intermediary fees, including real estate broker commissions, can add costs of up to 10% of a home’s value, including up to a 1-2% commission for the loan officer, and 6% commission paid to the real estate agents involved in a transaction.
Shifting consumer preferences with digitization are disrupting the entire homeownership cycle.
We believe consumers are increasingly looking to digital solutions for faster, cheaper and better transactions across industries, including homeownership. Consumers’ comfort in executing large and complex transactions online has been significantly accelerated by the COVID-19 pandemic. We believe the legacy homeownership journey no longer meets the demands of the modern consumer, who values simplicity, transparency, and cost competitiveness, as indicated by the secular shift to new digital businesses across retail, travel, and auto, as well as other areas of consumer finance including retail brokerage, banking, and financing. As the single largest financial decision many consumers will make, we expect superior value and customer experience to be increasingly important in the homeownership market going forward, with the legacy players at a competitive disadvantage. We believe our vision to put all aspects of the home on our customers’ home screen aligns with the demands and buying behaviors of modern, digital consumers.
Over the long term, shifting demographics are expected to drive elevated and sustained demand for homeownership that will exceed supply and create an increasingly competitive home purchase market.
We expect homeownership demand to increase, especially among millennials, particularly as the COVID-19 pandemic has reinforced the importance of home for many consumers. Millennials—those born between 1981 and 1996—make up the largest cohort of the U.S. population today, comprising more than 70 million Americans. There is growing evidence to suggest that while this generation of consumers has waited longer to buy homes, homeownership rates are now rapidly increasing among Millennials. According to the National Association of Realtors 2021 Home Buyers and Seller General Trends Report, Millennials represent the largest share of homebuyers at 37%, with 48% of older Millennial homebuyers and 82% of younger Millennial homebuyers being first-time homebuyers. Constrained housing supply, record home price appreciation, and rising rates have intensified market competition. We believe, in certain market environments, this may give advantage to our differentiated purchase mortgage offerings that may make our customers’ offers more competitive, including our low rates and Better Cash Offer Program. However, we do not expect to see this trend actualize until interest rates decrease significantly from their current levels.
Our Customer Acquisition Channels
We reach our customers through two channels, a direct-to-consumer channel (D2C) and a business-to-business channel (B2B).
In our D2C channel, we serve customers from their first website visit to close entirely under the Better Home & Finance brand. We have historically relied on positive word of mouth, customer reviews, and trusted third-party recommendations to grow our business, together with performance marketing (pay-per-click) and other paid digital media. Unlike other large brands in financial services that rely heavily on brand marketing and advertising spend, we spent minimally on brand marketing and advertising to date, with the balance of our marketing and advertising spend primarily comprised of performance marketing (pay-per-click) and other paid digital media.
Today, our marketing approach primarily includes performance marketing (pay-per-click) and other paid digital media. Our performance marketing strategy drives high-intent prospective customers to our platform by purchasing targeted leads from our lead aggregators. Further, our paid digital media strategy leverages search engines and social media channels to engage with our customers. We strive to optimize and expand our customer acquisition strategies by further penetrating both existing and new performance marketing and digital media channels.
In our B2B channel, we develop longer-term, enterprise-level relationships with leading consumer brands through advertising relationships (in which we present advertising on a third-party’s platform—often involving consumer incentives or discounts—allowing us to drive our partners’ customers or rewards program members to our Better Home & Finance -branded platform), as well as through an integrated relationship model (in which our technology platform and team members power the end-to-end home finance experience on behalf of a third-party lender through an integrated, co-branded customer experience). We believe we are able to lower our customer acquisition cost by advertising to our B2B partners’ large addressable consumer segments to drive customers to our platform, without the need for high-cost brand advertising. We provide our B2B partners’ customers with the same superior customer experience, broad product offerings and cost advantage as our D2C customers.
•Advertising Relationships: We have structured arrangements with our advertising partners, including American Express, as well as other advertising relationships, for us to advertise our homeownership products to their customers. Customers that come to us via these advertising relationships enter through the same customer workflow as our D2C customers, generating revenues for us in the same manner as our D2C customers.
•Integrated Relationships: We currently have one integrated relationship with Ally, pursuant to which we offer our end-to-end platform and services alongside Ally’s brand, and manufacture loans on Ally’s behalf. This ‘Better Home & Finance-as-a-Service’ offering enables our partner to provide a custom-branded, low-cost, high-quality experience to the partner’s customers, powered by our technology and team members. We do not pay customer acquisition costs through this type of relationship. Currently, we earn revenue from our integrated relationship in the form of a fixed fee per transaction, as well as by purchasing certain of the closed loans from Ally and selling them on the secondary market. When the loans are sold on the secondary market, Ally receives a portion of the execution proceeds, with the total amount Better Home & Finance pays Ally for the loans (including the initial purchase price and portion of the execution proceeds) not exceeding the loans’ fair market value.
Our Competitive Strengths
We believe we have a number of competitive advantages that contribute to our success. We aim to provide our customers with a superior customer experience, lower costs, and a wide selection of products to navigate their homeownership journey. We believe that lowering loan manufacturing costs, integrating additional homeownership products onto our platform, and scaling our ecosystem will, if we are successful, enable us to further reduce costs to our customers and contribute to our mission.
•Superior Customer Experience. Our customers use our integrated platform to seamlessly navigate the homeownership journey. Tinman enables our customers to interact with us on their schedule, allowing us to meet our customers where they are, be it digitally on our platform, or by phone, text, or email, 24/7. Eligible customers can see their rate options in as little as three seconds, get pre-approved in as little as three minutes, lock in rates and get connected to a real estate agent in as little as 30 minutes, get a commitment letter for their mortgage in as little as one day through One-Day mortgage and close their loan in as little as three weeks. Our goal is to surface to our customers the most updated interest rates, and our tools provide them with flexibility to evaluate Home Finance and Better Plus products in real time as they move through our customer workflow.
•Highly Scalable Platform in Breadth and Depth. Tinman provides the backbone of our homeownership products, using the same technology regardless of customer, channel or loan type. We have built Tinman to support significant, rapid growth in volumes. In addition to our platform being able to scale mortgage volume quickly, we believe our technology enables us to achieve broad scale across multiple homeownership products as well. We believe the breadth and flexibility of Tinman across products and customer journey pathways sets us up to scale purchase loans by providing a superior end-to-end integrated homeownership experience to customers. Our platform is modular in nature and new products and partners can be added seamlessly using the same core code and systems architecture. For example, we have added additional Better Plus products such as the recently launched pilot of the Better Home & Finance's Home Equity Line of Credit, a revolving line of credit secured by an interest in the borrower's home, which uses the same loan production technology infrastructure as our mortgage product, with the tasks set up to meet home equity line of credit origination requirements. Additionally, our co-branded loan production solution with Ally and our advertising relationship with American Express utilize the same technology for mortgage origination as our direct-to-consumer loan production, but are customized to add, remove, or rearrange tasks and disclosures within the loan process as well as have our partners' branding on the customer facing aspects of the interface to meet our partners' specific requirements. Our technology infrastructure allows us to address our partners’ requirements by combining existing solutions and customizing functionality.
•Target Reduced Labor Cost. We are working to re-engineer traditionally complex, manual and highly specialized loan workflows into simple tasks that can be partially completed through automation or with unspecialized lower-cost labor. Our digital platform orchestrates each transaction, and simplifies the mortgage workflow to reduce complex tasks that typically would be performed by a high-cost revenue-commissioned loan officer or agent. Tinman aims to make our loan manufacturing team members more productive than the competition at a lower cost. We believe we can complete many of our transactions at a lower production labor cost per unit, seeking to pass savings on to our customers and offer them lower rates and prices across our suite of products.
•Data Advantage. We operate in a fully digital environment allowing us to track and analyze all workflows to optimize customer experience and operational efficiency. We frequently use data to improve our customer experience and maximize conversion. On the customer side, we capture up to 10,000 data points per customer during the loan transaction process. For example, in the underwriting process our platform collects flood certification data, which then can be leveraged for our customers’ flood insurance coverage by Better Cover. We are able to save our customers time and money by removing friction from manual re-entry of personal details and details on their home captured through the loan origination and appraisal process, reducing fatigue from dealing with numerous providers, offering them the best combination of tailored products through our expanding homeownership platform. We are able to surface highly relevant and suitable products for each customer based on their personalized financial and property circumstances.
•Limited Credit Exposure. Our business model is to manufacture loans to sell to our marketplace of secondary investors and partners, and we do not seek to retain assets for long periods of time. With every loan we produce, we aim to sell the loan and associated MSR into our network of purchasers, and not permanently retain loans or MSRs on our balance sheet as part of our business model. We retained loans on our balance sheet for approximately 18 days, on average, over the course of 2022. As of September 30, 2023, we had no material MSRs on our balance sheet. In 2021, 2022, and the first quarter of 2023, approximately 93%, 94%, and 96% respectively, of all the loans we produced were conforming with GSE-guaranteed takeout, providing access to liquidity for our loans through market cycles. For jumbo loans, which are not GSE eligible, we enter into sale agreements with purchasers prior to lock, thereby enabling us to take minimal balance sheet exposure for non-conforming loans, limiting our credit risk and supporting our model.
•Integrated Platform. Our integrated offerings across Better Home Finance, Better Real Estate, Better Settlement Services and Better Cover enable us to leverage our platform and data to seamlessly offer superior and customized products to customers at all stages of their home ownership process. Certain of our offerings, are the result of an ecosystem that utilizes information throughout a customer’s data profile to maximize their options in the home purchase process while minimizing their burden of repetitive data entry.

Our Growth Strategies
We were launched with the mission of making homeownership better, faster and cheaper for all. We believe we can grow by enhancing our customer experience, expanding our customer base and providing additional products and services.
•Integrated Home Purchase and Agent Strategy. Having proven strong traction and ability to grow our refinance business, we are focused on growing purchase and demonstrating our purchase customer value proposition through our integrated homeownership platform. We believe that providing value to prospective customers early, as well as providing them with multiple products throughout their homeownership journey, enables us to build longer and more enduring relationships. We believe real estate agents are trusted advisors throughout the homeownership journey. A key pillar of our home purchase strategy is to make real estate agent services available through our homeownership platform and build relationships with agents to champion the Better Home & Finance value proposition. In 2020, we established our real estate agent program, Better Real Estate, currently offered through our network of third-party partner real estate agents. Through our real estate agent program, we believe we are well positioned to improve the purchase journey for our customers, who come to our website looking to understand how much mortgage they can afford and get pre-approved to begin shopping, and, at their request and following appropriate disclosures, we connect them directly with a trusted local real estate agent to help with the process. Better Real Estate partners with approximately 6,500 real estate agents across the U.S. on a third-party basis to refer potential homebuyers that have received a pre-approval from Better Mortgage Corporation, pursuant to cooperative brokerage arrangements between Better Real Estate and the third-party agents. We believe developing the real estate agent process will improve the customer experience and increase our revenue per customer. We are also enhancing features in Tinman to drive engagement with customers that intend to purchase a home further out in the future with our loan products, including pre-transaction education, property search, and affordability simulations.
•Customer Acquisition. We believe we have ample room to reach more customers through data-driven marketing. We see growth opportunities to reach customers by further penetrating both existing and new performance marketing (pay-per-click) and digital media channels. Additionally, growth in organic traffic is a significant opportunity for us. We will continue to drive traffic organic growth through content marketing and high customer satisfaction, although in light of significant deterioration in market conditions and the macroeconomic environment, we have reduced spending on customer acquisition.
•Conversion. We believe that we can unlock additional growth by improving the rate at which we convert the visitors to our website into customers with funded loans. We aim to drive higher conversion rates by enhancing our customer experience, increasing our product offerings and providing lower rates to our customers. We see a sizable opportunity to better convert top-of-funnel customers through improved customer support and purpose-built technology to nurture them at early stages of the homeownership journey. In addition, by further automating steps of the loan manufacturing process, we believe we can improve the customer experience and decrease the time they spend in the process, which may improve post-lock conversion. However, potentially as a result of significant deterioration in market conditions and the macroeconomic environment, together with the recent negative press surrounding Better and the Better Founder and CEO, each as described elsewhere in this this prospectus, we believe that we are currently less effective than others in our industry at capturing potential customers and converting them into funded loans.
•Enhance Technology Innovation. Our technology strategy is to fully automate the homeownership process, allowing our team to focus on what people do best—building customer relationships. We will continue to invest to remove points of customer friction, making our platform more efficient and scalable as we continue to grow and add new products. Further driving down labor costs through automation allows us to offer lower rates to our consumers. We believe our investments in technology will lead to superior customer experience, lower manufacturing costs and increased conversion rates across all our products.

•Expand Better Plus Products. Our customers do not want a real estate agent, a mortgage, or an insurance policy, they want a home. We expect to grow the suite of products and services we offer through our platform and deliver a one-stop shop for homeownership, empowering consumers to navigate the entire homeownership journey from searching to owning, living and selling, all in one place. We believe over the long term there is a range of products that we will be able to offer our customers during their homeownership journey, including home maintenance services and improvement loans, and a financial network of personal, automobile, and student loans, and life and disability insurance, leveraging the equity customers have in their homes to offer cost-effective consumer finance products at a fraction of the speed given the existing data we capture on the customer financial graph and property graph. By continuously analyzing customer and property data captured during the loan process, we can seamlessly identify and offer products customized to our customers’ needs at a lower cost, for those customers who choose to purchase with us. Through expanding Better Plus products we seek to improve our economics through higher transaction value per customer without incremental customer acquisition spend. In addition, we are investing in Better Plus in order to diversify our revenue streams into relatively less rate-sensitive products as compared to refinance loans.
•Additional B2B Partners. We believe there is opportunity to add new B2B partners, both in the form of advertising relationships and integrated relationships. We seek to pursue relationships with potential partners that are aligned with our consumer-minded ethos and want to provide low-cost, high-quality homeownership products to their customers. Our partners trust us to do right by their customers, and we leverage the same scalable end-to-end technology powering our D2C business to offer our partners’ customers a better, faster, cheaper homeownership experience. We believe that growing our B2B business improves our long-term position by adding volume, improving customer awareness, and embedding our technology within the leading household consumer finance brands.
•Broadening U.S. Geographic and Product Coverage. As of September 30, 2023, we are licensed to offer Home Finance loan products in all 50 states and the District of Columbia. Better Real Estate, which is currently licensed in 27 states and the District of Columbia, is able to refer brokers in all 50 states and the District of Columbia through its agent network. Better Settlement Services, which offers title services, is licensed in 27 states and the District of Columbia. Better Cover is licensed in 50 states and the District of Columbia. We aim to increase our addressable market by providing all of our products across the United States. Additionally, we continue to invest in infrastructure to diversify and scale our loan product portfolio (FHA, VA, Non-Agency Jumbo and Non-QM) to meet demand. Due to state licensing and other regulations, the number of Better Plus products available to customers in some states is limited, providing us with substantial growth potential as we increase product availability. We plan to expand access to our Better Plus portfolio of products across the U.S. as we see market demand. This broad array of products and services, combined with expanded market access, is intended to create a one-stop shop for all of our customers’ homeownership needs.
•International Expansion. We believe international expansion represents a large addressable opportunity for us, namely in regions like the U.K. In the third quarter of 2021 we acquired two companies to begin to build out a homeownership services footprint in the U.K. First, we acquired a digital mortgage broker whose digital platform makes shopping for a mortgage and insurance easier, more transparent, and cheaper for the end consumer. Second, we acquired a platform that enables fractional ownership in residential property investments. In addition, in the second quarter of 2022, we entered into an acquisition agreement for a total consideration of approximately $13.8 million to purchase a U.K. based banking entity offering a wide range of financial products and services to consumers and small businesses, which acquisition closed in April 2023 and is intended to enable us to grow and expand our operations in the U.K. by enabling the Company to improve the mortgage process for U.K. mortgage borrowers. In the first quarter of 2023, we also acquired a U.K. based lending entity.
Risk Management & Compliance
We have built a strong culture around risk management and compliance. We believe our technology-driven processes and digital infrastructure help us to mitigate risks within our business.

We are focused on complying with all applicable laws and regulations while providing the best possible customer experience. Our legal and compliance teams work hand-in-hand with our business teams to ensure that we remain up to date on regulatory requirements, and that these requirements are met as new products and services are added. We prioritize strategic thinking about how best to protect the interests of the consumer, particularly since we are building a digitally native system in an industry that has traditionally been analog.
Our integrated platform contributes to our ability to mitigate exposure to risk. Since Tinman tracks thousands of data points across each loan file, we are able to ensure that each transaction is auditable and that our loan production process is compliant with applicable state-specific and federal regulations across customer contact, pricing, underwriting and quality control. Throughout the loan process, we use third-party data that is pulled directly into our system via API to verify income, assets and other client information. We believe this data-focused approach results in lower delinquency and forbearance compared to the overall industry.
Our compliance program is kept current by our internal compliance team, whose members track regulatory updates, conduct thorough reviews of policies and procedures, investigate consumer complaints and other compliance incidents, and monitor the licensing and education requirements of our team members. The company employs dedicated associates within the compliance team that manage regulatory reporting and examinations to ensure timely submissions and responses. Additionally, the compliance team proactively audits and monitors various aspects of our origination process and initiates any necessary remediation measures. This team also takes an active role in the onboarding and ongoing monitoring of B2B partners, third-party providers in our Better Plus marketplace, and new loan purchasers on our platform by assessing risk and reviewing applicable documentation. Through our internal compliance team, we proactively monitor the reporting and revision of these processes and procedures to mitigate risk.
We believe that we mitigate our execution risk by having a robust network of purchasers of loans and servicing rights, including the ability to sell conforming and FHA loans to the GSEs with guaranteed takeout. For jumbo loans, which are not GSE eligible, we enter into sale agreements with purchasers prior to lock to minimize our balance sheet exposure. We manufacture loans to meet the specific criteria of our loan purchasers, and our systems enable us to swiftly adapt to any changes in the guidelines of our counterparties.
Our capital markets team helps mitigate interest rate risk in our loan production business by executing appropriate hedging trades between the time of interest rate lock and loan commitment to an investor. We institute different strategies depending on market conditions to provide our customers with attractive rates and ensure the stability of our loan production pipeline and our liquidity. Our sources of liquidity include loan funding warehouse facilities, the loans we produce in conformity with GSE-guaranteed takeout, as well as cash on hand. As of September 30, 2023, we had 3 warehouse facilities, with an aggregate available amount of $0.42 billion. The facility renewal periods are risk spread appropriately over 15 months.
We operate under hedging policies designed to mitigate the effects of any fluctuations in interest rates, and analyze our “pull-through” rates along the loan life cycle, to ensure that we are adjusting our hedging activity across market conditions.
Although we are focused on growing areas of our business that are relatively less interest rate-sensitive than refinance loans, including our share of purchase loans and Better Plus businesses (including Better Real Estate agents, Better Settlement Services and Better Cover), much of these business lines remains sensitive to interest rates as purchase loans and other aspects of home services markets relating to home purchases are affected by changes in interest rates. For the nine months ended September 30, 2023 and the year ended December 31, 2022, Purchase Loans comprised approximately 90% and 55% of our Funded Loan Volume, respectively, and Better Plus comprised approximately 14% and 70% of our total revenues, respectively.
Security and Data Protection
We employ various in-house and third-party technologies and network administration policies that are designed to protect our computer network and the privacy of our customers’ and team members’ information from external threats and malicious attacks.

We believe that the technologies and network security plan we have adopted are appropriate to the size, complexity and scope of services we provide, as well as the nature of the information that we handle. We have a team of professionals dedicated to network and information security who monitor information systems, evaluate the effectiveness of technologies against known risks and adjust systems accordingly. In addition, we periodically have network security evaluated by outside firms specializing in network security to help us identify and remove any potential vulnerabilities.
We have undertaken measures intended to protect the safety and security of our information systems and the information systems of our third-party providers and the data therein, including physical and technological security measures, team member training, contractual precautions, business continuity plans, and implementation of policies and procedures designed to help mitigate the risk of system disruptions and failures and the occurrence of cyber incidents. We invest in security technology designed to protect our data and business processes against risk of a data security breach or cyberattack. Our data security management program includes identity, trust, vulnerability, and threat management business processes as well as the adoption of data protection policies. We measure our data security effectiveness through industry-accepted methods and remediate significant findings. The technology and other controls and processes designed to secure our team member, customer and loan applicant information and to prevent, detect and remedy any unauthorized access to or acquisition of that information were designed to obtain reasonable, but not absolute, assurance that such information is secure and that any unauthorized access is identified and addressed appropriately.
Our Competitors
There are approximately 5,000 incumbent banks and 100,000 real estate brokerage firms in the U.S. whose traditional competitive advantages are rapidly eroding from technology-focused competitors. We compete with a wide range of providers, each of whom provides components of our offering, but we believe that none of our competitors provide as complete of an end-to-end platform as we are developing, which aims to simplify and rearchitect the customer experience across the entire homeownership ecosystem. Each residential real estate transaction has numerous parties involved, including but not limited to, lead aggregators, real estate agents, loan originators, title insurers and homeowners insurers. All of these parties compete with each other either directly or indirectly as they are looking to win a larger share of the revenue pool in each transaction. As a result, our competition is highly disjointed across products (i.e., different products are offered at different points in the transaction) and highly fragmented within certain products. Within loan production, the market is highly fragmented, with the largest player holding less than a 10% share.
We believe that the principal factors that generally determine competitive advantage within our market include:
•ability to build consumer trust by consistently delivering value through low prices and a seamless experience;
•overall customer experience, including transparency throughout each step of the transaction;
•convenience in obtaining homeownership products, including the ease and speed of the loan application, underwriting and approval process;
•range of products offered;
•interest rates and fees charged;
•partner satisfaction and delivering value to all parties in our ecosystem;
•flexibility, scalability, and ability to innovate rapidly;
•effectiveness of customer acquisition; and
•ability to convert customers who come to our site.

Our primary competitors are legacy players including traditional banks and depository institutions, non-bank loan originators, and smaller local players who form the long tail of the market. Digitally native home buying technology platforms are increasingly moving into the loan production space, but as of yet, they have not developed an independent loan production offering at scale. Such other online mortgage originators and digitally native entrants primarily compete on price and on the speed of the loan application, underwriting and approval process, and any increase in these competitive pressures could be detrimental to our business, including as a result of higher performance marketing spend due to greater demand for customer leads. In addition, some more traditional banks provide our warehouse lines of credit and are also active in the home mortgage market as traditional banks and depository institutions, which could create conflicts when renewing our warehouse lines.
Some of our competitors may have more name recognition and greater financial and other resources than we have (including access to capital). Other of our competitors, such as lenders who originate mortgage loans using their own funds, or direct retail lenders who market directly to homeowners, may have more operational and regulatory flexibility in approving loans. Licensing requirements have made it difficult for independent mortgage loan originators to take the place of the banks that have left the mortgage sector, and the uneven nature of state regulation and considerable number of licenses required create a high barrier to entry. Banks that provide other financial services to homeowners may have advantages in soliciting home loans to their clients, have access to capital through deposits at lower costs than our warehouse facilities and benefit from relatively uniform U.S. federal rules and standards that preempt certain state laws to which we are subject.
Our Intellectual Property
Our intellectual property is an essential element of our business. We rely on a combination of trade secrets, trademarks, Internet domain names and other forms of intellectual property, and on contractual agreements, to establish, maintain and protect our intellectual property rights and technology. We also license certain third-party technology for use in conjunction with our products.
We believe that our success depends on hiring and retaining highly capable and innovative team members, especially as it relates to our engineering base. It is our policy that all of our team members and independent contractors sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments, processes and other forms of intellectual property generated by them on our behalf are our property and assigning to us any ownership that they may otherwise have in those works. Despite our precautions, it may be possible for third parties to obtain and use without consent intellectual property that we own or license. In addition, certain of our technology, including data feeds used in Tinman, are currently owned by entities affiliated with our Founder and other executives. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may materially and adversely affect our business.
Government Regulations Affecting Mortgage Loan Production, Servicing and Ancillary Services
We operate in a heavily regulated industry that is highly focused on consumer protection. The 2007-2008 financial crisis in general, and the related downturn in the residential mortgage market in particular, placed our industry under increased regulatory and public scrutiny and resulted in stricter and more comprehensive regulation of our business. More recently, the extent and severity of long-term economic impacts related to the COVID-19 pandemic remain unknown. Statutes, regulations and practices that have been in place for many years may be changed, and new laws have been, and may continue to be, introduced in order to address real and perceived problems in our industry.
The extensive regulatory framework to which we are subject includes U.S. federal, state and local laws, regulations and rules. Governmental authorities and various U.S. federal and state agencies have broad oversight and supervisory authority over all of our business lines. In addition, we are pursuing international expansion in the United Kingdom. During the third quarter of 2021, we acquired two internet-enabled real estate finance businesses, during the first quarter of 2023, we acquired a lending entity and during the second quarter of 2023, we acquired Birmingham Bank. Following the completion of this acquisition, we are subject to increased regulatory authority over parts of our business including the Prudential Regulatory Authority of the Bank of England.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the Consumer Financial Protection Bureau, or CFPB, was established in 2011 to ensure, among other things, that consumers receive clear and accurate disclosures regarding financial products and to protect consumers from hidden fees and unfair, deceptive or abusive acts or practices. The CFPB’s jurisdiction includes those persons producing, brokering or servicing residential mortgage loans. It also extends to our other lines of business, including real estate brokerage, title insurance, and homeowners insurance. The CFPB has broad supervisory and enforcement powers with regard to non-depository institutions, such as us, that engage in the production and servicing of home loans. The CFPB has been expanding the number and focus of examinations, and that increase is expected to continue under the Biden administration.
As part of its enforcement authority, the CFPB can order, among other things, rescission or reformation of contracts, the refund of moneys or the return of real property, restitution, disgorgement or compensation for unjust enrichment, the payment of damages or other monetary relief, public notifications regarding violations, remediation of practices, external compliance monitoring and civil money penalties. The CFPB has been active in investigations and enforcement actions and has issued large civil money penalties since its inception to parties the CFPB determines have violated the laws and regulations it enforces.
We are also supervised by regulatory agencies under U.S. state law. From time to time, we receive examination requests from the states in which we are licensed that require us to provide records, documents and information relating to our business operations. State attorneys general, state mortgage and real estate licensing regulators, state insurance departments, and state and local consumer protection offices have authority to investigate consumer complaints and to commence investigations and other formal and informal proceedings regarding our operations and activities. In addition, the government-sponsored enterprises, or GSEs, and the FHA, the FTC, non-agency securitization trustees and others subject us to periodic reviews and audits. This broad and extensive supervisory and enforcement oversight will continue to occur in the future. Better Home & Finance maintains dedicated staff on the compliance team to ensure timely responses to regulatory examination requests and to investigate consumer complaints in accordance with regulatory regulations and expectations.
Federal Lending and Servicing Laws and Regulations
Numerous U.S. federal regulatory consumer protection laws impact our business, including but not limited to:
•the Real Estate Settlement Procedures Act, or RESPA, and Regulation X, which require certain disclosures to be made to the borrower at application, as to the lender’s good faith estimate of loan production costs, and at closing with respect to the actual real estate settlement statement costs (for most loans, such disclosures are in conjunction with those required under the Truth in Lending Act), prohibit kickbacks, referrals, and unearned fees in connection with settlement service business and impose requirements and limitations on affiliates and strategic partners, and certain loan servicing practices including with respect to escrow accounts, requests for information from borrowers, servicing transfers, lender-placed insurance, error resolution and loss mitigation;
•the Truth in Lending Act, or TILA, including the HOEPA, and Regulation Z, which regulate mortgage loan production and servicing activities, require certain disclosures be made to borrowers throughout the loan process regarding terms of mortgage financing (including those disclosures required under the TILA-RESPA Integrated Disclosure, or TRID, rule), provide for a three-day right to rescind some transactions, regulate certain higher-priced and high-cost mortgages, require lenders to make a reasonable and good faith determination that consumers have the ability to repay the loan prior to consummation, mandate home ownership counseling for high-cost mortgage applicants, impose restrictions on loan production compensation, and apply to certain loan servicing practices;
•the Fair Credit Reporting Act and Regulation V, which regulate the use and reporting of information related to the credit history of consumers, require disclosures to consumers regarding the use of credit report information in certain credit decisions and require lenders to take measures to prevent or mitigate identity theft;

•the Equal Credit Opportunity Act and Regulation B, which prohibit discrimination on the basis of age, race and certain other characteristics in the extension of credit, require creditors to deliver copies of appraisals and other valuations, and require certain notifications to applicants for credit;
•the Homeowners Protection Act, which requires certain disclosures and the cancellation or termination of private mortgage insurance once certain equity levels are reached;
•the Home Mortgage Disclosure Act and Regulation C, which require reporting of mortgage loan application, origination and purchase data, including the number of mortgage loan applications originated, approved but not accepted, denied, purchased, closed for incompleteness and withdrawn;
•the Fair Housing Act, which prohibits discrimination in housing on the basis of race, sex, national origin and certain other characteristics;
•the Fair Debt Collection Practices Act, which regulates the timing and content of debt collection communications and debt collection practices;
•the Gramm-Leach-Bliley Act and Regulation P, which require initial and periodic communication with consumers on privacy matters, provide limitations on sharing nonpublic personal information, and the maintenance of privacy and security regarding certain consumer data in our possession;
•the Bank Secrecy Act, or BSA, and related regulations including the Office of Foreign Assets Control and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, or the USA PATRIOT Act, which impose certain due diligence and recordkeeping requirements on lenders to detect and block money laundering that could support terrorist activities;
•the SAFE Act, which imposes state licensing requirements on mortgage loan originators;
•the Electronic Signatures in Global and National Commerce Act and similar state laws, particularly the Uniform Electronic Transactions Act, which authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures and which require creditors and loan servicers to obtain a consumer’s consent to electronically receive disclosures required under federal and state laws and regulations;
•the Electronic Fund Transfer Act of 1978, or EFTA, and Regulation E, which protect consumers engaging in electronic fund transfers;
•the Servicemembers Civil Relief Act, which provides financial protections for eligible service members;
•the Federal Trade Commission Act, the FTC Credit Practices Rules and the FTC Telemarketing Sales Rule, which prohibit unfair or deceptive acts or practices and certain related practices;
•the Telephone Consumer Protection Act, or the TCPA, which restricts telephone solicitations and automatic telephone equipment in connection with both origination and servicing of loans;
•the Mortgage Acts and Practices Advertising Rule, Regulation N, which prohibits certain unfair and deceptive acts and practices related to mortgage advertising and imposes recordkeeping requirements on advertisers;
•the CAN-SPAM Act, which makes it unlawful to send certain electronic mail messages that contain false or deceptive information and provide other protections for email users;
•the Consumer Financial Protection Act, enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, which (among other things) created the Consumer Financial Protection Bureau, or the CFPB, and gave it broad rulemaking authority over certain enumerated consumer financial laws and supervisory and enforcement jurisdiction over mortgage lenders and servicers, and prohibits any unfair, deceptive or abusive acts or practices in connection with any consumer financial product or service;
•the Bankruptcy Code and bankruptcy injunctions and stays, which can restrict collection of debts; and
•the CARES Act, which imposes several new compliance obligations on our mortgage servicing activities, including, but not limited to, mandatory forbearance offerings, prohibitions of fees, penalties, or interest beyond the amounts scheduled during the forbearance period, altered credit reporting obligations, and moratoriums on foreclosure actions.
We are also subject to a variety of regulatory and contractual obligations imposed by credit owners, insurers and guarantors of the loans we produce or facilitate and/or service. This includes, but is not limited to, Fannie Mae, Freddie Mac, FHFA, HUD, FHA and the VA.
State Lending Laws and Regulations
Because we are not a depository institution, we must comply with state licensing requirements to conduct our business. We incur significant ongoing costs to comply with these licensing requirements.
To conduct our residential mortgage lending and servicing operations in the United States, we are licensed in all 50 states and the District of Columbia as of September 30, 2023. Our real estate brokerage, title agency, and homeowners insurance agency also maintain licenses to operate in certain of these states. Generally speaking, the licensing process includes the submission and approval of an application to the applicable state agency, a character and fitness review of key individuals, and an administrative review of our business operations. Such requirements occur at the initial stage of license acquisition and throughout the period of licensure.
Under the SAFE Act, all states have laws that require mortgage loan originators employed by non-depository institutions to be individually licensed to offer mortgage loan products. These licensing requirements require individual loan originators to register in a nationwide mortgage licensing system, submit application and background information to state regulators for a character and fitness review, submit to a criminal background check, complete a minimum of 20 hours of pre-licensing education, complete an annual minimum of eight hours of continuing education and successfully complete an examination.
In addition to applicable federal laws and regulations governing our operations, our ability to produce and service loans in any particular state is subject to that state’s laws, regulations and licensing requirements, which may differ from the laws, regulations and licensing requirements of other states. State laws often include fee limitations and disclosure and other requirements. Many states have adopted regulations that prohibit various forms of “predatory” lending and place obligations on lenders to substantiate that a customer will derive a tangible benefit from the proposed home financing transaction and/or have the ability to repay the loan. These laws have required most lenders to devote considerable resources to building and maintaining automated systems to perform loan-by-loan analysis of points, fees and other factors set forth in the laws, which often vary depending on the location of the mortgaged property. Many of these laws are vague and subject to differing interpretations, which exposes us to some risks.
The number and complexity of these laws, and vagaries in their interpretations, present compliance and litigation risks from inadvertent error and omissions which we may not be able to eliminate from our operation or activities. The laws, regulations and rules described above are subject to legislative, administrative and judicial interpretation, and some of these laws and regulations have been infrequently interpreted or only recently enacted. Infrequent or differing interpretations of these laws and regulations or an insignificant number of interpretations of recently enacted laws and regulations can result in ambiguity with respect to permitted conduct under these laws and regulations. Any ambiguity under the laws and regulations to which we are subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class-action lawsuits, with respect to our compliance with applicable laws and regulations. We note that nationally chartered banks are not subject to certain state law requirements, which results in an increased compliance burden for us, relative to such competitors.

Additionally, our business is subject to numerous types of state laws that are continuously changing, including laws related to mobile-and internet-based businesses, data privacy (including the CCPA, VCDPA and CPA and similar or other data privacy laws enacted by other states) and advertising laws, which limit how companies can use customer data, impose obligations on companies in their management of such data, and require us to modify our data processing practices and policies, which results in substantial costs and expenses in an effort to comply. The CCPA, among other things, requires specific disclosures to California consumers and affords such consumers the right to opt out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches of certain information that result from a failure to implement reasonable safeguards. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. The service providers we use, including outside counsel retained to process foreclosures and bankruptcies, must also comply with some of these legal requirements. Changes to laws, regulations or regulatory policies or their interpretation or implementation and the continued heightening of regulatory requirements could affect us in substantial and unpredictable ways.
Our Better Plus businesses, such as our real estate brokerage, title agency, and homeowners insurance agency, are also subject to state laws that may require licensure and prohibit, limit, or require approval to engage in certain conduct. For example, several states have implemented laws and regulations aimed at prohibiting kickbacks and other inducements associated with referrals to or from title insurance agents or corporations. In some instances, these requirements are more expansive than RESPA, rendering useless exemptions an entity would rely on for purposes of RESPA compliance.
Other Laws
We are subject to various other laws, including employment laws related to hiring practices, overtime, and termination of team members, health and safety laws, environmental laws and other federal, state and local laws in the jurisdictions in which we operate.
Our Team Members and Human Capital Management
At our peak in the fourth quarter of 2021, we had approximately 10,400 team members, of which approximately 6,100 were located in the United States, approximately 4,200 were located in India and approximately 100 were located in the United Kingdom. At that time, approximately 6,500 team members worked in production roles, of which approximately 3,700 were located in the United States and approximately 2,800 in India. Additionally, approximately 1,800 team members worked in Better Plus business lines, primarily as real estate and insurance agents. Approximately 700 team members worked in technology and product development, of which nearly all were located in the United States.
We have since reduced our workforce to seek to align our headcount with changes in our business and market conditions, as described in more detail elsewhere in this prospectus. As of September 1, 2023, we had approximately 860 team members, of which approximately 370 were located in the United States, approximately 370 were located in India and approximately 120 were located in the United Kingdom. At such time, approximately 370 team members worked in U.S. mortgage production roles, of which approximately 170 were located in the United States and approximately 200 in India. Additionally, approximately 80 team members worked in Better Plus business lines, primarily as real estate and insurance agents and support professionals. Approximately 120 team members worked in technology and product development, of which the majority were located in the United States. This in total represents an approximately 92% reduction in global employees over an approximately twenty month period.
While we remain focused on enhancing our automated systems, including our automated decision-making engine, Tinman, in a manner that we believe will improve efficiency and reduce labor hours devoted to loan production, there remain numerous parts of our loan production process that require human labor, particularly as a result of the regulation of the home mortgage industry. For example, while sales team labor has been made more efficient through APIs that automatically ingest customer credit, income, and asset information instead of team members needing to gather this information manually, our sales team still spends a large amount of their time on the phone with borrowers answering mortgage-related questions. Additionally, while the system can perform a number of calculations and verifications automatically, U.S.-based underwriters manually review each loan file to confirm the underlying data and calculations are correct. None of our team members are represented by a labor union or covered by a collective bargaining agreement. We believe our team is a key differentiator for our business and hard work, problem solving, and curiosity are the core of our DNA. We are a majority-minority company that is diverse across gender, race, and identity lines, both across the company and management team, allowing us to see things differently and to build a whole new way of approaching homeownership with the customer at the center of it all.
Following the December 2021 workforce reduction, the Better Founder and CEO briefly took leave from his full-time duties. Contemporaneously, at the direction of our Board of Directors (the “Board’), we retained a law firm to conduct an independent review of Better’s culture, which we refer to as the cultural review. Based on this cultural review, we implemented a number of organizational changes that we intend to improve our capacity to manage internal culture. The Better Founder and CEO resumed his full-time duties as CEO in January 2022.
We have added a number of new leadership positions that we believe will improve our organizational structure going forward. We have appointed Harit Talwar as Chairman of the Board, who will lead the Board’s oversight of Better Home & Finance’s strategy and culture. Kevin Ryan, who also serves as Better Home & Finance’s Chief Financial Officer, stepped into the role of President in the first quarter of 2023, a role he was filling on an interim basis previously. As President, Mr. Ryan guides our day-to-day direction and works closely with the rest of our leadership team. In addition, we have announced new senior leadership team members in commercial and accounting roles. We believe that each of these new positions will help develop our internal structure and maintain cultural integrity throughout Better Home & Finance.
In addition to these new hires, we have made efforts to promote an inclusive and respectful culture. Paula Tuffin, our General Counsel and Chief Compliance Officer, has taken on enhanced responsibilities, including leading a new Ethics and Compliance Committee. The committee is comprised of members of the senior leadership team and manages ethics and compliance issues at Better Home & Finance, reporting directly to the Board. We have also implemented a company-wide training program on ensuring a respectful workplace and have conducted multiple anonymous engagement surveys. In early 2023, we conducted another independent review of our culture to monitor our progress and inform our strategy going forward. On the basis of that second cultural review, management and the Board have concluded that management had implemented remediation steps that had begun improving our culture and resulted in enhanced internal controls.
Our Facilities and Real Estate
Our corporate headquarters are located in New York, New York. We also have offices in Charlotte, North Carolina; Irvine, California; Gurgaon, India; London, United Kingdom; and Birmingham, United Kingdom. We do not own any material real property. We believe that our existing facilities are adequate to meet the current needs of our essential workforce and that if we require additional space, we will be able to obtain additional facilities on commercially reasonable terms.
Cyclicality and Seasonality
The consumer lending market and the associated loan origination volumes for mortgage loans are influenced by general economic conditions, including the interest rate environment, unemployment rates, home price appreciation and consumer confidence. Refinance mortgage loans are sensitive to movements in the interest rate environment. Purchase mortgage loan origination volumes are generally affected by a broad range of economic factors, including interest rate fluctuations, the overall strength of the economy, unemployment rates and home prices, as well as seasonality, as home sales typically rise in the second and third quarters, with reduced activity in the first and fourth quarters, as home buyers tend to purchase their homes during the spring and summer in order to move to a new home before the start of the school year. However, in 2021 and 2022, the effect of such housing market seasonality was diminished by increased interest rates and constrained housing supply. We continue to see diminished impact of seasonality on our business as a result of these and other factors, as indicated by the reduction in overall industry volume in the second and third quarters of 2021 and 2022 as compared to the first quarters of 2021 and 2022, and the impacts of the current rising interest rate environment and constrained housing supply have continued to outweigh housing market seasonality in 2022 and to date in 2023.

Legal Proceedings
We are, from time to time, subject to legal proceedings and claims arising from the normal course of business activities, claims or investigations asserting that some employees are improperly classified under applicable law, and an unfavorable resolution of any of these matters could materially affect our future business, results of operations, financial condition, or cash flows. For example, we are currently party to several pending civil legal claims alleging that we failed to pay certain employees for overtime in violation of the Fair Labor Standards Act and labor laws of the State of California and the State of Florida. A determination in, or settlement of, any legal proceeding relating to classification of our employees could materially and adversely affect our business, financial condition, results of operations, and prospects. In addition, the Better Founder and CEO is, and potentially Better Home & Finance may be, subject to litigation as described above in “Risk Factors—Risks Related to Better Home & Finance’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—The Better Founder and CEO is involved in litigation that could have a material adverse effect on our revenues, financial condition, cash flows and results of operations.”
On September 2, 2021 we received from the Washington Department of Financial Institutions (“WA DFI”) a notice of charges related to certain compliance concerns, generally from the October 20, 2017 to June 30, 2019 time period. The notice of charges alleged certain violations of state disclosure, advertising, and licensable activity rules, and certain federal disclosure rules. On November 16, 2021, we entered into a settlement agreement with the WA DFI. Pursuant to the terms of the settlement, Better agreed to pay a fine of $80,000 plus a $7,000 service fee, thereby resolving the charges in a manner satisfactory to the WA DFI and Better. The settlement did not impact Better’s ability to do business in the State of Washington. In addition to the fine and related service fee, which amounts were immaterial to our operations as a whole, Better agreed (1) to provide additional training within three months of the consent order on licensure requirements to Better’s managers and (2) to permit the WA DFI to conduct a compliance exam to determine compliance with the consent order and licensure requirements. The WA DFI conducted a compliance exam of Better in 2022. As of the date of this prospectus, the examination has been closed.
In the second quarter of 2022, Better and Aurora each received voluntary requests for documents from the Division of Enforcement of the SEC, and subsequently Better and certain other parties have received subpoenas, indicating that the SEC was conducting an investigation relating to Aurora and Better to determine if violations of the federal securities laws have occurred. After the requested information was provided, the SEC subsequently informed Better and Aurora that they have concluded the investigation and that they do not intend to recommend an enforcement action against Aurora or Better. For more information, see “Risk Factors—Risks Related to Better Home & Finance’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition— We are, and may in the future be, subject to government or regulatory investigations, litigation or other disputes. If the outcomes of these matters are adverse to us, it could materially and adversely affect our business, revenues, financial condition, results of operations, and prospects.”
On June 7, 2022, Sarah Pierce, Better’s former Head of Sales and Operations, filed litigation against Better, Mr. Garg and Nicholas Calamari, our Chief Administrative Officer and Senior Counsel, in the United States District Court for the Southern District of New York. The complaint, which includes allegations of whistleblower retaliation related to, among other things, the December 2021 workforce reduction and alleged violations of the securities laws related to statements made by the Better Founder and CEO regarding the Company’s financial prospects and performance, includes five causes of action: (i) violation of New York Labor Law §740 against the Company; (ii) breach of fiduciary duty against the Better Founder and CEO; (iii) defamation against the Better Founder and CEO; (iv) intentional infliction of emotional distress against the Better Founder and CEO and Mr. Calamari; and (v) aiding and abetting breach of fiduciary duty against Mr. Calamari. In addition, Ms. Pierce filed a claim with the Occupational Safety and Health Administration (“OSHA”) against Better for retaliation in violation of the Sarbanes-Oxley Act (as amended by Dodd-Frank Wall Street Reform and Consumer Protection Act), which was dismissed by OSHA on August 29, 2022. On December 8, 2022, Ms. Pierce amended her complaint pending in the United States District Court for the Southern District of New York. In addition to adding the OSHA-dismissed whistleblower claim, Ms. Pierce also added a claim for retaliation under both New York Labor Law §740 and Dodd-Frank, and defamation against Better, and a claim for breach of fiduciary duty to the Company against Mr. Garg and Mr. Calamari. On September 29, 2023, the judge dismissed all of Ms. Pierce’s claims except for those alleging (i) a violation of New York Labor Law §740 by the Company, the scope of which was reduced, and (ii) defamation by the Better Founder and CEO and the Company. Better Home & Finance intends to vigorously defend this action. Publicity surrounding these complaints could have an adverse impact on the reputation, business, financial condition, results of operations and cash flows of Better Home & Finance. For more information, see “Risk Factors—Risks Related to Better Home & Finance’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—The Better Founder and CEO is involved in litigation that could have a material adverse effect on our revenues, financial condition, cash flows and results of operations.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless otherwise indicated or the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Better Home & Finance,” the “Company,” “we,” “us,” “our” and other similar terms refer to Better and its subsidiaries prior to the Closing and to Better Home & Finance and its consolidated subsidiaries after the Closing.
The following discussion and analysis of our financial condition and results of operations should be read together with our audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021, and our unaudited condensed interim consolidated financial statements as of September 30, 2023 and for the nine months ended September 30, 2023 and 2022, in each case, together with related notes thereto, included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus. See “Cautionary Statement Regarding Forward-Looking Statements.” Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future. Certain amounts may not foot due to rounding.
Company Overview
We are building a next-generation platform that we believe can revolutionize the world’s largest, oldest and most tangible asset class, the home. Our holistic solution and marketplace model, enabled by our proprietary technology, allows us to take one of our customers’ largest and most complex financial journeys-the process of owning a home-and transform it into a more simple, transparent and ultimately affordable process. Our goal is to do our part in lowering the hurdles to homeownership by offering the lowest prices and the best experience to our customers.
We are a technology-driven organization. We are seeking to disrupt a business model that has traditionally been centered around commissioned intermediaries by introducing a commission-free model that leverages our proprietary platform, Tinman, to enhance the automation of the home finance process. Through this process, we aim to reduce the cost to produce a loan and in the future to create a platform with all homeownership products embedded into a highly automated, single flow, allowing us to pass along savings to our customers.
We generate substantially all of our mortgage platform revenue by selling our Home Finance mortgage loans and related Mortgage Servicing Rights (“MSRs”) to our loan purchaser network, recognizing revenue for each transaction. We also generate revenue through our Better Plus marketplace of non-mortgage, homeownership products. Better Plus includes Better Real Estate (real estate agent services and our Better Cash Offer product), Better Settlement Services (title insurance and settlement services), and Better Cover (homeowners insurance).
Generally, we have historically sold substantially all of our loans and related MSRs shortly after closing, which reduces our balance sheet risk and capital requirements. For the nine months ended September 30, 2023, 96% of our Total Loans were eligible for purchase by government-sponsored enterprises (“GSEs”), providing access to liquidity for our loans through market cycles. For the remaining loans, which are not GSE eligible, we typically enter into sale agreements with purchasers prior to lock in order to mitigate our balance sheet and capital risk. As of September 30, 2023, we had approximately $424.0 million in mortgage funding capacity through our warehouse facilities.
We are focused on improving our platform and plan to continue making investments to build our business and prepare for future growth. We believe that our success will depend on many factors, including our ability to drive customers to our platform, and convert them once they come to us, through both our direct-to-consumer (“D2C”) channel and our partner relationship (“B2B”) channel, achieve leverage on our operational expenses, execute on our strategy to fund more purchase loans and diversify our revenue by expanding and enhancing our Better Plus offerings. We plan to continue to invest in technology to improve customer experience and further drive down labor costs through automation, making our platform more efficient and scalable.

For the nine months ended September 30, 2023, our Funded Loan Volume was $2.5 billion compared to $10.8 billion in the nine months ended September 30, 2022. Our revenue was $67.6 million (including Better Cash Offer revenue of $304 thousand) in the nine months ended September 30, 2023 compared to $376.4 million (including Better Cash Offer revenue of $226.1 million) in the nine months ended September 30, 2022. Our net loss was $475.4 million in the nine months ended September 30, 2023, compared to net loss of $625.9 million in the nine months ended September 30, 2022. The mortgage market experiences significant fluctuations and refinance loans are particularly exposed to changing interest rate and macroeconomic environments. As interest rates rise, refinancing volumes generally decrease as fewer consumers are incentivized to refinance their loans, which has adversely affected our revenues and Funded Loan Volume. With regard to our purchase mortgage loan business, higher interest rates have also reduced demand for homeownership loans as homeownership becomes more expensive and existing homeowners may find moving less attractive or affordable.
Our Business Model
We generate revenue through the production and sale of loans and other product offerings through our platform. The revenue and mix of revenue as a percentage of total revenue attributable to our sale of loan production (Mortgage platform revenue, net) and Better Plus (Cash offer program revenue and Other platform revenue) for the nine months ended September 30, 2023 and 2022 is as follows:

	Nine Months Ended September 30,
	2023		2022
(Amounts in thousands, except percentage amounts)	Amounts	Percentages	Amounts	Percentages
Revenues - Sale of loan production
Mortgage platform revenue, net	$54,927	81%	$106,586	28%
Revenues - Better Plus & net interest income (expense)
Cash offer program revenue	304	—%	226,096	60%
Other platform revenue	9,355	14%	35,623	9%
Net interest income (expense)	2,983	4%	8,143	2%
Total net revenues	$67,569		$376,448
As the table indicates, revenue from our loan production and Better Plus businesses has decreased substantially in the third quarter of 2023 from the third quarter of 2022. Our total net revenues for the nine months ended September 30, 2023 decreased by 82% compared to the nine months ended September 30, 2022. Our total net revenues excluding the Better Cash Offer program revenue for the nine months ended September 30, 2023 decreased by 55% compared to the nine months ended September 30, 2022.
Revenue from the Better Cash Offer program includes the purchase price of homes paid to us by customers using our Better Cash Offer program, while expenses from the Better Cash Offer program are comprised of the purchase price of the home, which in nearly all cases is the same as the purchase price paid by the customer to Better Home & Finance that is recognized as revenue.

The revenue and mix of revenue as a percentage of total revenue attributable to our sale of loan production (Mortgage platform revenue, net) and Better Plus (Cash Offer program revenue and other platform revenue) for the years ended December 31, 2022, and 2021 is as follows:

	Year Ended December 31,
	2022		2021
(Amounts in thousands, except percentage amounts)	Amounts	Percentages	Amounts	Percentages
Revenues - Sale of loan production
Mortgage platform revenue, net	$105,658	28%	$1,088,223	88%
Revenues - Better Plus & net interest income (expense)
Cash offer program revenue	228,721	60%	39,361	3%
Other platform revenue	38,942	10%	94,388	8%
Net interest income (expense)	9,655	3%	19,698	2%
Total net revenues	$382,976		$1,241,670
Home Finance Mortgage Platform Revenue, Net Model
We produce a wide selection of mortgage loans and leverage our platform to quickly sell these loans and related MSRs to our loan purchaser network. We source our customers through two channels: our D2C channel and our B2B channel. Through our D2C channel, we generate mortgage platform revenue, net by selling loans and MSRs to our loan purchaser network, recognizing D2C revenue per loan. Through our B2B channel, we generate revenue from integrated relationships (in which our technology platform and team members power the end-to-end home finance experience on behalf of a third-party lender, through an integrated, co-branded customer experience) and advertising relationships (in which we drive customers to the Better Home & Finance-branded platform through advertising on a third party’s platform and offering incentives and discounts to those consumers). Through our advertising relationships, we generate mortgage platform revenue, net the same way we do in our D2C channel, by selling loans to our loan purchaser network. Through our integrated relationships, we generate a fixed fee per loan originated, which we recognize as revenue upon the funding of the loan by the partner. We may also purchase certain of the loans from our integrated relationship partner which we may subsequently sell to our loan purchaser network at our discretion. For loans subsequently sold to our loan purchaser network, the partner receives a portion of the sale proceeds. Although we aim to expand our B2B channel, as of September 30, 2023, our relationships are primarily comprised of our integrated relationship with Ally Bank (which is our only current integrated relationship) and our B2B customer acquisition channel advertising relationships, including our advertising relationship with American Express.
For the nine months ended September 30, 2023, the $54.9 million in mortgage platform revenue, net was comprised of $36.7 million revenue from net gain on sale of loans, $9.8 million revenue from integrated relationships, and $8.4 million gain from changes in fair value interest rate lock commitments and forward sale commitments. For the year ended December 31, 2022, the $105.7 million in total mortgage platform revenue was comprised of $63.4 million net loss on sale of loans, $9.2 million loss from integrated relationships, and $178.2 million gain from changes in fair value interest rate lock commitments and forward sale commitments. For the year ended December 31, 2021, the $1,088.2 million in total mortgage platform revenue was comprised of $937.6 million revenue from net gain on sale of loans, $84.1 million revenue from integrated relationships, and $66.5 million gain from changes in fair value interest rate lock commitments and forward sale commitments. In certain periods, the year ended December 31, 2022 as an example, the negative revenue impact from the decline in fair value of loans held for sale due to increasing interest rates resulted in a net loss on sale of loans and loss from integrated relationships, which were offset by the gain resulting from our hedging activities, or gain from changes in fair value interest rate lock commitments and forward sale commitments. As a result, we generated positive total mortgage platform revenue in the year ended December 31, 2022.
We define Gain on Sale Margin as mortgage platform revenue, net, as presented on our statements of operations and comprehensive loss, divided by Funded Loan Volume. The table below presents a summary view of the components of mortgage platform revenue, net. For the nine months ended September 30, 2023, the $54.9 million in mortgage platform revenue, net was comprised of $36.7 million revenue from net gain on sale of loans, $9.8 million revenue from integrated relationships, and $8.4 million revenue from changes in fair value interest rate lock commitments and forward sale commitments. For the nine months ended September 30, 2022, the $106.6 million in mortgage platform revenue, net was comprised of $59.1 million net loss on sale of loans, $8.5 million loss from integrated relationships, and $174.2 million gain from changes in fair value interest rate lock commitments and forward sale commitments.
Mortgage platform revenue, net consisted of the following:

	Nine Months Ended September 30,		Year Ended December 31,
(Amounts in thousands)	2023	2022	2022	2021
Net gain (loss) on sale of loans	$36,689	$(59,105)	$(63,372)	$937,611
Integrated partnership revenue (loss)	9,787	(8,526)	(9,166)	84,135
Changes in fair value of IRLCs and forward sale commitments	8,441	174,217	178,196	66,477
Total mortgage platform revenue, net	$54,917	$106,586	$105,658	$1,088,223
Home Finance Funding Sources
In our normal course of business, we fund substantially all of our Funded Loan Volume on a short-term basis primarily through our warehouse lines of credit. Our borrowings are repaid with the proceeds we receive from the sale of our loans to our loan purchaser network, which includes GSEs. We had $424.0 million and $1.5 billion of available capacity under our warehouse facilities as of September 30, 2023 and December 31, 2022, respectively, which represents a decrease of 72% in available capacity as of September 30, 2023 compared to December 31, 2022. Average days loans held for sale, other than Company-funded LHFS, for the nine months ended September 30, 2023 and 2022 were approximately 14 and 17 days, respectively. This is defined as the average days between funding and when the loan is sold to a loan purchaser, excluding any loans that we are required to repurchase or if a loan is unable to be sold and remains on our balance sheet.
Better Plus Revenue Model
Better Plus revenue consists of revenue from non-mortgage product offerings including real estate agent services and Better Cash Offer products (Better Real Estate), title insurance and settlement services (Better Settlement Services), and homeowners insurance (Better Cover).
Through Better Settlement Services, we offer title insurance primarily as an agent and work with third-party providers that fulfill and underwrite the title insurance policies. Alongside our partners, we offer settlement services during the mortgage transaction, which include title policy preparation, title search, wire services, document preparation, and other mortgage settlement services. For the years ended December 31, 2022 and 2021, we recognized revenue of $7.0 million and $39.6 million from title insurance, respectively. For the years ended December 31, 2022 and 2021, we recognized revenue of $4.2 million and $31.6 million from settlement services, respectively. For the nine months ended September 30, 2023 and 2022, we recognized revenue of $44.5 thousand and $6.9 million from title insurance, respectively. For the nine months ended September 30, 2023 and 2022, we recognized revenue of $14.6 thousand and $4.2 million from settlement services, respectively.
Through Better Real Estate we offer real estate services through our national network of real estate agents (primarily third-party partner real estate agents), which is currently licensed in 27 states and the District of Columbia. Our technology matches prospective buyers with local agents, who help them identify houses, see houses, and navigate the purchase process. In addition to real estate services offered through our network of third-party partner real estate agents, Better Home & Finance historically has offered real estate services through in-house, Better Home & Finance-employed real estate agents. In the second quarter of 2023, we made the decision to wind down our in-house real estate agent business and focus on partnering with third-party real estate agents to provide our mortgage customers with real estate agent services. We hired the first agent in May 2020, reached 470 agents as of December 31, 2021 and have since scaled down our in-house agent headcount to approximately 80 agents as of December 31, 2022 and to zero as of September 30, 2023. We believe that offering real estate services through our network of third-party partner agents better aligns our costs with transaction volumes, particularly in market environments with decreased mortgage volumes, since our mortgage business serves as the primary lead source for Better Real Estate. In the partner agent model, we refer customers to a network of external agents that assist them with searching for a home for which we receive a cooperative brokerage fee. For the years ended December 31, 2022 and 2021, we recognized revenue from Better Real Estate of $23.1 million and $20.6 million, respectively. For the nine months ended September 30, 2023 and 2022, we recognized revenue from Better Real Estate of $6.2 million and $20.7 million, respectively.
Through Better Cover we offer customers access to a range of homeowners insurance policy options through our digital marketplace of third-party insurance partners. We act as an agent to insurance carriers and receive an agency fee from the insurance carriers for policies sold and renewed. Revenue from Better Cover was immaterial for the year ended December 31, 2022 and the nine months ended September 30, 2023 and 2022.
In the fourth quarter of 2021, we began to offer the Better Cash Offer program that enables a prospective buyer to find a home, obtain pre-approval with the completion of initial mortgage due diligence, and make an all-cash offer, without a financing contingency. We believe the Better Cash Offer program attracts customers to our mortgage lending services and our Better Plus services by providing customers with a differentiated home purchase offering. Customers using our Better Cash Offer program may be viewed as more competitive by sellers because they are able to submit a cash bid and waive the financing contingency, enabling buyers to sell an existing home and close on their new home simultaneously. Revenue from the Better Cash Offer program includes the purchase price of homes paid to us by customers using our Better Cash Offer program, as well as any fee or rental revenue paid to us by customers using our Better Cash Offer program. Expenses from the Better Cash Offer program are comprised of the purchase price of the home, which in nearly all cases is the same as the purchase price paid by the customer to Better Home & Finance that is recognized as revenue. For the year ended December 31, 2022, we recognized revenue from the Better Cash Offer program in the amount of $228.7 million. For the nine months ended September 30, 2023 and 2022, we recognized revenue from the Better Cash Offer program in the amount of $0.3 million and $226.1 million, respectively.
Our Better Plus revenue increased 100% in the year ended December 31, 2022 compared to the year ended December 31, 2021, increasing to $267.7 million in the year ended December 31, 2022 (of which $228.7 million was revenue from the Better Cash Offer program), from $133.7 million in the comparable period in 2021 (of which $39.4 million was revenue from the Better Cash Offer program). In the years ended December 31, 2022 and 2021, Better Plus revenue comprised approximately 70% and 11% of our total net revenue, respectively. Our Better Plus revenue decreased 96% in the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, decreasing to $9.7 million in the nine months ended September 30, 2023 (of which $0.3 million was revenue from the Better Cash Offer program), from $261.7 million in the comparable period in 2022 (of which $226.1 million was revenue from the Better Cash Offer program). In the nine months ended September 30, 2023 and 2022, Better Plus revenue comprised approximately 14% and 70% of our total net revenue, respectively.
Factors Affecting Our Performance
Fluctuations in Interest Rates
Changes in interest rates influence mortgage loan refinancing volumes and, to a relatively lesser degree, our mortgage loan home purchase volumes, balance sheet and results of operations. In a decreasing interest rate environment, mortgage loan refinance volumes typically increase. Conversely, in an increasing interest rate environment, mortgage loan refinancing volumes and home purchase volumes typically decline, with mortgage loan refinancing volumes being particularly sensitive to increasing interest rates as customers are no longer incentivized to refinance their current mortgage loans at lower interest rates. However, increasing interest rates are also indicative of overall economic growth and inflation that could generate demand for more cash-out refinancings, purchase mortgage loan transactions and home equity loans, which may partially offset the decline in rate and term refinancings resulting from a rising interest rate environment.

In addition, the majority of our assets are subject to interest rate risk, including (i) loans held for sale (“LHFS”), which consist of mortgage loans held on our consolidated balance sheet for a short period of time after origination until we are able to sell them; (ii) interest rate lock commitments (“IRLCs”); (iii) MSRs, which may be held on our consolidated balance sheet for a period of time after origination until we are able to sell them; and (iv) forward sales contracts that we enter into to manage interest rate risk created by IRLCs and uncommitted LHFS. As interest rates increase, (i) our LHFS and IRLCs generally decrease in value, (ii) the corresponding hedging arrangements that hedge against interest rate risk typically increase in value and (iii) the value of our MSRs (to the extent retained) tend to increase due to a decline in mortgage loan prepayments. Conversely, as interest rates decline, (i) our LHFS and IRLCs generally increase in value, (ii) our hedging arrangements decrease in value and (iii) the value of our MSRs tend to decrease due to borrowers refinancing their mortgage loans. In order to mitigate direct exposure to interest rate risk between the time at which a borrower locks a loan and the sale of the loan into our purchaser network, we enter into IRLCs and other hedging agreements.
For many years, including in particular the year ended December 31, 2020 and the first quarter of 2021, there was a prolonged period of historically low and declining interest rates. Beginning in April 2021, the United States began experiencing a significant rise in interest rates, which increased for a variety of reasons, including inflation concerns, increases to the federal funds rate and other monetary policy tightening, market capacity constraints and other factors, which continued in 2022 and 2023, resulting in a decrease in overall funding activities in the mortgage market generally. In 2022 and continuing in 2023, we experienced a substantial decline in Funded Loan Volume together with sizable compression in our Gain on Sale Margin relative to the levels in the first half of 2021, with our Funded Loan Volume declining to $11.4 billion in the year ended December 31, 2022 from $58.0 billion in the year ended December 31, 2021 and $2.5 billion for the nine months ended September 30, 2023 compared to $10.8 billion in the nine months ended September 30, 2022, and our Gain on Sale Margin declining to 0.93% for the year ended December 31, 2022 from 1.88% in the year ended December 31, 2021, and a Gain on Sale Margin of 2.21% for the nine months ended September 30, 2023 compared to 0.99% in the nine months ended September 30, 2022, due in part to continued competitiveness among lenders given declining consumer demand resulting in an industry-wide mortgage supply-demand imbalance, offset by market volatility which positively impacted our Gain on Sale Margin in the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. We expect that our results will continue to fluctuate based on a variety of factors, including interest rates, and that as we continue to seek to increase our business and our Funded Loan Volume, we may continue to incur net losses in the future.
Market and Economic Environment
According to the Federal Reserve, residential mortgages represent the largest segment of the broader United States consumer finance market. U.S. single-family mortgage origination volume was approximately $2.4 trillion in 2022 and is expected to be approximately $1.7 trillion in 2023 according to the Fannie Mae May 2023 Housing Forecast. According to the Mortgage Bankers Association, there was approximately $13.3 trillion of residential mortgage debt outstanding in the U.S. as of December 31, 2022 and this is forecasted to increase to $13.7 trillion by the end of 2023.
The consumer lending market and the associated loan origination volumes for mortgage loans are influenced by general economic conditions, including the interest rate environment, unemployment rates, home price appreciation and consumer confidence. Purchase mortgage loan origination volumes are generally affected by a broad range of economic factors, including interest rate fluctuations, the overall strength of the economy, unemployment rates and home prices, as well as seasonality, as home sales typically rise in the second and third quarters. However, in 2021 and 2022, such housing market seasonality was outweighed by increases in interest rates and continued constrained housing supply, as indicated by the reduction in overall industry volume in the second, third, and fourth quarters of 2021 and 2022 as compared to the first quarter of 2021and 2022. In 2023, housing market seasonality has normalized to an extent at lower volumes, with overall industry volumes higher in the second and third quarter, compared to the first quarter.
Mortgage loan refinancing volumes are primarily driven by fluctuations in mortgage loan interest rates. While borrower demand for consumer credit has typically remained strong in many economic environments, potential borrowers could defer seeking financing during periods with elevated or unstable interest rates or poor economic conditions. As a result, our revenues vary significantly from quarter to quarter, and recent increases to interest rates and inflationary macroeconomic conditions significantly affect our financial performance.
Constrained Home Supply Ultimately Drives Further Construction and Purchase Volume
The supply of homes available for purchase and the market prices for homes on offer are significant drivers of purchase mortgage volume. We believe that constrained home supply, including as a result of factors arising from the COVID-19 pandemic, has contributed to constrained new home sales and purchase mortgage volume. Concurrently, constrained home supply, including as a result of rising interest rates, and substantial demand has led to higher home prices, which in turn slows both growth of new home sales and purchase mortgage volume. In the longer term, however, we believe that such imbalances of supply and demand could drive greater homebuilding to bring additional home supply into the market and create additional purchase mortgage volume going forward.
Continued Growth and Acceptance of Digital Loan Solutions
Our ability to attract new customers depends, in large part, on our ability to provide a seamless and superior customer experience, maintain competitive pricing and meet and exceed the expectations of our customers. Consumers are increasingly willing to execute large and complex purchases through digital platforms. We believe this trend will also impact consumer preferences in loans, particularly as homeownership rates among Millennials and Generation Z rise. Our platform provides a seamless, convenient customer experience that provides us with a significant competitive advantage over legacy platforms.
We also believe legacy financial institutions, real estate brokers, insurance companies, title companies and others in the homeownership ecosystem are increasingly looking for third-party technology solutions that will allow them to compete with digital-native companies and provide their customers with a better experience less expensively than they can build themselves. As a result, we expect the demand for loan technology solutions will continue to grow and support our ecosystem growth across B2B partners, market participants and loan purchaser networks.
Expanding our Technological Innovation
Our proprietary technology is built to optimize our customers’ experiences, increase speed, decrease cost, and enhance loan production quality. Through our investment in proprietary technology, we are automating and streamlining tasks within the origination process for our consumers, employees and partners. Our customized user interfaces replace paper applications and human interaction, allowing our customers and partners to quickly and efficiently identify, price, apply for and execute mortgage loans. We expect to continue to invest in developing technology, tools and features that further automate the loan manufacturing process, reducing our manufacturing and customer acquisition costs and improving our customer experience.
Expanding Homeownership Product Offerings
We expect to continue to add new types of Home Finance mortgage loans and integrated Better Plus marketplace offerings to our platform over time, providing our customers with a one-stop shop for all of their homeownership needs. We have invested significantly and expect to continue to invest in our proprietary technology, which is designed to allow us to seamlessly add new offerings, partners and marketplace participants without incurring significant additional marketing and advertising and product development cost, which allows for lower costs for our customers.
Ability to Acquire New Customers and Scale Customer Acquisitions
Our ability to attract new customers and scale customer acquisitions depends, in large part, on our ability to continue to provide seamless and superior customer experiences and competitive pricing. We seek to reach new customers efficiently and at scale across demographics and to provide a high-touch personalized experience across digital interactions throughout the customer lifecycle.
To the extent that our traditional approach to customer acquisitions is not successful in achieving the levels of growth that we seek, including in particular in an environment of rising interest rates or constrained housing capacity, or that we do not remain near the top of lead aggregator sites, we may be required to devote additional financial resources and personnel to our sales and marketing efforts, which would increase the cost base for our services.
Sales of a Substantial Number of Our Securities
Subject to any lockup or other transfer restrictions, the Selling Securityholders will be able to sell all of their shares of Class A common stock for so long as the registration statement of which this prospectus forms a part is available for use. As of December 1, 2023, the securities being offered in this prospectus represent 56% of the issued and outstanding Better Home & Finance common stock, and the sale of such securities by the Selling Securityholders, or the perception that those sales might occur, could increase the volatility of the market price of Better Home & Finance Class A common stock or result in a decline in the public trading price of Better Home & Finance Class A common stock. A decline in the market price of our securities could both adversely affect securityholders’ ability to sell securities and the Company’s ability to issue additional securities to raise additional capital. See “Risk Factors—Sales of a substantial number of our securities could increase volatility or decrease price of our securities and adversely affect securityholders’ ability to sell or the Company’s ability to issue additional securities.”
Key Business Metrics
In addition to the measures presented in our consolidated financial statements, we use the following key business metrics to help us evaluate our business, identify trends affecting our business, formulate plans and make strategic decisions. Our key business metrics enable us to monitor our ability to manage our business compared to the broader mortgage origination market, as well as monitor relative performance across key purchase and refinance verticals.
Key measures that we use in assessing our business include the following ($ in millions, except percentage data or as otherwise noted):

Key Business Metric	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year Ended December 31, 2022	Year Ended December 31, 2021
Home Finance
Funded Loan Volume	$2,488	$10,817	$11,350	$57,973
Refinance Loan Volume	$178	$5,089	$5,129	$46,519
Purchase Loan Volume	$2,268	$5,728	$6,221	$11,454
HELOC Volume	$41	$—	$—	$—
D2C Loan Volume	$1,392	$6,625	$6,903	$44,002
B2B Loan Volume	$1,095	$4,191	$4,447	$13,971
Total Loans (number of loans)	$6,936	$28,286	$29,818	$153,843
Average Loan Amount ($ value, not millions)	$358,660	$382,399	$380,655	$377,000
Gain on Sale Margin	2.21%	0.99%	0.93%	1.88%
Total Market Share	0.20%	0.60%	0.50%	1.30%
Better Plus
Better Real Estate Transaction Volume	$442	$1,546	$1,699	$2,163
Insurance Coverage Written	$1,415	$6,301	$6,802	$22,156
Home Finance
Funded Loan Volume represents the aggregate dollar amount of all loans funded in a given period based on the principal amount of the loan at funding. Our Funded Loan Volume of $2.5 billion in the nine months ended September 30, 2023 decreased by approximately 77% from $10.8 billion in the nine months ended September 30, 2022. Our Funded Loan Volume decreased by approximately 80% year-over-year to $11.4 billion in the year ended

December 31, 2022 from $58.0 billion in the year ended December 31, 2021. Beginning in the third quarter of 2023, we also include HELOC loans in our Funded Loan Volume. For the three months ended September 30, 2023, purchase and refinance loans comprised $703 million and HELOC loans comprised $28 million of Funded Loan Volume. And for the nine months ended September 30, 2023 purchase and refinance loans comprised $2,447 million, while HELOC loans comprised $41 million of Funded Loan Volume.
The following table shows the percentage of our Funded Loan Volume represented by the states of California, Texas and Florida. No other state represented more than 8% of our Funded Loan Volume for the periods presented.

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year Ended December 31, 2022	Year Ended December 31, 2021
California	9%	15%	15%	23%
Texas	12%	11%	11%	9%
Florida	11%	10%	10%	7%
Refinance Loan Volume represents the aggregate dollar amount of refinance loans funded in a given period based on the principal amount of the loan at refinancing date. Our Refinance Loan Volume decreased by approximately 97% year-over-year to $178 million in the nine months ended September 30, 2023 from $5.1 billion in the nine months ended September 30, 2022. Our Refinance Loan Volume decreased by approximately 89% year-over-year to $5.1 billion in the year ended December 31, 2022 from $46.5 billion in the year ended December 31, 2021.
Purchase Loan Volume represents the aggregate dollar amount of purchase loans funded in a given period based on the principal amount of the loan at purchase date. Our Purchase Loan Volume decreased by approximately 60% year-over-year to $2,268 million in the nine months ended September 30, 2023 from $5,728 million in the nine months ended September 30, 2022. Our Purchase Loan Volume decreased by approximately 46% year-over-year to $6.2 billion in the year ended December 31, 2022 from $11.5 billion in the year ended December 31, 2021.
HELOC Loan Volume represents the aggregate dollar amount of home equity line of credit (HELOC) loans funded in a given period based on the principal amount of the loan at funding. Our HELOC Loan volume increased to $41 million in the nine months ended September 30, 2023 from zero in the nine months ended September 30, 2022.
D2C Loan Volume represents the aggregate dollar amount of loans funded in a given period based on the principal amount of the loan at funding that have been generated from direct interactions with customers using all marketing channels other than our B2B partner relationships. Our D2C Loan Volume decreased by approximately 79% year-over-year to $1,392 million in the nine months ended September 30, 2023 from $6,625 million in the nine months ended September 30, 2023. Our D2C Loan Volume decreased by approximately 84% year-over-year to $6.9 billion in the year ended December 31, 2022 from $44.0 billion in the year ended December 31, 2021.
B2B Loan Volume represents the aggregate dollar amount of loans funded in a given period based on the principal amount of the loan at funding that have been generated through one of our B2B partner relationships. Our B2B Loan Volume decreased by approximately 74% year-over-year to $1,095 million in the nine months ended September 30, 2023 from $4,191 million in the nine months ended September 30, 2022 and decreased by approximately 68% year-over-year to $4.4 billion in the year ended December 31, 2022 from $14.0 billion in the year ended December 31, 2021.
Total Loans represents the total number of loans funded in a given period, including purchase loans, refinance loans and HELOC loans. Our Total Loans decreased by approximately 75% year-over-year to 6,936 during the nine months ended September 30, 2023 from 28,286 in the nine months ended September 30, 2022. Our Total Loans decreased by approximately 81% year-over-year to 29,818 during the year ended December 31, 2022 from 153,843 in the year ended December 31, 2021.

Purchase and refinance loans comprised 1,842 of the Total Loans in the three months ended September 30, 2023 and HELOC loans comprised 225 loans. Purchase and refinance loans made up 6,610 of the funded loans in the nine months ended September 30, 2023 and HELOC loans comprised 326 loans.
Average days loans held for sale for the nine months ended September 30, 2023 and 2022, and for the years ended December 31, 2022, and 2021 were approximately 21, 17, 18 and 20 days, respectively. This is defined as the average days between funding and sale for loans funded during each period. As of each such reporting date, we had an immaterial amount of loans either 90 days past due or non-performing, as Better Home & Finance generally aims to sell loans shortly after production.
Average Loan Amount represents Total Funded Loan Volume divided by number of loans funded in a period. Our Average Loan Amount decreased by approximately 6% year-over-year to $358,660 during the nine months ended September 30, 2023 from $382,399 in the nine months ended September 30, 2022 and increased approximately 1% year-over-year to $380,655 during the year ended December 31, 2022 from $377,000 in the year ended December 31, 2021. In general, HELOC loans have lower average loan amounts than purchase or refinance loans, and therefore Average Loan Amount has decreased as a result of HELOC growth in 2023.
Gain on Sale Margin represents mortgage platform revenue, net, as presented on our statements of operations and comprehensive income (loss), divided by Funded Loan Volume. We do not manage our business to optimize for Gain on Sale specifically in respect of Purchase Loan offerings, Refinance Loan offerings or HELOC offerings and do not observe material differences in Gain on Sale between such products over time. Gain on Sale Margin decreased by approximately 50% to 0.93% for the year ended December 31, 2022 from 1.88% for the year ended December 31, 2021. We saw a reduction in our Gain on Sale Margin for the year ended December 31, 2022 compared to the year ended December 31, 2021 as a result of increased competitiveness among mortgage lenders and a decrease in overall funding activities in the mortgage market due to rising interest rates. More recently, Gain on Sale Margin increased by 124% to 2.21% for the nine months ended September 30, 2023 from 0.99% for the nine months ended September 30, 2022. While Gain on Sale Margin remains compressed relative to levels seen in 2020 and the first quarter of 2021, we saw an increase in our Gain on Sale Margin for nine months ended September 30, 2023 compared to nine months ended September 30, 2022 as a result of increasing our pricing to drive improved profitability, as well as market volatility which positively impacted our mortgage platform revenue, net.
Total Market Share represents Funded Loan Volume in a period divided by total value of loans funded in the industry for the same period, as presented by Fannie Mae. Our Total Market Share declined by approximately 67% year-over-year to 0.2% during the nine months ended September 30, 2023 from 0.6% in the nine months ended September 30, 2022. Our Total Market Share declined by approximately 62% year-over-year from 1.3% in the year ended December 31, 2021 to 0.5% during the year ended December 31, 2022. The mortgage market remains competitive among lenders, given the interest rate environment and we continue to focus on originating the most profitable business available to us. As a result, we have pulled back on our most unprofitable channels, resulting in further declines to market share.
Better Plus
Better Real Estate Transaction Volume represents the aggregate dollar amount of real estate volume transacted in a given period across both in-house agents and third-party network agents.
Insurance Coverage Written represents the aggregate dollar amount of insurance liability coverage provided to customers on behalf of insurance carrier partners across all insurance products on Better Home & Finance’s marketplace, specifically title and homeowners insurance offered through Better Settlement Services and Better Cover. This includes the value of the loan for lender’s title insurance and dwelling coverage for homeowners insurance.

Description of Certain Components of Our Financial Data
Components of Revenue
Our sources of revenue include mortgage platform revenue, net, cash offer program revenue, other platform revenue, and net interest income (comprised of mortgage interest income and expense on warehouse lines of credit), net.
Home Finance (Mortgage Platform Revenue, Net)
Mortgage platform revenue, net, includes revenue generated from our mortgage production process. The components of mortgage platform revenue, net, are as follows:
i.Net gain (loss) on sale of loans-This represents the premium we receive in excess of the loan principal amount and certain fees charged by loan purchasers upon sale of loans into the secondary market. Net gain (loss) on sale of loans includes unrealized changes in the fair value of LHFS, which are recognized on a loan by loan basis as part of current period earnings until the loan is sold on the secondary market. The fair value of LHFS is measured based on observable market data. Also included within net gain on sale (loss) of loans is the day one recognition of the fair value of MSRs and any subsequent changes in the measurement of the fair value of the MSRs for loans sold servicing retained, including any gain or loss on subsequent sales of MSRs. We do not manage our business to optimize for Gain on Sale for either our Purchase Loan or Refinance Loan offerings specifically and do not observe material differences in Gain on Sale between such products over time.
ii.Integrated relationship revenue (loss)-Includes fees that we receive for originating loans on behalf of an integrated relationship partner, which are recognized as revenue (loss) upon the integrated relationship partner’s funding of the loan. Some of the loans originated on behalf of the integrated relationship partner are purchased by us. Subsequent changes in the fair value of loans purchased by us are included as part of current period earnings. These loans may be sold in the secondary market at our discretion for which any gain on sale is included in this account. For loans sold on the secondary market, the integrated relationship partner will receive a portion of the execution proceeds. A portion of the execution proceeds that is to be allocated to the integrated relationship partner is accrued as a reduction of integrated relationship revenue (loss) when the loan is initially purchased from the integrated relationship partner.
iii.Changes in fair value of IRLCs and forward sale commitments-IRLCs include the fair value upon issuance with subsequent changes in the fair value recorded in each reporting period until the loan is sold on the secondary market. Fair value of forward commitments hedging IRLCs and LHFS are measured based on quoted prices for similar assets.
Since our mortgage platform revenue, net is driven primarily by the number of funded loans and our net gain on sale from each Funded Loan, fluctuations in interest rates significantly affect our revenues. As described above, in an increasing interest rate environment, mortgage loan refinance volumes and home purchase volumes typically decline, with refinance volumes being particularly sensitive to increasing interest rates. Furthermore, fluctuations in interest rates that affect the price at which we are able to sell our mortgage loan production in the secondary market also could affect our revenues and may even result in significant losses. We mitigate our risk of loss associated with changes in interest rates by entering into forward sale commitments and IRLCs. As a result, our revenue from net gain on sale of loans may vary significantly from quarter to quarter.
Better Cash Offer Program
Our product offerings include the Better Cash Offer program where we work with a home buyer (the “Buyer”) to identify and purchase a home directly from a property Seller. We will then subsequently sell the home to the Buyer. The Buyer may lease the home from us while the Buyer and Better Home & Finance go through the customary closing process to transfer ownership of the home to the Buyer. Arrangements where the Buyer leases the home from us are accounted for under ASC 842 while arrangements where the Buyer does not lease the home are accounted for under ASC 606. The Buyer does not directly or indirectly contract with the seller.

For arrangements under the Better Cash Offer program that do not involve a lease, upon closing on the sale of the home from the Seller to us, we hold legal title to the home. We are responsible for any obligations related to the home while we hold title and are the legal owner and as such we are considered the principal in the transaction. We hold in inventory any homes where the Buyer does not subsequently purchase from us as well as homes held while we are waiting to transfer the home to the Buyer.
We recognize revenue at the time of the closing of the home sale when title to and possession of the home are transferred to the Buyer. The amount of revenue recognized for each home sale is equal to the full sales price of the home. The contracts with the Buyers contain a single performance obligation that is satisfied upon the closing of the transaction and is typically completed in one to ninety days after the commencement of the transaction. We do not offer warranties for sold homes, and there are no continuing performance obligations following the transaction close date.
Also included in Better Cash Offer program revenue is revenue from transactions where we lease the home to the Buyer until the title is transferred to the Buyer which is accounted for under ASC 842 as a sales-type lease. Revenue and expenses for sales-type leases under ASC 842 are recognized at the commencement of the lease. Revenue is recognized for the lease payments, which includes the sales price of the home and the related expenses include the cost of the home as well as transaction closing costs.
For each Better Cash Offer transaction, the vast majority of revenue is comprised of the purchase price of the home paid by the customer to Better Home & Finance, and the vast majority of expense is comprised of the purchase price of the home paid by Better Home & Finance to the seller, which in nearly all cases is the same as the purchase price of the home paid by the customer to Better Home & Finance that is recognized as revenue. Relative to the purchase price of the home, leasing and fee revenue is immaterial. Although we believe this product will enhance the competitiveness of our platform in a suitable market, we are not actively seeking Better Cash Offer customers, although we maintain the functionality and would be able to serve inbound demand.
Better Plus (Other Platform Revenue)
We generate other platform revenue through our Better Plus offerings, which includes Better Settlement Services (title insurance and settlement services), Better Real Estate (real estate agent services), and Better Cover (homeowners insurance).
Our other platform revenue primarily consists of Better Settlement Services (title insurance and settlement services). For title insurance, we generate revenues from agent fees on title policies written by third parties and sold to our customers in loan transactions. We recognize revenues from agent fees on title policies upon the completion of the performance obligation, which is when the loan transaction closes. As an agent, we do not control the ability to direct the fulfillment of the service, are not primarily responsible for fulfilling the performance of the service, and do not assume the risk in a claim against the policy.
For settlement services, we generate revenues from fees on services, such as policy preparation, title search, wire, and other services, required to close a loan, which were provided by third parties through our platform. We recognized revenues from fees on settlement services upon the completion of the performance obligation, which was when the loan transaction closes. For settlement services, we used a third party to fulfill these services, but we were considered the principal in the transaction as we direct the fulfillment of the services and ultimately bear the risk of nonperformance. As we were considered the principal, revenues from settlement services were presented on a gross basis. In December 2022, the Company terminated the service with the third party. And in March 2023, we entered into a work share agreement and a revenue share agreement with another third party to fulfill the settlement service and we are no longer considered the principal as we do not control the ability to direct the fulfillment of the service, are not primarily responsible for fulfilling the performance of the service, and do not assume the risk in a claim against the service.
Our performance obligations for title insurance and settlement services are typically completed 40 to 60 days after the commencement of the loan origination process and are recognized in revenue upon the closing of the loan transaction.

The remaining amount of other platform revenue consists of our Better Real Estate (real estate agent services) and Better Cover (homeowners insurance) offerings. For Better Real Estate, we generate revenues from fees related to real estate agent services, including cooperative brokerage fees from our network of third-party real estate agents, as well as brokerage fees earned when we provide our in-house real estate agents to assist our customers in the purchase or sale of a home. For Better Cover, we generate revenues from agent fees on homeowners insurance policies obtained by our customers through our marketplace of third-party insurance carriers.
Net Interest Income (Expense)
Net interest income (expense) includes interest income from LHFS calculated based on the note rate of the respective loan as well as interest expense on warehouse lines of credit.
Components of Our Operating Expenses
Our expenses consist of mortgage platform expenses, cash offer program expenses, other platform expenses, general and administrative expenses, marketing and advertising expenses, and technology and product development expenses.
Mortgage Platform Expenses
Mortgage platform expenses consist primarily of origination expenses, appraisal fees, processing expenses, underwriting, closing fees, servicing costs, and sales and operations personnel-related expenses. Sales and operations personnel-related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. These expenses are expensed as incurred with the exception of stock-based compensation which is recognized over the requisite service period.
Our mortgage platform expenses are primarily driven by our origination volume, principally the headcount required to produce funded loans. We expect that mortgage platform expenses will grow if our origination volume grows and decline if our origination volume declines.
Cash Offer Program Expenses
Cash offer program expenses include the full cost of the home, including transaction closing costs and costs for maintaining the home before the title is transferred to the buyer. For each Better Cash Offer transaction, the vast majority of expenses are comprised of the purchase price of the home paid by Better Home & Finance to the seller, which in nearly all cases, is the same as the purchase price paid by the Buyer to Better Home & Finance that is recognized as revenue. Relative to the purchase price of the home, closing costs and other maintenance costs are immaterial. Cash offer program expenses are recognized when title is transferred to the Buyer for arrangements recognized under ASC 606 and when the lease commences for arrangements recognized under ASC 842.
Other Platform Expenses
Other platform expenses relate to other non-mortgage homeownership activities, including settlement service expenses, lead generation, and personnel related costs. Settlement service expenses consist of fees for transactional services performed by third-party providers for borrowers while lead generation expenses consist of fees for services related to real estate agents. Personnel related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. Other platform expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period. We expect other platform expenses to increase if we grow our Better Plus products and services and decline if business from Better Plus products and services declines. Other platform expense includes personnel expense associated with our in-house real estate agent business. In the second quarter of 2023, we made the decision to wind down our in-house real estate agent business and focus on partnering with third-party real estate agents to provide our mortgage customers with real estate agent services.

General and Administrative Expenses
General and administrative expenses include personnel-related expenses, including stock-based compensation and benefits for executive, finance, accounting, legal, and other administrative personnel. In addition, general and administrative expenses include external legal, tax and accounting services, and allocated occupancy expenses and related overhead based on headcount. General and administrative expenses are generally expensed as incurred, with the exception of stock-based compensation, which is recognized over the requisite service period. We expect general and administrative expenses to increase in absolute terms as a result of our transition to being a public company. However, we expect general and administrative expenses to change at a slower rate than the changes in origination volumes. As we reduced headcount drastically in previous years and have continued headcount reductions in 2023, and expect to continue to do so, we expect employee related costs to decrease as a smaller administrative function is needed to support an organization with a much lower headcount but we expect this to be offset by increased costs related to legal and professional services with our transition to a public company to support the different regulatory and legal matters we are subject to.
Marketing and Advertising Expenses
Marketing and advertising expenses consist of customer acquisition expenses, brand costs, paid marketing and personnel-related costs for brand teams. For customer acquisition expenses, we primarily generate loan origination leads through third-party financial service websites for which we incur “pay-per-click” expenses. A majority of our marketing expenses are incurred from leads that we purchase from these third-party financial service websites. Personnel-related expenses include compensation and related benefits, including stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. Marketing expenses are generally expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Although we are working towards increasing organic traffic and demand from B2B partners to drive a growing portion of our loan origination volume, we also expect that advertising expenses will continue to be important to drive loan origination volume and revenue growth, and therefore we expect that these expenses will increase if origination volume increases, and decrease if origination volume decreases. Marketing expenses may also vary based on the costs of leads that we purchase from digital lead aggregators, which we expect will increase in more challenging mortgage lending markets.
Technology and Product Development Expenses
Technology and product development expenses consist of employee compensation, amortization of capitalized internal-use software costs related to our technology platform and expenses related to vendors engaged in product management, design, development and testing of our websites and products. Employee compensation consists of stock-based compensation and benefits related to our technology team, product and creative team and engineering team. Technology and product development expenses also include allocated occupancy expenses and related overhead based on headcount. Technology and product development expenses are generally expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period. We expect technology and product development expenses to increase if we choose to continue to develop our platform and add new features and functionalities, including additional homeownership products and services.
Stock-based Compensation
We measure and record the expense related to stock-based compensation awards based on the fair value of those awards as determined on the date of grant. We recognize stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period, and use the straight-line method to recognize stock-based compensation. For stock-based compensation with performance conditions, we record stock-based compensation expenses when it is deemed probable that the performance condition will be met. We use the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the fair value of stock options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based compensation awards, including the option’s expected term and the price volatility of the underlying stock. We calculate the fair value of options granted using the following assumptions:
i.Expected volatility-We estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.
ii.Expected term-The expected term of our options represents the period that the stock-based awards are expected to be outstanding. We have elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
iii.Risk-free interest rate-The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.
iv.Dividend yield-We have not declared or paid dividends to date and do not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.
Forfeitures of stock options are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from initial estimates.
We record compensation expenses related to stock options issued to non-employees, including consultants, based on the fair value of the stock options on the grant date over the service performance period as the stock options vest.
The decrease in stock-based compensation expense for the years ended December 31, 2022 and 2021 was primarily driven by the overall reduction in headcount related to our restructuring initiatives. For the nine months ended September 30, 2023, stock-based compensation increased as a result of vesting of outstanding awards in connection with the close of the Business Combination.
Public Company Expenses
We expect our expenses, including accounting, legal and personnel-related expenses and directors’ and officers’ insurance expenses, to increase as we establish more comprehensive compliance and governance functions, seek to remediate material weaknesses, significant deficiencies and deficiencies and maintain effective internal controls over financial reporting and prepare and distribute periodic reports as required by the rules and regulations of the SEC.

Results of Operations
The following table sets forth certain consolidated financial data for each of the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
(Amounts in thousands, except per share amounts)	2023	2022	2022	2021
Revenues:
Mortgage platform revenue, net(1)	$54,927	$106,586	$105,658	$1,088,223
Cash offer program revenue	304	226,096	228,721	39,361
Other platform revenue	9,355	35,623	38,942	94,388
Net interest income (expense):
Interest income	12,527	22,918	26,714	89,627
Warehouse interest expense	(9,544)	(14,775)	(17,059)	(69,929)
Net interest income (expense)	2,983	8,143	9,655	19,698
Total net revenues	67,569	376,448	382,976	1,241,670
Expenses:
Mortgage platform expenses(2)(3)	70,809	292,915	327,815	700,113
Cash offer program expenses	398	227,509	230,144	39,505
Other platform expenses(2)(3)	11,787	55,250	59,656	100,075
General and administrative expenses(2)(3)	113,392	161,293	194,565	231,220
Marketing and advertising expenses(2)(3)	17,122	59,801	69,021	248,895
Technology and product development expenses(2)(3)	66,639	100,354	124,912	144,490
Restructuring and impairment expenses(2)(3)	11,798	212,490	247,693	17,048
Total expenses	291,945	1,109,612	1,253,806	1,481,346
(Loss) Income from operations	(224,376)	(733,164)	(870,830)	(239,676)
Interest and other expense, net:
Other income (expense)	5,187	861	3,741	—
Interest and amortization on non-funding debt	(18,237)	(10,077)	(13,450)	(11,834)
Interest on Bridge Notes	—	(213,513)	(272,667)	(19,211)
Change in fair value of warrants	861	—	—	—
Change in fair value of convertible preferred stock warrants	266	24,613	28,901	(32,790)
Change in fair value of bifurcated derivative	(236,603)	306,866	236,603	—
Total interest and other expenses, net	(248,526)	108,750	(16,872)	(63,835)
(Loss) Income before income tax expense	(472,902)	(624,414)	(887,702)	(303,511)
Income tax expense / (benefit)	2,539	1,450	1,100	(2,383)
Net (loss) income	$(475,441)	$(625,864)	$(888,802)	$(301,128)
Earnings (loss) per share attributable to common stockholders (Basic)	$(1.30)	$(2.16)	$(9.33)	$(3.46)
Earnings (loss) per share attributable to common stockholders (Diluted)	$(1.30)	$(2.16)	$(9.33)	$(3.46)
__________________
(1)The components of mortgage platform revenue, net for the periods presented were as follows:

	Nine Months Ended September 30,		Year Ended December 31,
(Amounts in thousands)	2023	2022	2022	2021
Net gain (loss) on sale of loans	$36,689	$(59,105)	$(63,372)	$937,611
Integrated relationship revenue (loss)	$9,797	$(8,526)	$(9,166)	$84,135
Changes in fair value of IRLCs and forward sale commitments	$8,441	$174,217	$178,196	$66,477
Total mortgage platform revenue, net	$54,927	$106,586	$105,658	$1,088,223
__________________
(2)Includes stock-based compensation expense as follows:

	Nine Months Ended September 30,		Year Ended December 31,
(Amounts in thousands)	2023	2022	2022	2021
Mortgage platform expenses	$5,905	$4,941	$5,256	$13,671
Cash offer program expenses	—	—	—	—
Other platform expenses	1,837	675	908	1,654
General and administrative expenses	25,123	20,479	26,681	27,559
Marketing and advertising expenses	216	709	486	1,159
Technology and product development	4,317	4,217	5,226	11,172
Restructuring and impairment expenses	—	—	—	—
Total stock-based compensation expense	$37,398	$31,021	$38,557	$55,215
__________________
(3)Includes depreciation and amortization expense as follows:

	Nine Months Ended September 30,		Year Ended December 31,
(Amounts in thousands)	2023	2022	2022	2021
Mortgage platform expenses	$2,960	$6,404	$8,206	$5,221
Cash offer program expenses	—	—	—	—
Other platform expenses	77	289	320	716
General and administrative expenses	1,569	3,116	4,009	933
Marketing and advertising expenses	59	133	170	64
Technology and product development	28,126	26,904	36,338	20,286
Restructuring and impairment expenses	—	—	—	—
Total depreciation and amortization	$32,791	$36,845	$49,043	$27,220

Nine Months Ended September 30, 2023 as Compared to Nine Months Ended September 30, 2022
Revenues
The components of our revenues for the period were:

	Nine Months Ended September 30,
	2023	2022
	(in thousands)
Revenues:
Mortgage platform revenue, net	54,927	106,586
Cash offer program revenue	304	226,096
Other platform revenue	9,355	35,623
Net interest income (expense):
Interest income	12,527	22,918
Warehouse interest expense	(9,544)	(14,775)
Net interest income	2,983	8,143
Total net revenues	$67,569	$376,488
Mortgage Platform Revenue, Net
Mortgage platform revenue, net increased $3.1 million, or 28%, to $14.2 million for the three months ended September 30, 2023 compared to $11.1 million for the three months ended September 30, 2022. The increase in mortgage platform revenue, net was largely driven by the removal of the negative revenue impact that resulted from the decline in fair value of loans held for sale during the period ended September 30, 2022. In certain periods, such as the three months ended September 30, 2022, the negative revenue impact from the decline in fair value of loans held for sale due to increasing interest rates resulted in a net loss on sale of loans, which was offset by the gain resulting from our hedging activities, or gain from changes in fair value interest rate lock commitments and forward sale commitments. The impacts of hedging LHFS are included within changes in fair value of IRLCs and forward sale commitments within total mortgage platform revenue, net. The combined impact of the decline in fair value of loans and gains resulting from our hedging resulted in overall lower revenue in the period ending September 30, 2022 compared to the period ended September 30, 2023 because interest rates were no longer increasing as rapidly, thereby resulting in overall higher revenue in the period ending September 30, 2023. This increase in revenue was offset by a decrease in Funded Loan Volume in the period ending September 30, 2023 compared to the period ending September 30, 2022. During the three months ended September 30, 2023, we experienced market volatility which positively impacted our mortgage platform revenue, net compared to the three months ended September 30, 2022, resulting in our Gain on Sale Margin increasing from 0.98% in the three months ended September 30, 2022 to 1.94% in the three months ended September 30, 2023. Further, net gain (loss) on sale of loans increased $17.2 million, or 170%, to a gain of $7.1 million for the three months ended September 30, 2023 compared to a loss of $10.1 million for the three months ended September 30, 2022.
Mortgage platform revenue, net decreased $51.7 million or 48% to $54.9 million for the nine months ended September 30, 2023 compared to $106.6 million for the nine months ended September 30, 2022. The decrease in mortgage platform revenue, net was largely driven by the reduction of Funded Loan Volume. As a result of our continued focus on originating the most profitable business available to us, as well as the removal of some of the fluctuations in interest rates and other market factors that led to negative revenue impacts from the decline in fair value of loans held for sale during the nine months ended September 30, 2022, mortgage platform revenue, net decreased less on a percentage basis than funded loan volume. While Gain on Sale Margin remains compressed relative to levels seen in 2020 and the first quarter of 2021, during the nine months ended September 30, 2023, we experienced market volatility which positively impacted our mortgage platform revenue, net compared to the nine months ended September 30, 2022, resulting in our Gain on Sale Margin increasing from 0.99% in the nine months ended September 30, 2022 to 2.21% in the nine months ended September 30, 2023. Further, net gain (loss) on sale of loans increased $95.8 million, or 162%, to a gain of $36.7 million for the nine months ended September 30, 2023 compared to a loss of $59.1 million for the nine months ended September 30, 2022.
Integrated relationship revenue increased $18.3 million, or 215%, to a gain of $9.8 million for the nine months ended September 30, 2023, compared to loss of $8.5 million for the nine months ended September 30, 2022. The increase in integrated relationship revenue was primarily driven by the increase in the fair value of loans purchased from the integrated relationship partner due to fluctuations in interest rates and other market factors. In certain periods, such as the nine months ended September 30, 2022, the negative revenue impact from the decline in fair value of loans held for sale due to increasing interest rates resulted in a loss from integrated relationships, which were offset by the gain resulting from our hedging activities, or gain from changes in fair value interest rate lock commitments and forward sale commitments. The impacts of hedging LHFS purchased from the integrated relationship partner are included within changes in fair value of IRLCs and forward sale commitments within mortgage platform revenue, net. The increase in revenue was offset by a decrease in origination fees received for originating loans on behalf of the integrated relationship partner driven by decreased loan origination volume.
Changes in the fair value of IRLCs and forward sale commitments decreased $165.8 million, or 95%, to a gain of $8.4 million for the nine months ended September 30, 2023, compared to a gain of $174.2 million for the nine months ended September 30, 2022. We record the fair value of our IRLCs, net of any related changes in the recorded fair value of our forward sale commitments. The decrease in the fair value of IRLCs and forward sale commitments were primarily driven by a reduction in Funded Loan Volume as hedging a smaller portfolio of loans results in a decrease to changes in the fair value of IRLCs and forward sale commitments. Additionally, increased market volatility in the nine months ended September 30, 2022 resulted in higher gain from our hedging activities to offset a net loss on sale of loans and loss from integrated relationships during this period. We did not see this same market dynamics in the nine months ended September 30, 2023, as we saw a positive net gain on sale of loans and gain from integrated relationships. The changes in fair value of IRLCs and forward sale commitments were also driven by increased average 30-year mortgage rates during the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022. Generally, as interest rates increase, the fair value of our IRLCs decrease and the fair value of our forward sale commitments increases.
Cash Offer Program Revenue
Cash offer program decreased $225.8 million or 100%, to $0.3 million for the nine months ended September 30, 2023 compared to $226.1 million for the nine months ended September 30, 2022. We began offering the Better Cash Offer program in the fourth quarter of 2021 and grew the offering significantly in the first half of 2022. Starting in the second half of 2022, revenue from the Better Cash Offer program scaled back significantly due to market conditions which softened significantly compared to the first half of 2022. By the start of 2023, revenue and expenses from the Better Cash Offer program were immaterial. Although we believe this product will enhance the competitiveness of our platform in a suitable market, we are not actively seeking Better Cash Offer customers, although we maintain the functionality and would be able to serve inbound demand. In 2022 we completed 405 Better Cash Offer transactions, compared to 77 Better Cash Offer transactions completed in 2021. This equated to approximately $228 million in Better Cash Offer volume in 2022, compared to $39 million in 2021, as defined by the cumulative sale revenue generated from homes transacted through the program, which was exceeded by the corresponding expenses for each of these years. Cash offer program revenue decreased as we are not actively seek Better Cash Offer customers and began to scale back significantly in the second half of 2022. For the nine months ended September 30, 2023 and 2022, we completed 1 and 401 Better Cash Offer transactions, respectively.
Other Platform Revenue
Other platform revenue decreased $26.3 million or 74% to $9.4 million for the nine months ended September 30, 2023 compared to $35.6 million for the nine months ended September 30, 2022. The decrease in other platform revenue was primarily driven by a decline in our real estate transaction volume and title insurance and settlement services due to lower mortgage volume, as our mortgage business serves as the primary lead generation source for the Better Plus businesses. In the third quarter of 2023, we continued to wind down our in-house real estate agent business and focus on partnering with third-party real estate agents to provide our customers with real estate agent services. We expect this to negatively impact other platform revenue going forward, as in-house agents provide higher revenue per transaction than third-party real estate agents.
Net Interest Income (Expense)-Interest Income
Interest income decreased $10.4 million, or 45% to $12.5 million for the nine months ended September 30, 2023 compared to $22.9 million of the nine months ended September 30, 2022. The decrease in interest income was primarily driven by the decrease in origination volume and the interest income earned on the unpaid principal balance for loans held and serviced during the interim between the origination of the loan and its sale on the secondary market.
Net Interest Income (Expense)-Warehouse Interest Expense
Warehouse interest expense decreased $5.2 million, or 35% to $9.5 million for the nine months ended September 30, 2023 compared to $14.8 million for the nine months ended September 30, 2022. The decrease in warehouse interest expense was primarily driven by decreased borrowings on funding facilities used in the mortgage production process as a result of reduced origination volume and was offset by a higher cost of borrowing on our funding facilities driven by significant increases in the reference rate, SOFR. For the nine months ended September 30, 2023 and 2022, the average 1-month SOFR rate was 4.90% and 0.99%, respectively.
Operating Expenses
The components of our operating expenses for the period were:

	Nine Months Ended September 30,
	2023	2022
	(in thousands)
Mortgage platform expenses	70,809	292,915
Cash offer program expenses	398	227,509
Other platform expenses	11,787	55,250
General and administrative expenses	113,392	161,293
Marketing and advertising expenses	17,122	59,801
Technology and product development expenses	66,639	100,354
Restructuring and impairment expenses	11,798	212,490
Total operating expenses	$291,945	$1,109,612
Total operating expenses were $19.2 million for the nine months ended September 30, 2023, a decrease of $36.4 million or 65% as compared with $55.5 million in the nine months ended September 30, 2022. The decrease in total expenses were driven by reductions in Funded Loan Volume as well as reductions in headcount-related costs and other operating expenses resulting from our restructuring initiatives which commenced in December 2021 and continued throughout the nine months ended September 30, 2023.
Mortgage platform expenses were $70.8 million for the nine months ended September 30, 2023, a decrease of $222.1 million or 76% as compared with $292.9 million in the nine months ended September 30, 2022. The decrease in mortgage platform expenses was primarily driven by reductions in Funded Loan Volume, which led to a reduction in variable loan origination expenses to support lower volume, as well as reductions in headcount related expenses such as compensation and benefits including stock-based compensation. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss.
Cash Offer program expenses were $0.4 million for the nine months ended September 30, 2023, a decrease of $227.1 million or approximately 100% as compared with $227.5 million in the nine months ended September 30, 2022. Cash offer program expenses primarily consist of the full cost of the home, including transaction closing costs and costs for maintaining the home before the title is transferred to the buyer, and these costs move in line with cash offer program revenue. We began offering the Better Cash Offer program in the fourth quarter of 2021 and grew the offering significantly in the first half of 2022. Starting in the second half of 2022 and continuing in to date in 2023, we scaled back the Better Cash Offer program significantly due to weaker market conditions. In 2023, we have not actively sought Better Cash Offer customers. As we scaled back Better Cash Offer revenue, expenses from the Better Cash Offer program also decreased commensurately.
Other platform expenses were $11.8 million for the nine months ended September 30, 2023, a decrease of $43.5 million or 79% as compared with $55.3 million in the nine months ended September 30, 2022. The decrease in other platform expenses was driven primarily by decreases in headcount which reduced personnel related expenses such as cash compensation, related benefits, and stock-based compensation. The decreases in these expenses are due to the reduction in headcount related to our restructuring initiatives which accelerated during 2022 and continued through September 30, 2023. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss.
General and administrative expenses were $113.4 million for the nine months ended September 30, 2023, a decrease of $47.9 million or 30% as compared with $161.3 million in the nine months ended September 30, 2022. The change in general and administrative expenses was driven primarily by the reduction in headcount related to our restructuring initiatives and was offset by the executive transaction related bonuses and executive one-time retention bonus upon the Closing. Upon the consummation of the Business Combination, we recognized additional compensation expense in the form of transaction-related bonuses for executives as well as additional compensation expense related to a one-time retention bonus given to an executive in the form of a forgivable loan that was forgiven upon the Closing. Stock based compensation increased due to the recognition of the expense for those awards that met the vesting criteria of both time and the Closing of the Business Combination. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss. The increase in stock based compensation is due to the recognition of the expense for those awards that met the vesting criteria of both time and the closing of the Business Combination. Overall, our legal, accounting, and other professional services expenses decreased as we incurred lower amounts to support a smaller organization for the nine months ended September 30, 2023.
The following table presents a disaggregation of our general and administrative expenses as follows:

	Nine Months Ended September 30,
	2023	2022
	(in thousands)
Compensation and benefits	48,338	69,689
Stock-based compensation	25,123	20,479
Depreciation and amortization	1,569	3,116
Rent	285	923
Legal, accounting, and other professional services	38,077	67,086
Total general and administrative expenses	$113,392	$161,293
Marketing and advertising expenses were $17.1 million for the nine months ended September 30, 2023, a decrease of $42.7 million or 71% as compared with $59.8 million in the nine months ended September 30, 2022. Substantially all of the decrease in marketing and advertising expenses was driven by decreases in customer acquisition-related expenses, as our lower origination volume resulted in less required customer acquisition spend in the aggregate.
Technology and product development expenses were $66.6 million for the nine months ended September 30, 2023, a decrease of $33.7 million or 34% as compared with $100.4 million in the nine months ended September 30, 2022. The decrease in technology and product development expenses was driven primarily by decreased personnel-related compensation expenses due to decreased engineering, product and data headcount as well as reduction in technology vendor expenses as we terminated or renegotiated vendor contracts that were designed for a much larger workforce. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss.
Interest and other expense, net
The components of our Interest and other expense, net for the period were:

	Nine Months Ended September 30,
	2023	2022
	(in thousands)
Other income (expense)	5,187	861
Interest and amortization on non-funding debt	(18,237)	(10,077)
Interest on Pre-Closing Bridge Notes	—	(213,513)
Change in fair value of convertible preferred stock warrants	266	24,613
Change in fair value of bifurcated derivative	(236,603)	306,866
Total interest and other expense, net	$(248,526)	$108,750
Other income (expense) was a gain of $5.2 million for the nine months ended September 30, 2023, an increase of $4.3 million or 502% as compared with a gain of $0.9 million in the nine months ended September 30, 2022. The increase is due to income on cash invested in short term marketable securities with maturities of 90 days or less, as well as income from short-term investments which are made up of U.K. government Treasury securities with maturities ranging from 91 days to one year. We began investing in U.K. government Treasuries in the second quarter of 2023 in conjunction with the acquisition of Birmingham Bank.
Interest and amortization on non-funding debt was $18.2 million for the nine months ended September 30, 2023, an increase of $8.2 million or 81% as compared with $10.1 million in the nine months ended September 30, 2022. The increase in interest expense is due to the repayment of the remaining principal balance on our Corporate Line of Credit in August 2023 which required payment of a make-whole amount that represents minimum interest for the Lender of $4.5 million as well as the write off of the remaining $5.1 million capitalized debt issuance expenses that were yet to be amortized. The increase in interest and amortization on non-funding debt was offset by carrying a lower principal balance on our Corporate Line of Credit as we began to make principal payments throughout 2023 until the eventual payoff in August 2023. The increase in interest expense also includes $0.5 million of interest related to the Convertible Notes which were issued in August 2023.
Interest on Pre-Closing Bridge Notes was none for the nine months ended September 30, 2023, a decrease of $213.5 million or 100% as compared with $213.5 million in the nine months ended September 30, 2022. The decrease is due to the discount on the Pre-Closing Bridge Notes being fully accreted up to $750.0 million by November 2022, the contractual maturity, as such there was no interest expense related to the Pre-Closing Bridge Notes for the nine months ended September 30, 2023.
Change in fair value of convertible preferred stock warrants was a gain of $0.3 million for the nine months ended September 30, 2023, a decrease of $24.3 million or 99% as compared with a gain $24.6 million in the nine months ended September 30, 2022. The change in fair value of convertible preferred stock warrants is driven by changes in the significant unobservable inputs used to determine the fair value, mainly the fair value of our preferred stock and upon the Closing of the Business Combination warrant holders exercised their warrants which resulted in no further changes in fair value as the exercise was recognized through additional paid-in-capital.
Change in fair value of bifurcated derivative was a loss of $236.6 million for the nine months ended September 30, 2023, a decrease of $543.5 million or 177% as compared with a gain $306.9 million in the nine months ended September 30, 2022. The changes in the bifurcated derivative are largely driven by changes in the fair value of this embedded conversion feature in the Pre-Closing Bridge Notes that required bifurcated accounting. The fair value of the embedded conversion feature is based on significant unobservable inputs used to determine the fair value, mainly the changes in the fair value of our preferred stock. For the nine months ended September 30, 2023, the bifurcated derivative had a loss of $236.6 million as upon the Closing of the Business Combination the Pre-Closing Bridge Notes converted to or were exchanged for common stock and as such embedded conversion feature had no value at that time. For the nine months ended September 30, 2022, the bifurcated derivative had a gain of $306.9 million as prior to 2022, this embedded conversion feature had no value.
Year Ended December 31, 2022 as Compared to Year Ended December 31, 2021
Revenues
The components of our revenues for the period were:

	Year Ended December 31,
	2022	2021
	(in thousands)
Revenues:
Mortgage platform revenue, net	$105,658	$1,088,223
Cash offer program revenue	228,721	39,361
Other platform revenue	38,942	94,388
Net interest income (expense):
Interest income	26,714	89,627
Warehouse interest expense	(17,059)	(69,929)
Net interest income	9,655	19,698
Total net revenues	$382,976	$1,241,670
Mortgage Platform Revenue, Net
Total mortgage platform revenue, net, decreased $982.6 million, or 90%, to $105.7 million for the year ended December 31, 2022, compared to $1,088.2 million for the year ended December 31, 2021. Net gain (loss) on sale of loans decreased $1,001.0 million, or 107%, to a loss of $63.4 million for the year ended December 31, 2022 compared to $937.6 million for the year ended December 31, 2021. The decrease in revenue was largely driven by the reduction of Funded Loan Volume and negative revenue impact from the decline in fair value of loans held for sale due to increasing interest rates, ultimately leading to a net loss on sale of loans which was offset by gains in our hedges, as described below. The decrease in overall funding activities and increased competitiveness in the mortgage market led us to experience a significant decline period-over-period in our Gain on Sale Margin, declining to 0.93% in the year ended December 31, 2022 from 1.88% in the year ended December 31, 2021. We define Gain on Sale Margin as mortgage platform revenue, as presented on our statements of operations and comprehensive income (loss), divided by Funded Loan Volume, which was positive for 2022 notwithstanding our net loss on sale of loans due to gains in our hedges, as described below.
The table below shows, for each specified period, average MBA 30-year fixed rate, Better Home & Finance’s average 30-year fixed rate and Better Home & Finance’s Gain on Sale Margin.

	Year Ended December 31,
	2022	2021
MBA Average 30-year fixed rate	5.60%	3.17%
Better Home & Finance Average 30-year fixed rate	5.32%	2.94%
Better Home & Finance Gain on Sale Margin	0.93%	1.88%
Integrated relationship revenue decreased $93.3 million, or 111%, to a loss of $9.2 million for the year ended December 31, 2022, compared to revenue of $84.1 million for the year ended December 31, 2021. The decrease in integrated relationship revenue was primarily due to a decrease in origination fees received for originating loans on behalf of the integrated relationship partner driven by decreased loan origination volume. The decrease was also driven by the reduction in the fair value of loans purchased from the integrated relationship partner due to fluctuations in interest rates and other market factors. A number of these loans purchased from the integrated relationship partner were sold at a loss, as a result of a decline in fair value of these loans during the period they were held for sale due to increasing interest rates. The impacts of hedging LHFS purchased from the integrated relationship partner are included within changes in fair value of IRLCs and forward sale commitments within mortgage platform revenue, net.
Changes in the fair value of IRLCs and forward sale commitments increased $111.7 million, or 168%, to a gain of $178.2 million for the year ended December 31, 2022, compared to a gain of $66.5 million for the year ended December 31, 2021. We record the fair value of our IRLCs, net of any related changes in the recorded fair value of our forward sale commitments. The changes in fair value of IRLCs and forward sale commitments were primarily driven by increased average 30-year mortgage rates during the year ended December 31, 2022, compared to the year ended December 31, 2021, resulting in increased revenue from our arrangements to hedge interest rate risk. Generally, as interest rates increase, the fair value of our IRLCs decrease and the fair value of our forward sale commitments increases, which offset losses recognized within net gain (loss) on sale of loans during the year ended December 31, 2022 and resulted in positive Gain on Sale Margin notwithstanding a net loss on sale of loans.
Cash Offer Program Revenue
Cash offer program increased $189.4 million, or 481%, to $228.7 million for the year ended December 31, 2022, compared to $39.4 million for the year ended December 31, 2021, which was exceeded by the corresponding expenses for each of these years. We began offering the Better Cash Offer program in the fourth quarter of 2021 and scaled the offering significantly in the first half of 2022. In the second half of 2022, revenue from the Better Cash Offer program scaled back significantly due to current market conditions which softened significantly compared to the first half. Although we believe this product will enhance the competitiveness of our platform in a suitable market, we have paused advertising on the Better Cash Offer program in the current market.
Other Platform Revenue
Other platform revenue decreased $55.4 million, or 59%, to $38.9 million for the year ended December 31, 2022 compared to $94.4 million for the year ended December 31, 2021. The decrease in other platform revenue was primarily driven by a reduction in title insurance and settlement services due to a decline in real estate transaction volume impacted by increased interest rates. The overall decline in other platform revenue was offset by an increase year over year in our Better Real Estate offering. Better Real Estate revenue increased 12% to $23.1 million for the year ended December 31, 2022 compared to $20.6 million for the year ended December 31, 2021. The increase in revenue was driven by growing and relying more on our in-house real estate agents instead of third-party real estate agents which provide lower margins per transaction.
Net Interest Income (Expense)-Interest Income
Interest income decreased $62.9 million, or 70%, to $26.7 million for the year ended December 31, 2022 compared to $89.6 million for the year ended December 31, 2021. The decrease in interest income was primarily driven by the decrease in origination volume and the interest income earned on the unpaid principal balance for loans held and serviced during the interim between the origination of the loan and its sale on the secondary market
Net Interest Income (Expense)-Warehouse Interest Expense
Warehouse interest expense decreased $52.9 million, or 76%, to $17.1 million for the year ended December 31, 2022 compared to $69.9 million for the year ended December 31, 2021. The decrease in warehouse interest expense was primarily driven by decreased borrowings on funding facilities used in the mortgage production process to meet the decreased origination volume.

Operating Expenses
The components of our operating expenses for the period were:

	Year Ended December 31,
	2022	2021
	(in thousands)
Mortgage platform expenses	$327,815	$700,113
Cash offer program expenses	230,144	39,505
Other platform expenses	59,656	100,075
General and administrative expenses	194,565	231,220
Marketing and advertising expenses	69,021	248,895
Technology and product development expenses	124,912	144,490
Restructuring and impairment expenses	247,693	17,048
Total operating expenses	$1,253,806	$1,481,346
Total operating expenses were $1,253.8 million for the year ended December 31, 2022, a decrease of $227.5 million or 15% as compared with $1,481.3 million in the year ended December 31, 2021. The decrease in total expenses overall were driven by reductions in Funded Loan Volume as well as reductions in headcount resulting from our restructuring initiatives which commenced in December 2021 and continued throughout the year ended December 31, 2022.
Mortgage platform expenses were $327.8 million for the year ended December 31, 2022, a decrease of $372.3 million or 53% as compared with $700.1 million in the year ended December 31, 2021. The decrease in mortgage platform expenses was primarily driven by reductions in Funded Loan Volume as well as reductions in headcount related expenses such as compensation and benefits including stock-based compensation. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss.
Cash offer program expenses were $230.1 million for the year ended December 31, 2022, a 483% increase from the year ended December 31, 2021. Cash offer program expenses primarily consist of the full cost of the home, including transaction closing costs and costs for maintaining the home before the title is transferred to the buyer, and these costs move in line with cash offer program revenue. We began offering the Better Cash Offer program in the fourth quarter of 2021 and scaled the offering significantly in the first half of 2022. As we scaled back revenue in the second half of 2022, expenses from the Better Cash Offer program also scaled back in the second half of 2022.
Other platform expenses were $59.7 million for the year ended December 31, 2022, a decrease of $40.4 million or 40% as compared with $100.1 million in the year ended December 31, 2021. The decrease in other platform expenses was driven primarily by decreases in personnel related expenses such as cash compensation, related benefits, and stock-based compensation. The decreases in these expenses are due to the reduction in headcount related to our restructuring initiatives which accelerated during 2022. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss.
General and administrative expenses were $194.6 million for the year ended December 31, 2022, a decrease of $36.7 million or 16% as compared with $231.2 million in the year ended December 31, 2021. The change in general and administrative expenses was driven primarily by a decrease of $51.2 million in personnel-related expenses such as compensation and benefits and a decrease of $0.9 million in stock-based compensation as we decreased headcount in corporate level functions. Stock-based compensation decreased less than overall compensation because a significant portion of stock-based compensation was driven by grants made to executives, which continued despite overall headcount reductions as a result of new hires made in senior positions and retention grants made to existing senior employees. That decrease was partially offset by an increase of $15.4 million primarily due to increases in vendor spend around legal, accounting, and other professional services. The increases in professional services were necessary to support our expanding compliance requirements necessary to operate as a public company. The decreases in personnel-related expenses are driven by the reduction in headcount related to our restructuring initiatives which accelerated during 2022. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss. The following table presents a disaggregation of our general and administrative expenses as follows:

	Year Ended December 31,
	2022	2021
	(in thousands)
Compensation and benefits	$78,394	$129,602
Stock-based compensation	26,681	27,559
Depreciation and amortization	4,009	933
Rent	1,900	2,485
Legal, accounting, and other professional services	83,581	70,641
Total general and administrative expenses	$194,565	$231,220
Marketing and advertising expenses were $69.0 million for the year ended December 31, 2022, a decrease of $179.9 million or 72% as compared with $248.9 million in the year ended December 31, 2021. The decrease in marketing and advertising expenses was driven primarily by decreases in customer acquisition-related expenses. As a result of our significantly lower origination volume we required less customer acquisition spend to generate that volume.
Technology and product development expenses were $124.9 million for the year ended December 31, 2022, a decrease of $19.6 million or 14% as compared with $144.5 million in the year ended December 31, 2021. The decrease in technology and product development expenses was driven primarily by decreased personnel-related compensation expenses due to decreased engineering, product and data headcount. This decrease was offset by continued high costs associated with technology vendor expenses. We had not implemented workforce reductions in our technology and product development group in 2021, which we reduced subsequent to December 31, 2021. Specifically, as of December 31, 2021, approximately 640 Better Home & Finance team members worked in technology and product development roles, this number was approximately 150 as of December 31, 2022. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss.
Restructuring and impairment expenses were $247.7 million for the year ended December 31, 2022, an increase of $230.6 million or 1353% as compared with $17.0 million in the year ended December 31, 2021. For the year ended December 31, 2022, restructuring, impairment, and other expenses are comprised of $102.3 million employee related one-time termination benefits and $145.4 million impairments on the Company’s assets, such as the loan commitment asset, capitalized transaction costs, right-of-use assets, and property and equipment. For the year ended December 31, 2021, restructuring, impairment, and other expenses include $17.0 million of employee related severance costs.

Other Changes in Financial Condition
The following table sets forth material changes to our summary condensed balance sheet between September 30, 2023 and December 31, 2022:

(Amounts in thousands, except share and per share amounts)	September 30, 2023	December 31, 2022	Increase/ (Decrease)
Assets
Cash and cash equivalents	$526,765	$317,959	$208,806
Mortgage loans held for sale, at fair value	160,025	248,826	(88,801)
Bifurcated derivative	—	236,603	(236,603)
Loan commitment asset	—	16,119	(16,119)
Other combined assets	250,265	267,015	(16,750)
Total Assets	$937,055	$1,086,522	$(149,467)
Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Liabilities
Warehouse lines of credit	$73,536	$144,049	$(70,513)
Corporate line of credit, net	—	144,403	(144,403)
Accounts payable and accrued expenses	103,435	88,983	14,452
Convertible Notes	513,001	—	513,001
Pre-Closing Bridge Notes	—	750,000	(750,000)
Other combined liabilities	89,851	132,907	(43,056)
Total Liabilities	779,823	1,260,342	(480,519)
Convertible preferred stock	—	436,280	(436,280)
Stockholders’ Equity (Deficit)
Additional paid-in capital	1,826,848	626,628	1,200,220
Accumulated deficit	(1,656,856)	(1,181,415)	(475,441)
Other combined equity	(12,760)	(55,313)	42,553
Total Stockholders’ Equity (Deficit)	157,232	(610,100)	767,332
Total Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)	$937,055	$1,086,522	$(149,467)
Total Cash and cash equivalents increased $208.8 million, or 66%, to $526.8 million at September 30, 2023 compared to $318.0 million at December 31, 2022. The increase in Cash and cash equivalents was largely driven by net cash provided by financing activities during the period. Upon the Closing of the Business Combination, the Company issued to SoftBank senior subordinated convertible notes in the aggregate principal amount of $528.6 million. See Liquidity and Capital Resources for further details.
Mortgage loans held for sale, at fair value decreased $88.8 million, or 36%, to $160.0 million at September 30, 2023 compared to $248.8 million at December 31, 2022. The decrease in Mortgage loans held for sale, at fair value was largely driven by a bulk sale of LHFS during the third quarter as well as changes in funded loan volume. Bifurcated derivative decreased $236.6 million, or 100%, to none at September 30, 2023 compared to $236.6 million at December 31, 2022. The Bifurcated derivative was written off as upon the Closing of the Business Combination the Pre-Closing Bridge notes converted to or were exchanged for common stock and as such the embedded conversion feature had no value at that time.
Loan commitment asset decreased $16.1 million or 100% to none at September 30, 2023 compared to $16.1 million at December 31, 2022. Upon issuing the Convertible Notes, the loan commitment asset on our balance sheet was reclassified as a discount on debt which will be amortized as part of interest expense over the term of the Convertible Notes.
Loans outstanding under warehouse lines of credit decreased $70.5 million, or 49%, to $73.5 million at September 30, 2023 compared to $144.0 million at December 31, 2022. The decrease in loans outstanding under warehouse lines of credit was commensurate with the decrease in Mortgage loans held for sale at fair value discussed above.
Corporate line of credit, net decreased $144.4 million, or 100%, to none at September 30, 2023 compared to $144.4 million at December 31, 2022. In August 2023, the Company paid off the remaining principal balance on its 2023 Credit Facility of $144.4 million.
Accounts payable and accrued expenses increased $14.5 million, or 16%, to $103.4 million at September 30, 2023 compared to $89.0 million at December 31, 2022. The increase in Accounts payable and accrued expenses was largely driven by an increase in the payables balances owed to vendors as a result of longer payment cycles. We are party to a number of contracts with vendors or service providers that we entered into which now are either too large and expensive for the business as it exists now, or have proven to be significantly less valuable than anticipated.
Convertible Notes increased $513.0 million to $513.0 million at September 30, 2023 compared to none at December 31, 2022. In connection with the Closing of the Business Combination, the Company issued to SoftBank senior subordinated convertible notes in the aggregate principal amount of $528.6 million less the unamortized debt discount.
Pre-Closing Bridge Notes decreased $750.0 million to none at September 30, 2023 compared to $750.0 million at December 31, 2022. In connection with the Closing of the Business Combination, the Pre-Closing Bridge Notes held by SoftBank and the Sponsor were exchanged for common stock.
Convertible preferred stock decreased $436.3 million to none as September 30, 2023 compared to $436.3 million at December 31, 2022. In connection with the Closing of the Business Combination, all of our convertible preferred stock converted into common stock.
Additional paid-in capital increased $1.2 billion, or 192%, to $1.8 billion at September 30, 2023 compared to $626.6 million at December 31, 2022. The increase in additional paid-in capital was driven by the Closing of the Business Combination and the conversion of the Pre-Closing Bridge Notes and convertible preferred stock to common stock.
Accumulated deficit increased $475.4 million, or 40%, to $1.7 billion at September 30, 2023 compared to $1.2 billion at December 31, 2022. The increase in accumulated deficit was driven by the net loss of $475.4 million generated for the nine months ended September 30, 2023.
Non-GAAP Financial Measures
We report Adjusted Net Income (Loss) and Adjusted EBITDA, which are non-GAAP financial measures that we use to supplement our financial results presented in accordance with GAAP. These non-GAAP financial measures should not be considered in isolation and are not intended to be a substitute for any GAAP financial measures. These non-GAAP measures provide supplemental information that we believe helps investors better understand our business, our business model, and how we analyze our performance.
Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning and are not prepared under any comprehensive set of accounting rules or principles. Accordingly, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our financial results prepared and presented in accordance with GAAP.

We include reconciliations of Adjusted Net Income (Loss) and Adjusted EBITDA to GAAP Net Income (Loss), their most closely comparable GAAP measure. We encourage investors and others to review our consolidated financial statements and notes thereto in their entirety included elsewhere in the Report, not to rely on any single financial measure, and to consider Adjusted Net Income (Loss) and Adjusted EBITDA only in conjunction with their respective most closely comparable GAAP financial measure.
We believe these non-GAAP financial measures are useful to investors for supplemental period-to-period comparisons of our business and understanding and evaluating our operating results for the following reasons:
•We use Adjusted Net Income (Loss) to assess our overall performance, without regard to items that are considered to be unique or non-recurring in nature or otherwise unrelated to our ongoing revenue-generating operations;
•Adjusted EBITDA is widely used by investors and securities analysts to measure a company's operating performance without regard to items such as stock-based compensation expense, depreciation and amortization expense, interest and amortization on non-funding debt, income tax expense, and costs that are unique or non-recurring in nature or otherwise unrelated to our ongoing revenue-generating operations, all of which can vary substantially from company to company depending upon their financing and capital structures;
•We use Adjusted Net Income (Loss) and Adjusted EBITDA in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance; and
•Adjusted Net Income (Loss) and Adjusted EBITDA provide consistency and comparability with our past financial performance, facilitate period-to-period comparisons of our core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.
Further, although we use these non-GAAP measures to assess the financial performance of our business, these measures have limitations as analytical tools, and they should not be considered in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are, or may in the future be, as follows:
•Although depreciation and amortization expense is a non-cash charge, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted Net Income (Loss) and Adjusted EBITDA exclude stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not reflect (i) interest expense, or the cash requirements necessary to service interest or principal payments on our non-funding debt, which reduces cash available to us; or (ii) tax accruals or tax payments that represent a reduction in cash available to us; and
•The expenses and other items that we exclude in our calculations of Adjusted Net Income (Loss) and Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from similarly-titled non-GAAP measures when they report their operating results, and we may, in the future, exclude other significant, unusual or non-recurring expenses or other items from these financial measures.
Because of these limitations, Adjusted Net Income (Loss) and Adjusted EBITDA should be considered along with other financial performance measures presented in accordance with GAAP.

Adjusted Net Income (Loss) and Adjusted EBITDA
We calculate Adjusted Net Income (Loss) as net income (loss) adjusted for the impact of stock-based compensation expense, change in the fair value of warrants, change in the fair value of bifurcated derivative, interest on Pre-Closing Bridge Notes, and other non-recurring or non-core operational expenses.
We calculate Adjusted EBITDA as net income (loss) adjusted for the impact of stock-based compensation expense, change in the fair value of warrants, change in the fair value of bifurcated derivative, interest on Pre-Closing Bridge Notes, and other non-recurring or non-core operational expenses, as well as interest and amortization on non-funding debt (which includes interest on Convertible Notes), depreciation and amortization expense, and income tax expense.
The following table presents a reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted EBITDA for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2022	2021
	(in thousands)
Adjusted Net (Loss) Income
Net (loss) income	$(475,441)	$(625,864)	$(888,802)	$(301,128)
Stock-based compensation expense (1)	37,398	31,021	38,557	55,215
Change in fair value of warrants (2)	(861)	—	(28,901)	32,790
Change in fair value of convertible preferred stock warrants(2)	(266)	(24,613)
Change in fair value of bifurcated derivative (3)	236,603	(306,866)	(236,603)	—
Interest on Pre-Closing Bridge Notes (4)	—	213,513	272,667	19,211
Restructuring, impairment, and other expenses (5)	11,798	212,490	247,693	18,712
Adjusted Net (Loss) Income	$(190,769)	$(500,319)	$(595,389)	$(175,200)
Adjusted EBITDA
Net (loss) income	$(475,441)	$(625,864)	$(888,802)	$(301,128)
Income tax expense	2,539	1,450	1,100	(2,383)
Depreciation and amortization expense (6)	32,791	36,845	49,042	27,220
Stock-based compensation expense (1)	37,398	31,021	38,557	55,215
Interest and amortization on non-funding debt (7)	18,237	10,077	13,450	11,834
Interest on Pre-Closing Bridge Notes (4)	—	213,513	272,667	19,211
Restructuring, impairment, and other expenses (5)	11,798	212,490	247,693	18,712
Change in fair value of warrants (2)	(861)	—	(28,901)	32,790
Change in fair value of convertible preferred stock warrants(2)	(266)	(24,613)
Change in fair value of bifurcated derivative (3)	236,603	(306,866)	(236,603)	—
Adjusted EBITDA	$(137,202)	$(451,947)	$(531,797)	$(138,529)
__________________
(1)Stock-based compensation represents the non-cash grant date fair value of stock-based instruments utilized to incentivize employees and consultants recognized over the applicable vesting period. This expense is a non-cash expense. We exclude this expense from our internal operating plans and measurement of financial performance (although we consider the dilutive impact to our shareholders when awarding stock-based compensation and value such awards accordingly). Tax on stock-based compensation is assessed at exercise, if applicable.
(2)Change in fair value of convertible preferred stock warrants and other warrants which are made of the public and private placement warrants as well as the sponsor locked-up shares, represents the change in fair value of liability-classified warrants as presented in our Consolidated Statements of Operations and Comprehensive Loss. This charge is a non-cash charge.

(3)Change in fair value of bifurcated derivative represents the change in fair value of embedded features within the Pre-Closing Bridge Notes that require bifurcation and are a separate unit of accounting. The bifurcated derivative is marked to market at each reporting date. This expense is a non-cash expense, and we believe that it does not correlate to the performance of our business during the periods presented.
(4)Interest on Pre-Closing Bridge Notes represents the amortization of the discount recognized upon issuance of the Pre-Closing Bridge Notes which is amortized into interest expense under the effective interest method over the term of the Pre-Closing Bridge Notes. This expense is a non-cash expense, and we believe that it does not correlate to the performance of our business during the periods presented.
(5)For the nine months ended September 30, 2023, restructuring, impairment, and other expenses are comprised of $5.3 million real estate restructuring loss, $4.8 million impairments on the Company’s property and equipment, $2.3 million employee related one-time termination benefits, $0.4 million impairments on the Company’s right-of-use asset and net of a $(1.1) million gain on lease settlement. For the nine months ended September 30, 2022, restructuring, impairment, and other expenses include $99.3 million employee related one-time termination benefits and $113.2 million impairments on the Company’s assets, such as the loan commitment asset, right-of-use assets, and property and equipment.
(6)Depreciation and amortization represents the loss in value of fixed and intangible assets through depreciation and amortization, respectively. These expenses are non-cash expenses, and we believe that they do not correlate to the performance of our business during the periods presented.
(7)Interest and amortization on non-funding debt represents interest and amortization on a corporate line of credit as presented in our Consolidated Statements of Operations and Comprehensive Income (Loss). Interest and amortization on non-funding debt excludes interest income from mortgage loans held for sale and warehouse interest expense on warehouse facilities, which are both core to our operations and recorded in the “total net revenues” caption of our Consolidated Statements of Operations and Comprehensive Income (Loss).
Liquidity and Capital Resources
To date, our principal sources of liquidity have been borrowings through warehouse lines of credit and corporate line of credit, cash flow from our operations, including sale of loans we produce and sell into the secondary market and interest income on loans held for sale, issuance of convertible debt, and the net proceeds we receive through private sales of our equity securities.
On July 27, 2023, Aurora received a notice of effectiveness from the SEC and on August 11, 2023, Aurora held a special meeting of stockholders and approved the Merger with the Company. In addition, on August 10, 2023, the Company received written consent from its stockholders sufficient to approve the Business Combination and the related transactions. On August 22, 2023, the Company consummated the previously announced Business Combination, pursuant to the terms of the definitive Merger Agreement, dated as of May 10, 2021, and as subsequently amended, by and among Better and Merger Sub. Upon completion of the Business Combination on August 22, 2023, or the Closing, Aurora changed its corporate name to Better Home & Finance Holding Company, and its Class A Common shares began trading on the Nasdaq Global Market under the ticker symbol “BETR” on August 24, 2023. In addition, on the same day, Better Home & Finance’s warrants began trading on the Nasdaq Capital Market under the ticker symbol “BETRW.”
Gross proceeds from the Business Combination totaled approximately $567.0 million, which included funds held in Aurora’s trust account of $21.4 million, the purchase for $17.0 million by the Sponsor of 1.7 million shares of Better Home & Finance Class A common stock, and $528.6 million from an affiliate of SoftBank, SB Northstar, in return for issuance by Better Home & Finance of the Convertible Note.
Future Capital Requirements and Ability to Continue As a Going Concern
As a result of our financial condition, we received a report from our independent registered public accounting firm for the financial statements for the year ended December 31, 2022, that includes an explanatory paragraph describing the uncertainty as to our ability to continue as a going concern. Management believes this uncertainty has been alleviated as of September 30, 2023 with the Closing of the Business Combination, and receipt of the proceeds. Upon consummation of the Business Combination, we have become a publicly listed company, which has given us the ability to draw on additional funding, including the Convertible Notes, which has provided us with increased financial flexibility to execute our strategic objectives, including developing our platform and continuing to improve our technology and making strategic investments in complementary businesses, technologies or other assets. We believe that the impact on our liquidity and cash flows resulting from the receipt of the proceeds from the Convertible Note is sufficient to enable us to meet our obligations for at least twelve months from the date the condensed consolidated financial statements were issued and alleviate the conditions that initially raised substantial doubt about our ability to continue as a going concern.

Our ability to generate cash from operations, however, is subject to our performance, general economic conditions, industry trends and other factors. We have incurred and expect to continue to incur net losses in future periods due to fluctuations and increases in interest rates and continued investments that we intend to make in our business (including investments to expand our product offerings).
In connection with the Business Combination, Better’s management prepared and provided to Aurora on May 6, 2021, certain internally prepared unaudited projected financial information for the years ending December 31, 2021 through December 31, 2023, and our financial results have been materially worse than those projected at the time. This unaudited projected financial information was based on various estimates and assumptions, which have not subsequently occurred and Better’s financial performance deteriorated as compared to such estimates as a result of numerous factors, including: (i) persistent elevated interest rates, which reduced industry mortgage origination volume, increased competition for customers and reduced revenue, (ii) decreased productivity resulting from the reorganization of Better’s sales and operations teams in the third quarter of 2021 and subsequent reversion in 2022, (iii) the effects of negative media coverage following a series of workforce reductions that began in December 2021, (iv) increased litigation and legal and professional service expenses and (v) outsized costs relative to revenue, including severance costs, expenses associated with non-mortgage business lines and product development expenses resulting from continued investments. Based on our financial results for the years ended December 31, 2021 and 2022 included elsewhere in this prospectus and our revenues of $67.6 million, net loss of $475.4 million and Adjusted EBITDA of $(137.2) million for the nine months ended September 30, 2023, none of the projected financial results have been or will be achieved. You should not place undue reliance, if any, on the unaudited projected financial information, which was prepared over two and one-half years ago. For more information, please see “Risk Factors—Risks Related to Ownership of Better Home & Finance Common Stock Following the Business Combination and Better Home & Finance Operating as a Public Company—Since the date of preparation, the assumptions underlying the Better projected financial information considered by Aurora have changed considerably, such that the projected financial information generally, and the near-term financial projections in particular, have not been and will not be realized, which may adversely affect the market price of Better Home & Finance common stock following the completion of the Business Combination” beginning on page 163 of the Proxy Statement/Prospectus.
To the extent that funds from the Business Combination, including the drawdown of the Convertible Notes, combined with existing cash, cash equivalents, short-term investments and assets and operating cash flow, are insufficient to fund our future activities and requirements, we would need to raise additional funds through public or private equity or debt financing. If we issue equity securities in order to raise additional funds, substantial dilution to existing stockholders may occur. However, based on management’s current expectations, there is no current plan to raise additional capital in near term.
Exercise of Warrants
The exercise of Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Better Home & Finance Class A common stock. We believe the likelihood that the holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of Better Home & Finance Class A common stock. If the trading price of Better Home & Finance Class A common stock is less than the exercise price thereof, we believe the holders are unlikely to exercise their Warrants. Conversely, the holders are more likely to exercise their Warrants the higher the price of Better Home & Finance Class A common stock is above the exercise price thereof. There is no guarantee the Warrants will be in the money at all times prior to their expiration, and as such, the Warrants may expire worthless and we may receive no proceeds from the exercise of the Warrants. See “Risk Factors – There is no guarantee that the exercise price of the Warrants will ever be less than the trading price of Better Home & Finance Class A Common Stock on Nasdaq, and they may expire worthless; and the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Warrants approve of such amendment.” To the extent Warrants are exercised in the future, we expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate and working capital purposes, which would increase our liquidity.
Warehouse Lines of Credit
We fund substantially all of the loans we close on a short-term basis primarily through our warehouse lines of credit and from our operations. Loan production activities generally require short-term liquidity in excess of amounts generated by our operations. The loans we produce are financed through warehouse lines of credit. Our borrowings are in turn generally repaid with the proceeds we receive from loan sales.
Our warehouse lines of credit are primarily in the form of master repurchase agreements and loan participation agreements. Loans financed under these facilities are generally financed at approximately 95% to 100% of the principal balance of the loan (although certain types of loans are financed at lower percentages of the principal balance of the loan), which requires us to fund the balance from cash generated from our operations. Once closed, the underlying residential loan that is held for sale is pledged as collateral for the borrowing or advance that was made under our warehouse lines of credit. In most cases, the loans will remain in one of the warehouse lines of credit for only a short time, generally less than one month, until the loans are sold. During the time the loans are held for sale, we earn interest income from the borrower on the underlying loan. This income is partially offset by the interest and fees we pay due to borrowings from the warehouse lines of credit.
As of September 30, 2023 and December 31, 2022, we had the following outstanding warehouse lines of credit:

(Amounts in thousands)	Maturity	Facility Size	Amount Outstanding September 30, 2023	Amount Outstanding December 31, 2022
Funding Facility (1)	October 31, 2023	100,000	—	89,673
Funding Facility (2)	August 4, 2023	—	—	9,845
Funding Facility (3)	December 8, 2023	149,000	73,536	44,531
Funding Facility (4)	August 3, 2024	175,000	—	—
Total warehouse lines of credit		$424,000	$73,536	$144,049
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(1)Interest charged under the facility is the greater of i) a) thirty day term SOFR plus three and one-eighth percent for each repurchase and non-qualifying mortgage loans, and b) interest rate charged on the note (“Note Rate”) minus one and one-half percent and ii) a) thirty day term SOFR plus two and one-eight percent for each mortgage loans that is not a non-qualifying or a repurchase mortgage loan, and b) the Note Rate minus one and one-eighth percent. Cash collateral deposit of $15.0 million is maintained and included in restricted cash. Subsequent to September 30, 2023, the facility matured on October 31, 2023 and the Company extended the maturity to November 30, 2023.
(2)Interest charged under the facility is at the one month SOFR plus 1.77%. There is no cash collateral deposit maintained as of September 30, 2023. The facility matured on August 4, 2023 and the Company did not extend beyond maturity.
(3)Interest charged under the facility is at the one month SOFR plus 1.60% - 2.25%. Cash collateral deposit of $3.8 million is maintained and included in restricted cash. The Company extended the maturity from September 8, 2023 to December 8, 2023 during the three months ended September 30, 2023.
(4)Interest charged under the facility is at the one month SOFR plus 1.75% - 3.75%. There is no cash collateral deposit maintained as of September 30, 2023.
The amount of financing advanced on each individual loan under our warehouse lines of credit, as determined by agreed-upon advance rates, may be less than the stated advance rate depending, in part, on the market value of the loans securing the financings. Each of our warehouse lines of credit allows the bank providing the funds to evaluate the market value of the loans that are serving as collateral for the borrowings or advances being made and to satisfy certain covenants, including providing information and documentation relating to the underlying loans. If the bank determines that the value of the collateral has decreased or if other conditions are not satisfied, the bank can require us to provide additional collateral or reduce the amount outstanding with respect to those loans (e.g., initiate a margin call). Our inability or unwillingness to satisfy the request could result in the termination of the facilities and possible default under our other warehouse lines of credit. In addition, a large unanticipated margin call could have a material adverse effect on our liquidity.

Our warehouse lines of credit also generally require us to comply with certain operating and financial covenants, and the availability of funds under these facilities is subject to, among other conditions, our continued compliance with these covenants. These financial covenants include, but are not limited to, maintaining (1) a certain minimum tangible net worth and adjusted tangible net worth, (2) minimum liquidity, (3) a maximum ratio of total liabilities or total debt to adjusted tangible net worth, (4) pre-tax net income requirements and (5) minimum cash deposits in certain deposit accounts. A breach of these covenants can result in an event of default under these facilities and as such allows the lenders to pursue certain remedies. In addition, each of these facilities includes cross default or cross acceleration provisions that could result in all facilities terminating if an event of default or acceleration of maturity occurs under any facility. As a result of our operating losses and enhanced financial requirements, we amended our warehouse lines to align in both capacity and financial requirements. We may need to request an amendment, forbearance, or a waiver in the future in order to remain compliant with the financial covenants of our warehouse lenders. Our lenders are not required to grant us any such amendment, extension, forbearance or waiver and may determine not to do so. As of the date hereof, following certain amendments, we are in full compliance with all financial covenants under these agreements. Although these financial covenants limit our liquidity through minimum cash and tangible net worth requirements, we believe that these covenants currently provide us with sufficient flexibility to operate our business and obtain the financing necessary for that purpose.
Corporate Line of Credit
Historically, our principal source of non-funding debt was our Corporate Line of Credit. As of September 30, 2023 and December 31, 2022, we had an outstanding principal balance of none and $146.4 million, respectively, under our Corporate Line of Credit, which was recorded net of the unamortized portion of the warrant discount and debt issuance costs. We had none and $2.0 million of unamortized warrant issuance related discount and debt issuance costs as of September 30, 2023 and December 31, 2022, respectively. Warrant issuance related discounts and debt issuance costs were recorded as a discount to the outstanding borrowings on the line of credit and were amortized into interest and amortization on non-funding debt within the statements of operations and comprehensive loss over the term of the Corporate Line of Credit using the effective interest method.
In July 2023, the Company made principal payments of $12.9 million on the Corporate Line of Credit. In August 2023, the Company repaid the remaining principal balance on its Corporate Line of Credit of $110.7 million before the closing of the Business Combination. The August 2023 repayment of $110.7 million consisted of $98.4 million that was remitted directly to the Lender from the sale of pledged Company funded LHFS, a security deposit of $7.0 million that was in escrow, and an additional cash payment of $5.4 million. As the Company repaid the Corporate Line of Credit in full earlier than what was contractually required, the Company paid a make-whole amount that represents minimum interest for the Lender of $4.5 million. Through the repayment of the Corporate Line of Credit, the facility was terminated and may no longer be utilized for borrowings.
Conversion and Exchange of Pre-Closing Bridge Notes
In connection with the Closing of the Business Combination, the Pre-Closing Bridge Notes held by SB Northstar in an aggregate principal amount of $650.0 million automatically converted into Better Home & Finance Class C common stock at a conversion price of $10.00 per share (the “Bridge Note Conversion”). In connection with the Bridge Note Conversion, the Company issued an aggregate 65.0 million shares of Better Home & Finance Class C common stock to a trust designated by SB Northstar.
In addition, pursuant to the Second Novator Letter Agreement and Novator Exchange Agreement, the Pre-Closing Bridge Notes held by the Sponsor in an aggregate principal amount of $100.0 million were exchanged for 40.0 million shares of Better Home & Finance Class A common stock.
Issuance of Convertible Notes
In August 2023, we issued to SB Northstar senior subordinated convertible notes in the aggregate principal amount of $528.6 million (the “Convertible Notes”) pursuant to an Indenture, dated as of August 22, 2023 (the “Indenture”). The Convertible Notes bear 1% interest per annum and mature on August 22, 2028, unless earlier converted or redeemed. The Convertible Notes are convertible, at the option of SB Northstar, into shares of the Company’s Class A common stock, with an initial conversion rate per $1,000 principal amount of Convertible Notes equal to (a) $1,000 divided by (b) a dollar amount equal to 115% of the First Anniversary VWAP (as defined in the Indenture), subject to adjustments as described therein. The Indenture provides that the First Anniversary VWAP may be no less than $8.00 and no greater than $12.00, subject to adjustments as described therein. The Convertible Notes may be redeemed at the option of the Company at a redemption price of 115% of par plus accrued interest in cash, at any time on or before the 30th trading day prior to the maturity date of the Convertible Notes if the last reported sale price of the Class A common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during the 30 trading day period ending on, and including, the trading day immediately preceding the date of notice of optional redemption.
The Convertible Notes permit the Company to designate up to $150 million of indebtedness that is senior to the Convertible Notes, in addition to certain other customary exceptions. In addition, the Indenture requires that if a domestic subsidiary of the Company guarantees other senior indebtedness of the Company, such subsidiary would also be required to guarantee the notes, subject to certain exceptions for non-profit subsidiaries and regulated mortgage origination subsidiaries.
On October 12, 2023, the Company was notified by the Nasdaq Staff that the Company is not in compliance with the Bid Price Rule for continued listing and that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. If our Better Home & Finance Class A common stock ceases to be listed on the Nasdaq, such delisting would constitute a fundamental change under the indenture for the Convertible Notes that would require the Company to redeem the Convertible Notes prior to maturity for an amount in cash equal to the principal amount of such Convertible Notes plus accrued and unpaid interest to the redemption date. As of September 30, 2023, the Company had cash and cash equivalents, together with short-term investments (excluding restricted cash), of $556.6 million, compared to $528.6 million principal amount outstanding under the Convertible Notes. If the Company is required to redeem the Convertible Notes prior to maturity, the Company may not have sufficient available cash and cash equivalents or be able to obtain additional liquidity, on acceptable terms or at all, to enable the Company to redeem or refinance the Convertible Notes. See “Risk Factors—Better Home & Finance Class A common stock is currently trading under $1.00. Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions, if Better Home & Finance Class A common stock does not close at a bid price at or above $1.00 per share for a minimum of 10 consecutive days before April 9, 2024.”
Cash Flows
The following table summarizes our cash flows for the periods presented:

	Nine Months Ended September 30,		Year Ended December 31,
(in thousands)	2023	2022	2022	2021
Net cash (used in) provided by operating activities	$(76,167)	$978,790	$938,223	$361,215
Net cash (used in) provided by investing activities	$(41,992)	$(30,226)	$(34,657)	$(68,703)
Net cash provided by (used in) financing activities	$327,671	$(1,499,194)	$(1,537,100)	$304,542
Nine Months Ended September 30, 2023 as Compared to Nine Months Ended September 30, 2022
Operating Activities
Net cash used by operating activities was $76 million for the nine months ended September 30, 2023, a decrease of $1,055 million, or 108%, compared to net cash provided by operating activities of $979 million for the nine months ended September 30, 2022. Cash used by operating activities primarily consisted of net losses and changes in operating assets and liabilities. Cash used by operating activities was offset by adjustments for non-cash items, such as changes in fair value of bifurcated derivative, stock-based compensation, depreciation and amortization, and proceeds from sales of LHFS in excess of originations of LHFS. The net cash provided by operating activities in the nine months ended September 30, 2022, primarily reflects the proceeds from sales of mortgage loans in excess of new originations, offset by net losses.
Investing Activities
Net cash used in investing activities was $42 million for the nine months ended September 30, 2023, an increase of $12 million, or 39%, compared to net cash used in investing activities of $30 million for the nine months ended September 30, 2022. The increase in cash used in investing activities primarily consist of the acquisition of businesses and net purchase of short-term investments. The increase in cash used in investing activities was offset by a reduction in cash used for additions to our internal use software when compared to the nine months ended September 30, 2022 as we have looked to reduce cash burn we have also reduced certain investments in internal use software not deemed critical.
Financing Activities
Net cash provided by financing activities was $328 million for the nine months ended September 30, 2023, an increase of $1,827 million, or 122%, compared to net cash used by financing activities of $1,499 million for the nine months ended September 30, 2022. The increase in cash provided by financing activities was primarily driven by the consummation of the Business Combination which resulted in cash proceeds of $568 million from the issuance of Convertible Notes, exercise of preferred stock warrants, proceeds from the Business Combination, and proceeds from the issuance of common stock, offset by the full repayment of our Corporate Line of Credit as well as repayments on our warehouse lines of credit in excess of borrowings on our warehouse lines of credit. Cash used in investing activities during the nine months ended September 30, 2022 was primarily driven by repayments on our warehouse lines of credit in excess of borrowings on our warehouse lines of credit which was significantly higher during the nine months ended September 30, 2022 as the volume of loans sold was much higher during that period when compared to the nine months ended September 30, 2023.
Year Ended December 31, 2022 as Compared to Year Ended December 31, 2021
Operating Activities
Net cash provided by operating activities was $938.2 million for the year ended December 31, 2022, an increase of $577.0 million, or 160%, compared to net cash provided by operating activities of $361.2 million for the year ended December 31, 2021. Cash provided by operating activities primarily consisted of increases in proceeds from sales of mortgage loans held for sale in excess of originations of mortgage loans held for sale, as well as adjustments for non-cash changes in stock-based compensation, non-cash interest expense, impairment charges, and fair value of LHFS. Cash provided by operating activities was offset by a net loss, change in fair value of bifurcated derivative, as well as changes in operating assets and liabilities.
Investing Activities
Net cash used in investing activities was $34.7 million for the year ended December 31, 2022, a decrease of $34.0 million, or 50%, compared to net cash used in investing activities of $68.7 million for the year ended December 31, 2021. Cash used in investing activities primarily consisted of purchases of property and equipment, capitalization of expenses related to internal use software, and cash used for deferred acquisition consideration.
Financing Activities
Net cash used in financing activities was $1.5 billion for the year ended December 31, 2022, a decrease of $1.8 billion, or 605%, compared to net cash provided by financing activities of $304.5 million for the year ended December 31, 2021. Cash used in financing activities primarily consists of repayments on our warehouse lines of credit in excess of borrowings on our warehouse lines of credit.

Material Cash Requirements
Corporate Line of Credit
As of June 30, 2023 we had an outstanding balance, net of debt issuance costs, of $118.6 million on the Corporate Line of Credit. In July 2023, we made additional principal payments of $12.9 million on the Corporate Line of Credit and in August 2023, we paid off the remaining principal balance on the 2023 Credit Facility of $110.7 million.
Operating lease commitments
While we have many small offices across the country for licensing purposes, we lease significant office space under operating leases with various expiration dates through June 2030 in New York, California, North Carolina, India, and in the United Kingdom. For the nine months ended September 30, 2023 and 2022 our operating lease costs were $5.6 million and $16.7 million, respectively.
Due to our reduced headcount, we also began to reduce our real estate footprint. We have impaired right-of-use assets related to office space that is no longer in use or has been completely abandoned. Leases where we are unable to terminate or amend the lease with the landlord remain on the balance sheet under operating lease liabilities. In February 2023, we entered into a lease amendment with a landlord to surrender an office floor and reassign the lease to a third party. We had a right-of-use asset and operating lease liability of $13.0 million related to the office space and as part of the amendment we paid $4.7 million in cash to the third party. The amendment relieves us of the primary obligation under the original lease and is considered a termination of the original lease and as such the related right-of-use asset and lease liability are no longer on our balance sheet as of September 30, 2023. As of September 30, 2023 and December 31, 2022, we had lease liabilities of $33.3 million and $60.0 million, respectively.
Other Cash Requirements
We also have contractual obligations that are short-term, including:
Repurchase and indemnification obligations
In the ordinary course of business, we are exposed to liability under representations and warranties made to purchasers of loans or MSRs. Under certain circumstances, we may be required to repurchase loans, replace the loan with a substitute loan and/or indemnify secondary market purchasers of such loans for losses incurred.
We also may be subject to claims by purchasers for repayment of all or a portion of the premium we receive from such purchaser on the sale of certain loans or MSRs if such loans or MSRs are repaid in their entirety within a specified time period after the sale of the loan.
Interest rate lock commitments and forward sale commitments
We enter into IRLCs to produce loans at specified interest rates and within a specified period of time with potential borrowers who have applied for a loan and meet certain credit and underwriting criteria. IRLCs are binding agreements to lend to a customer at a specified interest rate within a specified period of time as long as there is no violation of conditions established in the contract.
In addition, we enter into forward sales commitment contracts to sell existing LHFS or loans committed but yet to be funded into the secondary market at a specified price on or before a specified date. These contracts are loan sale agreements in which we commit to deliver a mortgage loan of a specified principal amount and quality to a loan purchaser.

Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements as defined in Item 303 of Regulation S-K that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.
Quantitative and Qualitative Disclosures about Market Risk
We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act, and are not required to provide the information otherwise required under this item.
Critical Accounting Policies and Estimates
Discussion and analysis of our financial condition and results of operations are based on our financial statements which have been prepared in accordance with GAAP. The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Our significant accounting policies are described in “Note 2. Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this prospectus. We believe that the accounting policies described below reflect our most critical accounting policies and estimates, which represent those that involve a significant degree of judgment and complexity and are based on management’s best estimates. Our management evaluates our estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment.
Loans Held for Sale, at Fair Value
We sell our loans held for sale to secondary market loan purchasers. These loans can be sold in one of two ways: (1) servicing released or (2) servicing retained. If a loan is sold servicing released, we have sold all the rights to the loan and the associated servicing rights.
If a loan is sold servicing retained, we have sold the loan and kept the servicing rights, and thus we are responsible for collecting monthly principal and interest payments and performing certain escrow services for the Loan Purchaser. The Loan Purchaser, in turn, pays a fee for these services.
Other than in periods of market dislocation, we generally aim to sell all of our loans servicing released. For loans sold servicing retained, we engage a third-party sub-servicer to collect monthly payments and perform associated services.
Loans held for sale include residential loans produced for sale through our loan lender subsidiary, Better Mortgage Corporation. We elect the fair value option, in accordance with Financial Accounting Standards Board's Accounting Standards Codification Topic ("ASC") 825-Financial Instruments, for all loans held for sale with changes in fair value recorded in Mortgage platform revenue, net. Our management believes that the election of the fair value option for loans held for sale improves financial reporting by presenting the most relevant market indication of loans held for sale. The fair value of loans held for sale is based on market prices and yields, at period end, in normal outlets used by us. We account for the gains or losses resulting from sales of loans based on the guidance of ASC 860-20-Sales of Financial Assets. At the time of funding, we recognize the loan held for sale on our consolidated balance sheet at fair value with subsequent changes in fair value recorded as gains and losses on our consolidated statement of operations until the loan is sold to the Loan Purchaser. Interest income on loans held for sale is calculated based upon the note rate of the loan. Loan production fees and certain other fees are expensed as incurred, or at the time of funding for the respective loan.
Loans held for sale are considered sold when we surrender control over the loans. Control is considered to have been surrendered when all of the following have been satisfied: the transferred loans have been isolated from us, beyond the reach of us and our creditors, and the loan purchaser obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred loans. We typically consider the above criteria to have been met upon receipt of sales proceeds from the loan purchaser.
Derivatives and Hedging Activities
We enter into IRLCs to originate mortgage loans, at specified interest rates and within a specified period of time, with potential borrowers who have applied for a loan and meet certain credit and underwriting criteria. These IRLCs are not designated as accounting hedging instruments and are reflected in the consolidated balance sheets as derivative assets or liabilities at fair value with changes in fair value recorded in current period earnings. The fair value of IRLCs are measured based on the value of the underlying mortgage loan, quoted MBS prices, estimates of the fair value of the mortgage servicing rights, and adjusted by the estimated loan funding probability, or “pull-through factor.” Significant changes in the pull-through factor of the IRLCs, in isolation, could result in significant changes in the IRLCs’ fair value measurement. Movements in interest rates can pose a risk to us in either a rising or declining interest rate environment. Additionally, when interest rates rise, loans held for sale and any applications in process with IRLCs decrease in value.
We manage our exposure to movements in interest rates by entering into forward sales commitment contracts for the sale of our mortgage loans held for sale or mortgage loans in the pipeline. These contracts are loan sales agreements in which we commit in principle to delivering a mortgage loan of a specified principal amount and quality to a loan purchaser at a specified price on or before a specified date. Generally, the price the loan purchaser will pay us is agreed upon prior to the loan being funded (i.e., on the same day we commit to lend funds to a potential borrower). The fair value of forward sales commitments are determined based on quoted prices for similar instruments, dealer quotes, and pricing models that are primarily sensitive to market observable data. Under the majority of the forward sales commitment contracts, if we fail to deliver the agreed-upon mortgage loans by the specified date, we must pay a “pair-off” fee to compensate the loan purchaser. We enter into forward sales commitment contracts with counterparties under Master Securities Forward Transaction Agreements ("MSFTAs"), which contain a legal right to offset amounts due to and from the same counter party and can be settled on a net basis. Our forward sale commitments are not designated as accounting hedging instruments and are reflected in the consolidated balance sheets as derivative assets or liabilities at fair value with changes in fair value recorded in current period earnings. We do not utilize any other derivative instruments to manage risk.
Income Taxes
We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred income tax assets to the amount expected to be realized based on management’s consideration of all positive and contradictory evidence available. We evaluate uncertainty in income tax positions based on a more-likely-than-not recognition standard. If that threshold is met, the tax position is then measured at the largest amount that is greater than 50% likely of being realized upon ultimate settlement.
On a quarterly basis, our quarterly tax provision, and estimate of our annual effective tax rate, is subject to variation due to several factors, including the ability to accurately predict our pre-tax income or loss and the mix of earnings among various tax jurisdictions. Increases or decreases in projected pre-tax income would lead to increases or decreases in our estimated annual effective tax rate and quarterly tax provision.
Stock-Based Compensation
We account for stock-based compensation in accordance with ASC Topic 718, “Compensation-Stock Compensation.” We calculate the fair value of stock options on the date of grant using the Black-Scholes option-pricing model, and the expense is recognized over the requisite service period for awards expected to vest using the straight-line method. This model requires various significant judgmental assumptions in order to derive a final fair value determination for each type of award, including the expected term, expected volatility, expected dividend yield, risk-free interest rate, and fair value of our stock on the date of grant. The requisite service period for stock options is generally four years.
Because there has historically been no public market for our common stock, the fair value of our equity has historically been approved by our Board thereof as of the date stock-based awards were granted. In estimating the fair value of our common stock, we use the assistance of a third-party valuation specialist and consider factors we believe are material to the valuation process, including, but not limited to, the price at which recent equity was issued by us to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. We believe the combination of these factors provides an appropriate estimate of our expected fair value and reflects the best estimate of the fair value of our common stock at each grant date.
Other Fair Value Measurements
Other critical accounting estimates include the valuation of our convertible preferred stock warrants and the bifurcated derivative. Our convertible preferred stock warrants are measured at fair value on a recurring basis, with the corresponding gain or loss included within change in fair value of convertible preferred stock warrants in the consolidated statements of operations and comprehensive income (loss). The convertible preferred stock warrants are valued using the Black-Scholes option-pricing model to estimate the fair value at the issuance date and at each subsequent reporting date, which is based on significant inputs not observable in the market representing a level 3 measurement within the fair value hierarchy.
The bifurcated derivative is an embedded feature in our Pre-Closing Bridge Notes that are separately accounted for and are marked to fair value at each reporting period with changes included in change in fair value of bifurcated derivative on the consolidated statements of operations and comprehensive loss. We utilize a third party to assist in the determination of fair value of the bifurcated derivative. In estimating the fair value of the bifurcated derivative, we consider factors we believe are material to the valuation process, including, but not limited to, the price at which recent equity was issued by us to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. As there is no active market for our equity, the fair value of the bifurcated derivative is based on significant inputs not observable in the market representing a Level 3 measurement within the fair value hierarchy.
Recent Accounting Pronouncements
See “Note 2. Summary of Significant Accounting Policies” to our consolidated financial statements included with the Report, for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.
Emerging Growth Company Status and Smaller Reporting Company Status
Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies. The JOBS Act does not preclude an emerging growth company from early adopting new or revised accounting standards. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) we affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, the consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
The Company’s consolidated revenues were below $1.235 billion for the year ended December 31, 2022. As a result, the Company qualifies as an emerging growth company and is eligible for relief from regulatory requirements provided to emerging growth companies.
We are also a smaller reporting company, as defined in the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to continue taking advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. In addition, for so long as the Company continues to qualify as a non-accelerated filer, it will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

MANAGEMENT
The following sets forth certain information, as of December 1, 2023, concerning the persons who currently serve as directors and executive officers of Better Home & Finance.

Name	Age	Position(s)
Executive Officers
Vishal Garg	45	Chief Executive Officer and Director
Kevin Ryan	52	Chief Financial Officer and President
Nicholas Calamari	44	Chief Administrative Officer, Senior Counsel
Paula Tuffin	60	General Counsel, Chief Compliance Officer
Non-Employee Directors
Harit Talwar	62	Director, Chairman of the Board
Michael Farello	58	Director
Steven Sarracino	47	Director
Riaz Valani	47	Director
Prabhu Narasimhan	43	Director
Arnaud Massenet	57	Director
Executive Officers
Effective as of the Closing, Vishal Garg was elected as a Director of the Company and the Board appointed him as Chief Executive Officer. Vishal founded Better and served as Chief Executive Officer of Better from its inception in 2015 until the Closing. Since 1999, Vishal has served as the founding partner of One Zero Capital, an investment holding company focused on creating and investing in businesses within consumer finance, technology, and digital marketing, and which is a significant investor in Better. Before this, Vishal was an entrepreneur in the consumer finance industry. Vishal holds a B.S. in Finance and International Business from New York University.
Effective as of the Closing, the Board appointed Kevin Ryan as Chief Financial Officer and President of the Company. Kevin served as Chief Financial Officer of Better from October 2020 and President from March 2023 until the Closing. Prior to joining Better, Kevin spent more than two decades at Morgan Stanley. As Managing Director of Investment Banking and Head of Banks and Diversified Finance from 2015 to October 2020, he covered large and midcap banks, financial technology companies, consumer finance companies, and mortgage real estate investment trusts. Since November 2020, Kevin has served on the board of directors of Cascade Acquisition Corp. Kevin holds a bachelor’s degree from Rutgers University and a law degree from the University of Virginia.
Effective as of the Closing, the Board appointed Nicholas Calamari as Chief Administrative Officer and Senior Counsel of the Company. Nick is a co-founder of Better and served as Chief Administrative Officer of Better from August 2022 until the Closing, having previously served as General Counsel from its inception in 2015 until June 2022. Since 2015, Nick has served as the General Counsel and a senior partner of One Zero Capital, a significant investor in Better. Prior to this, he was an attorney at Quinn Emanuel Urquhart & Sullivan, LLP. Nick holds a B.A. from Dartmouth College and a J.D. from Fordham University School of Law.
Effective as of the Closing, the Board appointed Paula Tuffin as the General Counsel and Chief Compliance Officer of the Company. Paula served as the General Counsel and Chief Compliance Officer of Better from May 2016 until the Closing. Prior to joining Better in 2016, she served as senior litigation counsel at the Consumer Financial Protection Bureau in the Enforcement Bureau. Prior to joining the CFPB in 2013, Paula was a litigation partner at Mayer Brown. Paula holds a B.A. from Williams College and a J.D. from Harvard Law School.
Non-Employee Directors
Effective as of the Closing, Harit Talwar was elected as a Director of the Company and Chairman of the Board. Mr. Talwar served as Chairman of the Better Board from May 2022 until the Closing. He was most recently at Goldman Sachs, where he served as Chairman of the Consumer Business from January 2021 through December 2021 and Global Head of the Consumer Business from May 2015 to January 2021, leading the firm’s entry into the consumer space and helping to build Marcus by Goldman Sachs as the division’s head and first employee. Mr. Talwar serves as a member of the board of Mastercard Inc. since April 2022 and has served as a board member of several private companies. Mr. Talwar holds a B.A. in economics from Delhi University and an M.B.A. from the Indian Institute of Management, Ahmedabad. Mr. Talwar’s strong background in direct-to-consumer financial businesses and experience building public companies led the Better Board to conclude that he should serve as Chairman of our Board.
Effective as of the Closing, Michael Farello was elected as a Director of the Company. Mr. Farello served as a member of the Better Board from February 2020 until the Closing. He is also a Managing Partner of L Catterton focused on the growth fund, including all aspects of the fund’s investment strategy and portfolio management, a position he has held since January 2006. Mr. Farello serves as a member of the board of several private companies, and on several of their audit committees and compensation committees. In addition, since July 2015, Mr. Farello has served on the board of directors of Vroom, including as chair of the compensation committee since July 2015. Mr. Farello holds a B.S. in industrial engineering from Stanford University and an M.B.A. from Harvard Business School. Mr. Farello’s strong background in technology and direct-to-consumer businesses, knowledge of growth strategies, and extensive board and committee experience led the Better Board to conclude that he should serve on our Board.
Effective as of the Closing, Steven Sarracino was elected as a Director of the Company. Mr. Sarracino served as a member of the Better Board from August 2019 until the Closing. He also serves as Founder and CEO of Activant Capital Group, LLC, a position he has held since incorporating Activant in November 2012, and formally launching in January 2015. Steve has served on the board of over a dozen companies including Upland Software, where he served on the Audit Committee from December 2013 to April 2016. Steve holds a B.B.A. in Finance from Southern Methodist University and an M.B.A from the Wharton School at the University of Pennsylvania. Mr. Sarracino’s strong background in high-growth company investment, knowledge of technology companies and extensive board experience led the Better Board to conclude that he should serve on our Board.
Effective as of the Closing, Riaz Valani was elected as a Director of the Company. Mr. Valani served as a member of the Better Board from February 2021 until the Closing and previously from December 2015 to on or about October 2017. Mr. Valani has been a principal investor in many private entities since 2000. He also serves as a member of the board of several private companies. Mr. Valani’s strong background in high-growth company investment, knowledge of technology companies, and extensive knowledge of Better and its business based on his involvement since Better’s inception led the Better Board to conclude that he should serve on our Board.
Effective as of the Closing, Arnaud Massenet was elected as a Director of the Company. Mr. Massenet served as Chief Executive Officer of Aurora from Aurora’s inception until the Closing. Mr. Massenet is a managing partner of NaMa Capital Advisors LLP (previously Novator Capital), an affiliate of the Sponsor. Mr. Massenet holds a Bachelor of Arts from the Lincoln International School of Business in Paris, France and a Master of Business Administration from the University of North Carolina. Mr. Massenet started his career in 1994 in banking at Morgan Stanley & Co. He became the Head of Morgan Stanley’s derivatives group in London, United Kingdom, in 1998. In 2003, Mr. Massenet started Lehman Brothers Inc.’s corporate derivatives group (Capital Market) before exiting in 2007 to start South West Capital, a hedge fund focused on real asset investments. Mr. Massenet co-founded Net-a-Porter in 1999, which was sold in a 2-step sale in 2010 and 2015 to the Richemont Group. Mr. Massenet is currently chairman of Grip, a subsidiary of Intros.at Ltd., an artificial intelligence company specialized in organizing virtual conferences for corporate and virtual meetings. Mr. Massenet also backed many successful tech companies, including Deliveroo, Care Wish Ltd., Houzz Ltd., Urban Massage Ltd., Highsnobiety Inc., Invincible Ltd., NGM Ltd. and Ozon Ltd., and serves on the board of directors of Ahalife Holdings Inc., a large interior design platform based in New York, New York.
Effective as of the Closing, Prabhu Narasimhan was elected as a Director of the Company. Mr. Narasimhan served as Aurora’s chief investment officer since Aurora’s inception until the Closing. Mr. Narasimhan is a managing partner of NaMa Capital Advisors LLP (previously Novator Capital), an affiliate of the Sponsor which Mr. Narasimhan co-founded in 2020 together with Mr. Thor Björgólfsson and Mr. Chiehmi Chan. Mr. Narasimhan has over 15 years of experience as a lawyer at three leading international law firms, two as partner (Mayer Brown, White & Case and Baker & McKenzie). During his time at White & Case, Mr. Narasimhan held the position of partner and Global Head of Family Offices, advising high net worth family offices on all transactional aspects (mergers and acquisitions, bank finance, tax, structuring and execution) of their investments. Mr. Narasimhan then moved to Baker & McKenzie to found their London headquartered Alternative Capital practice, acting as a senior strategic advisor to multi-billion dollar family offices and private equity funds on multibillion dollar mergers and acquisitions and equity and debt capital markets transactions worldwide. His re-structuring of ATP Media Operations Ltd.’s, or ATP Media, tennis broadcasting rights and his crafting of fiscal stimulus laws in Europe have been widely recognized and commended, particularly by the FT Innovative Lawyers awards. Additionally, in 2020, Mr. Narasimhan was appointed to the board of directors as a director of the media company, Prime Focus World, N.V.
Corporate Governance
Better Home & Finance has structured and will continue to structure its corporate governance in a manner that it believes will align our interests with those of our stockholders. Notable features of this corporate governance include:
•we have independent director representation on our audit, compensation and corporate governance and nominations committees;
•at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC; and
•we have implemented and will implement a range of other corporate governance practices, including implementing a director education program.
Director Independence
Nasdaq listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Messrs. Harit Talwar, Michael Farello, Steven Sarracino and Riaz Valani are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Limitations on Liability and Indemnification of Officers and Directors
Our Amended and Restated Charter and Bylaws provide indemnification and advancement of expenses for the directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Better Home & Finance entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancement by Better Home & Finance of certain expenses and costs relating to claims, suits, or proceedings arising from service to Better Home & Finance or, at its request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the indemnification agreements.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Board and Board Committees
Better Home & Finance’s Board directs the management of Better Home & Finance’s business and affairs, as provided by Delaware law, and conduct its business through meetings of the Board and standing committees. Our Board has affirmatively determined that Harit Talwar, Steven Sarracino, Michael Farello and Riaz Valani are independent directors within the meaning of the Nasdaq listing standards. We have a standing audit committee, compensation committee and corporate governance and nominations committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.
Audit Committee
Our audit committee is responsible for, among other things:
•appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•discussing with our independent registered public accounting firm their independence from management;
•reviewing, with our independent registered public accounting firm, the scope and results of their audit;
•approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;
•overseeing our financial and accounting controls and compliance with legal and regulatory requirements;
•reviewing our policies on risk assessment and risk management;
•reviewing related person transactions; and
•establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Our audit committee currently consists of Harit Talwar, Steven Sarracino, Michael Farello, with Steven Sarracino serving as chair. Rule 10A-3 of the Exchange Act and Nasdaq rules require that our audit committee be composed entirely of independent members. Our Board has affirmatively determined that each member of our audit committee meets the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and Nasdaq rules. Each member of our audit committee also meets the financial literacy requirements of Nasdaq listing standards. In addition, our Board has determined that Steven Sarracino qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board has adopted a written charter for the audit committee, which is available on our corporate website. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Compensation Committee
Our compensation committee is responsible for, among other things:
•reviewing and approving, or recommending for approval by our Board, the compensation of our CEO and other executive officers;
•reviewing and approving or making recommendations to our Board regarding our incentive compensation and equity-based plans, policies and programs and administering equity-based plans;
•reviewing and making recommendations to our Board relating to management succession planning, including for our CEO;
•making recommendations to our Board regarding the compensation of our directors;
•retaining and overseeing any compensation consultants; and
•reviewing our strategies related to human capital management and reviewing and discussing with management our strategies in support of an inclusive and diverse company culture.

Our compensation committee currently consists of Michael Farello, Steven Sarracino, Harit Talwar and Riaz Valani, with Riaz Valani serving as chair. Our Board has affirmatively determined that each member of our compensation committee meets the definition of “independent director” for purposes of serving on the compensation committee under Nasdaq rules and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our Board has adopted a written charter for the compensation committee, which is available on our corporate website. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Corporate Governance and Nominations Committee
Our corporate governance and nominations committee is responsible for, among other things:
•identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board;
•recommending to our Board the directors to be appointed to each committee of our Board and periodically reviewing and making recommendations to our Board for changes or rotations of committee members, the creation of additional committees, changes in committee charters or the dissolution of committees;
•developing and recommending to our Board a set of corporate governance guidelines;
•periodically reviewing our Board’s leadership structure and recommending any proposed changes to our board of directors;
•overseeing an annual evaluation of the effectiveness of our Board and its committees; and
•reviewing and making recommendations to our Board relating to management succession planning, including for our CEO.
Our corporate governance and nominations committee currently consists of Steven Sarracino, Harit Talwar and Riaz Valani, with Harit Talwar serving as chair. Our Board has affirmatively determined that each member of our corporate governance and nominations committee meet the definition of “independent director” under Nasdaq rules. Our Board has adopted a written charter for the corporate governance and nominations committee, which is available on our corporate website. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Risk Oversight
Our Board is responsible for overseeing our risk management process. Our Board focuses on our general risk management strategy, the most significant risks facing us, and oversee the implementation of risk mitigation strategies by management. Our audit committee also is responsible for discussing our policies with respect to risk assessment and risk management. We believe our Board’s administration of its risk oversight function will not negatively affect its leadership structure.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the Board or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or compensation committee.
Code of Business Conduct and Ethics
On August 22, 2023, we adopted a written code of business conduct and ethics (the “Code of Conduct”) that will apply to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the Code of Conduct can be found at http://investors.better.com/governance/governance-documents under the link “Code of Business Conduct and Ethics.” In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Conduct. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Compensation of Directors and Officers
We intend to develop an executive compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to the long-term success of Better Home & Finance. Decisions on the executive compensation program are expected to be made by the compensation committee of the Board.

EXECUTIVE COMPENSATION
Better’s named executive officers (“NEOs”), consisting of each individual serving as Better’s principal executive officer and the next two most highly compensated executive officers during 2022, as of December 31, 2022, were:
Vishal Garg, Better’s Chief Executive Officer and member of Better’s board of directors (as used in this section, the “Board”);
Kevin Ryan, Better’s President and Chief Financial Officer and interim Chief Executive Officer for the period from December 10, 2021 to February 1, 2022;
Paula Tuffin, Better’s General Counsel and Chief Compliance Officer; and
Nicholas Calamari, Better’s Chief Administrative Officer and Senior Counsel.
2022 Summary Compensation Table
The following table sets forth summary information concerning compensation for Better’s named executive officers. The following table includes all cash compensation earned by the named executive officers and all equity awards granted to the named executive officers for the respective periods, regardless of whether such amounts were actually paid during the period.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Option Awards ($)(1)(2)	Stock Awards(1)(3)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Plan Earnings ($)	All Other Compensation ($)	Total ($)
Vishal Garg	2022	750,000	—	—	—	—	—	276	750,276
Chief Executive Officer	2021	750,000	—	—	—	—	—	—	750,000
Kevin Ryan(4)	2022	1,000,000	1,000,000	3,410,000	939,000	—	—	274	6,349,274
Chief Financial Officer	2021	928,030	1,000,000	—		—	—	—	1,928,030
Paula Tuffin	2022	653,788	300,000	—	2,970,000	—	—	423	3,924,211
Chief Compliance Officer, General Counsel
Nicholas Calamari	2022	653,788	300,000	—	2,970,000	—	—	282	3,924,070
Chief Administrative Officer, Senior Counsel
__________________
(1)The amounts in this column represent the aggregate grant date fair value of awards or equity plan compensation computed in accordance with FASB Accounting Standards Codification Topic 718. Amounts in this column were calculated by multiplying the number of options and restricted stock units (“RSUs”) granted in 2022 by the per share fair value at grant date.
(2)The amounts disclosed in this column for 2022 are comprised of 1,000,000 options to purchase shares of common stock granted to Mr. Ryan on December 12, 2022.
(3)The amounts disclosed in this column for 2022 are comprised of 75,000 RSUs granted to Mr. Ryan on March 1, 2022, 500,000 RSUs granted to Ms. Tuffin on October 1, 2022 and 500,000 RSUs granted to Mr. Calamari on October 1, 2022.
(4)Mr. Ryan served as the interim Chief Executive Officer for the period from December l0, 2021 to February 1, 2022.

Narrative to the Summary Compensation Table
Compensation Philosophy
Our executive compensation program is designed by our compensation committee (the “Compensation Committee”) of the Board to:
•Align executive pay with our financial and operational performance;
•Attract, retain and motivate key executives critical to achieving our vision and strategy;
•Provide competitive total compensation opportunities;
•Recognize and reward outstanding company and individual performance; and
•Avoid compensation structures and incentives that encourage excessive risk-taking.
Elements of Compensation
Base Salary
Base salaries are designed to be competitive and fairly compensate our executive officers, including NEOs, for the responsibility level of each respective position. The Compensation Committee reviews the salaries of Better’s executive officers to determine whether adjustments are appropriate. In determining the base salaries for executive officers, the Compensation Committee may consider certain factors such as the individual’s role and responsibilities, the previous year’s salary and individual performance, as well as the base salaries of similarly situated executives at comparable companies from peer group and survey data.
Bonus Compensation
Better historically paid semi-annual bonuses to its employees (including its executive officers), but beginning in 2021 and continuing through 2022, Better moved to an annual performance bonus cycle where eligible employees (including its executive officers) were awarded bonuses in the fourth quarter of both 2021 and 2022. Beginning in 2021 and continuing into 2022, target bonuses to any of the Company’s executive officers were determined by the Compensation Committee, however, the actual amounts paid and form of bonuses for all executive officers other than the Chief Executive Officer, remained at the discretion of the Chief Executive Officer, subject to a maximum of the Board-approved target. Actual amounts paid to the Chief Executive Officer remained at the discretion of the Compensation Committee, subject to a maximum of the Board-approved target. Better occasionally awards off-cycle bonuses on a discretionary basis to its executive officers when, in the view of the Board, such executive has contributed significantly to the success of Better or demonstrated high achievement in their role, or in circumstances where the Board determines additional cash compensation is appropriate for retention purposes. Cash bonuses paid to executive officers in 2022 were tied to performance in 2022, rather than any future performance or retention. Mr. Garg, our Chief Executive Officer, was not awarded a cash bonus in 2022 or 2021, but was awarded a $25 million cash bonus in 2020 that was paid in early 2021.
Equity Compensation
Better has historically granted stock options to its employees (including its executive officers) under Better’s 2016 Equity Incentive Plan and 2017 Equity Incentive Plan and, beginning in 2021, also began granting RSUs pursuant to Better’s 2017 Equity Incentive Plan, as described below. Equity awards are regularly granted throughout the year in the ordinary course of business on a discretionary basis as a means of attracting and retaining top talent, as well as incentivizing our current employees and aligning their interests with those of our stockholders. Equity awards are also routinely granted to new hires.
Better’s equity compensation grants for new employees are generally subject to a one-year cliff vesting period with respect to 25% of the award, and then 1/48th of the award vests each month thereafter so that the entire award is vested on the fourth anniversary of the vesting start date. Holders of stock options may elect to early exercise their stock options and receive restricted stock subject to the same vesting period as the stock option.
On October 1, 2022, both Ms. Tuffin and Mr. Calamari were granted 500,000 RSUs and on March 1, 2022, Mr. Ryan was granted 75,000 RSUs, each of which were granted under the 2017 Equity Incentive Plan and are subject to a time-vesting and liquidity-vesting condition. Under the time-vesting condition, Ms. Tuffin, Mr. Calamari, and Mr. Ryan were vested in 14/48ths of the RSUs on the grant date and vest in equal 1/48ths of the RSUs on the first business day of each month such that the RSUs will be fully vested as of July 1, 2025. Under the liquidity-vesting condition, Ms. Tuffin’s, Mr. Calamari’s, and Mr. Ryan’s RSUs vested upon the Closing. The RSUs that are both time- and liquidity-vested will settle in shares of the Company’s Class B common stock shortly after the applicable vesting date. Additionally, on December 12, 2022, Mr. Ryan was granted 1,000,000 stock options under the 2017 Equity Incentive Plan, with an exercise price of $3.41, which will vest in equal 1/48th installments, such that the stock options will be fully vested on December 12, 2026. Mr. Garg was not granted any equity awards in 2022.
Employee Loan Program
Better previously instituted a loan program in which certain senior employees were allowed to borrow funds in order to exercise compensatory stock options prior to their scheduled vesting date in exchange for shares of restricted stock, subject to the same vesting schedule as applied to the original stock option grant. Under the program, the employee is required to repay the outstanding principal amount of the loan, together with all accrued and unpaid interest, on the earlier of (i) the loan’s maturity date, (ii) 120 days after the date of the employee’s termination of employment for any reason, (iii) immediately prior to an unauthorized sale, conveyance, alienation or other transfer of the shares without Better’s prior written consent, (iv) the day prior to the date that any change in the employee’s status would cause the loan to be a prohibited extension or maintenance of credit under Section 402 of the Sarbanes Oxley Act of 2002, (v) a change in control and (vi) the date an event of default occurs. A limited group of senior executives who received loans from Better in order to exercise stock options in 2021 entered into agreements also providing for repayment upon the consummation of an initial public offering. In addition, before selling any vested shares received through early exercises facilitated through the program, the employee must repay the principal and interest amounts for such loan with respect to such shares to be sold. In addition, if the employee is terminated for any reason, Better has the right and option for 90 days following such employee’s termination to purchase all unvested restricted shares as of the date of termination.
Better does not intend to grant any additional loans to employees in respect of early exercised stock options. Better previously entered into partial recourse promissory notes with Messrs. Garg and Ryan and Ms. Tuffin, respectively, in connection with the early exercise of the stock options held by each of Messrs. Garg and Ryan and Ms. Tuffin. Pursuant to the terms of the partial recourse promissory notes, Better loaned $41,029,200 to Mr. Garg, $5,980,920 to Mr. Ryan and $253,000 to Ms. Tuffin. The notes bear an annual compound interest rate of 0.52% per annum or, if higher, the applicable federal rate in effect on the effective date, compounded semi-annually, for each of the loans, and no principal or interest has been paid on the notes as of the date of this prospectus. Immediately prior to the Closing, Better entered into loan termination agreements with each of these three named executive officers’ loans through forfeiture of the shares collateralizing the notes (and, for Mr. Garg, other fully vested shares held by Mr. Garg) such that, the principal amount, together with all accrued and unpaid interest, of each of Messrs. Garg and Ryan and Ms. Tuffin’s notes were terminated. For more information, see “Certain Relationships and Related Party Transactions—Better—Director and Executive Officer Borrowings—Promissory Notes.”
2017 Equity Incentive Plan, as amended (“2017 Plan”)
Better’s 2017 Plan was originally adopted by the Board and approved by Better’s stockholders in May 2017. The 2017 Plan was most recently amended in August 2020 and approved by stockholders in August 2020.
The 2017 Plan allows us to provide incentive stock options, within the meaning of Section 422 of the Code, non-statutory stock options, stock appreciation rights, restricted stock awards and RSUs, or each, an award, to eligible employees, directors, and consultants of Better or a subsidiary of Better, or each, a participant; in the case of incentive stock options, to eligible employees only. As of September 30, 2023, the following awards were outstanding under the 2017 Plan: stock options covering 42,271,091 shares of Better Home & Finance Class B common stock and RSUs covering 34,782,254 shares of Better Home & Finance Class B common stock. As of the Closing Date, Better ceased granting awards under the 2017 Plan. Any awards granted under the 2017 Plan will remain subject to the terms of the 2017 Plan and any shares of Better common stock underlying such awards that expire, lapse or are terminated or converted will again be available for issuance under the 2023 Incentive Equity Plan.
Restricted Stock. Restricted stock was granted under the 2017 Plan. Restricted stock vests in accordance with terms and conditions that the administrator established in its discretion. Subject to the provisions of the 2017 Plan, the administrator determined the period during which restricted stock will vest, the number of shares granted and such other terms and conditions as the administrator determined.
A participant may exercise full voting rights with respect to shares of restricted stock and will be entitled to receive all dividends and other distributions paid with respect to such shares prior to vesting, unless otherwise provided for by the administrator or as otherwise stated in the applicable award agreement. Any new, additional or different securities a participant may become entitled to receive with respect to restricted stock by virtue of a stock dividend, stock split or any other change in Better’s corporate or capital structure will be subject to the same restrictions as the restricted stock.
Restricted Stock Units. Each RSU represents an unfunded and unsecured right to receive a share (or cash equal to the fair market value thereof) upon satisfaction of the applicable vesting criteria. Each RSU award will be documented by an award agreement that will specify the terms, conditions and restrictions related to the award, including the number of RSUs and any vesting conditions. Vesting criteria may be based on the achievement of Company-wide, business unit or individual goals (including, but not limited to, continued employment or service) or any other basis determined by the administrator in its discretion. The administrator in its sole discretion may settle earned RSUs in cash, shares or a combination of both. RSUs generally may not be transferred.
Plan Administration. The 2017 Plan is administered by the Board or a committee appointed by the Board. The administrator has all authority and discretion necessary or appropriate to administer the 2017 Plan and to control its operation, including the authority to construe and interpret the terms of the 2017 Plan and the awards granted under the 2017 Plan. The administrator’s decisions are final and binding on all participants and any other persons holding awards.
The administrator’s powers include the power to institute an exchange program under which (i) outstanding awards are surrendered or canceled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced. The administrator’s powers also include the power to prescribe, amend and rescind rules and regulations relating to the 2017 Plan, to modify or amend each award and to make all other determinations deemed necessary or advisable for administering the 2017 Plan.
Eligibility. Employees, directors and consultants of Better’s or Better’s subsidiary companies are eligible to receive awards, provided such consultants render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction and do not directly promote or maintain a market for Better’s securities. Only Better’s employees or employees of Better’s parent or subsidiary companies are eligible to receive incentive stock options.
Stock Options. Stock options have been granted under the 2017 Plan. Subject to the provisions of the 2017 Plan, the administrator determines the term of a stock option, the number of shares subject to a stock option, and the time period in which a stock option may be exercised.
The term of a stock option is stated in the applicable award agreement, but the term of a stock option may not exceed 10 years from the grant date. The administrator determines the exercise price of stock options, which may not be less than 100% of the fair market value of Better’s common stock on the grant date, unless granted pursuant to a transaction described in or in a manner consistent with Section 424(a) of the Code. However, an incentive stock option granted to an individual who directly or by attribution owns more than 10% of the total combined voting power of all of Better’s classes of stock or of any Better parent or subsidiary may have a term of no longer than 5 years from the grant date and will have an exercise price of at least 110% of the fair market value of Better’s common stock on the grant date. In addition, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all Better plans and any parent or subsidiary plan) exceeds $100,000, such stock options will be treated as non-statutory stock options. Certain of Better’s outstanding stock options under the 2017 Plan have an early exercise provision pursuant to which the participant may exercise the option prior to the shares being fully vested.
The administrator determines how a participant may pay the exercise price of a stock option, and the permissible methods are generally set forth in the applicable award agreement. If a participant’s status as a “service provider” (as defined in the 2017 Plan) terminates, that participant may exercise the vested portion of his or her stock option for the period of time stated in the applicable award agreement. Vested stock options generally will remain exercisable for 90 days or such longer period of time as set forth in the applicable award agreement if a participant’s status as a service provider terminates for a reason other than death or disability. If a participant’s status as a service provider terminates due to death or disability, vested stock options generally will remain exercisable for 12 months from the date of termination (or such other longer period as set forth in the applicable award agreement). In no event will a stock option remain exercisable beyond its original term. If a participant does not exercise his or her stock option within the time specified in the award agreement, the stock option will terminate. Except as described above, the administrator has the discretion to determine the post-termination exercisability periods for a stock option.
Non-transferability of Awards. Unless determined otherwise by the administrator, awards may not be sold, pledged, assigned, hypothecated or otherwise transferred in any manner other than by will or by the laws of descent and distribution. In addition, during an applicable participant’s lifetime, only that participant may exercise their award. If the administrator makes an award transferable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution or (iii) as permitted by Rule 701 of the Securities Act.
Certain Adjustments. If there is a dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares or Better’s other securities or other change in Better’s corporate structure affecting the shares, the administrator will make proportionate adjustments to the number and type of shares that may be delivered under the 2017 Plan or the number, type and price of shares covered by each outstanding award. The administrator’s determination regarding such adjustments will be final, binding and conclusive.
Dissolution or Liquidation. In the event of Better’s proposed dissolution or liquidation, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action.
Merger and Change of Control. In the event of Better’s merger with or into another corporation or entity or a “change in control” (as defined in the 2017 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by us without payment) or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards a participant holds or all awards of the same type similarly.
In the event that the successor corporation does not assume or substitute for an award (or portion thereof), the participant will fully vest in and have the right to exercise all of his or her outstanding stock options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and RSUs will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable award agreement, or other written agreement between the participant and Better or any of its subsidiaries or parents, as applicable. In addition, if a stock option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the stock option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion, and the stock option or stock appreciation right will terminate upon the expiration of such period. For the avoidance of doubt, the Business Combination did not constitute a Change of Control for purposes of the 2017 Plan.
Clawback. Awards will be subject to any clawback policy of Better’s, and the administrator also may specify in an award agreement that the participant’s rights, payments and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture and/or recoupment upon the occurrence of certain specified events. The Board may require a participant to forfeit, return or reimburse us all or a portion of the award and/or shares issued under the award, any amounts paid under the award, and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.
Amendment and Termination. The Board may, at any time, terminate or amend the 2017 Plan in any respect, including, without limitation, amendment of any form of award agreement or instrument to be executed pursuant to the 2017 Plan. To the extent necessary and desirable to comply with applicable laws, we will obtain stockholder approval of any amendment to the 2017 Plan. No amendment or alteration of the 2017 Plan will impair the rights of a participant, unless mutually agreed otherwise between the participant and the administrator in writing. As noted above, as of the Closing Date, Better ceased granting awards under the 2017 Plan. Any awards granted under the 2017 Plan will remain subject to the terms of the 2017 Plan and any shares of Better common stock underlying such awards that expire, lapse or are terminated or converted will again be available for issuance under the 2023 Incentive Equity Plan.
2016 Equity Incentive Plan, as amended (“2016 Plan”)
Better’s 2016 Equity Incentive Plan, or the 2016 Plan, which amended and replaced in its entirety Better’s 2015 Equity Incentive Plan, was adopted by the Board and approved by Better’s stockholders on November 3, 2016.
The 2016 Plan allows us to provide non-statutory stock options, stock appreciation rights, restricted stock awards, RSUs and deferred stock, or each, an award, to eligible employees, directors, and consultants of Better’s and any parent or subsidiary of Better’s, or each, a participant. The 2016 Plan was terminated in connection with the adoption of the 2017 Plan, and we have not granted any additional awards under the 2016 Plan since the effectiveness of the 2017 Plan. However, the 2016 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2016 Plan.
As of September 30, 2023, the following awards were outstanding under the 2016 Plan: stock options covering 1,212,059 shares of Better Home & Finance Class B common stock.
Plan Administration. The 2016 Plan is administered by the Board or one or more committees appointed by the Board. The administrator has full power and authority to take all actions and to make all determinations required or provided for by the 2016 Plan and has full power and authority to take all actions and make all determinations that the administrator deems to be necessary or appropriate to the administration of the 2016 Plan, including the authority to amend, modify, or supplement the terms of any outstanding awards under the 2016 Plan. The administrator’s interpretation and construction of any provision of the 2016 Plan and any award or any award agreement under the 2016 Plan is final and binding.

Eligibility. Employees, officers or directors and consultants or independent contractors of Better’s or Better’s subsidiary companies are eligible to receive awards.
Stock Options. Stock options have been granted under the 2016 Plan. Subject to the provisions of the 2016 Plan, the administrator determines the term of a stock option, the number of shares subject to a stock option, and the time period in which a stock option may be exercised.
The term of a stock option is stated in the applicable award agreement, but the term of a stock option may not exceed 10 years from the grant date. The administrator determines the exercise price of stock options, which may not be less than 100% of the fair market value of Better’s common stock on the grant date. Certain of Better’s outstanding stock options under the 2016 Plan have an early exercise provision pursuant to which the participant may exercise the stock option prior to the shares being fully vested.
The administrator determines how a participant may pay the exercise price of a stock option, and the permissible methods are generally set forth in the applicable award agreement. If a participant’s status as a “service provider” (as defined in the 2016 Plan) terminates, that participant may exercise the vested portion of his or her stock option for the period of time stated in the applicable award agreement. The administrator has the discretion to determine the post-termination exercisability periods for a stock option.
Non-transferability of Awards. Except as provided in any stockholders’ agreement of Better, an applicable award agreement or the 2016 Plan, no right or interest in an award is assignable or transferable during the lifetime of the participant to whom the award was granted either voluntarily or involuntarily. In the event of such a participant’s death, the participant’s rights and interests in awards granted under the 2016 Plan will be transferable only by will or the laws of descent and distribution, except in the case of mental or physical incapacity, as determined by the administrator. In addition, during an applicable participant’s lifetime, only that participant may exercise their award, except in the case of mental or physical incapacity, as determined by the administrator.
Certain Adjustments. If there is a corporate event (as defined in the 2016 Plan), distribution of securities or any other equity or other assets (excluding a non-extraordinary dividend payable in cash or in stock of Better’s) recapitalization, reclassification, split, reverse split, combination, exchange, dividend or other distribution payable in shares, or any other increase or decrease in shares effected without receipt of consideration by us, we will make proportionate adjustments to the number and type of shares that may be delivered under the 2016 Plan or the number, type and price of shares covered by each outstanding award, except that any adjustment to outstanding stock options may not increase the aggregate exercise price payable to the stock options held by a U.S. taxpayer. The administrator’s determination regarding such adjustments will be final, binding and conclusive.
Merger and Change of Control. In the event of a “change of control” (as defined in the 2016 Plan), outstanding awards under the 2016 Plan will continue in accordance with their terms unless: (a) the Board approves any one or more of the following actions: (i) acceleration of vesting or the removal of restrictions or payout, or (ii) assumption, substitution or cash settlement with respect to all or a portion of any outstanding awards; and (b) if within one year after the consummation of a change of control, a participant’s service is terminated by us or one of Better’s subsidiaries, then all of the participant’s stock options will be deemed to have vested. Notwithstanding any provision in the 2016 Plan or any award agreement, upon the occurrence of a change of control, we have the right to cash out or substitute any award granted under the 2016 Plan so long as such cash out or substitution does not cause the award to become subject to the adverse tax consequences of Section 409A of the Code.
We may provide in writing for the assumption or continuation of the awards or for the substitution of the outstanding awards for awards of new stock options, restricted stock or other equity awards relating to the stock or units of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares or units (disregarding any consideration that is not common stock) and stock option prices. In the event that the awards are assumed, continued or substituted, such awards will continue in the manner and under the terms provided so long as such assumption, continuation or substitution does not cause the awards to become subject to the adverse tax consequences of Section 409A of the Code.
Clawback. The administrator has the right to require participants to return to us awards previously granted under the 2016 Plan, including retaining the right in an award agreement to cause a forfeiture of the gain realized by a participant on account of actions taken in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or customers of Better or any subsidiary of Better or any confidentiality obligation with respect to us or any subsidiary of Better or otherwise in competition with us or any subsidiary of Better, to the extent specified in the applicable award agreement. Additionally, we may annul an award if an employee of Better or a subsidiary of Better is terminated for cause. Upon a participant’s termination of service for cause, all of the shares held by the participant (or a subsequent holder) will be subject to repurchase by us.
Amendment and Termination. The Board may, at any time, amend the 2016 Plan in any respect. To the extent necessary and desirable to comply with applicable laws, we will obtain stockholder approval of any amendment to the 2016 Plan. No amendment, modification, or termination of the 2016 Plan will materially, adversely affect any awards previously granted without the consent of the participant, provided that, the Board has the right to amend, modify, or terminate the Plan and any awards when it is necessary or advisable to comply with any applicable laws and regulations. As noted above, the 2016 Plan was terminated in connection with the adoption of the 2017 Plan, and we have not granted any additional awards under the 2016 Plan since the effectiveness of the 2017 Plan.
2023 Incentive Equity Plan
On August 22, 2023, the 2023 Incentive Equity Plan (the “2023 Plan”) became effective, pursuant to which Better Home & Finance may grant stock options, restricted stock awards, RSUs, and other equity and equity-based awards to Better Home & Finance’s service providers. The 2023 Plan allows us to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of shareholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in Better Home & Finance and providing a means of recognizing their contributions to Better Home & Finance’s success.
As of the date hereof, no awards have been granted under the 2023 Plan.
Eligibility and Administration
Stock options, RSUs and other stock-based and cash-based awards under the 2023 Plan may be granted to individuals who are then Better Home & Finance’s officers, employees or consultants or are the officers, employees or consultants of certain of Better Home & Finance’s subsidiaries. Such awards also may be granted to Better Home & Finance’s directors. Only employees of Better Home & Finance or certain of Better Home & Finance’s parents or subsidiaries may be granted incentive stock options, or ISOs. Better Home & Finance has approximately 860 employees (including Better Home & Finance’s officers), approximately 25 consultants and other contractors and four non-employee directors who will be eligible to receive awards under the 2023 Plan.
The Compensation Committee administers the 2023 Plan. The members of the Compensation Committee must consist of at least three members of Better Home & Finance’s Board “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and an “independent director” within the meaning of the rules of the applicable stock exchange, or other principal securities market on which shares of Better Home & Finance common stock are traded. The 2023 Plan provides that the administrator may delegate its authority to grant awards to employees, other than to executive officers or to officers of the company to whom authority to grant or amend awards has been delegated, to a committee consisting of one or more members of the Board or one or more of Better Home & Finance’s officers.
Subject to the terms and conditions of the 2023 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the type and number of awards granted, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2023 Plan. The administrator is also authorized to adopt, amend or repeal rules relating to administration of the 2023 Plan. The Board may at any time abolish any committee and re-vest in itself the authority to administer the 2023 Plan. The full Board will administer the 2023 Plan with respect to awards to individuals subject to Section 16 of the Exchange Act or to officers of the Company.

Shares Available for Awards
Better Home & Finance has initially reserved a total of 88,626,665 shares of Better Home & Finance Class A common stock for issuance pursuant to the 2023 Plan, and shares subject to awards granted under Better’s 2017 Plan that become available for issuance will also become available for issuance pursuant to the terms of the 2023 Plan, subject to certain adjustments set forth therein. The 2023 Plan provides that the number of shares reserved and available for issuance under the 2023 Plan will automatically increase on the first day of each fiscal year beginning in 2024 and ending in 2033, equal to the lesser of (1) five percent (5%) of the shares of Better Home & Finance Class A common stock outstanding on the last day of the immediately preceding calendar year and (2) such smaller number of shares of Better Home & Finance Class A common stock as is determined by the Board or a committee of the Board; provided, however, that no more than 614,343,928 shares of common stock may be issued upon the exercise of incentive stock options. Shares issued or delivered under the 2023 Plan may consist of authorized but unissued shares, shares purchased on the open market or treasury shares.
The following counting provisions will be in effect for the share reserve under the 2023 Plan:
•to the extent that an award terminates, expires or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2023 Plan;
•to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2023 Plan, such tendered or withheld shares will be available for future grants under the 2023 Plan;
•to the extent shares subject to SARs are not issued in connection with the stock settlement of stock appreciation rights on exercise thereof, such shares will be available for future grants under the 2023 Plan;
•the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2023 Plan; and
•to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by any of Better Home & Finance’s subsidiaries will not be counted against the shares available for issuance under the 2023 Plan.
The 2023 Plan also provides that the sum of the grant date fair value of all equity-based awards and the maximum that may become payable pursuant to all cash-based awards under the 2023 Plan to any individual for services as a non-employee director during any calendar year may not exceed $1,000,000 for such non-employee director’s first year of service and $750,000 for each year thereafter.
Types of Awards
The 2023 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, RSUs, performance bonus awards, performance stock units, other stock-or cash-based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.
•Non-statutory Stock Options, or NSOs, provide for the right to purchase shares of Better Home & Finance common stock at a specified price that may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.
•Incentive Stock Options, or ISOs, will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of Better Home & Finance’s capital stock, the 2023 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.
•Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Holders of restricted stock, unlike recipients of stock options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse; however, dividends will not be released until restrictions are removed or expire.
•Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, RSUs may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.
•Stock Appreciation Rights may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of Better’s common stock over a set exercise price. The exercise price of any SAR granted under the 2023 Plan must be at least 100% of the fair market value of a share of Better Home & Finance’s common stock on the date of grant. SARs under the 2023 Plan will be settled in cash or shares of Better Home & Finance’s common stock, or in a combination of both, at the election of the administrator.
•Performance Bonus Awards and Performance Stock Units are denominated in cash or shares/unit equivalents, respectively, and may be linked to one or more performance or other criteria as determined by the administrator.
•Dividend Equivalents represent the right to receive the equivalent value of dividends paid on shares of Better Home & Finance’s common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are converted to cash or shares by such formula and such time as determined by the administrator. In addition, dividend equivalents with respect to an award subject to vesting will either (i) to the extent permitted by applicable law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related award.
•Other Stock or Cash-Based Awards are awards of cash, fully vested shares of Better Home & Finance’s common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Better Home & Finance’s common stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation otherwise payable to any individual who is eligible to receive awards, subject to compliance with or an exemption from Section 409A. The administrator will determine the terms and conditions of other stock or cash-based awards, which may include vesting conditions based on continued service, performance and/or other conditions.
Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.

Adjustments
In the event of any stock dividend or other distribution, stock split, reverse stock split, reorganization, combination or exchange of shares, merger, consolidation, split-up, spin-off, recapitalization, repurchase or any other corporate event affecting the number of outstanding shares or the share price of Better Home & Finance common stock that would require adjustments to the 2023 Plan or any awards under the 2023 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to the 2023 Plan and outstanding awards thereunder, which may include adjustments to: (i) the aggregate number and type of shares subject to the 2023 Plan; (ii) the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance goals or criteria with respect to such awards); and (iii) the grant or exercise price per share of any outstanding awards under the 2023 Plan; as well as granting new awards or making cash payments to participants. The administrator is also authorized to provide for the cancellation, exchange, accelerated vesting or exercisability, replacement or termination of outstanding awards in the event of a corporate transaction or event affecting Better Home & Finance or its financial statements or any change in applicable law or accounting principles.
Change in Control
In the event of a change in control (as defined in the 2023 Plan), to the extent that the successor entity does not assume or substitute outstanding awards, the administrator will cause all such awards to become fully vested and, if applicable, exercisable immediately prior to the consummation of such transaction, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met unless specifically provided otherwise under the applicable award agreement or otherwise determined by the administrator, and all forfeiture restrictions on such awards will lapse and, to the extent unexercised upon the consummation of such transaction, will be terminated in exchange for cash, rights or other property.
Amendment and Termination
The administrator may amend, suspend or terminate the 2023 Plan at any time and from time to time. However, we must generally obtain shareholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). Notwithstanding the foregoing, a stock option may be amended to reduce the per share exercise price below the per share exercise price of such stock options on the grant date and stock options may be granted in exchange for, or in connection with, the cancellation or surrender of stock options having a higher per share exercise price without receiving additional shareholder approval.
No ISOs may be granted pursuant to the 2023 Plan after the tenth anniversary of the effective date of the 2023 Plan, and no additional annual share increases to the 2023 Plan’s aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the 2023 Plan will remain in force according to the terms of the 2023 Plan and the applicable award agreement.
Foreign Participants, Claw-back Provisions, Transferability and Participant Payments
The plan administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address, among other things, differences in laws, rules, regulations or customs of such foreign jurisdictions. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Except as the plan administrator may determine or provide in an award agreement, awards under the 2023 Plan are generally non-transferable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2023 Plan, and exercise price obligations arising in connection with the exercise of stock options under the 2023 Plan, the plan administrator may, in its discretion, accept cash, wire transfer or check, shares of common stock that meet specified conditions, retaining shares being delivered pursuant to exercise of the award, a promissory note, a “market sell order,” such other consideration as the plan administrator deems suitable or any combination of the foregoing.

Employee Stock Purchase Plan
On August 22, 2023, the 2023 Employee Stock Purchase Plan (the “ESPP”) became effective, pursuant to which eligible employees may purchase shares of Better Home & Finance Class A common stock at a discounted rate. The ESPP is designed to allow eligible employees of Better Home & Finance to purchase shares of Better Home & Finance common stock with their accumulated payroll deductions. The Plan is intended to qualify under Section 423 of the Code. The material terms of the ESPP are summarized below. The purpose of the ESPP is to assist such employees in acquiring a stock ownership interest in Better Home & Finance to help such employees provide for their future security and to encourage such employees to remain in the employment of Better Home & Finance.
As of the date hereof, no options to purchase shares have been granted under the ESPP.
Administration
Subject to the terms and conditions of the ESPP, the Compensation Committee will administer the ESPP. The Compensation Committee can delegate administrative tasks under the ESPP to the services of an agent and/or employees to assist in the administration of the ESPP. The administrator will have the discretionary authority to administer and interpret the ESPP. Interpretations and constructions of the administrator of any provision of the ESPP or of any rights thereunder will be conclusive and binding on all persons. We will bear all expenses and liabilities incurred by the ESPP administration.
Shares Available for Awards
Better Home & Finance has reserved a total of 16,113,939 shares of Better Home & Finance Class A Common Stock for issuance pursuant to the ESPP, subject to certain adjustments set forth therein. The ESPP provides that the number of shares reserved and available for issuance under the 2023 Plan will automatically increase on the first day of each fiscal year beginning in 2024 and ending in 2033, equal to the lesser of (1) one percent (1%) of the shares of Better Home & Finance Class A common stock outstanding on the last day of the immediately preceding calendar year and (2) such smaller number of shares of Better Home & Finance Class A common stock as is determined by the Board; provided, however, no more than 120,854,543 shares of common stock may be issued under the ESPP. The shares reserved for issuance under the ESPP may be authorized but unissued shares, treasury shares or reacquired shares.
Eligibility
Employees eligible to participate in the ESPP for a given offering period generally include employees who are employed by us or one of Better Home & Finance’s designated subsidiaries on the first day of the offering period, or the enrollment date. Better Home & Finance’s employees (and, if applicable, any employees of Better Home & Finance’s subsidiaries) who customarily work less than five months in a calendar year or are customarily scheduled to work less than 20 hours per week will not be eligible to participate in the ESPP. Finally, an employee who after receiving an award under the ESPP would own (or be deemed to own through attribution) 5% or more of the combined voting power or value of all Better Home & Finance’s classes of stock or of one of Better Home & Finance’s subsidiaries will not be allowed to participate in the ESPP. Better Home & Finance has approximately 860 employees who may be eligible to receive awards under the ESPP depending on the offering terms the administrator sets for the ESPP.
Participation
Employees will enroll under the ESPP by completing a payroll deduction form permitting the deduction from their compensation of at least 1% of their compensation but not more than 15% of their compensation. Such payroll deductions may be expressed as either a whole number percentage or a fixed dollar amount, and the accumulated deductions will be applied to the purchase of shares on each purchase date.

Offering
Under the ESPP, participants are offered the option to purchase shares of Better Home & Finance common stock at a discount during a series of successive offering periods, the duration and timing of which will be determined by the ESPP administrator. However, in no event may an offering period be longer than 27 months in length.
The option purchase price will be the lower of 85% of the closing trading price per share of Better Home & Finance common stock on the first trading date of an offering period in which a participant is enrolled or 85% of the closing trading price per share on the purchase date.
Unless a participant has previously cancelled his or her participation in the ESPP before the purchase date, the participant will be deemed to have exercised his or her option in full as of each purchase date. Upon exercise, the participant will purchase the number of whole shares that his or her accumulated payroll deductions will buy at the option purchase price, subject to the participation limitations listed above.
A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period. Upon cancellation, the participant will have the option to either (i) receive a refund of the participant’s account balance in cash without interest or (ii) exercise the participant’s option for the current offering period for the maximum number of shares of common stock on the applicable purchase date, with the remaining account balance refunded in cash without interest. Following at least one payroll deduction, a participant may also decrease (but not increase) his or her payroll deduction authorization once during any offering period. If a participant wants to increase or decrease the rate of payroll withholding, he, she or they may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective.
A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to exercise an option or to receive shares of Better Home & Finance common stock under the ESPP, and during a participant’s lifetime, options in the ESPP will be exercisable only by such participant. Any such attempt at assignment, transfer, pledge or other disposition will not be given effect.
Adjustments
In the event of any increase or decrease in the number of issued shares of Better Home & Finance common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us, we will proportionately adjust the aggregate number of shares of Better Home & Finance common stock offered under the ESPP as well as the number of and price per share covered by each option under the ESPP. If there is a proposal to dissolve or liquidate us, then the ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, and any offering period then in progress will be shortened by setting a new purchase date to take place before the date of Better Home & Finance’s dissolution or liquidation, unless the administrator provides otherwise. We will notify each participant of such change in writing prior to the new exercise date. If we undergo a merger with or into another corporation or sell all or substantially all of Better Home & Finance’s assets, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or the parent or subsidiary of the successor corporation. If the successor corporation refuses to assume the outstanding options or substitute equivalent options, then any offering period then in progress will be shortened by setting a new purchase date to take place before the date of Better Home & Finance’s proposed sale or merger. We will notify each participant of such change in writing prior to the new exercise date.
Amendment and Termination
The Board may amend, suspend or terminate the ESPP at any time. However, the Board may not amend the ESPP without obtaining shareholder approval in the manner and to the extent required by applicable laws.

Perquisites and Other Personal Benefits
The Company’s NEOs are eligible to participate in our perquisites and benefits on the same basis as our employees, including health and welfare benefits and a 401(k) program. The Company previously offered its employees the opportunity to secure a loan to purchase a personal residence with Better. None of the NEOs were party to such a loan during 2022, and Better has since terminated such program.
Outstanding Equity Awards at Fiscal Year-End
The following table shows outstanding equity awards held by the NEOs as of December 31, 2022.

	Stock Option Awards						Stock Awards
Name	Number of securities underlying unexercised stock options exercisable (#)		Number of securities underlying unexercised stock options unexercisable (#)		Stock option exercise price ($)	Stock option expiration date	Number of shares or units of stock that have not vested(#)		Market value of shares of units of stock that have not vested($)(1)
Vishal Garg	6,000,000	(2)	—	(2)	$3.42	August 21, 2029	—		—
	2,000,000	(2)	—	(2)	$27.35	August 21, 2029	—		—
	—		—		—	—	83,334	(3)	$133,334
Kevin Ryan	62,500	(4)	937,500	(4)	$3.41	December 12, 2032	—		—
	—		—		—	—	60,938	(5)	$97,501
	—		—		—	—	541,750	(3)	$866,800
Paula Tuffin	—		—		—	—	500,000	(6)	$800,000
	—		—		—	—	22,917	(3)	$36,667
Nicholas Calamari	—		—		—	—	500,000	(6)	$800,000
__________________
(1)Amounts in this column were calculated by multiplying the number of restricted stock awards and shares of our common stock underlying awards of RSUs by $1.60 per share, which was the fair market value of our common stock as of December 31, 2022 as determined by the Board in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, which we believe most accurately represents the market value of our shares of common stock as of December 31, 2022 in accordance with Item 402 of Regulation S-K. For illustrative purposes, for the year ending December 31, 2022, the market value of restricted stock awards and RSUs that have not vested at the implied Business Combination deal price of approximately $30.00 per Company share pre-merger would approximately be as follows: $2.5 million for Vishal Garg, $18.1 million for Kevin Ryan, $15.7 million for Paula Tuffin, and $15.0 million for Nicholas Calamari.
(2)The unvested stock options set forth in this column vest in equal monthly installments over the four years following the grant date, August 21, 2019, subject to Mr. Garg’s continued employment through each vesting date. The unvested stock options in this column may, in accordance with the terms of the applicable award agreement, be exercised prior to the date upon which the stock option is vested. Upon such an “early exercise,” the holder thereof is delivered restricted stock which, as described further in footnote (2) below, is generally subject to restrictions that lapse in accordance with the vesting schedule applicable to the original stock option award.
(3)These represent restricted stock awards that were delivered to the holder upon the early exercise of stock options as permitted under the terms of the applicable stock option award agreement. The shares of restricted stock delivered upon an early exercise are, pursuant to the terms of the applicable restricted stock award agreement, subject to the same vesting schedule as applicable to the original stock option award (i.e., vesting in equal monthly installments over a period of four years, subject to continued employment). In the event that the holder terminates employment prior to the vesting date, Better has the option to repurchase any unvested restricted shares subject to the award, as described above under “Employee Loan Program.” Mr. Garg fully vested in his outstanding restricted stock awards on January 1, 2023.
(4)The unvested stock options set forth in this column were granted on December 12, 2022 and will vest in equal monthly installments over a period of four years, subject to Mr. Ryan’s continued employment through each vesting date.
(5)The RSUs set forth in this column were granted on March 1, 2022 and will vest in equal quarterly installments over a period of two years, subject to the holder’s continued employment through each vesting date.
(6)The time-vesting condition of the RSUs set forth in this column vest as follows: 14/48ths of the RSUs will vest on the grant date and will vest in equal monthly installments thereafter over the following three years, subject to the holder’s continued employment through each vesting date. The liquidity-vesting condition of the RSUs will be satisfied upon a Change in Control (as defined in the 2017 Plan) or an initial public offering of the Company and such condition was satisfied upon the Closing.

Executive Compensation Arrangements
Employment and Offer Letter Agreements
The Company enters into offer letter agreements with certain executive officers from time to time. Signatories to these offer letters must also execute a Proprietary Information Agreement and Security Policy in order to accept employment. The Company does not have an employment agreement or offer letter with Mr. Garg.
Employment Agreement with Kevin Ryan
Mr. Ryan is party to an employment agreement with the Company, dated as of April 5, 2022 (the “Ryan Employment Agreement”), which is filed as an exhibit to the registration statement of which the prospectus forms a part. The Ryan Employment Agreement provides for a base salary of $1,000,000 and an annual target bonus of 100% of his base salary. The Ryan Employment Agreement provides Mr. Ryan and his qualified dependents with benefits programs offered by the Company. In connection with entry to the Ryan Employment Agreement, Mr. Ryan entered into a Proprietary Information and Inventions Agreement, pursuant to which Mr. Ryan must keep confidential all sensitive information about customers learned in the course of employment.
Retention Agreement with Kevin Ryan
On August 18, 2022, in recognition of his continued service to Better, Mr. Ryan received a one-time retention award in the form of a forgivable loan of $6,000,000, with an annual compounding interest rate of 3.5%, which is attached to the registration statement of which the prospectus forms a part. The retention award provided that, subject to Mr. Ryan’s active employment by Better and status of good standing on each of December 1, 2023, December 1, 2024, December 1, 2025 and December 1, 2026, the principal and compound interest of the loan would be forgivable on each such dates. However, the loan was required to be forgiven if it would violate applicable law, including Section 402 of the Sarbanes-Oxley Act of 2002 as implemented in Section 13(k) of the Exchange Act. Upon the Closing, Better became Better Home & Finance and became subject to Section 402 of the Sarbanes-Oxley Act of 2002, which rendered maintaining this loan unlawful. Accordingly, the Company forgave this loan in connection with the Closing in order for Better Home & Finance to be in compliance with Section 402 of the Sarbanes-Oxley Act of 2002 as implemented in Section 13(k) of the Exchange Act. For more information, see “Better Holdco and Subsidiaries Consolidated Financial Statements—Notes to Consolidated Financial Statements—Note 9. Prepaid Expenses and Other Assets—Prepaid Compensation Asset.” Because no portion of the loan was forgiven in 2022, there are no amounts reported in the Summary Compensation Table above with respect to this loan.
Employment Agreement with Paula Tuffin
Ms. Tuffin is party to an employment agreement with the Company, dated as of October 18, 2022, (the “Tuffin Employment Agreement”), which is attached to the registration statement of which this prospectus forms a part. The Tuffin Employment Agreement provides for a base salary of $750,000 and an annual target bonus of 100% of her base salary. The Tuffin Employment Agreement provides for the grant of 500,000 RSUs to Ms. Tuffin under the 2017 Plan, subject to a time-vesting and liquidity-vesting condition. The Tuffin Employment Agreement provides Ms. Tuffin and her qualified dependents with benefits programs offered by the Company. In connection with entry to the Tuffin Employment Agreement, Ms. Tuffin entered into a Proprietary Information and Inventions Agreement, pursuant to which Ms. Tuffin must keep confidential all sensitive information about customers learned in the course of employment.
Employment Agreement with Nicholas Calamari
Mr. Calamari is party to an employment agreement with the Company, dated as of October 18, 2022, (the “Calamari Employment Agreement”), which is attached to the registration statement of which this prospectus forms a part. The Calamari Employment Agreement provides for a base salary of $750,000 and an annual target bonus of 100% of his base salary. The Calamari Employment Agreement provides for the grant of 500,000 RSUs to Mr. Calamari under the 2017 Plan, subject to a time-vesting and liquidity-vesting condition. The Calamari Employment Agreement provides Mr. Calamari and his qualified dependents with benefits programs offered by the Company. In connection with entry to the Calamari Employment Agreement, Mr. Calamari entered into a Proprietary Information and Inventions Agreement, pursuant to which Mr. Calamari must keep confidential all sensitive information about customers learned in the course of employment.
Transaction Bonuses
In connection with the Business Combination, Better Home & Finance awarded transaction bonuses of $17 million in the aggregate to certain employees in September 2023, as contemplated by the Merger Agreement (each, a “Transaction Bonus”), including to the NEOs. Messrs. Garg, Ryan and Calamari received Transaction Bonuses in the amount of $9.7 million, $2.95 million and $120,000 respectively, and Ms. Tuffin received a Transaction Bonus in the amount of $200,000. Each Transaction Bonus is payable in two installments: 50% of the Transaction Bonus is payable in cash no later than fifteen (15) days following the recipient’s entry into the Transaction Bonus Agreement and the remaining 50% is payable within fifteen (15) days after Better Home & Finance publicly discloses its financial results for the quarter in which the end of the Retention Period occurs. “Retention Period” is defined as the last day of the second consecutive quarter in which Better Home & Finance achieves positive non-GAAP operating cash flow, as determined in the sole discretion of Better Home & Finance. In the event Better Home & Finance does not achieve positive operating cash flow on or prior to September 30, 2028, the unpaid portion of the Transaction Bonus will be forfeited for no consideration. Because no portion of the Transaction Bonuses were paid in 2022, there are no amounts reported in the Summary Compensation Table above with respect to such Transaction Bonuses.
Potential Payments upon Termination or Change in Control
The following discussion summarizes the arrangements, agreements and policies of Better relating to potential payments to our NEOs upon a termination of employment or a change in control.
Termination Benefits Under Executive Employment Agreements
In 2022, Better entered into public company-style employment agreements with certain executive officers, including Messrs. Ryan and Calamari and Ms. Tuffin. These employment agreements, provide for contractual severance protection upon qualifying terminations of employment. Better does not have an employment agreement or offer letter with Mr. Garg.
Upon a termination of employment without cause or for good reason, each of Messrs. Ryan and Calamari and Ms. Tuffin will be eligible to receive (i) a lump sum cash payment equal to 1.0 base salary for Messrs. Ryan and Calamari and Ms. Tuffin, (ii) cash bonus for the year of termination, based on target performance and pro-rated based on the number of days of actual employment during the applicable performance period and (iii) 12 months of benefits continuation. Additionally, outstanding and unvested equity awards subject to time-based vesting and scheduled to vest during the 6 month period following the date of termination for Mr. Ryan and during the 12 month period following the date of termination for Ms. Tuffin and Mr. Calamari, will continue to vest and any options and stock appreciation rights will become exercisable, subject to continued compliance with Better’s Confidential Information, Invention Assignment and Arbitration Agreement. Any outstanding and unvested equity awards subject to performance-vesting will be treated in accordance with the terms of the 2023 Plan and the applicable award agreement.
Severance and termination benefits payable pursuant to the employment agreements generally are subject to the executive’s execution of a separation and general release agreement and continued compliance with post-closing covenants including non-competition and non-solicitation covenants that continue for 12 months following a termination of employment.
Executive Change in Control Plan
In March 2022, Better adopted an Executive Change in Control Plan (the “CIC Plan”) to ensure that Better will have the continued dedication of key executives of Better, including each of Messrs. Garg, Ryan and Calamari and Ms. Tuffin (together, with the other participants, the “Participants”), by providing market-competitive severance benefits to members of senior management who experience a termination of employment without cause or a resignation by the participant for good reason in connection with or following a change in control. The Closing does not constitute a change in control under the CIC Plan, which is attached to the registration statement of which this prospectus forms a part.
Under the CIC Plan, if a Participant is terminated without “cause” or for “good reason” (each as defined in the CIC Plan) during the 3 months prior to and the 12 months following a change in control, the Participant will be eligible to receive: (i) a lump sum cash payment equal to the product of his or her then-current base salary times his or her respective severance multiplier (2X for Mr. Garg and 1.5X for Messrs. Ryan and Calamari and Ms. Tuffin); (ii) a lump sum cash payment equal to the Participant’s annual target bonus, pro-rated based on the number of days of employment during the applicable performance period; (iii) continuation of benefits coverage for a period of 12 months (18 months for Mr. Garg); and (iv) full accelerated vesting of all outstanding equity awards held by the Participant on the termination date, with any awards subject to performance-based vesting deemed achieved at 100% of target performance, as applicable.
The payments and benefits under the CIC Plan are subject to the Participant signing a release of claims in the form used by Better immediately prior to the change in control and agreeing not to compete against the company, or solicit our customers and employees, for so long as the Participant is receiving benefits under the plan. If any payment under the plan would cause a Participant to become subject to the excise tax imposed under Section 4999 of the Code, then payments and benefits will be reduced to the amount that would not cause the Participant to be subject to the excise tax if such a reduction would put the Participant in a better after-tax position than if the Participant were to pay the tax.
Director Compensation
Better has not historically maintained a formal non-employee director compensation program but has made grants of RSUs and stock options to non-employee directors when deemed appropriate. Better Home & Finance intends to approve and implement a compensation program for its non-employee directors.
Chairman Agreement with Harit Talwar
Mr. Talwar is party to an offer letter with the Company, dated as of April 27, 2022, in connection with his appointment as the chairman of the Board, commencing on May 1, 2022 (the “Talwar Effective Date”). Pursuant to the terms of this offer letter, Mr. Talwar is entitled to $350,000 in cash and an additional sum of $175,000 in cash per year. In addition, Mr. Talwar is entitled to a grant of 1,620,000 RSUs under the 2017 Equity Incentive Plan, 810,000 of which will vest in equal installments quarterly over the four years following the Talwar Effective Date and 810,000 of which will vest (i) subject to Mr. Talwar’s continuous services through the six month anniversary of the Talwar Effective Date and (ii) subject to the achievement of performance conditions which provide that 270,000 RSUs will vest at a $5.50 post-closing stock price, 270,000 RSUs will vest at an $11.00 post-closing stock price and 270,000 RSUs will vest at a $16.50 post-closing stock price, in each case, measured based on the 45-day trailing average closing stock price. In the event Mr. Talwar’s death or disability, any unvested time-vesting RSUs will continue to vest until they are settled and any performance-vesting RSUs will continue to vest as to time on the time-vesting date and remain eligible to vest as to performance for the three years after termination. In the event Mr. Talwar leaves the Board at the Board or stockholders’ initiative, any performance-vesting RSUs will vest as to time at termination and remain eligible to vest as to performance for two years after termination and (i) if such termination is prior to the second anniversary of the Effective Date, 50% of any outstanding time-vesting RSUs will vest at termination and (ii) any unvested time-vesting RSUs not vesting pursuant to (i) will be forfeited. In connection with entry to the offer letter, Mr. Talwar entered into the Company’s standard indemnification agreement and is entitled to coverage under the Company’s directors’ and officers’ liability insurance policy.

2022 Director Compensation Table
The following table sets forth all of the compensation awarded to, earned by or paid to Better’s non-employee directors during 2022. The non-employee directors did not receive cash compensation during 2022 other than as set forth below, and there was no director compensation policy in place beyond the awards set forth in the following table.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Option Awards ($)(1)(2)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Harit Talwar	350,000	—	5,524,200	—	5,874,200
__________________
(1)All Other Non-Executive Directors during 2022 include Aaron Schildkrout, Dinesh Chopra, Michael Farello, Rajeev Date, Riaz Valani, Steven Sarracino and Zachary Frankel. Our Non-Executive Directors, other than Mr. Talwar, did not receive any compensation in 2022 and as of December 31, 2022, our Non-Executive Directors held the following equity awards: Mr. Schildkrout: 526,386 stock options and 83,334 restricted shares and Mr. Talwar: 1,620,000 RSUs.
(2)The amounts in this column represent the aggregate grant date fair value of awards or equity plan compensation computed in accordance with FASB Accounting Standards Codification Topic 718. Assumptions used in the calculation of these amounts are described in Note 16 to Better’s consolidated financial statements included in this prospectus.

DESCRIPTION OF SECURITIES
The following description of the material provisions of our securities reflects the current state of affairs, is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to our Amended and Restated Charter, the Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read the applicable provisions of Delaware law as well as the Amended and Restated Charter, the Bylaws and the warrant-related documents described herein carefully and in their entirety because they describe the rights and preferences of our securities.
Authorized Capitalization
General
The total amount of 3,400,000,000 authorized capital stock consists of 1,800,000,000 shares of Better Home & Finance Class A common stock, par value $0.0001 per share, 700,000,000 shares of Better Home & Finance Class B common stock, par value $0.0001 per share, 800,000,000 shares of Better Home & Finance Class C common stock, par value $0.0001 per share and 100,000,000 shares of Better Home & Finance preferred stock, par value $0.0001 per share. As of December 1, 2023, Better Home & Finance has 359,001,627 shares of Better Home & Finance Class A common stock, 320,301,784 shares of Better Home & Finance Class B common stock, and 71,877,283 shares of Better Home & Finance Class C common stock outstanding. All shares of Better Home & Finance common stock are fully paid and non-assessable.
Better Awards
Better RSUs, Better Restricted Stock Awards and Better Options outstanding as of immediately prior to the effective time of the First Merger converted into Better Home & Finance RSUs, Better Home & Finance Restricted Stock Awards and Better Home & Finance Options, respectively. Accordingly, as of December 1, 2023 there were 64,670,148 shares of Better Home & Finance Class B common stock issuable upon the exercise of outstanding Better Home & Finance Options and underlying outstanding Better Home & Finance RSUs.
As of September 30, 2023, the following awards were outstanding under the 2016 Plan: stock options covering 1,212,059 shares of Better Home & Finance Class B common stock.
The 2017 Plan allows us to provide incentive stock options, within the meaning of Section 422 of the Code, non-statutory stock options, stock appreciation rights, restricted stock awards and RSUs, or each, an award, to eligible employees, directors, and consultants of Better or a subsidiary of Better, or each, a participant; in the case of incentive stock options, to eligible employees only. As of September 30, 2023, the following awards were outstanding under the 2017 Plan: stock options covering 42,271,091 shares of Better Home & Finance Class B common stock and RSUs covering 34,782,254 shares of Better Home & Finance Class B common stock. As of the Closing Date, Better ceased granting awards under the 2017 Plan. Any awards granted under the 2017 Plan will remain subject to the terms of the 2017 Plan and any shares of Better common stock underlying such awards that expire, lapse or are terminated or converted will again be available for issuance under the 2023 Incentive Equity Plan.
Better Home & Finance Warrants
6,075,047 redeemable public warrants to acquire shares of Aurora, together with 3,733,358 private warrants to acquire shares of Aurora, have converted into Warrants to acquire shares of Better Home & Finance Class A common stock. As contemplated by the Sponsor Agreement, dated as of May 10, 2021, by and among Aurora and Sponsor (as amended, the “Letter Agreement”), Sponsor forfeited 1,715,014 Private Placement Warrants, effective as of the Closing Date, which comprised fifty percent of the Private Placement Warrants held by Sponsor on May 10, 2021.

Preferred Stock
The Board of Better Home & Finance has authority to issue shares of Better Home & Finance preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series, all to the fullest extent permitted by the DGCL. The number of authorized shares of Better Home & Finance preferred stock may also be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of Better Home & Finance without a separate vote of the holders of the preferred stock. The issuance of Better Home & Finance preferred stock could have the effect of decreasing the trading price of Better Home & Finance common stock, restricting dividends on Better Home & Finance capital stock, diluting the voting power of Better Home & Finance common stock, impairing the liquidation rights of Better Home & Finance capital stock, or delaying or preventing a change in control of Better Home & Finance.
Common Stock
Better Home & Finance has three classes of authorized common stock, Class A common stock, Class B common stock and Class C common stock. Better Home & Finance has issued and, unless Better Home & Finance’s board of directors determines otherwise, will issue all of its capital stock in uncertificated form.
Voting Rights
Each holder of Better Home & Finance Class A common stock is entitled to one vote per share, and holders of Better Home & Finance Class B common stock are entitled to three votes per share, on each matter submitted to a vote of shareholders, as provided by the Amended and Restated Charter. Except as otherwise required by applicable law or the Amended and Restated Charter, holders of Better Home & Finance Class C common stock will not be entitled to vote on any matter submitted to a vote of shareholders. The holders of Better Home & Finance Class A common stock and Better Home & Finance Class B common stock will generally vote together as a single class on all matters (including the election of directors) submitted to a vote of Better Home & Finance shareholders, unless otherwise required by applicable law or the Amended and Restated Charter. The holders of Better Home & Finance Class A common stock and Better Home & Finance Class B common stock will not be entitled to vote on any amendment to the Amended and Restated Charter that relates solely to the terms of one or more outstanding series of Better Home & Finance preferred stock if the holders of such affected shares are entitled, either separately or as a class with the holders of one or more other such series, to vote thereon.
The Bylaws provide that the holders of a majority of the Better Home & Finance capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the shareholders for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Amended and Restated Charter, the holders of a majority of the voting power of the shares of such class or classes or series of stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, will constitute a quorum entitled to take action with respect to the vote on such matter. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Bylaws or the Amended and Restated Charter, and except for the election of directors in contested elections, which is determined by a plurality vote. There are no cumulative voting rights.
Conversion
Each outstanding share of Better Home & Finance Class B common stock is convertible at any time at the option of the holder into one share of Better Home & Finance Class A common stock or Better Home & Finance Class C common stock. In addition, each share of Better Home & Finance Class B common stock will convert automatically into one share of Better Home & Finance Class A common stock upon any transfer, whether or not for value, which occurs after the completion of the Business Combination, except for certain permitted transfers described herein and further described in the Amended and Restated Charter. Once converted into Better Home & Finance Class A common stock, the Better Home & Finance Class B common stock will not be reissued. In addition, all the outstanding shares of Better Home & Finance Class B common stock will convert automatically into one share of Better Home & Finance Class A common stock on (i) the trading day falling on or immediately after the date on which the number of shares of Better Home & Finance Class B common stock outstanding ceases to be at least 5% of the total number of the then-outstanding shares of common stock, (ii) the trading day falling on or immediately after the date of the affirmative vote of the holders of Better Home & Finance Class B common stock representing at least 85% of the voting power of the then-outstanding shares of Better Home & Finance Class B common stock, voting as a single class, elect to convert all the then-outstanding shares of Better Home & Finance Class B common stock to Better Home & Finance Class A common stock; and (iii) any trading day specified by the Board no less than 60 and no more than 180 days following the date of the death or Permanent Disability (as defined in the Amended and Restated Charter) of the Better Founder and CEO, Mr. Garg (the date on which no shares of Better Home & Finance Class B common stock remain outstanding, the “Final Class B Conversion Date”).
Each outstanding share of Better Home & Finance Class C common stock is convertible at any time at the option of the holder into one share of Better Home & Finance Class A common stock. Following the Final Class B Conversion Date, on the date or time specified by (i) the holders of a majority of the then-outstanding Better Home & Finance Class C common stock, voting as a separate class, or (ii) two-thirds of Better Home & Finance’s board of directors, each outstanding share of Better Home & Finance Class C common stock will automatically convert into one share of Better Home & Finance Class A common stock. In addition, each share of Better Home & Finance Class C common stock will automatically convert into one share of Better Home & Finance Class A common stock upon any transfer, except for certain permitted transfers, whether or not for value as described herein and further described in the Amended and Restated Charter.
Dividend Rights
Each holder of shares of Better Home & Finance common stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of Better Home & Finance’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Better Home & Finance preferred stock, if any, and any contractual limitations on Better Home & Finance’s ability to declare and pay dividends.
Other Rights
Each holder of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock is subject to, and may be adversely affected by, the rights of the holders of any series of Better Home & Finance preferred stock that Better Home & Finance may designate and issue in the future. Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock are not entitled to preemptive rights and are not subject to conversion (except as noted above), redemption, or sinking fund provisions.
Liquidation Rights
If Better Home & Finance is involved in voluntary or involuntary liquidation, dissolution or winding-up of Better Home & Finance’s affairs, or a similar event, each holder of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Better Home & Finance preferred stock, if any, then outstanding.
Change of Control Transactions
The holders of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock will be treated equally and identically with respect to shares of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock owned by them on any distribution or payment in respect of the shares of such class upon the merger or consolidation of Better Home & Finance with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the class treated differently, voting separately as a class; provided, however, that shares of one such class may receive different consideration in connection with such merger, consolidation or other transaction if the only difference is that any securities received by such holders have rights and obligations substantially similar to those set forth in the Amended and Restated Charter, including that the holders of a share of Better Home & Finance Class B common stock has three times the voting power of any securities distributed to the holders of a share of Better Home & Finance Class A common stock and any securities received by the holders of Better Home & Finance Class C common stock have no voting power except as otherwise required by applicable law or consistent with the Amended and Restated Charter. In general, consideration to be paid or received by a holder of Better Home & Finance common stock in connection with any such asset sale, consolidation, merger, or reorganization under any employment, consulting, severance, or other compensatory arrangement will be disregarded for the purposes of determining whether holders of common stock are treated equally and identically.
Better Home & Finance Warrants
As of December 1, 2023, there were 9,808,405 Warrants, including 3,733,358 Private Warrants outstanding, which entitle the holder to acquire Better Home & Finance Class A common stock. Each whole Warrant entitles the registered holder to purchase one whole share of Better Home & Finance Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the consummation of the Business Combination (which for the avoidance of doubt was September 21, 2023). Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Better Home & Finance Class A common stock. The Warrants will expire on August 22, 2028, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Better Home & Finance Class A common stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Better Home & Finance Class A common stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue shares of Better Home & Finance Class A common stock upon exercise of a Warrant unless the Better Home & Finance Class A common stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the share of Better Home & Finance Class A common stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than thirty (30) business days after the consummation of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Better Home & Finance Class A common stock issuable upon exercise of the Warrants. The registration statement, of which this prospectus forms a part, registers the shares of the Better Home & Finance Class A common stock issuable upon exercise of the Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement; provided that if Better Home & Finance Class A common stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of the Better Home & Finance Class A common stock issuable upon exercise of the Warrants is not effective by the sixtieth (60th) day after the consummation of the Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants when the price per share of Better Home & Finance Class A common stock equals or exceeds $18.00.
Once the Warrants become exercisable, we may call the Warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per Warrant;
•upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and
•if, and only if, the reported last sales price of our Better Home & Finance Class A common stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant holders.
We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of the Better Home & Finance Class A common stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Better Home & Finance Class A common stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the public shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 Warrant exercise price after the redemption notice is issued.
Redemption of Warrants when the price per share of Better Home & Finance Class A common stock equals or exceeds $10.00
Once the Warrants become exercisable, we may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Better Home & Finance Class A common stock (as defined below) except as otherwise described below; and
•if, and only if, the closing price of our Better Home & Finance Class A common stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “—Public Warrants—Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the Warrant holders.
Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of Better Home & Finance Class A common stock that a Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our

Better Home & Finance Class A common stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on volume weighted average price of our Better Home & Finance Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

	Fair Market Value of Class A Ordinary Shares
Redemption Date (period to expiration of warrants)	≤ $10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Better Home & Finance Class A common stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Better Home & Finance Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.50 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.2855 Better Home & Finance Class A common stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Better Home & Finance Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 Better Home & Finance Class A common stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Better Home & Finance Class A common stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are “out of the money” (i.e., the trading price of our Better Home & Finance Class A common stock is below the exercise price of the Warrants) and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Better Home & Finance Class A common stock.
This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which only provide for a redemption of Warrants for cash (other than Private Warrants) when the trading price for the Better Home & Finance Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Better Home & Finance Class A common stock are trading at or above $10.00 per public share, which may be at a time when the trading price of our Better Home & Finance Class A common stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants when the price per share of Better Home & Finance Class A common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders.
As stated above, we can redeem the Warrants when shares of Better Home & Finance Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when shares of Better Home & Finance Class A common stock are trading at a price below the exercise price of the Warrants, this could result in the warrant holders receiving fewer shares of Better Home & Finance Class A common stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Better Home & Finance Class A common stock if and when such shares of Better Home & Finance Class A common stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Better Home & Finance Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Better Home & Finance Class A common stock to be issued to the holder.

Redemption Procedures
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Better Home & Finance Class A common stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
If the number of outstanding shares of Better Home & Finance Class A common stock is increased by a share capitalization, a share dividend payable in shares of Better Home & Finance Class A common stock, a split-up of Better Home & Finance Class A common stock or other similar event, then, on the effective date of such share capitalization, dividend, split-up or similar event, the number of shares of Better Home & Finance Class A common stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Better Home & Finance Class A common stock. A rights offering to holders of Better Home & Finance Class A common stock entitling holders to purchase shares of Better Home & Finance Class A common stock at a price less than the fair market value will be deemed a share dividend of a number of shares of Better Home & Finance Class A common stock equal to the product of  (i) the number of shares of Better Home & Finance Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Better Home & Finance Class A common stock) and (ii) the quotient of  (x) the price per share of Better Home & Finance Class A common stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Better Home & Finance Class A common stock, in determining the price payable for shares of Better Home & Finance Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Better Home & Finance Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which shares of Better Home & Finance Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of Better Home & Finance Class A common stock on account of such shares of Better Home & Finance Class A common stock, other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Better Home & Finance Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Better Home & Finance Class A common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of Better Home & Finance Class A common stock in connection with the Business Combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Better Home & Finance Class A common stock in respect of such event.
If the number of outstanding shares of Better Home & Finance Class A common stock is decreased by a consolidation, combination, or reclassification of shares of Better Home & Finance Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of shares of Better Home & Finance Class A common stock issuable on exercise of each Warrant, as applicable, will be decreased in proportion to such decrease in outstanding shares of Better Home & Finance Class A common stock.
Whenever the number of shares of Better Home & Finance Class A common stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Better Home & Finance Class A common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Better Home & Finance Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Better Home & Finance Class A common stock (other than those described above or that solely affects the par value of such share of Better Home & Finance Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Better Home & Finance Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Better Home & Finance Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a liquidation following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Better Home & Finance Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.
The Warrants have been issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. In connection with the consummation of the Business Combination, Computershare Trust Company, N.A. assumed the role of transfer agent and registrar for Better Home & Finance common stock and warrant agent for the Warrants. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Warrants (including Private Warrants) to make any change that adversely affects the interests of the registered holders. You should review a copy of the Warrant Agreement and the Assignment, Assumption and Amendment Agreement, dated August 22, 2023, by and among Aurora, Continental Stock Transfer & Trust Company and Computershare Trust Company, N.A., which are filed as exhibits to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Warrants.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Better Home & Finance Class A common stock and any voting rights until they exercise their Warrants and receive shares of Better Home & Finance Class A common stock. After the issuance of shares of Better Home & Finance Class A common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Better Home & Finance Class A common stock to be issued to the Warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Warrants
Private Warrants (including the shares of Better Home & Finance Class A common stock issuable upon exercise of the Private Warrants) became freely transferable, assignable and salable on September 21, 2023 and are not redeemable by us so long as they are held by such persons or their respective permitted transferee. The Sponsor, directors and officers or their permitted transferees have the option to exercise the Private Warrants on a cashless basis. Except as described herein, the Private Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Warrants are held by a holder other than the Sponsor or its permitted transferees, such warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Private Warrants for that number of shares of Better Home & Finance Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Better Home & Finance Class A common stock underlying the Private Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Private Warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of shares of Better Home & Finance Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise of the Private Warrants is sent to the warrant agent.
Anti-takeover Effects of the Amended and Restated Charter and the Bylaws
The Amended and Restated Charter and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Better Home & Finance. Better Home & Finance expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Better Home & Finance to first negotiate with the Board, which Better Home & Finance believes may result in an improvement of the terms of any such acquisition in favor of Better Home & Finance’s shareholders. However, they also give the Board the power to discourage mergers that some shareholders may favor.
Multiple Classes of Common Stock
As described above, the Amended and Restated Charter provides for a multiple class common stock structure pursuant to which holders of Better Home & Finance Class B common stock have the ability to control the outcome of matters requiring shareholder approval, even if they own significantly less than a majority of the shares of outstanding Better Home & Finance common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of Better Home & Finance or Better Home & Finance’s assets. Current investors, executives, and employees, including the Better Founder and CEO, have the ability to exercise significant influence over those matters.
Special Meetings of Shareholders
The Amended and Restated Charter provides that a special meeting of shareholders may be called only by (a) the Chairperson of the Board, (b) the Chief Executive Officer, (c) the Lead Independent Director (as defined in the Bylaws) or (d) any two directors, and may not be called by any other person or persons; provided, that at any time before the Final Class B Conversion Date, special meetings of the shareholders of Better Home & Finance will also be promptly called by the Chairperson of the Board, the Chief Executive Officer or the Lead Independent Director upon the written request of the holders of at least 50% in voting power of the stock of Better Home & Finance entitled to vote generally in the election of directors.

Action by Written Consent
The Amended and Restated Charter provides that, after the date on which the number of shares of Class B common stock outstanding cease to be at least 15% of the total number of the then-outstanding shares of common stock, any action required or permitted to be taken by the shareholders must be effected at an annual or special meeting of the shareholders, and may not be taken by written consent in lieu of a meeting.
Shareholders Not Entitled to Cumulative Voting
The Amended and Restated Charter does not permit shareholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding voting power of Better Home & Finance common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.
Delaware Anti-takeover Statute
Better Home & Finance is not subject to Section 203 of the DGCL, an anti-takeover law.
Limitations on Liability and Indemnification of Officers and Directors
The Amended and Restated Charter and Bylaws provide that Better Home & Finance will indemnify Better Home & Finance’s directors to the fullest extent authorized or permitted by applicable law. Better Home & Finance entered into agreements to indemnify Better Home & Finance’s directors, executive officers and other employees as determined by the Board, substantially in the form of the Form of Indemnification Agreement to the registration statement of which this prospectus forms a part. Under the Bylaws, Better Home & Finance is required to indemnify each of Better Home & Finance’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or executive officer of Better Home & Finance or was serving at Better Home & Finance’s request as a director, officer, employee or agent for another entity. Better Home & Finance must indemnify Better Home & Finance’s directors and executive officers against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Better Home & Finance, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Bylaws also require Better Home & Finance to advance expenses (including attorneys’ fees) incurred by a director or officer in defending such action, suit or proceeding, provided that, if the DGCL so requires, such advancement will be made only upon an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses. Any claims for indemnification by Better Home & Finance directors and officers may reduce Better Home & Finance’s available funds to satisfy successful third-party claims against Better Home & Finance and may reduce the amount of money available to Better Home & Finance.
Exclusive Jurisdiction of Certain Actions
The Amended and Restated Charter provides that, unless Better Home & Finance consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) is the exclusive forum for: (1) any derivative action or proceeding brought on Better Home & Finance’s behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Better Home & Finance to Better Home & Finance or its shareholders; (3) any action arising pursuant to any provision of the DGCL or the Amended and Restated Charter or the Bylaws (as either may be amended from time to time); or (4) any action asserting a claim governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.
While the Delaware courts have determined that such choice of forum provisions are facially valid, a shareholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Amended and Restated Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
Transfer Agent and Warrant Agent
The transfer agent for Better Home & Finance common stock and the warrant agent for the Warrants is Computershare Trust Company, N.A.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to the Company regarding the beneficial ownership of shares of Better Home & Finance common stock as of December 1, 2023 by:
•each person known to the Company to be the beneficial owner of more than 5% of any class of the outstanding Better Home & Finance common stock;
•each of the Company’s named executive officers and directors;
•all executive officers and directors of the Company as a group.
The beneficial ownership of shares of Better Home & Finance common stock is based on (i) 359,001,627 shares of Better Home & Finance Class A common stock, (ii) 320,301,784 shares of Better Home & Finance Class B common stock and (iii) 71,877,283 shares of Better Home & Finance Class C common stock issued and outstanding as of the December 1, 2023. Voting power represents the combined voting power of shares of Better Home & Finance Class A common stock and Class B common stock owned beneficially by such person. On all matters to be voted upon, holders of shares of Better Home & Finance Class A common stock and Better Home & Finance Class B common stock vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by law. Holders of Better Home & Finance Class A common stock are entitled to one vote per share, while holders of Better Home & Finance Class B common stock are entitled to three votes per share on all matters submitted to the stockholders for their vote or approval. Holders of Better Home & Finance Class C common stock are not entitled to voting rights with respect to such shares.
Beneficial ownership for the purposes of the following tables is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares of Better Home & Finance Class A Common Stock	% of Better Home & Finance Class A Common Stock	Number of Shares of Better Home & Finance Class B Common Stock	% of Shares of Better Home & Finance Class B Common Stock	Number of Shares of Better Home & Finance Class C Common Stock	% of Shares of Better Home & Finance Class C Common Stock	% of Total Voting Power
5% Holders
Novator Capital Sponsor Ltd.(2)(16)	48,098,201	13.3%					3.6%
SVF Beaver II (DE) LLC(3)			55,188,435	17.2%	6,877,283	9.6%	12.5%
BHFHC Distribution Trust(3)					65,000,000	90.4%	—%
Entities Affiliated with Vishal Garg(4)			100,943,968	29.3%			22.9%
Entities Affiliated with Riaz Valani(5)			52,846,441	16.5%			12.0%
Entities Affiliated with Activant Capital Group LLC(6)			61,306,253	19.1%			13.9%
LCG4 Best, L.P. (7)			23,203,001	7.2%			5.3%
Pine Brook Capital Partners II, LP(8)	49,783,028	13.9%					3.8%
Directors and Executive Officers of Better Home & Finance
Vishal Garg(4)			100,943,968	29.3%			22.9%
Riaz Valani(5)			52,846,441	16.5%			12.0%
Nicholas Calamari(9)			9,286,911	2.9%			2.1%
Kevin Ryan(10)			1,535,901	*			*
Paula Tuffin(13)			1,752,403	*			*
Arnaud Massenet(11)	1,429,688	*					*
Prabhu Narasimhan (12)	890,625	*					*
Steven Sarracino(6)(14)			61,306,253	19.1%			13.9%
Michael Farello			—	—%			—%
Harit Talwar(15)			1,083,172	*			*
All Better Home & Finance directors and executive officers as a group (10 individuals)	2,320,313	*	251,958,050	76.4%			57.4%
__________________
*Less than one percent
(1)Unless otherwise noted, the business address of each of those listed in the table above is 3 World Trade Center, 175 Greenwich Street, 57th Floor, New York, NY 10007.
(2)Novator Capital Sponsor Ltd. is the record holder of the Better Home & Finance Class A common stock reported in this row. Novator Capital Sponsor Limited is ultimately owned (at a percentage over 95%) by BB Trustees SA, as trustee of the irrevocable discretionary trust known as The Future Holdings Trust for which BB Trustees SA acts as trustee; the directors of such trust are Alessandro Passardi, Jan Rottiers and Arnaud Cywie. Thor Björgólfsson, former chairman of the Aurora board of directors, may be deemed to beneficially own securities held by Novator Capital Sponsor Ltd. by virtue of his control over Novator Capital Sponsor Ltd.
(3)Consists of (i) 55,188,435 shares of Better Home & Finance Class B common stock held of record by SVF II Beaver (DE) LLC and (ii) 6,877,283 shares of Better Home & Finance Class C common stock held of record by SVF II Beaver (DE) LLC. SoftBank Group Corp., which is a publicly traded company listed on the Tokyo Stock Exchange, is the sole shareholder of SB Global Advisers Limited, which has been appointed as manager and is exclusively responsible for making final decisions related to the acquisition, structuring, financing and disposal of SoftBank Vision Fund II-2 L.P.’s investments, including as held by SVF II Beaver (DE) LLC. SoftBank Vision Fund II-2 L.P. is the sole limited partner of SVF II Aggregator (Jersey) L.P., which is the sole member of SVF II Holdings (DE) LLC, which is the sole member of SVF II Beaver (DE) LLC. As a result of these relationships, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by SVF II Beaver (DE) LLC. Alex Clavel, Yoshimitsu Goto, Navneet Govil, Timothy A. Mackey and Gyu Hak Moon are the directors of SB Global Advisers Limited. Each of the directors disclaims beneficial ownership of the securities beneficially held by SVF II Beaver (DE) LLC. The principal business address of each of SVF II Beaver (DE) LLC and SVF II Holdings (DE) LLC is 251 Little Falls Drive, Wilmington, DE 19808. The principal business address of SVF II Aggregator (Jersey) L.P. and SoftBank Vision Fund II-2 L.P. is Crestbridge Limited, 47 Esplanade, St. Helier, Jersey, JE1 0BD. The principal business address of SB Global Advisers Limited is 69 Grosvenor Street, Mayfair, London W1K 3JP, England, United Kingdom. The business address of SoftBank Group Corp. is 1-7-1, Kaigan, Minato-ku Tokyo 105-7537 Japan. In addition, includes 65,000,000 shares of Better Home & Finance Class C common stock held by BHFHC Distribution Trust in a trust account designated for the benefit of SB Northstar LP, which will be beneficially acquired upon the satisfaction of certain regulatory approvals or confirmation that such regulatory approvals are no longer required. SoftBank Group Corp. is the parent company of Silver Brick Management PTE. LTD., which has been appointed as the investment manager of SB Northstar LP. As a result of these relationships, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by BHFHC Distribution Trust (for the benefit of SB Northstar LP). Timothy A. Mackey, Kozo Aramaki, Yoshimitsu Goto, and Taiichi Hoshino are the directors of Silver Brick Management PTE. LTD. Each of the directors disclaims beneficial ownership of the securities beneficially held by BHFHC Distribution Trust (for the benefit of SB Northstar LP). The principal business address of Silver Brick Management PTE. LTD. is 138 Market Street #27-01A, Capitagreen, Singapore 048926. The principal business address of SB Northstar LP is c/o Walkers, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands. The principal business address of BHFHC Distribution Trust is 950 17th Street, Suite 100, Denver, Colorado 80202.
(4)Consists of (a) 6,522,761 shares of Better Home & Finance Class B common stock held of record by 1/0 Real Estate LLC, (b) 69,968,642 shares of Better Home & Finance Class B common stock held of record by Vishal Garg and (c) vested options to purchase 24,452,565 shares of Better Home & Finance Class B common stock held of record by Vishal Garg. Vishal Garg is the controlling member of 1/0 Holdco, LLC, which wholly owns 1/0 Real Estate, LLC. Therefore, Mr. Garg may be deemed to have voting power and dispositive power over the shares held by 1/0 Real Estate, LLC. Nicholas Calamari holds a more than five percent ownership interest in 1/0 Holdco, LLC, which wholly owns 1/0 Real Estate, LLC. The business address of 1/0 Real Estate LLC is 1 World Trade Center, Ste 8500, New York, NY 10007.
(5)Consists of (a) 25,704,813 shares of Better Home & Finance Class B common stock held of record by 1/0 Mortgage Investment, LLC and (b) 27,141,628 shares of Better Home & Finance Class B common stock held of record by Better Portfolio Holdings 1 LLC. Riaz Valani is the beneficiary of family trusts that own (i) Addison Investment Holdings LLC, which has a controlling interest in 1/0 Mortgage Investment, LLC and (ii) Better Portfolio Holdings 1 LLC. Mr. Valani is the manager of 1/0 Services LLC, which in turn is the manager of 1/0 Mortgage Investment, LLC and Better Portfolio Holdings 1 LLC. Therefore, Mr. Valani may be deemed the beneficial owner of the shares held by these entities. However, Mr. Valani disclaims beneficial ownership over the shares held by 1/0 Mortgage Investment, LLC, except to the extent of his pecuniary interest. The business address of 1/0 Mortgage Investment, LLC and Better Portfolio Holdings 1 LLC is 500 108th Avenue NE, Suite 1100, Bellevue, WA 98004.
(6)Consists of (a) 18,339,423 shares of Better Home & Finance Class B common stock held of record by Activant Holdings I, Ltd., (b) 7,151,754 shares of Better Home & Finance Class B common stock held of record by Activant Ventures III Opportunities Fund 1, L.P., (c) 1,080,188 shares of Better Home & Finance Class B common stock held of record by Activant Ventures III Opportunities Fund 2, L.P., (d) 873,305 shares of Better Home & Finance Class B common stock held of record by Activant Ventures III Opportunities Fund 3, L.P., (e) 1,400,933 shares of Better Home & Finance Class B common stock held of record by Activant Ventures III Opportunities Fund 4, L.P., (f) 6,111,340 shares of Better Home & Finance Class B common stock held of record by Activant Ventures III Opportunities Fund 6, L.P., and (g) 26,349,310 shares of Better Home & Finance Class B common stock held of record by Activant Ventures III, L.P. Activant Ventures Advisors III, LLC is the general partner of Activant Ventures III Opportunities Fund 1, L.P., Activant Ventures III Opportunities Fund 2, L.P., Activant Ventures III Opportunities Fund 3, L.P., Activant Ventures III Opportunities Fund 4, L.P., and Activant Ventures III Opportunities 6, L.P., the general partner of the entities which own Activant Ventures III, L.P. Therefore, Activant Ventures Advisors III, LLC may be deemed to have voting power and dispositive power with respect to the shares hold by these entities. See footnote 15 below. The business address of each of these entities is 323 Railroad Avenue, Greenwich, CT 06830.
(7)Consists of 23,203,001 shares of Better Home & Finance Class B common stock held of record by LCG4 Best, L.P. LCG4 Managers, L.L.C., the general partner of L Catterton Growth Managing Partner IV, L.P., which is the general partner of LCG4 Best, L.P., is controlled by James Michael Chu and Scott Arnold Dahnke, its controlling Managing Members. As a result, each of L Catterton Growth Managing Partner IV, L.P., LCG4 Managers, L.L.C., Mr. Chu and Mr. Dahnke could be deemed to share voting control and investment power over the shares held by LCG4 Best, L.P., but each disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein. The business address of LCG4 Best, L.P. is 599 West Putnam Avenue, Greenwich, CT 06830.
(8)The business address of Pine Brook Capital Partners II, LP is 60 East 42nd Street, Suite 3014, New York, NY 10165.
(9)Consists of (a) 6,681,919 shares of Better Home & Finance Class B common stock held of record by Nicholas Calamari, (b) 1,222,903 shares of Better Home & Finance Class B common stock held of record by The Nicholas J. Calamari Family Trust, (c) 1,222,903 shares of Better Home & Finance Class B common stock held of record by The Anika G Austin Descendants Trust and (d) 159,186 RSUs that have vested or will vest within 60 days.
(10)Consists of (a) 630,077 shares of Better Home & Finance Class B common stock held of record by Kevin Ryan, (b) 396,394 RSUs that have vested or which will vest within 60 days held of record by Kevin Ryan and (c) options to purchase 509,429 shares of Better Home & Finance Class B common stock that have vested or which will vest within 60 days held of record by Kevin Ryan.
(11)Consists of 1,392,188 shares of Better Home & Finance Class A common stock and 37,500 shares of Better Home & Finance Class A common stock issuable upon exercise of Warrants.
(12)Consists of 878,125 shares of Better Home & Finance Class A common stock and 12,500 shares of Better Home & Finance Class A common stock issuable upon exercise of Warrants.
(13)Consists of (a) 771,092 shares of Better Home & Finance Class B common stock held of record by Paula Tuffin, (b) 822,125 shares of Better Home & Finance Class B common stock held of record in the Technology Stock Holding Master Trust/Series Tuffin 2021 Trust and (c) 159,186 RSUs that have vested or will vest within 60 days.
(14)Steven Sarracino is Principal of Activant Ventures Advisors III, LLC, and therefore, Mr. Sarracino may be deemed to have beneficial ownership of the shares held by the entities affiliated with Activant Ventures Advisors III, LLC. Mr. Sarracino is also the controlling shareholder of Activant Holdings I, Ltd. Therefore, Mr. Sarracino may be deemed to have voting and dispositive power over the shares held by Activant Holdings I, Ltd. However, Mr. Sarracino disclaims beneficial ownership over the shares, and in all events disclaims pecuniary interest except to the extent of his economic interest.
(15)Consists of 309,478 RSUs that have vested or will vest within 60 days.
(16)Consists of 45,808,186 shares of Better Home & Finance Class A common stock and 2,290,015 shares of Better Home & Finance Class A common stock issuable upon exercise of Warrants. Includes 1,390,014 shares (the “Sponsor Locked-Up Shares”) subject to transfer restrictions, contingent on the price of Better Home & Finance Class A common stock exceeding certain thresholds. In addition to the transfer restrictions, upon certain change in control events included in the Sponsor Agreement, if there is a change in control event within five years following the Closing, the Sponsor Locked-Up Shares which have not reached the necessary thresholds will be forfeited. If after five years there is no such change in control event, the lock-up period will go on in perpetuity until the price thresholds are met. Refer to the section of the Proxy Statement/Prospectus titled “BCA Proposal—Related Agreements—Sponsor Agreement” and the Sponsor Agreement, a copy of which is attached to the Proxy Statement/Prospectus as Annex K, for additional details.

SELLING SECURITYHOLDERS
The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Better Home & Finance Class A common stock outstanding, issuable upon conversion of Better Home & Finance Class B common stock and Better Home & Finance Class C common stock and upon exercise of Private Warrants, and the Private Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Better Home & Finance Class A common stock or Private Warrants after the date of this prospectus. The following table sets forth certain information as of December 1, 2023 provided by or on behalf of the Selling Securityholders regarding the beneficial ownership of the Selling Securityholders of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock, Better Home & Finance Class C common stock and Private Warrants and the shares of Better Home & Finance Class A common stock and Private Warrants being offered by the Selling Securityholders. The applicable percentage ownership of the securities is based on (i) 359,001,627 shares of Better Home & Finance Class A common stock, (ii) 320,301,784 shares of Better Home & Finance Class A common stock issuable upon conversion of Better Home & Finance Class B common stock, and (iii) 71,877,283 shares of Better Home & Finance Class A common stock issuable upon conversion of Better Home & Finance Class C common stock, outstanding as of the December 1, 2023. Information with respect to shares of Better Home & Finance Class A common stock and Private Warrants owned beneficially after the offering assumes the sale of all of the shares of Better Home & Finance Class A common stock and Private Warrants offered and no other purchases or sales of our securities.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Better Home & Finance Class A common stock or Private Warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Better Home & Finance Class A common stock or Private Warrants in transactions exempt from the registration requirements of the Securities Act.

Name of Selling Securityholder	Number of Securities Owned Prior to Offering				Number of Securities Being Offered		Shares of Class A Common Stock Owned After the Offered Shares are Sold		Private Warrants Owned After the Offered Warrants are Sold
	Class A Common Stock	Class B Common Stock	Class C Common Stock	Private Warrants	Class A Common Stock	Private Warrants	Number	Percent	Number	Percent
Entities Affiliated with Activant Capital Group LLC (1)	-	61,306,253	-	-	61,306,253	-	-	-	-	-
SVF Beaver II (DE) LLC (2)	-	55,188,435	6,877,283	-	62,065,718	-	-	-	-	-
Arnaud Massenet (3)	1,392,188	-	-	37,500	1,429,688	37,500	-	-	-	-
Better Portfolio Holdings 1 LLC (4)	-	27,141,628	-	-	27,141,628	-	-	-	-	-
Caroline Harding (5)	2,500		-	-	2,500	-	-
Kevin Ryan (6)	-	527,961	-	-	527,961	-	-	-	-	-
LCG4 Best LP (7)	-	23,203,001	-	-	23,203,001	-	-	-	-	-
Michael Edelstein September 16, 2020 Revocable Trust (8)	124,219	-	-	-	124,219	-	-	-	-	-
Nicholas Calamari (9)	-	5,978,074	-	-	5,978,074	-	-	-	-	-
Novator Capital Sponsor, Ltd. (10)	45,808,186	-	-	2,290,015	48,098,201	2,290,015	-	-	-	-
Paula Tuffin (11)	-	246,515	-	-	246,515	-	-	-	-	-
Prabhu Narasimhan (12)	878,125	-	-	12,500	890,625	12,500	-	-	-	-
Sangeeta Desai (13)	124,219	-	-	-	124,219	-	-	-	-	-
BHFHC Distribution Trust (14)	-	-	65,000,000		65,000,000	-	-	-	-	-
Sigurgeir Jonsson (15)	-	5,973,526	-	-	5,973,526	-	-	-	-	-
Technology Stock Holding Master Trust/Series Tuffin 2021 Trust (16)	-	822,125	-	-	822,125	-	-	-	-	-
The Anika G Austin Descendants Trust (17)	-	1,222,903	-	-	1,222,903	-	-	-	-	-

The Nicholas J Calamari Family Trust (18)	-	1,222,903	-	-	1,222,903	-	-	-	-	-
The Sigurgeir Orn Jonsson 2020 Family Trust (19)	-	3,103,721	-	-	3,103,721	-	-	-	-	-
Unbound Holdco Ltd (20)	2,159,375	-	-	1,393,343	3,552,718	1,393,343	-	-	-	-
Vishal Garg (21)	-	69,968,642	-	-	69,968,642	-	-	-	-	-
1/0 Mortgage Investment LLC (22)	-	25,704,813	-	-	25,704,813	-	-	-	-	-
1/0 Real Estate LLC (23)	-	6,522,761	-	-	6,522,761	-	-	-	-	-
Zachary Frankel (24)	3,176,553	-	-	-	3,176,553	-	-	-	-	-
Unnamed Selling Securityholders(25)	-	764,142	-	-	764,142	-	-	-	-	-
__________________
(1)Securities offered hereby consist of (a) 18,339,423 shares of Better Home & Finance Class B common stock held of record by Activant Holdings I, Ltd., (b) 7,151,754 shares of Better Home & Finance Class B common stock held of record by Activant Ventures III Opportunities Fund 1, L.P., (c) 1,080,188 shares of Better Home & Finance Class B common stock held of record by Activant Ventures III Opportunities Fund 2, L.P., (d) 873,305 shares of Better Home & Finance Class B common stock held of record by Activant Ventures III Opportunities Fund 3, L.P., (e) 1,400,933 shares of Better Home & Finance Class B common stock held of record by Activant Ventures III Opportunities Fund 4, L.P., (f) 6,111,340 shares of Better Home & Finance Class B common stock held of record by Activant Ventures III Opportunities Fund 6, L.P., and (g) 26,349,310 shares of Better Home & Finance Class B common stock held of record by Activant Ventures III, L.P. Shares of Better Home & Finance Class B common stock are convertible on a one-for-one basis into shares of Better Home & Finance Class A common stock at the election of the holder and upon certain other transfers that are not permitted transfers as provided in the Amended and Restated Charter (as described in Description of Better Home & Finance’s Securities – Authorized Capitalization – Conversion). Activant Ventures Advisors III, LLC is the general partner of Activant Ventures III Opportunities Fund 1, L.P., Activant Ventures III Opportunities Fund 2, L.P., Activant Ventures III Opportunities Fund 3, L.P., Activant Ventures III Opportunities Fund 4, L.P., and Activant Ventures III Opportunities 6, L.P., the general partner of the entities which own Activant Ventures III, L.P. Therefore, Activant Ventures Advisors III, LLC may be deemed to have voting power and dispositive power with respect to the shares hold by these entities. Steven Sarracino is the Principal of Activant Ventures Advisors III, LLC, and therefore, Mr. Sarracino may be deemed to have beneficial ownership of the shares held by the entities affiliated with Activant Ventures Advisors III, LLC. Mr. Sarracino is also the controlling shareholder of Activant Holdings I, Ltd. However, Mr. Sarracino disclaims beneficial ownership over the shares, and in all events disclaims pecuniary interest except to the extent of his economic interest. The business address of each of these entities is 323 Railroad Avenue, Greenwich, CT 06830.
(2)Securities offered consist of 55,188,435 shares of Better Home & Finance Class B common stock and 6,877,283 shares of Better Home & Finance Class C common stock held by SVF Beaver II (DE) LLC. Shares of Better Home & Finance Class B common stock and Better Home & Finance Class C common stock are convertible on a one-for-one basis into shares of Better Home & Finance Class A common stock at the election of the holder and upon certain other transfers that are not permitted transfers as provided in the Amended and Restated Charter (as described in Description of Better Home & Finance’s Securities – Authorized Capitalization – Conversion). SoftBank Group Corp., which is a publicly traded company listed on the Tokyo Stock Exchange, is the sole shareholder of SB Global Advisers Limited, which has been appointed as manager and is exclusively responsible for making final decisions related to the acquisition, structuring, financing and disposal of SoftBank Vision Fund II-2 L.P.’s investments, including as held by SVF II Beaver (DE) LLC. SoftBank Vision Fund II-2-L.P. is the sole limited partner of SVF II Aggregator (Jersey) L.P., which is the sole member of SVF II Holdings (DE) LLC, which is the sole member of SVF II Beaver (DE) LLC. As a result of these relationships, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by SVF II Beaver (DE) LLC. Alex Clavel, Yoshimitsu Goto, Navneet Govil, Timothy A. Mackey and Gyu Hak Moon are the directors of SB Global Advisers Limited. Each of the directors disclaims beneficial ownership of the securities beneficially held by SVF II Beaver (DE) LLC. The business address of SVF Beaver II (DE) LLC is 251 Little Falls Drive, Wilmington, DE 19808.
(3)Securities offered hereby consist of 1,392,188 shares of Better Home & Finance Class A common stock, 37,500 shares of Better Home & Finance Class A common stock issuable upon exercise of Private Warrants, and 37,500 Private Warrants held by Arnaud Massenet. Arnaud Massenet is a director of the Company. The business address of Arnaud Massenet is c/o Adam Eastell, NaMa Capital Advisors LLP, 160 Great Portland Street, 2nd Floor, Fitzrovia, London, England, W1W 5QA.
(4)Securities offered hereby consist of 27,141,628 shares of Better Home & Finance Class B common stock held by Better Portfolio Holdings 1 LLC. Shares of Better Home & Finance Class B common stock are convertible on a one-for-one basis into shares of Better Home & Finance Class A common stock at the election of the holder and upon certain other transfers that are not permitted transfers as provided in the Amended and Restated Charter (as described in Description of Better Home & Finance’s Securities – Authorized Capitalization – Conversion). Riaz Valani is the beneficiary of family trusts that own Better Portfolio Holdings 2 LLC, which owns 100% of Better Portfolio Holdings 1 LLC. Mr. Valani is the manager of Better Portfolio Holdings 2 LLC. Therefore, Mr. Valani may be deemed the beneficial owner of the shares held by Better Portfolio Holdings 1 LLC. Mr. Valani is also a director of the Company. The business address of Better Portfolio Holdings 1 LLC is c/o 1/0 Mortgage Investment LLC, 215 NW 24th Street, Suite 501, Miami, Florida 33127.
(5)Securities offered hereby consist of 2,500 shares of Better Home & Finance Class A common stock held by Caroline Harding. Caroline Harding was previously chief financial officer and director of Aurora Acquisition Corp. prior to the Business Combination (as described in Summary of the Prospectus– Background herein).
(6)Securities offered hereby consist of 527,961 shares of Better Home & Finance Class B common stock held by Kevin Ryan. Shares of Better Home & Finance Class B common stock are convertible on a one-for-one basis into shares of Better Home & Finance Class A common stock at the election of the holder and upon certain other transfers that are not permitted transfers as provided in the Amended and Restated Charter (as described in Description of Better Home & Finance’s Securities – Authorized Capitalization – Conversion). Kevin Ryan is Chief Financial Officer and President of the Company. The business address of Kevin Ryan is 3 World Trade Center, 175 Greenwich Street, 57th Floor, New York, NY 10007.

(7)Securities offered hereby consist of 23,203,001 shares of Better Home & Finance Class B common stock held by LCG4 Best, L.P. Shares of Better Home & Finance Class B common stock are convertible on a one-for-one basis into shares of Better Home & Finance Class A common stock at the election of the holder and upon certain other transfers that are not permitted transfers as provided in the Amended and Restated Charter (as described in Description of Better Home & Finance’s Securities – Authorized Capitalization – Conversion). LCG4 Managers L.L.C., the general partner of L Catterton Growth Managing Partner IV, L.P. which is the general partner of LCG4 Best, L.P., is controlled by its Managing Members, James Michael Chu and Scott Arnold Dahnke. As a result, each of L Catterton Growth Managing Partner IV, L.P., LCG4 Managers L.L.C., Mr. Chu and Mr. Dahnke could be deemed to share voting control and investment power over the shares held by LCG4 Best, L.P., but each disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein. The business address of LCG4 Best, L.P. is 599 West Putnam Avenue, Greenwich, CT 06830.
(8)Securities offered hereby consist of 124,219 shares of Better Home & Finance Class A common stock held by the Michael Edelstein September 16, 2020 Revocable Trust. As trustee, Michael Edelstein exercises voting power and dispositive power with respect to the shares held by the trust. Therefore, Mr. Edelstein may be deemed the beneficial owner of the shares held by the trust. Mr. Edelstein was previously a director of Aurora Acquisition Corp. prior to the Business Combination (as described in Summary of the Prospectus– Background herein). The business address of the Michael Edelstein September 16, 2020 Revocable Trust is c/o Dunn Pariser & Peyrot, 16027 Ventura Blvd., Suite 301, Encino, CA 91436.
(9)Securities offered hereby consist of 5,978,074 shares of Better Home & Finance Class B common stock held by Nicholas Calamari. Shares of Better Home & Finance Class B common stock are convertible on a one-for-one basis into shares of Better Home & Finance Class A common stock at the election of the holder and upon certain other transfers that are not permitted transfers as provided in the Amended and Restated Charter (as described in Description of Better Home & Finance’s Securities – Authorized Capitalization – Conversion). Nicholas Calamari is Chief Administrative Officer and Senior Counsel of the Company. The business address of Nicholas Calamari is 3 World Trade Center, 175 Greenwich Street, 57th Floor, New York, NY 10007.
(10)Securities offered hereby consist of 45,808,186 shares of Better Home & Finance Class A common stock, 2,290,015 shares of Better Home & Finance Class A common stock issuable upon exercise of Private Warrants, and 2,290,015 Private Warrants held by Novator Capital Sponsor Ltd., the Sponsor. The Sponsor is a Cyprus limited liability company ultimately owned (at a percentage over 95%) by BB Trustees SA, as trustee of the irrevocable discretionary trust known as The Future Holdings Trust for which BB Trustees SA acts as trustee; the directors of such trust are Alessandro Passardi, Jan Rottiers and Arnaud Cywie. Thor Björgólfsson, former chairman of the board of directors of Aurora Acquisition Corp. prior to the Business Combination (as described in Summary of the Prospectus– Background herein), may be deemed to beneficially own securities held by Novator Capital Sponsor Ltd. by virtue of his control over Novator Capital Sponsor Ltd. The registered address of the Sponsor is Nikokleus, 1, Aglantzia, 2122, Nicosia, Cyprus.
(11)Securities offered hereby consist of 246,515 shares of Better Home & Finance Class B common stock held by Paula Tuffin. Shares of Better Home & Finance Class B common stock are convertible on a one-for-one basis into shares of Better Home & Finance Class A common stock at the election of the holder and upon certain other transfers that are not permitted transfers as provided in the Amended and Restated Charter (as described in Description of Better Home & Finance’s Securities – Authorized Capitalization – Conversion). Paula Tuffin is General Counsel and Chief Compliance Officer of the Company. The business address of Paula Tuffin is 3 World Trade Center, 175 Greenwich Street, 57th Floor, New York, NY 10007.
(12)Securities offered hereby consist of 878,125 shares of Better Home & Finance Class A common stock, 12,500 shares of Better Home & Finance Class A common stock issuable upon exercise of Private Warrants, and 12,500 Private Warrants held by Prabhu Narasimhan. Prabhu Narasimhan is a director of the Company. The business address of Prabhu Narasimhan is c/o Adam Eastell, NaMa Capital Advisors LLP, 160 Great Portland Street, 2nd Floor, Fitzrovia, London, England, W1W 5QA.
(13)Securities offered hereby consist of 124,219 shares of Better Home & Finance Class A common stock held by Sangeeta Desai. Sangeeta Desai was previously a director of Aurora Acquisition Corp. prior to the Business Combination (as described in Summary of the Prospectus – Background herein).
(14)Securities offered hereby consist of 65,000,000 shares of Better Home & Finance Class C common stock held by BHFHC Distribution Trust in a trust account designated for the benefit of SB Northstar LP, which will be beneficially acquired upon the satisfaction of certain regulatory approvals or confirmation that such regulatory approvals are no longer required. SoftBank Group Corp., which is a publicly traded company listed on the Tokyo Stock Exchange, is the parent company of Silver Brick Management PTE. LTD., which has been appointed as the investment manager of SB Northstar LP. As a result of these relationships, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by BHFHC Distribution Trust (for the benefit of SB Northstar LP). Timothy A. Mackey, Kozo Aramaki, Yoshimitsu Goto, and Taiichi Hoshino are the directors of Silver Brick Management PTE. LTD. Each of the directors disclaims beneficial ownership of the securities beneficially held by BHFHC Distribution Trust (for the benefit of SB Northstar LP). The principal business address of SB Northstar LP is c/o Walkers, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands. The principal business address of BHFHC Distribution Trust is 950 17th Street, Suite 100, Denver, Colorado 80202.
(15)Securities offered hereby consist of 5,973,526 shares of Better Home & Finance Class B common stock held by Sigurgeir Jonsson. Shares of Better Home & Finance Class B common stock are convertible on a one-for-one basis into shares of Better Home & Finance Class A common stock at the election of the holder and upon certain other transfers that are not permitted transfers as provided in the Amended and Restated Charter (as described in Description of Better Home & Finance’s Securities – Authorized Capitalization – Conversion). Sigurgeir Jonsson was previously an executive officer of Better Holdco, Inc. prior to the Business Combination (as described in Summary of the Prospectus– Background herein). The business address of Sigurgeir Jonsson is 3 World Trade Center, 175 Greenwich Street, 57th Floor, New York, NY 10007.
(16)Securities offered hereby consist of 822,125 shares of Better Home & Finance Class B common stock held by Technology Stock Holding Master Trust/Series Tuffin 2021 Trust. Shares of Better Home & Finance Class B common stock are convertible on a one-for-one basis into shares of Better Home & Finance Class A common stock at the election of the holder and upon certain other transfers that are not permitted transfers as provided in the Amended and Restated Charter (as described in Description of Better Home & Finance’s Securities – Authorized Capitalization – Conversion). Paula Tuffin, as the controlling party of Technology Stock Holding Master Trust/Series Tuffin 2021 Trust, may be deemed to have voting and investment control with respect to the shares held by Technology Stock Holding Master Trust/Series Tuffin 2021 Trust, and therefore may be deemed to be the beneficial owner of such shares. Paula Tuffin disclaims beneficial ownership of these securities except to the extent of her pecuniary interest therein. Paula Tuffin is General Counsel and Chief Compliance

Officer of the Company. The business address of Ms. Tuffin and the Technology Stock Holding Master Trust/Series Tuffin 2021 Trust is 3 World Trade Center, 175 Greenwich Street, 57th Floor, New York, NY 10007.
(17)Securities offered hereby consist of 1,222,903 shares of Better Home & Finance Class B common stock held by The Anika G Austin Descendants Trust. Shares of Better Home & Finance Class B common stock are convertible on a one-for-one basis into shares of Better Home & Finance Class A common stock at the election of the holder and upon certain other transfers that are not permitted transfers as provided in the Amended and Restated Charter (as described in Description of Better Home & Finance’s Securities – Authorized Capitalization – Conversion). Nicholas Calamari, as trustee of The Anika G Austin Descendants Trust, may be deemed to have voting and investment control with respect to the shares held by The Anika G Austin Descendants Trust, and therefore may be deemed to be the beneficial owner of such shares. Nicholas Calamari is Chief Administrative Officer and Senior Counsel of the Company.
(18)Securities offered hereby consist of 1,222,903 shares of Better Home & Finance Class B common stock held by The Nicholas J Calamari Family Trust. Shares of Better Home & Finance Class B common stock are convertible on a one-for-one basis into shares of Better Home & Finance Class A common stock at the election of the holder and upon certain other transfers that are not permitted transfers as provided in the Amended and Restated Charter (as described in Description of Better Home & Finance’s Securities – Authorized Capitalization – Conversion). Nicholas Calamari, as the controlling party of The Nicholas J Calamari Family Trust, may be deemed to have voting and investment control with respect to the shares held by The Nicholas J Calamari Family Trust, and therefore may be deemed to be the beneficial owner of such shares. Nicholas Calamari disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. Nicholas Calamari is Chief Administrative Officer and Senior Counsel of the Company.
(19)Securities offered hereby consist of 3,103,721 shares of Better Home & Finance Class B common stock held by The Sigurgeir Orn Jonsson 2020 Family Trust. Shares of Better Home & Finance Class B common stock are convertible on a one-for-one basis into shares of Better Home & Finance Class A common stock at the election of the holder and upon certain other transfers that are not permitted transfers as provided in the Amended and Restated Charter (as described in Description of Better Home & Finance’s Securities – Authorized Capitalization – Conversion). Sigurgeir Jonsson , as trustee of The Sigurgeir Orn Jonsson 2020 Family Trust, may be deemed to have voting and investment control with respect to the shares held by The Sigurgeir Orn Jonsson 2020 Family Trust, and therefore may be deemed to be the beneficial owner of such shares. Sigurgeir Jonsson was previously an executive officer of Better Holdco, Inc. prior to the Business Combination (as described in Summary of the Prospectus– Background herein).
(20)Securities offered hereby consist of 2,159,375 shares of Better Home & Finance Class A common stock, 1,393,343 shares of Better Home & Finance Class A common stock issuable upon exercise of Private Warrants, and 1,393,343 Private Warrants held by Unbound Holdco Ltd. Shravin Mittal may be deemed to beneficially own securities held by Unbound Holdco Ltd. by virtue of his control over Unbound Holdco Ltd. The business address of Unbound Holdco Ltd is 11-15 Seaton Place, St Helier, JE4 0QH, Jersey.
(21)Securities offered hereby consist of 69,968,642 shares of Better Home & Finance Class B common stock held by Vishal Garg. Shares of Better Home & Finance Class B common stock are convertible on a one-for-one basis into shares of Better Home & Finance Class A common stock at the election of the holder and upon certain other transfers that are not permitted transfers as provided in the Amended and Restated Charter (as described in Description of Better Home & Finance’s Securities – Authorized Capitalization – Conversion). Vishal Garg is Chief Executive Officer and Director of the Company. The business address of Vishal Garg is 3 World Trade Center, 175 Greenwich Street, 57th Floor, New York, NY 10007.
(22)Securities offered hereby consist of 25,704,813 shares of Better Home & Finance Class B common stock held by 1/0 Mortgage Investment LLC. Shares of Better Home & Finance Class B common stock are convertible on a one-for-one basis into shares of Better Home & Finance Class A common stock at the election of the holder and upon certain other transfers that are not permitted transfers as provided in the Amended and Restated Charter (as described in Description of Better Home & Finance’s Securities – Authorized Capitalization – Conversion). Riaz Valani is the beneficiary of family trusts that own Addison Investment Holdings LLC, which has a controlling interest in 1/0 Mortgage Investment, LLC. Mr. Valani is the manager of 1/0 Services LLC, which in turn is the manager of 1/0 Mortgage Investment, LLC. Therefore, Mr. Valani may be deemed the beneficial owner of the shares held by 1/0 Mortgage Investment, LLC. The business address of 1/0 Mortgage Investment, LLC and Better Portfolio Holdings 1 LLC is c/o 1/0 Mortgage Investment LLC, 215 NW 24th Street, Suite 501, Miami, Florida 33127.
(23)Securities offered hereby consist of 6,522,761 shares of Better Home & Finance Class B common stock held by 1/0 Real Estate, LLC. Shares of Better Home & Finance Class B common stock are convertible on a one-for-one basis into shares of Better Home & Finance Class A common stock at the election of the holder and upon certain other transfers that are not permitted transfers as provided in the Amended and Restated Charter (as described in Description of Better Home & Finance’s Securities – Authorized Capitalization – Conversion). 1/0 Real Estate, LLC is wholly-owned by 1/0 Holdco, LLC. Vishal Garg is the controlling member of 1/0 Holdco, LLC and therefore may be deemed to have voting power and dispositive power over the shares held by 1/0 Real Estate, LLC, for which Mr. Garg disclaims beneficial ownership except to the extent of his pecuniary interest therein. The business address of 1/0 Real Estate LLC is 1 World Trade Center, 85th Floor, New York, New York 10007.
(24)Securities offered hereby consist of 3,176,553 shares of Better Home & Finance Class A common stock held by Zachary Frankel. Zachary Frankel was previously a director of Better Holdco, Inc. prior to the Business Combination (as described in Summary of the Prospectus–Background herein).
(25)Consists of 764,142 shares of Better Home & Finance Class B common stock issued to shareholders upon consummation of the Business Combination, which may be offered by unnamed Selling Securityholders. Shares of Better Home & Finance Class B common stock are convertible on a one-for-one basis into shares of Better Home & Finance Class A common stock at the election of the holder and upon certain other transfers that are not permitted transfers as provided in the Amended and Restated Charter (as described in Description of Better Home & Finance’s Securities – Authorized Capitalization – Conversion).
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by a post-effective amendment to the extent required prior to the time of any offer or sale of Selling Securityholder’s shares pursuant to this prospectus. To the extent permitted by law, a post-effective amendment may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of Better Home & Finance Class A common stock and Better Home & Finance Class B common stock registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares of Better Home & Finance Class A common stock in this offering. See “Plan of Distribution”.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Unless otherwise indicated or the context otherwise requires, references to “Better Home & Finance,” the “Company,” “we,” “us,” “our” and other similar terms refer to Better and its subsidiaries prior to the Closing and to Better Home & Finance and its consolidated subsidiaries after the Closing."
Better Home & Finance
The following is a description of certain relationships and transactions that exist or have existed or that Better Home & Finance has entered into, in each case since January 1, 2019, with its directors, executive officers, or stockholders who are known to Better Home & Finance to beneficially own more than five percent of its voting securities and their respective affiliates and immediate family members.
Principal Stockholders Agreements
Stockholder Agreements
This section summarizes certain agreements between Better and its principal stockholders that terminated in connection with the Closing.
Better is a party to the Eighth Amended and Restated Investors’ Rights Agreement, dated as of November 2, 2020 (the “IRA”), with certain holders of Better’s capital stock, including certain of Better’s five percent or greater stockholders, pursuant to which, among other things, Better grants to such stockholders certain registration rights and information rights.
Better also is a party to the Eighth Amended and Restated Voting Agreement, dated as of November 2, 2020 (the “Voting Agreement”), with certain holders of Better’s capital stock, including certain of Better’s five percent or greater stockholders, which, among other things, provides for a drag-along right, pursuant to which if the Better Board and the holders of a majority of the then-outstanding shares of Better’s voting preferred stock approve a sale of Better, then each stockholder and Better agrees to vote in favor of such a proposal.
Better is also a party to the Eighth Amended and Restated Right of First Refusal and Co-Sale Agreement (the “ROFR and Co-Sale Agreement”), dated as of November 2, 2020, with certain principal stockholders (including 1/0 Real Estate (as defined below)), pursuant to which, among other things, each such stockholder party thereto grants Better a right of first refusal to purchase all or any portion of Better shares owned by or issued to such stockholder.
Other Side Letters Related to the Business Combination
The Better Founder and CEO entered into a letter agreement, dated as of May 10, 2021 (the “Founder Side Letter”), with Aurora, pursuant to which, notwithstanding the lock-up provisions contained in the Company Holder Support Agreement, the Better Founder and CEO is permitted to pledge shares of common stock of Better Home & Finance held by the Better Founder and CEO or his affiliates or associates (the “Better Founder Related Entities”) following the Closing, in an aggregate principal amount of up to $150,000,000 (“Pledge Amount”), to support loans made to the Better Founder and CEO or the Better Founder Related Entities (as defined in the Founder Side Letter) by third-party lenders or depository institutions. Under the Founder Side Letter, the Better Founder and CEO shall also promptly donate any cash consideration he receives for his Better shares pursuant to Article III of the Merger Agreement to one or more charitable or political organizations of his choice.
Certain of Better Home & Finance’s five percent or greater stockholders entered into letter agreements, dated as of May 10, 2021 (the “Cash Election Side Letters”), pursuant to which such stockholders agreed that, if the Business Combination receives Better Stockholder approval and all the other conditions to closing are met or waived, they shall elect cash in connection with the Business Combination for a certain amount of outstanding Better shares held by such stockholders before completion of the Business Combination:
•1/0 Mortgage Investment, LLC (an entity associated with Better director Riaz Valani)

•Activant Ventures III Opportunities Fund 1, L.P., Activant Ventures III Opportunities Fund 2, L.P., Activant Ventures III Opportunities Fund 3, L.P., Activant Ventures III Opportunities Fund 4, L.P., Activant Ventures III Opportunities Fund 6, L.P., Activant Ventures III, L.P. and Activant Holdings I, Ltd. (entities associated with Better director Steven Sarracino)
Two other stockholders, Ally Ventures (a business unit of Ally Financial, Inc.) and LCG4 Best, L.P. (an entity associated with Better Home & Finance director Michael Farello), each a greater than one percent stockholder of Better Home & Finance, similarly agreed to elect cash consideration with respect to a certain amount of the aggregate amount of Better shares owned by the foregoing stockholders. However, these side letters were terminated pursuant to the Voting and Support Agreements described above as a result of the third amendment to the Merger Agreement, which adjusted the mix of consideration to be received by Better Stockholders, such that 100% of such consideration will be Better Home & Finance common stock, and any cash consideration otherwise payable to such Better Stockholders, other than cash in lieu of fractional shares, was removed. For more information, see “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3” beginning on page 214 of the Proxy Statement/Prospectus.
In addition, the Better Founder and CEO, 1/0 Real Estate LLC (“1/0 Real Estate”) (an entity wholly owned by 1/0 Holdco, in which the Better Founder and CEO, Chief Administrative Officer and Senior Counsel Nicholas Calamari and other senior employees at Better Home & Finance each hold a more than five percent ownership interest) and Better Portfolio Holdings 1 LLC (an entity associated with Better Home & Finance director Riaz Valani) each committed to not elect cash for any of their shares.
Better Home & Finance is also party to a letter agreement, dated as of May 10, 2021, with Activant Capital Group (the “Activant Side Letter”), pursuant to which Better proposed Steven Sarracino, a representative of Activant Capital Group as an initial director nominee of the Board. Pursuant to a side letter between Better and Ally Ventures, a business unit of Ally Financial Inc., dated as of August 9, 2019, as amended, Ally Ventures is entitled to a board representative at Better Home & Finance. Accordingly, Dinesh Chopra would have been an initial director nominee of Better Home & Finance. However, as has been reported by the media, Mr. Chopra has resigned from the Board. Following Mr. Chopra’s resignation, Ally Ventures continues to be entitled to a board representative at Better Home & Finance.
Registration Rights Agreement
On August 22, 2023, certain existing Better Stockholders entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Better Home & Finance is required to register for resale securities held by the stockholders party thereto. Better Home & Finance, however, has no obligation to facilitate or participate in more than two underwritten offerings at the request or demand of the Sponsor or more than three underwritten offerings at the request or demand of the legacy Better Stockholders. In addition, the stockholder parties have certain “piggy-back” registration rights with respect to registrations initiated by Better Home & Finance as well as certain customary block trade rights. Better Home & Finance has agreed to bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement.
Other Stockholder Agreements
SoftBank Agreements
On April 7, 2021, SVF Beaver, entered into a series of secondary market purchase transactions to acquire 20,305,672 shares of Better Capital Stock, which acquisition completed in the quarter ended June 30, 2021. In connection with such purchases, Better Home & Finance and the Better Founder and CEO are parties to certain letter agreements with SVF Beaver, each dated as of April 7, 2021, as may be amended, entered into in connection with such initial investment in Better Capital Stock—namely the Contribution Agreement, R&W Side Letter and Voting Proxy (each as defined below).
Better entered into a contribution agreement with SVF Beaver (the “Contribution Agreement”), pursuant to which SVF Beaver agrees to make certain capital contributions to Better Home & Finance upon the occurrence of certain “Realization Events.” The consummation of the Business Combination will constitute a Realization Event pursuant to the terms of the Contribution Agreement. Accordingly, since the Business Combination occurred after the first anniversary of the execution of the Contribution Agreement, SVF Beaver is obligated to make a capital contribution to Better Home & Finance in an amount equal to 25% of its aggregate return on its investment in Better shares based on the value of the consideration actually received by holders of Better Capital Stock in the Business Combination at the Closing.
In addition, the Better Founder and CEO is party to a letter agreement (the “R&W Side Letter”) with SVF Beaver, pursuant to which the Better Founder and CEO made certain representations and warranties with respect to certain pending legal proceedings involving the Better Founder and CEO and agreed to use reasonable best efforts to settle such legal proceedings. The Better Founder and CEO and SVF Beaver also entered into an irrevocable voting proxy (as may be amended, the “Voting Proxy”), pursuant to which, contingent on the final settlement of certain legal proceedings (which has not yet occurred), SVF Beaver irrevocably grants the Better Founder and CEO the sole and exclusive power to vote the Better shares acquired by SVF Beaver in connection with its initial investment in Better Capital Stock. The Voting Proxy did not terminate in connection with the Business Combination.
In connection with entry into the amendment to the Softbank Subscription Agreement and the other amended transaction documents described elsewhere in this prospectus, the Better Founder and CEO has agreed to enter into, subject to definitive documentation evidencing the Convertible Notes, a side letter with SB Northstar (the “Convertible Notes Side Letter”). Pursuant to the Convertible Notes Side Letter (i) the Better Founder and CEO agreed to use reasonable best efforts to assist SB Northstar in arranging alternative financing or syndicating its position in the Convertible Notes, (ii) the Better Founder and CEO agreed to indemnify SB Northstar for certain of its losses realized on the Convertible Notes and (iii) SB Northstar agreed to pay over to the Better Founder and CEO certain gains realized on the Convertible Notes, in each case of (i) through (iii), only in his personal capacity.
Pine Brook Side Letter
Better Home & Finance is a party to a letter agreement, dated as of August 9, 2019 (the “Pine Brook Side Letter”), with Pine Brook Capital Partners II, L.P. (“Pine Brook”), pursuant to which Better is permitted to repurchase up to 1,875,000 shares issued to Pine Brook for an aggregate purchase price of $1 upon the occurrence of certain events, including, in Better Home & Finance’s view, upon consummation of the Business Combination. The Pine Brook Side Letter amended and restated a May 2016 letter agreement that Better and Pine Brook executed at the time of Pine Brook’s initial investment in Better which captured Pine Brook’s agreement to contribute to Better a certain portion of the increased value of its Better shares in the future under certain circumstances.
Pine Brook disagreed with Better Home & Finance’s interpretation of the Pine Brook Side Letter that the consummation of the Business Combination entitles Better to exercise its repurchase right. On July 26, 2021, Pine Brook commenced litigation against Better, Aurora and Merger Sub in the Court of Chancery of the State of Delaware seeking, among other relief, declaratory judgment that Better did not have the right to repurchase any of its shares in connection with the Business Combination and that the lock-up in the letter of transmittal that holders of 1% or more of Better Capital Stock were required to sign pursuant to the Merger Agreement was invalid and violates Delaware law. Pine Brook threatened to bring claims against Better and the Better Founder and CEO related to certain allegations of fiduciary duty breaches in connection with Better Home & Finance’s corporate governance.
On November 1, 2021, Better and Pine Brook reached a settlement agreement pursuant to which (1) Better is entitled to repurchase, for $1, an amount of Aggregate Merger Consideration (as defined in the Merger Agreement) that Pine Brook receives in exchange for the common stock of Better into which 937,500 of Pine Brook’s shares of Better’s Series A Preferred Stock convert prior to the Mergers, (2) Pine Brook agrees to be subject to much of the Better Holder Support Agreement, except with respect to any lock-up obligation, (3) Better and Aurora agree to amend the Merger Agreement to waive or remove the lock-up for holders of 1% or more of Better Capital Stock, (4) Mr. Newman, acting in his capacity as Pine Brook’s appointed member of the Better Board, immediately resigned from the Better Board, and (5) the parties granted customary releases, including in relation to any potential breaches of fiduciary duties.

Director and Executive Officer Borrowings
Promissory Notes
Better Home & Finance has granted certain partial recourse loans to Vishal Garg, Kevin Ryan, and Paula Tuffin, as well as former executive officers Sigurgeir Jonsson, Sarah Pierce, and Diane Yu, and Aaron Schildkrout, a former director. Each loan is secured by shares of Better Home & Finance common stock and was extended to facilitate early exercise of their stock options in exchange for restricted shares of Better Home & Finance common stock pursuant to the Employee Loan Program (refer to the section entitled “Executive Compensation—Narrative to the Summary Compensation Table—Equity Compensation” for further information). The partial recourse loans (borrowed by Aaron Schildkrout, Vishal Garg, Sigurgeir Jonsson, Sarah Pierce, Kevin Ryan, Paula Tuffin and Diane Yu) have the aggregate principal balances set forth in the table below, and any unpaid principal balance accrues interest at 0.52% per annum or, if higher, the applicable federal rate in effect on the effective date, compounded semi-annually.

Related person	Aggregate Principal Balance ($)
Aaron Schildkrout(1)	1,265,000
Vishal Garg	41,029,200
Kevin Ryan	5,980,920
Paula Tuffin	253,000
Sigurgeir Jonsson (2)	1,771,000
Sarah Pierce(3)	2,277,000
Diane Yu(4)	5,717,800
__________________
(1)Mr. Schildkrout resigned from the Board on June 8, 2022 and as an advisor shortly thereafter.
(2)Mr. Jonsson transitioned to a new role at Better Home & Finance in the first half of 2022 and is no longer considered an executive officer.
(3)Ms. Pierce separated from Better Home & Finance on February 3, 2022.
(4)Ms. Yu separated from Better Home & Finance on April 8, 2022.
On August 21, 2023, Better Home & Finance entered into personal loan termination agreements (the “Termination Agreements”) to extinguish the outstanding loans to each of Vishal Garg, Kevin Ryan and Paula Tuffin in connection with the early exercise of the stock options held by each of Messrs. Garg and Ryan and Ms. Tuffin. In the case of Mr. Garg, the loan was extinguished in exchange for the repurchase of all 4,000,000 shares of Better Common Stock collateralizing his promissory notes and 2,447,617 additional shares of Better Common Stock owned by Mr. Garg, each at a fair market value of $6.21 per share of Better Common Stock. In the case of Mr. Ryan and Ms. Tuffin, the loan was extinguished in exchange for a number of shares of Better Common Stock (1,009,271 and 42,349, respectively) collateralizing their respective promissory notes with an aggregate fair market value equal to the outstanding obligations of principal and accrued interest due and payable under the respective notes, at a fair market value per Better share of $6.21 with respect to the vested shares and the exercise price of $5.06 with respect to the unvested shares. Any unvested shares of Better Common Stock not required to be transferred by Mr. Ryan and Ms. Tuffin to extinguish the loans will continue in accordance with their terms and, in accordance with the Merger Agreement, convert into unvested shares of Better Home & Finance Class B common stock, subject to all terms and conditions (including vesting schedule) applicable to such shares prior to the loan termination.
For more information about the Employee Loan Program, please see “Executive Compensation—Narrative to the Summary Compensation Table—Elements of Compensation—Employee Loan Program.”
In addition, reference is made to the disclosure regarding the retention bonus granted to Mr. Ryan in the form of a forgivable loan (the “Retention Loan”) in the section of this prospectus titled “Executive Compensation—Executive Compensation Arrangements—Retention Agreement with Kevin Ryan”. As required in accordance with the terms of the Retention Loan in connection with Better Home & Finance becoming subject to Section 402 of the Sarbanes-

Oxley Act of 2002, Better Home & Finance forgave the Retention Loan such that the promissory note and retention bonus agreement underlying Retention Loan were terminated and are deemed null and void in all respects.
In connection with the forgoing, Better Home & Finance has agreed to reimburse and make whole Mr. Ryan and Ms. Tuffin for the taxes incurred by them in connection with the Termination Agreements and, for Mr. Ryan, the withholding taxes incurred in connection with the forgiveness of the Retention Loan.
The foregoing description of the Termination Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Termination Agreements.
Director and Officer Indemnification
Better Home & Finance entered into customary indemnification agreements in place with its directors, substantially in the form of the Form of Indemnification Agreement attached to the registration statement of which this prospectus forms a part, pursuant to which Better Home & Finance agrees to indemnify the directors to the fullest extent permitted under applicable law against liabilities that may arise by reason of their service as a director to Better, and to advance expenses incurred as a result of any proceeding against them in connection with their services in accordance with the terms of such agreements,. See the section entitled “Description of Better Home & Finance’s Securities—Limitations on Liability and Indemnification of Officers and Directors” for additional information on the proposed indemnification arrangements with Better Home & Finance’s directors and executive officers.
Stockholder Transactions
In November 2020, Better Home & Finance issued to certain of the Activant entities an additional 2,362,672 shares of Better’s Series D Preferred Stock for an aggregate purchase price of approximately $39.9 million. In addition, certain of these Activant entities also received a total of 602,516 shares of Series D-2 Preferred Stock as a result of the conversion of a convertible promissory note (as described in further detail below) upon consummation of Better’s Series D financing:

	Shares of Series D Preferred Stock	Shares of Series D-2 Preferred Stock
Activant Ventures III, L.P.	363,261	249,117
Activant Ventures III Opportunities Fund 2, L.P.	—	353,399
Activant Ventures III Opportunities Fund 6, L.P.	1,999,411	—
In March 2020, Better Home & Finance was a party to an amended and restated note purchase agreement with Activant Ventures III, L.P., Activant Ventures III Opportunities Fund 2, L.P. and certain other investors, pursuant to which the Activant entities purchased convertible promissory notes for approximately $5.0 million, which accrued interest at 8.0% per annum. As described above, these promissory notes converted into 602,516 shares of Better Series D-2 Preferred Stock in connection with Better’s Series D financing and are, therefore, no longer outstanding.
Other Related Party Transactions
Better Home & Finance has entered into a number of commercial agreements with related parties, which management believes provide Better Home & Finance with products or services that are beneficial to our commercial objectives. Often these products and services have been tailored to Better Home & Finance’s specific needs or are part of new pilot programs, both for Better Home & Finance and the counterparty, for which there are not clear alternative vendors offering comparable services to compare pricing with. It is reasonable to assume that none of these related party commercial agreements were structured at arm’s length and therefore may be beneficial to the counterparty.

Embark License Agreement
Better was a party to a license agreement, dated as of November 2020, with Embark Corp. (“Embark”), a company for which the Better Founder and CEO served as a director and the Better Founder and CEO’s spouse serves as chief executive officer, and in which the Better Founder and CEO and his spouse collectively hold a 25.8% ownership interest (the “Embark License Agreement”), attached to the registration statement of which this prospectus forms a part. The Better Founder and CEO resigned from the board of directors of Embark effective October 1, 2021. Pursuant to the Embark License Agreement, Better was entitled to use and occupy one floor of office space for a period of 15 months for $126,900 per year (plus applicable taxes and utilities). The Embark License Agreement was terminated in June 2021.
Embark Services Agreement
Better was party to a services agreement, dated as of August 3, 2020, with Embark (the “Embark Services Agreement”). The terms of the Embark Services Agreement provided for Better to pay Embark for lead generation services, but no amounts were paid by Better pursuant to the Embark Services Agreement. In September 2021, Better and Embark entered into an agreement to terminate the Embark Services Agreement, with such termination effective upon, the Closing.
Holy Machine Consulting Agreements
On January 11, 2018, Better and Holy Machine, LLC (“Holy Machine”) entered into a consulting agreement (the “2018 Holy Machine Consulting Agreement”), attached to the registration statement of which this prospectus forms a part, for consulting services to be provided to Better by Aaron Schildkrout and for Better to provide consideration in the form of equity and cash. Specifically, under the terms of the 2018 Holy Machine Consulting Agreement, Better would pay Holy Machine $25,000 per month for services and grant Holy Machine 603,024 options with a 4-year vesting period and no cliff at two times the then fair market value of Better. Further, any inventions, discoveries, improvements or works of authorship made by Holy Machine and the results thereof that may be considered works made for hire shall be assigned to Better and be Better’s exclusive property to which Better has the exclusive right to obtain and own all copyrights. The term of the 2018 Holy Machine Consulting Agreement ended on November 15, 2022. On May 12, 2020, the parties entered into an amendment to the 2018 Holy Machine Consulting Agreement, attached to the registration statement of which this prospectus forms a part, to insert terms relating to compliance with applicable laws, contracts and indemnification among the parties. No other terms of the 2018 Holy Machine Consulting Agreement were altered.
On July 22, 2020, Better and Holy Machine entered into a new consulting agreement (the “2020 Holy Machine Consulting Agreement”), attached to the registration statement of which this prospectus forms a part. Similar to the 2018 consulting agreement, the 2020 Holy Machine Consulting Agreement grants Holy Machine (i) the option to purchase 250,000 shares of Better common stock, with an accompanying stock option agreement having a term of 10 years, at the then fair market value at the time of the grant and (ii) the option to purchase 250,000 shares of Better’s common stock, with an accompanying stock option agreement having a term of 10 years, with an exercise price per share equal to (a) $15.71 minus (b) the then current fair market value at the time of grant. Both tranches of granted options vest each month on the same day of the month as the vesting commencement date of April 18, 2020, subject to Holy Machine continuing to provide consulting services through each such date, and both have change in control vesting provisions which would result in 100% of unvested options vesting should there be a change of control of Better, as defined in such a stock option agreement. The term will continue until the services are completed or terminated. The Company recorded none and $137.5 thousand of expenses paid to Holy Machine during the nine months ended September 30, 2023 and 2022, respectively The services provided by Holy Machine are not integral to Better Home & Finance’s technology platform and amounts incurred are not material to Better Home & Finance. During the second quarter of 2022, Aaron Schildkrout resigned from the Better Board and resigned as an advisor to Better shortly thereafter.

Share Repurchases
During the first quarter of 2022, Better repurchased from former director Gabrielle Toledano a total of 11,122 shares of Better Capital Stock for an aggregate purchase price of $254,154 to defray taxes associated with vesting of equity awards of such shares. Ms. Toledano subsequently resigned from the Better Board in April 2022.
During the second quarter of 2022, Better repurchased from General Counsel and Chief Compliance Officer Paula Tuffin a total of 27,000 shares of Better Capital Stock for an aggregate purchase price of $399,600 to defray taxes associated with vesting of equity awards of such shares.
Other Related Party Transactions with 1/0 Capital, 1/0 Holdco and Related Entities
On December 10, 2020, Better Home & Finance and 1/0 Capital entered into an Employee Allocation Agreement (the “Employee Allocation Agreement”), attached to the registration statement of which this prospectus forms a part, to provide Better Home & Finance access to certain 1/0 Capital employees and for Better Home & Finance to provide reasonable consideration in the form of fees for access to those employees based on their time as well as IT support services. Any intellectual property created under the Employee Allocation Agreement by 1/0 Capital employees working on behalf of Better Home & Finance belongs to Better Home & Finance. Any suit, action or proceeding arising out of or in connection with the Employee Allocation Agreement is subject to arbitration. The term of the Employee Allocation Agreement will continue in perpetuity. The services provided by 1/0 Capital are not integral to Better Home & Finance’s technology platform and amounts incurred are not material to Better Home & Finance. In connection with this agreement, the Company incurred gross expenses of $6.4 thousand and $386.8 thousand in the nine months ended September 30, 2023 and 2022, respectively, and $0.5 million and $1.5 million for the years ended December 31, 2022 and 2021, respectively. As part of this agreement, the Company may provide access to certain of its employees for use by 1/0 Capital which reduced the amounts owed to 1/0 Capital by none and $18.2 thousand for the nine months ended September 30, 2023 and 2022, respectively, and $18.2 thousand and $0.2 million for the years ended December 31, 2022 and 2021, respectively. We paid 1/0 Capital fees and expenses associated with employees pursuant to the Employee Allocation Agreement of $6.4 thousand and $368.6 thousand for the nine months ended September 30, 2023 and 2022, respectively. Better Home & Finance paid 1/0 Capital fees and expenses associated with employees pursuant to the Employee Allocation Agreement of $0.4 million and $1.3 million for years ended December 31, 2022 and 2021, respectively.
Better Mortgage, a wholly owned subsidiary of Better Home & Finance, originally entered into a data and analytics services agreement, dated as of August 25, 2016, with TheNumber, an entity in which the Better Founder and CEO and 1/0 Holdco collectively hold a majority ownership interest, amended as of December 6, 2016 and November 29, 2017, attached to the registration statement of which this prospectus forms a part. On September 10, 2021, Better Home & Finance and TheNumber entered into a technology integration and license agreement, which was amended and restated on November 12, 2021 and subsequently extended on January 1, 2023, attached to the registration statement of which this prospectus forms a part, to develop a consumer credit profile technology which is to be launched in three stages. The first stage involved testing TheNumber’s limited graph Application Programming Interface (“API”) in a testing environment with test data. The second stage involved data such as credit, income, and assets of staged borrowers meeting certain measures of speed and performance. The third stage requires TheNumber to run the product and serve all borrowers on the production side as well as provide data to Better Home & Finance from its data set. The listed services provided by TheNumber are lead generation, market rate analysis, lead growth analysis, property listing analysis, automated valuation models, and financial risk analysis. Both parties agreed to jointly develop all aspects of this program, and the agreement provides for the utilization of TheNumber employees by Better Home & Finance. The fees and expenses we paid TheNumber in connection with this relationship are $438.0 thousand and $1,123.0 thousand for the nine months ended September 30, 2023 and 2022 respectively, and $1.4 million and $0.1 million for the years ended December 31, 2022 and 2021, respectively, with such increase attributable to the utilization of TheNumber personnel in 2022. The Company had a payable of $204.3 thousand as of September 30, 2023, $232 thousand as of December 31, 2022 and none as of December 31, 2021. The services provided by TheNumber are not integral to Better Home & Finance’s technology platform and amounts incurred are not material to Better Home & Finance.

On October 15, 2021, Better Mortgage and Notable Finance, LLC entered into a private label and consumer lending program agreement (the “2021 Notable Program Agreement”) to launch a “Better Home” program to provide home improvement lines of credit to qualified Better Mortgage borrowers. The program is intended to be used by qualified Better Home & Finance customers for home improvement purchases (the “Home Improvement Line of Credit”). This program required Notable to originate and service the loan and in consideration, Better Home & Finance paid Notable for each loan originated pursuant to the agreement. In connection with the 2021 Notable Program Agreement, Notable provided a branded prepaid card, similar to a gift card, which converts to an unsecured line of credit in certain circumstances.
For the nine months ended September 30, 2023 and 2022, Better Home & Finance incurred $38.5 thousand and $74.3 thousand, respectively, of expenses under the agreement, which are included within mortgage platform expenses on the condensed consolidated statements of operations and comprehensive loss, respectively. The Company recorded a payable of $10.0 thousand and $15.0 thousand included within other liabilities on the condensed consolidated balance sheets as of September 30, 2023 and December 31, 2022, respectively.
For the years ended December 31, 2022 and 2021, we incurred $98.2 thousand and $0.6 million, respectively, of expenses under the agreement of which $42.9 thousand and none are included within mortgage platform expenses and $55.3 thousand and $0.6 million are included within marketing and advertising expenses on the consolidated statements of operations and comprehensive loss and a payable of $15.0 thousand and $0.3 million included within other liabilities on the consolidated balance sheets as of December 31, 2022 and 2021, respectively.
On January 14, 2022, Better Trust I, a subsidiary of Better Home & Finance, entered into a master loan purchase agreement (the “Notable MLPA”) and service agreement with Notable in relation to the Better Home program to purchase from Notable up to $20.0 million of unsecured home improvement loans underwritten and originated by Notable for Better Home & Finance’s customers, attached to the registration statement of which this prospectus forms a part, respectively. Under the Notable MLPA, Notable originated home improvement loans, all of which Notable made available for purchase by Better Home & Finance. No additional cost outside the sale of the loan was contemplated by the Notable MLPA. From inception on January 14, 2022, Better Home & Finance paid Notable $8.3 million pursuant to this Notable MLPA.
On September 12, 2022, the 2021 Notable Program Agreement was amended and replaced (the “2022 Notable Program Agreement”) to provide for a structure in which Notable originates, funds, and services the loans and Better Home & Finance pays Notable for each loan originated. Under the 2022 Notable Program Agreement, Better Home & Finance markets Notable’s products to customers through special offers and rewards for customers in a referral-based partnership rather than the fully-integrated loan purchase relationship provided for under the Notable MLPA. While Better Home & Finance does not view any revenue generated directly from this marketing arrangement as material, Better Home & Finance believes that providing customers with access to the Better Home Improvement Line of Credit has conversion benefits, where customers could be more likely to get a mortgage, real estate services, or insurances services through Better Home & Finance if they are offered this product concurrently. The 2022 Notable Program Agreement enables Better Home & Finance to offer this product without requiring significant internal operational resources or balance sheet capacity. The term of the 2022 Notable Program Agreement is one year subject to an auto-renewal for a second year if not terminated within 90 days prior to its renewal. The services provided by Notable are not integral to Better Home & Finance’s technology platform and amounts incurred are not material to Better Home & Finance.
Better Home & Finance is a party to a data analytics services agreement with Zethos, Inc., (“Truework”), an entity in which Vishal Garg, the Chief Executive Officer, is an investor. Under the data analytics services agreement, Truework provides digital Verification of Employment (“VOE”) and Verification of Income (“VOI”) services to Better Home & Finance during the mortgage loan origination process to confirm the employment and income of borrowers seeking a mortgage. This is data required for underwriting mortgages to the specifications of Fannie Mae, Freddie Mac, and private loan purchasers. These data services are standard product offerings of Truework, which they offer to a number of mortgage lenders. Truework is one of multiple vendors Better Home & Finance uses for VOE and VOI services. Better Home & Finance originally entered into the data services agreement in June 2020, and amended the agreement in October 2021 to run until September 30, 2023. In connection with usage of the services, the Company incurred expenses of $7.4 thousand and $414.3 thousand for the nine months ended

September 30, 2023 and 2022, respectively, and a payable of $101.2 thousand and $16.2 thousand as of September 30, 2023 and December 31, 2022, respectively. Better Home & Finance paid expenses of $0.5 million and $0.3 million for the years ended December 31, 2022 and 2021.
Statement of Policy Regarding Transactions with Related Parties
Better Home & Finance has adopted a written statement of policy regarding transactions with related parties that is in conformity with the applicable SEC and Nasdaq requirements imposed on issuers of publicly listed stock.
Better Home & Finance’s related party transactions policy requires that a “related person” (as defined under Item 404(a) of Regulation S-K) must disclose to Better Home & Finance’s general counsel, or such other person designated by Better Home & Finance’s board of directors or a duly authorized committee thereof, any “related party transaction” (defined as any transaction in which (i) Better Home & Finance is or will be a participant, (ii) the amount involved will or may reasonably be expected to exceed the lesser of $120,000 or 1% of the average of Better Home & Finance’s total assets at year end for the prior two fiscal years, and (iii) any related party has or will have a direct or indirect material interest) and the facts and circumstances with respect thereto. Better Home & Finance’s general counsel, or such other person, will then undertake an evaluation of the transaction and, if such evaluation indicates that the transaction would require approval, promptly communicate all relevant facts and circumstances to Better Home & Finance’s Audit Committee. No related party transaction entered into may be executed without the approval or ratification of Better Home & Finance’s Audit Committee. Better Home & Finance’s policy provides that directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest.

MATERIAL UNITED STATES TAX CONSEQUENCES TO HOLDERS OF COMMON STOCK AND WARRANTS
This section summarizes certain United States federal income tax consequences of the ownership and disposition of Better Home & Finance Common Stock, which we refer to in this section as common stock, and Private Warrants. It applies to you only if you hold your shares or Private Warrants as capital assets for tax purposes. This discussion addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:
•a dealer in securities,
•a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,
•a tax-exempt organization,
•a life insurance company,
•a person that actually or constructively owns 10% or more of the combined voting power of our voting stock or of the total value of our stock,
•a person that holds shares or Private Warrants as part of a straddle or a hedging or conversion transaction,
• a person that purchases or sells shares or Private Warrants as part of a wash sale for tax purposes, or
•a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.
This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.
If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds the common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the common stock.
You are a U.S. holder if you are a beneficial owner of shares or Private Warrants and you are, for United States federal income tax purposes:
•a citizen or resident of the United States,
•a domestic corporation,
•an estate whose income is subject to United States federal income tax regardless of its source, or
•a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.
A "non-U.S. holder" is a beneficial owner of shares or Private Warrants that is not a United States person and is not a partnership for United States federal income tax purposes.

You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

U.S. Holders
Distributions
If we make a distribution of cash or other property (other than certain distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits will generally be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of your tax basis in our common stock (and will reduce your basis in such common stock), and, to the extent such portion exceeds your tax basis in our common stock, the excess will be treated as gain from the taxable disposition of the common stock, the tax treatment of which is discussed below under “Gain on Disposition of Common Stock and Warrants”.
Dividends we pay to a U.S. holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder will constitute “qualified dividends” that will be taxed at the applicable tax rate for long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Gain on Disposition of Common Stock and Warrants
If you sell or otherwise dispose of your shares or Private Warrants, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your shares or Private Warrants. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.
Exercise, Lapse or Redemption of a Warrant
Except as discussed below with respect to the cashless exercise of a Private Warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of a share of our common stock on the exercise of a Private Warrant for cash. A U.S. holder’s initial tax basis in a share of our common stock received upon exercise of the Private Warrant generally will equal the sum of the U.S. holder’s initial investment in the Private Warrant and the exercise price of such Private Warrant. It is unclear whether a U.S. holder’s holding period for the share of our common stock received upon exercise of the Private Warrants will commence on the date of exercise of the Private Warrant or the day following the date of exercise of the Private Warrant; in either case, the holding period will not include the period during which the U.S. holder held the Private Warrant. If a Private Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Private Warrant.
The tax consequences of a cashless exercise of a warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either situation, a U.S. holder’s tax basis in the shares of our common stock received generally would equal the U.S. holder’s tax basis in the Private Warrants exercised therefor. If the cashless exercise were not a realization event, it is unclear whether a U.S. holder’s holding period for the shares of our common stock will commence on the date of exercise of the Private Warrant or the day following the date of exercise of the Private Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of our common stock would include the holding period of the Private Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of Private Warrants having an aggregate value (as measured by the excess of the fair market value of our common stock over the exercise price of the Private Warrants) equal to the exercise price for the total number of Private Warrants to be exercised (i.e., the Private Warrants underlying the number of shares of our common stock actually received by the U.S. holder pursuant to the cashless exercise). The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the value of the Private Warrants deemed surrendered and the U.S. Holder’s tax basis in such Private Warrants. Such gain or loss would be long-term or short-term, depending on the U.S. holder’s holding period in the Private Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the common stock received would equal the sum of the U.S. holder’s tax basis in the Private Warrants exercised and the exercise price of such Private Warrants. It is unclear whether a U.S. holder’s holding period for the common stock would commence on the date following the date of exercise or on the date of exercise of the Private Warrants; in either case, the holding period would not include the period during which the U.S. holder held the Private Warrants.
Alternative characterizations are also possible (including as a taxable exchange of all of the Private Warrants surrendered by the U.S. holder for shares of our common stock received upon exercise). Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
If we redeem Private Warrants for cash or if we purchase Private Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “Gain on Disposition of Common Stock and Warrants”.
Possible Constructive Dividends
The terms of each Private Warrant provide for an adjustment to the number of shares of our common stock for which the Private Warrant may be exercised or to the exercise price of the Private Warrant in certain events. Depending on the circumstances, such adjustments may be treated as constructive distributions. An adjustment which has the effect of preventing dilution pursuant to a bona fide reasonable adjustment formula generally is not taxable. The U.S. holders of the Private Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Private Warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our common stock that would be obtained upon exercise or through a decrease to the exercise price) as a result of a taxable distribution of cash or other property to the holders of shares of our common stock. Any such constructive distribution would generally be subject to tax as described under “U.S. Holders – Distributions” above in the same manner as if the U.S. holders of the Private Warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment.
Information Reporting and Backup Withholding
Information reporting requirements may apply to dividends (including constructive dividends) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of our common stock and Private Warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders
Dividends
If we make a distribution of cash or other property (other than certain distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits will generally be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of your tax basis in our common stock (and will reduce your basis in such common stock), and, to the extent such portion exceeds your tax basis in our common stock, the excess will be treated as gain from the taxable disposition of the common stock, the tax treatment of which is discussed below under “Gain on Disposition of Common Stock and Warrants”.
Except as described below, dividends paid to you on common stock are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, the withholding agent will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to the withholding agent:
•a valid Internal Revenue Service (“IRS”) Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or
•in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.
If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States IRS.
If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, withholding agents are generally not required to withhold tax from the dividends, provided that you have furnished to the withholding agent a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:
•you are a non-United States person, and
•the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.
"Effectively connected" dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.
If you are a corporate non-U.S. holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
Exercise, Lapse or Redemption of a Warrant
The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Private Warrant, or the lapse of a Private Warrant held by a non-U.S. holder, will generally correspond to the U.S. federal income tax treatment of the exercise or lapse of a Private Warrant by a U.S. holder, as described under “U.S. Holders—Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below in “Non-U.S. Holders— Gain on Disposition of Common Stock and Warrants.”

Gain on Disposition of Common Stock and Warrants
You generally will not be subject to United States federal income tax on gain that you recognize on a disposition of common stock or Private Warrants unless:
•the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,
•you are an individual, you hold the common stock or Private Warrant as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or
•we are or have been a “United States real property holding corporation” (as described below), at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, you are not eligible for a treaty exemption, and either (i) our common stock is not regularly traded on an established securities market during the calendar year in which the sale or disposition occurs or (ii) you owned or are deemed to have owned, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, more than 5% of our common stock. These rules may be modified for non-U.S. holders of Private Warrants. If we are or have been a “United States real property holding corporation” and you own Private Warrants, you are urged to consult your own tax advisor regarding the application of these rules.
If the gain from the taxable disposition of shares of our common stock or Private Warrants is effectively connected with your conduct of a trade or business in the United States (and, if required by a tax treaty, the gain is attributable to a permanent establishment that you maintain in the United States), you will be subject to tax on the net gain derived from the sale at rates applicable to United States citizens, resident aliens and domestic United States corporations. If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual non-U.S. holder described in the second bullet point immediately above, you will be subject to a flat 30% tax (unless an applicable income tax treaty provides otherwise) on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.
We will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for the U.S. federal income tax purposes). We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation.
Possible Constructive Distributions
The terms of each Private Warrant provide for an adjustment to the number of shares of our common stock for which the Private Warrant may be exercised or to the exercise price of the Private Warrant in certain events. An adjustment which has the effect of preventing dilution is generally not taxable. The non-U.S. holders of the Private Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases such non-U.S. holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise or through a decrease in the exercise prices of the warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock. Such constructive distribution to a non-U.S. holder of warrants would be treated as if such non-U.S. holders had received a cash distribution from us equal to the fair market value of such increased interest (taxed as described above under “Non-U.S. Holders—Dividends”). For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

FATCA Withholding
Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-US persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Payments of dividends that you receive in respect of common stock could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold common stock through a non-US person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.
Backup Withholding and Information Reporting
We and other payors are required to report payments of dividends on common stock on IRS Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of common stock effected at a United States office of a broker provided that either (i) you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.
Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to an aggregate of 9,808,405 shares of Better Home & Finance Class A common stock, which consists of (i) 6,075,047 shares of Better Home & Finance Class A common stock issuable upon exercise of Public Warrants and (ii) 3,733,358 shares of Better Home & Finance Class A common stock issuable upon exercise of Private Warrants.
We are also registering the resale by the Selling Securityholders or their permitted transferees from time to time of up to an aggregate of 418,173,409 shares of Better Home & Finance Class A common stock, which consists of (i) 53,665,365 shares of Better Home & Finance Class A common stock, (ii) 288,897,403 shares of Better Home & Finance Class A common stock issuable upon conversion of Better Home & Finance Class B common stock, (iii) 71,877,283 shares of Better Home & Finance Class A common stock issuable upon conversion of Better Home & Finance Class C common stock, and (iv) 3,733,358 shares of Better Home & Finance Class A common stock issuable upon exercise of Private Warrants, and of up to 3,733,358 Private Warrants.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the Nasdaq listing rules;

•through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•through one or more underwritten offerings on a firm commitment or best efforts basis;
•settlement of short sales entered into after the date of this prospectus;
•agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, or other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•the specific securities to be offered and sold;
•the names of the selling securityholders;
•the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
•settlement of short sales entered into after the date of this prospectus;
•the names of any participating agents, broker-dealers or underwriters; and
•any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.
In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-

dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover over-allotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Better Home & Finance Class A common stock and Warrants are currently listed on the Nasdaq Global Market and the Nasdaq Capital Market under the symbols “BETR” and “BETRW”, respectively.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate.

Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
We have agreed with certain Selling Securityholders pursuant to the Registration Rights Agreement to use commercially reasonable efforts to cause the registration statement of which this prospectus forms a part to remain effective until such time as there ceases to be any “Registrable Securities” as defined therein.
The Warrants, including Private Warrants offered by this prospectus, may be exercised from September 22, 2023, the date 30 days after the Closing Date and on or before the expiration date set forth therein by (i) surrendering the Warrant to the warrant agent, Computershare Trust Company, N.A., with the duly executed subscription form as set forth in the Warrant, and (ii) paying in full the Warrant price for each full share of Better Home & Finance Class A common stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of such Warrant, the exchange of the Warrant for the shares of Better Home & Finance Class A Common Stock and the issuance of such shares of Better Home & Finance Class A Common Stock.
Lock-up Restrictions
Pursuant to the Better Holder Support Agreement, certain stockholders, directors and officers of Better before the Business Combination (the “Major Better Stockholders”) have agreed that they will not transfer Better Home & Finance Class A common stock (as converted) for one year after the Closing Date (in the case of Major Better Stockholders who were officers or employees of Better) or six months after the Closing Date (in the case of any Major Better Stockholder who was not an officer or employee of Better) subject to exceptions set out in the Better Holder Support Agreement. Notwithstanding this provision, the Major Better Stockholders and their respective permitted transferees may make transfers during the lock-up period: (i) subject to certain limitations, pursuant to a merger, consolidation or other business combination of Better Home & Finance that has been approved by its board of directors; (ii) in the case of an individual, to such individual’s spouse and descendants, parents, such parent’s descendants, executor or personal representative, trust, or charitable foundation, or upon the death of such individual, by the will or other instrument taking effect at death or by virtue of laws of descent and distribution, (iii) to any of its wholly-owned affiliates or a person or entity wholly owning such stockholder; (iv) to Better Home & Finance in connection with tax withholdings or equity awards; (v) to Better Home & Finance in connection with conversion of the outstanding equity securities; or (vi) to any other Major Better Stockholder; provided, any permitted transferees pursuant to clause (ii) must enter into the joinder to the Better Holder Support Agreement agreeing to be bound by the foregoing transfer restrictions.
Additionally, pursuant to the Amended and Restated Insider Letter Agreement, the Sponsor and Aurora’s directors and officers before the Business Combination (the “Insiders”) have agreed not to transfer any Founder Shares (as defined therein) (or shares issuable upon conversion thereof) or Novator Private Placement Shares (as defined therein) (or shares issuable upon conversion thereof) until the earlier of (A) one year after the completion of the Company’s initial Business Combination or (B) subsequent to the Company’s initial Business Combination, (x) if the last reported sale price equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing at least 150 days after the Company's initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their shares for cash, securities or other property. Notwithstanding the foregoing provisions, the Sponsor, any Insider or any of their permitted transferees may make transfers during the lock-up period: (a) to Aurora’s officers or directors, any affiliates or family members of any of Aurora’s officers or directors, the Sponsor; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of the laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial Business Combination at prices no greater than the price at which the applicable shares or warrants subject to lock-up were originally purchased; (f) to an entity that is an affiliate of the holder; (g) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their shares for cash, securities or other property; provided, however, that, in the case of clauses (a) through (f), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the foregoing transfer restrictions.

EXPERTS
The financial statements of Aurora as of December 31, 2022 and 2021 and for each of the two years ended December 31, 2022, included in this prospectus and registration statement have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon (which contain an explanatory paragraph relating to the substantial doubt about the ability of Aurora to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere in this prospectus/registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.
The financial statements of Better Holdco, Inc. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

VALIDITY OF SECURITIES
Sullivan & Cromwell LLP has passed upon the validity of the Better Home & Finance Class A common stock and Private Warrants offered by this prospectus.

CHANGE IN AUDITOR
On August 22, 2023, the Audit Committee dismissed Marcum LLP (“Marcum”), the Company’s independent registered public accounting firm prior to consummation of the Business Combination, as the Company’s independent registered public accounting firm.
Marcum’s report on Aurora’s, the Company’s legal predecessor, financial statements as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and December 31, 2021, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except for an explanatory paragraph regarding Aurora’s ability to continue as a going concern. During the fiscal years ended December 31, 2022 and December 31, 2021, and through June 30, 2023, there were no disagreements between Aurora or the Company, as applicable, and Marcum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreements in its reports on Aurora’s financial statements for such period. During the fiscal years ended December 31, 2022 and December 31, 2021, and through June 30, 2023, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act), other than the material weaknesses in Aurora’s internal controls over financial reporting identified by management related to the accounting for complex financial instruments and unusual transactions, including in connection with the classification of Aurora’s underwriters’ over-allotment option in connection with Aurora’s initial public offering, and reconciliations surrounding expenses paid by related parties and accounts payable, which resulted in the restatement of Aurora’s previously issued financial statements as of and for the fiscal year ended December 31, 2021 and the quarterly periods ended September 30, 2021, March 31, 2022, June 30, 2022 and September 30, 2022.
The Company has provided Marcum with a copy of the foregoing disclosures and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of Marcum’s letter, dated August 25, 2023, is filed as an exhibit to the registration statement of which this prospectus is a part.
On August 22, 2023, the Audit Committee approved the engagement of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm. Deloitte served as independent registered public accounting firm of Better beginning in 2020. During the years ended December 31, 2022 and 2021 and the subsequent interim period through October 31, 2023, Aurora, the Company or Better, as applicable, did not consult with Deloitte with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on Aurora, the Company’s or Better’s financial statements, and neither a written report nor oral advice was provided to Aurora, the Company or Better, as applicable, that Deloitte concluded was an important factor considered by Aurora, the Company or Deloitte, as applicable, in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (each as defined above).

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 with respect to securities offered by this prospectus. This prospectus is a part of that registration statement. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.
We are subject to the information reporting requirements of the Exchange Act, and we will file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at https://investors.better.com/. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2023 and December 31, 2022	F-2
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Three and Nine Months Ended September 30, 2023 and 2022	F-3
Condensed Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Equity (Deficit) for the Three and Nine Months Ended September 30, 2023 and 2022	F-4
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2023 and 2022	F-8
Notes to Unaudited Condensed Consolidated Financial Statements	F-10
AURORA ACQUISITION CORP.

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Amounts in thousands, except share and per share amounts)	2023	2022
Assets
Cash and cash equivalents	$526,765	$317,959
Restricted cash	27,806	28,106
Short-term investments	29,831	—
Mortgage loans held for sale, at fair value	160,025	248,826
Other receivables, net	10,449	16,285
Property and equipment, net	17,806	30,504
Right-of-use assets	23,550	41,979
Internal use software and other intangible assets, net	48,406	61,996
Goodwill	32,492	18,525
Derivative assets, at fair value	3,717	3,048
Prepaid expenses and other assets	56,208	66,572
Bifurcated derivative, at fair value	—	236,603
Loan commitment asset	—	16,119
Total Assets	$937,055	$1,086,522
Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Liabilities
Warehouse lines of credit	$73,536	$144,049
Post-Closing Convertible Notes (issued to a related party. See Note 10)	513,001	—
Pre-Closing Bridge Notes	—	750,000
Corporate line of credit, net	—	144,403
Customer deposits	9,908	—
Accounts payable and accrued expenses	103,435	88,983
Escrow payable	3,153	8,001
Derivative liabilities, at fair value	1,678	1,828
Convertible preferred stock warrants	—	3,096
Warrant and equity related liabilities, at fair value	1,527	—
Lease liabilities	33,307	60,049
Other liabilities (includes $460 and $440 payable to related parties as of September 30, 2023 and December 31, 2022, respectively)	40,278	59,933
Total Liabilities	779,823	1,260,342
Commitments and contingencies (see Note 12)
Convertible preferred stock, $0.0001 par value; none as of September 30, 2023; 602,405,839 shares authorized, 332,314,737 shares issued and outstanding and $420,742 liquidation preference as of December 31, 2022.	—	436,280
Stockholders’ Equity (Deficit)
Common stock $0.0001 par value; 3,300,000,000 and 1,086,027,188 shares authorized as of September 30, 2023 and December 31, 2022, respectively, and 737,585,438 and 299,783,421 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	74	10
Notes receivable from stockholders	(10,404)	(53,900)
Additional paid-in capital	1,826,848	626,628
Accumulated deficit	(1,656,856)	(1,181,415)
Accumulated other comprehensive loss	(2,430)	(1,423)
Total Stockholders’ Equity (Deficit)	157,232	(610,100)
Total Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)	$937,055	$1,086,522
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands, except share and per share amounts)	2023	2022	2023	2022
Revenues:
Mortgage platform revenue, net	$14,207	$11,087	$54,927	$106,586
Cash offer program revenue	—	9,739	304	226,096
Other platform revenue	1,333	5,688	9,355	35,623
Net interest income
Interest income	3,667	4,977	12,527	22,918
Warehouse interest expense	(2,758)	(2,838)	(9,544)	(14,775)
Net interest income	909	2,139	2,983	8,143
Total net revenues	16,449	28,653	67,569	376,448
Expenses:
Mortgage platform expenses	19,166	55,545	70,809	292,915
Cash offer program expenses	—	9,813	398	227,509
Other platform expenses	3,161	8,951	11,787	55,250
General and administrative expenses	59,189	46,499	113,392	161,293
Marketing and advertising expenses	5,128	9,948	17,122	59,801
Technology and product development expenses	20,732	29,414	66,639	100,354
Restructuring and impairment expenses (see Note 5)	679	45,781	11,798	212,490
Total expenses	108,055	205,951	291,945	1,109,612
Loss from operations	(91,606)	(177,298)	(224,376)	(733,164)
Interest and other income (expense), net
Other income (expense)	977	746	5,187	861
Interest and amortization on non-funding debt	(11,939)	(3,304)	(18,237)	(10,077)
Interest on Pre-Closing Bridge Notes	—	(80,099)	—	(213,513)
Change in fair value of warrant liabilities	861	—	861	—
Change in fair value of convertible preferred stock warrants	—	4,202	266	24,613
Change in fair value of bifurcated derivative	(237,667)	29,089	(236,603)	306,866
Total interest and other expense, net	(247,768)	(49,366)	(248,526)	108,750
Loss before income tax expense	(339,374)	(226,664)	(472,902)	(624,414)
Income tax expense/(benefit)	659	(52)	2,539	1,450
Net loss	(340,033)	(226,612)	(475,441)	(625,864)
Other comprehensive loss:
Foreign currency translation adjustment, net of tax	(698)	(155)	(1,007)	(764)
Comprehensive loss	$(340,731)	$(226,767)	$(476,448)	$(626,628)
Per share data:
Loss per share attributable to common stockholders:
Basic	$(0.68)	$(0.77)	$(1.30)	$(2.16)
Diluted	$(0.68)	$(0.77)	$(1.30)	$(2.16)
Weighted average common shares outstanding — basic	496,577,751	292,660,334	364,817,445	289,934,149
Weighted average common shares outstanding — diluted	496,577,751	292,660,334	364,817,445	289,934,149
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
For the Three Months Ended September 30, 2023

	Convertible preferred stock		Common Stock
(Amounts in thousands, except share and per share amounts)	Shares	Amount	Issued and Outstanding	Par Value	Notes Receivables from Stockholders	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Equity (Deficit)
Balance - June 30, 2023	108,721,433	$436,280	98,370,492	$10	$(56,254)	$642,551	$(1,316,823)	$(1,732)	$(732,248)
Recapitalization of shares due to Business Combination (Note 3)	223,593,304	—	202,305,863	20	—	(20)	—	—	—
Adjusted Balance as of June 30, 2023	332,314,737	436,280	300,676,355	30	(56,254)	642,531	(1,316,823)	(1,732)	(732,248)
Conversion of convertible preferred stock to common stock	(332,314,737)	(436,280)	332,314,737	33	—	436,247	—	—	436,280
Conversion of pre-closing bridge notes to common stock	—	—	105,000,000	12	—	749,988	—	—	750,000
Issuance of common stock upon Business Combination close	—	—	10,698,910	1	—	37,966	—	—	37,967
Exercise of warrants	—	—	14,576,174	1	—	4,289	—	—	4,290
Transaction costs related to the Business Combination	—	—	—	—	—	(21,437)	—	—	(21,437)
Recognition of derivative liability related to earnout	—	—	—	—	—	(1,112)	—	—	(1,112)
Assumption private & public placement warrants	—	—	—	—	—	(1,276)	—	—	(1,276)
Issuance of common stock for options exercised	—	—	106,744	—	—	2,253	—	—	2,253
Cancellation of common stock	—	—	(2,865,535)	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	27,547	—	—	27,547
Tax withholding upon vesting of restricted stock units	—	—	—	—	—	(4,790)	—	—	(4,790)
Vesting of common stock issued via notes receivable from stockholders	—	—	—	—	(1,041)	—	—	—	(1,041)
Forfeiture of shares	—	—	(15,440,633)	(2)	30,161	(30,159)	—	—	—
Forgiveness of officer loans	—	—	—	—	1,530	—	—	—	1,530
Shares transferred in settlement of loans	—	—	(7,481,314)	(1)	15,200	(15,199)	—	—	—
Net loss	—	—	—	—	—	—	(340,033)	—	(340,033)
Other comprehensive loss— foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	(698)	(698)
Balance - September 30, 2023	$—	$—	$737,585,438	$74	$(10,404)	$1,826,848	$(1,656,856)	$(2,430)	$157,232
The accompanying notes are an integral part of these unaudited consolidated financial statements.

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
For the Three Months Ended September 30, 2022

	Convertible preferred stock		Common Stock
(Amounts in thousands, except share and per share amounts)	Shares	Amount	Issued and Outstanding	Par Value	Notes Receivables from Stockholders	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Equity (Deficit)
Balance - June 30, 2022	108,721,433	$436,280	98,326,436	$10	$(48,403)	$601,756	$(691,865)	$(714)	$(139,216)
Recapitalization of shares due to Business Combination (Note 3)	223,593,304	—	202,215,259	—	—	—	—	—	—
Adjusted Balance as of June 30, 2022	332,314,737	436,280	300,541,695	10	(48,403)	601,756	(691,865)	(714)	(139,216)
Issuance of common stock	—	—	926,783	—	—	5,304	—	—	5,304
Repurchase or cancellation of common stock	—	—	(649,937)	—	—	(3,163)	—	—	(3,163)
Stock-based compensation	—	—	—	—	—	11,765	—	—	11,765
Vesting of common stock issued via notes receivable from stockholders	—	—	—	—	(3,011)	—	—	—	(3,011)
Net loss	—	—	—	—	—	—	(226,612)	—	(226,612)
Other comprehensive loss— foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	(155)	(155)
Balance - September 30, 2022	332,314,737	$436,280	300,818,541	$10	$(51,414)	$615,662	$(918,477)	$(869)	$(355,088)
The accompanying notes are an integral part of these unaudited consolidated financial statements.

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
For the Nine Months Ended September 30, 2023

	Convertible preferred stock		Common Stock
(Amounts in thousands, except share and per share amounts)	Shares	Amount	Issued and Outstanding	Par Value	Notes Receivables from Stockholders	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Equity (Deficit)
Balance—December 31, 2022	108,721,433	$436,280	98,078,356	$10	$(53,900)	$626,628	$(1,181,415)	$(1,423)	$(610,100)
Recapitalization of shares due to Business Combination (Note 3)	223,593,304	—	201,705,065	20	—	(20)	—	—	—
Adjusted Balance as of December 31, 2022	332,314,737	436,280	299,783,421	30	(53,900)	626,608	(1,181,415)	(1,423)	(610,100)
Conversion of convertible preferred stock to common stock	(332,314,737)	(436,280)	332,314,737	33	—	436,247	—	—	436,280
Conversion of pre-closing bridge notes to common stock	—	—	105,000,000	12	—	749,988	—		750,000
Issuance of common stock upon Business Combination close	—	—	10,698,910	1	—	37,966	—	—	37,967
Exercise of warrants	—	—	14,576,174	1	—	4,289	—	—	4,290
Transaction costs related to the Business Combination	—	—	—	—	—	(21,437)	—	—	(21,437)
Recognition of derivative liability related to earnout	—	—	—	—	—	(1,112)	—	—	(1,112)
Assumption private & public placement warrants	—	—	—	—	—	(1,276)	—	—	(1,276)
Issuance of common stock for options exercised	—	—	1,460,854	—	—	4,459	—	—	4,459
Cancellation of common stock	—	—	(3,326,710)	—	—	(8)	—	—	(8)
Stock-based compensation	—	—	—	—	—	41,272	—	—	41,272
Tax withholding upon vesting of restricted stock units	—	—	—	—	—	(4,790)	—	—	(4,790)
Vesting of common stock issued via notes receivable from stockholders	—	—	—	—	(3,395)	—	—	—	(3,395)
Forfeiture of shares	—	—	(15,440,633)	(2)	30,161	(30,159)	—	—	—
Forgiveness of officer loans	—	—	—	—	1,530	—	—	—	1,530
Shares transferred in settlement of loans	—	—	(7,481,315)	(1)	15,200	(15,199)	—	—	—
Net loss	—	—	—	—	—	—	(475,441)	—	(475,441)
Other comprehensive loss— foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	(1,007)	(1,007)
Balance—September 30, 2023	—	$—	737,585,438	$74	$(10,404)	$1,826,848	$(1,656,856)	$(2,430)	$157,232
The accompanying notes are an integral part of these unaudited consolidated financial statements.

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
For the Nine Months Ended September 30, 2022

	Convertible preferred stock		Common Stock
(Amounts in thousands, except share and per share amounts)	Shares	Amount	Issued and Outstanding	Par Value	Notes Receivables from Stockholders	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Equity (Deficit)
Balance—December 31, 2021	108,721,433	$436,280	99,067,159	10	$(38,633)	$571,501	$(292,613)	$(105)	$240,160
Recapitalization of shares due to Business Combination (Note 3)	223,593,304	—	203,738,608	—	—	—	—	—	—
Adjusted Balance as of December 31, 2021	332,314,737	436,280	302,805,767	10	(38,633)	571,501	(292,613)	(105)	240,160
Issuance of common stock	—	—	4,421,663	—	—	14,332	—	—	14,332
Cancellation of common stock	—	—	(6,408,889)	—	—	(4,174)	—	—	(4,174)
Stock-based compensation	—	—	—	—	—	34,003	—	—	34,003
Vesting of common stock issued via notes receivable from stockholders	—	—	—	—	(12,781)	—	—	—	(12,781)
Net loss	—	—	—	—	—	—	(625,864)	—	(625,864)
Other comprehensive loss— foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	(764)	(764)
Balance—September 30, 2022	332,314,737	$436,280	300,818,541	$10	$(51,414)	$615,662	$(918,477)	$(869)	$(355,088)
The accompanying notes are an integral part of these unaudited consolidated financial statements.

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	Nine Months Ended September 30,
(Amounts in thousands)	2023	2022
Cash Flows from Operating Activities:
Net loss	$(475,441)	$(625,864)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities:
Depreciation of property and equipment	4,694	10,767
Impairments	5,208	113,118
Amortization of internal use software and other intangible assets	28,098	26,078
Non-cash interest and amortization of debt issuance costs and discounts	6,043	213,534
Other non-cash adjustments	2,138	1,529
Change in fair value of warrants	(861)	—
Change in fair value of convertible preferred stock warrants	(266)	(24,613)
Change in fair value of bifurcated derivative	236,603	(306,866)
Stock-based compensation	37,398	31,021
Provision for loan repurchase reserve	178	25,125
Change in fair value of derivatives	(819)	291
Change in fair value of mortgage loans held for sale	6,070	81,247
Change in operating lease of right-of-use assets	5,446	10,521
Change in operating assets and liabilities:
Originations of mortgage loans held for sale	(2,607,781)	(9,940,429)
Proceeds from sale of mortgage loans held for sale	2,685,341	11,390,991
Operating lease obligations	(11,247)	(11,952)
Other receivables, net	6,043	22,976
Prepaid expenses and other assets	15,035	(4,549)
Accounts payable and accrued expenses	4,648	(26,110)
Escrow payable	(4,848)	(5,162)
Other liabilities	(17,847)	(2,863)
Net cash (used in)/provided by operating activities	(76,167)	978,790
Cash Flows from Investing Activities:
Purchase of property and equipment	(332)	(7,798)
Proceeds from sale of property and equipment	717	—
Capitalization of internal use software	(8,563)	(18,581)
Acquisitions of businesses, net of cash acquired	(12,713)	—
Deferred acquisition consideration	—	(3,847)
Maturities of short-term investments	12,324	—
Purchase of short-term investments	(33,425)	—
Net cash used in investing activities	(41,992)	(30,226)
Cash Flows from Financing Activities:
Issuance of post-closing convertible notes (issued to a related party. See Note 10)	528,586	—
Exercise of convertible preferred stock warrants	1,460	—
Proceeds from Business Combination	21,616	—
Proceeds from issuance of common stock	16,351	—
Borrowings on warehouse lines of credit	2,237,603	9,582,426
Repayments of warehouse lines of credit	(2,308,116)	(11,072,666)
Repayments on finance lease liabilities	(1,062)	(824)
Net increase (decrease) in customer deposits	(2,466)	—
Repayments on corporate line of credit	(146,449)	(5,000)
Payment of debt issuance costs	(3,561)	—
Proceeds from exercise of stock options	343	2,440
Payment of equity financing costs	(16,634)	—
Repurchase or cancellation of common stock	—	(5,570)

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

Net cash provided by/(used in) financing activities	327,671	(1,499,194)
Effects of currency translation on cash, cash equivalents, and restricted cash	(1,006)	(764)
Net Decrease in Cash, Cash Equivalents, and Restricted Cash	208,506	(551,394)
Cash, cash equivalents, and restricted cash—Beginning of period	346,065	978,874
Cash, cash equivalents, and restricted cash—End of period	$554,571	$427,480
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets to the total of the same such amounts shown on the previous page.

	Nine Months Ended September 30,
(Amounts in thousands)	2023	2022
Cash and cash equivalents, end of period	$526,765	$398,037
Restricted cash, end of period	$27,806	$29,443
Total cash, cash equivalents and restricted cash, end of period	$554,571	$427,480
Supplemental Disclosure of Cash Flow Information:
Interest paid	$12,008	$24,941
Income taxes (refunded)/ paid	$(5,886)	$1,333
Non-Cash Investing and Financing Activities:
Capitalization of stock-based compensation related to internal use software	$3,874	$2,967
Vesting of stock options early exercised in prior periods	$195	$1,152
Vesting of common stock issued via notes receivable from stockholders	$3,395	$12,781
Acquisition earnout	$3,430	$—
Forgiveness of notes receivable from stockholders	$46,350	$—
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Nature of the Business
Better Home & Finance Holding Company, formerly known as Aurora Acquisition Corp. (“Aurora”), together with its subsidiaries (collectively, the “Company”), provides a comprehensive set of homeownership offerings in the United States while expanding in the United Kingdom. The Company’s offerings include mortgage loans, real estate agent services, title and homeowner’s insurance, and other homeownership offerings, such as the Company’s cash offer program. The Company leverages Tinman, its proprietary technology platform, to optimize the mortgage process from the initial application, to the integration of a suite of additional homeownership offerings, to the sale of loans to a network of loan purchasers.
Mortgage loans originated within the United States are through the Company’s wholly-owned subsidiary Better Mortgage Corporation (“BMC”). BMC is an approved Title II Single Family Program Lender with the Department of Housing and Urban Development’s (“HUD”) Federal Housing Administration (“FHA”), and is an approved seller and servicer with the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FMCC”). The Company has expanded into the U.K. and offers a multitude of financial products and services to consumers via regulated entities obtained through acquisitions.
On August 22, 2023 (the “Closing Date”), the Company consummated the previously announced Business Combination (the “Business Combination”), pursuant to the terms of the Agreement and Plan of Merger, dated as of May 10, 2021, as amended as of October 27, 2021, November 9, 2021, November 30, 2021, August 26, 2022, February 24, 2023 and June 23, 2023 (as amended, the “Merger Agreement”), by and among Aurora, Better Holdco, Inc. (“Better”), and Aurora Merger Sub I, Inc., formerly a wholly owned subsidiary of Aurora (“Merger Sub”). On the Closing Date, Merger Sub merged with and into Better, with Better surviving the merger (the “First Merger”) and Better merged with and into Aurora, with Aurora surviving the merger and changing its name to “Better Home & Finance Holding Company” (referred to as “Better Home & Finance” or the “Company”) (such merger, the “Second Merger,” and together with the First Merger, the “Business Combination” and the completion thereof, the “Closing”).
Better Home & Finance Class A common stock and warrants are listed on the Nasdaq Global Market and the Nasdaq Capital Market, respectively, under the ticker symbols “BETR” and “BETRW.”
2. Summary of Significant Accounting Policies
Basis of Presentation—The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
The Business Combination has been accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Aurora was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Better issuing stock for the net assets of Aurora, accompanied by a recapitalization. All share amounts in periods prior to the Business Combination have been retroactively adjusted using the Exchange Ratio for the equivalent number of shares outstanding immediately after the Business Combination to effect the reverse recapitalization. The financials of Better are presented here for all comparative periods.
In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of its financial position and its results of operations, changes in convertible preferred stock and stockholders’ equity (deficit) and cash flows. The results of operations and other information for the nine months ended September 30, 2023 are not necessarily indicative of the results that may be expected for any other interim period or for the year ending December 31, 2023. The unaudited condensed consolidated financial statements presented herein should be read in conjunction with the audited consolidated financial statements and related notes of Better thereto for the year ended December 31, 2022.
Consolidation—The accompanying condensed consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Use of Estimates—The preparation of condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Significant items subject to such estimates and assumptions include the fair value of mortgage loans held for sale, the fair value of derivative assets and liabilities, including bifurcated derivatives, interest rate lock commitments and forward sale commitments, the determination of a valuation allowance on the Company’s deferred tax assets, capitalization of internally developed software and its associated useful life, determination of fair value of the Company’s common stock, stock option and RSUs at grant date, the fair value of acquired intangible assets and goodwill, the provision for loan repurchase reserves, the incremental borrowing rate used in determining lease liabilities and warrant liabilities.
Business Combinations—The Company includes the financial results of businesses that the Company acquires from the date of acquisition. The Company records all assets acquired and liabilities assumed at fair value, with the excess of the purchase price over the aggregate fair values recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenue and cash flows, discount rates and selection of comparable companies. During the measurement period the Company may record adjustments to the assets acquired and liabilities assumed. Transaction costs associated with business combinations are expensed as incurred.
Short-term investments—Short term investments consist of fixed income securities, typically U.K. government treasury securities and U.K. government agency securities with maturities ranging from 91 days to one year. Management determines the appropriate classification of short-term investments at the time of purchase. Short-term investments reported as held-to-maturity are those investments which the Company has both the positive intent and ability to hold to maturity and are stated at amortized cost on the condensed consolidated balance sheets. All of the Company’s short term investments are classified as held to maturity. The Company has not recognized any impairments on these investments to date and any unrealized gains or losses on these investments are immaterial.
Allowance for Credit Losses - Held to Maturity (“HTM”) Short-term Investments—The Company's HTM Short-term investments are also required to utilize the Current Expected Credit Loss (“CECL”) approach to estimate expected credit losses. Management measures expected credit losses on short-term investments on a collective basis by major security types that share similar risk characteristics, such as financial asset type and collateral type adjusted for current conditions and reasonable and supportable forecasts. Management classifies the short term investments portfolio by security types, such as U.K. government agency.
The U.K. government treasury securities and U.K. government agency securities are issued by U.K. government entities and agencies. These securities are either explicitly or implicitly guaranteed by the U.K. government as to timely repayment of principal and interest, are highly rated by major rating agencies, and have a long history of no credit losses. Therefore, credit losses for these securities were immaterial as the Company does not currently expect any material credit losses.
Mortgage Loans Held for Sale, at Fair Value—The Company sells its mortgage loans held for sale (“LHFS”) to loan purchasers. These loans can be sold in one of two ways, servicing released, or servicing retained. If a loan is sold servicing released, the Company has sold all the rights to the loan and the associated servicing rights.
If a loan is sold servicing retained, the Company has sold the loan and kept the servicing rights, and thus the Company is responsible for collecting monthly principal and interest payments and performing certain escrow services for the borrower. The loan purchaser, in turn, pays a fee for these services. The Company generally sells all of its loans servicing released. For interim servicing, the Company engages a third-party sub-servicer to collect monthly payments and perform associated services.
LHFS consists of loans originated for sale by BMC. The Company elects the fair value option, in accordance with Accounting Standard Codification (“ASC”) 825 – Financial Instruments (“ASC 825”), for all LHFS with changes in fair value recorded in mortgage platform revenue, net in the condensed consolidated statements of

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
operations and comprehensive loss. Management believes that the election of the fair value option for LHFS improves financial reporting by presenting the most relevant market indication of LHFS. The fair value of LHFS is based on market prices and yields at period end. The Company accounts for the gains or losses resulting from sales of mortgage loans based on the guidance of ASC 860-20 – Sales of Financial Assets (“ASC 860”).
The Company issues interest rate lock commitments (“IRLC”) to originate mortgage loans and the fair value of the IRLC, adjusted for the probability that a given IRLC will close and fund, is recognized within mortgage platform revenue, net. Subsequent changes in the fair value of the IRLC are measured at each reporting period within mortgage platform revenue, net until the loan is funded. When the loan is funded, the IRLC is derecognized and the LHFS is recognized based on the fair value of the loan. The LHFS is subsequently remeasured at fair value at each reporting period and the changes in fair value are included within mortgage platform revenue, net until the loan is sold on the secondary market. When the loan is sold on the secondary market, the LHFS is derecognized and the gain/(loss) is included within mortgage platform revenue, net based on the cash settlement.
LHFS are considered sold when the Company surrenders control over the loans. Control is considered to have been surrendered when the transferred loans have been isolated from the Company, are beyond the reach of the Company and its creditors, and the loan purchaser obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred loans. The Company typically considers the above criteria to have been met upon receipt of sales proceeds from the loan purchaser.
Loan Repurchase Reserve—The Company sells LHFS in the secondary market and in connection with those sales, makes customary representations and warranties to the relevant loan purchasers about various characteristics of each loan, such as the origination and underwriting guidelines, including but not limited to the validity of the lien securing the loan, property eligibility, borrower credit, income and asset requirements, and compliance with applicable federal, state and local laws. In the event of a breach of its representations and warranties, the Company may be required to repurchase the loan with the identified defects.
The loan repurchase reserve on loans sold relates to expenses incurred due to the potential repurchase of loans, indemnification of losses based on alleged violations or representations and warranties, which are customary to the mortgage banking industry. Provisions for potential losses are charged to expenses and are included within mortgage platform expenses on the consolidated statements of operations and comprehensive loss. The loan repurchase reserve represents the Company’s estimate of the total losses expected to occur and is considered to be adequate by management based upon the Company’s evaluation of the potential exposure related to the loan sale agreements over the life of the associated loans sold. The Company records the loan repurchase reserve within other liabilities on the consolidated balance sheets.
Fair Value Measurements—Assets and liabilities recorded at fair value on a recurring basis on the condensed consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The price used to measure fair value is not adjusted for transaction costs. The principal market is the market in which the Company would sell or transfer the asset with the greatest volume and level of activity for the asset. In determining the principal market for an asset or liability, it is assumed that the Company has access to the market as of the measurement date. If no market for the asset exists, or if the Company does not have access to the principal market, a hypothetical market is used.
The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:
Level 1—Unadjusted quoted market prices in active markets for identical assets or liabilities;
Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Assets and liabilities measured at fair value on a recurring basis include LHFS, derivative assets and liabilities, including IRLCs and forward sale commitments, MSRs, bifurcated derivatives, convertible preferred stock warrants and warrant liabilities. Common stock warrants are measured at fair value at issuance only and are classified as equity on the condensed consolidated balance sheets. When developing fair value measurements, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs. However, for certain instruments, the Company must utilize unobservable inputs in determining fair value due to the lack of observable inputs in the market, which requires greater judgment in measuring fair value. In instances where there is limited or no observable market data, fair value measurements for assets and liabilities are based primarily upon the Company’s own estimates, and the measurements reflect information and assumptions that management believes a market participant would use in pricing the asset or liability.
Upon the Closing of the Business Combination and issuance of the Post-Closing Convertible Notes, the Loan commitment asset was reclassified as a discount to the Post-Closing Convertible Notes and was amortized as part of interest expense over the term of the note.
Warehouse Lines of Credit—Warehouse lines of credit represent the outstanding balance of the Company’s warehouse borrowings collateralized by mortgage loans held for sale or related borrowings collateralized by restricted cash. Generally, warehouse lines of credit are used as interim, short-term financing which bears interest at a fixed margin over an index rate, such as the Secured Oversight Financing Rate (“SOFR”). The outstanding balance of the Company’s warehouse lines of credit will fluctuate based on its lending volume. The advances received under the warehouse lines of credit are based upon a percentage of the fair value or par value of the mortgage loans collateralizing the advance, depending upon the type of mortgage loan. Should the fair value of the pledged mortgage loans decline, the warehouse provider may require the Company to provide additional cash collateral or mortgage loans to maintain the required collateral level under the relevant warehouse line. The Company did not incur any significant issuance costs related to its warehouse lines of credit.
Post-Closing Convertible Notes—As part of the Closing of the Business Combination, the Company issued convertible notes. Upon initial issuance, convertible notes are evaluated for redemption and conversion features that could result in embedded derivatives that require bifurcation from the notes. Upon initial issuance, any embedded derivatives are measured at fair value. Convertible notes proceeds are allocated between the carrying value of the notes and the fair value of embedded derivatives on the initial issuance date. Any portion of proceeds allocated to embedded derivatives are treated as reductions in, or discounts to, the carrying value of the convertible notes on the issuance date. Embedded derivatives are adjusted to fair value at each reporting period, with the change in fair value included within the consolidated statements of operations and comprehensive income (loss). See Note 10 for further details on the Company’s Post-Closing Convertible Notes.
Corporate Line of Credit, net of discount and debt issuance costs—The Company had a line of credit arrangement with a third-party lender. Debt and other related issuance costs are deferred and amortized through the maturity date of the line of credit as interest and amortization on non-funding debt expense. Any modifications of the line of credit arrangement are analyzed as to whether they are an extinguishment or modification of debt on a lender-by-lender basis, which is determined by whether (1) the lender remains the same, and (2) the change in the debt terms is considered substantial. Gains and losses on debt modifications that are considered extinguishments are recognized in current earnings. Debt modifications that are not considered extinguishments are accounted for prospectively through yield adjustments, based on the revised terms (see Note 10).
Warrant Liabilities—The Company assumed publicly-traded warrants (“Public Warrants”) issued in Aurora’s initial public offering, private placement warrants issued by Aurora in connection with its formation and warrants attached to certain private placement units (collectively, the “Private Warrants” and, together with the Public Warrants, the “Warrants”). Each Warrant issued entitles the holder to purchase one share of Better Home & Finance Holding Company Class A common stock at an exercise price of $11.50 per share, subject to certain adjustments, at any time commencing 30 days after the consummation of the Business Combination (which for the avoidance of doubt was September 21, 2023). The Public Warrants are publicly traded and may be exercised on a cashless basis

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
upon the occurrence of certain conditions. The Private Warrants are exercisable on a cashless basis and are not redeemable by the Company so long as they are held by the initial purchasers or their permitted transferees, subject to certain exceptions. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.
The Company evaluated the Public Warrants and Private Warrants and concluded that both meet the definition of a derivative and will be accounted for at fair value in accordance with ASC Topic 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, as the Public Warrants and Private Warrants are not considered indexed to the Company's stock.
Income Taxes—Income taxes are calculated in accordance with ASC 740, Accounting for Income Taxes. An estimated annual effective tax rate is applied to year-to-date income (loss). At the end of each interim period, the estimated effective tax rate expected to be applicable for the full year is calculated. This method differs from that described in the Company’s income taxes policy footnote in the audited consolidated financial statements and related notes thereto for the year ended December 31, 2022, which describes the Company’s annual significant income tax accounting policy and related methodology.
Revenue Recognition—The Company generates revenue from the following streams:
1)Mortgage platform revenue, net includes revenues generated from the Company's mortgage production process. See Note 4. The components of mortgage platform revenue, net are as follows:
1.Net gain (loss) on sale of loans—This represents the premium or discount the Company receives in excess of the loan principal amount and certain fees charged by loan purchasers upon sale of loans into the secondary market. Net gain (loss) on sale of loans includes unrealized changes in the fair value of LHFS which are recognized on a loan by loan basis as part of current period earnings until the loan is sold on the secondary market. The fair value of LHFS is measured based on observable market data. Also included within net gain (loss) on sale of loans is the day one recognition of the fair value of MSRs and any subsequent changes in the measurement of the fair value of the MSRs for loans sold servicing retained, including any gain or loss on subsequent sales of MSRs.
2.Integrated relationship revenue (loss)—Includes fees that the Company receives for originating loans on behalf of an integrated relationship partner which are recognized as revenue (loss) upon the integrated relationship partner’s funding of the loan. Some of the loans originated on behalf of the integrated relationship partner are purchased by the Company. Subsequent changes in fair value of loans purchased by the Company are included as part of current period earnings. These loans may be sold in the secondary market at the Company’s discretion for which any gain on sale is included in this account. For loans sold on the secondary market, the integrated relationship partner will receive a portion of the execution proceeds. A portion of the execution proceeds that is to be allocated to the integrated relationship partner is accrued as a reduction of integrated relationship revenue (loss) when the loan is initially purchased from the integrated relationship partner.
3.Changes in fair value of IRLCs and forward sale commitments—IRLCs include the fair value upon issuance with subsequent changes in the fair value recorded in each reporting period until the loan is sold on the secondary market. Fair value of forward sale commitments hedging IRLC and LHFS are measured based on quoted prices for similar assets.
2)Cash offer program revenue—The Company’s product offering includes a cash offer program (“Better Cash Offer”) where the Company works with a Buyer to identify and purchase a home directly from a property Seller. The Company will then subsequently sell the home to the Buyer. The Buyer may lease the home from the Company while the Buyer and Company go through the customary closing process to transfer ownership of the home to the Buyer. Arrangements where the Buyer leases the home from the Company are accounted for under ASC 842 while arrangements where the Buyer does not lease the home are accounted for under ASC 606. The Buyer does not directly or indirectly contract with the Seller.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For arrangements under the Better Cash Offer program that do not involve a lease, upon closing on the sale of the home from the Seller to the Company, the Company holds legal title of the home. The Company is responsible for any obligations related to the home while it holds title and is the legal owner and such is considered the principal in the transaction. The Company holds in inventory any homes where the Buyer does not subsequently purchase from the Company as well as homes held while the Company is waiting to transfer the home to the Buyer. Inventory of homes are included within prepaid expenses and other assets on the condensed consolidated balance sheets.
The Company recognizes revenue at the time of the closing of the home sale when title to and possession of the home are transferred to the Buyer. The amount of revenue recognized for each home sale is equal to the full sales price of the home. The contracts with the Buyers contain a single performance obligation that is satisfied upon the closing of the transaction and is typically completed in 1 to 90 days. The Company does not offer warranties for sold homes, and there are no continuing performance obligations following the transaction close date.
Also included in Better Cash Offer program revenue is revenue from transactions where the Company purchases the home from the Seller and subsequently leases the home to the Buyer until the title is transferred to the Buyer which is accounted for under ASC 842 in line with the Company’s accounting policy on sales-type leases as described above.
3)Other platform revenue consists of revenue from the Company’s additional homeownership offerings which primarily consist of title insurance, settlement services, and other homeownership offerings.
Title insurance, settlement services, and other homeownership offerings—Revenue from title insurance, settlement services, and other homeownership offerings is recognized based on ASU 2014-09, Revenue from Contracts with Customers (“ASC 606”). ASC 606 outlines a single comprehensive model in accounting for revenue arising from contracts with customers. The core principle, involving a five-step process, of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
The Company offers title insurance as an agent and works with third-party providers that underwrite the title insurance policies. For title insurance, the Company recognizes revenue from fees upon the completion of the performance obligation which is when the mortgage transaction closes. For title insurance, the Company is the agent in the transactions as the Company does not control the ability to direct the fulfillment of the service, is not primarily responsible for fulfilling the performance of the service, and does not assume the risk in a claim against a policy.
Settlement services revenue includes fees charged for services such as title search fees, wire fees, policy and document preparation, and other mortgage settlement services. The Company recognizes revenues from settlement services upon completion of the performance obligation which is when the mortgage transaction closes. The Company may use a third-party to fulfill these services, but the Company is considered the principal in the transaction as it directs the fulfillment of the services and ultimately bears the risk of nonperformance. As the Company is the principal, revenues from settlement services are presented on a gross basis.
Performance obligations for title insurance and settlement services are typically completed 40 to 60 days after the commencement of the loan origination process. Payment for these services is typically settled in cash as part of closing costs to the borrower upon closing of the mortgage transaction.
Other homeownership offerings consists primarily of real estate services. For real estate services, the Company generates revenues from fees related to real estate agent services, including cooperative brokerage fees from the Company’s network of third-party real estate agents, as well as brokerage fees earned when the Company provides it’s in-house real estate agents to assist customers in the purchase or sale of a home. The Company recognizes revenues from real estate services upon completion of the performance obligation which is when the mortgage transaction closes. Performance obligations for real

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
estate services are typically completed 40 to 60 days after the commencement of the home search process. Payment for these services is typically settled in cash as part of closing costs to the borrower upon closing of the mortgage transaction.
4)Net interest income (expense)—Includes interest income from LHFS calculated based on the note rate of the respective loan as well as interest expense on warehouse lines of credit.
Mortgage Platform Expenses—Mortgage platform expenses consist primarily of origination expenses, appraisal fees, processing expenses, underwriting, closing fees, servicing costs, and sales and operations personnel related expenses. Sales and operations personnel related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. These expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Cash Offer Program Expenses—Better Cash Offer program expenses include the full cost of the home, including transaction closing costs and costs for maintaining the home before the legal title of the home is transferred to the Buyer. Better Cash Offer program expenses are recognized when title is transferred to the Buyer for arrangements recognized under ASC 606 and when the lease commences for arrangements recognized under ASC 842.
Other Platform Expenses—Other platform expenses relate to other non-mortgage homeownership activities, including settlement service expenses, lead generation, and personnel related costs. Settlement service expenses consist of fees for transactional services performed by third-party providers for borrowers while lead generation expenses consist of fees for services related to real estate agents. Personnel related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. Other platform expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
General and Administrative Expenses—General and administrative expenses include personnel related expenses, including stock-based compensation and benefits for executive, finance, accounting, legal, and other administrative personnel. In addition, general and administrative expenses include external legal, tax and accounting services, and allocated occupancy expenses and related overhead based on headcount. General and administrative expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Marketing and Advertising Expenses—Marketing and advertising expenses consist of customer acquisition expenses, brand costs, paid advertising, and personnel related costs for brand teams. For customer acquisition expenses, the Company primarily generates loan origination leads through third-party financial service websites for which they incur “pay-per-click” expenses. A majority of the Company’s marketing and advertising expenses are incurred from leads purchased from these third-party financial service websites. Personnel related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. Marketing and advertising expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Technology and Product Development Expenses—Technology and product development expenses consist of employee compensation, amortization of capitalized internal-use software costs related to the Company’s technology platform, and expenses related to vendors engaged in product management, design, development, and testing of the Company’s websites and products. Employee compensation consists of stock-based compensation and benefits related to the Company’s technology team, product and creative team, and engineering team. Technology and product development expenses also include allocated occupancy expenses and related overhead based on headcount. Technology and product development expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Segments—The Company has one reportable segment. The Company’s chief operating decision maker, the Chief Executive Officer, reviews financial information presented on a company-wide basis for purposes of allocating resources and evaluating financial performance.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Emerging Growth Company and Smaller Reporting Company Status—Under the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies. The JOBS Act does not preclude an emerging growth company from early adopting new or revised accounting standards. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) it affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Better’s consolidated revenues were below $1.235 billion for the year ended December 31, 2022. Aurora had no consolidated revenues for the year ended December 31, 2022 and qualified as an emerging growth company. As a result, Better Home & Finance qualifies as an emerging growth company and is eligible for relief from regulatory requirements provided to emerging growth companies. The Company also is a smaller reporting company, as defined in the rules under the Securities Exchange Act of 1934 (the “Exchange Act”). Even after the Company no longer qualifies as an emerging growth company, the Company may still qualify as a smaller reporting company, which would allow it to continue taking advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements. In addition, for so long as the Company continues to qualify as a non-accelerated filer, it will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).
Recently Adopted Accounting Standards
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. In addition, in January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which clarified the scope and application of the original guidance. Subject to meeting certain criteria, the new guidance provides optional expedients and exceptions to applying contract modification accounting under existing U.S. GAAP, to address the expected phase out of the London Inter-bank Offered Rate (or “LIBOR”) by September 30, 2023. This guidance is effective upon issuance and allows application to contract changes as early as January 1, 2020. The guidance is effective for all companies as of March 12, 2020 and can generally be applied through December 31, 2022. In December 2022, FASB issued ASU 2022-06, Reference Rate Reform ("Topic 848"): Deferral of the Sunset Date of Topic 848, because the current relief in Topic 848 may not cover a period of time during which a significant number of modifications may take place, the amendments in this Update defer the sunset date of Topic 848 from December 31, 2022 to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. The adoption of the new guidance did not have a material impact on the condensed consolidated financial statements.
3. Business Combination
The Business Combination has been accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Aurora was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Better issuing stock for the net assets of Aurora, accompanied by a recapitalization. The net assets of Aurora were recorded at fair value (which approximated historical cost considering the nature of the assets transferred), with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Better.
At the Closing of and in connection with the Business Combination, the following occurred:
•Exchange of Legacy Better Stock—Each outstanding share of Better common stock prior to the Business Combination (“Legacy Better Stock”), each warrant to purchase preferred stock was exercised and all series of preferred stock were converted to common stock and exchanged for approximately 3.06 shares (the "Exchange Ratio") of the Company’s common stock. Outstanding options to purchase Legacy Better common stock and restricted stock units ("RSUs") were converted into the right to receive options or

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
warrants to purchase shares of Class B common stock or RSUs representing the right to receive shares of Class B common stock, as applicable, on the same terms and conditions that are in effect with respect to such options or RSUs on the day of the closing of the Business Combination, subject to adjustments using the Exchange Ratio.
•Private and Public Warrants—6,075,047 redeemable public warrants to acquire shares of Aurora (“Public Warrants”), together with 3,733,358 private warrants to acquire shares of Aurora (“Private Warrants” and, together with the Public Warrants, the “Warrants”), have converted into warrants to acquire shares of Better Home & Finance Class A common stock. As contemplated by the Sponsor Agreement, dated as of May 10, 2021, by and among Aurora and Novator Capital Sponsor Ltd. (“Sponsor”) (as amended, the “Sponsor Agreement”), Sponsor forfeited 1,715,014 Private Warrants, effective as of the Closing Date, which comprised 50% of the Private Warrants held by Sponsor on May 10, 2021. Each Warrant entitles the holder to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share, subject to certain adjustments. The Warrants became exercisable at any time commencing 30 days after the completion of the Business Combination (which for the avoidance of doubt was September 21, 2023), and will expire five years after the Business Combination or earlier upon redemption or liquidation.
•Sponsor locked-up Shares—Pursuant to the Sponsor Agreement, the Sponsor forfeited upon Closing 50% of the Aurora private warrants and 20% of the Sponsor’s shares of Better Home & Finance Class A common stock as of the Closing became subject to transfer restrictions, contingent upon the price of Better Home & Finance Class A common stock exceeding certain thresholds (the “Sponsor Locked-Up Shares”). The Sponsor Locked-Up Shares will be released in three tranches if the volume weighted average price (the “VWAP”) of Better Home & Finance Class A common stock exceeds certain price thresholds: (i) one-third of such shares will be released if VWAP for any 20 trading days during any consecutive 30-trading day period exceeds $12.50 per share, (ii) one-third of such shares will be released if the VWAP for any 20 trading days during any consecutive 30-trading day period exceeds $15.00 per share, and (iii) one-third of such shares will be released if the VWAP for any 20 trading days during any consecutive 30-trading day period exceeds $17.50 per share. In addition to the transfer restriction, upon certain change in control events included in the Sponsor Agreement, if there is a change in control event within five years following the Closing, the shares which have not reached the thresholds stated above will be forfeited. If after five years there is no such change in control event, the lock-up period will go on in perpetuity until the price thresholds are met.
•Aurora Trust Account—The Company received gross cash consideration of $21.4 million as a result of the reverse recapitalization as well as $0.2 million from Aurora’s operating cash account.
•Post-Closing Convertible Notes—The Company received $528.6 million from SoftBank as a result of issuing notes, see Note 10 for further details.
•Sponsor Share Purchase—The purchase for $17.0 million by the Sponsor of 1.7 million shares of Better Home & Finance Class A common stock.
•Conversion of Convertible Preferred Stock and Exercise of Convertible Preferred Stock Warrants—See Note 17 for further details.
•Conversion of Pre-Closing Bridge Notes—See Note 10 for further details.
•Transaction or Exchange costs—The Company incurred $21.4 million of equity issuance costs, consisting of financial advisory, legal, share registration, and other professional fees, which are recorded to additional paid-in capital as a reduction of transaction proceeds.

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The number of shares of common stock issued immediately following the Business Combination was as follows:

	Number of Shares
	Class A	Class B	Class C
Legacy Better Stockholders	40,601,825	574,407,420	6,877,283
Legacy Aurora Shareholders	210,098	—	—
Sponsor and affiliates of Aurora	10,488,812	—	—
Pre-Closing Bridge Note Investors	40,000,000	—	65,000,000
Total	91,300,735	574,407,420	71,877,283
4. Revenue and Sales-Type Leases
Revenue— The Company disaggregates revenue based on the following revenue streams:
Mortgage platform revenue, net consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2023	2022	2023	2022
Net gain (loss) on sale of loans	$7,120	$(10,125)	$36,689	$(59,105)
Integrated partnership revenue (loss)	3,067	2,265	9,797	(8,526)
Changes in fair value of IRLCs and forward sale commitments	4,019	18,947	8,441	174,217
Total mortgage platform revenue, net	$14,207	$11,087	$54,927	$106,586
Cash offer program revenue consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2023	2022	2023	2022
Revenue related to ASC 606	$—	$749	$—	$11,333
Revenue related to ASC 842	—	8,991	304	214,764
Total cash offer program revenue	$—	$9,739	$304	$226,096
Other platform revenue consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2023	2022	2023	2022
Real estate services	$651	$3,983	$6,214	$20,735
Title insurance	13	220	45	6,975
Settlement services	2	130	15	4,190
Other homeownership offerings	668	1,355	3,082	3,723
Total other platform revenue	$1,333	$5,688	$9,355	$35,623

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Sales-type Leases—The following table presents the revenue and expenses recognized at the commencement date of sales-type leases for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2023	2022	2023	2022
Cash offer program revenue	$—	$8,991	$304	$214,764
Cash offer program expenses	$—	$8,944	$278	$215,972
5. Restructuring and Impairments
In December 2021, the Company initiated an operational restructuring program that included plans for costs reductions in response to a difficult interest rate environment as well as a slowing housing market. The restructuring program, which continued during the nine months ended September 30, 2023, consists of reductions in headcount and any associated costs which primarily include one-time employee termination benefits. The Company expects the restructuring initiatives to continue at least through the end of 2023.
Due to the reduced headcount, the Company has also reduced its real estate footprint. The Company has impaired right-of-use assets related to office space that is no longer in use or has been completely abandoned. Leases where the Company is unable to terminate or amend the lease with the landlord remain on the balance sheet under lease liabilities. In February 2023, the Company entered into a lease amendment with a landlord to surrender an office floor and reassign the lease to a third party. The amendment relieves the Company of the primary obligation under the original lease and as such is considered a termination of the original lease. In February 2023, the Company impaired the right-of-use asset of $13.0 million and removed the lease liability of $13.0 million related to one of the office spaces and as part of the amendment the Company incurred a loss of $5.3 million which included a $4.7 million payment in cash to the third party and $0.6 million other related fees to terminate the lease early. For the three months ended September 30, 2023 and 2022, the Company impaired property and equipment of none and $0.2 million, respectively, which was related to termination of lease agreement and sale of laptops resulting from a reduction in the workforce. For the nine months ended September 30, 2023 and 2022, the Company impaired property and equipment of $4.8 million and $3.1 million, respectively, which was related to the termination of the lease agreements and sale of laptops resulting from a reduction in the workforce.
The Company assessed the loan commitment asset for impairment as there were factors that indicated that it was probable that the asset had been impaired on September 30, 2022 as the probability of the Company meeting the criteria to draw on the Post-Closing Convertible declined.
For the three and nine months ended September 30, 2023 and 2022, the Company’s restructuring and impairment expenses consists of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2023	2022	2023	2022
Employee one-time termination benefits	$765	$5,277	$2,320	$99,291
Impairment of loan commitment asset	—	38,330	—	105,604
Impairments of Right-of-Use Assets	—	1,897	413	4,391
Real estate restructuring loss	—	—	5,284	—
(Gain) on lease settlement	(86)	—	(1,063)	—
Impairment of property and equipment	—	197	4,844	3,124
Other impairments		80		80
Total Restructuring and Impairments	$679	$45,781	$11,798	$212,490
As of September 30, 2023 and December 31, 2022, respectively, the Company had an immaterial liability related to employee one-time termination benefits that were yet to be paid. The cumulative amount of one-time termination benefits, impairment of loan commitment asset, impairment of right-of-use assets, and impairment of

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
property and equipment as of September 30, 2023 is $121.6 million, $105.6 million, $6.6 million, and $8.9 million, respectively.
6. Mortgage Loans Held for Sale and Warehouse Lines of Credit
The Company has the following outstanding warehouse lines of credit:

(Amounts in thousands)	Maturity	Facility Size	September 30, 2023	December 31, 2022
Funding Facility 1 (1)	October 31, 2023	$100,000	$—	$89,673
Funding Facility 2 (2)	August 4, 2023	—	—	9,845
Funding Facility 3 (3)	December 8, 2023	149,000	73,536	44,531
Funding Facility 4 (4)	August 3, 2024	175,000	—	—
Total warehouse lines of credit		$424,000	$73,536	$144,049
__________________
(1)Interest charged under the facility is the greater of i) a) thirty day term SOFR plus three and one-eighth percent for each repurchase and non-qualifying mortgage loans, and b) interest rate charged on the note (“Note Rate”) minus one and one-half percent and ii) a) thirty day term SOFR plus two and one-eight percent for each mortgage loans that is not a non-qualifying or a repurchase mortgage loan, and b) the Note Rate minus one and one-eighth percent. Cash collateral deposit of $15.0 million is maintained and included in restricted cash. Subsequent to September 30, 2023, the facility matured on October 31, 2023 and the Company extended the maturity to November 30, 2023.
(2)Interest charged under the facility is at the one month SOFR plus 1.77%. There is no cash collateral deposit maintained as of September 30, 2023. The facility matured on August 4, 2023 and the Company did not extend beyond maturity.
(3)Interest charged under the facility is at the one month SOFR plus 1.60% - 2.25%. Cash collateral deposit of $3.8 million is maintained and included in restricted cash. The Company extended the maturity from September 8, 2023 to December 8, 2023 during the three months ended September 30, 2023.
(4)Interest charged under the facility is at the one month SOFR plus 1.75% - 3.75%. There is no cash collateral deposit maintained as of September 30, 2023.

For the nine months ended September 30, 2023 and 2022, the weighted average interest rate for the warehouse lines of credit was 6.92% and 4.94%, respectively. The warehouse lines of credit contain certain restrictive covenants that require the Company to maintain certain minimum net worth, liquid assets, current ratios, liquidity ratios, leverage ratios, and earnings. In addition, these warehouse lines also require the Company to maintain compensating cash balances which aggregated to $18.8 million and $15.0 million as of September 30, 2023 and December 31, 2022, respectively, and are included in restricted cash on the accompanying condensed consolidated balance sheets. The Company was in compliance with all financial covenants under the warehouse lines as of September 30, 2023.
The unpaid principal amounts of the Company’s LHFS are also pledged as collateral under the relevant warehouse funding facilities. The Company’s LHFS are summarized below by those pledged as collateral and those fully funded by the Company:

(Amounts in thousands)	September 30, 2023	December 31, 2022
Funding Facility 1	$43,288	$101,598
Funding Facility 2	—	10,218
Funding Facility 3	83,582	46,356
Total LHFS pledged as collateral	126,870	158,172
Company-funded LHFS	19,890	136,599
Company-funded Home Equity Line of Credit	19,335	8,320
Total LHFS	166,095	303,091
Fair value adjustment	(6,070)	(54,265)
Total LHFS at fair value	$160,025	$248,826

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Average days loans held for sale, other than Company-funded LHFS and Company-funded HELOC, for the three and nine months ended September 30, 2023 and 2022 were approximately 21 days, 14 days and 21 days and 17 days, respectively. This is defined as the average days between funding and sale for loans funded during each period. As of September 30, 2023 and December 31, 2022, the Company had $1.6 million (4 loans) and $3.0 million (7 loans), respectively, in unpaid principal balance of loans either 90 days past due or non-performing.
In July 2023, the Company sold the majority of Company-funded LHFS in bulk to a single loan purchaser for a total sale price of $113.2 million. These Company funded LHFS were pledged as collateral under the Company’s 2023 Credit Facility (see Note 10) and as such of the total sale price, $98.4 million of cash was remitted directly to the Lender (as defined in Note 10) and $14.8 million of cash was remitted to the Company.
7. Goodwill and Internal Use Software and Other Intangible Assets, Net
In January 2023, the Company completed an acquisition of Goodholm Finance Ltd. (“Goodholm”), a regulated U.K. based mortgage lender and servicer, providing outsourced administration of mortgages, loans and collection portfolios. The Company paid a total cash consideration of $2.9 million for the acquisition. In connection with this acquisition, the Company recognized the following assets and liabilities:

(Amounts in thousands)	As of Acquisition Date
Cash and cash equivalents	$283
Property and equipment	20
Indefinite lived intangibles - Licenses	1,186
Goodwill	1,741
Other assets (1)	65
Accounts payable and accrued expenses (1)	(161)
Other liabilities (1)	(193)
Net assets acquired	$2,941
__________________
(1)Carrying value approximates fair value given their short-term maturity periods
Intangible assets acquired consist of regulatory licenses. The acquisition was not material to the Company's condensed consolidated financial statements. Accordingly, pro forma results of this acquisition have not been presented.
In April 2023, the Company completed the acquisition of a U.K.-based banking entity after obtaining regulatory approval from the financial control authorities in the U.K. The Company acquired Birmingham Bank Ltd. (“Birmingham”), a regulated bank, offering a range of financial products and services to consumers and small businesses. The acquisition will allow the Company to grow and expand operations in the U.K. by enabling the Company to improve the mortgage process for U.K. mortgage borrowers. The Company acquired 100% of the equity of Birmingham for a total consideration of $19.3 million, which consists of $15.9 million in cash and $3.4 million in deferred consideration in the form of an earn out which is included within other liabilities on the condensed consolidated balance sheet at the acquisition date.

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
In connection with this acquisition, the Company recognized the following assets and liabilities:

(Amounts in thousands)	As of Acquisition Date
Cash and cash equivalents	$2,907
Accounts receivable (1)	60
Short-term investments	8,729
Other assets	7,530
Property and equipment	83
Finite lived intangibles	854
Indefinite lived intangibles - Licenses	31
Goodwill	12,300
Accounts payable and accrued expenses (1)	(248)
Customer deposits	(12,374)
Other liabilities (1)	(586)
Net assets acquired	$19,286
__________________
(1)Carrying value approximates fair value given their short-term maturity periods
Intangible assets acquired consist of trade name, core deposits intangibles, and regulatory licenses. The acquisition was not material to the Company's condensed consolidated financial statements. Accordingly, pro forma results of this acquisition have not been presented.
Changes in the carrying amount of goodwill, net consisted of the following:

Nine Months Ended September 30,
(Amounts in thousands)	2023
Balance at beginning of period	$18,525
Goodwill acquired—Goodholm & Birmingham	14,041
Effect of foreign currency exchange rate changes	(74)
Balance at end of period	$32,492
No impairment of goodwill was recognized for the three and nine months ended September 30, 2023 and 2022.

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Internal use software and other intangible assets, net consisted of the following:

	As of September 30, 2023
(Amounts in thousands, except useful lives)	Weighted Average Useful Lives (in years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets with finite lives
Internal use software and website development	3.0	$136,092	$(94,835)	$41,257
Intellectual property and other	6.2	4,322	(1,402)	2,920
Total Intangible assets with finite lives, net		140,413	(96,237)	44,176
Intangible assets with indefinite lives
Domain name		1,820	—	1,820
Licenses and other		2,410	—	2,410
Total Internal use software and other intangible assets, net		$144,643	$(96,237)	$48,406

	As of December 31, 2022
(Amounts in thousands, except useful lives)	Weighted Average Useful Lives (in years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets with finite lives
Internal use software and website development	3.0	$123,734	$(67,319)	$56,415
Intellectual property and other	7.5	3,449	(838)	2,611
Total Intangible assets with finite lives, net		127,183	(68,157)	59,026
Intangible assets with indefinite lives
Domain name		1,820	—	1,820
Licenses and other		1,150	—	1,150
Total Internal use software and other intangible assets, net		$130,153	$(68,157)	$61,996
The Company capitalized $5.0 million and $3.0 million in internal use software and website development costs during the three months ended September 30, 2023 and 2022, respectively. Included in capitalized internal use software and website development costs are $2.5 million and $0.8 million of stock-based compensation costs for the three months ended September 30, 2023 and 2022, respectively. Amortization expense totaled $9.3 million and $9.0 million during the three months ended September 30, 2023 and 2022, respectively. For the three months ended September 30, 2023 and 2022, no impairment was recognized relating to intangible assets. The Company capitalized $12.4 million and $22.8 million in internal use software and website development costs during the nine months ended September 30, 2023 and 2022, respectively. Included in capitalized internal use software and website development costs are $3.9 million and $3.0 million of stock-based compensation costs for the nine months ended September 30, 2023 and 2022, respectively. Amortization expense totaled $28.1 million and $26.1 million during the nine months ended September 30, 2023 and 2022, respectively. For the nine months ended September 30, 2023 and 2022, no impairment was recognized relating to intangible assets.

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
8. Prepaid Expenses and Other Assets
Prepaid expenses and other assets consisted of the following:

	As of September 30,	As of December 31,
(Amounts in thousands)	2023	2022
Prepaid expenses	$27,095	$26,366
Tax receivables	9,717	18,139
Security Deposits	15,233	14,369
Loans held for investment	4,163	—
Prepaid compensation asset	—	5,615
Inventory—Homes	—	1,139
Net investment in lease	$—	$944
Total prepaid expenses and other assets	$56,208	$66,572
Prepaid Compensation Asset—Prepaid compensation asset, which is related to prepaid expenses and other assets as shown in the table above, consists of a one-time retention bonus given to Kevin Ryan, Chief Financial Officer of the Company, in the form of a forgivable loan of $6.0 million, with an annual compounding interest rate of 3.5% on August 18, 2022. Subject to Mr. Ryan’s active employment by the Company and status of good standing on each of December 1, 2023, December 1, 2024, December 1, 2025 and December 1, 2026, 25% of the principal amount of, and accrued and unpaid interest on, the loan will be forgivable on each such dates. Further, the outstanding principal and interest will be forgivable upon Mr. Ryan’s death, termination as part of a reduction in force, the elimination or substantial reduction of Mr. Ryan’s role, a change in control of the Company, the Company’s insolvency or filing of bankruptcy or Mr. Ryan’s termination by the Company without cause. The loan will also be forgiven if it would violate applicable law, including Section 402 of the Sarbanes-Oxley Act as implemented in Section 13(k) of the Exchange Act. In the event of Mr. Ryan’s voluntary separation from the Company or termination by the Company for cause, any outstanding principal and interest will be due in full on the date that is twenty-four (24) months from the date of termination. The Company was recognizing the expense ratably over time until December 1, 2026 or until forgiveness based on the events discussed above.
In August 2023, in connection with and prior to the closing of the Merger, the Company has forgiven Mr. Ryan’s loan in the amount of $6.0 million plus accrued interest of $0.2 million and as such the Company is in compliance with Section 402 of the Sarbanes-Oxley Act as implemented in Section 13(k) of the Exchange Act.
As a result of the forgiveness, the Company has recognized $4.8 million and $0.1 million of compensation expense during the three months ended September 30, 2023 and 2022, respectively. The Company has recognized $5.5 million and $0.1 million of compensation expense during the nine months ended September 30, 2023 and 2022, respectively. In addition, the Company has agreed to reimburse and make whole Mr. Ryan with the withholding taxes incurred in connection with the forgiveness of the loan which resulted in additional compensation expense of $3.9 million for the three and nine months ended September 30, 2023.
Loans Held for Investment—The Company holds a small amount of loans held for investment, which were acquired as part of the Birmingham acquisition in April 2023. For these loans, management has the intent and ability to hold for the foreseeable future or until maturity or payoff and are reported at amortized cost, which is the principal amount outstanding, net of cumulative charge-offs, unamortized net deferred loan origination fees and costs and unamortized premiums or discounts on purchased loans.
The allowance for credit losses is a valuation account that is deducted from the loans held for investment amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged-off against the allowance when management believes the loan balance is deemed to be uncollectible. Management's estimation of expected credit losses is based on relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts, including expected defaults and

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
prepayments. The Company recognized an immaterial current expected credit loss for loans held for investment as of September 30, 2023.
9. Customer Deposits
The following table presents average balances and weighted average rates paid on deposits for the periods indicated:

	Three Months Ended September 30, 2023		Three Months Ended September 30, 2022
(Amounts in thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Notice	$2,190	2.92%	$—	—%
Term	2,962	2.13%	—	—%
Savings	4,991	2.18%	—	—%
Total Deposits	$10,143	2.41%	$—	—%

	Nine Months Ended September 30, 2023		Nine Months Ended September 30, 2022
(Amounts in thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Notice	$2,842	2.62%	$—	—%
Term	2,402	1.66%	—	—%
Savings	5,511	1.97%	—	—%
Total Deposits	$10,755	2.08%	$—	—%
The following table presents maturities of customer deposits:

(Amounts in thousands)	As of September 30, 2023
Demand deposits	$4,795
Maturing In:
2023	2,608
2024	2,299
2025	206
2026	—
2027	—
Thereafter	—
Total	$9,908
Interest Expense on deposits is recorded in warehouse interest expense in the condensed consolidated statements of operations and comprehensive loss for the periods indicated as follows:

	Three Months Ended September 30, 2023		Nine Months Ended September 30, 2023
(Amounts in thousands)	2023	2022	2023	2022
Notice	$22	$—	$43	$—
Term	4	—	10	—
Savings	26	—	54	—
Total Interest Expense	$52	$—	$107	—

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Deposits are for U.K. banking clients and are protected up to £85.0 thousand ($103.7 thousand) per eligible person by the Financial Services Compensation Scheme in the U.K. Of the total customer deposits as of September 30, 2023, $1.0 million were over the applicable insured amount.
10. Corporate Line of Credit and Preclosing Bridge Notes
Corporate Line of Credit—As of September 30, 2023 and December 31, 2022, the Company had none and $144.4 million, respectively, of outstanding borrowings on the line of credit, which are recorded net of the unamortized portion of the warrant discount and debt issuance costs within corporate line of credit, net in the condensed consolidated balance sheets. The Company had none and $2.0 million of unamortized warrant issuance related discount and debt issuance costs as of September 30, 2023 and December 31, 2022, respectively.
In February 2023, the Company entered into a loan and security agreement (the “2023 Credit Facility”) with Clear Spring Life and Annuity Company, an entity affiliated with the previous agent and acting as an agent for such lenders (together, the “Lender”) to amend its previously existing loan and security agreement (the “2021 Credit Facility”). The terms of the 2023 Credit Facility granted relief from the acceleration of payments under minimum revenue triggers from the 2021 Credit Facility. The 2023 Credit Facility split the principal balance into two tranches, tranche “AB” in the amount of $96.7 million and Tranche “C” in the amount of $26.9 million. Tranche AB was backed by assets that the Company pledged, mainly loans held for sale that the Company fully owned while Tranche C was secured by other assets of the Company. Tranche AB had a fixed interest rate of 8.5% and Tranche C had a variable interest rate based on the SOFR reference rate for a one-month tenor plus 9.5%.
During the nine months ended September 30, 2023, the Company paid off $144.4 million owed in principal balance on the 2023 Credit Facility. The Company made the final principal payment to the Lender in August 2023 and as the Company repaid the 2023 Credit Facility in full earlier than what was contractually required, the Company paid a make-whole amount that represents minimum interest for the Lender in the amount of $4.5 million. The Company also amortized the remaining unamortized debt issuance costs in the amount of $5.1 million as part of interest and amortization on non-funding debt expense within the consolidated statements of operations and comprehensive loss.
For the three months ended September 30, 2023, the Company recorded a total of $11.3 million related to interest expense as follows: $6.1 million in interest expense related to the line of credit and $5.2 million in interest expense related to the amortization of deferred debt issuance costs and discount and other debt servicing fees which is included in interest and amortization on non-funding debt expense, net within the condensed consolidated statements of operations and comprehensive loss. For the nine months ended September 30, 2023, the Company recorded a total of $17.6 million related to interest expense as follows: $11.5 million in interest expense related to the line of credit and $6.0 million in interest expense related to the amortization of deferred debt issuance costs and discount and other debt servicing fees which is included in interest and amortization on non-funding debt expense, net within the condensed consolidated statements of operations and comprehensive loss.
For the three months ended September 30, 2022, the Company recorded a total of $2.8 million related to interest expense as follows: $2.4 million in interest expense related to the line of credit and $0.3 million in interest expense related to the amortization of deferred debt issuance costs and discount and other debt servicing fees which is included in interest and amortization on non-funding debt expense within the consolidated statements of operations and comprehensive loss. For the nine months ended September 30, 2022, the Company recorded a total of $9.6 million related to interest expense as follows: $8.5 million in interest expense related to the line of credit and $0.8 million in interest expense related to the amortization of deferred debt issuance costs and discount and other debt servicing fees which is included in interest and amortization on non-funding debt expense within the consolidated statements of operations and comprehensive loss.
Pre-Closing Bridge Notes—The carrying value of the Pre-Closing Bridge Notes as of December 31, 2022 is $750.0 million and is included in the condensed consolidated balance sheets. In connection with the Closing of the Business Combination, the Pre-Closing Bridge Notes held by SoftBank in an aggregate principal amount of $650.0 million automatically converted into Better Home & Finance Class C common stock at a conversion price of $10.00 per share (the “Bridge Note Conversion”). In connection with the Bridge Note Conversion, the Company issued an

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
aggregate 65.0 million shares of Better Home & Finance Class C common stock to a trust designated by SoftBank to distribute such shares to SoftBank upon satisfaction of certain conditions. In addition, pursuant to the letter agreement, dated as of February 7, 2023, by and among Aurora, the Company and the Sponsor (the “Second Novator Letter Agreement”) and the letter agreement, dated August 22, 2023, by and among Aurora, Better and the Sponsor (the “Novator Exchange Agreement”), the Pre-Closing Bridge Notes held by the Sponsor in an aggregate principal amount of $100.0 million were exchanged for 40.0 million shares of Better Home & Finance Class A common stock.
The Company recorded none and $80.1 million in interest expense on Pre-Closing Bridge Notes from the amortization of the discount during the three months ended September 30, 2023 and 2022, respectively, included within the condensed consolidated statements of operations and comprehensive loss. The Company recorded none and $213.5 million in interest expense on Pre-Closing Bridge Notes from the amortization of the discount during the nine months ended September 30, 2023 and 2022, respectively, included within the condensed consolidated statements of operations and comprehensive loss.
Issuance of Post-Closing Convertible Notes—In connection with the Closing of the Business Combination, the Company issued to SoftBank senior subordinated convertible notes in the aggregate principal amount of $528.6 million (the “Post-Closing Convertible Notes”), $550.0 million less approximately $21.4 million released to the Company at the Closing from Aurora’s trust account, pursuant to an Indenture, dated as of August 22, 2023 (the “Indenture”). The Post-Closing Convertible Notes bear 1% interest per annum and mature on August 22, 2028, unless earlier converted or redeemed. Per the Indenture, the Company may elect to pay all or any portion of interest in kind by issuing to the holder of such note an additional note or in cash. Upon issuing the Convertible Notes, the loan commitment asset on Better’s balance sheet as of December 31, 2022 in the amount of $16.1 million, associated with the right to draw the Post-Closing Convertible Notes, is reflected as a debt discount which will be amortized as part of interest expense over the term of the Post-Closing Convertible Notes. As of September 30, 2023, the carrying amount of the Post-Closing Convertible Notes was $513.0 million on the condensed consolidated balance sheets.
The Post-Closing Convertible Notes are convertible, at the option of SoftBank, into shares of the Company’s Class A common stock, with an initial conversion rate per $1,000 principal amount of Post-Closing Convertible Notes equal to (a) $1,000 divided by (b) a dollar amount equal to 115% of the First Anniversary VWAP (as defined in the Indenture), subject to adjustments as described therein. The Indenture provides that the First Anniversary VWAP may be no less than $8.00 and no greater than $12.00, subject to adjustments as described therein. The Post-Closing Convertible Notes may be redeemed at the option of the Company at a redemption price of 115% of par plus accrued interest in cash, at any time on or before the 30th trading day prior to the maturity date of the Post-Closing Convertible Notes if the last reported sale price of the Class A common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during the 30 trading day period ending on, and including, the trading day immediately preceding the date of notice of optional redemption.
The Post-Closing Convertible Notes permit the Company to designate up to $150 million of indebtedness that is senior to the Post-Closing Convertible Notes, in addition to certain other customary exceptions. In addition, the Indenture requires that if a domestic subsidiary of the Company guarantees other senior indebtedness of the Company, such subsidiary would also be required to guarantee the notes, subject to certain exceptions for non-profit subsidiaries and regulated mortgage origination subsidiaries.
For the three and nine months ended September 30, 2023, the Company recorded a total of $0.5 million and $0.5 million respectively, of interest expense related to the Post-Closing Convertible Notes. Interest expense from the Post-Closing Convertible Notes is included in interest and amortization on non-funding debt expense, net within the condensed consolidated statements of operations and comprehensive loss.
11. Related Party Transactions
The Company has entered into a number of commercial agreements with related parties, which management believes provide the Company with products or services that are beneficial to its commercial objectives. Often these products and services have been tailored to the Company’s specific needs or are part of new pilot programs, both for

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
the Company and the counterparty, for which there are not clear alternative vendors offering comparable services to compare pricing with. It is reasonable to assume that none of these related party commercial agreements were structured at arm’s length and therefore may be beneficial to the counterparty.
1/0 Capital—The Company is a party to an employee and expense allocation agreement with 1/0 Capital, LLC (“1/0 Capital”), an entity affiliated with 1/0 Real Estate, LLC (“1/0 Real Estate”) (an entity wholly owned by 1/0 Holdco, in which Vishal Garg, the Chief Executive Officer of the Company, and the Company’s executive officers each hold a more than five percent ownership interest). Under the employee and expense allocation agreement, 1/0 Capital provides the Company access to certain employees in exchange for reasonable consideration in the form of fees based on their time, as well as IT support services. Any intellectual property created under the agreement by 1/0 Capital employees working on behalf of the Company belongs to the Company. The term of the agreement will continue in perpetuity. The services provided by 1/0 Capital are not integral to the Company’s technology platform and amounts incurred are not material to the Company. In connection with this agreement, the Company reduced the accrued expense by $27.0 thousand and $187.3 thousand in the three months ended September 30, 2023 and 2022, respectively. As part of this agreement, the Company may provide access to certain of its employees for use by 1/0 Capital which reduced the amounts owed to 1/0 Capital by none and none for the three months ended September 30, 2023 and 2022, respectively. The Company recorded a reduction of expenses of $27.0 thousand and $187.3 thousand for the three months ended September 30, 2023 and 2022, respectively, which are included within general and administrative expenses on the consolidated statements of operations and comprehensive loss. The Company incurred gross expenses of $6.4 thousand and $386.8 thousand in the nine months ended September 30, 2023 and 2022, respectively. As part of this agreement, the Company may provide access to certain of its employees for use by 1/0 Capital which reduced the amounts owed to 1/0 Capital by none and $18.2 thousand for the nine months ended September 30, 2023 and 2022, respectively. The Company recorded net expenses of $6.4 thousand and $368.6 thousand for the nine months ended September 30, 2023 and 2022, respectively, which are included within general and administrative expenses on the consolidated statements of operations and comprehensive loss. The Company is invoiced on a net basis and recorded a $144.4 thousand and $177.0 thousand payable as of September 30, 2023 and December 31, 2022, respectively, included within other liabilities, respectively, on the condensed consolidated balance sheets.
TheNumber—The Company originally entered into a data analytics services agreement in August 2016 with TheNumber, LLC (“TheNumber”), an entity affiliated with both Vishal Garg, the Chief Executive Officer of the Company, and 1/0 Real Estate.
In September 2021, the Company and TheNumber entered into a technology integration and license agreement, which was amended in November 2021, to develop a consumer credit profile technology which is to be launched in three stages. The first stage involves testing TheNumber’s limited graph Application Programming Interface (“API”) in a testing environment with test data. The second stage involves data such as credit, income, and assets of staged borrowers meeting certain measures of speed and performance. The third stage requires TheNumber to run the product and serve all borrowers on the production side as well as provide data to the Company from its rich data set. The listed services provided by TheNumber are lead generation, market rate analysis, lead growth analysis, property listing analysis, automated valuation models, and financial risk analysis. Both parties agreed to jointly develop all aspects of this program, and the agreement provides for the utilization of TheNumber employees by the Company. In January 2023, the agreement was extended for an additional year. The services provided by TheNumber are not integral to the Company’s technology platform and amounts incurred are not material to the Company. In connection with these agreements, the Company paid expenses of $66.9 thousand and $617.7 thousand for the three months ended September 30, 2023 and 2022 respectively, which are included within mortgage platform expenses on the condensed consolidated statements of operations and comprehensive loss. The Company paid expenses of $438.0 thousand and $1,123.0 thousand for the nine months ended September 30, 2023 and 2022 respectively, which are included within mortgage platform expenses on the condensed consolidated statements of operations and comprehensive loss and had a payable of $204.3 thousand and $232.0 thousand as of September 30, 2023 and December 31, 2022, respectively, within other liabilities on the condensed consolidated balance sheets.
Holy Machine—In January 2018, the Company entered into a consulting agreement (the “2018 Holy Machine Consulting Agreement”) with Holy Machine LLC (“Holy Machine”) an entity controlled by Aaron Schildkrout, a former member of Better’s board of directors (the “Better Board”). Aaron Schildkrout resigned from the Better

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Board on June 8, 2022 and as an advisor shortly thereafter. The 2018 Holy Machine Consulting Agreement provided for consulting services related to executive recruiting and such other services as mutually agreed upon, and grants Holy Machine 603,024 options with a 4-year vesting period and no cliff at two times the fair market value of the Company. Further, any inventions, discoveries, improvements or works of authorship made by Holy Machine and the results thereof that may be considered works made for hire shall be assigned to the Company and be the Company’s exclusive property to which the Company has the exclusive right to obtain and own all copyrights. In May 2020, the parties entered into an amendment to the 2018 Holy Machine Consulting Agreement to insert terms relating to compliance with applicable laws, contracts, and indemnification among the parties. No other terms of the 2018 Holy Machine Consulting Agreement were altered. The agreement ended in November 2022.
In July 2020, the Company and Holy Machine entered into a new consulting agreement (the “2020 Holy Machine Consulting Agreement”). The 2020 Holy Machine Consulting Agreement granted Holy Machine (i) the option to purchase 764,143 shares of Better’s common stock, with an accompanying stock option agreement having a term of 10 years, at the then fair market value at the time of the grant and (ii) the option to purchase 764,143 shares of Better’s common stock, with an accompanying stock option agreement having a term of 10 years, with an exercise price per share equal to (a) $5.14 minus (b) the then current fair market value at the time of grant. Both tranches of granted options vest each month on the same day of the month as the vesting commencement date of April 18, 2020, subject to Holy Machine continuing to provide consulting services through each such date, and both have change in control vesting provisions which would result in 100% of unvested options vesting should there be a change of control of the Company, as defined in such a stock option agreement. The services provided by Holy Machine were not integral to the Company’s technology platform and amounts incurred were not material to the Company. During the second quarter of 2022, Aaron Schildkrout resigned from the Better Board and resigned as an advisor to Better shortly thereafter. The Company recorded none and $37.5 thousand of expenses during the three months ended September 30, 2023 and 2022, respectively, which are included within general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss. The Company recorded none and $137.5 thousand of expenses during the nine months ended September 30, 2023 and 2022, respectively, which are included within general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss and a payable of none and none as of September 30, 2023 and December 31, 2022, respectively, within other liabilities on the condensed consolidated balance sheets.
Notable—In October 2021, the Company entered into a private label and consumer lending program agreement (the “2021 Notable Program Agreement”) to provide home improvement lines of credit to qualified borrowers of the Company with Notable Finance, LLC (“Notable”), an entity in which Vishal Garg, the Chief Executive Officer of the Company, and 1/0 Real Estate collectively hold a majority ownership interest. The program is intended to be used by qualified customers of the Company for home improvement purchases (the “Home Improvement Line of Credit”).
This program required Notable to originate and service the loan and in consideration, the Company pays Notable $600 for each loan originated pursuant to the agreement. In connection with the 2021 Notable Program Agreement, Notable provided an unsecured personal loan product with an initial 12-month “draw period” during which the customers can use the approved loan amount and only pay interest on the used loan fund. Following this initial 12-month draw period, the customers are no longer able to withdraw funds and there is a 3 or 5-year “fixed” period to pay back the loan in full in months installments.
For the three months ended September 30, 2023, the Company incurred $16.3 thousand of expenses under the agreement, which are included within mortgage platform expenses on the condensed consolidated statements of operations and comprehensive loss. For the three months ended September 30, 2022, the Company incurred $74.3 thousand of expenses under the agreement, $31.9 thousand of which are included within marketing expenses and $42.4 thousand of which are included within mortgage platform expenses on the condensed consolidated statements of operations and comprehensive loss. For the nine months ended September 30, 2023, the Company incurred $38.5 thousand of expenses under the agreement, which are included within mortgage platform expenses on the condensed consolidated statements of operations and comprehensive loss. For the nine months ended September 30, 2022, the Company incurred $74.3 thousand of expenses under the agreement, $31.9 thousand of which are included within marketing expenses and $42.4 thousand of which are included within mortgage platform expenses on the condensed consolidated statements of operations and comprehensive loss. The Company recorded a payable of $10.0 thousand

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
and $15.0 thousand included within other liabilities on the condensed consolidated balance sheets as of September 30, 2023 and December 31, 2022, respectively.
In January 2022, Better Trust I, a subsidiary of the Company entered into a master loan purchase agreement (the “Notable MLPA”) with Notable to purchase from Notable up to $20.0 million of unsecured home improvement loans underwritten and originated by Notable for the Company’s customers. Under the Notable MLPA, Notable originated home improvement loans, all of which Notable makes available for purchase by the Company. No additional cost outside the sale of the loan was contemplated by the Notable MLPA. The services provided by Notable are not integral to the Company’s technology platform and expenses incurred are not material to the Company. As of September 30, 2023 and December 31, 2022, the Company had $6.8 million and $8.3 million of unsecured home improvement loans from Notable, which are included within mortgage loans held for sale, at fair value on the condensed consolidated balance sheets.
Truework—The Company is a party to a data analytics services agreement with Zethos, Inc., (“Truework”), an entity in which Vishal Garg, the Chief Executive Officer of the Company, is an investor. Under the data analytics services agreement, Truework provides digital Verification of Employment (“VOE”) and Verification of Income (“VOI”) services to the Company during the mortgage loan origination process to confirm the employment and income of borrowers seeking a mortgage. This is data required for underwriting mortgages to the specifications of FNMA, FMCC, and private loan purchasers. These data services are standard product offerings of Truework, which they offer to a number of mortgage lenders. Truework is one of multiple vendors the Company uses for VOE and VOI services, the largest other one being The Work Number by Equifax. The Company uses the two vendors interchangeably based on estimated lowest cost and turnaround time. The Company originally entered into the data services agreement in September 2020, and amended the agreement in October 2021 to run until September 30, 2023. In connection with usage of the services, the Company reduced the accrued expense of $8.6 thousand for the three months ended September 30, 2023, which is included within mortgage platform expenses on the condensed consolidated statements of operations and comprehensive loss. The Company incurred expenses of $414.3 thousand for the three months ended September 30, 2022, which is included within mortgage platform expenses on the condensed consolidated statements of operations and comprehensive. The Company reduced the accrued expense of $7.4 thousand for the nine months ended September 30, 2023 and recorded the expense of $414.3 thousand nine months ended September 30, 2022, respectively, which is included within mortgage platform expenses on the condensed consolidated statements of operations and comprehensive loss. The Company recorded a payable of $101.2 thousand and $16.2 thousand included within other liabilities on the condensed consolidated balance sheets as of September 30, 2023 and December 31, 2022, respectively.
Share Repurchases—During the first quarter of 2022, Better repurchased from former member of the Better Board, Gabrielle Toledano, a total of 33,995 shares of Better’s common stock for an aggregate purchase price of $254,154 to defray taxes associated with vesting of equity awards of such shares. Ms. Toledano subsequently resigned from the Better Board in April 2022.
During the third quarter of 2022, Better repurchased from General Counsel and Chief Compliance Officer Paula Tuffin a total of 82,527 shares of Better common stock for an aggregate purchase price of $399,600 to defray taxes associated with vesting of equity awards of such shares.
Notes Receivable from Stockholders—The Company, previously at times, entered into promissory note agreements with certain employees for the purpose of financing the exercise of the Company’s stock options. These employees may have the ability to use the promissory notes to exercise stock options that have not yet been vested by the respective employees. Interest is compounded and accrued based on any unpaid principal balance and is due upon the earliest of maturity, 120 days after an employee leaves the Company, the date the employee sells shares acquired through the promissory note agreement without prior written consent of the Company, or the day prior to the date that any change in the employee’s status would cause the loan to be a prohibited extension or maintenance of credit under Section 402 of the Sarbanes-Oxley Act. The Company no longer enters into promissory note agreements for the purpose of financing the exercise of the Company’s stock options and no longer allows for the early exercise of stock options

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The Company included $10.4 million and $53.9 million of the notes, which include the outstanding principal amount and accrued interest, within notes receivable from stockholders in stockholders’ equity (deficit) on the condensed consolidated balance sheets as of September 30, 2023 and December 31, 2022, respectively. The balance as of September 30, 2023 does not include any promissory notes due from directors and officers of the Company. The balance as of December 31, 2022 includes $43.6 million of promissory notes due from directors and officers of the Company, of which $40.2 million was due from Vishal Garg. During the three months ended September 30, 2023, the Company reduced interest income from the promissory notes of $0.5 million, and during three months ended September 30, 2022, the Company recognized interest income from the promissory notes of $0.1 million which is included within interest income on the condensed consolidated statements of operations and comprehensive loss. During the nine months ended September 30, 2023, the Company reduced interest income from the promissory notes of $0.3 million, and nine months ended September 30, 2022, the company recognized interest income from the promissory notes of $0.3 million, which is included within interest income on the condensed consolidated statements of operations and comprehensive loss. The notes range in maturity from May 2025 to January 2026 and include interest rates ranging from 0.5% to 2.5% per annum. See Note 17 for further details on the accounting for notes receivable from stockholders.
In August 2023, Better derecognized $46.4 million related to the partial forgiveness by Better to executive officers Vishal Garg, Kevin Ryan, and Paula Tuffin for their outstanding notes and cancellation of the shares collateralizing the notes to satisfy the remaining principal which was forgiven and cancelled upon the Closing. Additionally, for the nine months ended September 30, 2023, the Company recognized additional compensation expense of $0.4 million to certain of the Company's executives in connection with taxes due for capital gains on the sale of shares for settlement of the notes outstanding.
12. Commitments and Contingencies
Litigation—The Company, among other things, engages in mortgage lending, title and settlement services, and other financial technology services. The Company operates in a highly regulated industry and may be subject to various legal and administrative proceedings concerning matters that arise in the normal and ordinary course of business, including inquiries, complaints, audits, examinations, investigations, employee labor disputes, and potential enforcement actions from regulatory agencies. While the ultimate outcome of these matters cannot be predicted with certainty due to inherent uncertainties in litigation, management is of the opinion that these matters will not have a material impact on the condensed consolidated financial statements of the Company. The Company accrues for losses when they are probable to occur and such losses are reasonably estimable, and discloses pending litigation if the Company believes a possibility exists that the litigation will have a material effect on its financial results. Legal costs expected to be incurred are accounted for as they are incurred.
The Company is currently a party to pending legal claims and proceedings regarding an employee related labor dispute brought forth during the third quarter of 2020. The dispute alleges that the Company has failed to pay certain employees for overtime and is in violation of the Fair Labor Standards Act and labor laws in the State of California and the State of Florida. The case is still in its early stages and has not yet reached the class certification stage and as such the ultimate outcome cannot be predicted with certainty due to inherent uncertainties in the legal claims. As part of the dispute, the Company included an estimated liability of $8.4 million as of both September 30, 2023 and December 31, 2022, which is included in accounts payable and accrued expenses on the condensed consolidated balance sheets. No additional expense was accrued for the nine months ended September 30, 2023. During the first quarter of 2023, the Company settled its employee related labor dispute in the State of Florida for an immaterial amount.
In September 2022, the former Head of Sales and Operations of the Company, Sarah Pierce, filed litigation against the Company, the Company’s founder and CEO Vishal Garg, and the Company’s Chief Administrative Officer and Senior Counsel Nicholas Calamari. The complaint alleges several causes of action including: violation of certain state labor laws, breach of fiduciary duty and defamation against Mr. Garg, aiding and abetting breach of fiduciary duty against Mr. Calamari, and intentional infliction of emotional distress against Mr. Garg and Mr. Calamari.

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
On September 29, 2023, the Court filed an Order granting the Company's motions to dismiss in part and denying the Company’s motions to dismiss in part. The following motions were granted: (i) the Company’s motion to dismiss Ms. Pierce’s Sarbanes-Oxley claim was granted; (ii) the Company’s motion to dismiss Ms. Pierce’s Dodd-Frank claim was granted; (iii) Mr. Garg and Mr. Calamari’s motion to dismiss Ms. Pierce’s claim for breach of fiduciary duty was granted; (iv) the Company's motion to dismiss Ms. Pierce’s defamation claim was granted; (v) Mr. Garg and Mr. Calamari’s motion to dismiss Ms. Pierce’s claim for intentional infliction of emotional distress was granted; (vi) Mr. Garg and Mr. Calamari’s motion to dismiss Ms. Pierce’s claim for tortious interference with contract was granted; and (vii) the Company’s motion to dismiss Ms. Pierce’s breach of contract claim was granted. The Company’s motion to dismiss Ms. Pierce's claim of retaliation was dismissed. Mr. Garg’s motion to dismiss Ms. Pierce’s defamation claim was denied, and the Company’s motion to dismiss Ms. Pierce’s defamation claim under the theory of respondeat superior was denied. The Company intends to vigorously defend this action.
Regulatory Matters—In the third quarter of 2021, following third-party audits of samples of loans produced during the fiscal years 2018, 2019, and 2021, the Company became aware of certain TILA-RESPA Integrated Disclosure (“TRID”) defects in the loan production process that resulted in the final closing costs disclosed in the closing disclosure, in some instances, being greater than those disclosed in the loan estimate. Some of these defects were outside applicable tolerances under the TRID rule, which resulted in potential overcharges to consumers. As of September 30, 2023 and December 31, 2022, the Company included an estimated liability of $9.3 million and $11.9 million, respectively, within accounts payable and accrued expenses on the condensed consolidated balance sheets. For the three months ended September 30, 2023, the Company reduced the accrual for these potential TRID defects by $3.0 million and is included within mortgage platform expenses in the condensed consolidated statement of operations and comprehensive loss. For the nine months ended September 30, 2023, the Company reduced the accrual for these potential TRID defects by $2.7 million and is included within mortgage platform expenses in the condensed consolidated statement of operations and comprehensive loss. This accrual is the Company’s best estimate of potential exposure on the larger population of loans based on the results obtained by the audited sample. The accrued amounts are for estimated refunds potentially due to consumers for TRID tolerance errors for loans produced from 2018 through 2022. The Company completed a TRID audit of 2022 files and is continuing to remediate TRID tolerance defects as necessary.
In the second quarter of 2022, Better and Aurora received a voluntary request for documents from the Division of Enforcement of the Securities and Exchange Commission (the “SEC”) and subsequently received several subpoenas, indicating that it is conducting an investigation relating to Aurora and Better to determine if violations of the federal securities laws had occurred. The SEC requested that Aurora and Better provide the SEC with certain information and documents. The voluntary and subpoena requests covered, among other things, certain aspects of Better’s business and operations, certain matters relating to certain actions and circumstances of the Company’s founder and Chief Executive Officer, Vishal Garg, and his other business activities, related party transactions, public statements made about the Company’s proprietary mortgage platform, Better’s financial condition, and allegations made in litigation filed by Sarah Pierce, Better’s former Head of Sales and Operations. On August 3, 2023, the SEC Division of Enforcement informed Aurora and Better that it has concluded its previously announced investigation and that the SEC does not intend to recommend an enforcement action against Aurora or Better.
Loan Commitments—The Company enters into IRLCs to fund mortgage loans, at specified interest rates and within a specified period of time, with potential borrowers who have applied for a loan and meet certain credit and underwriting criteria. As of September 30, 2023 and December 31, 2022, the Company had outstanding commitments to fund mortgage loans in notional amounts of approximately $211.9 million and $225.4 million, respectively. The IRLCs derived from those notional amounts are recorded within derivative assets and liabilities, at fair value as of September 30, 2023 and December 31, 2022, respectively, on the condensed consolidated balance sheets. See Note 15.
Forward Sale Commitments—In the ordinary course of business, the Company enters into contracts to sell existing LHFS or loans committed but yet to be funded into the secondary market at specified future dates. As of September 30, 2023 and December 31, 2022, the Company had outstanding forward sales commitment contracts of notional amounts of approximately $294.0 million and $422.0 million, respectively. The forward sales commitments derived from those notional amounts are recorded within derivative assets and liabilities, at fair value as of

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2023 and December 31, 2022, respectively, on the condensed consolidated balance sheets. See Note 15.
Concentrations—See below for areas considered to be concentrations of credit risk for the Company:
Significant loan purchasers are those which represent more than 10% of the Company’s loan volume. During the three months ended September 30, 2023, the Company had three loan purchasers that accounted for 56%, 22% and 11% of loans sold by the Company. During the three months ended September 30, 2022, the Company had one loan purchaser that accounted for 59% of loans sold by the Company. During the nine months ended September 30, 2023 and 2022, the Company had one loan purchaser that accounted for 68% and 65% of loans sold by the Company.
Concentrations of credit risk associated with the LHFS carried at fair value are limited due to the large number of borrowers and their dispersion across many geographic areas throughout the United States. As of September 30, 2023, the Company originated 12% and 11% of its LHFS secured by properties in Texas and Florida, respectively. As of December 31, 2022, the company originated 11% of its LHFS secured by properties in each of California and Texas and 10% of its LHFS secured by properties in Florida.
The Company maintains cash and cash equivalent balances at various financial institutions. Cash accounts at each bank are insured by the Federal Deposit Insurance Corporation for amounts up to $0.25 million. As of September 30, 2023 and December 31, 2022, the majority of the Company’s cash and cash equivalent balances are in excess of the insured limits at various financial institutions.
Advanced Loan Origination Fees (Deferred Revenue)—Deferred revenue primarily consists of advance payments for loan origination and servicing on behalf of an integrated relationship partner. The total advance was for $50.0 million and were recognized in revenue starting in August 2022 through August 2023. The Company must repay the advance in three tranches, $20.0 million due December 2022, $15.0 million due April 2023, and $15.0 million due October 2023, each to be reduced by the amount of loan origination revenue earned between the tranches. The Company repaid $12.9 million of the first tranche after reductions for loan origination revenue earned within mortgage platform revenue from August 2022 through December 31, 2022. In April 2023, the Company repaid $12.7 million of the second tranche after reductions for loan origination revenue earned within mortgage platform revenue from January 2023 through March 2023. As of September 30, 2023 and December 31, 2022, the Company included deferred revenue of $12.9 million and $30.0 million, respectively within other liabilities on the condensed consolidated balance sheets after reductions for loan origination revenue earned within mortgage platform revenue. Subsequent to September 30, 2023, in October 2023, the Company paid off $12.9 million of the third tranche.
Escrow Funds—In accordance with its lender obligations, the Company maintains a separate escrow bank account to hold borrower funds pending future disbursement. The Company administers escrow deposits representing undisbursed amounts received for payment of property taxes, insurance and principal, and interest on mortgage loans held for sale. The Company also administers customer deposits in relation to other non-mortgage products and services that the Company offers. These funds are shown as restricted cash and there is a corresponding escrow payable on the consolidated balance sheet, as they are being held on behalf of the borrower or customer. The balance in these accounts as of September 30, 2023 and December 31, 2022 was $3.2 million and $8.0 million, respectively. In some instances the Company may administer funds that are legally owned by a third-party which are excluded from the condensed consolidated balance sheets which amounted to none and $0.3 million as of September 30, 2023 and December 31, 2022, respectively.
Customer Deposits—In relation to the Company’s banking activities tied to the Birmingham acquisition in the U.K., the Company offers individual savings accounts and other depository products with differing maturities and interest rates to its customers. The balance of customer deposits as of September 30, 2023 and December 31, 2022 was $9.9 million and none, respectively on the condensed consolidated balance sheets.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
13. Risks and Uncertainties
In the normal course of business, companies in the mortgage lending industry encounter certain economic and regulatory risks. Economic risks include credit risk and interest rate risk, in either a rising or declining interest rate environment. Credit risk is the risk of default that may result from the borrowers’ inability or unwillingness to make contractually required payments during the period in which loans are being held for sale by the Company.
Interest Rate Risk—The Company is subject to interest rate risk in a rising interest rate environment, as the Company may experience a decrease in loan production, as well as decreases in the fair value of LHFS, loan applications in process with locked-in rates, and commitments to originate loans, which may negatively impact the Company’s operations. To preserve the value of such fixed-rate loans or loan applications in process with locked-in rates, agreements are executed for best effort or mandatory loan sales to be settled at future dates with fixed prices. These loan sales take the form of short-term forward sales of mortgage-backed securities and commitments to sell loans to loan purchasers.
Alternatively, in a declining interest rate environment, customers may withdraw their loan applications that include locked-in rates with the Company. Additionally, when interest rates decline, interest income received from LHFS will decrease. The Company uses an interest rate hedging program to manage these risks. Through this program, mortgage-backed securities are purchased and sold forward.
For all counterparties with open positions as of September 30, 2023, in the event that the Company does not deliver into the forward-delivery commitments, they can be settled on a net basis. Net settlements entail paying or receiving cash based upon the change in market value of the existing instrument.
The Company currently uses forward sales of mortgage-backed securities, interest rate commitments from borrowers, and mandatory and/or best-efforts forward commitments to sell loans to loan purchasers to protect the Company from interest rate fluctuations. These short-term instruments, which do not require any payments to be paid to the counterparty in connection with the execution of the commitments, are generally executed simultaneously.
Credit Risk—The Company’s hedging program is not designated as formal hedging from an accounting standpoint, contains an element of risk because the counterparties to its mortgage securities transactions may be unable to meet their obligations. While the Company does not anticipate nonperformance by any counterparty, it is exposed to potential credit losses in the event the counterparty fails to perform. The Company’s exposure to credit risk in the event of default by the counterparty is the difference between the contract and the current market price. The Company minimizes its credit risk exposure by limiting the counterparties to well-established banks and securities dealers who meet established credit and capital guidelines.
Loan Repurchase Reserve—The Company sells loans to loan purchasers without recourse. As such, the loan purchasers have assumed the risk of loss or default by the borrower. However, the Company is usually required by these loan purchasers to make certain standard representations and warranties relating to the loan for up to three years post sale. To the extent that the Company does not comply with such representations, or there are early payment defaults, the Company may be required to repurchase the loans or indemnify these loan purchasers for losses. In addition, if loans pay-off within a specified time frame the Company may be required to refund a portion of the sales proceeds to the loan purchasers. The Company repurchased $3.6 million (11 loans) and $37.9 million (82 loans) in unpaid principal balance of loans during the three months ended September 30, 2023 and 2022, respectively, related to its loan repurchase obligations. The Company repurchased $20.8 million (52 loans) and $97.0 million (221 loans) in unpaid principal balance of loans during the nine months ended September 30, 2023 and 2022, respectively, related to its loan repurchase obligations. The Company’s loan repurchase reserve as of September 30, 2023 and December 31, 2022 was $21.8 million and $26.7 million, respectively, and is included within other liabilities on the condensed consolidated balance sheets. The provision for the loan repurchase reserve

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
is included within mortgage platform expenses on the condensed consolidated statement of operations and comprehensive loss. The following presents the activity of the Company’s loan repurchase reserve:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2023	2022	2023	2022
Loan repurchase reserve at beginning of period	$21,832	$21,070	$26,745	$17,540
Provision	866	11,683	178	25,125
Charge-offs	(945)	(9,754)	(5,170)	(19,667)
Loan repurchase reserve at end of period	$21,753	$22,999	$21,753	$22,999
Borrowing Capacity—The Company funds the majority of mortgage loans on a short-term basis through committed and uncommitted warehouse lines as well as from operations for any amounts not advanced by warehouse lenders. As a result, the Company’s ability to fund current operations depends on its ability to secure these types of short-term financings. If the Company’s principal lenders decided to terminate or not to renew any of the warehouse lines with the Company, the loss of borrowing capacity could be detrimental to the Company’s condensed consolidated financial statements unless the Company found a suitable alternative source.

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
14. Net Loss Per Share
The computation of net loss per share and weighted average shares of the Company's common stock outstanding during the periods presented is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands, except for share and per share amounts)	2023	2022	2023	2022
Basic net loss per share:
Net loss	$(340,033)	$(226,612)	$(475,441)	$(625,864)
Income allocated to participating securities	—	—	—	—
Net loss attributable to common stockholders - Basic	$(340,033)	$(226,612)	$(475,441)	$(625,864)
Diluted net loss per share:
Net loss attributable to common stockholders - Basic	$(340,033)	$(226,612)	$(475,441)	$(625,864)
Interest expense and change in fair value of bifurcated derivatives on convertible notes	—	—	—	—
Income allocated to participating securities	—	—	—	—
Net loss income attributable to common stockholders - Diluted	$(340,033)	$(226,612)	$(475,441)	$(625,864)
Shares used in computation:
Weighted average common shares outstanding	496,577,751	292,660,334	364,817,445	289,934,149
Weighted-average effect of dilutive securities:	—	—
Assumed exercise of stock options	—	—	—	—
Assumed exercise of warrants	—	—	—	—
Assumed conversion of convertible preferred stock	—	—	—	—
Diluted weighted-average common shares outstanding	496,577,751	292,660,334	364,817,445	289,934,149
Earnings (loss) per share attributable to common stockholders:
Basic	$(0.68)	$(0.77)	$(1.30)	$(2.16)
Diluted	$(0.68)	$(0.77)	$(1.30)	$(2.16)
Basic and diluted earnings (loss) per share are the same for each class of common stock because they are entitled to the same dividend rights. Basic and diluted earnings (loss) per share are presented together as the amounts for basic and diluted earnings (loss) per share are the same for each class of common stock. There were no preferred dividends declared or accumulated during the three months ended September 30, 2023 and 2022. There were no preferred dividends declared or accumulated during the nine months ended September 30, 2023 and 2022. The Company applies the two-class method which requires earnings available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all earnings for the period had been distributed. The Company’s outstanding convertible preferred stock is a participating security as the holders of such shares participate in earnings but do not contractually participate in the Company’s losses. The Company's potentially dilutive securities, which include stock options, convertible preferred stock that would have been issued under the if-converted method, warrants to purchase shares of common stock, warrants to purchase shares of preferred stock, and stock options exercised, not vested, have been excluded from the computation of diluted net loss per share, as the effect would be to reduce the net loss per share. The Company excluded the following securities, presented based on amounts outstanding at each period end, from

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
the computation of diluted net loss per share attributable to common stockholders for the periods indicated as including them would have had an anti-dilutive effect:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2023	2022	2023	2022
Options to purchase common stock (1)	48,389	44,857	48,389	44,857
Convertible preferred stock (2)	—	108,721	—	108,721
Pre-Closing Bridge Notes	—	247,777	—	247,777
Warrants to purchase convertible preferred stock (1)	—	6,649	—	6,649
Total	48,389	408,004	48,389	408,004
__________________
(1)Securities have an antidilutive effect under the treasury stock method.
(2)Securities have an antidilutive effect under the if-converted method.
15. Fair Value Measurements
The Company’s financial instruments measured at fair value on a recurring basis are summarized below:

	September 30, 2023
(Amounts in thousands)	Level 1	Level 2	Level 3	Total
Mortgage loans held for sale, at fair value	$—	$160,025	$—	$160,025
Derivative assets, at fair value (1)	—	3,506	211	3,717
Total Assets	$—	$163,531	$211	$163,742
Derivative liabilities, at fair value (1)	$—	$—	$1,678	$1,678
Warrants and equity related liabilities, at fair value	$577	$950	$—	$1,527
Total Liabilities	$577	$950	$1,678	$3,205

	December 31, 2022
(Amounts in thousands)	Level 1	Level 2	Level 3	Total
Mortgage loans held for sale, at fair value	$—	$248,826	$—	$248,826
Derivative assets, at fair value (1)	—	2,732	316	3,048
Bifurcated derivative, at fair value	—	—	236,603	236,603
Total Assets	$—	$251,558	$236,919	$488,477
Derivative liabilities, at fair value (1)	$—	$—	$1,828	$1,828
Convertible preferred stock warrants (2)	—	—	3,096	3,096
Total Liabilities	$—	$—	$4,924	$4,924
__________________
(1)As of September 30, 2023 and December 31, 2022, derivative assets and liabilities represent both IRLCs and forward sale commitments.
(2)Fair value is based on the intrinsic value of the Company’s underlying stock price at each balance sheet date and includes certain assumptions with regard to volatility.
Specific valuation techniques and inputs used in determining the fair value of each significant class of assets and liabilities are as follows:
Mortgage Loans Held for Sale—The Company originates certain LHFS to be sold to loan purchasers and elected to carry these loans at fair value in accordance with ASC 825. The fair value is primarily based on the price obtained for other mortgage loans with similar characteristics. The changes in fair value of these assets are largely driven by changes in interest rates subsequent to loan funding and receipt of principal payments associated with the relevant LHFS.

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Derivative Assets and Liabilities—The Company uses derivatives to manage various financial risks. The fair values of derivative instruments are determined based on quoted prices for similar assets and liabilities, dealer quotes, and internal pricing models that are primarily sensitive to market observable data. The Company utilizes IRLCs and forward sale commitments. The fair value of IRLCs, which are related to mortgage loan commitments, is based on quoted market prices, adjusted by the pull-through factor, and includes the value attributable to the net servicing fee. The Company evaluated the significance and unobservable nature of the pull-through factor and determined that the classification of IRLCs should be Level 3 as of September 30, 2023 and December 31, 2022. Significant changes in the pull-through factor of the IRLCs, in isolation, could result in significant changes in the IRLCs’ fair value measurement. The value of IRLCs also rises and falls with changes in interest rates; for example, entering into interest rate lock commitments at low interest rates followed by an increase in interest rates in the market, will decrease the value of IRLC. The Company had purchases/issuances of approximately $0.1 million and $2.4 million of IRLCs during the three months ended September 30, 2023 and 2022, respectively. The Company had purchases/issuances of approximately $0.6 million and $5.0 million of IRLCs during the nine months ended September 30, 2023 and 2022, respectively.
The number of days from the date of the IRLC to expiration of the rate lock commitment outstanding as of September 30, 2023 was approximately 60 days on average. The Company attempts to match the maturity date of the IRLCs with the forward commitments. Derivatives are presented in the condensed consolidated balance sheets under derivative assets, at fair value and derivative liabilities, at fair value. During the three months ended September 30, 2023, the Company recognized $0.9 million of loss and $5.0 million of gains related to changes in fair value of IRLCs and forward sale commitments, respectively. During the nine months ended September 30, 2023, the Company recognized $0.1 million and $8.4 million of gains related to changes in the fair value of IRLCs and forward sale commitments, respectively. During the three months ended September 30, 2022, the Company recognized $7.0 million of losses and $26.2 million of gains related to changes in the fair value of IRLCs and forward sale commitments, respectively. During the nine months ended September 30, 2022, the Company recognized $14.3 million of losses and $188.6 million of gains related to changes in the fair value of IRLCs and forward sale commitments, respectively. Gains and losses related to changes in the fair value of IRLCs and forward sale commitments are included in mortgage platform revenue, net within the condensed consolidated statements of operations and comprehensive loss. Unrealized activity related to changes in the fair value of forward sale commitments were $1.5 million of gains and $13.2 million of gains, included in the $5.0 million of gains and $26.2 million of gains, during the three months ended September 30, 2023 and 2022, respectively. Unrealized activity related to changes in the fair value of forward sale commitments were $0.8 million of gains and $14.1 million of gains, included in the $8.4 million of gains and $188.6 million of gains, during the nine months ended September 30, 2023 and 2022, respectively. The notional and fair value of derivative financial instruments not designated as hedging instruments were as follows:

(Amounts in thousands)	Notional Value	Derivative Asset	Derivative Liability
Balance as of September 30, 2023
IRLCs	$211,897	$211	$1,678
Forward commitments	$294,000	3,506	—
Total		$3,717	$1,678
Balance as of December 31, 2022
IRLCs	$225,372	$316	$1,828
Forward commitments	$422,000	2,732	—
Total		$3,048	$1,828
Warrant and equity related liabilities—The warrant liability consists of Warrants and the Sponsor-Locked up Shares. The Warrants consist of Public Warrants and Private Warrants. The Public Warrants trade on the Nasdaq Capital Market under the ticker symbol “BETRW” and as such is considered a Level 1 input from an active market to derive the value. The Private Warrants and Sponsor-Locked up Shares, although not publicly traded on an active market, use inputs from the publicly traded Public Warrants and the Company’s publicly traded common stock,

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
respectively, and are further calibrated using unobservable inputs representing Level 2 measurements within the fair value hierarchy.
Convertible Preferred Stock Warrants—The Company issued Former Preferred Stock Warrants to certain investors and to the Lender under its corporate line of credit (see Note 10). The Company obtained a fair value analysis from a third party to assist in determination of the fair value of warrants. The Company used the Black-Scholes-Merton option-pricing model to estimate the fair value of the warrants at the issuance date and as of December 31, 2022, which is based on significant inputs not observable in the market representing a Level 3 measurement within the fair value hierarchy. Significant changes in the unobservable inputs could result in significant changes in the fair value of the convertible preferred stock warrants. The warrant valuation was based on the intrinsic value of the Company’s underlying stock price and included certain assumptions such as risk free rate, volatility rate, and expected term.
Bifurcated Derivative—The Company’s Pre-Closing Bridge Notes included embedded features that were separately accounted for and were marked to fair value at each reporting period with changes included in change in fair value of bifurcated derivative on the consolidated statements of operations and comprehensive loss. The Company obtained a fair value analysis from a third party to assist in determination of the fair value of the bifurcated derivative. In estimating the fair value of the bifurcated derivative, management considered factors management believed were material to the valuation process, including, but not limited to, the price at which recent equity was issued by the Company to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. As there was no active market for the Company’s equity, the fair value of the bifurcated derivative was based on significant inputs not observable in the market representing a Level 3 measurement within the fair value hierarchy. Management believed the combination of these factors provided an appropriate estimate of the expected fair value and reflected the best estimate of the fair value of the bifurcated derivative.
As of September 30, 2023 and December 31, 2022, Level 3 instruments include IRLCs, bifurcated derivative and convertible preferred stock warrants. The following table presents the rollforward of Level 3 IRLCs:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2023	2022	2023	2022
Balance at beginning of period	$(514)	$197	$(1,513)	$7,568
Change in fair value of IRLCs	(953)	(6,976)	46	(14,347)
Balance at end of period	$(1,467)	$(6,779)	$(1,467)	$(6,779)
The following table presents the rollforward of Level 3 bifurcated derivative:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2023	2022	2023	2022
Balance at beginning of period	$237,667	$277,777	$236,603	$—
Change in fair value of bifurcated derivative	(237,667)	29,089	(236,603)	306,866
Balance at end of period	$—	$306,866	$—	$306,866
The following table presents the rollforward of Level 3 convertible preferred stock warrants:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2023	2022	2023	2022
Balance at beginning of period	$2,830	$11,586	$3,096	$31,997
Exercises	(2,830)	—	(2,830)	—
Change in fair value of convertible preferred stock warrants	—	(4,202)	(266)	(24,613)
Balance at end of period	$—	$7,384	$—	$7,384

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Counterparty agreements for forward sale commitments contain master netting agreements, which contain a legal right to offset amounts due to and from the same counterparty and can be settled on a net basis. The table below presents gross amounts of recognized assets and liabilities subject to master netting agreements.

(Amounts in thousands)	Gross Amount of Recognized Assets	Gross Amount of Recognized Liabilities	Net Amounts Presented in the Condensed Consolidated Balance Sheet
Offsetting of Forward Commitments - Assets
Balance as of:
September 30, 2023:	$3,525	$(19)	$3,506
December 31, 2022	$3,263	$(531)	$2,732
Offsetting of Forward Commitments - Liabilities
Balance as of:
September 30, 2023:	$—	$—	$—
December 31, 2022	$—	$—	$—
Significant Unobservable Inputs—The following table presents quantitative information about the significant unobservable inputs used in the recurring fair value measurements categorized within Level 3 of the fair value hierarchy:

	September 30, 2023
(Amounts in dollars, except percentages)	Range	Weighted Average
Level 3 Financial Instruments:
IRLCs
Pull-through factor	10.27% - 97.49%	85.1%

	December 31, 2022
(Amounts in dollars, except percentages)	Range	Weighted Average
Level 3 Financial Instruments:
IRLCs
Pull-through factor	14.66% - 96.57%	79.6%
Bifurcated derivative
Risk free rate	4.69%	4.69%
Expected term (years)	0.75	0.75
Fair value of new preferred or common stock	$10.63 - $19.05	$9.77
Convertible preferred stock warrants
Risk free rate	3.94% - 4.04%	4.00%
Volatility rate	40.4% - 123.8%	65.0%
Expected term (years)	4.24 - 5.74	4.8
Fair value of common stock	$0.00 - $6.60	$1.60
U.S. GAAP requires disclosure of fair value information about financial instruments, whether recognized or not recognized in the condensed consolidated financial statements, for which it is practical to estimate the fair value. In cases where quoted market prices are not available, fair values are based upon the estimation of discount rates to estimated future cash flows using market yields or other valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimates of fair value in both inactive and orderly markets. Accordingly, fair values are not necessarily indicative of the amount the Company could realize on disposition of the

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
financial instruments in a current market exchange. The use of market assumptions or estimation methodologies could have a material effect on the estimated fair value amounts.
The estimated fair value of the Company’s cash and cash equivalents, restricted cash, warehouse lines of credit, and escrow funds and customer deposits approximates their carrying values as these financial instruments are highly liquid or short-term in nature. The following table presents the carrying amounts and estimated fair value of financial instruments that are not recorded at fair value on a recurring or non-recurring basis:

		September 30, 2023		December 31, 2022
(Amounts in thousands)	Fair Value Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Short-term investments	Level 1	$29,831	$29,884	$—	$—
Loans held for investment	Level 3	$4,163	$4,649	$—	$—
Post-Closing Convertible Notes	Level 3	$513,001	$252,796	$—	$—
Loan commitment asset	Level 3	$—	$—	$16,119	$54,654
Pre-Closing Bridge Notes	Level 3	$—	$—	$750,000	$269,067
Corporate line of credit	Level 3	$—	$—	$144,403	$145,323
In determining the fair value of the Short term investments, management used observable inputs such as quoted prices in active markets for identical assets. The fair value of loans held for investment is determined by management estimates of the specific credit risk attributes of each pool of loans, in addition to the quoted secondary-market prices which account for the interest rate characteristics of each loan. The corporate line of credit was valued using a Black Derman Toy model which incorporates the option to prepay given the make-whole premium as well as other inputs such as risk-free rates and credit spreads. In determining the fair value of the loan commitment asset and the Pre-Closing Bridge Notes, management used factors that are material to the valuation process, including but not limited to, the price at which recent equity was issued by the Company to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. As a number of assumptions and estimates were involved that are largely unobservable, loans held for investment, loan commitment asset and Corporate line of credit were classified as Level 3 inputs within the fair value hierarchy.
16. Income Taxes
On a consolidated basis, the Company recorded total income tax expense (benefit) of $0.7 million and $(0.1) million for the three months ended September 30, 2023 and 2022, respectively. The Company recorded total income tax expense of $2.5 million and $1.5 million for the nine months ended September 30, 2023 and 2022, respectively. The Company’s quarterly tax provision, and estimate of its annual effective tax rate, is subject to variation due to several factors, including the ability to accurately project the Company’s pre-tax income or loss for the year and the mix of earnings among various tax jurisdictions. The year-to-date effective tax rate, after discrete items, of (0.19)% for the three months ended September 30, 2023, changed from 0.02% for the three months ended September 30, 2022, as the Company is forecasting reduction in losses for 2023. The year-to-date effective tax rate, after discrete items, of (0.53)% for the nine months ended September 30, 2023, changed from (0.23)% for the nine months ended September 30, 2022, as the Company was subject to withholding taxes and is forecasting reduction in losses for 2023. The income tax expense for the three months ended September 30, 2023 primarily relates to the pre-tax income projections and dividend income withholding tax paid in certain foreign jurisdictions where the Company files standalone returns. The income tax expense for the nine months ended September 30, 2023 relates to the pre-tax income projections and dividend income withholding tax paid in certain foreign jurisdictions where the Company files standalone returns.
As of each reporting date, the Company considers existing evidence, both positive and negative, that could impact management’s view with regard to future realization of deferred income tax assets. The Company is in a three year cumulative loss position as of September 30, 2023. Further, due to losses being estimated in the future, management continues to believe it is more likely than not that the benefit of the deferred income tax assets will not

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
be realized. In recognition of this risk, the Company continues to provide a full valuation allowance on deferred income tax assets.
17. Convertible Preferred Stock
In connection with the Business Combination, as described in Note 3, all series of Better convertible preferred stock were converted into Better common stock and subsequently converted to the Company’s common stock at the Exchange Ratio of approximately 3.06. All share amounts in periods prior to the Business Combination have been retroactively adjusted using the Exchange Ratio for the equivalent number of shares outstanding immediately after the Business Combination to effect the reverse recapitalization.
As of December 31, 2022, the Company had outstanding the following series of convertible preferred stock:

	As of
	December 31, 2022
(Amounts in thousands, except share amounts)	Shares Authorized	Shares Issued and outstanding
Series D Preferred Stock	26,178,574	23,786,379
Series D-1 Preferred Stock	26,178,574	—
Series D-2 Preferred Stock	21,305,758	20,390,896
Series D-3 Preferred Stock	914,862	914,862
Series D-4 Preferred Stock	1,062,009	1,062,009
Series D-5 Preferred Stock	1,062,009	—
Series C Preferred Stock	132,946,826	100,138,544
Series C-1 Preferred Stock	132,946,826	8,939,693
Series C-2 Preferred Stock	18,624,354	14,018,524
Series C-3 Preferred Stock	19,741,818	8,367,368
Series C-4 Preferred Stock	2,171,064	2,171,064
Series C-5 Preferred Stock	18,624,354	4,605,830
Series C-6 Preferred Stock	19,741,818	11,374,450
Series C-7 Preferred Stock	9,833,660	4,469,846
Series B Preferred Stock	39,753,024	28,583,364
Series B-1 Preferred Stock	12,531,940	11,169,660
Series A Preferred Stock	93,850,533	69,267,349
Series A-1 Preferred Stock	24,937,838	23,054,899
Total convertible preferred stock	602,405,839	332,314,737
Convertible Preferred Stock Warrants—Immediately prior to the Closing of the Business Combination, certain convertible preferred stock warrant holders exercised their warrants on a cash basis and the remaining convertible preferred stock warrant holders exercised their warrants on a net basis at the Closing. In August 2023, the Company received $1.5 million from preferred stock warrant holders that exercised their warrants on a cash basis with an offset to additional paid-in-capital and as the remaining convertible preferred stock warrants were exercise the entire convertible preferred stock liability of $2.8 million was reclassified to additional paid-in-capital.

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2022, the Company had outstanding the following convertible preferred stock warrants:

				No. Warrants
(Amounts in thousands, except no. warrants and strike prices)				December 31, 2022	Strike	Valuation at Issuance
September 2018	Series C Preferred	9/28/2018	9/28/2028	2,312,296	$0.59	$170
February 2019	Series C Preferred	2/6/2019	9/28/2028	153,807	$0.59	$12
March 2019	Series C Preferred	3/29/2019	3/29/2026	1,146,214	$1.12	$87
April 2019	Series C Preferred	4/17/2019	4/17/2029	3,575,879	$1.12	$313
March 2020	Series C Preferred	3/25/2020	3/25/2027	410,228	$1.64	$201
Total				7,598,424
The Company valued these warrants at issuance and at each reporting period, using the Black-Scholes-Merton option-pricing model and their respective terms, as can be seen below:

(Amounts in thousands, except per share amounts)	December 31, 2022
Issuance	Fair value per share	Fair Value
September 2018	$0.54	$1,256
February 2019	$0.54	84
March 2019	$0.35	397
April 2019	$0.35	1,240
March 2020	$0.29	119
Total		$3,096
Warrants for Series C Preferred Stock, related to the above issuances, were recorded as liabilities at fair value, resulting in a liability of $3.1 million as of December 31, 2022.
The change in fair value of warrants for the three months ended September 30, 2023 and 2022 was a gain of none and a gain of $4.2 million, respectively, and was recorded in change in fair value of convertible preferred stock within the condensed consolidated statements of operations and comprehensive loss. The change in fair value of warrants for the nine months ended September 30, 2023 and 2022 was a gain of $0.3 million and a gain of $24.6 million, respectively, and was recorded in change in fair value of convertible preferred stock warrants within the condensed consolidated statements of operations and comprehensive loss.
18. Stockholders' Equity
On the Closing Date, the Company consummated the Business Combination pursuant to the terms of the Merger Agreement and on August 24, 2023, Better Home & Finance Class A common stock began trading and Public Warrants continued trading on the Nasdaq Global Market and the Nasdaq Capital Market, respectively, under the ticker symbols “BETR” and “BETRW”, respectively. Each outstanding share of Legacy Better common stock was exchanged for approximately 3.06 shares of the Company’s Class B common stock.
The Company’s authorized capital stock consists of 1.8 billion shares of Class A common stock, 700.0 million shares of Class B common stock, and 800.0 million shares of Class C common stock, each with a par value per share of $0.0001. Each holder of Class A common stock has the right to one vote per share and each holder of Class B common stock has the right to three votes per share. Except as described below or otherwise provided by the Company’s certificate of incorporation or required by applicable law, shares of Class C common stock are non-voting and will not entitle the holder thereof to any voting power. Shares of Class A common stock, Class B common stock and Class C common stock are treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time. Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Class A common stock, Class B common stock and Class C common stock will be entitled to receive ratably all assets of the Company

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A common stock, Class B common stock and Class C common stock, each voting separately as a class.
Further, each share of Class B common stock is convertible into one fully paid and nonassessable share of Class A common stock or Class C common stock at the option of the holder thereof at any time upon written notice to the Company. Each share of Class C common stock is convertible into one fully paid and nonassessable share of Class A common stock at the option of the holder thereof at any time upon written notice to the Company.
All share amounts in periods prior to the Business Combination have been retroactively adjusted using the Exchange Ratio for the equivalent number of shares outstanding immediately after the Business Combination to effect the reverse recapitalization. The Company's equity structure prior to the Closing consisted of different classes of common stock which is presented in the order of liquidation preference below:

	As of December 31, 2022
(Amounts in thousands, except share amounts)	Shares Authorized	Shares Issued and outstanding	Par Value
Common A Stock	24,452,565	24,452,565	$1
Common B Stock	588,261,164	171,441,780	5
Common B-1 Stock	236,938,220	—	—
Common O Stock	236,375,239	103,889,076	4
Total common stock	1,086,027,188	299,783,421	$10
Pre-Closing Common Stock Warrants—Immediately prior to the Closing of the Business Combination, all common stock warrant holders exercised their warrants on a net basis. The Company had outstanding the following common stock warrants as of December 31, 2022:

(Amounts in thousands, except warrants, price, and per share amounts)
Issuance	Share Class	Issue Date	Expiration Date	No. Warrants	Strike	Valuation at Issuance
March 2019	Common B	3/29/2019	3/29/2026	1,146,214	$0.23	$179
March 2020	Common B	3/25/2020	3/25/2027	4,584,856	$1.12	$271
Total equity warrants				5,731,070
Private and Public Warrants—As of September 30, 2023 and December 31, 2022, the Company had a total of $1.1 million and none, respectively, of Warrants included as warrant liabilities within the condensed consolidated balance sheets. The change in fair value of Warrants for the three and nine months ended September 30, 2023 was a gain of $0.21 million and $0.21 million, respectively, and is included in change in fair value of warrant liabilities within the condensed consolidated statements of operations and comprehensive loss.
Sponsor locked-up Shares—As of September 30, 2023 and December 31, 2022, the Company had a total of $0.5 million and none, respectively, of Sponsor locked-up Share liabilities which are included within warrant liabilities in the condensed consolidated balance sheets. The change in fair value of Sponsor locked-up Shares for the three and nine months ended September 30, 2023was a gain of $0.65 million and $0.65 million, respectively, and was recorded in change in fair value of warrant liabilities within the condensed consolidated statements of operations and comprehensive loss.
Notes Receivable from Stockholders—The Company, in previous years, issued notes to stockholders to fund the payment of the exercise price of the stock options granted to such stockholders. The Company previously allowed stock option holders to early exercise stock options prior to the vesting date but no longer allows for the early exercise of stock options. The notes issued to stockholders to fund the exercises may include the exercise of stock options that have been vested by the holder as well as stock options that have not yet been vested by the

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
holder. As of September 30, 2023 and December 31, 2022, the Company had a total of $19.1 million and $65.2 million, respectively, of outstanding promissory notes.
Of the notes outstanding as of September 30, 2023 and December 31, 2022, $10.5 million and $53.9 million, respectively, were issued for the exercise of stock options vested and are recorded as a component of stockholders’ equity within the condensed consolidated balance sheets.
Of the notes outstanding as of September 30, 2023 and December 31, 2022, $8.5 million and $12.3 million, respectively, were issued for the early exercise of stock options not yet vested. Notes issued for the early exercise of stock options not yet vested are not reflected within stockholders’ equity on the condensed consolidated balance sheets as they relate to unvested share awards and therefore are considered non-substantive exercises. As the unvested share awards, exercised in conjunction with the notes, vest, they are recognized in the statement of equity within vesting of common stock issued via notes receivable from stockholders. The notes bear annual interest payable upon maturity of the respective note (see Note 11).
19. Stock-Based Compensation
Equity Incentive Plans—On November 3, 2016, Better’s board of directors and stockholders adopted the Better 2016 Equity Incentive Plan (the “2016 Plan”), which provides for the grant of non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock units (“RSUs”) and deferred stock to eligible employees, directors and consultants of the Company. As of September 30, 2023, awards with respect to 1,212,059 shares of Class A common stock issuable upon the conversion of shares of Class B common stock into which such awards can be exercised have been granted under the 2016 Plan.
Stock options granted under the 2016 Plan are generally subject to a one-year cliff vesting period with respect to 25% of the award, and then 1/48th of the award vests each month thereafter so that the entire award is vested on the fourth anniversary of the vesting start date.
On May 15, 2017, Better’s board of directors and stockholders adopted the Better 2017 Equity Incentive Plan (the “2017 Plan”), which provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards and RSUs to eligible employees, directors and consultants of the Company. The 2017 Plan was most recently amended and approved by the stockholders of Better in August 2020. As of September 30, 2023, awards with respect to 77,053,345 shares of Class A Common Stock issuable upon the conversion of shares of Class B common stock into which such awards can be exercised have been granted under the 2017 Plan.
Stock options and RSUs granted under the 2017 Plan are generally subject to a one-year cliff vesting period with respect to 25% of the award, and then 1/48th of the award vests each month thereafter so that the entire award is vested on the fourth anniversary of the vesting start date. Certain RSUs were also subject to a liquidity vesting condition that was satisfied in connection with the Business Combination.
In connection with the Business Combination, the Better Home & Finance’s 2023 Incentive Equity Plan (the “2023 Plan”) became effective on August 22, 2023. The 2023 Plan allows for the issuance of stock options, stock appreciation rights, restricted stock awards, RSUs and other equity and equity-based awards for issuance to Better Home & Finance’s service providers. A total of 88,626,665 shares of Class A common stock were initially reserved for issuance pursuant to the 2023 Plan (the “Initial Share Reserve”). Shares subject to awards granted under the 2017 Plan that become available for issuance will again become available for issuance pursuant to the terms of the 2023 Plan, subject to certain adjustments as set forth in the 2023 Plan. The Initial Share Reserve will automatically increase on January 1 of each year beginning January 1, 2024 and ending in 2033, in an amount equal to the lesser of (i) five percent (5%) of the shares of Class A common stock outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller number of shares of Class A common stock as is determined by the Board or committee of the Board; provided, however, that no more than 614,343,928 shares of Class A common stock may be issued upon the exercise of incentive stock options. As of September 30, 2023, no awards have been granted under the 2023 Plan.

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
In connection with the Business Combination, the Better Home & Finance 2023 Employee Stock Purchase Plan (the “ESPP”) became effective on August 22, 2023, pursuant to which eligible employees may purchase shares of Class A common stock at a discounted rate. A total of 16,113,939 shares of Class A common stock were initially reserved for issuance pursuant to the ESPP (the “ESPP Share Reserve”). The ESPP Share Reserve will automatically increase on January 1 of each year beginning January 1, 2024 and ending in 2033, in an amount equal to the lesser of (i) one percent (1%) of the shares of Class A common stock outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller number of shares of Class A common stock as is determined by the Board; provided, however, that no more than 120,854,543 shares of Class A common stock may be issued under the ESPP. As of September 30, 2023, no shares have been issued under the ESPP.
The Company no longer allows for the early exercise of awards under the 2016 Plan or the 2017 Plan.
Stock-Based Compensation Expense—The total of all stock-based compensation expense related to employees are reported in the following line items within the condensed consolidated statements of operations and comprehensive loss:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2023	2022	2023	2022
Mortgage platform expenses	4,176	1,491	5,905	4,941
Other platform expenses	1,493	426	1,837	675
General and administrative expenses	16,828	6,862	25,123	20,479
Marketing expenses	146	369	216	709
Technology and product development expenses(1)	2,401	1,825	4,317	4,217
Total stock-based compensation expense	25,044	10,973	37,398	31,021
__________________
(1)Technology and product development expense excludes $2.5 million and $0.8 million for the three months ended September 30, 2023 and 2022, respectively.Technology and product development expense excludes $3.9 million and $3.0 million of stock-based compensation expense for the nine months ended September 30, 2023 and 2022, which was capitalized (see Note 7).
20. Regulatory Requirements
The Company is subject to various local, state, and federal regulations related to its loan production by the various states it operates in, as well as federal agencies such as the Consumer Financial Protection Bureau (“CFPB”), HUD, and the FHA and is subject to the requirements of the agencies to which it sells loans, such as FNMA and FMCC. As a result, the Company may become involved in requests for information, periodic reviews, investigations, and proceedings by such various federal, state, and local regulatory bodies and agencies.
The Company is required to meet certain minimum net worth, minimum capital ratio and minimum liquidity requirements, including those established by HUD, FMCC and FNMA. As of September 30, 2023, the Company was in compliance with all necessary requirements.
Additionally, the Company is subject to other financial requirements established by FNMA, which include a limit for a decline in net worth and quarterly profitability requirements. On March 12, 2023 and subsequently on May 19, 2023, FNMA provided notification to the Company that the Company had failed to meet FNMA’s financial requirements due to the Company’s decline in profitability and material decline in net worth. The material decline in net worth and decline in profitability permit FNMA to declare a breach of the Company’s contract with FNMA. The Company, following certain forbearance agreements from FNMA that instituted additional financial requirements on the Company that are pending FNMA’s administrative process for completion, remains in compliance with these requirements as of the date hereof. FNMA and other regulators and GSEs are not required to grant any forbearances, amendments, extensions or waivers and may determine not to do so.
As a result of failing to meet FNMA’s financial requirements, the Company has entered into a Pledge and Security Agreement with FNMA on July 24, 2023, to post additional cash collateral starting with $5.0 million which will be held through December 31, 2023. Each quarterly period after December 31, 2023, the required cash

BETTER HOME & FINANCE HOLDING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
collateral will be calculated based on an amount equal to the greater of: (i) FNMA’s origination representation and warranty exposure to the Company, multiplied by the average repurchase success rate for FNMA single-family responsible parties or (ii) $5.0 million.
21. Subsequent Events
The Company evaluated subsequent events from the date of the condensed consolidated balance sheets of September 30, 2023 through the date of the release of financial statements, and has determined that, there have been no subsequent events that require recognition or disclosure in the condensed consolidated financial statements, except as described in Note 1, Note 6, Note 10, Note 12 and as follows:
Nasdaq Delisting Notice—On October 12, 2023, the Company received a letter from the listing qualifications staff (the “Staff”) of Nasdaq notifying the Company that it is not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Rule”) for continued listing. The Bid Price Rule requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) (the “Compliance Period Rule”) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. The Notice has no immediate effect on the listing of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), which continues to trade on The Nasdaq Global Market under the symbol “BETR.”
In accordance with the Compliance Period Rule, the Company has 180 calendar days to regain compliance. If the Company does not regain compliance during this 180-day period, then the Company may be eligible to transfer to The Nasdaq Capital Market and the Staff may grant the Company a second 180 calendar day period to regain compliance pursuant to the Compliance Period Rule, provided the Company meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement. In addition, the Company would be required to notify Nasdaq of its intent to cure the minimum bid price deficiency during the second compliance period by effecting a reverse stock split if necessary.
The Company will continue to monitor the closing bid price of its Common Stock and seek to regain compliance with all applicable Nasdaq requirements within the allotted compliance periods.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Better Holdco, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Better Holdco, Inc. and subsidiaries (the "Company") as of December 31, 2022, and 2021, and the related consolidated statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ equity (deficit), and cash flows, for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant losses from operations and is experiencing difficulty in generating sufficient cash flow to sustain its operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

New York, NY

May 11, 2023
We have served as the Company's auditor since 2020.

BETTER HOLDCO, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
(Amounts in thousands, except share and per share amounts)	2022	2021
Assets
Cash and cash equivalents	$317,959	$938,319
Restricted cash	28,106	40,555
Mortgage loans held for sale, at fair value (including amounts purchased from related parties of $8,320 and none as of December 31, 2022 and 2021, respectively)	248,826	1,854,435
Other receivables, net (including amounts from related parties of none and $37 as of December 31, 2022 and 2021, respectively)	16,285	54,162
Property and equipment, net	30,504	40,959
Right-of-use assets	41,979	56,970
Internal use software and other intangible assets, net	61,996	72,489
Goodwill	18,525	19,811
Derivative assets, at fair value	3,048	9,296
Prepaid expenses and other assets	66,572	90,998
Bifurcated derivative	236,603	—
Loan commitment asset	16,119	121,723
Total Assets	$1,086,522	$3,299,717
Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Liabilities
Warehouse lines of credit	$144,049	$1,667,917
Pre-Closing Bridge Notes	750,000	477,333
Corporate line of credit, net	144,403	149,022
Accounts payable and accrued expenses	88,983	133,256
Escrow payable	8,001	11,555
Derivative liabilities, at fair value	1,828	2,382
Convertible preferred stock warrants	3,096	31,997
Lease liabilities	60,049	73,657
Other liabilities (includes $440 and $411 payable to related parties as of December 31, 2022 and 2021, respectively)	59,933	76,158
Total Liabilities	1,260,342	2,623,277
Commitments and contingencies (see Note 13)
Convertible preferred stock, $0.0001 par value; 197,085,530 shares authorized, 108,721,433 shares issued and outstanding as of both December 31, 2022 and 2021, and $420,742 and $506,450 liquidation preference as of December 31, 2022 and 2021, respectively	436,280	436,280
Stockholders’ (Deficit) Equity
Common stock $0.0001 par value; 355,309,046 shares authorized as of both December 31, 2022 and 2021, and 98,078,356 and 99,067,159 shares issued and outstanding as of December 31, 2022 and 2021, respectively	10	10
Notes receivable from stockholders	(53,900)	(38,633)
Additional paid-in capital	626,628	571,501
Accumulated deficit	(1,181,415)	(292,613)
Accumulated other comprehensive loss	(1,423)	(105)
Total Stockholders’ (Deficit) Equity	(610,100)	240,160
Total Liabilities, Convertible Preferred Stock, and Stockholders’ (Deficit) Equity	$1,086,522	$3,299,717
The accompanying notes are an integral part of these consolidated financial statements.

BETTER HOLDCO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,
(Amounts in thousands, except share and per share amounts)	2022	2021
Revenues:
Mortgage platform revenue, net	$105,658	$1,088,223
Cash offer program revenue	228,721	39,361
Other platform revenue	38,942	94,388
Net interest income (expense)
Interest income	26,714	89,627
Warehouse interest expense	(17,059)	(69,929)
Net interest income (expense)	9,655	19,698
Total net revenues	382,976	1,241,670
Expenses:
Mortgage platform expenses (includes amounts to related parties of $1,940 and $396 for the years ended December 31, 2022, and 2021, respectively. See Note 12	327,815	700,113
Cash offer program expenses	230,144	39,505
Other platform expenses	59,656	100,075
General and administrative expenses (includes amounts to related parties of $583 and $1,585 for the years ended December 31, 2022 ,and 2021, respectively. See Note 12)	194,565	231,220
Marketing and advertising expenses (includes amounts to related parties of $55 and $575 for the years ended December 31, 2022 and 2021, respectively. See Note 12)	69,021	248,895
Technology and product development expenses	124,912	144,490
Restructuring and impairment expenses (see Note 4)	247,693	17,048
Total expenses	1,253,806	1,481,346
Income (loss) from operations	(870,830)	(239,676)
Interest and other income (expense), net
Other income (expense)	3,741	—
Interest and amortization on non-funding debt	(13,450)	(11,834)
Interest on Pre-Closing Bridge Notes	(272,667)	(19,211)
Change in fair value of convertible preferred stock warrants	28,901	(32,790)
Change in fair value of bifurcated derivative	236,603	—
Total interest and other expense, net	(16,872)	(63,835)
Income (loss) before income tax expense (benefit)	(887,702)	(303,511)
Income tax expense (benefit)	1,100	(2,383)
Net loss	(888,802)	(301,128)
Other comprehensive loss:
Foreign currency translation adjustment, net of tax	(1,318)	35
Comprehensive loss	$(890,120)	$(301,093)
Per share data:
Loss per share attributable to common stockholders:
Basic	$(9.33)	$(3.46)
Diluted	$(9.33)	$(3.46)
Weighted average common shares outstanding — basic	95,303,684	86,984,646
Weighted average common shares outstanding — diluted	95,303,684	86,984,646
The accompanying notes are an integral part of these consolidated financial statements.

BETTER HOLDCO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
For the Year Ended December 31, 2022

	Convertible preferred stock		Common Stock		Notes Receivables from Stockholders	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Equity (Deficit)
(Amounts in thousands, except share and per share amounts)	Shares	Amount	Issued and Outstanding	Par Value
Balance—December 31, 2021	108,721,433	$436,280	99,067,159	$10	$(38,633)	$571,501	$(292,613)	$(105)	$240,160
Issuance of common stock	—	—	1,493,076	—	—	15,323	—	—	15,323
Repurchase or cancellation of common stock	—	—	(2,481,879)	—	—	(2,804)	—	—	(2,804)
Stock-based compensation	—	—	—	—	—	42,608	—	—	42,608
Vesting of common stock issued via notes receivable from stockholders	—	—	—	—	(15,267)	—	—	—	(15,267)
Net loss	—	—	—	—	—	—	(888,802)	—	(888,802)
Other comprehensive loss— foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	(1,318)	(1,318)
Balance—December 31, 2022	108,721,433	$436,280	98,078,356	$10	$(53,900)	$626,628	$(1,181,415)	$(1,423)	$(610,100)
The accompanying notes are an integral part of these consolidated financial statements.
For the Year Ended December 31, 2021

	Convertible preferred stock		Common Stock		Notes Receivables from Stockholders	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total Stockholders' Equity (Deficit)
(Amounts in thousands, except share and per share amounts)	Shares	Amount	Issued and Outstanding	Par Value
Balance—December 31, 2020	107,634,678	$409,688	81,239,084	8	$(365)	$42,301	$7,522	$(140)	$49,326
ASC 842 transition impact	—	—	—	—	—	—	993	—	993
Exercise of convertible preferred stock warrants	1,086,755	26,592	—	—	—	—	—	—	—
Issuance of common stock	—	—	19,433,510	2	—	57,060	—	—	57,062
Repurchase or cancellation of common stock	—	—	(1,605,435)	—	—	(5,648)	—	—	(5,648)
Stock-based compensation	—	—	—	—	—	64,187	—	—	64,187
Issuance of notes receivable from stockholders	—	—	—	—	(38,268)	—	—	—	(38,268)
Excess capital/proceeds from issuance of Pre-Closing Bridge Notes	—	—	—	—	—	291,878	—	—	291,878
Loan commitment asset	—	—	—	—	—	121,723	—	—	121,723
Net loss	—	—	—	—	—	—	(301,128)	—	(301,128)
Other comprehensive loss— foreign currency translation adjustment	—	—	—	—	—	—	—	35	35
Balance—December 31, 2021	108,721,433	$436,280	99,067,159	$10	$(38,633)	$571,501	$(292,613)	$(105)	$240,160
The accompanying notes are an integral part of these unaudited consolidated financial statements.

BETTER HOLDCO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Cash Flows from Operating Activities:
Net loss	$(888,802)	$(301,128)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	13,674	7,647
Impairments	145,178	—
Amortization of internal use software and other intangible assets	35,368	19,573
Non-cash interest and amortization of debt issuance costs and discounts	273,048	19,592
Change in fair value of convertible preferred stock warrants	(28,901)	32,790
Change in fair value of bifurcated derivative	(236,603)	—
Stock-based compensation	38,557	55,215
Provision for loan repurchase reserve	33,518	10,102
Change in fair value of derivatives	5,695	7,744
Change in fair value of mortgage loans held for sale	54,266	67,678
Change in operating lease of right-of-use assets	8,791	24,752
Change in operating assets and liabilities:
Originations of mortgage loans held for sale	(10,508,885)	(51,280,393)
Proceeds from sale of mortgage loans held for sale	12,035,915	51,791,633
Operating lease obligations	(13,608)	(11,742)
Other receivables, net	37,878	(11,149)
Prepaid expenses and other assets	(2,941)	(60,442)
Accounts payable and accrued expenses	(40,557)	(7,958)
Escrow payable	(3,554)	(14,594)
Other liabilities	(19,814)	11,895
Net cash provided by operating activities	938,223	361,215
Cash Flows from Investing Activities:
Purchase of property and equipment	(11,735)	(15,722)
Proceeds from sale of property and equipment	4,473	—
Capitalization of internal use software	(23,548)	(52,926)
Acquisitions of businesses, net of cash acquired	(3,847)	(5,074)
Proceeds from sale of mortgage servicing rights	—	5,019
Net cash used in investing activities	(34,657)	(68,703)
Cash Flows from Financing Activities:
Borrowings on warehouse lines of credit	10,131,559	50,500,028
Repayments of warehouse lines of credit	(11,655,427)	(51,040,074)
Repayments on finance lease liabilities	(1,122)	(955)
Borrowings on corporate line of credit	—	80,000
Repayments on corporate line of credit	(5,000)	—
Proceeds from issuance of Pre-Closing Bridge Notes	—	458,122
Excess capital/proceeds from issuance of Pre-Closing Bridge Notes	—	291,878
Payment of debt issuance costs	—	(425)
Proceeds from exercise of stock options	59	18,791
Proceeds from stock options exercised not vested	—	2,825
Repurchase or cancellation of common stock	(7,169)	(5,648)
Net cash (used in) provided by financing activities	(1,537,100)	304,542
Effects of currency translation on cash, cash equivalents, and restricted cash	725	35
Net (Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(632,809)	597,089

BETTER HOLDCO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW

Cash, cash equivalents, and restricted cash—Beginning of year	978,874	381,785
Cash, cash equivalents, and restricted cash—End of year	$346,065	$978,874
The accompanying notes are an integral part of these consolidated financial statements.

BETTER HOLDCO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
Continued from previous page
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets to the total of the same such amounts shown on the previous page.

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Cash and cash equivalents, end of period	$317,959	$938,319
Restricted cash, end of period	28,106	40,555
Total cash, cash equivalents and restricted cash end of period	$346,065	$978,874
Supplemental Disclosure of Cash Flow Information:
Interest paid	$13,069	$78,809
Income taxes paid	$1,828	$35,774
Non-Cash Investing and Financing Activities:
Capitalization of stock-based compensation related to internal use software	$4,051	$8,972
Vesting of stock options early exercised in prior periods	$16,383	$1,154
Vesting of common stock issued via notes receivable from stockholders	$15,267	$38,268
Loan commitment asset	$—	$121,723
Cashless exercise of convertible preferred stock warrants	$—	$26,592
Deferred acquisition consideration	$—	$3,875
The accompanying notes are an integral part of these consolidated financial statements.

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. ORGANIZATION AND NATURE OF THE BUSINESS
Better Holdco, Inc. and its subsidiaries (together, the “Company”) provide a comprehensive set of homeownership offerings. The Company’s offerings include mortgage loans, real estate agent services, title and homeowner’s insurance, and other homeownership offerings, such as the Company’s cash offer program. The Company leverages Tinman, its proprietary technology platform, to optimize the mortgage process from the initial application, to the integration of a suite of additional homeownership offerings, to the sale of loans to a network of loan purchasers.
The Company originates mortgage loans throughout the United States through its wholly-owned subsidiary Better Mortgage Corporation (“BMC”). BMC is an approved Title II Single Family Program Lender with the Department of Housing and Urban Development’s (“HUD”) Federal Housing Administration (“FHA”), and is an approved seller and servicer with the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FMCC”).
The Company commenced operations in 2015 and is headquartered in New York. The Company’s fiscal year ends on December 31.
In May 2021, the Company entered into a definitive merger agreement (“Merger Agreement” or the “Merger”) with Aurora Acquisition Corp (“Aurora”), a special purpose acquisition company (“SPAC”) traded on the NASDAQ under “AURC”, which will transform the Company into a publicly listed company. The transaction will be accounted for as a reverse recapitalization and the Company has been determined to be the accounting acquirer. Pursuant to the Merger Agreement, the Company will merge with Aurora Merger Sub I, Inc. (“Merger Sub”), a wholly owned subsidiary of Aurora, with the Company surviving as a wholly owned subsidiary of Aurora (the “First Merger”). Immediately following the First Merger, the Company will merge with and into its parent, Aurora, with Aurora surviving and changing its corporate name from “Aurora Acquisition Corp.” to “Better Home & Finance Holding Company” (the “Second Merger”). The Second Merger together with the First Merger will be referred to as “the Merger”.
The stock consideration will consist of a number of shares of Better Home & Finance Holding Company (“Better Home & Finance”) Class A common stock, Better Home & Finance Class B common stock or Better Home & Finance Class C common stock equal to (A) 690,000,000 shares, minus (B) the aggregate amount of Better Home & Finance Class B common stock that would be issuable upon the net exercise or conversion, as applicable, of the Better Awards (the “Stock Consideration”). Better Awards include all (i) options to purchase shares of the Company’s common stock, (ii) restricted stock units based on shares of the Company’s common stock, and (iii) restricted shares of the Company’s common stock outstanding as of immediately prior to the First Merger. As a result of and upon the closing of the Merger Agreement, among other things, (i) all outstanding shares of the Company’s common stock as of immediately prior to the effective time of the First Merger, will be cancelled in exchange for the right to receive the Stock Consideration; (ii) all Better Awards outstanding as of immediately prior to the effective time of the First Merger will be converted, based on the Exchange Ratio, into awards based on shares of Better Home & Finance Class B common stock; and (iii) all of the Company’s warrants outstanding as of immediately prior to the effective time of the First Merger will, in accordance with the warrant holders’ agreements, be conditionally exercised and eligible to receive their portion of the Stock Consideration or be converted, based on the Exchange Ratio, into warrants to purchase shares of Better Home & Finance Class A common stock. The Exchange Ratio is the quotient obtained by dividing (a) 690,000,000 by (b) the number of aggregate fully diluted common shares of the Company. Amounts remaining in Aurora’s trust account as of immediately following the effective time of the Merger will be retained by Better Home & Finance following the closing of the Merger.
In November 2021, in connection with the Merger Agreement, the Company entered into Amendment No.3 (“Amendment No. 3”) to the Merger. In order to provide the Company with immediate liquidity, the structure of the Merger Agreement was amended to replace the $1.5 billion private investment into public equity (“PIPE”), including the use of such proceeds for a $950.0 million secondary purchase of shares of existing stockholders of the Company, with $750.0 million of bridge notes (the “Pre-Closing Bridge Notes”) and $750.0 million of post-closing convertible notes (“Post-Closing Convertible Notes”). Amendment No. 3 also extended the end date of the Merger Agreement from February 12, 2022 to September 30, 2022, among other amendments.

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Pre-Closing Bridge Notes were issued in December 2021 in the amount of $750.0 million as part of a convertible bridge note purchase agreement (“Pre-Closing Bridge Note Purchase Agreement”) and Amendment No. 3. The Pre-Closing Bridge Notes were funded by Novator Capital Ltd. (the “Sponsor” or “Novator”) and SB Northstar LP (“Softbank”) in an aggregate principal amount of $100.0 million and $650.0 million, respectively. Under the terms of the Pre-Closing Bridge Note Purchase Agreement immediately prior to the closing of the Second Merger, Aurora will be deemed to automatically assume each Pre-Closing Bridge Note and the outstanding principal amount under each Pre-Closing Bridge Note will automatically be converted into a number of shares of Class A Common Stock of Aurora, based on a conversion ratio of $10 of principal amount payable on a Pre-Closing Bridge Note at the time of conversion to one share of Aurora Class A Common Stock. In the event that the Merger Agreement has not been consummated by the maturity date of the Pre-Closing Bridge Notes which was December 2, 2022, and has since been extended, or the Merger Agreement is withdrawn, then on the maturity date or upon withdrawal, the Pre-Closing Bridge Notes will convert into a new series of preferred stock with terms consistent with those of the Company’s Series D Preferred Stock. If the Merger Agreement is not consummated due to a breach by Aurora, the Sponsor or SoftBank, the Pre-Closing Bridge Notes will convert into the Company’s common stock. See Note 11 for further details on the Pre-Closing Bridge Notes.
The Post-Closing Convertible Notes are in an amount equal to $750.0 million and is reduced dollar for dollar by any remaining cash in Aurora’s trust account released to Better Home & Finance. As further discussed in Note 11, the First Novator Letter Agreement gives the Sponsor the right, but not the obligation, to fund any portion or none of its Post-Closing Convertible Notes. SoftBank’s commitment shall be reduced on a dollar-for-dollar basis by the amount that is not funded by the Sponsor. In the event that the Sponsor elects not to fund in full its Post-Closing Convertible Note, then SoftBank is only obligated to fund $550.0 million of its Post-Closing Convertible Note. See Note 11 for further details on the First Novator Letter Agreement, Second Novator Letter Agreement, and Deferral Letter Agreement.
On August 26, 2022, in connection with the Merger Agreement, the Company entered into Amendment No.4 (the “Amendment No. 4”) to the Merger Agreement, pursuant to which the parties agreed to extend the Agreement End Date (as defined in the Merger Agreement) to March 8, 2023.
In consideration of extending the Agreement End Date, the Company will reimburse Aurora for certain reasonable and documented expenses in an aggregate sum not to exceed $15.0 million. The reimbursement payments will be structured in three tranches, in each case subject to receipt by the Company of reasonable documentation related to the expenses: (i) the first payment of up to $7.5 million will be made within 5 business days after the date of Amendment No. 4; (ii) the second payment of up to $3.8 million will be made on January 2, 2023; and (iii) the third payment of up to $3.8 million will become due upon termination of the Merger Agreement by mutual consent of the parties thereto, and shall be payable on March 8, 2023 (or any earlier termination date, as applicable). For the year ended December 31, 2022, the Company has paid Aurora $7.5 million in reimbursements. Subsequent to December 31, 2022, the Company has made the second and third payment, each $3.8 million, totaling $7.5 million. The parties have also agreed to amend the Merger Agreement to provide a waiver from the exclusivity provisions thereof to allow the Company to discuss alternative financing structures with SoftBank.
On February 24, 2023, the parties entered into Amendment No.5 to the Merger Agreement, which amended the Merger Agreement to extend the Agreement End Date (as defined in the Merger Agreement) from March 8, 2023 to September 30, 2023.
Going concern consideration—In connection with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 205-40, “Basis of Presentation - Going Concern,” the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.
For the year ended December 31, 2022, the Company incurred a net loss of $888.8 million and used $632.8 million in cash. As a result the Company has an accumulated deficit of $1.2 billion as of December 31, 2022. The Company’s cash and cash equivalents as of December 31, 2022 was $318.0 million. Management expects losses and negative cash flows to continue in the near term, primarily due to a difficult interest rate environment that has had a

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
significant impact on the Company’s business which is dependent on mortgage applications for new home purchases and applications to refinance existing mortgage loans.
In response to the difficult interest rate environment and impact on the business, the Company commenced an operational restructuring plan late in 2021, which primarily consisted of reductions in headcount, reassessment of vendor relationships, reductions in the Company’s real estate footprint, and other cost reductions. The Company will continue its cost reduction initiatives through the near term. There is no assurance that reductions in costs will offset the reduction in revenues experienced as a result of the difficult interest rate environment.
The Company’s primary sources of funding have been raises of preferred stock, issuance of convertible debt, warehouse and corporate lines of credit, and cash generated from operations.
In order for the Company to continue as a going concern, the Company must obtain additional sources of funding, refinance existing lines of credit, and increase revenues while decreasing expenses to a point where the Company can better fund its operations. Upon consummation of the Merger, the Company will become a publicly listed company, which will give it the ability to draw on additional funding, including the Post-Closing Convertible Notes, which will provide the Company with increased financial flexibility to execute its strategic objectives. The Merger had not been completed as of December 31, 2022, and has still not been completed as of May 11, 2023, the date the consolidated financial statements were issued. Subsequent to December 31, 2022, Better Holdco amended the Merger Agreement to extend the maturity from March 8, 2023, to September 30, 2023.
Management has determined that the expected future losses and negative cash flows paired with the possibility of being unable to raise additional funding, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the consolidated financial statements are issued.
Immaterial restatement corrections and reclassifications to previously issued consolidated financial statements
Immaterial restatement corrections—Subsequent to the issuance of the Company's consolidated financial statements as of and for the year ended December 31, 2021, the Company identified immaterial errors which required correction of the Company's previously issued consolidated financial statements for the year ended December 31, 2021. The impact of these errors in the prior year are not material to the consolidated financial statements in that year and are primarily related to the timing and classification of certain revenue and expense line items and the related balance sheet impacts on the Company’s consolidated financial statements. Additionally, the Company corrected the presentation of deferred tax liabilities from accounts payable and accrued expenses to properly present it with net deferred tax assets within prepaid expenses and other assets as of December 31, 2021. Consequently, the Company has corrected these immaterial errors in the year to which they relate.
Reclassifications—The Company also made certain reclassifications to prior years' consolidated statement of operations and comprehensive loss to conform to the current year presentation as follows: (1) the Company reclassified revenue and expense amounts related to its cash offer program from other platform revenue and other platform expenses to separately present as cash offer program revenue and cash offer program expenses, respectively, and (2) the Company has also reclassified expenses related to its restructuring program, specifically employee termination benefits, which were previously recorded as compensation and benefits within mortgage platform, other platform, general and administrative, marketing and advertising, and technology and product development expenses to separately present restructuring and impairment expenses.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The corrections to our consolidated balance sheet as of December 31, 2021 were as follows:

	December 31, 2021
(Amounts in thousands)	As Previously Reported	Corrections	As Corrected
Assets
Mortgage loans held for sale, at fair value	$1,851,161	$3,274	$1,854,435
Other receivables, net	51,246	2,916	54,162
Prepaid expenses and other assets	110,075	(19,077)	90,998
Total Assets	$3,312,604	$(12,887)	$3,299,717

Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)

Liabilities
Accounts payable and accrued expenses	$148,767	$(15,511)	$133,256
Total Liabilities	2,638,788	(15,511)	2,623,277
Accumulated deficit	(295,237)	2,624	(292,613)
Total Stockholders’ Equity	237,536	2,624	240,160
Total Liabilities, Convertible Preferred Stock, and Stockholders’ Equity	$3,312,604	$(12,887)	$3,299,717

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The reclassifications and corrections to our consolidated statement of operations and comprehensive loss for the year ended December 31, 2021 were as follows:

	Year Ended December 31, 2021
(Amounts in thousands, except per share amounts)	As Previously Reported	Reclassifications	Corrections	As Reclassified and Corrected
Revenues:
Mortgage platform revenue, net	$1,081,421	$—	$6,802	$1,088,223
Cash offer program revenue	—	39,361		39,361
Other platform revenue	133,749	(39,361)		94,388
Net interest income (expense)
Interest income	88,965	—	662	89,627
Net interest income	19,036	—	662	19,698
Total net revenues	1,234,206	—	7,464	1,241,670

Expenses:
Mortgage platform expenses	710,132	(11,636)	1,617	700,113
Cash offer program expenses	—	39,505		39,505
Other platform expenses	140,479	(40,404)		100,075
General and administrative expenses	232,669	(2,517)	1,068	231,220
Marketing and advertising expenses	249,275	(380)		248,895
Technology and product development expenses	143,951	(1,616)	2,155	144,490
Restructuring and impairment expenses	—	17,048		17,048
Total expenses	1,476,506	—	4,840	1,481,346

Loss from operations	(242,300)	—	2,624	(239,676)

Loss before income tax expense (benefit)	(306,135)	—	2,624	(303,511)
Net loss	$(303,752)	$—	$2,624	$(301,128)

Other comprehensive loss:
Comprehensive loss	$(303,717)	$—	$2,624	$(301,093)

Per share data:
Basic	$(3.49)	$—	$0.03	$(3.46)
Diluted	$(3.49)	$—	$0.03	$(3.46)
The reclassifications and corrections to the consolidated statement of changes in convertible preferred stock and stockholders’ equity (deficit) include the change to net loss as noted above for the year ended December 31, 2021.
The reclassifications and corrections had no impact on net cash flows from operating activities, cash flows from investing activities, or cash flows from financing activities for the year ended December 31, 2021.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation—The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Consolidation—The accompanying consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates—The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Significant items subject to such estimates and assumptions include the fair value of mortgage loans held for sale, the fair value of derivative assets and liabilities, including bifurcated derivatives, interest rate lock commitments and forward sale commitments, the determination of a valuation allowance on the Company’s deferred tax assets, capitalization of internally developed software and its associated useful life, determination of fair value of the Company’s common stock, convertible preferred stock and convertible preferred stock warrants, stock option and RSUs at grant date, the fair value of acquired intangible assets and goodwill, the fair value of loan commitment asset, the provision for loan repurchase reserves, and the incremental borrowing rate used in determining lease liabilities.
Business Combinations—The Company includes the financial results of businesses that the Company acquires from the date of acquisition. The Company records all assets acquired and liabilities assumed at fair value, with the excess of the purchase price over the aggregate fair values recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenue and cash flows, discount rates and selection of comparable companies. During the measurement period the Company may record adjustments to the assets acquired and liabilities assumed. Transaction costs associated with business combinations are expensed as incurred.
Cash and Cash Equivalents—Cash and cash equivalents consists of cash on hand and other highly liquid and short-term investments with maturities of 90 days or less at acquisition. Of the cash and cash equivalents balances as of December 31, 2022 and 2021, $1.7 million and $3.3 million, respectively, were insured by the Federal Deposit Insurance Corporation (“FDIC”).
Restricted Cash—Restricted cash primarily consists of amounts provided as collateral for the Company’s various warehouse lines of credit as well as escrow funds received from and held on behalf of borrowers. In some instances, the Company may administer funds that are legally owned by a third-party which are excluded from the Company’s consolidated balance sheets. As of December 31, 2022 and 2021, the Company held $28.1 million and $40.6 million, respectively, of restricted balances in accordance with the covenants of the agreements relating to its warehouse lines of credit (Note 5) and escrow funds (Note 13).
Mortgage Loans Held for Sale, at Fair Value—The Company sells its mortgage loans held for sale (“LHFS”) to loan purchasers. These loans can be sold in one of two ways, servicing released, or servicing retained. If a loan is sold servicing released, the Company has sold all the rights to the loan and the associated servicing rights.
If a loan is sold servicing retained, the Company has sold the loan and kept the servicing rights, and thus the Company is responsible for collecting monthly principal and interest payments and performing certain escrow services for the borrower. The loan purchaser, in turn, pays a fee for these services. The Company generally sells all of its loans servicing released. For interim servicing, the Company engages a third-party sub-servicer to collect monthly payments and perform associated services.
LHFS consists of loans originated for sale by BMC. The Company elects the fair value option, in accordance with Accounting Standard Codification (“ASC”) 825 – Financial Instruments (“ASC 825”), for all LHFS with changes in fair value recorded in mortgage platform revenue, net in the consolidated statements of operations and comprehensive loss. Management believes that the election of the fair value option for LHFS improves financial

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
reporting by presenting the most relevant market indication of LHFS. The fair value of LHFS is based on market prices and yields at period end. The Company accounts for the gains or losses resulting from sales of mortgage loans based on the guidance of ASC 860-20 – Sales of Financial Assets (“ASC 860”).
The Company issues interest rate lock commitments (“IRLC”) to originate mortgage loans and the fair value of the IRLC, adjusted for the probability that a given IRLC will close and fund, is recognized within mortgage platform revenue, net. Subsequent changes in the fair value of the IRLC are measured at each reporting period within mortgage platform revenue, net until the loan is funded. When the loan is funded, the IRLC is derecognized and the LHFS is recognized based on the fair value of the loan. The LHFS is subsequently remeasured at fair value at each reporting period and the changes in fair value are included within mortgage platform revenue, net until the loan is sold on the secondary market. When the loan is sold on the secondary market, the LHFS is derecognized and the gain/(loss) is included within mortgage platform revenue, net based on the cash settlement.
LHFS are considered sold when the Company surrenders control over the loans. Control is considered to have been surrendered when the transferred loans have been isolated from the Company, are beyond the reach of the Company and its creditors, and the loan purchaser obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred loans. The Company typically considers the above criteria to have been met upon receipt of sales proceeds from the loan purchaser.
Loan Repurchase Reserve—The Company sells LHFS in the secondary market and in connection with those sales, makes customary representations and warranties to the relevant loan purchasers about various characteristics of each loan, such as the origination and underwriting guidelines, including but not limited to the validity of the lien securing the loan, property eligibility, borrower credit, income and asset requirements, and compliance with applicable federal, state and local laws. In the event of a breach of its representations and warranties, the Company may be required to repurchase the loan with the identified defects.
The loan repurchase reserve on loans sold relates to expenses incurred due to the potential repurchase of loans, indemnification of losses based on alleged violations or representations and warranties, which are customary to the mortgage banking industry. Provisions for potential losses are charged to expenses and are included within mortgage platform expenses on the consolidated statements of operations and comprehensive loss. The loan repurchase reserve represents the Company’s estimate of the total losses expected to occur and is considered to be adequate by management based upon the Company’s evaluation of the potential exposure related to the loan sale agreements over the life of the associated loans sold. The Company records the loan repurchase reserve within other liabilities on the consolidated balance sheets. See Note 14.
Other Receivables, Net—Other receivables, net are reported net of an allowance for doubtful accounts. Management’s estimate of the allowance is based on historical collection experience and a review of the current status of other receivables. It is reasonably possible that management’s estimate of the allowance will change. No allowance has been taken as of December 31, 2022 and 2021, respectively, as the balances reflect amounts fully collectible.
Other receivables, net consist primarily of amounts due from a third party loan sub-servicer, margin account balances with brokers, a major integrated relationship partner, and servicing partners of loan purchasers.
Derivatives and Hedging Activities—The Company enters into IRLCs to originate mortgage loans, at specified interest rates and within a specified period of time, with potential borrowers who have applied for a loan and meet certain credit and underwriting criteria. These IRLCs are not designated as accounting hedging instruments and are reflected in the consolidated balance sheets as derivative assets or liabilities at fair value with changes in fair value are recorded in current period earnings. Unrealized gains and losses on the IRLCs are recorded as derivative assets or liabilities on the consolidated balance sheets and in mortgage platform revenue, net within the consolidated statements of operations and comprehensive loss. The fair value of IRLCs are measured based on the value of the underlying mortgage loan, quoted MBS prices, estimates of the fair value of the mortgage servicing rights, and adjusted by the estimated loan funding probability, or “pull-through factor”.
The Company enters into forward sales commitment contracts for the sale of its mortgage loans held for sale or in the pipeline. These contracts are loan sales agreements in which the Company commits in principle to delivering a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
mortgage loan of a specified principal amount and quality to a loan purchaser at a specified price on or before a specified date. Generally, the price the loan purchaser will pay the Company is agreed upon prior to the loan being funded (i.e., on the same day the Company commits to lend funds to a potential borrower). Under the majority of the forward sales commitment contracts if the Company fails to deliver the agreed-upon mortgage loans by the specified date, the Company must pay a “pair-off” fee to compensate the loan purchaser. The Company’s forward sale commitments are not designated as accounting hedging instruments and are reflected in the consolidated balance sheets as derivative assets or liabilities at fair value with changes in fair value are recorded in current period earnings. Unrealized gains and losses from changes in fair value on forward sales commitments are recorded as derivative assets or liabilities on the consolidated balance sheets and in mortgage platform revenue, net within the consolidated statements of operations and comprehensive loss. Forward commitments are entered into under arrangements between the Company and counterparties under Master Securities Forward Transaction Agreements, which contain a legal right to offset amounts due to and from the same counterparty and can be settled on a net basis. The Company does not utilize any other derivative instruments to manage risk.
Fair Value Measurements—Assets and liabilities recorded at fair value on a recurring basis on the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The price used to measure fair value is not adjusted for transaction costs. The principal market is the market in which the Company would sell or transfer the asset with the greatest volume and level of activity for the asset. In determining the principal market for an asset or liability, it is assumed that the Company has access to the market as of the measurement date. If no market for the asset exists, or if the Company does not have access to the principal market, a hypothetical market is used.
The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:
Level 1—Unadjusted quoted market prices in active markets for identical assets or liabilities;
Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and
Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Assets and liabilities measured at fair value on a recurring basis include LHFS, derivative assets and liabilities, including IRLCs and forward sale commitments, MSRs, bifurcated derivatives, and convertible preferred stock warrants. Common stock warrants are measured at fair value at issuance only and are classified as equity on the consolidated balance sheets. When developing fair value measurements, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs. However, for certain instruments, the Company must utilize unobservable inputs in determining fair value due to the lack of observable inputs in the market, which requires greater judgment in measuring fair value. In instances where there is limited or no observable market data, fair value measurements for assets and liabilities are based primarily upon the Company’s own estimates, and the measurements reflect information and assumptions that management believes a market participant would use in pricing the asset or liability.
Property and Equipment—Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation expense is computed on the straight-line method over the estimated useful life of the asset, generally three to five years for computer and hardware and four to seven years for furniture and equipment. Leasehold improvements are depreciated over the shorter of the related lease term or the estimated useful life of the assets. Expenditures for maintenance and repairs necessary to maintain property and equipment in efficient operating condition are charged to operations as incurred while costs of additions and improvements are capitalized.
The Company’s property and equipment are considered long-lived assets and are reviewed for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Recoverability of assets to be held and used is measured by a comparison of the sum of the undiscounted cash flows expected to result from the use and eventual disposal of the asset and the asset’s carrying amount.
If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized to the extent the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of their carrying amount or the fair value of the asset, less costs to sell.
Goodwill—Goodwill represents the excess of the purchase price of an acquired business over the fair value of the assets acquired, less liabilities assumed in connection with the acquisition. Goodwill is tested for impairment at least annually on the first day of the fourth quarter at each reporting unit level, or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired, and is required to be written down when impaired.
The guidance for goodwill impairment testing begins with an optional qualitative assessment to determine whether it is more likely than not that goodwill is impaired. The Company is not required to perform a quantitative impairment test unless it is determined, based on the results of the qualitative assessment, that it is more likely than not that goodwill is impaired. The quantitative impairment test is prepared at the reporting unit level. In performing the impairment test, management compares the estimated fair values of the applicable reporting units to their aggregate carrying values, including goodwill. If the carrying amounts of a reporting unit including goodwill were to exceed the fair value of the reporting unit, an impairment loss is recognized within the consolidated statements of operations and comprehensive loss in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. The Company currently has only one reporting unit.
Internal Use Software and Other Intangible Assets, Net—The Company reports and accounts for acquired intellectual properties included in other intangible asset with an indefinite life, such as domain name, under ASC 350, Intangibles-Goodwill and Other (“ASC 350”). Intangible assets with indefinite lives are recorded at their estimated fair value at the date of acquisition and are tested for impairment on an annual basis as well as when there is reason to suspect that their values have been diminished or impaired. Any write-downs will be included in results from operations.
Intangible assets with finite lives are recorded at their estimated fair value at the date of acquisition and are amortized over their estimated useful lives using the straight-line method.
The Company capitalizes certain development costs incurred in connection with its internal use software and website development. Software costs incurred in the preliminary stages of development are expensed as incurred. Once a software application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial software testing. The Company also capitalizes costs related to specific software upgrades and enhancements when it is probable the expenditures will result in additional features and functionality. Software maintenance costs are expensed as incurred. For website development, costs incurred in the planning stage are expensed as incurred whereas costs associated with the application and infrastructure development, graphics development, and content development are capitalized depending on the type of cost in each of those respective stages. Internal use software and website development are amortized on a straight-line basis over its estimated useful life, generally three years.
Loan Commitment Asset—The Merger Agreement, as discussed in Note 1, contains a commitment from SoftBank and the Sponsor to fund Post-Closing Convertible Notes, drawn at the Company’s discretion, available when certain criteria is met such as the closing of the Merger. The Company determined that the commitment represented a freestanding financial instrument (loan commitment asset) and was accounted for at fair value at inception in November 2021 and will not be remeasured to fair value in subsequent periods. The loan commitment asset will be assessed for impairment if there are events or circumstances that indicate that it is probable that the asset has been impaired. As both parties with the commitment to fund the Post-Closing Convertible notes are considered related parties and the terms of the Post-Closing Convertible Notes are not considered at market terms, the “Loan Commitment Asset” is considered a capital contribution from those parties and was recognized within additional-paid-in capital at inception in the consolidated balance sheets in the amount of $121.7 million as of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021. During the year ended December 31, 2022, the Company recognized $105.6 million of impairment on the loan commitment asset with $16.1 million remaining on the consolidated balance sheets, see Note 4. Upon the closing of the Merger and the Post-Closing Convertible Notes are issued, the Loan Commitment Asset will be considered a discount to the Post-Closing Convertible Notes and will be amortized as part of interest expense over the term of the note.
Impairment of Long-Lived Assets—Long‑lived assets, including property and equipment, right-of-use assets, capitalized software, and other finite-lived intangible assets, are evaluated for recoverability when events or changes in circumstances indicate that the asset may have been impaired. In evaluating an asset for recoverability, the Company considers the future cash flows expected to result from the continued use of the asset and the eventual disposition of the asset. If the sum of the expected future cash flows, on an undiscounted basis, is less than the carrying amount of the asset, an impairment loss equal to the excess of the carrying amount over the fair value of the asset is recognized.
Warehouse Lines of Credit—Warehouse lines of credit represent the outstanding balance of the Company’s warehouse borrowings collateralized by mortgage loans held for sale or related borrowings collateralized by restricted cash. Generally, warehouse lines of credit are used as interim, short-term financing which bears interest at a fixed margin over an index rate, such as SOFR or LIBOR. The outstanding balance of the Company’s warehouse lines of credit will fluctuate based on its lending volume. The advances received under the warehouse lines of credit are based upon a percentage of the fair value or par value of the mortgage loans collateralizing the advance, depending upon the type of mortgage loan. Should the fair value of the pledged mortgage loans decline, the warehouse provider may require the Company to provide additional cash collateral or mortgage loans to maintain the required collateral level under the relevant warehouse line. The Company did not incur any significant issuance costs related to its warehouse lines of credit.
Leases—The Company accounts for its leases in accordance with ASC 842, Leases (“ASC 842”) .
The Company’s lease portfolio primarily consists of operating leases for a number of small offices across the country for licensing purposes as well as several larger offices for employee and Company headquarters. The Company also leases various types of equipment, such as laptops and printers. The Company determines whether an arrangement is a lease at inception.
The Company has made an accounting policy election to exempt leases with an initial term of 12 months or less (“short-term leases”) from being recognized on the balance sheet. Short-term leases are not material in comparison to the Company’s overall lease portfolio. Payments related to short-term leases are recognized in the consolidated statement of operations and comprehensive loss on a straight-line basis over the lease term. The Company also elected not to separate non-lease components of a contract from the lease component to which they relate.
For leases with initial terms of greater than 12 months, the Company determines its classification as an operating or finance lease. At lease commencement, the Company recognizes a lease obligation and corresponding right-of-use asset based on the initial present value of the fixed lease payments using the Company's incremental borrowing rates for its population of leases. For leases that qualify as an operating lease, the right-of-use assets related to operating lease obligations are recorded in right-of-use assets in the consolidated balance sheets. The rate implicit on the Company’s leases are not readily determinable, therefore, management uses its incremental borrowing rate to discount the lease payments based on the information available at lease commencement. The incremental borrowing rate represents the rate of interest the Company would have to pay to borrow over a similar term, and with a similar security, in a similar economic environment, an amount equal to the fixed lease payments. The commencement date is the date the Company takes initial possession or control of the leased premise or asset, which is generally when the Company enters the leased premises and begins to make improvements in preparation for its intended use.
Non-cancelable lease terms for most of the Company's real estate leases typically range between 1-10 years and may also provide for renewal options. Renewal options are typically solely at the Company’s discretion and are only included within the lease term when the Company is reasonably certain that the renewal options would be exercised.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
When a modification to the contractual terms occurs, the lease liability and right-of-use asset is remeasured based on the remaining lease payments and incremental borrowing rate as of the effective date of the modification.
The Company evaluates its right-of-use assets for impairment consistent with the impairments of long-lived assets policy disclosure described above.
Financing Leases—For leases that qualify as a finance lease, the right-of-use assets related to finance lease obligations are recorded in property and equipment as finance lease assets and are depreciated over the estimated useful life. The expense is included as a component of depreciation and amortization expense on the consolidated statements of operations and comprehensive loss.
Sales-Type Leases—The Company’s product offering includes a Cash Offer Program where the Company works with a prospective buyer (“Buyer”) to identify and purchase a home directly from a seller (“Seller”) and then subsequently sell the home to the Buyer (see further description of Cash Offer Program within the Revenue Recognition section below). In most instances, the Buyer will lease the home from the Company while the Buyer and Company go through the customary closing procedures to transfer ownership of the home to the Buyer. The Company accounts for these leases as a sales-type lease under ASC 842 and at lease commencement recognizes:
•Revenue for the lease payments, which includes the sales price of the home, which is included within cash offer program revenue on the consolidated statements of operations and comprehensive loss.
•Expenses for the cost of the home, including transaction closing costs, which is included within cash offer program expenses on the consolidated statements of operations and comprehensive loss;
•Net investment in the lease, which is included within prepaid expenses and other assets on the consolidated balance sheets, which consists of the minimum lease payments not yet received and the purchase price of the home to be financed through a mortgage.
When the Buyer has exercised the purchase option, the Company will derecognize the net investment in the lease which is offset by cash received from the Buyer for the purchase price of the home. For transactions that include a lease with the Buyer, the transaction from lease commencement to the closing and transfer of ownership of the home from the Company to the Buyer is typically completed in 1 to 90 days. The Cash Offer Program began in the fourth quarter of 2021 and as of December 31, 2022 and 2021, net investment in leases was $0.9 million and $11.1 million, respectively, and included within prepaid expenses and other assets on the consolidated balance sheets. The Company had no leases greater than 180 days and 30 days as of December 31, 2022 and 2021, respectively.
Corporate Line of Credit, net of discount and debt issuance costs—The Company has a line of credit arrangement with a third-party lender. Debt and other related issuance costs are deferred and amortized through the maturity date of the line of credit as interest and amortization on non-funding debt expense. Any modifications of the line of credit arrangement are analyzed as to whether they are an extinguishment or modification of debt on a lender-by-lender basis, which is determined by whether (1) the lender remains the same, and (2) the change in the debt terms is considered substantial. Gains and losses on debt modifications that are considered extinguishments are recognized in current earnings. Debt modifications that are not considered extinguishments are accounted for prospectively through yield adjustments, based on the revised terms (see Note 11).
Pre-Closing Bridge Notes—During 2021, the Company issued Pre-Closing Bridge Notes with the Sponsor and SoftBank as described in Note 1. Sponsor and Softbank are related parties through the merger relationship and the terms of the Pre-Closing Bridge Notes are not considered at market terms and as such the Pre-Closing Bridge Notes were initially recorded at fair value with the excess of proceeds over fair value recorded as capital contributions. At issuance, the Company recorded $291.9 million in excess capital/proceeds from issuance of Pre-Closing Bridge Notes on the consolidated statements of changes in convertible preferred stock and stockholders’ equity (deficit). The excess capital/proceeds from issuance of Pre-Closing Bridge Notes is deemed to be a discount on the Pre-Closing Bridge Notes. In accordance with ASC 835-10, the Company accretes the discount to interest expense on the Pre-Closing Bridge Notes using the effective interest method over the shorter of the term of the Pre-Closing Bridge Notes, or until conversion.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Upon initial issuance, Pre-Closing Bridge Notes are evaluated for redemption and conversion features that could result in embedded derivatives that require bifurcation from the Pre-Closing Bridge Notes. Embedded derivatives are recorded at fair value as bifurcated derivative within the consolidated balance sheets and are adjusted to fair value at each reporting period, with the change in fair value included in change in fair value of bifurcated derivative, within the consolidated statements of operations and comprehensive loss.
Upon issuance, conversion features included in the Pre-Closing Bridge Notes that were deemed to be embedded derivatives were immaterial. As of December 31, 2022 and 2021, the embedded features had a fair value of $236.6 million and none, respectively, and were included as bifurcated derivative assets within the consolidated balance sheets.
Warrants—The Company has used various fundraising methods, including the issuance of warrants. A warrant is a financial instrument that provides the holder of the warrant the right, but not the obligation, to buy a company’s stock in the future at a predetermined price.
Warrants to purchase convertible preferred stock are generally accounted for as a liability and are recorded at fair value on their initial issuance date and adjusted to fair value at each balance sheet date, with the change in fair value being recorded as changes in fair value of convertible preferred stock warrants, which is included in interest and other income (expense), net within the consolidated statements of operations and comprehensive loss.
Warrants to purchase common stock are accounted for as equity and are recorded at fair value on their initial issuance date.
Income Taxes—Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income or expense in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred income tax assets to the amount expected to be realized based on management’s consideration of all positive and contradictory evidence available. The Company evaluates uncertainty in income tax positions based on a more-likely-than-not recognition standard. If that threshold is met, the tax position is then measured at the largest amount that is greater than 50% likely of being realized upon ultimate settlement. If applicable, the Company records interest and penalties as a component of income tax expense.
Deferred Revenue—Deferred revenue consists of fees paid to the Company in advance for the origination of loans. Such fees primarily include advance payments for loan origination and servicing on behalf of an integrated relationship partner. Deferred revenue is included within other liabilities on the consolidated balance sheets, see Note 13 for further details.
Foreign Currency Translation—The U.S. dollar is the functional currency of the Company’s consolidated entities operating in the United States. The Company’s non U.S. dollar functional currency operations include a non-operating service entity as well as several operating entities resulting from acquisitions. All balance sheet accounts have been translated using the exchange rates in effect as of the balance sheet date. Income statement amounts have been translated using the monthly average exchange rates for each month in the year. Accumulated net translation adjustments have been reported separately in other comprehensive loss in the consolidated statements of operations and comprehensive loss.
Revenue Recognition—The Company generates revenue from the following streams:
a)Mortgage platform revenue, net includes revenues generated from the Company's mortgage production process. See Note 3. The components of mortgage platform revenue, net are as follows:
i.Net gain (loss) on sale of loans—This represents the premium or discount the Company receives in excess of the loan principal amount and certain fees charged by loan purchasers upon sale of loans into the secondary market. Net gain (loss) on sale of loans includes unrealized changes in the fair value of

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LHFS which are recognized on a loan by loan basis as part of current period earnings until the loan is sold on the secondary market. The fair value of LHFS is measured based on observable market data. Also included within net gain (loss) on sale of loans is the day one recognition of the fair value of MSRs and any subsequent changes in the measurement of the fair value of the MSRs for loans sold servicing retained, including any gain or loss on subsequent sales of MSRs.
ii.Integrated relationship revenue (loss)—Includes fees that the Company receives for originating loans on behalf of an integrated relationship partner which are recognized as revenue (loss) upon the integrated relationship partner’s funding of the loan. Some of the loans originated on behalf of the integrated relationship partner are purchased by the Company. Subsequent changes in fair value of loans purchased by the Company are included as part of current period earnings. These loans may be sold in the secondary market at the Company’s discretion for which any gain on sale is included in this account. For loans sold on the secondary market, the integrated relationship partner will receive a portion of the execution proceeds. A portion of the execution proceeds that is to be allocated to the integrated relationship partner is accrued as a reduction of integrated relationship revenue (loss) when the loan is initially purchased from the integrated relationship partner.
iii.Changes in fair value of IRLCs and forward sale commitments—IRLCs include the fair value upon issuance with subsequent changes in the fair value recorded in each reporting period until the loan is sold on the secondary market. Fair value of forward sale commitments hedging IRLC and LHFS are measured based on quoted prices for similar assets.
b)Cash offer program revenue—The Company’s product offering includes a Cash Offer Program where the Company works with a Buyer to identify and purchase a home directly from a property Seller. The Company will then subsequently sell the home to the Buyer. The Buyer may lease the home from the Company while the Buyer and Company go through the customary closing process to transfer ownership of the home to the Buyer. Arrangements where the Buyer leases the home from the Company are accounted for under ASC 842 while arrangements where the Buyer does not lease the home are accounted for under ASC 606. The Buyer does not directly or indirectly contract with the Seller.
For arrangements under the Cash Offer Program that do not involve a lease, upon closing on the sale of the home from the Seller to the Company, the Company holds legal title of the home. The Company is responsible for any obligations related to the home while it holds title and is the legal owner and such is considered the principal in the transaction. The Company holds in inventory any homes where the Buyer does not subsequently purchase from the Company as well as homes held while the Company is waiting to transfer the home to the Buyer. Inventory of homes are included within prepaid expenses and other assets on the consolidated balance sheets.
The Company recognizes revenue at the time of the closing of the home sale when title to and possession of the home are transferred to the Buyer. The amount of revenue recognized for each home sale is equal to the full sales price of the home. The contracts with the Buyers contain a single performance obligation that is satisfied upon the closing of the transaction and is typically completed in 1 to 90 days. The Company does not offer warranties for sold homes, and there are no continuing performance obligations following the transaction close date.
Also included in cash offer program revenue is revenue from transactions where the Company purchases the home from the Seller and subsequently leases the home to the Buyer until the title is transferred to the Buyer which is accounted for under ASC 842 in line with the Company’s accounting policy on sales-type leases as described above.
c)Other platform revenue consists of revenue from the Company’s additional homeownership offerings which primarily consist of title insurance, settlement services, and other homeownership offerings.
Title insurance, settlement services, and other homeownership offerings—Revenue from title insurance, settlement services, and other homeownership offerings is recognized based on ASU 2014-09, Revenue from Contracts with Customers (“ASC 606”). ASC 606 outlines a single comprehensive model in accounting for revenue arising from contracts with customers. The core principle, involving a five-step process, of the revenue model is that

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an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
The Company offers title insurance as an agent and works with third-party providers that underwrite the title insurance policies. For title insurance, the Company recognizes revenue from fees upon the completion of the performance obligation which is when the mortgage transaction closes. For title insurance, the Company is the agent in the transactions as the Company does not control the ability to direct the fulfillment of the service, is not primarily responsible for fulfilling the performance of the service, and does not assume the risk in a claim against a policy.
Settlement services revenue includes fees charged for services such as title search fees, wire fees, policy and document preparation, and other mortgage settlement services. The Company recognizes revenues from settlement services upon completion of the performance obligation which is when the mortgage transaction closes. The Company may use a third-party to fulfill these services, but the Company is considered the principal in the transaction as it directs the fulfillment of the services and ultimately bears the risk of nonperformance. As the Company is the principal, revenues from settlement services are presented on a gross basis.
Performance obligations for title insurance and settlement services are typically completed 40 to 60 days after the commencement of the loan origination process. Payment for these services is typically settled in cash as part of closing costs to the borrower upon closing of the mortgage transaction.
d)Net interest income (expense)—Includes interest income from LHFS calculated based on the note rate of the respective loan as well as interest expense on warehouse lines of credit.
Mortgage Platform Expenses—Mortgage platform expenses consist primarily of origination expenses, appraisal fees, processing expenses, underwriting, closing fees, servicing costs, and sales and operations personnel related expenses. Sales and operations personnel related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. These expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Cash Offer Program Expenses—Cash offer program expenses include the full cost of the home, including transaction closing costs and costs for maintaining the home before the legal title of the home is transferred to the Buyer. Cash offer program expenses are recognized when title is transferred to the Buyer for arrangements recognized under ASC 606 and when the lease commences for arrangements recognized under ASC 842.
Other Platform Expenses—Other platform expenses relate to other non-mortgage homeownership activities, including settlement service expenses, lead generation, and personnel related costs. Settlement service expenses consist of fees for transactional services performed by third-party providers for borrowers while lead generation expenses consist of fees for services related to real estate agents. Personnel related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. Other platform expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
General and Administrative Expenses—General and administrative expenses include personnel related expenses, including stock-based compensation and benefits for executive, finance, accounting, legal, and other administrative personnel. In addition, general and administrative expenses include external legal, tax and accounting services, and allocated occupancy expenses and related overhead based on headcount. General and administrative expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Marketing and Advertising Expenses—Marketing and advertising expenses consist of customer acquisition expenses, brand costs, paid advertising, and personnel related costs for brand teams. For customer acquisition expenses, the Company primarily generates loan origination leads through third-party financial service websites for which they incur “pay-per-click” expenses. A majority of the Company’s marketing and advertising expenses are incurred from leads purchased from these third-party financial service websites. Personnel related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related

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overhead based on headcount. Marketing and advertising expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Technology and Product Development Expenses—Technology and product development expenses consist of employee compensation, amortization of capitalized internal-use software costs related to the Company’s technology platform, and expenses related to vendors engaged in product management, design, development, and testing of the Company’s websites and products. Employee compensation consists of stock-based compensation and benefits related to the Company’s technology team, product and creative team, and engineering team. Technology and product development expenses also include allocated occupancy expenses and related overhead based on headcount. Technology and product development expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Stock-Based Compensation—The Company measures and records the expense related to stock-based compensation awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. For stock-based compensation with performance conditions, the Company records stock-based compensation expense when it is deemed probable that the performance condition will be met.
The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the fair value of stock options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based compensation awards, including the option’s expected term and the price volatility of the underlying stock. The Company calculates the fair value of stock options granted using the following assumptions:
a)Expected Volatility—The Company estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.
b)Expected Term—The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
c)Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.
d)Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.
Forfeitures of stock options and RSUs are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from initial estimates.
The Company records compensation expense related to stock options issued to non-employees, including consultants based on the fair value of the stock options on the grant date over the service performance period as the stock options vest.
The Company also generally allows stock option holders to early exercise stock options prior to the vesting date. The early exercise of stock options not yet vested are not reflected within stockholders’ equity or on the consolidated balance sheets as they relate to unvested share awards and therefore are considered non-substantive exercises.
Net Income (Loss) Per Share—The Company follows the two-class method when computing net income (loss) per share, as the Company has issued shares that meet the definition of participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to

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dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. In periods where there is net income, we apply the two-class method to calculate basic and diluted net income (loss) per share of common stock, as our convertible preferred stock is a participating security. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common stockholders. In periods where there is a net loss, the two-class method of computing earnings per share does not apply as the Company’s convertible preferred stock does not contractually participate in losses.
Basic net income (loss) per share attributable to common stockholders is computed by dividing the net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net income (loss) attributable to common stockholders is computed by adjusting net income (loss) attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net income (loss) per share attributable to common stockholders is computed by dividing the diluted net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares. For purpose of this calculation, outstanding stock options, including stock options exercised not yet vested, convertible notes, convertible preferred stock and warrants to purchase shares of convertible preferred stock are considered potential dilutive common shares.
The Company's convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to common stockholders, such losses are not allocated to such participating securities. In addition, as the convertible preferred stock can convert into common stock, the Company uses the more dilutive of the two-class method or the if-converted method in the calculation of diluted net income (loss) per share.
Diluted net income (loss) per share is the amount of net income (loss) available to each share of common stock outstanding during the reporting period, adjusted to include the effect of potentially dilutive common shares. For periods in which the Company reports net losses, basic and diluted net loss per share attributable to common stockholders are the same because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. For the years ended December 31, 2022 and 2021, the Company reported a net loss attributable to common stockholders.
Segments—The Company has one reportable segment. The Company’s chief operating decision maker, the Chief Executive Officer, reviews financial information presented on a company-wide basis for purposes of allocating resources and evaluating financial performance.
Recently Adopted Accounting Standards
The Company has early adopted ASC 842 in its 2021 annual consolidated financial statements effective January 1, 2021 using a modified retrospective approach. The Company has applied the new lease requirements to leases outstanding as of the adoption date through a cumulative effect adjustment to retained earnings. The Company has elected to utilize the package of practical expedients available under ASC 842, which permit the Company to not reassess the lease identification, lease classification and initial direct costs associated with any expired or existing contracts as of the date of adoption. The Company has also made accounting policy elections to: a) exempt leases with an initial term of 12 months or less from being recognized on the balance sheet, and b) not separate non-lease components of a contract from the lease component to which they relate.
Upon adoption, effective as of January 1, 2021, the Company has recognized an ROU asset and a corresponding lease liability, primarily related to operating leases for office space, of $65.9 million and $69.6 million, respectively, on the consolidated balance sheet based on the discounted value of future lease payments over the lease term, which includes renewal options that are reasonably assured of being exercised. The Company expects to continue entering into new lease arrangements in the ordinary course of business.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Summary of Modified Retrospective Adjustments to Balance Sheet Presentation—The following table summarizes the impact of the modified retrospective adoption of ASC 842 on the Company’s consolidated balance sheet:

	As of January 1, 2021
(Amounts in thousands)	Balance as of December 31, 2020	Adjustments due to ASC 842	Balance as of January 1, 2021
Accounts Receivable	$46,845	$5,915	$52,760
Property and equipment, net	20,718	6,736	27,454
Right-of-use asset	—	65,889	65,889
Total Assets	$67,563	$78,540	$146,103
Accounts payable and accrued expenses	$123,849	$10,880	$134,729
Other liabilities	47,588	(2,898)	44,690
Lease liabilities	—	69,566	69,566
Total Liabilities	171,437	77,548	248,985
Retained earnings	7,522	993	8,515
Total Stockholders’ Equity	$7,522	$993	$8,515
In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The standard simplifies the accounting for certain convertible instruments by removing models with specific features, amends guidance on derivative scope exceptions for contracts in an entity's own equity, and modifies the guidance on diluted earnings per share (EPS) calculations as a result of these changes. This standard is effective for public companies for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years, and for all other entities beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2020. The Company early adopted ASU 2020-06 on January 1, 2021 using a modified retrospective approach, and such adoption did not have a material effect on the Company’s consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. In addition, in January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which clarified the scope and application of the original guidance. Subject to meeting certain criteria, the new guidance provides optional expedients and exceptions to applying contract modification accounting under existing U.S. GAAP, to address the expected phase out of the London Inter-bank Offered Rate (or “LIBOR”) by June 30, 2023. This guidance is effective upon issuance and allows application to contract changes as early as January 1, 2020. The guidance is effective for all companies as of March 12, 2020 and can generally be applied through December 31, 2022. In December 2022, FASB issued ASU 2022-06, Reference Rate Reform ("Topic 848"): Deferral of the Sunset Date of Topic 848, because the current relief in Topic 848 may not cover a period of time during which a significant number of modifications may take place, the amendments in this Update defer the sunset date of Topic 848 from December 31, 2022 to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. The adoption of the new guidance did not have a material impact on the consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this standard were issued to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments that are not accounted for at fair value through net income, including loans held for investment, held-to-maturity debt securities, trade and other receivables, net investments in leases and other commitments to extend credit held by a reporting entity at each reporting date. The amendments require that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the

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amortized cost basis. The standard eliminates the current framework of recognizing probable incurred losses and instead requires an entity to use its current estimate of all expected credit losses over the contractual life. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets. The amendments in this standard are effective for public companies for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, and for all other entities beginning after December 15, 2022, including interim periods within those fiscal years. The Company early adopted ASU 2016-13 on January 1, 2021, and such adoption did not have a material effect on the Company’s consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the application of ASC 740 - Income Taxes while maintaining or improving the usefulness of information provided to users of financial statements. The modifications include removal of certain exceptions and simplification to existing requirements. The amendments in ASU 2019-12 are effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, and for all other entities beginning after December 15, 2021, and interim periods within those fiscal years beginning after December 15, 2022. The Company early adopted ASU 2019-12 on January 1, 2021, and such adoption did not have a material effect on the Company’s consolidated financial statements.
3. REVENUE AND SALES-TYPE LEASES
Revenue— The Company disaggregates revenue based on the following revenue streams:
Mortgage platform revenue, net consisted of the following:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Net (loss) gain on sale of loans	$(63,372)	$937,611
Integrated partnership (loss) revenue	(9,166)	84,135
Changes in fair value of IRLCs and forward sale commitments	178,196	66,477
Total mortgage platform revenue, net	$105,658	$1,088,223
Cash offer program revenue consisted of the following:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Revenue related to ASC 606	$12,313	$8,725
Revenue related to ASC 842	216,408	30,636
Total cash offer program revenue	$228,721	$39,361
Other platform revenue consisted of the following:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Title insurance	$7,010	$39,602
Settlement services	4,222	31,582
Real estate services	23,053	20,602
Other homeownership offerings	4,657	2,601
Total other platform revenue	$38,942	$94,388

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Sales-type Leases—The following table presents the revenue and expenses recognized at the commencement date of sales-type leases for the periods indicated:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Cash offer program revenue	$216,408	$30,636
Cash offer program expenses	$217,609	$30,780
4. RESTRUCTURING AND IMPAIRMENTS
In December 2020, the Company initiated an operational restructuring program that included plans for costs reductions in response to a difficult interest rate environment as well as a slowing housing market. The restructuring program, which continued during the years ended December 31, 2022 and 2021, consists of reductions in headcount and any associated costs which primarily include one-time employee termination benefits. The Company expects the restructuring initiatives to continue at least through the full year 2023.
Due to the reduced headcount, the Company has also reduced its real estate footprint. The Company has impaired right-of-use assets related to office space that is no longer in use or has been completely abandoned. Leases where the Company is unable to terminate or amend the lease with the landlord remain on the balance sheet under lease liabilities. As of December 31, 2022, no leases have been amended or terminated. The Company has also impaired the right-of-use assets for equipment that is no longer used or abandoned as a result of the reduced headcount. Refer to Note 7 for further details on the Company’s leasing activities.
The Company assessed the loan commitment asset for impairment as there were factors that indicated that it was probable that the asset had been impaired on June 30, 2022 and subsequently on September 30, 2022 as the probability of the Company meeting the criteria to draw on the Post-Closing Convertible declined. Based on that assessment the Company recorded an impairment loss of $67.3 million and $38.3 million on June 30, 2022 and September 30, 2022, respectively. For the years ended December 31, 2022 and 2021, the Company recorded an impairment loss of $105.6 million and none, respectively.
The write-off of capitalized merger transaction costs are costs incurred and capitalized in relation to the Merger. These costs were written off on December 31, 2022 as Amendment No.5 to the Merger Agreement was not executed until February 24, 2023 which extended the Agreement End Date from March 8, 2023 to September 30, 2023.
For the years ended December 31, 2022 and 2021, the Company’s restructuring and impairment expenses consists of the following:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Impairment of Loan Commitment Asset	$105,604	$—
Employee one-time termination benefits	102,261	17,048
Impairments of Right-of-Use Assets—Real Estate	3,707	—
Impairments of Right-of-Use Assets—Equipment	2,494	—
Write-off of capitalized merger transaction costs	27,287	—
Impairments of intangible assets	1,964	—
Impairment of property and equipment	4,042	—
Other impairments	333	—
Total Restructuring and Impairments	$247,693	$17,048
As of December 31, 2022 and 2021, respectively, the Company had an immaterial liability related to employee one-time termination benefits that were yet to be paid.

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5. MORTGAGE LOANS HELD FOR SALE AND WAREHOUSE LINES OF CREDIT
The Company has the following outstanding warehouse lines of credit:

			December 31,
(Amounts in thousands)	Maturity	Facility Size	2022	2021
Funding Facility 1 (1)	July 10, 2023	$500,000	$89,673	$286,804
Funding Facility 2 (2)	October 31, 2022	—	—	171,649
Funding Facility 3 (3)	September 30, 2022	—	—	55,622
Funding Facility 4 (4)	January 30, 2023	500,000	9,845	409,616
Funding Facility 5 (5)	May 31, 2022	—	—	622,573
Funding Facility 6 (6)	August 31, 2022	—	—	4,184
Funding Facility 7 (7)	August 25, 2022	—	—	7,279
Funding Facility 8 (8)	March 8, 2023	500,000	44,531	94,181
Funding Facility 9 (9)	April 6, 2022	—	—	1,433
Funding Facility 10 (10)	July 5, 2022	—	—	14,576
Total warehouse lines of credit		$1,500,000	$144,049	$1,667,917
__________________
(1)Interest charged under the facility is the greater of i) a) thirty day term SOFR plus three and one-eight percent for each repurchase and non-qualifying mortgage loans, and b) interest rate charged on the note (“Note Rate”) minus one and one-half percent and ii) a) thirty day term SOFR plus two and one-eight percent for each mortgage loans that is not a non-qualifying or a repurchase mortgage loan, and b) the Note Rate minus one and one-eighth percent. Cash collateral deposit of $10.0 million is maintained.
(2)Interest charged under the facility was at the one month SOFR plus 1.75%, with a floor rate of one month LIBOR at 1.00%, as defined in agreement. Cash collateral deposit of $2.5 million was maintained until maturity. Funding Facility 2 matured on October 31, 2022 and the company did not extend beyond maturity.
(3)Interest charged under the facility was at the respective one month LIBOR plus 1.75%, with a floor rate of 2.25%, as defined in the agreement. Cash collateral deposit of $4.5 million was maintained until maturity. Funding Facility 3 matured on September 30, 2022 and the company did not extend beyond maturity.
(4)Interest charged under the facility is at the one month SOFR plus 1.77%. There is no cash collateral deposit maintained as of December 31, 2022. Subsequent to December 31, 2022, the facility was amended to decrease capacity to $250.0 million and to extend maturity to June 6, 2023.
(5)Interest charged under the facility was at the one month LIBOR plus 1.76% - 2.25%, with a floor rate of 0.50%. There was no cash collateral deposit maintained. Funding Facility 5 matured on May 31, 2022 and the company did not extend beyond maturity.
(6)Interest charged under the facility was at the one month SOFR plus 1.50% - 1.75%. Cash collateral deposit of $4.5 million was maintained. Funding Facility 6 matured on August 31, 2022 and the company did not extend beyond maturity.
(7)Interest charged under the facility was at the Adjusted one month Term SOFR plus 1.75% - 2.25%, with a floor rate of one month LIBOR at 0.38%. There was no cash collateral deposit maintained. Funding Facility 7 matured on August 25, 2022 and the company did not extend beyond maturity.
(8)Interest charged under the facility is at the one month SOFR plus 1.60% - 1.85%. Cash collateral deposit of $5.0 million is maintained. Subsequent to December 31, 2022, the facility was amended to decrease capacity to $250.0 million and to extend the maturity to June 6, 2023.
(9)Interest charged under the facility was at the one month LIBOR plus 1.60%, with a floor rate of one month LIBOR at 0.50%, as defined in the agreement. There was no cash collateral deposit maintained. Funding Facility 9 matured on April 6, 2022 and the company did not extend beyond maturity.
(10)Interest charged under the facility was at the one month LIBOR plus 1.88%, with a floor rate of one month LIBOR at 0.25%, as defined in the agreement. There was no cash collateral deposit maintained. Funding Facility 10 matured on July 5, 2022 and the company did not extend beyond maturity.

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The unpaid principal amounts of the Company’s LHFS are also pledged as collateral under the relevant warehouse funding facilities. The Company’s LHFS are summarized below by those pledged as collateral and those fully funded by the Company:

	December 31,
(Amounts in thousands)	2022	2021
Funding Facility 1	$101,598	$309,003
Funding Facility 2	—	186,698
Funding Facility 3	—	67,106
Funding Facility 4	10,218	439,767
Funding Facility 5	—	681,521
Funding Facility 6	—	5,016
Funding Facility 7	—	9,828
Funding Facility 8	46,356	110,845
Funding Facility 9	—	4,420
Funding Facility 10	—	16,666
Total LHFS pledged as collateral	158,172	1,830,870
Company-funded LHFS	136,599	5,944
Company-funded Home Equity Line of Credit	8,320	—
Total LHFS	303,091	1,836,814
Fair value adjustment	(54,266)	17,621
Total LHFS at fair value	$248,826	$1,854,435
Average days loans held for sale, other than Company-funded LHFS, for the years ended December 31, 2022 and 2021 were approximately 18 days and 20 days, respectively. This is defined as the average days between funding and sale for loans funded during each period. As of December 31, 2022 and 2021, the Company had an immaterial amount of loans either 90 days past due or non-performing.
As of December 31, 2022 and 2021, the weighted average annualized interest rate for the warehouse lines of credit was 6.00% and 2.36%, respectively. The warehouse lines of credit contain certain restrictive covenants that require the Company to maintain certain minimum net worth, liquid assets, current ratios, liquidity ratios, leverage ratios, and earnings. In addition, these warehouse lines also require the Company to maintain compensating cash balances which aggregated to $15.0 million and $29.0 million as of December 31, 2022 and 2021, respectively, and are included in restricted cash on the accompanying consolidated balance sheets. The Company was in compliance with all financial covenants under the warehouse lines as of December 31, 2022 and 2021, respectively.

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
6. PROPERTY AND EQUIPMENT
Property and equipment consists of the following:

	As of December 31,
(Amounts in thousands)	2022	2021
Computer and Hardware	$18,688	$23,850
Furniture and equipment	3,105	4,559
Land and buildings	3,030	—
Leasehold improvements	21,661	19,866
Finance lease assets	3,761	3,761
Total property and equipment	50,245	52,035
Less: Accumulated depreciation	(19,741)	(11,076)
Property and equipment, net	$30,504	$40,959
Total depreciation expense on property and equipment for the years ended December 31, 2022 and 2021 was $13.7 million and $7.6 million, respectively. Finance lease assets primarily include furniture and IT equipment. An impairment of $3.0 million and none was recognized for the years ended December 31, 2022 and 2021, respectively, related to computer and hardware.
7. LEASES
The below table presents the lease related assets and liabilities recorded on the accompanying balance sheet:

		As of December 31,
(Amounts in thousands)	Balance Sheet Caption	2022	2021
Assets:
Operating lease right-of-use assets	Right-of-use asset	$41,979	$56,970
Finance lease right-of-use assets	Property and equipment, net	2,162	2,683
Total leased assets		$44,141	$59,653
Liabilities:
Operating lease liabilities	Lease liabilities	$60,049	$73,657
Finance lease liabilities	Other liabilities	1,062	2,184
Total lease liabilities		$61,111	$75,841
The components of operating lease costs were as follows:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Operating lease cost	$18,245	$16,539
Short-term lease cost	544	406
Variable lease cost	2,713	3,209
Total operating lease cost	$21,502	$20,154

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Operating lease costs are reported in the following line items within the consolidated statements of operations and comprehensive loss:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Mortgage platform expenses	$14,450	$13,363
General and administrative expenses	1,900	2,485
Marketing and advertising expenses	253	159
Technology and product development expenses	2,711	2,053
Other platform expenses	2,188	2,094
Total operating lease costs	$21,502	$20,154
The components of finance lease costs were as follows:

	Year Ended Year Ended December 31, 2022
(Amounts in thousands)	Depreciation and Amortization	Interest Expense	Total
Total finance lease cost	$520	$273	$793
The components of finance lease costs were as follows:

	Year Ended Year Ended December 31, 2021
(Amounts in thousands)	Depreciation and Amortization	Interest Expense	Total
Total finance lease cost	$520	$439	$959
Supplemental cash flow and non-cash information related to leases were as follows:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Cash paid for amounts included in measurement of operating lease liabilities	$18,836	$15,177
Right-of-use assets obtained in exchange for lease liabilities:
Upon adoption of ASC 842	$—	$65,889
New leases entered into during the year	$4,520	$15,834
Supplemental balance sheet information related to leases was as follows:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Operating leases
Weighted average remaining lease term (in years)	6.6	6.1
Weighted average discount rate	5.4%	5.1%
Finance leases
Weighted average remaining lease term (in years)	0.3	1.3
Weighted average discount rate	16.2%	16.2%

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2022, the maturity analysis of finance and operating lease liabilities are as follows:

(Amounts in thousands)	Finance Leases	Operating Leases	Total
2023	$1,101	$16,772	$17,872
2024	—	13,979	13,979
2025	—	11,680	11,680
2026	—	9,073	9,073
2027	—	5,460	5,460
2028 and beyond	—	12,156	12,156
Total lease payments	1,101	69,119	70,220
Less amount representing interest	(39)	(9,070)	(9,109)
Total lease liabilities	$1,062	$60,049	$61,111
Sales-type Leases—The following table presents the revenue, expenses, and gross margin recognized at the commencement date of sales-type leases for the periods indicated:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Cash offer program revenue	$216,408	$30,557
Cash offer program expenses	217,609	30,720
Gross Margin	$(1,201)	$(163)
The future maturity of the Company’s customer lease payments of $0.9 million and $11.1 million occurs within the next 180 days as of December 31, 2022 and 2021.
8. GOODWILL AND INTERNAL USE SOFTWARE AND OTHER INTANGIBLE ASSETS, NET
In September 2021, the Company completed acquisitions of two U.K. based companies. The Company acquired Trussle Lab Ltd (“Trussle”), a digital mortgage broker that uses a technology platform to make the mortgage process easier, more transparent, and cheaper for the end consumer, and LHE Holdings Limited (“LHE”), a residential property trading platform that enables investors to buy and sell fractional shares of individual properties. The companies were acquired mainly for expansion efforts in international markets.
The Company paid a total cash consideration of $1.4 million for the acquisition of Trussle. In connection with this acquisition, the Company recognized the following assets and liabilities:

(Amounts in thousands)	As of Acquisition Date
Cash and cash equivalents	$781
Finite lived intangibles - Intellectual property and other	3,943
Indefinite lived intangibles - Licenses and other	277
Goodwill	3,317
Other assets (1)	2,088
Accounts payable and accrued expenses (1)	(5,512)
Other liabilities (1)	(3,510)
Total recognized assets and liabilities	$1,384
__________________
(1)Carrying value approximates fair value given their short-term maturity periods

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the acquisition of LHE, the Company paid a total consideration of $10.1 million. Of the total consideration, $6.2 million was paid in cash at closing. As of December 31, 2021, $3.9 million of the deferred acquisition consideration was included within accounts payable and accrued expenses on the consolidated balance sheets. The amount of deferred acquisition consideration was subsequently paid in March 2022. In connection with this acquisition, the Company recognized the following assets and liabilities:

(Amounts in thousands)	As of Acquisition Date
Cash and cash equivalents	$1,739
Finite lived intangibles - Intellectual property and other	2,601
Indefinite lived intangibles - Licenses and other	1,038
Goodwill	4,420
Other assets (1)	1,478
Accounts payable and accrued expenses (1)	(1,172)
Total recognized assets and liabilities	$10,104
__________________
(1)Carrying value approximates fair value given their short-term maturity periods
Intangible assets acquired from both companies include trade names, intellectual property, licenses, and in-process research and development (“IPR&D”). The goodwill is non-tax deductible and primarily attributable to expected synergies from the integration of the operations of the acquisitions and the Company.
The acquisitions were not material to the Company's consolidated financial statements, either individually or in the aggregate. Accordingly, pro forma results of these acquisitions have not been presented.
In June 2022, the Company entered into a Share Purchase Agreement to acquire a banking entity for a total consideration of approximately $15.2 million. The banking entity is a U.K. based entity offering a wide range of financial products and services to consumers and small businesses. The acquisition will allow the Company to grow and expand operations in the U.K. by enabling the Company to improve the mortgage process for U.K. mortgage borrowers. The acquisition had not closed as of December 31, 2022 as it is subject to the approval of the Prudential Regulation Authority in the U.K. During the fourth quarter of 2022, the Company made a $2.4 million equity investment into the banking entity as an advance of the total consideration to provide liquidity until regulatory approval is obtained. On December 31, 2022, the Company impaired the equity investment in the amount of $0.3 million which is included in restructuring and impairment expenses on the consolidated statements of operations and comprehensive loss. The acquisition is not expected to be material to the Company's operations as a whole. See Note 22 for further information relating to subsequent regulatory approval.
Changes in the carrying amount of goodwill, net consisted of the following:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Balance at beginning of year	$19,811	$10,995
Goodwill acquired (Trussle and LHE)	—	7,737
Measurement period adjustment	(375)	1,269
Effect of foreign currency exchange rate changes	(911)	(190)
Balance at end of year	$18,525	$19,811
No impairment of goodwill was recognized for the years ended December 31, 2022 and 2021.

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Internal use software and other intangible assets, net consisted of the following:

	As of December 31, 2022
(Amounts in thousands, except useful lives)	Weighted Average Useful Lives (in years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets with finite lives
Internal use software and website development	3.0	$123,734	$(67,319)	$56,416
Intellectual property and other	7.5	3,449	(838)	2,611
Total Intangible assets with finite lives, net		127,184	(68,157)	59,026
Intangible assets with indefinite lives
Domain name		1,820	—	1,820
Licenses and other		1,150	—	1,150
Total Internal use software and other intangible assets, net		$130,153	$(68,157)	$61,996

	As of December 31, 2021
(Amounts in thousands, except useful lives)	Weighted Average Useful Lives (in years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets with finite lives
Internal use software and website development	3.0	$96,155	$(32,832)	$63,323
Intellectual property and other	7.5	6,384	(320)	6,064
Total Intangible assets with finite lives, net		102,539	(33,152)	69,387
Intangible assets with indefinite lives
Domain name		1,820	—	1,820
Licenses and other		1,282	—	1,282
Total Internal use software and other intangible assets, net		$105,641	$(33,152)	$72,489
The Company capitalized $27.6 million and $61.9 million in internal use software and website development costs during the years ended December 31, 2022 and 2021, respectively. Included in capitalized internal use software and website development costs are $4.1 million and $9.0 million of stock-based compensation costs for the years ended December 31, 2022 and 2021, respectively. Amortization expense totaled $35.4 million and $19.6 million during the years ended December 31, 2022 and 2021, respectively. For the years ended December 31, 2022 and 2021, $2.0 million and none impairment was recognized relating to intangible assets (see Note 4).
Amortization expense related to intangible assets as of December 31, 2022 is expected to be as follows:

(Amounts in thousands)	Total
2023	$34,554
2024	20,338
2025	3,296
2026	574
2027 and thereafter	264
Total	$59,026

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
9. PREPAID EXPENSES AND OTHER ASSETS
Prepaid expenses and other assets consisted of the following:

	As of December 31,
(Amounts in thousands)	2022	2021
Other prepaid expenses	$26,366	$22,931
Net investment in lease	944	11,058
Tax receivables	18,139	20,250
Prefunded loans in escrow	—	12,148
Merger transaction costs	—	14,263
Security Deposits	14,369	9,226
Prepaid compensation asset	5,615	—
Inventory—Homes	1,139	1,122
Total prepaid expenses and other assets	$66,572	$90,998
Prepaid compensation asset consists of a one-time retention bonus given to Kevin Ryan, Chief Financial Officer of the Company, in the form of a forgivable loan of $6,000,000, with an annual compounding interest rate of 3.5% on August 18, 2022. Subject to Mr. Ryan’s active employment by the Company and status of good standing on each of December 1, 2023, December 1, 2024, December 1, 2025 and December 1, 2026, the principal and compound interest of the loan will be forgivable on each such dates. Further, the outstanding principal and interest will be forgivable upon Mr. Ryan’s death, termination as part of a reduction in force, the elimination or substantial reduction of Mr. Ryan’s role, a change in control of the Company, the Company’s insolvency or filing of bankruptcy or Mr. Ryan’s termination by the Company without cause. In the event of Mr. Ryan’s voluntary separation from the Company or termination by the Company for cause, any outstanding principal and interest will be due in full on the date that is twenty-four (24) months from the date of termination.
10. OTHER LIABILITIES
Other liabilities consisted of the following:

	As of December 31,
(Amounts in thousands)	2022	2021
Deferred Revenue	30,205	50,010
Loan Repurchase Reserve	26,745	17,540
Other Liabilities	2,982	8,608
Total other liabilities	$59,933	$76,158
Deferred Revenue—Deferred revenue primarily consists of advance payments for loan origination and servicing on behalf of an integrated relationship partner. The total advance was for $50.0 million which was received and included in deferred revenue as of December 31, 2021. The advance payments received were recognized in revenue starting in August 2022 through August 2023. The Company must repay the advance in three tranches, $20.0 million due December 2022, $15.0 million due April 2023, and $15.0 million due October 2023, each to be reduced by the amount of loan origination revenue earned between the tranches. In December 2022, the Company repaid $12.9 million of the first tranche after reductions for loan origination revenue earned within mortgage platform revenue during the period. As of December 31, 2022, the Company included deferred revenue of $30.0 million within other liabilities on the consolidated balance sheets.
11. CORPORATE LINE OF CREDIT AND PRECLOSING BRIDGE NOTES
Corporate Line of Credit—In November 2021, the Company entered into an agreement (“2021 Credit Facility”) with certain lenders, and Biscay GSTF III, LLC, an entity affiliated with the previous agent and acting as

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
an agent for such lenders (the “Lender”) to amend its existing 2020 Credit Facility. The 2021 Credit Facility does not change the terms of the existing borrowings under the 2020 Credit Facility and only adds a new revolving facility which was never drawn on and unavailable as of December 31, 2022 as the additional revolving facility never closed.
The 2021 Credit Facility provides for a $150.0 million loan facility and matures on March 25, 2027. The terms of the 2021 Credit Facility include 8.0% annual interest, if the Company elects to make interest payments in cash, or 9.5% annual interest in kind which is added to the outstanding principal amount of the loan, and 0.5% unused commitment fee. The terms of the 2021 Credit Facility also include the ability to prepay amounts borrowed, at the Company’s discretion, which would include all accrued and unpaid interest on amounts borrowed as well as a “make-whole” premium that is reduced by the interest incurred through prepayment. As of December 31, 2022 and 2021, the make-whole is $5.2 million and $17.2 million, respectively.
As of December 31, 2022 and 2021, the Company had $146.4 million and $151.4 million, respectively, of outstanding borrowings on the line of credit, which are recorded net of the unamortized portion of the warrant discount and debt issuance costs within corporate line of credit, net in the consolidated balance sheets. The outstanding borrowings as of both December 31, 2022 and 2021 include $1.4 million of interest in kind that was added to the principal balance which was incurred as interest in kind in previous years. The Company had $2.0 million and $2.4 million of unamortized warrant issuance related discount and debt issuance costs as of December 31, 2022 and 2021, respectively. Warrant issuance related discounts and debt issuance costs are recorded as a discount to the outstanding borrowings on the line of credit and are amortized into interest and amortization on non-funding debt within the statements of operations and comprehensive loss over the term of the 2021 Credit Facility using the effective interest method.
During the years ended December 31, 2022 and 2021, the Company borrowed none and $80.0 million, respectively under the credit facility. During the years ended December 31, 2022 and 2021, the Company made a principal repayments of $5.0 million and none, respectively.
For the year ended December 31, 2022, the Company recorded a total of $13.2 million related to interest expense as follows: $12.1 million in interest expense related to the line of credit and $1.1 million in interest expense related to the amortization of deferred debt issuance costs and discount and other debt servicing fees which is included in interest and amortization on non-funding debt expense within the consolidated statements of operations and comprehensive loss.
For the year ended December 31, 2021, the Company recorded a total of $11.4 million related to interest expense as follows: $10.2 million in interest expense related to the line of credit, $0.2 million in interest expense from the unused commitment fee, and $1.0 million in interest expense related to the amortization of deferred debt issuance costs and discount and other debt servicing fees which is included in interest and amortization on non-funding debt expense within the consolidated statements of operations and comprehensive loss.
Under the terms of the 2021 Credit Facility, the Company is required to comply with certain financial and nonfinancial covenants. The terms of the 2021 Credit Facility also limit the Company’s ability to pay dividends and engage in mergers and acquisitions amongst other limitations, without prior approval from the Lender. Any failure by the Company to comply with these covenants and any other obligations under the 2021 Credit Facility could result in an event of default, which allows the Lender to accelerate the repayments of the amounts owed.
The Company was in compliance with its financial covenants as of December 31, 2022. The 2021 Credit Facility includes minimum revenue triggers, which if not met will accelerate repayments of amounts owed. During the fourth quarter of 2022, the Company triggered the acceleration of amounts owed due to the minimum revenue triggers which accelerated repayments to 12 equal monthly installments starting in December 2022 through December 2023. The Company was in discussions with the Lender in anticipation of triggering the acceleration and obtained verbal relief from the accelerated repayment while both parties continued to work on an amendment to the 2021 Credit Facility. As of December 31, 2022, the Company has not made any repayments of amounts owed and has not finalized the amendment, see Note 22 Subsequent Events for further details.

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Pre-Closing Bridge Notes—The Company recorded $272.7 million and $19.2 million in interest expense on Pre-Closing Bridge Notes from the amortization of the discount during the years ended December 31, 2022 and 2021, respectively, included within the consolidated statements of operations and comprehensive loss. The carrying value of the Pre-Closing Bridge Notes as of December 31, 2022 and 2021 is $750.0 million and $477.3 million, respectively, and is included in the consolidated balance sheets.
The Pre-Closing Bridge Notes were issued in December 2021, matured on December 2, 2022, and carry a zero percent coupon interest rate. The Pre-Closing Bridge Notes are not repayable in cash and include various conversion features. Under the terms of the Pre-Closing Bridge Note Purchase Agreement immediately prior to the closing of the Second Merger, as defined in Note 1, Aurora will be deemed to automatically assume each Pre-Closing Bridge Note and the outstanding principal amount under each Pre-Closing Bridge Note will automatically be converted into a number of shares of Class A Common Stock of Aurora, based on a conversion ratio of $10 of principal amount payable on the Pre-Closing Bridge Note at the time of conversion to one share of Aurora Class A Common Stock. In the event that the Merger Agreement has not been consummated by the maturity date of the Pre-Closing Bridge Notes or the Merger Agreement is withdrawn, then on the maturity date or upon withdrawal, the Pre-Closing Bridge Notes will convert into a new series of preferred stock with terms consistent with those of the Company’s Series D Preferred Stock. If the Merger Agreement is not consummated due to a breach by Aurora, the Sponsor or SoftBank, the Pre-Closing Bridge Notes will convert into the Company’s common stock.
Since the maturity date of the Pre-Closing Bridge Notes was December 2, 2022, the Pre-Closing Bridge Notes became, by their terms, automatically convertible into Better Home & Finance Class A common stock. However, in connection with the First Novator Letter Agreement, the Maturity Date of the Pre-Closing Bridge Notes held by the Sponsor was extended to March 8, 2023, subject to SoftBank consenting to extending the maturity of its Pre-Closing Bridge Notes accordingly. Since such consent was not received from SoftBank and the Company has not amended its certificate of incorporation to facilitate such conversion, the Pre-Closing Bridge Notes held by the Sponsor and SoftBank have not converted. The Company and the Sponsor ultimately entered into the Deferral Letter Agreement, pursuant to which the Maturity Date of the Pre-Closing Bridge Notes held by the Sponsor was deferred to September 30, 2023. As the Pre-Closing Bridge Notes have not converted per terms of the Pre-Closing Bridge Note Purchase Agreement, the Pre-Closing Bridge Notes are still considered legal form debt as of December 31, 2022 and as such are classified as debt in the consolidated balance sheets, with the Company continuing to amortize the discount on the Pre-Closing Bridge Notes using the original maturity date of December 2, 2022. Additionally, as described further below, both the First Novator Letter Agreement and the Second Novator Letter Agreement included additional exchange features that permit the Sponsor to exchange its Pre-Closing Bridge Notes at different price levels.
SoftBank continues to hold its Pre-Closing Bridge Note, which may be converted pursuant to its terms into a new series of preferred stock of the Company, which series will be identical to the Company’s Series D Preferred Stock, pursuant to the terms thereof. As of December 31, 2022, SoftBank’s Pre-Closing Bridge Note has not yet been converted or otherwise deferred due to ongoing negotiations.
The Pre-Closing Bridge Notes have matured on December 2, 2022, however as they have not converted per terms of the Pre-Closing Bridge Note Purchase Agreement, the Pre-Closing Bridge Notes are still considered legal form debt as of December 31, 2022 and as such are classified as debt in the consolidated balance sheets. The First Novator Letter Agreement, as discussed and defined below, extend the maturity to March 8, 2023 for the Pre-Closing Bridge Notes held by the Sponsor was subject to the consent of SoftBank which was not obtained and therefore not enforceable. As such the Company continued to amortize the discount on the Pre-Closing Bridge Notes using the original maturity date of December 2, 2022. The Second Novator Letter Agreement, as discussed and defined below, was entered into subsequent to December 31, 2022 and is not subject to SoftBank’s consent. In order to convert the Pre-Closing Bridge Notes into a new series of preferred stock, the Company would need to perform a series of legal steps including amending its certificate of incorporation, which it has not yet done. As such, the liability remains on the balance sheet as of December 31, 2022.
First Novator Letter Agreement—On August 26, 2022, Aurora, the Company and the Sponsor entered into a letter agreement (the “First Novator Letter Agreement”) to extend the maturity date of the Pre-Closing Bridge Notes held by Sponsor to March 8, 2023, subject to SoftBank consenting to extending the maturity of its bridge notes

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
accordingly. Furthermore, pursuant to the First Novator Letter Agreement, subject to the Company receiving requisite shareholder approval therefor (which the Company has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Merger has not been consummated by the maturity date of the Pre-Closing Bridge Notes, Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement, to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) $75 million of its $100 million aggregate principal amount of Pre-Closing Bridge Notes would be exchanged for newly issued shares of the Company’s Class B common stock at a price per share reflecting a 75% discount to a $6.9 billion pre-money equity valuation of the Company and (y) the remaining $25 million of Sponsor’s bridge notes would be exchanged for the Company’s preferred stock at price per share reflecting a $6.9 billion pre-money equity valuation of the Company. As the extended maturity date has passed and the Merger has not been consummated, Sponsor will have the alternative exchange options described in the First Novator Letter Agreement. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the First Novator Letter Agreement nor has SoftBank consented to the extension under the First Novator Letter Agreement.
Per the First Novator Letter Agreement, the Sponsor shall have the right, but not the obligation, to fund any portion or none of its Post-Closing Convertible Note. Additionally, the parties to the First Novator Letter Agreement agreed that if the Sponsor does not fund all or a portion of its Post-Closing Convertible Note, then SoftBank’s commitment to fund its Post-Closing Convertible Note shall be reduced on a dollar-for-dollar basis by the amount that is not funded by the Sponsor, such that if the Sponsor elects not to fund in full its Post-Closing Convertible Note, then SoftBank is only obligated to fund $550,000,000 of its Post-Closing Convertible Note. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the First Novator Letter Agreement.
Deferral Letter Agreement—On February 7, 2023, the Company and the Sponsor entered into a letter agreement (the “Deferral Letter Agreement”) to defer the maturity date of the Pre-Closing Bridge Notes held by the Sponsor until September 30, 2023. Following the expiration of this deferral period, the Pre-Closing Bridge Notes held by the Sponsor may be exchanged or converted in accordance with the terms of the Pre-Closing Bridge Notes, the First Novator Letter Agreement or the Second Novator Letter Agreement, as applicable. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the Deferral Letter Agreement.
Second Novator Letter Agreement—On February 7, 2023, Aurora, the Company and Sponsor entered into a letter agreement (the “Second Novator Letter Agreement”) pursuant to which, subject to the Company receiving requisite shareholder approval therefor (which the Company has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Merger has not been consummated by the maturity date of the Pre-Closing Bridge Notes (as deferred by the Deferral Letter Agreement), the Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement, to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) for a number of shares of the Company’s preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of the Company’s Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of the Company. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the Second Novator Letter Agreement.
12. RELATED PARTY TRANSACTIONS
The Company has entered into a number of commercial agreements with related parties, which management believes provide the Company with products or services that are beneficial to its commercial objectives. Often these products and services have been tailored to the Company’s specific needs or are part of new pilot programs, both for the Company and the counterparty, for which there are not clear alternative vendors offering comparable services to compare pricing with. It is reasonable to assume that none of these related party commercial agreements were structured at arm’s length and therefore may be beneficial to the counterparty.
1/0 Capital—The Company is a party to an employee and expense allocation agreement with 1/0 Capital, LLC (“1/0 Capital”), an entity affiliated with 1/0 Real Estate, LLC (“1/10 Real Estate”) (an entity wholly owned by 1/0 Holdco, in which Vishal Garg, the Chief Executive Officer of the Company, and the Company’s executive officers each hold a more than five percent ownership interest). Under the employee and expense allocation agreement, 1/0 Capital provides the Company access to certain employees in exchange for reasonable consideration in the form of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
fees based on their time, as well as IT support services. Any intellectual property created under the agreement by 1/0 Capital employees working on behalf of the Company belongs to the Company. The term of the agreement will continue in perpetuity. The services provided by 1/0 Capital are not integral to the Company’s technology platform and amounts incurred are not material to the Company. In connection with this agreement, the Company incurred gross expenses of $0.5 million and $1.5 million during the years ended December 31, 2022 and 2021, respectively. As part of this agreement, the Company may provide access to certain of its employees for use by 1/0 Capital which reduced the amounts owed to 1/0 Capital by $18.2 thousand and $0.2 million for the years ended December 31, 2022 and 2021, respectively. The Company recorded net expenses of $0.4 million and $1.3 million for the years ended December 31, 2022 and 2021, respectively, and are included within general and administrative expenses on the consolidated statements of operations and comprehensive loss. The Company is invoiced on a net basis and recorded a $177.0 thousand payable and a $6.1 thousand receivable as of December 31, 2022 and 2021, respectively, included within other liabilities and other receivables, net, respectively, on the consolidated balance sheets.
TheNumber—The Company originally entered into a data analytics services agreement in August 2016 with TheNumber, LLC (“TheNumber”), an entity affiliated with both Vishal Garg, the Chief Executive Officer, and 1/0 Real Estate.
In September 2021, the Company and TheNumber entered into a technology integration and license agreement, which was amended in November 2021, to develop a consumer credit profile technology which is to be launched in three stages. The first stage involves testing TheNumber’s limited graph Application Programming Interface (“API”) in a testing environment with test data. The second stage involves data such as credit, income, and assets of staged borrowers meeting certain measures of speed and performance. The third stage requires TheNumber to run the product and serve all borrowers on the production side as well as provide data to the Company from its rich data set. The listed services provided by TheNumber are lead generation, market rate analysis, lead growth analysis, property listing analysis, automated valuation models, and financial risk analysis. Both parties agreed to jointly develop all aspects of this program, and the agreement provides for the utilization of TheNumber employees by the Company. Subsequent to December 31, 2022, the agreement was extended into 2023. The services provided by TheNumber are not integral to the Company’s technology platform and amounts incurred are not material to the Company. In connection with these agreements, the Company paid expenses of $1.4 million and $0.1 million for the years ended December 31, 2022 and 2021 respectively, which are included within mortgage platform expenses on the consolidated statements of operations and comprehensive loss and a payable of $0.2 million and none as of December 31, 2022 and 2021, respectively, within other liabilities on the consolidated balance sheets.
Holy Machine—In January 2018, the Company entered into a consulting agreement (the “2018 Holy Machine Consulting Agreement”) with Holy Machine LLC (“Holy Machine”) an entity controlled by Aaron Schildkrout, a member of the Company’s board of directors (the “Board of Directors”) at such time. During the year ended December 31, 2022, Aaron Schildkrout resigned from the Board of Directors on June 8, 2022 and as an advisor shortly thereafter. The 2018 Holy Machine Consulting Agreement provided for consulting services related to executive recruiting and such other services as mutually agreed upon, and grants Holy Machine 603,024 options with a 4-year vesting period and no cliff at two times the then fair market value of the Company. Further, any inventions, discoveries, improvements or works of authorship made by Holy Machine and the results thereof that may be considered works for made for hire shall be assigned to the Company and be the Company’s exclusive property to which the Company has the exclusive right to obtain and own all copyrights. The term of the agreement ended in November 2022, although any party may terminate the agreement at any time. In May 2020, the parties entered into an amendment to the 2018 Holy Machine Consulting Agreement to insert terms relating to compliance with applicable laws, contracts, and indemnification among the parties. No other terms of the 2018 Holy Machine Consulting Agreement were altered.
In July 2020, the Company and Holy Machine entered into a new consulting agreement (the “2020 Holy Machine Consulting Agreement”). The 2020 Holy Machine Consulting Agreement grants Holy Machine (i) the option to purchase 250,000 shares of the Company’s common stock, with an accompanying stock option agreement having a term of 10 years, at the then fair market value at the time of the grant and (ii) the option to purchase 250,000 shares of the Company’s common stock, with an accompanying stock option agreement having a term of 10 years, with an exercise price per share equal to (a) $15.71 minus (b) the then current fair market value at the time of grant. Both tranches of granted options vest each month on the same day of the month as the vesting commencement

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date of April 18, 2020, subject to Holy Machine continuing to provide consulting services through each such date, and both have change in control vesting provisions which would result in 100% of unvested options vesting should there be a change of control of the Company, as defined in such a stock option agreement. The term will continue until the services are completed or terminated. The services provided by Holy Machine are not integral to the Company’s technology platform and amounts incurred are not material to the Company. The Company recorded $0.1 million and $0.3 million of expenses during the years ended December 31, 2022 and 2021, respectively, which are included within general and administrative expenses on the consolidated statements of operations and comprehensive loss and a payable of none and $50.0 thousand as of December 31, 2022 and 2021, respectively, within other liabilities on the consolidated balance sheets.
Embark—In November 2020, the Company entered into a license agreement with Embark Corp (“Embark”), a company for which Vishal Garg served as a director and Vishal Garg’s spouse serves as chief executive officer, and in which Vishal Garg and his spouse collectively hold a 25.8% ownership interest. Vishal Garg resigned from the board of directors effective October 1, 2021. The agreement provides the Company the use of one floor of office space in midtown Manhattan, New York City, for a period of 15 months. In connection with the agreement, the Company is obligated to pay Embark $127.0 thousand annually plus applicable taxes and utilities. For the year ended December 31, 2021, the Company incurred $80.7 thousand of expenses under the agreement which are included within general and administrative expenses on the statements of operations and comprehensive loss. The agreement was terminated in June 2021.
Notable—In October 2021, the Company entered into a private label and consumer lending program agreement (the “2021 Notable Program Agreement”) to provide home improvement lines of credit to qualified borrowers of the Company with Notable Finance, LLC (“Notable”), an entity in which Vishal Garg and 1/0 Real Estate collectively hold a majority ownership interest. The program is intended to be used by qualified customers of the Company for home improvement purchases (the “Home Improvement Line of Credit”).
This program required Notable to originate and service the loan and in consideration, the Company pays Notable $600 for each loan originated pursuant to the agreement. In connection with the 2021 Notable Program Agreement, Notable provided a branded prepaid card, similar to a gift card, which converts into an unsecured line of credit in certain circumstances.
For the years ended December 31, 2022 and 2021, the Company incurred $0.1 million and $0.6 million, respectively, of expenses under the agreement, of which $42.9 thousand and none are included within mortgage platform expenses, and $55.3 thousand and $0.6 million are included within marketing and advertising expenses on the consolidated statements of operations and comprehensive loss. The Company recorded a payable of $15.0 thousand and $0.3 million included within other liabilities on the consolidated balance sheets as of December 31, 2022 and 2021, respectively.
In January 2022, Better Trust I, a subsidiary of the Company entered into a master loan purchase agreement (the “Notable MLPA”) with Notable to purchase from Notable up to $20.0 million of unsecured home improvement loans underwritten and originated by Notable for the Company’s customers. Under the Notable MLPA, Notable originated home improvement loans, all of which Notable makes available for purchase by the Company. No additional cost outside the sale of the loan was contemplated by the Notable MLPA. The services provided by Notable are not integral to the Company’s technology platform and expenses incurred are not material to the Company. As of December 31, 2022, the Company had $8.3 million of unsecured home improvement loans from Notable, which are included within mortgage loans held for sale, at fair value on the consolidated balance sheets.
Truework—The Company is a party to a data analytics services agreement with Zethos, Inc., (“Truework”), an entity in which Vishal Garg, the Chief Executive Officer, is an investor. Under the data analytics services agreement, Truework provides digital Verification of Employment (VOE) and Verification of Income (VOI) services to the Company during the mortgage loan origination process to confirm the employment and income of borrowers seeking a mortgage. This is data required for underwriting mortgages to the specifications of Fannie Mae, Freddie Mac, and private loan purchasers. These data services are standard product offerings of Truework, which they offer to a number of mortgage lenders. Truework is one of multiple vendors the Company uses for VOE and VOI services, the largest other one being The Work Number by Equifax. The Company uses the two vendors

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interchangeably based on estimated lowest cost and turnaround time. The Company originally entered into the data services agreement in June 2020, and amended the agreement in October 2021 to run until September 30, 2023. In connection with usage of the services, the Company incurred expenses of $0.5 million and $0.3 million for the years ended December 31, 2022 and 2021, respectively, which is included within mortgage platform expenses on the consolidated statements of operations and comprehensive loss and a payable of $16.2 thousand and $19.2 thousand included within other liabilities on the consolidated balance sheets as of December 31, 2022 and 2021, respectively.
Share Repurchases—During the first quarter of 2022, the Company repurchased from former director Gabrielle Toledano a total of 11,122 shares of common stock for an aggregate purchase price of $254,154 to defray taxes associated with vesting of equity awards of such shares. Ms. Toledano subsequently resigned from the Company’s Board in April 2022.
During the second quarter of 2022, the Company repurchased from General Counsel and Chief Compliance Officer Paula Tuffin a total of 27,000 shares of common stock for an aggregate purchase price of $399,600 to defray taxes associated with vesting of equity awards of such shares.
Notes Receivable from Stockholders—The Company, at times, enters into promissory note agreements with certain employees for the purpose of financing the exercise of the Company’s stock options. These employees may have the ability to use the promissory notes to exercise stock options that have not yet been vested by the respective employees. Interest is compounded and accrued based on any unpaid principal balance and is due upon the earliest of maturity, 120 days after an employee leaves the Company, the date the employee sells shares acquired through the promissory note agreement without prior written consent of the Company, or the day prior to the date that any change in the employee’s status would cause the loan to be a prohibited extension or maintenance of credit under Section 402 of the Sarbanes Oxley Act of 2002. The Company included $53.9 million and $38.6 million of the notes, which include the outstanding principal amount and accrued interest, within notes receivable from stockholders in stockholders’ equity (deficit) on the consolidated balance sheets as of December 31, 2022 and 2021, respectively. The balance as of December 31, 2022 includes $43.6 million of promissory notes due from directors and officers of the Company, of which $40.2 million is due from Vishal Garg. The balance as of December 31, 2021 includes $33.9 million of promissory notes due from directors and officers of the Company, of which $29.9 million was due from Vishal Garg. During the years ended December 31, 2022 and 2021, the Company recognized interest income from the promissory notes of $0.7 million and $0.3 million, respectively, which is included within interest income on the consolidated statements of operations and comprehensive loss. The notes range in maturity from May 2025 to January 2026 and include interest rates ranging from 0.5% to 2.5% per annum.
13. COMMITMENTS AND CONTINGENCIES
Litigation—The Company, among other things, engages in mortgage lending, title and settlement services, and other financial technology services. The Company operates in a highly regulated industry and may be subject to various legal and administrative proceedings concerning matters that arise in the normal and ordinary course of business, including inquiries, complaints, audits, examinations, investigations, employee labor disputes, and potential enforcement actions from regulatory agencies. While the ultimate outcome of these matters cannot be predicted with certainty due to inherent uncertainties in litigation, management is of the opinion that these matters will not have a material impact on the consolidated financial statements of the Company. The Company accrues for losses when they are probable to occur and such losses are reasonably estimable, and discloses pending litigation if the Company believes a possibility exists that the litigation will have a material effect on its financial results. Legal costs expected to be incurred are accounted for as they are incurred.
The Company is currently a party to pending legal claims and proceedings regarding an employee related labor dispute brought forth during the third quarter of 2020. The dispute alleges that the Company has failed to pay certain employees for overtime and is in violation of the Fair Labor Standards Act and labor laws in the State of California and the State of Florida. The dispute is still in its infancy and the ultimate outcome cannot be predicted with certainty due to inherent uncertainties in the legal claims. As part of the dispute, the Company recorded an estimated liability of $8.4 million and $5.9 million, which is included in accounts payable and accrued expenses on the consolidated balance sheets as of December 31, 2022 and 2021, respectively. Subsequent to December 31, 2022, the Company settled its employee related labor dispute in the State of Florida for an immaterial amount.

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In June 2022, the former Head of Sales and Operations of the Company, Sarah Pierce, filed litigation against the Company, the Company’s founder and CEO Vishal Garg, and the Company’s Chief Administrative Officer and Senior Counsel Nicholas Calamari. The complaint alleges several causes of action including: violation of certain state labor laws, breach of fiduciary duty and defamation against Mr. Garg, aiding and abetting breach of fiduciary duty against Mr. Calamari, and intentional infliction of emotional distress against Mr. Garg and Mr. Calamari. In addition, Ms. Pierce claims that she has filed a notice of claim with the Occupational Safety and Health Administration (“OSHA”) against the Company for retaliation in violation of the Sarbanes-Oxley Act which has been denied. The litigation is still in its early stages and as such no amounts have been estimated or accrued for by the Company related to this matter.
Investor Legal Matter—In July 2021, Pine Brook, a current investor in the Company, commenced litigation against the Company among other parties, seeking declaratory judgement in relation to a side letter which was entered into as part of the Series C Preferred Stock issuance by the Company in 2019. The dispute is whether the Company, in connection with the Merger Agreement described in Note 1, would be entitled to trigger a side letter provision allowing the Company to repurchase approximately 1.9 million shares of Series A Preferred Stock for a total price of $1.
On November 1, 2021, the Company and Pine Brook reached a settlement agreement pursuant to which (1) the Company is entitled to exercise its purchase right for half of the 1.9 million shares of Series A Preferred Stock subject to the side letter provision, (2) the Company and Aurora agreed to amend the Merger Agreement (see Note 1) to waive or remove the lock up for holders of 1% or more of the Company’s capital stock, and (3) Mr. Howard Newman immediately resigned from the Company’s board of directors. As a result of the settlement, each party granted one another customary releases.
Regulatory Matters—In September of 2021, the Company received a “Notice of Charges” from a state regulatory agency making several claims against the Company, alleging certain violations of state disclosure, advertising, licensable activity rules, and certain federal disclosure rules. In November 2021, the Company and the state regulatory agency reached a settlement agreement whereby the Company has agreed to pay an immaterial fine and provide additional training to management directly overseeing the origination of mortgage loans for property located in the state. The settlement does not impact the Company’s ability to do business in the state.
In the third quarter of 2021, following third-party audits of samples of loans produced during the fiscal years 2018, 2019, and 2021, the Company became aware of certain TILA-RESPA Integrated Disclosure (“TRID”) defects in the loan production process that resulted in the final closing costs disclosed in the closing disclosure, in some instances, being greater than those disclosed in the loan estimate. Some of these defects were outside applicable tolerances under the TRID rule, which resulted in potential overcharges to consumers. As of December 31, 2022 and 2021, the Company included an estimated liability of $11.9 million and $13.2 million, respectively, within accounts payable and accrued expenses on the consolidated balance sheets. For the year ended December 31, 2022, the Company reduced the estimated liability for these potential TRID defects in the amount of $1.3 million. The reduction of expense for the year ended December 31, 2022 of $1.3 million and the expense for the year ended December 31, 2021 of $13.2 million is included within mortgage platform expenses on the consolidated statements of operations and comprehensive loss. This accrual is the Company’s best estimate of potential exposure on the larger population of loans based on the results obtained by the audited sample. The accrued amounts are for estimated refunds potentially due to consumers for TRID tolerance errors for loans produced from 2018 through 2022. The Company completed a TRID audit of 2022 files and is continuing to remediate TRID tolerance defects as necessary.
In the second quarter of 2022, the Company received a voluntary request for documents from the Division of Enforcement of the Securities and Exchange Commission (“SEC”) and subsequently received several subpoenas, indicating that it is conducting an investigation relating to Aurora and the Company to determine if violations of the federal securities laws have occurred. The SEC has requested that Aurora and the Company provide the SEC with certain information and documents. The voluntary and subpoena requests cover, among other things, certain aspects of the Company’s business and operations, certain matters relating to certain actions and circumstances of the Company’s Founder and CEO and his other business activities, related party transactions, public statements made about the Company’s proprietary mortgage platform, the Company’s financial condition, and allegations made in

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litigation filed by Sarah Pierce, the Company’s former Head of Sales and Operations. The Company is cooperating with the SEC. As the investigation is ongoing, it is uncertain how long the investigation will continue or whether, at its conclusion, the SEC will bring an enforcement action against either Aurora or the Company or any of their personnel and, if it does, what remedies it may seek.
Loan Commitments—The Company enters into IRLCs to fund mortgage loans, at specified interest rates and within a specified period of time, with potential borrowers who have applied for a loan and meet certain credit and underwriting criteria. As of December 31, 2022, the Company had outstanding commitments to fund mortgage loans in notional amounts of approximately $225.4 million. The IRLCs derived from those notional amounts are recorded within derivative assets and liabilities, at fair value as of December 31, 2022 and 2021, respectively, on the consolidated balance sheets. See Note 16.
Forward Sale Commitments—In the ordinary course of business, the Company enters into contracts to sell existing LHFS or loans committed but yet to be funded into the secondary market at specified future dates. As of December 31, 2022, the Company had outstanding forward sales commitment contracts of notional amounts of approximately $422.0 million. The forward sales commitments derived from those notional amounts are recorded within derivative assets and liabilities, at fair value as of December 31, 2022 and 2021, respectively, on the consolidated balance sheets. See Note 16.
Concentrations—See below for areas considered to be concentrations of credit risk for the Company:
Significant loan purchasers are those which represent more than 10% of the Company’s loan volume. During the years ended December 31, 2022 and 2021, the Company had one loan purchaser that accounted for 65% and 60% of loans sold by the Company, respectively.
Concentrations of credit risk associated with the LHFS carried at fair value are limited due to the large number of borrowers and their dispersion across many geographic areas throughout the United States. As of December 31, 2022, the Company originated 11% of its LHFS secured by properties in each of Texas and California and 10% of its LHFS secured by properties in Florida. As of December 31, 2021, the Company originated 15% of its LHFS secured by properties in California.
The Company maintains cash and cash equivalent balances at various financial institutions. Cash accounts at each bank are insured by the Federal Deposit Insurance Corporation for amounts up to $0.25 million. As of December 31, 2022 and 2021, the majority of the Company’s cash and cash equivalent balances are in excess of the insured limits at various financial institutions.
As of December 31, 2022, the Company held a cash balance of $0.9 million at Silicon Valley Bank (“SVB”). On March 10, 2023, the California Department of Financial Protection and Innovation declared SVB insolvent and appointed the FDIC as receiver. On March 13, 2023, the FDIC announced that all deposits and substantially all assets of SVB were transferred to a bridge bank, and that all depositors will be made whole. Subsequent to December 31, 2022, the Company transferred cash held at SVB to other financial institutions and does not have any remaining material banking relationship with SVB outside of a standby letter of credit in place with SVB of approximately $6.5 million securing obligations under certain of the Company’s office lease agreements which is classified on the Company’s consolidated balance sheet within prepaid expenses and other assets. The Company does not expect this matter to materially impact its operations or ability to meet its cash obligations.
Escrow Funds—In accordance with its lender obligations, the Company maintains a separate escrow bank account to hold borrower funds pending future disbursement. The Company administers escrow deposits representing undisbursed amounts received for payment of property taxes, insurance and principal, and interest on mortgage loans held for sale. These funds are shown as restricted cash and there is a corresponding escrow payable on the consolidated balance sheet, as they are being held on behalf of the borrower. The balance in these accounts as of December 31, 2022 and 2021 was $8.0 million and $11.6 million, respectively. In some instances the Company may administer funds that are legally owned by a third-party which are excluded from the consolidated balance sheets which amounted to $0.3 million and $2.0 million as of December 31, 2022 and 2021, respectively.

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14. RISKS AND UNCERTAINTIES
In the normal course of business, companies in the mortgage lending industry encounter certain economic and regulatory risks. Economic risks include credit risk and interest rate risk, in either a rising or declining interest rate environment. Credit risk is the risk of default that may result from the borrowers’ inability or unwillingness to make contractually required payments during the period in which loans are being held for sale by the Company.
Interest Rate Risk—The Company is subject to interest rate risk in a rising interest rate environment, as the Company may experience a decrease in loan production, as well as decreases in the fair value of LHFS, loan applications in process with locked-in rates, and commitments to originate loans, which may negatively impact the Company’s operations. To preserve the value of such fixed-rate loans or loan applications in process with locked-in rates, agreements are executed for best effort or mandatory loan sales to be settled at future dates with fixed prices. These loan sales take the form of short-term forward sales of mortgage-backed securities and commitments to sell loans to loan purchasers.
Alternatively, in a declining interest rate environment, customers may withdraw their loan applications that include locked-in rates with the Company. Additionally, when interest rates decline, interest income received from LHFS will decrease. The Company uses an interest rate hedging program to manage these risks. Through this program, mortgage-backed securities are purchased and sold forward.
For all counterparties with open positions as of December 31, 2022, in the event that the Company does not deliver into the forward-delivery commitments, they can be settled on a net basis. Net settlements entail paying or receiving cash based upon the change in market value of the existing instrument.
The Company currently uses forward sales of mortgage-backed securities, interest rate commitments from borrowers, and mandatory and/or best-efforts forward commitments to sell loans to loan purchasers to protect the Company from interest rate fluctuations. These short-term instruments, which do not require any payments to be paid to the counterparty in connection with the execution of the commitments, are generally executed simultaneously.
Credit Risk—The Company’s hedging program is not designated as formal hedging from an accounting standpoint, contains an element of risk because the counterparties to its mortgage securities transactions may be unable to meet their obligations. While the Company does not anticipate nonperformance by any counterparty, it is exposed to potential credit losses in the event the counterparty fails to perform. The Company’s exposure to credit risk in the event of default by the counterparty is the difference between the contract and the current market price. The Company minimizes its credit risk exposure by limiting the counterparties to well-established banks and securities dealers who meet established credit and capital guidelines.
Loan Repurchase Reserve—The Company sells loans to loan purchasers without recourse. As such, the loan purchasers have assumed the risk of loss or default by the borrower. However, the Company is usually required by these loan purchasers to make certain standard representations and warranties relating to the loan. To the extent that the Company does not comply with such representations, or there are early payment defaults, the Company may be required to repurchase the loans or indemnify these loan purchasers for losses. In addition, if loans pay-off within a specified time frame the Company may be required to refund a portion of the sales proceeds to the loan purchasers. The Company repurchased $110.6 million (262 loans) and $29.1 million (95 loans) in unpaid principal balance of loans during the years ended December 31, 2022 and 2021, respectively related to its loan repurchase obligations. The Company’s loan repurchase reserve is included within other liabilities on the consolidated balance sheets. The provision for the loan repurchase reserve is included within mortgage platform expenses on the consolidated

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statements of operations and comprehensive loss. The following presents the activity of the Company’s loan repurchase reserve:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Loan repurchase reserve at beginning of year	$17,540	$7,438
Provision	33,518	13,780
Charge-offs	(24,313)	(3,678)
Loan repurchase reserve at end of year	$26,745	$17,540
Borrowing Capacity—The Company funds the majority of mortgage loans on a short-term basis through committed and uncommitted warehouse lines as well as from operations for any amounts not advanced by warehouse lenders. As a result, the Company’s ability to fund current operations depends on its ability to secure these types of short-term financings. If the Company’s principal lenders decided to terminate or not to renew any of the warehouse lines with the Company, the loss of borrowing capacity could be detrimental to the Company’s consolidated financial statements unless the Company found a suitable alternative source.
15. Net Income (Loss) per share
The computation of net loss per share and weighted average shares of the Company's common stock outstanding during the periods presented is as follows:

	Year Ended December 31,
(Amounts in thousands, except for share and per share amounts)	2022	2021
Basic net loss per share:
Net loss	$(888,802)	$(301,128)
Income allocated to participating securities	—	—
Net loss attributable to common stockholders - Basic	$(888,802)	$(301,128)
Diluted net loss per share:
Net loss attributable to common stockholders - Basic	$(888,802)	$(301,128)
Interest expense and change in fair value of bifurcated derivatives on convertible notes	—	—
Income allocated to participating securities	—	—
Net loss income attributable to common stockholders - Diluted	$(888,802)	$(301,128)
Shares used in computation:
Weighted average common shares outstanding	95,303,684	86,984,646
Weighted-average effect of dilutive securities:
Assumed exercise of stock options	—	—
Assumed exercise of warrants	—	—
Assumed conversion of convertible preferred stock	—	—
Diluted weighted-average common shares outstanding	95,303,684	86,984,646
Earnings (loss) per share attributable to common stockholders:
Basic	$(9.33)	$(3.46)
Diluted	$(9.33)	$(3.46)
Basic and diluted earnings (loss) per share are the same for each class of common stock because they are entitled to the same dividend rights. Basic and diluted earnings (loss) per share are presented together as the amounts for basic and diluted earnings (loss) per share are the same for each class of common stock. There were no preferred dividends declared or accumulated during the years ended December 31, 2022 and 2021. The Company applies the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
two-class method which requires earnings available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all earnings for the period had been distributed. The Company’s outstanding convertible preferred stock is a participating security as the holders of such shares participate in earnings but do not contractually participate in the Company’s losses. The Company's potentially dilutive securities, which include stock options, convertible preferred stock that would have been issued under the if-converted method, warrants to purchase shares of common stock, warrants to purchase shares of preferred stock, and stock options exercised, not vested, have been excluded from the computation of diluted net loss per share, as the effect would be to reduce the net loss per share or increase net income(loss) per share. The Company excluded the following securities, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated as including them would have had an anti-dilutive effect:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Convertible preferred stock (2)	108,721	108,721
Pre-Closing Bridge Notes	248,197	214,787
Options to purchase common stock (1)	43,159	34,217
Warrants to purchase convertible preferred stock (1)	4,774	3,948
Warrants to purchase common stock(1)	1,875	1,875
Total	406,726	363,548
__________________
(1)Securities have an antidilutive effect under the treasury stock method.
(2)Not applicable under the treasury stock method and therefore antidilutive.
16. FAIR VALUE MEASUREMENTS
The Company’s financial instruments measured at fair value on a recurring basis are summarized below:

	December 31, 2022
(Amounts in thousands)	Level 1	Level 2	Level 3	Total
Mortgage loans held for sale, at fair value	$—	$248,826	$—	$248,826
Derivative assets, at fair value (1)	—	2,732	316	3,048
Bifurcated derivative	—	—	236,603	236,603
Total Assets	$—	$251,558	$236,919	$488,478

Derivative liabilities, at fair value (1)	$—	$—	$1,828	$1,828
Convertible preferred stock warrants (2)	—	—	3,096	3,096
Total Liabilities	$—	$—	$4,924	$4,924

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	December 31, 2021
(Amounts in thousands)	Level 1	Level 2	Level 3	Total
Mortgage loans held for sale, at fair value	$—	$1,854,435	$—	$1,854,435
Derivative assets, at fair value (1)	—	812	8,484	9,296
Bifurcated derivative	—	—	—	—
Total Assets	$—	$1,855,247	$8,484	$1,863,731

Derivative liabilities, at fair value (1)	$—	$1,466	$916	$2,382
Convertible preferred stock warrants (2)	—	—	31,997	31,997
Total Liabilities	$—	$1,466	$32,913	$34,379
__________________
(1)As of December 31, 2022 and 2021, derivative assets and liabilities represent both IRLCs and forward sale commitments.
(2)Fair value is based on the intrinsic value of the Company’s underlying stock price at each balance sheet date and includes certain assumptions with regard to volatility.
Specific valuation techniques and inputs used in determining the fair value of each significant class of assets and liabilities are as follows:
Mortgage Loans Held for Sale—The Company originates certain LHFS to be sold to loan purchasers and elected to carry these loans at fair value in accordance with ASC 825. The fair value is primarily based on the price obtained for other mortgage loans with similar characteristics. The changes in fair value of these assets are largely driven by changes in interest rates subsequent to loan funding and receipt of principal payments associated with the relevant LHFS.
Derivative Assets and Liabilities—The Company uses derivatives to manage various financial risks. The fair values of derivative instruments are determined based on quoted prices for similar assets and liabilities, dealer quotes, and internal pricing models that are primarily sensitive to market observable data. The Company utilizes IRLCs and forward sale commitments. The fair value of IRLCs, which are related to mortgage loan commitments, is based on quoted market prices, adjusted by the pull-through factor, and includes the value attributable to the net servicing fee. The Company evaluated the significance and unobservable nature of the pull-through factor and determined that the classification of IRLCs should be Level 3 as of December 31, 2022 and 2021. Significant changes in the pull-through factor of the IRLCs, in isolation, could result in significant changes in the IRLCs’ fair value measurement. The value of IRLCs also rises and falls with changes in interest rates; for example, entering into interest rate lock commitments at low interest rates followed by an increase in interest rates in the market, will decrease the value of IRLC. The Company had purchases/issuances of approximately $4.3 million and $50.7 million of IRLCs during the years ended December 31, 2022 and 2021, respectively.
The number of days from the date of the IRLC to expiration of the rate lock commitment outstanding as of December 31, 2022 and 2021 was approximately 60 days on average. The Company attempts to match the maturity date of the IRLCs with the forward commitments. Derivatives are presented in the consolidated balance sheets under derivative assets, at fair value and derivative liabilities, at fair value. During the year ended December 31, 2022, the Company recognized $9.1 million of losses and $187.3 million of gains related to changes in the fair value of IRLCs and forward sale commitments, respectively. During the year ended December 31, 2021, the Company recognized $32.4 million of losses and $95.4 million of gains related to changes in the fair value of IRLCs and forward sale commitments, respectively. Gains and losses related to changes in the fair value of IRLCs and forward sale commitments are included in mortgage platform revenue, net within the consolidated statements of operations and comprehensive loss. Unrealized activity related to changes in the fair value of forward sale commitments were $3.4 million of gains and $24.7 million of gains, included in the $187.3 million of gains and $95.4 million of gains,

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
during the years ended December 31, 2022 and 2021, respectively. The notional and fair value of derivative financial instruments not designated as hedging instruments were as follows:

(Amounts in thousands)	Notional Value	Derivative Asset	Derivative Liability
Balance as of December 31, 2022
IRLCs	$225,372	$316	$1,828
Forward commitments	$422,000	2,732	—
Total		$3,048	$1,828
Balance as of December 31, 2021
IRLCs	$2,560,577	$8,484	$916
Forward commitments	$2,818,700	812	1,466
Total		$9,296	$2,382
Convertible Preferred Stock Warrants—The Company issued warrants to certain investors and to the Lender under its corporate line of credit (see Note 11). The Company obtains a fair value analysis from a third party to assist in determination of the fair value of warrants. The Company used the Black-Scholes option-pricing model to estimate the fair value of the warrants at the issuance date and as of December 31, 2022 and 2021, which is based on significant inputs not observable in the market representing a Level 3 measurement within the fair value hierarchy. Significant changes in the unobservable inputs could result in significant changes in the fair value of the convertible preferred stock warrants. The warrant valuation was based on the intrinsic value of the Company’s underlying stock price and includes certain assumptions such as risk free rate, volatility rate, and expected term.
Bifurcated Derivative—The Company’s Pre-Closing Bridge Notes included embedded features that are separately accounted for and are marked to fair value at each reporting period with changes included in change in fair value of bifurcated derivative on the consolidated statements of operations and comprehensive loss. The Company obtains a fair value analysis from a third party to assist in determination of the fair value of the bifurcated derivative. In estimating the fair value of the bifurcated derivative, management considers factors management believes are material to the valuation process, including, but not limited to, the price at which recent equity was issued by the Company to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. As there is no active market for the Company’s equity, the fair value of the bifurcated derivative is based on significant inputs not observable in the market representing a Level 3 measurement within the fair value hierarchy. Management believes the combination of these factors provides an appropriate estimate of the expected fair value and reflects the best estimate of the fair value of the bifurcated derivative.
As of December 31, 2022 and 2021, Level 3 instruments include IRLCs, bifurcated derivative, and convertible preferred stock warrants. The following table presents the rollforward of Level 3 IRLCs:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Balance at beginning of year	$7,568	$39,972
Change in fair value of IRLCs	(9,081)	(32,404)
Balance at end of year	$(1,513)	$7,568

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table presents the rollforward of Level 3 bifurcated derivative:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Balance at beginning of year	$—	$—
Change in fair value of bifurcated derivative	236,603	—
Balance at end of year	$236,603	$—
The following table presents the rollforward of Level 3 convertible preferred stock warrants:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Balance at beginning of year	$31,997	$25,799
Issuances	—	—
Exercises	—	(26,592)
Change in fair value of convertible preferred stock warrants	(28,901)	32,790
Balance at end of year	$3,096	$31,997
Counterparty agreements for forward sale commitments contain master netting agreements, which contain a legal right to offset amounts due to and from the same counterparty and can be settled on a net basis. The table below presents gross amounts of recognized assets and liabilities subject to master netting agreements.

(Amounts in thousands)	Gross Amount of Recognized Assets	Gross Amount of Recognized Liabilities	Net Amounts Presented in the Consolidated Balance Sheet
Offsetting of Forward Commitments - Assets
Balance as of:
December 31, 2022:	$3,263	$(531)	$2,732
December 31, 2021	$2,598	$(1,786)	$812
Offsetting of Forward Commitments - Liabilities
Balance as of:
December 31, 2022:	$—	$—	$—
December 31, 2021	$282	$(1,748)	$(1,466)

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Significant Unobservable Inputs—The following table presents quantitative information about the significant unobservable inputs used in the recurring fair value measurements categorized within Level 3 of the fair value hierarchy:

	December 31, 2022
(Amounts in dollars, except percentages)	Range	Weighted Average
Level 3 Financial Instruments:
IRLCs
Pull-through factor	14.66% -96.57%	79.6%
Bifurcated derivative
Risk free rate	4.69%	4.69%
Expected term (years)	0.75	0.75
Fair value of new preferred or common stock	$10.63 - $19.05	$9.77
Convertible preferred stock warrants
Risk free rate	3.94%- 4.04%	4.00%
Volatility rate	40.4% - 123.8%	65.0%
Expected term (years)	4.24- 5.74	4.8
Fair value of common stock	$0.00 - $6.60	$1.60

	December 31, 2021
(Amounts in dollars, except percentages)	Range	Weighted Average
Level 3 Financial Instruments:
IRLCs
Pull-through factor	5.01% - 99.43%	83.5%
Convertible preferred stock warrants
Risk free rate	0.19% - 0.73%	0.27%
Volatility rate	32.8% - 120.3%	65.0%
Expected term (years)	0.5 - 2.0	0.7
Fair value of common stock	$6.80 - $29.42	$14.91
U.S. GAAP requires disclosure of fair value information about financial instruments, whether recognized or not recognized in the consolidated financial statements, for which it is practical to estimate the fair value. In cases where quoted market prices are not available, fair values are based upon the estimation of discount rates to estimated future cash flows using market yields or other valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimates of fair value in both inactive and orderly markets. Accordingly, fair values are not necessarily indicative of the amount the Company could realize on disposition of the financial instruments in a current market exchange. The use of market assumptions or estimation methodologies could have a material effect on the estimated fair value amounts.
The estimated fair value of the Company’s cash and cash equivalents, restricted cash, warehouse lines of credit, and escrow funds approximates their carrying values as these financial instruments are highly liquid or short-term in

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
nature. The following table presents the carrying amounts and estimated fair value of financial instruments that are not recorded at fair value on a recurring or non-recurring basis:

		As of December 31,
		2022		2021
(Amounts in thousands)	Fair Value Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Loan commitment asset	Level 3	$16,119	$54,654	$121,723	$121,723
Pre-Closing Bridge Notes	Level 3	$750,000	$269,067	$477,333	$458,122
Corporate line of credit	Level 3	$144,403	$145,323	$149,022	$161,417
The corporate line of credit was valued using a Black Derman Toy model which incorporates the option to prepay given the make-whole premium as well as other inputs such as risk-free rates and credit spreads. In determining the fair value of the loan commitment asset and the Pre-Closing Bridge Notes, management uses factors that are material to the valuation process, including but not limited to, the price at which recent equity was issued by the Company to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. As a number of assumptions and estimates were involved that are largely unobservable, loan commitment asset and Pre-Closing Bridge Notes are classified as Level 3 inputs within the fair value hierarchy.
17. INCOME TAXES
The Company is subject to US (federal, state and local) and foreign income taxes. The components of income (loss) before income tax expense (benefit) are as follows:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
U.S.	$(863,807)	$(301,081)
Foreign	(23,895)	(2,430)
Income (loss) before income tax expense	$(887,702)	$(303,511)

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table displays the components of the Company’s federal, state and local, and foreign income taxes.

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Current Income Tax Expense (Benefit):
Federal	$(658)	$(6,145)
Foreign	1,815	2,888
State and local	(130)	1,118
Total Current Income Tax Expense (Benefit)	1,027	(2,139)

Deferred Income Tax Expense (Benefit):
Federal	(140,025)	(43,545)
Foreign	(7,287)	(2,556)
State and local	(32,345)	(15,613)
Valuation Allowance	179,730	61,470
Total Deferred Income Tax Expense (Benefit)	73	(244)

Income Tax Expense (Benefit)	$1,100	$(2,383)
The following table displays the difference between the U.S. federal statutory corporate tax rate and the effective tax rate.

	Year Ended December 31,
	2022	2021
US federal statutory corporate tax rate	21.00%	21.00%
State and local tax	2.87%	4.74%
Stock-based compensation	-0.67%	-2.38%
Fair value of warrants	6.30%	-2.25%
Others	0.03%	-0.41%
Foreign tax rate differential	0.10%	—%
R&D tax credit	0.13%	2.25%
Unrecognized tax benefits	0.07%	-0.77%
Interest - Pre-Closing Bridge Notes	-6.47%	-1.32%
Restructuring costs	-3.15%	—%
Change in valuation allowance	-20.33%	-20.08%
Effective Tax Rate	-0.12%	0.78%
The difference between the U.S. Federal statutory tax rate and the effective tax rate relates to permanent differences between book and taxable income with respect to reporting for income tax purposes. These differences will not be reversed in the future. These amounts were predominantly comprised of stock option expense, convertible notes, and change in fair value of warrants.
Deferred Income Tax Assets and Liabilities
The Company evaluates the deferred income tax assets for the recoverability using a consistent approach which considers the relative impact of negative and positive evidence, including the Company’s historical profitability and losses and projections of future taxable income (loss).

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2022, the Company continued to conclude that the negative evidence with respect to the recoverability of its deferred income tax assets outweighed the positive evidence. It is more likely than not that the deferred income tax assets will not be realized. As of December 31, 2022 and 2021 the Company had a 100% valuation allowance on its deferred tax assets. The Company’s framework for assessing the recoverability of deferred income tax assets requires it to weigh all available evidence, to the extent it exists, including:
•the sustainability of future profitability required to realize the deferred income tax assets,
•the cumulative net income or losses in the consolidated statements of operations and comprehensive income in recent years
The following table displays deferred income tax assets and deferred income tax liabilities:

	As of December 31,
(Amounts in thousands)	2022	2021
Deferred Income Tax Assets
Net operating loss	$244,081	$86,009
Non-qualified stock options	3,624	4,341
Reserves	5,092	4,866
Loan repurchase reserve	12,991	4,656
Restructuring reserve	757	—
Accruals	112	3,447
Deferred revenue	7,688	5,311
Other	3,908	3,326
Total Deferred Income Tax Assets	278,253	111,956
Deferred Income Tax Liabilities
Internal use software	(3,167)	(14,128)
Intangible assets	(547)	(1,259)
Depreciation	(1,775)	(3,193)
Other	—	(251)
Total Deferred Income Tax Liabilities	(5,489)	(18,831)
Net Deferred Tax Asset before Valuation Allowance	272,764	93,125
Less: Valuation Allowance	(272,477)	(92,766)
Deferred Income Tax Assets, Net	$287	$359
As of December 31, 2022 and 2021 the Company had federal net operating loss (“NOL”) carryforwards of approximately $843.4 million and $228.8 million, respectively, and state NOL carryforwards of $741.5 million and $357.4 million, respectively, which are available to offset future taxable income. As of December 31, 2022 and 2021 the Company had also foreign (U.K.) NOL carryforwards of approximately $96.2 million and $70.0 million, respectively, which are available to offset future taxable income. Certain U.S. federal and state NOLs as of December 31, 2022 will begin to expire in 2035.
Utilization of the NOL carryforwards for purposes of federal income tax is subject to an annual limitation pursuant to Internal Revenue Code Section 382 (“Section 382”) due to ownership changes that have occurred. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain shareholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has assessed and concluded there have been multiple changes of control as defined by Section 382 since inception. As of December 31, 2022, the Company's deferred income tax asset relating to the Company's NOL carryforwards will be subject to an annual limitation pursuant to Section 382, thereby limiting the amount of NOL utilization each year.

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
A reconciliation of the beginning and ending balances of gross unrecognized tax benefits is as follows:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Unrecognized tax benefits - January 1	$4,070	$1,710
Gross increases - tax positions in prior period	—	—
Gross decreases - tax positions in prior period	(2,717)	(1,080)
Gross increases - tax positions in current period	—	3,440
Settlement	—	—
Lapse of statute of limitations	—	—
Unrecognized tax benefits - December 31	$1,353	$4,070
During 2022, the gross amount of the increases and decreases in unrecognized tax benefits as a result of tax positions taken during the current period were none and $2.7 million, respectively. Included in the balance of unrecognized tax benefits of $1.4 million as of December 31, 2022, are tax benefits that if recognized, will affect the effective tax rate. There is no interest or penalty provided for any uncertain tax positions. The Company does not expect a material change in uncertain tax positions in the next 12 months.
The Company files a consolidated federal income tax return, foreign income tax returns and various state consolidated or combined income tax returns. The Company’s major tax jurisdictions are U.S. federal, New York State, New York City, California, and India. The Company generally remains subject to examination for Federal income tax returns for the years 2019 and forward, state income tax returns for the years 2018 and forward, and foreign income tax return for the years 2018 and forward.

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
18. CONVERTIBLE PREFERRED STOCK
The Company had outstanding the following series of convertible preferred stock:

	As of December 31,
	2022		2021
(Amounts in thousands, except share amounts)	Shares Authorized	Shares Issued and outstanding	Shares Authorized	Shares Issued and outstanding
Series D Preferred Stock	8,564,688	7,782,048	8,564,688	7,782,048
Series D-1 Preferred Stock	8,564,688	—	8,564,688	—
Series D-2 Preferred Stock	6,970,478	6,671,168	6,970,478	6,671,168
Series D-3 Preferred Stock	299,310	299,310	299,310	299,310
Series D-4 Preferred Stock	347,451	347,451	347,451	347,451
Series D-5 Preferred Stock	347,451	—	347,451	—
Series C Preferred Stock	43,495,421	32,761,731	43,495,421	32,761,731
Series C-1 Preferred Stock	43,495,421	2,924,746	43,495,421	2,924,746
Series C-2 Preferred Stock	6,093,219	4,586,357	6,093,219	4,586,357
Series C-3 Preferred Stock	6,458,813	2,737,502	6,458,813	2,737,502
Series C-4 Preferred Stock	710,294	710,294	710,294	710,294
Series C-5 Preferred Stock	6,093,219	1,506,862	6,093,219	1,506,862
Series C-6 Preferred Stock	6,458,813	3,721,311	6,458,813	3,721,311
Series C-7 Preferred Stock	3,217,220	1,462,373	3,217,220	1,462,373
Series B Preferred Stock	13,005,760	9,351,449	13,005,760	9,351,449
Series B-1 Preferred Stock	4,100,000	3,654,311	4,100,000	3,654,311
Series A Preferred Stock	30,704,520	22,661,786	30,704,520	22,661,786
Series A-1 Preferred Stock	8,158,764	7,542,734	8,158,764	7,542,734
Total convertible preferred stock	197,085,530	108,721,433	197,085,530	108,721,433
Voting Rights—The holders of outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock, Series C-4 Preferred Stock, Series D Preferred Stock, Series D-2 Preferred Stock, and Series D-4 Preferred Stock are entitled to votes equal to the number of shares of Common B Stock into which the applicable series of preferred stock are convertible to as of the record date. The holders of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series C-5 Preferred Stock, Series C-6 Preferred Stock, Series C-7 Preferred Stock, Series D-1 Preferred Stock, Series D-3 Preferred Stock, and Series D-5 Preferred Stock have no voting rights.
Conversion Rights—Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock, Series C-4 Preferred Stock, Series D Preferred Stock, Series D-2 Preferred Stock, and Series D-4 Preferred Stock is convertible, at the option of the holder, at any time, and without payment of additional consideration into Common B Stock at the "Adjusted Conversion Ratio" as defined below.
Additionally, each share of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series C-5 Preferred Stock, Series C-6 Preferred Stock, Series D-1 Preferred Stock, and Series D-5 Preferred Stock are convertible, at the option of the holder, at any time, and without payment of additional consideration into Common B-1 Stock at the "Adjusted Conversion Ratio" as defined below.
The Adjusted Conversion Ratio is defined in the Company's Tenth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) as equal to the applicable Preferred Stock Original Issue Price for the applicable share of preferred stock divided by the applicable Preferred Stock Conversion Price. The Preferred Stock

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Conversion Price is equal to $1.00 for the Series A Preferred Stock and the Series A-1 Preferred Stock; $2.00 for the Series B Preferred Stock and the Series B-1 Preferred Stock; $3.42 for the Series C Preferred Stock C, Series C-1 Preferred Stock, and Series C-7 Preferred Stock; $2.46 for the Series C-2 Preferred Stock and Series C-5 Preferred Stock; $2.74 for the Series C-3 Preferred Stock and Series C-6 Preferred Stock; $2.39 for the Series C-4 Preferred Stock; $16.93 for the Series D Preferred Stock and Series D-1 Preferred Stock; $8.72 for the Series D-2 Preferred Stock; and $14.39 for the Series D-4 Preferred Stock and Series D-5 Preferred Stock.
The Series D Preferred Stock shall be automatically converted into Common B Stock upon the consummation of an underwritten public offering of shares of common stock to the public with a price per share to the public of not less than (i) 1.25 times $16.93 (the “Series D Original Issue Price”) if the underwritten public offering is completed by December 31, 2021, or (ii) 1.5 times the Series D Original Issue Price if the underwritten public offering is completed on or after January 1, 2022. If the Company consummates an underwritten public offering at an initial public offering price that is less than 1.25 times the Series D Original Issue Price by December 31, 2021 or less than 1.5 times the Series D Original Issue Price thereafter, the Company will force the conversion of the Series D Preferred Stock by issuing the holders the number of shares of Common B Stock resulting in a total aggregate value at the initial public offering price that would have been equal to 1.25 times the Series D Original Issue Price or 1.5 times the Series D Original Issue Price, respectively.
Upon a qualified transfer of any shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series C-5 Preferred Stock, Series C-6 Preferred Stock, Series D-1 Preferred Stock, or Series D-5 Preferred Stock, such shares have the right to convert all shares into an equivalent number of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock, Series D Preferred Stock, or Series D-4 Preferred Stock, respectively, without the payment of additional consideration by the holder.
Certain holders (as specified in the Company's Certificate of Incorporation) of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock have the right to convert, under limited permitted transfers, to an equivalent number of shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, and Series D-1 Preferred Stock, respectively. Certain holders of Series C-2 Preferred Stock, Series C-3 Preferred Stock, Series D-4 Preferred Stock, and Common B Stock have the right to convert to an equivalent number of shares of Series C-5 Preferred Stock, Series C-6 Preferred Stock, Series D-5 Preferred Stock, and Common B-1 Stock, respectively.
Dividends—The convertible preferred stock shall first receive, or simultaneously receive, dividends declared on common stock, if any, on the basis as if the convertible preferred stock was converted to common stock. The Company has not declared any dividends on common stock to date.
Liquidation—In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of each series of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock, Series C-4 Preferred Stock, Series C-5 Preferred Stock, Series C-6 Preferred Stock, Series C-7 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series D-3 Preferred Stock, Series D-4 Preferred Stock, and Series D-5 Preferred Stock shall be entitled to receive, prior to any distributions to the holders of Series B Preferred Stock, Series B-1 Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock and common stock, an amount per share equal to one time the applicable Preferred Stock Original Issue Price plus all declared but unpaid dividends on such shares (“Series C and Series D Preferred Stock Preference Amount”).
After the payment of the full above mentioned amount, the holders of shares of each of Series B Preferred Stock, Series B-1 Preferred Stock, Series A Preferred Stock, and Series A-1 Preferred Stock then outstanding shall be entitled to receive a pro-rata distribution before any payment shall be made to the holders of common stock an amount per share equal to, (a) in the case of the Series A Preferred Stock and Series A-1 Preferred Stock, one times the Preferred Stock Original Issue Price, plus any dividends declared and unpaid (“Series A Preferred Stock Preference Amount”), and (b) in the case of the Series B Preferred Stock and Series B-1 Preferred Stock, the greater of one times the applicable Preferred Stock Original Issue Price and the Alternative Series B Liquidation Preference

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Amount, as subsequently defined, plus all declared but unpaid dividends (“Series B Preferred Stock Preference Amount”).
The Alternative Series B Liquidation Preference Amount is the quotient obtained by dividing (x) the value of the assets of the Company available for distribution to its stockholders in connect with a liquidation, dissolution or winding up of the Company or deemed liquidation event by (y) the fully-diluted share number. The Series C and Series D Preferred Stock Preference Amount, the Series A Preferred Stock Preference Amount, and the Series B Preferred Stock Preference Amount are together referred to as the Preferred Stock Preference Amount.
After the payment of the full Preferred Stock Preference Amount, the remaining assets of the Company shall be distributed on a pro rata basis among the holders of Common A Stock, Common B Stock, Common O stock, and then to Common B-1 Stock. The remaining assets of the Company shall be distributed among the holders of Series A Preferred Stock and Series A-1 Preferred Stock and the holders of common stock, with the Series A Preferred Stock and the Series A-1 Preferred Stock receiving sixty percent of the remainder until each holder of Series A Preferred Stock and Series A-1 Preferred Stock has received an additional amount per share equal to three times the applicable Preferred Stock Original Issue Price. The remaining assets of the Company shall be distributed among the holders of Series A Preferred Stock and Series A-1 Preferred Stock and common stock, with the Series A Preferred Stock and the A-1 Preferred Stock receiving five percent of the remainder until the amount paid to the common stock equals the amount paid to the Series A Preferred Stock and Series A-1 Preferred Stock. Following that distribution, the remaining assets of the Company shall be distributed on a pro rata basis among the holders of Series A Preferred Stock, Series A-1 Preferred Stock and common stock.
Redemption and Classification—The preferred stock is generally not redeemable at the option of any holder thereof except in limited circumstances as set forth in the Company’s Certificate of Incorporation. The Company has classified its convertible preferred stock as mezzanine equity on the consolidated balance sheets as the occurrence of certain deemed liquidation events that are outside the Company’s control may cause redemption with the holders of the convertible preferred stock. Convertible preferred stock is not remeasured at redemption value within mezzanine equity on the consolidated balance sheets as the convertible preferred stock is not currently redeemable and redemption is not expected.
Secondary Sale—In April and May 2021, certain of the Company’s investors sold various classes of shares through multiple tranches to SVF II Beaver LLC (“SoftBank II”), pursuant to a series of stock transfer agreements (collectively, the “SoftBank Transaction”), for a total consideration of $496.9 million. The total shares purchased by SoftBank II included 0.6 million shares of Series A Preferred Stock, 7.5 million shares of Series A-1 Preferred Stock, 0.4 million shares of Series B Preferred Stock, 2.0 million shares of Series B-1 Preferred Stock, 1.1 million shares of Series C Preferred Stock, 1.8 million shares of Series C-1 Preferred Stock, 0.7 million shares of Series C-2 Preferred Stock, 5.6 million shares of Common B Stock and 0.5 million of Common O Stock each at $24.47 per share.
In connection with the SoftBank Transaction, the Company entered into a contribution agreement with SoftBank II, pursuant to which upon the occurrence of certain “Realization Events,” SoftBank II agrees to make certain capital contributions to the Company. The consummation of the business combination with Aurora (as defined in Note 1) will constitute a Realization Event pursuant to the terms of the contribution agreement. Accordingly, SoftBank II will make a capital contribution to the Company in an amount equal to 25% of its aggregate return on its investment in the Company’s shares based on the value of the consideration received by the Company’s equity holders in the closing of the Merger Agreement (see Note 1).

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Convertible Preferred Stock Warrants—The Company had outstanding the following convertible preferred stock warrants:

				No. Warrants
(Amounts in thousands, except no. warrants and strike prices)				As of December 31,
Issuance	Share Class	Issue Date	Expiration Date	2022	2021	Strike	Valuation at Issuance
September 2018	Series C Preferred	9/28/2018	9/28/2028	756,500	756,500	$1.81	$170
February 2019	Series C Preferred	2/6/2019	9/28/2028	50,320	50,320	$1.81	$12
March 2019	Series C Preferred	3/29/2019	3/29/2026	375,000	375,000	$3.42	$87
April 2019	Series C Preferred	4/17/2019	4/17/2029	1,169,899	1,169,899	$3.42	$313
March 2020	Series C Preferred	3/25/2020	3/25/2027	134,212	134,212	$5.00	$201
Total				2,485,931	2,485,931
In April and May 2021, one of the Company’s investors exercised 1.4 million warrants. The exercise was a cashless exercise, resulting in an issuance of 1.1 million shares of Series C Preferred Stock.
In connection with the Amended Merger Agreement, several of the Company’s holders of convertible preferred stock warrants expects to exercise their warrants contingent upon the consummation of the Merger as described in Note 1. The contingent exercise includes 1.2 million shares of Series C Preferred Stock at an exercise price per share of $3.42, 0.8 million shares of Series C Preferred Stock at an exercise of price per share of $1.81, and 1.5 million shares of Series C-7 Preferred Stock at an exercise of price per share of $3.42.
The Company valued these warrants at issuance and at each reporting period, using the Black-Scholes option-pricing model and their respective terms, as can be seen below:

	December 31,
(Amounts in thousands, except per share amounts)	2022		2021
Issuance	Fair value per share	Fair Value	Fair value per share	Fair Value
September 2018	$1.66	$1,256	$13.70	$10,364
February 2019	$1.66	84	$13.70	689
March 2019	$1.06	397	$12.54	4,703
April 2019	$1.06	1,240	$12.54	14,671
March 2020	$0.89	119	$11.70	1,570
Total		$3,096		$31,997
Warrants for Series C Preferred Stock, related to the above issuances, are recorded as liabilities at fair value, resulting in a liability of $3.1 million and $32.0 million as of December 31, 2022 and 2021, respectively. The change in fair value of warrants for the years ended December 31, 2022 and 2021 was a gain of $28.9 million and a loss of $32.8 million, respectively, and was recorded in change in fair value of warrants within the consolidated statements of operations and comprehensive loss.

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
19. STOCKHOLDERS' EQUITY
The Company's equity structure consists of different classes of common stock which is presented in the order of liquidation preference below:

	As of December 31,
	2022			2021
(Amounts in thousands, except share amounts)	Shares Authorized	Shares Issued and outstanding	Par Value	Shares Authorized	Shares Issued and outstanding	Par Value
Common A Stock	8,000,000	8,000,000	$1	8,000,000	8,000,000	$1
Common B Stock	192,457,901	56,089,586	5	192,457,901	56,089,586	5
Common B-1 Stock	77,517,666	—	—	77,517,666	—	—
Common O Stock	77,333,479	33,988,770	4	77,333,479	34,977,573	4
Total common stock	355,309,046	98,078,356	$10	355,309,046	99,067,159	$10
Common Stock—The holders of Common A Stock, Common B Stock, and Common O Stock (collectively, “Voting Common Stock”) are entitled to one vote for each share. Shares of Common B-1 Stock do not have voting rights. Additionally, upon a qualified transfer, the holder can convert any shares of Common B-1 Stock into an equivalent number of shares of Common B Stock without the payment of additional consideration.
Common Stock Warrants—The Company had outstanding the following common stock warrants as of both December 31, 2022 and 2021, respectively:

(Amounts in thousands, except warrants, price, and per share amounts)
Issuance	Share Class	Issue Date	Expiration Date	No. Warrants	Strike	Valuation at Issuance
March 2019	Common B	3/29/2019	3/29/2026	375,000	$0.71	$179
March 2020	Common B	3/25/2020	3/25/2027	1,500,000	$3.42	$271
Total equity warrants				1,875,000
Notes Receivable from Stockholders—The Company issued notes to stockholders to fund the payment of the exercise price of the stock options granted to such stockholders. The Company also generally allows stock option holders to early exercise stock options prior to the vesting date. The notes issued to stockholders to fund the exercises may include the exercise of stock options that have been vested by the holder as well as stock options that have not yet been vested by the holder. As of December 31, 2022 and 2021, the Company had a total of $65.2 million and $67.8 million, respectively, of outstanding promissory notes.
Of the notes outstanding as of December 31, 2022 and 2021, $53.9 million and $38.6 million, respectively, were issued for the exercise of stock options vested and are recorded as a component of stockholders’ equity within the consolidated balance sheets.
Of the notes outstanding as of December 31, 2022 and 2021, $11.3 million and $29.2 million, respectively, were issued for the early exercise of stock options not yet vested. Notes issued for the early exercise of stock options not yet vested are not reflected within stockholders’ equity or on the consolidated balance sheets as they relate to unvested share awards and therefore are considered non-substantive exercises. The notes bear annual interest payable upon maturity of the respective note (see Note 12).
20. STOCK-BASED COMPENSATION
Equity Incentive Plans—In November 2016, the Company adopted the Better Holdco Inc. 2016 Equity Incentive Plan (the “2016 Plan”) pursuant to which the Board of Directors may grant non-statutory stock options, stock appreciation rights, restricted stock awards, and restricted stock units to eligible employees, directors, and certain non-employees. In May 2017 the Company adopted the Better Holdco Inc. 2017 Equity Incentive Plan (the

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
“2017 Plan”) with the same terms as the 2016 Plan. At the date of the adoption of the 2017 Plan, 1,859,781 stock options granted from the 2016 plan were carried over. The 2017 Plan authorizes the Board of Directors to grant up to 31,871,248 shares of Common O Stock. Stock options must be granted with an exercise price equal to the Common O Stock’s fair market value at the date of grant. Stock options generally have 10-year terms and vest over a four-year period starting from the date specified in each agreement.
Stock Options—The following is a summary of stock option activity during the year ended December 31, 2022:

(Amounts in thousands, except options, prices, and averages)	Number of Options	Weighted Average Exercise Price	Intrinsic Value	Weighted Average Remaining Term
Outstanding—January 1, 2022	26,635,326	$8.23
Options granted	1,583,680	$13.63
Options exercised	(998,529)	$1.76
Options cancelled (forfeited)	(8,322,168)	$11.12
Options cancelled (expired)	(4,469,530)	$5.99
Outstanding—December 31, 2022	14,428,779	$8.47	$6,701	7.0

Vested and exercisable—December 31, 2022	7,399,689	$9.90	$6,021	6.3
Options expected to vest	2,711,958	$5.20	$874	8.4
Options vested and expected to vest—December 31, 2022	10,111,647	$8.60	$6,895	6.9
As of December 31, 2022, total stock-based compensation cost not yet recognized related to unvested stock options was $19.4 million, which is expected to be recognized over a weighted-average period of 2.24 years.
Intrinsic value is calculated by subtracting the exercise price of the stock option from the fair value of the Company’s Common O Stock on December 31, 2022 for in-the-money stock options, multiplied by the number of shares of Common O Stock per each stock option. The total intrinsic value of stock options exercised during the years ended December 31, 2022, and 2021 was $8.6 million, and $157.9 million, respectively.
The weighted average grant-date fair value per share of stock options granted during the years ended December 31, 2022 and 2021 was $8.37 and $10.20, respectively.
The total grant date fair value of options vested for the years ended December 31, 2022 and 2021 was $26.7 million and $40.0 million, respectively.
The Company generally allows stock option holders to early exercise in exchange for cash prior to the vesting date. Shares of Common O Stock issued upon early exercise are considered shares restricted until the completion of the original vesting period of the options and are therefore classified to stock options exercised, not vested on the consolidated balance sheets within other liabilities based upon the respective exercise price of the stock option and are not remeasured. Upon the completion of the vesting period, the Company reclassifies the liability to additional paid in capital on the consolidated balance sheets. Included within other liabilities on the consolidated balance sheets as of December 31, 2022 and 2021 was $1.7 million and $6.1 million, respectively, of stock options exercised, not vested, which represents 1,944,049 and 3,872,691, respectively, of restricted shares.
Fair Value of Awards Granted—Since the Company’s common O stock is not publicly traded, the fair value of the shares of Common O Stock was approved by the Company’s Board of Directors as there was no public market for the Company’s common stock as of the date of the awards were granted.
In estimating the fair value of the Company’s Common O Stock, management uses the assistance of third-party valuation specialist and consider factors management believes are material to the valuation process, including, but

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
not limited to, the price at which recent equity was issued by the Company to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. Management believes the combination of these factors provides an appropriate estimate of the expected fair value and reflects the best estimate of the fair value of the Company’s Common O Stock at each grant date.
The expected volatility is based on the historical and implied volatility of similar companies whose stock or option prices are publicly available, after considering the industry, stage of life cycle, size, market capitalization, and financial leverage of the other companies. The risk-free interest rate assumption is based on observed U.S. Treasury yield curve interest rates in effect at the time of grant appropriate for the expected term of the stock options granted. As permitted under authoritative guidance, due to the limited amount of stock option exercises, the Company used the simplified method to compute the expected term for stock options granted to employees in the years ended December 31, 2022 , and 2021 respectively.
The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option. The assumptions used to estimate the fair value of stock options granted are as follows:

	Year Ended December 31,
	2022		2021
(Amounts in dollars, except percentages)	Range	Weighted Average	Range	Weighted Average
Fair value of Common O Stock	$3.41 - $14.8	$4.43	$10.66 - $26.46	$15.46
Expected volatility	72.58% - 76.74%	76.4%	63.42 - 73.69%	65.8%
Expected term (years)	5 - 6.02	6.0	5.0 - 6.3	6.0
Risk-free interest rate	1.96% - 4.22%	3.75%	0.43% - 1.19%	0.73%
Restricted Stock Units—During the year ended December 31, 2021, the Company began granting RSUs to employees. RSUs vest upon satisfaction of service-based condition, which is generally over four years. The following is a summary of RSU activity during the year ended December 31, 2022:

(Amounts in thousands, except shares and averages)	Number of Shares	Weighted Average Grant Date Fair Value
Unvested—December 31, 2021	7,754,620	$25.35
RSUs granted	8,520,321	$8.69
RSUs settled	(4,464)	$26.46
RSUs vested	(835,714)	$0.01
RSUs cancelled (expired)	(8,234,474)	$21.62
RSUs cancelled (forfeited)	(331,068)	$26.46
Unvested—December 31, 2022	6,869,221	$12.19
As of December 31, 2022, total stock-based compensation cost not yet recognized related to unvested RSUs was $33.5 million, which is expected to be recognized over a weighted-average period of 2.72 years.

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Stock-Based Compensation Expense—The total of all stock-based compensation expense related to employees are reported in the following line items within the consolidated statements of operations and comprehensive loss:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Mortgage platform expenses	$5,256	$13,671
Other platform expenses	908	1,654
General and administrative expenses	26,681	27,559
Marketing expenses	486	1,159
Technology and product development expenses(1)	5,226	11,172
Total stock-based compensation expense	$38,557	$55,215
__________________
(1)Technology and product development expense excludes $4.1 million and $9.0 million of stock-based compensation expense, which was capitalized (see Note 8) for the years ended December 31, 2022 and 2021, respectively
21. REGULATORY REQUIREMENTS
The Company is subject to various local, state, and federal regulations related to its loan production by the various states it operates in, as well as federal agencies such as the Consumer Financial Protection Bureau (“CFPB”), U.S. Department of Housing and Urban Development (“HUD”), and The Federal Housing Administration (“FHA”) and is subject to the requirements of the agencies to which it sells loans, such as FNMA and FMCC. As a result, the Company may become involved in requests for information, periodic reviews, investigations, and proceedings by such various federal, state, and local regulatory bodies and agencies.
The Company is required to meet certain minimum net worth, minimum capital ratio and minimum liquidity requirements, including those established by HUD, FMCC and FNMA. As of December 31, 2022, the most restrictive of these requirements require the Company to maintain a minimum net worth of $1.0 million, liquidity of $0.2 million, and a minimum capital ratio of 6%. As of December 31, 2022, the Company was in compliance with these requirements.
Additionally, the Company is subject to other financial requirements established by FNMA, which include a limit for a decline in net worth and quarterly profitability requirements. On March 12, 2023 FNMA provided notification to the Company that the Company had failed to meet FNMA’s financial requirements due to the Company’s decline in profitability and material decline in net worth. The material decline in net worth and decline in profitability permit FNMA to declare a breach of the Company’s contract with FNMA. The Company, following certain forbearance agreements from FNMA that instituted additional financial requirements on the Company, remains in compliance with these requirements as of the date hereof. FNMA and other regulators and GSEs are not required to grant any forbearances, amendments, extensions or waivers and may determine not to do so.
22. SUBSEQUENT EVENTS
The Company evaluated subsequent events from the date of the consolidated balance sheets of December 31, 2022 through May 11, 2023, the date the consolidated financial statements were issued, and has determined that, there have been no subsequent events that require recognition or disclosure in the consolidated financial statements, except as described in Note 1, Note 5, Note 11, Note 12, Note 13, and as follows:
Amended Corporate Line of Credit—In February 2023, the Company entered into a loan and security agreement (the “2023 Credit Facility”) with Clear Spring Life and Annuity Company, an entity affiliated with the previous agent and acting as an agent for such lenders (together the “Lender”) to amend the existing 2021 Credit Facility. Subsequent to year end, the Company paid down $20.0 million leaving $126.4 million owed in principal balance on the facility. The terms of the 2023 Credit Facility grant relief from the acceleration of payments under minimum revenue triggers from the 2021 Credit Facility. The 2023 Credit Facility splits the principal balance into two tranches, tranche “AB” in the amount of $99.9 million and tranche “C” in the amount of $26.5 million. Tranche

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AB is backed by assets that the Company has pledged, mainly loans held for sale that the Company fully owns while tranche C is unsecured debt. Tranche AB has a fixed interest rate of 8.5% and tranche C has a variable interest rate based on the SOFR reference rate for a one-month tenor plus 9.5%. Tranche AB will be repaid with proceeds from sales of pledged assets. Tranche C will be repaid starting in June 2023, $5.0 million per month if the Company obtains commitments to raise $250.0 million in equity or debt by that same date or $200.0 million by June 2024. If the Company does not obtain commitments to raise equity or debt at such dates, the repayment amount will be $12.5 million per month for tranche C. The maturity date of the 2023 Credit Facility will be the earlier of 45 days after the Merger is consummated or in the event that the Merger is not consummated shall be March 25, 2027.
Lease Amendment and Reassignment—In February 2023, the Company entered into a lease amendment with a landlord to surrender an office floor and reassign the lease to a third party. The Company had a lease liability of $13.0 million related to the office space and as part of the amendment the Company paid $4.7 million in cash to the third party. The amendment relieves the Company of the primary obligation under the original lease and as such is considered a termination of the original lease.
Acquisition regulatory approval—In March 2023, the Company obtained regulatory approval from the financial control authorities in the U.K. to close on its acquisition of a banking entity in the U.K. The acquisition is for a total consideration of approximately $15.2 million. The Company subsequently closed on the acquisition on April 1, 2023.

FINANCIAL INFORMATION
CONDENSED FINANCIAL STATEMENTS
AURORA ACQUISITION CORP.
UNAUDITED CONDENSED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash	$1,228,847	$285,307
Accounts Receivable	1,250,000	—
Prepaid expenses and other current assets	75,959	133,876
Total Current Assets	2,554,806	419,183
Cash held in Trust Account	21,317,257	282,284,619
Total Assets	$23,872,063	$282,703,802

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued offering costs	$3,604,839	$4,711,990
Related party loans	412,395	2,812,395
Deferred credit liability	16,250,000	7,500,000
Total Current Liabilities	20,267,234	15,024,385
Warrant Liability	480,601	472,512
Total Liabilities	20,747,835	15,496,897

Commitments and Contingencies (Note 5)
Class A ordinary shares subject to possible redemption, 212,598 and 24,300,287 shares at redemption value of $10.36 and $10.15 per share as of June 30, 2023 and December 31, 2022	2,201,612	246,628,487
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,836,240 and 3,500,000 shares issued and outstanding (excluding 212,598 and 24,300,287 shares subject to possible redemption) as of June 30, 2023 and December 31, 2022	184	350
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,950,072 and 6,950,072 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	695	695
Additional paid-in capital	54,851	18,389,006
Retained earnings	866,886	2,188,367
Total Shareholders’ Equity	922,616	20,578,418
Total Liabilities and Shareholders’ Equity	$23,872,063	$282,703,802
The accompanying notes are an integral part of the unaudited condensed financial statements.

AURORA ACQUISITION CORP.
UNAUDITED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30, 2022

	Three Months Ended June 30, 2023 (Unaudited)	Three Months Ended June 30, 2022 (Unaudited)	Six Months Ended June 30, 2023 (Unaudited)	Six Months Ended June 30, 2022 (Unaudited)
Formation and operating costs	$1,836,939	$2,630,587	$3,667,595	$3,721,876
Loss from operations	(1,836,939)	(2,630,587)	(3,667,595)	(3,721,876)
Other income (expense):
Interest earned on marketable securities held in Trust Account	192,302	420,489	2,156,230	443,751
Change in fair value of warrants	253,138	3,813,346	(8,089)	5,891,413
Gain on deferred underwriting fee	—	182,658	—	182,658
Gain on extinguishment of debt	560,368	—	560,368	—
Net income (loss)	$(831,131)	$1,785,906	$(959,086)	$2,795,946
Basic and diluted weighted average shares outstanding, Class A Common Stock subject to possible redemption	212,598	24,300,287	7,541,254	24,300,287
Basic and diluted net income (loss) per share, Class A ordinary shares subject to possible redemption	$(0.09)	$0.05	$(0.06)	$0.08
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B Common Stock	8,786,372	10,450,072	9,282,724	10,450,072
Basic and diluted net income (loss) per share, Non-Redeemable Class A and Class B Common Stock	$(0.09)	$0.05	$(0.06)	$0.08
The accompanying notes are an integral part of the unaudited condensed financial statements.

AURORA ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE THREE AND SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30, 2022

	Class A		Class B
	Ordinary Shares	Amount	Ordinary Shares	Amount	Additional Paid in Capital	Deficit	Shareholders’ Equity
Balance - January 1, 2023	3,500,000	$350	6,950,072	$695	$18,389,006	$2,188,367	$20,578,418
Interest adjustment to redemption value	—	—	—	—	(1,676,767)	—	(1,676,767)
Redemption of Class A ordinary shares	(1,663,760)	(166)	—	—	(16,637,434)	(362,395)	(16,999,995)
Net loss	—	—	—	—	—	(127,955)	(127,955)
Balance - March 31, 2023	1,836,240	$184	6,950,072	$695	$74,805	$1,698,017	$1,773,701
Remeasurement for Class A ordinary shares subject to redemption amount	—	—	—	—	(19,954)	—	(19,954)
Net loss	—	—	—	—	—	(831,131)	(831,131)
Balance - June 30, 2023	1,836,240	$184	6,950,072	$695	$54,851	$866,886	$922,616

	Class A		Class B
	Ordinary Shares	Amount	Ordinary Shares	Amount	Additional Paid in Capital	Deficit	Shareholders’ Equity
Balance - January 1, 2022	3,500,000	$350	6,950,072	$695	$13,692,181	$(6,547,175)	$7,146,051
Net income	—	—	—	—	—	1,010,040	1,010,040
Balance - March 31, 2022	3,500,000	$350	6,950,072	$695	$13,692,181	$(5,537,135)	$8,156,091
Remeasurement for Class A ordinary shares subject to redemption amount	—	—	—	—	(287,884)	—	(287,884)
Derecognition of deferred underwriting fee	—	—	—	—	8,322,442	—	8,322,442
Net income	—	—	—	—	—	1,785,906	1,785,906
Balance - June 30, 2022	3,500,000	$350	6,950,072	$695	$21,726,739	$(3,751,229)	$17,976,555
The accompanying notes are an integral part of the unaudited condensed financial statements.

AURORA ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDING JUNE 30, 2023 AND JUNE 30, 2022

	Six Months Ended June 30, 2023 (Unaudited)	Six Months Ended June 30, 2022 (Unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$(959,086)	$2,795,946
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,156,230)	—
Change in fair value of warrant liability	8,089	(5,891,413)
Gain on deferred underwiting fee	—	(182,658)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	57,917	202,299
Accounts receivable	(1,250,000)	502,956
Accounts payable and accrued offering costs	(1,107,150)	2,114,151
Deferred credit liability	8,750,000	—
Net cash provided by (used in) operating activities	3,343,540	(458,719)

Cash Flows from Investing Activities
Investment of cash into Trust Account	—	(443,751)
Cash withdrawn from Trust Account in connection with redemption	263,123,592	—
Net cash provided by (used in) investing activities	263,123,592	(443,751)

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	—	900,100
Repayment of promissory note – related party	(2,400,000)	—
Redemption of Class A ordinary shares	(263,123,592)	—
Net cash provided by (used in) financing activities	(265,523,592)	900,100

Net Change in Cash	943,540	(2,370)
Cash — Beginning of period	285,307	37,645
Cash — End of period	$1,228,847	$35,275

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Adjustment to redemption value	16,999,995	287,884
Deferred underwriting fee payable	—	8,322,442
The accompanying notes are an integral part of the unaudited condensed financial statements.

AURORA ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2023
AURORA ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
June 30, 2023
(Unaudited)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Aurora Acquisition Corp. (the “Company” or “Aurora”) is a blank check company incorporated as a Cayman Islands exempted company on October 7, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).
Although the Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination, the Company is an early stage and emerging growth company, and as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of May 10, 2021, the Company entered into an Agreement and Plan of Merger (as subsequently amended, the “Merger Agreement”) with Aurora Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Better HoldCo, Inc., a Delaware corporation (“Better”). All activity for the period from October 7, 2020 (inception) through June 30, 2023 relates to the Company’s formation, the initial public offering (“Initial Public Offering” or “IPO”), which is described below, and activities in connection with entering into the Merger Agreement. Since our Initial Public Offering, our only costs have been identifying a target for our initial Business Combination, negotiating the transaction with Better, and maintaining our Company and SEC reporting. We do not expect to generate any operating revenues until after completion of our initial Business Combination. We generate non-operating income in the form of interest income on cash and cash equivalents. The Company incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as expenses incurred by conducting due diligence on prospective Business Combination candidates, including Better.
The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on March 3, 2021. On March 8, 2021, the Company consummated the Initial Public Offering of 22,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $220,000,000.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 3,500,000 private placement units (the “Novator Private Placement Units”), consisting of one Class A ordinary shares (the “Novator Private Placement Shares”) and one-quarter of one redeemable warrant (each whole warrant exercisable for one Class A ordinary share) (the “Novator Private Placement Warrants”), at a price of $10.00 per Novator Private Placement Unit in a private placement to Novator Capital Sponsor Ltd. (the “Sponsor”), an affiliate of Novator Capital Ltd., directors, and executive officers of the Company, generating gross proceeds of $35,000,000. In addition, the Company consummated the sale of 4,266,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor and certain of the Company’s directors and executive officers, generating gross proceeds of $6,400,000, which is described in Note 3.
Transaction costs amounted to $13,946,641 consisting of $4,860,057 of underwriting fees, $8,505,100 of deferred underwriting fees (see Note 5) and $581,484 of other offering costs.
Following the closing of Aurora’s Initial Public Offering on March 8, 2021, an amount equal to $255,000,000 ($10.00 per unit) (see Note 6) from the proceeds from Aurora’s Initial Public Offering and the sale of the Private Placement Warrants was placed in the trust account (the “Trust Account”). Additionally, the cash held in the Trust Account is comprised of the gross proceeds from the Initial Public Offering of $220,000,000, $23,002,870 from the gross proceeds of the partial exercise of the Underwriters over-allotment option, $35,000,000 from 3,500,000 units at a price $10.00 per unit and interest income earned on the trust account funds since its establishement, including interest income of $2,156,230 for the six months ended June 30, 2023. As of June 30, 2023, funds in the Trust Account totaled approximately $21,317,257 and, since on or about February 24, 2023 are held in a cash and cash equivalents account that will likely receive minimal, if any, interest, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
On March 10, 2021, the underwriters partially exercised their over-allotment option, resulting in an additional 2,300,287 Units issued for an aggregate amount of $23,002,870 in gross proceeds ($22,542,813 of net proceeds). In connection with the underwriters’ partial exercise of their over-allotment option, the Company also consummated the sale of an additional 306,705 Private Placement Warrants at $1.50 per Private Placement Warrant, generating total proceeds of $460,057.
The funds held in the Trust Account were, since our IPO until on or about February 24, 2023, held only invested in U.S. “government securities” within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. To mitigate the risk of us being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), in connection with the extraordinary general meeting held to approve the Extension, we instructed Continental, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and now hold all funds in the Trust Account in cash (i.e., in one or more bank accounts) until the earlier of the completion of a business combination or our liquidation.
The Company’s management has broad discretion with respect to the specific uses of the funds in the Trust Account, although substantially all of the funds are intended to be applied generally toward completing a Business Combination and to pay the deferred portion of the underwriters’ discount associated with the Initial Public Offering and partial exercise of the underwriters’ over-allotment option. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
Following the February 2023 liquidation of the assets in the Trust Account, we have and will continue to receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount our public shareholders would have otherwise received upon any redemption or liquidation of the Company if the assets in the Trust Account had remained in U.S. government treasury obligations or money market funds. The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares, with the exception of the Founder Shares (as defined below) and Novator Private Placement Shares, upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If the Company seeks shareholder approval in connection with a Business Combination, it will need to receive an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company (assuming a quorum is present). If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors have agreed to vote their Class B ordinary shares (the “Founder Shares”), Novator Private Placement Shares and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive their redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination (although they have not waived rights to liquidating distributions from the trust account with respect to any Class A ordinary shares it or they hold if Aurora fails to consummate a Business Combination within the required period). However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.
The Sponsor and the Company’s directors and officers have agreed (a) to waive their redemption rights with respect to any Founder Shares, Novator Private Placement Shares and Public Shares held by them in connection with the completion of a Business Combination (although they have not waived rights to liquidating distributions from the trust account with respect to any Class A ordinary shares it or they hold if Aurora fails to consummate a Business Combination within the required period) and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company had until 24 months from the closing of the Initial Public Offering to complete a Business Combination. On February 24, 2023, the Company obtained shareholder approval to extend the date by which the Company must complete the Initial Business Combination to September 30, 2023 (the “Combination Period”). In the event that the Company does not consummate a Business Combination within this timeline, the Company can seek a further extension, provided it has shareholder approval. If the Company is unable to complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares and Novator Private Placement Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares and Novator Private Placement Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s directors and officers have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, any Public Shares acquired by the Sponsor or the Company’s directors and officers and Novator Private Placement Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval). The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval) and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares and Novator Private Placement Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent public accountants), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
As a condition to the consummation of the Business Combination, the board of directors of the Company has unanimously approved a change of the Company’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In connection with the consummation of the Business Combination, the Company will change its name to “Better Home & Finance Holding Company.”
Recent Developments
On August 26, 2022, Aurora, Better and the Sponsor entered into a letter agreement (the “First Novator Letter Agreement”) to, among other things, defer the maturity date of the Pre-Closing Bridge Notes (as defined below) held by the Sponsor to March 8, 2023, subject to SoftBank consenting to extending the maturity of its Pre-Closing Bridge Notes accordingly. On February 7, 2023, Aurora, Better and the Sponsor entered into a letter agreement (the “Second Novator Letter Agreement”) to defer the maturity date of the Pre-Closing Bridge Notes held by the Sponsor until September 30, 2023. Furthermore, pursuant to the Second Novator Letter Agreement, subject to Better receiving requisite approval therefor (which Better has agreed to use reasonable best efforts to obtain), the parties agreed that, if the proposed Business Combination has not been consummated by the maturity date of the Pre-Closing Bridge Note, the Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement (as defined below) to alternatively exchange its Pre-Closing Bridge Notes on or before the maturity date as follows: (x) for a number of shares of Better preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of the Company’s Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of Better. In addition, under the Second Novator Letter Agreement, Better agreed to reimburse Aurora for one-half of its reasonable and documented fees and expenses in connection with regulatory matters arising out of or relating to the transactions contemplated by the Merger Agreement on or after the date thereof, in an aggregate amount not to exceed $2,500,000, structured in two tranches to be paid on each of June 1, 2023 and September 1, 2023. As of June 30, 2023, Better has not yet reimbursed the first payment due on June 1, 2023 in the amount of $1,250,000, so Aurora has a receivable of $1,250,000.

On January 9, 2023, the Company received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company failed to hold an annual meeting of shareholders within 12 months after its fiscal year ended December 31, 2021, as required by Nasdaq Listing Rule 5620(a). In accordance with Nasdaq Listing Rule 5810(c)(2)(G), Aurora submitted a plan to regain compliance on February 17, 2023. We believe the combined annual and extraordinary general meeting the Company held on February 24, 2023 satisfied this requirement under Nasdaq Listing Rules.
On February 8, 2023, the Company repaid an aggregate principal amount of $2.4 million under the unsecured promissory note (as amended and restated on February 23, 2022, the “Note”) issued to the Sponsor (“Payee”) on May 10, 2021 and as amended and restated on February 23, 2022. After giving effect to this repayment, the amount outstanding under the Note is $412,395. As of June 30, 2023, the amount outstanding under the Note was $412,395.
On February 24, 2023, we held a combined annual and extraordinary general meeting pursuant to which the Company’s shareholders approved extending the date by which Aurora had to complete a business combination from March 8, 2023 to September 30, 2023 (the “Extension”). In connection with the approval of the Extension, public shareholders elected to redeem an aggregate of 24,087,689 Class A ordinary shares and the Sponsor elected to redeem an aggregate of 1,663,760 Class A ordinary shares. As a result, an aggregate of $263,123,592 (or approximately $10.2178 per share) was released from the Trust Account to pay such shareholders and the Sponsor and 2,048,838 Class A ordinary shares were issued and outstanding as of June 30, 2023.
Also on February 24, 2023, Aurora, Merger Sub and Better entered into Amendment No. 5 to the Merger Agreement, pursuant to which the parties agreed to extend the Agreement End Date (as defined in the Merger Agreement) from March 8, 2023 to September 30, 2023.
On April 24, 2023, the Company received a further letter (the “Public Float Notice”) from the Listing Qualifications department of Nasdaq notifying us that Aurora no longer meets the minimum 500,000 publicly held shares required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(4) (the “Public Float Standard”). The Public Float Notice required that the Company provide Nasdaq with a specific plan to achieve and sustain compliance with all Nasdaq listing requirements, including the time frame for completion of this plan, by June 8, 2023. The Public Float Notice is only a notification of deficiency, not of imminent delisting, and has no immediate effect on the listing or trading of Aurora’s securities on the Nasdaq. On June 8, 2023, the Company provided to Nasdaq our plan to meet the Public Float Standard, including actions to be taken with respect to the Business Combination, and will continue to evaluate available options to regain compliance with the Nasdaq continued listing standards. On June 20, 2023, the Company received a response from Nasdaq confirming that the Company had been granted an extension to regain compliance with the Public Float Standard. The Company must now file with the SEC and Nasdaq, on or before October 3, 2023, a public document containing the Company’s then current total shares outstanding and a beneficial ownership table in accordance with SEC proxy rules. In the event that the Company does not satisfy such terms, Nasdaq may provide written notification that the Company’s securities will be delisted and we will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.
On June 21, 2023, the Company received an additional letter (the “MVLS Notice”) from the Listing Qualifications department of Nasdaq notifying the Company that, for the prior 30 consecutive business days, Aurora’s Market Value of Listed Securities (“MVLS”) with respect to Aurora Class A ordinary shares was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “Market Value Standard”). The Company has 180 calendar days from the date of the MVLS Notice (the “Compliance Period”), or until December 18, 2023, to regain compliance with the Market Value Standard. The MVLS Notice states that if, at any time during the Compliance Period, the market value of Aurora’s Class A ordinary shares closes at a value of at least $35 million for a minimum of ten consecutive business days, Nasdaq will provide written confirmation of compliance and the matter will be closed. The MVLS Notice is only a notification of deficiency, not of imminent delisting, and has no immediate effect on the listing or trading of Aurora’s securities on The Nasdaq Capital Market. The Company intends to monitor the Company’s MVLS and may, if appropriate, consider implementing available options to regain compliance with the Market Value Standard.

On June 23, 2023, the Company, Merger Sub and Better entered into Amendment No. 6 (“Amendment No. 6”) to the Merger Agreement, which amended the Proposed Form of Certificate of Incorporation upon Domestication at Exhibit A to the Merger Agreement to implement a corrective change to the authorized share capital of the combined company. Specifically, the Form of Certificate of Incorporation was amended in order to: (i) increase the total number of shares of all classes of stock that the combined company will have authority to issue from 3,250,000,000 to 3,400,000,000; (ii) increase the number of shares of Class A common stock that the combined company will have authority to issue from 1,750,000,000 to 1,800,000,000; and (iii) increase the number of shares of Class B common stock that the combined company will have authority to issue from 600,000,000 to 700,000,000.
On or around July 11, 2023, a vendor and legal advisor to the Company agreed to reduce total fees then due from the Company by approximately $560,000 to $350,000. The Company had previously paid the advisor an aggregate of approximately $2 million for services provided, and immediately prior to the adjustment the Company had a balance outstanding of approximately $910,000, therefore reducing the fees by approximately $560,000. The services were provided during current and prior periods, including the quarter ended June 30, 2023. The vendor has neither received financial nor non-financial benefits in exchange for the reduction in fees. The Company recorded debt extinguishment of the liability as well as recognized a gain in the current period related to the debt extinguishment in the amount of approximately $560,000.
Risks and Uncertainties
Management has evaluated the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Going Concern
In connection with the Company’s going concern considerations in accordance with guidance in the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements – Going Concern, the Company has until September 30, 2023 to consummate a Business Combination. The Company’s mandatory liquidation date, if a Business Combination is not consummated, raises substantial doubt about the Company’s ability to continue as a going concern. These unaudited condensed financial statements do not include any adjustments related to the recovery of the recorded assets or the classification of the liabilities should the Company be unable to continue as a going concern. In the event of a mandatory liquidation, within ten business days, the Company will redeem the Public Shares, at a per-share price, payable in cash, equal to the allocated amount towards the Public Shares (in this case, not including the existing Novator Private Placement Shares) then on deposit in the Trust Account including the allocated interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares.
Liquidity and Management’s Plan
As of June 30, 2023, the Company had $1,228,847 in its operating bank account, and a working capital deficit of $17,712,429.
On August 26, 2022, Aurora entered into Amendment No. 4 (“Amendment No. 4”) to the Merger Agreement, by and among, Aurora, Merger Sub and Better. Pursuant to Amendment No. 4, the parties agreed to extend the Agreement End Date (as defined in the Merger Agreement) to March 8, 2023. Pursuant to Amendment No. 4, Better agreed to reimburse the Company, for reasonable transaction expenses as defined in the Merger Agreement, up to an aggregate amount not to exceed $15,000,000. As of June 30, 2023, $11,250,000 had been received in two tranches from Better, and, on April 4, 2023, Better transferred the third tranche of $3,750,000 (net of the accounts payable amount that was owed to a third party provider on behalf of Aurora), each as part of Better’s agreement to reimburse Aurora for transaction expenses as defined in the Merger Agreement.

In addition, under the Second Novator Letter Agreement, Better agreed to reimburse Aurora for one-half of its reasonable and documented fees and expenses in connection with regulatory matters arising out of or relating to the transactions contemplated by the Merger Agreement on or after the date thereof, in an aggregate amount not to exceed $2,500,000, structured in two tranches to be paid on each of June 1, 2023 and September 1, 2023. As of June 30, 2023, Better has not yet reimbursed the first payment due on June 1, 2023 in the amount of $1,250,000, so Aurora has a receivable of $1,250,000.
In addition, the Company issued the Note to the Sponsor (“Payee”) pursuant to which the Company could borrow up to an aggregate principal amount of $4,000,000. Should the Company’s operating costs, in relation to its proposed Business Combination, exceed the amounts still available and not currently drawn under the promissory note, the Sponsor shall increase the amount available under the Note to cover such costs, subject to an aggregate cap of $12,000,000. This amount was reflective of estimated total costs of the Company through August 15, 2024. As of June 30, 2023, the amount outstanding under the Note was $412,395.
In addition, as consideration for the Limited Waiver, the Sponsor agreed to reimburse the Company for reasonable and documented expenses incurred by the Company in connection with the proposed Business Combination, up to the actual aggregate amount of Novator Private Placement Shares redeemed by the Sponsor in connection with the Limited Waiver (the “Sponsor Redeemed Amount”), to the extent such expenses are not otherwise subject to reimbursement by Better pursuant to the Merger Agreement.
In the event that the Company does not consummate a Business Combination by September 30, 2023, the Company can seek a further extension, provided we have our shareholder approval.
Accordingly, management has evaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations through the earlier of a Business Combination or one year from the date of this filing.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying financial statements are presented in conformity in U.S. dollars with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, a significant accounting estimate included in these financial statements is the valuation of the warrant liability. Such estimates may be subject to change as more current information becomes available.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2023 and December 31, 2022.
Investments Held in the Trust Account
On or around February 24, 2023, the Company liquidated its funds in the Trust Account and moved them to a cash and cash equivalent account that will likely receive minimal, if any, interest. Prior to this date and as of December 31, 2022, all assets in the Trust Account were money market funds which were invested primarily in U.S. Treasury Securities.
Deferred offering costs
Deferred offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering and were charged to shareholders’ equity upon the completion of the Initial Public Offering.
On June 22, 2022, Barclays Capital Inc. (“Barclays”), resigned from its role as underwriter and financial advisor to Aurora. In connection with such resignation, Barclays waived their entitlement to certain fees which would be owed upon completion of the proposed Business Combination, which was comprised of approximately $8.5 million as a deferred underwriting fee and financial advisory fee. Accordingly, the Company derecognized the liability for the deferred underwriting and financial advisory fee in the quarter ending June 30, 2022 that was accrued as of December 31, 2021. As of June 30, 2023, there is no liability for the deferred underwriting or financial advisory fee.
Class A ordinary shares subject to possible redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption would be classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

Accordingly, at June 30, 2023 and December 31, 2022, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Class A ordinary shares subject to possible redemption
Class A ordinary shares subject to redemption – December 31, 2022	$246,628,487
Plus:
Reclass of permanent equity to temporary equity	16,999,995
Interest adjustment to redemption value	1,676,767
Less:
Shares redeemed by public	(246,123,596)
Shares redeemed by Sponsor	(16,999,995)
Class A ordinary shares subject to redemption – March 31, 2023	$2,181,658
Adjustment to redemption value	19,954
Class A ordinary shares subject to redemption – June 30, 2023	$2,201,612
Warrant Liability
At June 30, 2023 and December 31, 2022, there were 6,075,049 and 6,075,050 Public Warrants outstanding, respectively, and 5,448,372 Private Placement Warrants outstanding (including warrants included in the Novator Private Placement Units). The Company accounts for the Public Warrants and Private Placement Warrants (including warrants included in the Novator Private Placement Units) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.
The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. The warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities are adjusted to current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
Income taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net income (loss) per share
Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. The Company has not considered the effect of the Warrants sold in the Public Offering and Private Placement Warrants to purchase an aggregate of 11,523,421 shares in the calculation of diluted loss per share in connection with the Novator Private Placement Units, since the exercise of the Warrants are contingent upon the occurrence of future events and the inclusion of such Warrants would be anti-dilutive.
The Company’s statement of operations includes a presentation of income (loss) per share for Common Stock subject to possible redemption in a manner similar to the two-class method of income per common stock. According to SEC guidance, common stock that is redeemable based on a specified formula is considered to be redeemable at fair value if the formula is designed to equal or reasonably approximate fair value. When deemed to be redeemable at fair value, the weighted average redeemable shares would be included with the non-redeemable shares in the denominator of the calculation and initially calculated as if they were a single class of common stock.
The following table reflects the calculation of basic and diluted net earnings (loss) per common share (in dollars, except per share amounts):

	Three Months Ended
	June 30, 2023	June 30, 2022
Class A Common Stock subject to possible redemption
Numerator: Earnings (losses) attributable to Class A Common Stock subject to possible redemption	$(19,635)	$1,248,851
Net earnings (losses) attributable to Class A Common Stock subject to possible redemption	$(19,635)	$1,248,851

Denominator: Weighted average Class A Common Stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A Common Stock subject to possible redemption	212,598	24,300,287
Basic and diluted net income (loss) per share, Class A Common Stock subject to possible redemption	$(0.09)	$0.05

Non-Redeemable Class A and Class B Common Stock
Numerator: Net income (loss) minus net earnings
Net income (loss)	$(811,496)	$537,055
Less: Net earnings (losses) attributable to Class A Common Stock subject to possible redemption	—	—
Non-redeemable net income (loss)	$(811,496)	$537,055

Denominator: Weighted average Non-Redeemable Class A and Class B Common Stock
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B Common Stock	8,786,312	10,450,072
Basic and diluted net income (loss) per share, Non-Redeemable Class A and Class B Common Stock	$(0.09)	$0.05

	Six Months Ended
	June 30, 2023	June 30, 2022
Class A Common Stock subject to possible redemption
Numerator: Earnings (losses) attributable to Class A Common Stock subject to possible redemption	$(429,904)	$1,955,153
Net earnings (losses) attributable to Class A Common Stock subject to possible redemption	$(429,904)	$1,955,153

Denominator: Weighted average Class A Common Stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A Common Stock subject to possible redemption	7,541,254	24,300,287
Basic and diluted net income (loss) per share, Class A Common Stock subject to possible redemption	$(0.06)	$0.08

Non-Redeemable Class A and Class B Common Stock
Numerator: Net income (loss) minus net earnings
Net income (loss)	$(529,182)	$840,793
Less: Net earnings (losses) attributable to Class A Common Stock subject to possible redemption	—	—
Non-redeemable net income (loss)	$(529,182)	$840,793

Denominator: Weighted average Non-Redeemable Class A and Class B Common Stock
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B Common Stock	9,282,724	10,450,072
Basic and diluted net income (loss) per share, Non-Redeemable Class A and Class B Common Stock	$(0.06)	$0.08
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000 and up to £85,000 by the Financial Services Compensation Scheme per financial institution in the United Kingdom. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Recent issued accounting standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. PRIVATE PLACEMENTS
Simultaneously with the closing of the Initial Public Offering, the Sponsor, and certain of the Company’s directors and officers purchased an aggregate of 4,266,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $6,400,000 from the Company. The Sponsor and certain of the Company’s directors and officers agreed to purchase up to an additional 440,000 Private Placement Warrants, for an aggregate purchase price of an additional $660,000, if the over-allotment option is exercised in full or in part by the underwriters. On March 10, the Sponsor and certain of the Company’s directors and officers purchased 306,705 Private Placement Warrants for an additional aggregate purchase price of $460,057 in connection with the partial exercise of the underwriter’s over-allotment option. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6). If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares and the shares included in the Novator Private Placement Units (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
In connection with the execution of the Merger Agreement, the Sponsor entered into a letter agreement (the “Sponsor Agreement”) with Aurora on November 9, 2021, pursuant to which the Sponsor will forfeit upon closing 50% of its Aurora private placement warrants and 20% of the Better Home & Finance Class A common stock retained by the Sponsor as of the Closing will become subject to transfer restrictions, contingent upon the price of Better Home & Finance Class A common stock exceeding certain thresholds (“Sponsor Locked-Up Shares”).
The Sponsor and certain of the Company’s directors and officers also purchased 3,500,000 Novator Private Placement Units at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $35,000,000. Each Private Placement Unit consists of 1 Novator Private Placement Share and one-quarter of one warrant (“Private Placement Warrant”). Each whole Private Placement Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6). If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s directors and officers have agreed to vote their Founder Shares, Novator Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination.
On February 24, 2023, we held a combined annual and extraordinary general meeting pursuant to which the Company’s shareholders approved the Extension. In connection with the approval of the Extension, public shareholders elected to redeem an aggregate of 24,087,689 Class A ordinary shares and the Sponsor elected to redeem an aggregate of 1,663,760 Class A ordinary shares. As a result, an aggregate of $263,123,592 (or approximately $10.2178 per share) was released from the Trust Account to pay such shareholders and the Sponsor and 2,048,838 Class A ordinary shares were issued and outstanding at June 30, 2023.
NOTE 4. RELATED PARTY TRANSACTIONS
Founder Shares
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares (or Novator Private Placement Shares) until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 3,500,000 Novator Private Placement Units at a price of $10.00 per Novator Private Placement Unit in a private placement to the Sponsor, directors, and executive officers of the Company, generating gross proceeds of $35,000,000. In addition, the Company consummated the sale of 4,266,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor and certain of the Company’s directors and executive officers, generating gross proceeds of $6,400,000, which is described in Note 3.
Prior to the closing of Aurora’s Initial Public Offering, the Sponsor sold an aggregate of 1,407,813 Class B ordinary shares (Founder Shares) to certain independent directors. All Founder Shares are subject to transfer restrictions which limit the ability of the independent directors to transfer or otherwise deal with such shares, except in certain limited circumstances such as transfers to affiliates and the gifting to immediate family members. The Founder Shares were effectively sold to the independent directors subject to a performance condition - i.e., the consummation of a business combination, which is subject to certain conditions to closing, such as, for example, approval by the Company’s shareholders.

The fair value of the shares on the date they were transferred to the independent directors was estimated to be approximately $6,955,000, however if the performance condition is not satisfied the fair value of the shares transferred is zero.
Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of achievement under the applicable accounting literature, hence recognition of compensation cost is deferred until consummation of the business combination. This position is based on the principle established in the guidance on business combinations in ASC 805-20-55-50 and 55-51. The Company believes a similar approach should be applied under ASC 718 and that a contingent event for realization of the compensation expense is the business combination.
Pre-Closing Bridge Notes
On November 2, 2021, Aurora entered into a convertible bridge note purchase agreement (the “Pre-Closing Bridge Note Purchase Agreement”), dated as of November 30, 2021, with Better, SB Northstar LP and the Sponsor (SB Northstar LP and the Sponsor, together, the “Purchasers”). Under the Pre-Closing Bridge Note Purchase Agreement, Better issued $750,000,000 of bridge notes (the “Pre-Closing Bridge Notes”) that convert to shares of Class A common stock of Aurora (post-proposed Business Combination and domestication) in connection with the closing of the proposed Business Combination, with SB Northstar LP and the Sponsor, as Purchasers, purchasing $650 million and $100 million, respectively, of such Pre-Closing Bridge Notes.
The Pre-Closing Bridge Note Purchase Agreement will result in the issuance of either Better Class A common stock, a new series of preferred stock of Better (as described below), or Better common stock (together, the “Pre-Closing Bridge Conversion Shares”, as applicable) as follows: (i) upon closing of the proposed Business Combination, the Pre-Closing Bridge Notes will convert into shares of Better Class A common stock at a conversion rate of one share per $10 of consideration; (ii) if the closing of the proposed Business Combination does not occur by the September 30, 2023, or in the event of a Corporate Transaction or Merger Withdrawal (each as defined in the Pre-Closing Bridge Note Purchase Agreement) prior to September 30, 2023 or prior to the time when a Pre-Closing Bridge Note may otherwise be converted pursuant to the Pre-Closing Bridge Note Purchase Agreement, the Pre-Closing Bridge Notes will convert into a new series of preferred stock of Better, which series will be identical to Better’s Series D Preferred Stock, provided that the ratchet adjustment provisions relating to Better’s Series D Preferred Stock will not apply, and such series will vote together with Better’s Series D Preferred Stock as a single class on all matters; or (iii) in the event of a termination of the Merger Agreement (a) by Better, arising out of or resulting from breaches on the part of Aurora or the Sponsor, (b) by Better, arising out of or resulting from breaches on the part of Aurora or any Subscriber in connection with any Subscription Agreement or (c) arising out of or resulting from breaches on the part of Aurora, SB Northstar LP or the Sponsor in connection with the Pre-Closing Bridge Note Purchase Agreement or any ancillary agreement, the bridge notes will convert into shares of Better common stock.
On August 26, 2022, Aurora, Better and Novator entered into the First Novator Letter Agreement to, among other things, extend the maturity date of the Pre-Closing Bridge Notes held by the Sponsor to March 8, 2023, subject to SB Northstar LP consenting to extending the maturity of its Pre-Closing Bridge Notes accordingly. On February 7, 2023, Aurora, Better and the Sponsor entered into the Second Novator Letter Agreement, pursuant to which, subject to Better receiving requisite approval therefor (which Better has agreed to use reasonable best efforts to obtain), the parties agreed that, if the proposed Business Combination has not been consummated by the maturity date of the Pre-Closing Bridge Notes, the Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement to alternatively exchange its Pre-Closing Bridge Notes on or before the maturity date as follows: (x) for a number of shares of Better preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of the Company’s Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of Better. On the same date, the Sponsor and Better agreed to defer the maturity date of the Pre-Closing Bridge Notes until September 30, 2023.

Director Services Agreement and Director Compensation
On October 15, 2021, Merger Sub entered into a Director’s Services Agreement (the “DSA”) by and among Merger Sub, Caroline Jane Harding, and the Company, effective as of May 10, 2021. On October 29, 2021, the DSA was amended, and the amended DSA was ratified by the Compensation Committee on November 3, 2021. Under the terms of the DSA, Ms. Harding is to provide services to Merger Sub, which include acting as a non-executive director and president and secretary of Merger Sub. Ms. Harding will receive $50,000 in annual payments (and in certain circumstances an incremental hourly fee of $500). In addition, the Company remunerates Ms. Harding $10,000 per month for professional services rendered to our Company in her role as chief financial officer and $15,000 per year and an incremental hourly fee of $500 in certain circumstances for her service on our board of directors. Additionally, in contemplation of her services to Aurora, Ms. Harding received a $50,000 payment on March 21, 2021, and was entitled to receive a $75,000 payment on March 21, 2023, which was paid on April 11, 2023. As of June 30, 2023 and December 31, 2022, $300,000 and $87,875 was accrued, respectively, and as of June 30, 2023 and 2022, $492,500 and $117,500 was expensed for above services, respectively. If we do not have sufficient funds to make the payments due to Ms. Harding as set forth herein professional services provided by her, we may borrow funds from our sponsor or an affiliate of the initial shareholders or certain of our directors and officers to enable us to make such payments.
Related Party Merger Agreement
On May 10, 2021, the Company entered into the Merger Agreement, by and among the Company, Merger Sub, and Better, relating to, among other things, (i) each of the mergers of (x) Merger Sub, with and into Better, with Better surviving the merger as a wholly owned subsidiary of Aurora (the “First Merger”), and (y) Better with and into Aurora, with Aurora surviving the merger (together with the First Merger, the “Mergers”), and (ii) as a condition to the effectiveness of the Mergers, the proposal of the Company to change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and domesticating as a Delaware corporation pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “Domestication”), subject to the approval thereof by the shareholders of the Company.
On October 27, 2021, Aurora entered into Amendment No. 1 (“Amendment No. 1”) to the Merger Agreement, by and among Aurora, Merger Sub and Better. Pursuant to Amendment No. 1, the parties agreed to, among other things, (i) eliminate the reference to a letter of transmittal in the exchange procedures provisions of the Merger Agreement and (ii) amend the proposed form of Certificate of Incorporation of Better Home & Finance Holding Company to include the lock-up provision applicable to stockholders that beneficially owned greater than 1% of Better capital stock as of the execution date of the Merger Agreement that was previously contemplated to be included in a letter of transmittal.
On November 9, 2021, Aurora entered into Amendment No. 2 (“Amendment No. 2”) to the Merger Agreement, by and among, Aurora, Merger Sub and Better. Amendment No. 2 includes a further amendment to the proposed form of Certificate of Incorporation of Better Home & Finance Holding Company to eliminate the lock-up provision that was applicable to stockholders that beneficially owned greater than 1% of Better capital stock as of the execution date of the Merger Agreement that have not already signed the Better Holder Support Agreement (as defined in the Merger Agreement).
On November 30, 2021, Aurora entered into Amendment No. 3 (“Amendment No. 3”) to the Merger Agreement, by and among, Aurora, Merger Sub and Better. Pursuant to Amendment No. 3, among other things, the parties (i) adjusted the mix of consideration to be received by stockholders of Better, (ii) extended the outside date pursuant to which the parties may elect to terminate the Merger Agreement in accordance with its terms from February 12, 2022 to September 30, 2022 (subject to extensions relating to specified regulatory approvals), and (iii) provided for certain additional amendments consistent with the foregoing changes and changes contemplated by certain other documents previously described and filed by Aurora in its Current Report on Form 8-K on December 2, 2021, including a bridge note purchase agreement, amendments to certain existing subscription agreements, and termination of the redemption subscription agreement, all as described therein.

On August 26, 2022, Aurora entered into Amendment No. 4 by and among, Aurora, Merger Sub and Better. Pursuant to Amendment No. 4, the parties agreed to extend the Agreement End Date (as defined in the Merger Agreement) to March 8, 2023.
In consideration of extending the Agreement End Date, Better will reimburse Aurora for certain reasonable and documented expenses in an aggregate sum not to exceed $15,000,000. The reimbursement payments are structured in three tranches. The first payment of $7,500,000 was made within 5 business days after the execution of Amendment No. 4, the second payment of $3,750,000 was made on February 6, 2023 and, on April 4, 2023, Better transferred the third tranche of $3,750,000 (net of the accounts payable amount that was owed to a third party provider on behalf of Aurora). Aurora, Merger Sub and Better also agreed to amend the Merger Agreement to provide a waiver from the exclusivity provisions thereof to allow Better to discuss alternative financing structures with SB Northstar LP.
The Company has treated the inflow of cash with an offsetting liability that is considered the Deferred Credit Liability within the financial statements, in the way relevant fees are repaid by the Company before the IPO as this cash was not a capital contribution from the Sponsor, but merely a reimbursement from Better for expenses paid by the Company. As the merger has not yet occurred as of June 30, 2023, Better will be responsible for handling the equity effect once the merger occurs and reduce the liability of the combined entity. In the event of the merger or liquidation, the liability will be extinguished on Company’s financial statements.
In addition, on February 7, 2023, Aurora, the Sponsor and Better entered into the Second Novator Letter Agreement, whereby Better agreed to reimburse Aurora for one-half of its reasonable and documented fees and expenses in connection with regulatory matters arising out of or relating to the transactions contemplated by the Merger Agreement on or after the date thereof, in an aggregate amount not to exceed $2,500,000, structured in two tranches to be paid on each of June 1, 2023 and September 1, 2023. As of June 30, 2023, Better has not yet reimbursed the first payment due on June 1, 2023 in the amount of $1,250,000, so Aurora has a receivable of $1,250,000.
On February 24, 2023, Aurora, Merger Sub and Better entered into Amendment No. 5 to the Merger Agreement, pursuant to which the parties agreed to extend the Agreement End Date (as defined in the Merger Agreement) from March 8, 2023 to September 30, 2023.
On June 23, 2023, Aurora, Merger Sub and Better entered into Amendment No. 6, which amended the Proposed Form of Certificate of Incorporation upon Domestication at Exhibit A to the Merger Agreement to implement a corrective change to the authorized share capital of the combined company. Specifically, the Form of Certificate of Incorporation was amended in order to: (i) increase the total number of shares of all classes of stock that the combined company will have authority to issue from 3,250,000,000 to 3,400,000,000; (ii) increase the number of shares of Class A common stock that the combined company will have authority to issue from 1,750,000,000 to 1,800,000,000; and (iii) increase the number of shares of Class B common stock that the combined company will have authority to issue from 600,000,000 to 700,000,000.
Promissory Note from Related Party
On May 10, 2021, the Company issued the Note to the Sponsor (“Payee”), pursuant to which the Company could borrow up to an aggregate principal amount of $2,000,000. The Note was non-interest bearing and payable by check or wire transfer of immediately available funds or as otherwise determined by the Company to such account as the Payee may from time to time designate by written notice in accordance with the provision of the Note. Effective as of the date hereof, this Note amended and restated in its entirety that certain promissory note dated as of December 9, 2020 (the “Prior Note”) issued by the Company to the Payee in the principal amount of $300,000.
On February 23, 2022, the Note was again amended and restated pursuant to which Aurora could borrow an aggregate principal amount of to $4,000,000. Should the Company’s operating costs, in relation to its proposed Business Combination, exceed the amounts still available and not currently drawn under the Note, the Sponsor shall increase the amount available under the Note to cover such costs, subject to an aggregate cap of $12,000,000. This amount was reflective of estimated total costs of the Company through August 15, 2024 in relation to the Business Combination, in the event the Business Combination is unsuccessful. In the event that the Company does not consummate a Business Combination by September 30, 2023, we can seek a further extension, provided we have our shareholder approval.
On February 8, 2023, we repaid an aggregate principal amount of $2.4 million under the Note. After giving effect to this repayment, the amount outstanding under the Note is $412,395. As of June 30, 2023 and December 31, 2022 the amount outstanding under the Note was $412,395 and $2,812,395, respectively.
NOTE 5. COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration and shareholder rights agreement entered into on March 3, 2021, the Sponsor and the Company’s directors and executive officers have rights to require the Company to register any of its securities held by them for resale under the Securities Act. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, the holders of the Founder Shares, Private Placement Warrants, Novator Private Placement Shares, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants, Novator Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
In connection with the IPO, the Company granted the underwriters a 45-day option to purchase up to 3,300,000 additional Units to cover over-allotments, if any, and on March 10, 2021, the Company issued 2,300,287 Units to the underwriters pursuant to such option, at the Initial Public Offering price, less the underwriting discounts and commissions. The Units sold pursuant to the underwriters’ partial exercise of such option were sold at a price of $10.00 per Unit, generating gross proceeds of $23,002,870 to the Company and net proceeds equal to $22,542,813 after the deduction of the 2% underwriting fee.
In addition, the underwriters were entitled to a deferred fee of $0.35 per Unit (including the Units sold in connection with the underwriters’ partial exercise of their over-allotment option) from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
On June 22, 2022, Barclays, resigned from its role as underwriter and financial advisor to Aurora In connection with such resignation, Barclays waived their entitlement to certain fees which would be owed upon completion of the proposed Business Combination, which was comprised of approximately $8.5 million as a deferred underwriting fee and financial advisory fee. Accordingly, the Company derecognized the liability for the deferred underwriting and financial advisory fees in the quarter ending June 30, 2022 that was accrued as of December 31, 2021. As of June 30, 2023, there is no liability for the deferred underwriting or financial advisory fee.
Pre-Closing Bridge Notes
On November 2, 2021, Aurora entered into the Pre-Closing Bridge Note Purchase Agreement, dated as of November 30, 2021, with Better and the Purchasers. Under the Pre-Closing Bridge Note Purchase Agreement,

Better issued $750,000,000 of Pre-Closing Bridge Notes that convert to shares of Class A common stock of Aurora (post-proposed Business Combination and domestication) in connection with the closing of the proposed Business Combination, with SB Northstar LP and the Sponsor, as Purchasers, purchasing $650 million and $100 million, respectively, of such Pre-Closing Bridge Notes.
The Pre-Closing Bridge Note Purchase Agreement will result in the issuance of Pre-Closing Bridge Conversion Shares as follows: (i) upon closing of the proposed Business Combination, the Pre-Closing Bridge Notes will convert into shares of Better Class A common stock at a conversion rate of one share per $10 of consideration; (ii) if the closing of the proposed Business Combination does not occur by the September 30, 2023, or in the event of a Corporate Transaction or Merger Withdrawal (each as defined in the Pre-Closing Bridge Note Purchase Agreement) prior to September 30, 2023 or prior to the time when a Pre-Closing Bridge Note may otherwise be converted pursuant to the Pre-Closing Bridge Note Purchase Agreement, the Pre-Closing Bridge Notes will convert into a new series of preferred stock of Better, which series will be identical to Better’s Series D Preferred Stock, provided that the ratchet adjustment provisions relating to Better’s Series D Preferred Stock will not apply, and such series will vote together with Better’s Series D Preferred Stock as a single class on all matters; or (iii) in the event of a termination of the Merger Agreement (a) by Better, arising out of or resulting from breaches on the part of Aurora or the Sponsor, (b) by Better, arising out of or resulting from breaches on the part of Aurora or any Subscriber in connection with any Subscription Agreement or (c) arising out of or resulting from breaches on the part of Aurora, SB Northstar LP or the Sponsor in connection with the Pre-Closing Bridge Note Purchase Agreement or any ancillary agreement, the bridge notes will convert into shares of Better common stock.
On August 26, 2022, Aurora, Better and Novator entered into the First Novator Letter Agreement to, among other things, extend the maturity date of the Pre-Closing Bridge Notes held by the Sponsor to March 8, 2023, subject to SB Northstar LP consenting to extending the maturity of its Pre-Closing Bridge Notes accordingly. On February 7, 2023, Aurora, Better and the Sponsor entered into the Second Novator Letter Agreement, pursuant to which, subject to Better receiving requisite approval therefor (which Better has agreed to use reasonable best efforts to obtain), the parties agreed that, if the proposed Business Combination has not been consummated by the maturity date of the Pre-Closing Bridge Notes, the Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement to alternatively exchange its Pre-Closing Bridge Notes on or before the maturity date as follows: (x) for a number of shares of Better preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of the Company’s Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of Better. On the same date, the Sponsor and Better agreed to defer the maturity date of the Pre-Closing Bridge Notes until September 30, 2023.
Litigation Matters
Aurora and its affiliate, Merger Sub (together, “Aurora”), were named as co-defendants with Better in a lawsuit initially filed in July 2021 by Pine Brook. Pine Brook sought, among other things, declaratory judgments and damages in relation to a side letter agreement that had been entered into with Better in 2019, as well as a lockup provision restricting the transfer of stock after the merger with Better for any holders of 1% or more of Better’s pre-merger shares for a period of 6 months post-merger. Aurora was named as a defendant only with respect to the lockup claims. On November 1, 2021, the parties to the lawsuit entered into a confidential settlement agreement, resolving all claims in the above action, and the action was dismissed with prejudice pursuant to the court’s November 3, 2021 order.
Aurora has also received two demand letters from stockholders of the Company regarding the Company’s registration statement filed with the United States Securities and Exchange Commission in connection with the Business Combination. The stockholders allege that the registration statement omits material information with respect to the Business Combination, and demand that the Company provides corrective disclosures to address the alleged omissions. No lawsuits have been filed in relation to the stockholder demand letters.
In the second quarter of 2022, Aurora received a voluntary request for documents from the Division of Enforcement of the SEC indicating that it is conducting an investigation relating to Aurora and Better to determine if violations of the federal securities laws have occurred. The SEC requested that Better and Aurora provide the SEC with certain information and documents.On August 3, 2023, SEC staff informed Aurora and Better that they have concluded the investigation and that they do not intend to recommend an enforcement action against Aurora or Better. This notice from the SEC staff was provided under the guidelines set forth in the final paragraph of Securities Act Release No. 5310.
NOTE 6. SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30,2023 and December 31, 2022, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share.
On February 23, 2023, Aurora, the Sponsor, certain individuals, each of whom is a member of our board of directors and/or management team (the “Insiders”), and Better entered into a limited waiver (the “Limited Waiver”) to the Amended and Restated Letter Agreement (the “A&R Letter Agreement”) dated as of May 10, 2021, by and among us, the Sponsor and the Insiders. In the A&R Letter Agreement, the Sponsor and each Insider waived, with respect to any shares of Capital Stock (as defined in the A&R Letter Agreement) held by it, him or her, if any, any redemption rights it, he or she may have in connection with (i) a shareholder vote to approve the Business Combination (as defined in the A&R Letter Agreement), or (ii) a shareholder vote to approve certain amendments to the Company’s amended and restated articles of association (the “Redemption Restriction”).
Pursuant to the Limited Waiver, the Company and the Insiders agreed to waive the Redemption Restriction as it applies to the Sponsor to the limited extent required to allow the redemption of up to an aggregate of $17 million worth of Novator Private Placement Shares held by it in connection with the shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association held on February 24, 2023. The Limited Waiver resulted in 1,663,760 Class A ordinary shares being reclassed from permanent to temporary equity. This resulted in an increase of temporary equity by $16,999,995 and a corresponding reduction of Class A Ordinary Share, Additional Paid in Capital, and Accumulated Deficit of $166, $16,637,434, and 362,395 respectively. These shares were subsequently redeemed as described below.
As consideration for the Limited Waiver, the Sponsor agreed: (a) if the proposed Business Combination is completed on or before September 30, 2023, to subscribe for and purchase common stock of Better Home & Finance (the “Better Common Stock”), for aggregate cash proceeds to Better equal to the actual aggregate amount of Novator Private Placement Shares redeemed by it in connection with the Limited Waiver (the “Sponsor Redeemed Amount”) at a purchase price of $10.00 per share of Better Common Stock on the closing date of the proposed Business Combination; or (b) if the proposed Business Combination is not completed on or before September 30, 2023, to subscribe for and purchase for $35 million aggregate cash proceeds to Better, at the Sponsor’s election, (x) a number of newly issued shares of Better’s Company Series D Equivalent Preferred Stock (as defined in the Pre-Closing Bridge Note Purchase Agreement (as defined in Note 3)) at a price per share that represents a 50% discount to the Pre-Money Valuation (as defined below) or (y) for a number of shares of Better’s Class B common stock at a price per share that represents a 75% discount to the Pre-Money Valuation. “Pre-Money Valuation” means the $6.9 billion pre-money equity valuation of Better based on the aggregate amount of fully diluted shares of Better’s common stock on an as-converted basis.
As further consideration for the Limited Waiver, the Sponsor agreed to reimburse the Company for reasonable and documented expenses incurred by the Company in connection with the proposed Business Combination, up to the Sponsor Redeemed Amount, to the extent such expenses are not otherwise subject to reimbursement by Better pursuant to the Merger Agreement.
The Company held a combined annual and extraordinary general meeting on February 24, 2023, pursuant to which the Company’s shareholders approved the Extension. In connection with approval of the Extension, public shareholders redeemed an aggregate of 24,087,689 Class A ordinary shares and the Sponsor redeemed an aggregate of 1,663,760 Class A ordinary shares for an aggregate cash balance of approximately $263,123,592. At June 30,

2023 and December 31, 2022, there were 1,836,240 and 3,500,000 Class A ordinary shares issued and outstanding, respectively, excluding 212,598 and 24,300,287 Class A ordinary shares subject to possible redemption.
On February 24, 2023, Aurora, Merger Sub and Better entered into Amendment No. 5 to the Merger Agreement, pursuant to which the parties agreed to extend the Agreement End Date (as defined in the Merger Agreement) from March 8, 2023 to September 30, 2023.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At June 30, 2023 and December 31, 2022, there were 6,950,072 Class B ordinary shares issued and outstanding of which an aggregate of 249,928 Class B ordinary shares were forfeited in connection with the underwriters’ election to partially exercise their over-allotment option so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering.
Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law. The Founder Shares will automatically convert into Class A ordinary shares on the day of the closing of an initial Business Combination, or earlier at the option of the holders thereof, at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering and the Novator Private Placement, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, members of the Company’s management team or any of the Company’s affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one. On the first business day following the consummation of the Business Combination at a ratio such that the total number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A ordinary shares (including any such shares issued following the exercise of the over-allotment option), plus (ii) the sum of (a) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the Business Combination and any warrants issued in a private placement to the Sponsor or an affiliate of the Sponsor upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by public shareholders in connection with the Business Combination. In no event will any Founder Shares convert into Class A ordinary shares at a ratio that is less than one-for-one.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 30 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants for Cash When the Price per Class A Ordinary Share Equals or Exceeds $18.00—Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•in whole and not in part;
•at a price of $0.01 per Public Warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the reported last sales price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of Warrants for Class A Ordinary Shares When the Price per Class A Ordinary Share Equals or Exceeds $10.00—Commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant
•upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares;
•if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.
•There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Our initial shareholders, directors and officers have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares, Novator Private Placement Shares and any Public Shares they may acquire during or after this offering in connection with the completion of our initial business combination.
The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants and Novator Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Novator Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants and Novator Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, so long as they are held by the initial purchasers, directors and officers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers, directors and officers or their permitted transferees, the Private Placement Warrants and the Novator Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 7. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.
On or around February 24, 2023, the Company liquidated its funds in the Trust Account and moved them to a cash and cash equivalent account that will likely receive minimal, if any, interest. Prior to this date and as of December 31, 2022, all assets in the Trust Account were money market funds which were invested primarily in U.S. Treasury Securities. At June 30, 2023, investments held in the Trust Account comprised of $21,317,257 in cash and cash equivalents.
The Company utilizes a Modified Black Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liabilities are determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. The Company had no transfers out of Level 3 for the three and six months ended June 30, 2023 and June 30, 2022. The fair value of the Public Warrants issued in connection with the Initial Public Offering are measured based on the listed market price of such warrants, a Level 1 measurement.
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2023 by level within the fair value hierarchy:

	Quoted Prices in	Significant Other	Significant Other
	Active Markets	Observable Inputs	Unobservable
	(Level 1)	(Level 2)	Inputs (Level 3)
Assets:
Investments held in Trust Account – cash and cash equivalents	$21,317,257	$—	$—
Liabilities:
Derivative public warrant liabilities	153,699	—	—
Derivative private warrant liabilities	—	—	326,902
Total Fair Value	$21,470,956	$—	$326,902
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 by level within the fair value hierarchy:

	Quoted Prices in	Significant Other	Significant Other
	Active Markets	Observable Inputs	Unobservable
	(Level 1)	(Level 2)	Inputs (Level 3)
Assets:
Investments held in Trust Account – money market funds	$282,284,619	$—	$—
Liabilities:
Derivative public warrant liabilities	91,126	—	—
Derivative private warrant liabilities	—	—	381,386
Total Fair Value	$282,375,745	$—	$381,386

The following table provides the significant unobservable inputs used in the Modified Black Scholes model to measure the fair value of the Private Placement Warrants(1):

	At March 8, 2021 (Initial Measurement)	As of December 31, 2022	As of June 30, 2023
Stock price	10.02	10.09	10.45
Strike price	11.50	11.50	11.50
Probability of completing a Business Combination	90.00%	40.00%	60.00%
Remaining term (in years)	5.5	2.89	1.13
Volatility	15.00%	3.00%	5.00%
Risk-free rate	0.96%	4.20%	5.26%
Fair value of warrants	0.86	0.07	0.06
The following tables provides a summary of the changes in the fair value of the Company’s financial instruments that are measured at fair value on a recurring basis:
As of June 30, 2023

	Level 1	Level 3	Warrant Liabilities
Fair value as of December 31, 2022	91,126	381,386	472,512
Change in valuation inputs or other assumptions	261,227	—	261,227
Fair value as of March 31, 2023	352,353	381,386	733,739
Change in valuation inputs or other assumptions	(198,654)	(54,484)	(253,138)
Fair value as of June 30, 2023	153,699	326,902	480,601
As of June 30, 2022

	Level 1	Level 3	Warrant Liabilities
Fair value as of December 31, 2021	4,677,805	8,662,912	13,340,717
Change in valuation inputs or other assumptions	(2,187,034)	108,967	(2,078,067)
Fair value as of March 31, 2022	2,490,771	8,771,879	11,262,650
Change in valuation inputs or other assumptions	(1,579,513)	(2,233,833)	(3,813,346)
Fair value as of June 30, 2022	911,258	6,538,046	7,449,304
NOTE 8. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to August 4, 2023, the date that the financial statement was issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement.
As previously disclosed, in the second quarter of 2022, Aurora, received a voluntary request for documents from the Division of Enforcement of the SEC, indicating that it was conducting an investigation relating to Aurora and Better to determine if violations of the federal securities laws had occurred. On August 3, 2023, SEC staff informed Aurora and Better that they have concluded the investigation and that they do not intend to recommend an enforcement action against Aurora or Better. This notice from the SEC staff was provided under the guidelines set forth in the final paragraph of Securities Act Release No. 5310.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Aurora Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Aurora Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2022 and 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. The Company has also determined that the mandatory liquidation date is September 30, 2023. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor from 2020 through 2023.
New York, NY
April 17, 2023

AURORA ACQUISITION CORP.
CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$285,307	$37,645
Accounts receivable	—	502,956
Prepaid expenses and other current assets	133,876	526,674
Total Current Assets	419,183	1,067,275
Cash held in Trust Account	282,284,619	278,022,397
Total Assets	$282,703,802	$279,089,672

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued offering costs	$4,711,990	$5,682,639
Related party loans	2,812,395	1,412,295
Deferred credit liability	7,500,000	—
Total Current Liabilities	15,024,385	7,094,934
Warrant liability	472,512	13,340,717
Deferred underwriting fee payable	—	8,505,100
Total Liabilities	15,496,897	28,940,751

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, 24,300,287 shares at redemption value of $10.15 and $10.00 per share as of December 31, 2022 and December 31, 2021, respectively	246,628,487	243,002,870

Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 3,500,000 shares issued and outstanding (excluding 24,300,287 shares subject to possible redemption) as of December 31, 2022 and 2021	350	350
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized and issued; 6,950,072 as of December 31, 2022 and 2021	695	695
Additional paid-in capital	18,389,006	13,692,181
Retained Earnings (Accumulated Deficit)	2,188,367	(6,547,175)
Total Shareholders’ Equity	20,578,418	7,146,051
Total Liabilities and Shareholders’ Equity	$282,703,802	$279,089,672
The accompanying notes are an integral part of the consolidated financial statements.

AURORA ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2022	Year Ended December 31, 2021
Formation and operating costs	$8,577,543	$8,120,280
Loss from operations	(8,577,543)	(8,120,280)

Other income (expense):
Interest earned (expense) on marketable securities held in Trust Account	4,262,222	19,527
Change in fair value of warrants	12,868,205	1,576,196
Change in fair value of over-allotment option liability	—	296,905
Offering costs allocated to warrants liability	—	(299,523)
Gain on deferred underwriting fee	182,658	—
Net Income (loss)	$8,735,542	$(6,527,175)
Weighted average shares outstanding, subject to possible redemption	24,300,287	19,827,082
Basic and diluted gain (loss) per share, Class A ordinary shares subject to possible redemption	$0.25	$(0.22)
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B ordinary shares	10,450,072	9,590,182
Basic and diluted gain (loss) per share, Non-Redeemable Class A and Class B ordinary shares	$0.25	$(0.22)
The accompanying notes are an integral part of the consolidated financial statements.

AURORA ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDING DECEMBER 31, 2022 AND DECEMBER 31, 2021

	Class A		Class B
	Ordinary Shares	Amount	Ordinary Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity
Balance – January 1, 2022	3,500,000	$350	6,950,072	$695	$13,692,181	$(6,547,175)	$7,146,051
Remeasurement for Class A ordinary shares subject to redemption amount					(3,625,617)		(3,625,617)
Derecognition of deferred underwriting fee					8,322,442		8,322,442
Net income						8,735,542	8,735,542
Balance - December 31, 2022	3,500,000	$350	6,950,072	$695	$18,389,006	$2,188,367	$20,578,418

	Class A		Class B
	Ordinary Shares	Amount	Ordinary Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity
Balance – January 1, 2021	—	$—	7,200,000	$720	$24,280	$(20,000)	$5,000
Sale of 24,300,287 Units, net of underwriting discounts and offering expenses	24,300,287	2,430	—	—	214,436,408	—	214,438,838
Sale of 3,500,000 Private Placement Units	3,500,000	350	—	—	34,999,650	—	35,000,000
Sale of Private Placement Warrants	—	—	—	—	6,860,057	—	6,860,057
Ordinary shares subject to redemption (as restated)	(24,300,287)	(2,430)	—	—	(243,000,440)	—	(243,002,870)
Surrender and cancellation of Founder Shares	—	—	(249,928)	(25)	25	—	—
Over-allotment option liability	—	—	—	—	(296,905)	—	(296,905)
Expenses paid by the Sponsor					669,106		669,106
Net loss	—	—	—	—	—	(6,527,175)	(6,527,175)
Balance - December 31, 2021	3,500,000	$350	6,950,072	$695	$13,692,181	$(6,547,175)	$7,146,051
The accompanying notes are an integral part of the consolidated financial statements.

AURORA ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2022	Year Ended December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$8,735,542	$(6,527,175)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	(12,868,205)	(1,576,196)
Offering cost allocated to warrant liability	—	299,523
Expenses paid by the Sponsor	—	669,106
Interest earned on marketable securities held in Trust Account	(4,262,222)	(19,527)
Gain on Deferred Underwriting Fee	(182,658)	—
Change in fair value of over-allotment option liability	—	(296,905)
Changes in operating assets and liabilities:
Related party receivable	502,956	(502,956)
Prepaid expenses and other current assets	392,798	(521,674)
Accounts payable and accrued offering costs	(970,649)	5,232,795
Deferred credit liability	7,500,000	—
Net cash used in operating activities	(1,152,438)	(3,243,009)

Cash Flows from Investing Activities
Investment of cash into Trust Account	—	(278,002,870)
Net cash used in investing activities	—	(278,002,870)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	238,142,813
Proceeds from sale of Private Placement Units	—	35,000,000
Proceeds from sale of Private Placement Warrants	—	6,860,057
Proceeds from promissory note – related party	1,400,100	1,280,654
Net cash provided by financing activities	1,400,100	281,283,524

Net Change in Cash	247,662	37,645
Cash — Beginning of period	37,645	—
Cash — End of period	285,307	37,645

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Deferred Offering Cost	—	557,663
Proceeds from Promissory Note with Related Party for Offering Cost	—	105,927
Initial classification of Class A ordinary share subject to possible redemption	—	243,002,870
Deferred underwriting fee payable	8,322,442	8,505,100
Initial Classification of Warrant liability	—	14,916,913
Remeasurement for Class A ordinary shares subject to redemption amount	3,625,617	—
The accompanying notes are an integral part of the consolidated financial statements.

AURORA ACQUISITION CORP.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Aurora Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on October 7, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Transaction”).
Although the Company is not limited to a particular industry or geographic region for purposes of completing a Transaction. The Company is an early stage and emerging growth company, and as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
On May 10, 2021, Aurora Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Better HoldCo, Inc., a Delaware corporation (“Better”). The Company will present their financial statements on a consolidated basis, which includes the Merger Sub, as the Company its sole shareholder. The consolidated activity of the Merger Sub includes only transactions related to governance and Director fees under the Director Services Agreement, which is described in Note 5. All activity for the period from October 7, 2020 (inception) through December 31, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and activities in connection with entering into the Merger Agreement. Since our Initial Public Offering, our only costs have been identifying a target for our initial Transaction, negotiating the transaction with Better, and maintaining our Company and SEC reporting. We do not expect to generate any operating revenues until after completion of our initial Business Combination (“Business Combination”). We generate non-operating income in the form of interest income on cash and cash equivalents. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as expenses as we conduct due diligence on prospective Transaction candidates.
The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on March 3, 2021. On March 8, 2021, the Company consummated the Initial Public Offering of 22,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $220,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 3,500,000 private placement units (the “Novator Private Placement Units”), consisting of one Class A ordinary shares (the “Novator Private Placement Shares”) and one-quarter of one redeemable warrant (each whole warrant exercisable for one Class A ordinary share) (the “Novator Private Placement Warrants”), at a price of $10.00 per Novator Private Placement Unit in a private placement to Novator Capital Sponsor Ltd., or Novator, an affiliate of Novator Capital Ltd. (the “Sponsor”), directors, and executive officers of the Company, generating gross proceeds of $35,000,000 . In addition, the Company consummated the sale of 4,266,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor and certain of the Company’s directors and executive officers, generating gross proceeds of $6,400,000, which is described in Note 4.
Transaction costs amounted to $13,946,641 consisting of $4,860,057 of underwriting fees, $8,505,100 of deferred underwriting fees (see Note 6) and $581,484 of other offering costs.
Following the closing of Aurora’s Initial Public Offering on March 8, 2021, an amount equal to $255,000,000 ($10.00 per unit) (see Note 7) from the net proceeds from Aurora’s Initial Public Offering and the sale of the Private Placement Warrants was placed in the trust account (the “Trust Account”). Additionally, the cash held in the Trust Account comprises of gross proceeds from the Initial Public Offering of $220,000,000, $23,002,870 from the proceeds of the Underwriters over-allotment, $35,000,000 from 3,500,000 units at a price $10.00 per unit and interest income of $4,262,222 for the year ended December 31, 2022. As of December 31, 2022, funds in the Trust Account totaled $282,284,619 and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act,

AURORA ACQUISITION CORP.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
as determined by the Company, until the earlier of: (i) the completion of a Transaction and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
On March 10, 2021, the underwriters partially exercised their over-allotment option, resulting in an additional 2,300,287 Units issued for an aggregate amount of $23,002,870 in gross proceeds ($22,542,813 of net proceeds). In connection with the underwriters’ partial exercise of their over-allotment option, the Company also consummated the sale of an additional 306,705 Private Placement Warrants at $1.50 per Private Placement Warrant, generating total proceeds of $460,057.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, the sale of the Novator Private Placement Units, the sale of the Private Placement Warrants and the partial exercise of the underwriters’ over-allotment option, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination and to pay the deferred portion of the underwriters’ discounts associated with the Initial Public Offering and partial exercise of the underwriters’ over-allotment options. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares, with the exception of the founder shares and Novator Private Placement Shares, upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares are recorded at redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
If the Company seeks shareholder approval in connection with a Business Combination, it will need to receive an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company (assuming a quorum is present). If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors have agreed to vote their Founder Shares (as defined in Note 5), Novator Private Placement Shares and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive their redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated

AURORA ACQUISITION CORP.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.
The Sponsor and the Company’s directors and officers have agreed (a) to waive their redemption rights with respect to any Founder Shares, Novator Private Placement Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company had until 24 months from the closing of the Initial Public Offering to complete a Business Combination. On February 24, 2023, the Company obtained shareholder approval to extend the date by which the Company must complete the Initial Business Combination to September 30, 2023. In the event that the Company does not consummate a Business Combination within this timeline, the Company can seek an extension (with no limit to such extension) provided it has shareholder approval. If the Company is unable to complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares and Novator Private Placement Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares and Novator Private Placement Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor and the Company’s directors and officers have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval). However, any Public Shares acquired by the Sponsor or the Company’s directors and officers and Novator Private Placement Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval). The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval) and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares and Novator Private Placement Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the

AURORA ACQUISITION CORP.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent public accountants), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
As a condition to the consummation of the Business Combination, the board of directors of the Company has unanimously approved a change of the Company’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In connection with the consummation of the Business Combination, the Company will change its name to “Better Home & Finance Holding Company.”
Risks and Uncertainties
Management has evaluated the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Liquidity and Management’s Plan
As of December 31, 2022, the Company had $285,307 in its operating bank account, and a working capital deficit of $14,605,202.
The Company issued an unsecured promissory note (the “Note”) to the Sponsor (“Payee”) pursuant to which the Company could borrow up to an aggregate principal amount of $4,000,000. Should the Company’s operating costs, in relation to its proposed business combination, exceed the amounts still available and not currently drawn under the promissory note, the Sponsor shall increase the amount available under the promissory note to cover such costs, subject to an aggregate cap of $12,000,000. This amount was reflective of estimated total costs of the Company through November 15, 2023 in relation to the business combination, in the event the business combination is unsuccessful. Aurora, Merger Sub and Better entered into Amendment No. 4 whereby Better has also agreed to reimburse the Company, for reasonable transaction expenses as defined in the Merger Agreement, an aggregate amount not to exceed $15,000,000. In the event that the Company does not consummate a Business Combination by September 30, 2023, the Company can seek an extension (with no limit to such extension) provided we have our shareholder approval. The Note is non-interest bearing and payable by check or wire transfer of immediately available funds or as otherwise determined by the Company to such account as the Payee may from time to time designate by written notice in accordance with the provision of the Note. Within five business days of the day of Amendment No.4, Better paid Aurora a sum of $7,500,000 and, on February 6, 2023, Better paid Aurora an additional sum of $3,750,000, each as part of Better’s agreement to reimburse Aurora for transaction expenses as defined in the Merger Agreement. Accordingly, management has evaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations through the earlier of a Business Combination or one year from the date of this filing.
Going Concern
In connection with the Company’s going concern considerations in accordance with guidance in the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements – Going Concern, the Company has until September 30, 2023 to consummate a Business Combination. The Company’s mandatory liquidation date, if a Business Combination is not consummated, raises substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments related to the recovery of the recorded assets or the classification of the liabilities should the Company be unable to continue as a going concern. As discussed in Note 1, in the event of a mandatory liquidation, within ten business days, the Company will redeem the Public Shares, at a per-share price, payable in cash, equal to the allocated amount towards the Public Shares (in this case, not including the existing Novator Private Placement Shares) then on deposit in the Trust Account including the allocated interest earned on

AURORA ACQUISITION CORP.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying consolidated financial statements are presented in conformity in U.S. dollars with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, a significant accounting estimate included in these financial statements is the valuation of the warrant liability and valuation of Class B ordinary shares. Such estimates may be subject to change as more current information becomes available.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

AURORA ACQUISITION CORP.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Investments held in Trust Account
At December 31, 2022 and 2021, substantially all of the assets held in the Trust Account are money market funds which are invested primarily in U.S. Treasury Securities.
Deferred offering costs
Deferred offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering and were charged to shareholders’ equity upon the completion of the Initial Public Offering.
On June 22, 2022, Barclays resigned from its role as underwriter and financial advisor to Aurora. In connection with such resignation, Barclays waived its entitlement to a deferred underwriting fee of approximately $8.5 million that would be payable at the close of the Business Combination. Accordingly, the Company derecognized the liability for the deferred underwriting fee in the quarter ending June 30, 2022 that was accrued as of December 31, 2021. As of December 31, 2022, there is no liability for the deferred underwriting fee.
Class A ordinary shares subject to possible redemption
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Accordingly, at December 31, 2022 and 2021, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.
At December 31, 2022 and 2021, the Class A ordinary shares reflected in the condensed balance sheets are reconciled in the following table:

Class A ordinary shares subject to possible redemption
Gross proceeds	$243,002,870
Less:
Proceeds allocated to Public Warrants	(299,536)
Class A ordinary shares issuance costs	(13,647,105)
Plus:
Accretion of carrying value to redemption value	12,681,484
Accretion of carrying value to redemption value – Over-Allotment	1,265,157
Class A ordinary shares subject to redemption – December 31, 2021	243,002,870
Remeasurement of Class A ordinary shares subject to redemption:	3,625,617
Class A ordinary shares subject to redemption – December 31, 2022	$246,628,487
Warrant Liability
At December 31, 2022 and 2021, there were 6,075,052 Public Warrants and 5,448,372 Private Placement Warrants outstanding (including warrants included in the Novator Private Placement Units). The Company accounts for the Public Warrants and Private Placement Warrants (including warrants included in the Novator Private

AURORA ACQUISITION CORP.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Placement Units) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.
The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. The warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities are adjusted to current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
Offering Costs Associated with the Initial Public Offering
The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A - Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $13,946,641 as a result of the Initial Public Offering (consisting of a $4,860,057 underwriting fee, $8,505,100 of deferred underwriting fees and $581,484 of other offering costs). The Company recorded $13,647,118 of offering costs as a reduction of equity in connection with the Class A ordinary shares included in the Units. The Company immediately expensed $299,523 of offering costs in connection with the Public Warrants included in the Units that were classified as liabilities within the nine months ended September, 2021. For the years ended December 31, 2022 and 2021, the Company recorded a gain of $182,658 and $0, respectively, relating to offering costs allocated to the warrant liability due to Barclays waiving its entitlement to a deferred underwriting fee of $8,505,100 that would be payable at the close of the Business Combination. There was no gain due to the waiver of underwriting fees for the year ended December 31, 2021.
Income taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 or December 31,2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Net income (loss) per share
Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares are reduced for the effect of an aggregate of 249,928 Class B ordinary shares that were forfeited when the over-allotment option was partially exercised by the underwriters within the 45-day window (see Note 5). The

AURORA ACQUISITION CORP.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Company has not considered the effect of the Warrants sold in the Public Offering and Private Placement Warrants to purchase an aggregate of 11,523,444 shares in the calculation of diluted loss per share in connection with the Novator Private Placement Units, since the exercise of the Warrants are contingent upon the occurrence of future events.
The Company’s statement of operations includes a presentation of income (loss) per share subject to possible redemption in a manner similar to the two-class method of income per share. According to SEC guidance, shares that are redeemable based on a specified formula are considered to be redeemable at fair value if the formula is designed to equal or reasonably approximate fair value. When deemed to be redeemable at fair value, the weighted average redeemable shares would be included with the non-redeemable shares in the denominator of the calculation and initially calculated as if they were a single class of ordinary shares.
The following table reflects the calculation of basic and diluted net earnings (loss) per ordinary share (in dollars, except per share amounts):

	Year Ended
	December 31, 2022	December 31, 2021
Class A ordinary shares subject to possible redemption
Numerator: Earnings (losses) attributable to Class A ordinary shares subject to possible redemption	$6,108,604	$(4,399,283)
Net earnings (losses) attributable to Class A ordinary shares subject to possible redemption	$6,108,604	$(4,399,283)

Denominator: Weighted average Class A ordinary shares subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	24,300,287	19,827,082
Basic and diluted net income (loss) per share, Class A ordinary shares subject to possible redemption	$0.25	$(0.22)

Non-Redeemable Class A and Class B ordinary shares
Numerator: Net income (loss) minus net earnings
Net income (loss)	$2,626,938	$(2,127,892)
Less: Net earnings (losses) attributable to Class A ordinary shares subject to possible redemption	$—	$—
Non-redeemable net income (loss)	$2,626,938	$(2,127,892)

Denominator: Weighted average Non-Redeemable Class A and Class B ordinary shares
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B ordinary shares	10,450,072	9,590,182
Basic and diluted net income (loss) per share, Non-Redeemable Class A and Class B ordinary shares	$0.25	$(0.22)
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000 and up to £85,000 by the Financial Services Compensation Scheme per financial institution in the United Kingdom. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on these accounts.

AURORA ACQUISITION CORP.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Recent issued accounting standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering (and the partial exercise of the underwriter’s over-allotment option), the Company sold 24,300,287 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).
In connection with the IPO, the Company granted the underwriters a 45-day option to purchase up to 3,300,000 additional Units to cover over-allotments, if any, and on March 10, 2021, the underwriters partially exercised this over-allotment option (see Note 6).
NOTE 4. PRIVATE PLACEMENTS
Simultaneously with the closing of the Initial Public Offering, the Sponsor, and certain of the Company’s directors and officers purchased an aggregate of 4,266,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $6,400,000 from the Company. The Sponsor and certain of the Company’s directors and officers also agreed to purchase up to an additional 440,000 Private Placement Warrants, for an aggregate purchase price of an additional $660,000, if the over-allotment option is exercised in full or in part by the underwriters. On March 10, the Sponsor and certain of the Company’s directors and officers purchased 306,705 Private Placement Warrants for an additional aggregate purchase price of $460,057 in connection with the partial exercise of the underwriter’s over-allotment option. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval), the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares and the shares included in the Novator Private Placement Units (subject to the requirements of applicable law) and the Private Placement Warrants will expire, and no amount will be due to holders.
In connection with the execution of the Merger Agreement, the Sponsor entered into a letter agreement (the “Sponsor Agreement”) with Aurora on November 9, 2021, pursuant to which the Sponsor will forfeit upon Closing 50% of the Aurora private warrants and 20% of the Better Home & Finance Class A common stock retained by the Sponsor as of the Closing will become subject to transfer restrictions, contingent upon the price of Better Home & Finance Class A common stock exceeding certain thresholds (“Sponsor Locked-Up Shares”).
The Sponsor and certain of the Company’s directors and officers also purchased 3,500,000 Novator Private Placement Units at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $35,000,000. Each Private Placement Unit consists of one Novator Private Placement Share and one-quarter of one warrant (“Private Placement Warrant”). Each whole Private Placement Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s directors and officers have agreed to vote their Founder Shares, Novator Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On December 9, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 5,750,000 shares of Class B ordinary shares (the “Founder Shares”). During February 2021, the Company effectuated a share dividend of 1,006,250 Class B ordinary shares and subsequently issued a cancellation

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for 131,250 Class B ordinary shares, resulting in an aggregate of 6,625,000 founder shares issued and outstanding. In March 2021, the Company effectuated a share dividend of 575,000 shares. On May 10, 2021, as a result of the underwriters’ election to partially exercise their over-allotment option, a total of 249,928 Founder Shares were irrevocably surrendered for cancellation and no consideration, so that the number of Founder Shares collectively represented 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering and Novator Private Placement. All share and per-share amounts have been retroactively restated to reflect the share dividend and related cancellation. A portion of the founder shares issued and outstanding were transferred to certain directors of the Company but remain subject to the same conditions and restrictions as apply to those founder shares as held by the Sponsor which are set out in greater detail below.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares (or Novator Private Placement Shares) until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations, or other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 3,500,000 Novator Private Placement Units at a price of $10.00 per Novator Private Placement Unit in a private placement to the Sponsor, directors, and executive officers of the Company, generating gross proceeds of $35,000,000. In addition, the Company consummated the sale of 4,266,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor and certain of the Company’s directors and executive officers, generating gross proceeds of $6,400,000, which is described in Note 4.
On March 2, 2021, the Sponsor transferred 1,407,813 Class B ordinary shares to the executive officers and directors. The agreement with the Sponsor provides that membership interests only be transferred to the executive officers or directors or other persons affiliated with the Sponsor, or in connection with estate planning transfers. The fair value of the shares on the date they were transferred to the independent directors was estimated to be approximately $6,955,000, recognition of compensation cost is deferred until consummation of the business combination. This position is based on the principle established in the guidance on business combinations in ASC 805-20-55-50 and 55-51. The Company believes a similar approach should be applied under ASC 718 and that a contingent event for realization of the compensation expense is the business combination.
Pre-Closing Bridge Notes
On November 2, 2021, Aurora entered into a convertible bridge note purchase agreement (the “Bridge Note Purchase Agreement”), dated as of November 30, 2021, with Better, SB Northstar LP and the Sponsor (SB Northstar LP and the Sponsor, together, the “Purchasers”). Under the Bridge Note Purchase Agreement, Better issued $750,000,000 of bridge notes that convert to shares of Class A common stock of Aurora (post-Proposed Busness Combination and domestication) in connection with the closing of the Proposed Business Combination, with SB Northstar LP and the Sponsor, as Purchasers, purchasing $650 million and $100 million, respectively, of such bridge notes.
The Bridge Note Purchase Agreement will result in the issuance of either Better Class A common stock, a new series of preferred stock of Better (as described below), or Better common stock (together, the “Bridge Conversion Shares”, as applicable) as follows: (i) upon closing of the Proposed Business Combination, the bridge notes will convert into shares of Better Class A common stock at a conversion rate of one share per $10 of consideration; (ii) if the closing of the Proposed Business Combination does not occur by the September 30, 2023, or in the event of a Corporate Transaction or Merger Withdrawal (each as defined in the Bridge Note Purchase Agreement) prior to September 30, 2023 or prior to the time when a bridge note may otherwise be converted pursuant to the Bridge Note Purchase Agreement, the bridge notes will convert into a new series of preferred stock of Better, which series will be identical to Better’s Series D Preferred Stock, provided that the ratchet adjustment provisions relating to Better’s Series D Preferred Stock will not apply, and such series will vote together with Better’s Series D Preferred Stock as

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a single class on all matters; or (iii) in the event of a termination of the Merger Agreement (a) by Better, arising out of or resulting from breaches on the part of Aurora or the Sponsor, (b) by Better, arising out of or resulting from breaches on the part of Aurora or any Subscriber in connection with any Subscription Agreement or (c) arising out of or resulting from breaches on the part of Aurora, SB Northstar LP or the Sponsor in connection with the Bridge Note Purchase Agreement or any ancillary agreement, the bridge notes will convert into shares of Better common stock.
On August 26, 2022, Aurora, Better and Novator entered into a letter agreement to, among other things, extend the maturity date of the bridge notes held by the Sponsor to March 8, 2023, subject to SB Northstar LP consenting to extending the maturity of its bridge notes accordingly. On February 7, 2023, Aurora, Better and the Sponsor entered into a further letter agreement, pursuant to which, subject to Better receiving requisite approval therefor (which Better has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Proposed Business Combination has not been consummated by the maturity date of the bridge notes, the Sponsor will have the option, without limiting its rights under the Bridge Note Purchase Agreement to alternatively exchange its bridge notes on or before the maturity date as follows: (x) for a number of shares of Better preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of the Company’s Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of Better. On the same date, the Sponsor and Better agreed to defer the maturity date of the bridge notes until September 30, 2023.
Director Services Agreement
On October 15, 2021, Merger Sub entered into a Director’s Services Agreement (the “DSA”) by and among Merger Sub, Caroline Jane Harding (the “Director”), and the Company, effective as of May 10, 2021. On October 29, 2021, the DSA was amended, and the amended DSA was ratified by the Compensation Committee on November 3, 2021. Under the terms of the DSA, the Director is to provide services to Merger Sub, which include acting as a non-executive director and president and secretary of Merger Sub. The Director will receive $50,000 in annual payments (and in certain circumstances an incremental hourly fee of $500). For the years ended December 31, 2022 and 2021, the Company recognized $50,000 of expense related to the amended DSA. As of December 31, 2022 and 2021, there were no unpaid amounts related to the amended DSA.
In addition, our Company remunerates the Director $10,000 per month for professional services rendered to our Company in her role as chief financial officer and $15,000 per year and an incremental hourly fee of $500 in certain circumstances for her service on our board of directors. Additionally, Ms. Harding received a $50,000 payment on March 21, 2021 in contemplation of her services to Aurora and will receive a $75,000 payment on the earlier of March 21, 2023 or the date on which Aurora is liquidated. As of December 31, 2022 and 2021, $87,875 and $100,000 was accrued and for the years ended December 31, 2022 and 2021, $222,875 and $390,000 was expensed for these services. If we do not have sufficient funds to make the payments due to Ms. Harding as set forth herein professional services provided by her, we may borrow funds from our sponsor or an affiliate of the initial shareholders or certain of our directors and officers to enable us to make such payments.
Related Party Merger Agreement and Promissory Note
On August 26, 2022, Aurora, Merger Sub and Better entered into Amendment No.4 to the Merger Agreement, pursuant to which the parties agreed to extend the Agreement End Date from September 30, 2022 (as defined in the Merger Agreement) to March 8, 2023. On February 24, 2023, Aurora, Merger Sub and Better entered into Amendment No. 5 to the Merger Agreement, pursuant to which the parties agreed to extend the Agreement End Date (as defined in the Merger Agreement) from March 8, 2023 to September 30, 2023.
In consideration of extending the Agreement End Date, Better will reimburse Aurora for certain reasonable and documented expenses in an aggregate sum not to exceed $15,000,000. The reimbursement payments are structured in three tranches. The first payment of $7,500,000 was made within 5 business days after the execution of Amendment No. 4, the second payment of $3,750,000 was made on February 6, 2023 and the third payment of up to $3,750,000 will be paid on April 1, 2023. Aurora, Merger Sub and Better also agreed to amend the Merger

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Agreement to provide a waiver from the exclusivity provisions thereof to allow Better to discuss alternative financing structures with SB Northstar LP.
On May 10, 2021, the Company issued an unsecured promissory note (the “Note”) to the Sponsor (“Payee”), pursuant to which the Company could borrow up to an aggregate principal amount of $2,000,000. The Note is non-interest bearing and payable by check or wire transfer of immediately available funds or as otherwise determined by the Company to such account as the Payee may from time to time designate by written notice in accordance with the provision of the Note. This Note amended and restated in its entirety that certain Promissory Note dated as of December 9, 2020 (the “Prior Note”) issued by the Company to the Payee in the principal amount of $300,000. On February 23, 2022 this note was again amended and restated pursuant to which the Company could borrow up to an aggregate principal amount of $4,000,000.
Should the Company’s operating costs, in relation to its proposed business combination, exceed the amounts still available and not currently drawn under the promissory note, the Sponsor shall increase the amount available under the promissory note to cover such costs, subject to an aggregate cap of $12,000,000. This amount was reflective of estimated total costs of the Company through November 15, 2023 in relation to the business combination, in the event the business combination is unsuccessful. In the event that the Company does not consummate a Business Combination by September 30, 2023, we can seek a further extension (with no limit to such extension) provided we have our shareholder approval. As of December 31, 2022 and 2021 the amount outstanding under the Note was $2,812,395 and $1,412,295.
Capital Contribution from Sponsor
In July of 2021, the Sponsor paid an SEC filing fee of approximately $669,000 on behalf of the Company. The Company accounted for the filing fee as an expense incurred for the period, as well as a capital contribution from the Sponsor.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration and shareholder rights agreement entered into on March 3, 2021, the Sponsor and the Company’s directors and executive officers have rights to require the Company to register any of its securities held by them for resale under the Securities Act. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, the holders of the Founder Shares, Private Placement Warrants, Novator Private Placement Shares, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants, Novator Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
In connection with the IPO, the Company granted the underwriters a 45-day option to purchase up to 3,300,000 additional Units to cover over-allotments, if any, and on March 10, 2021, the Company issued 2,300,287 Units to the

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underwriters pursuant to such option, at the Initial Public Offering price, less the underwriting discounts and commissions. The Units sold pursuant to the underwriters’ exercise of such option were sold at a price of $10.00 per Unit, generating gross proceeds of $23,002,870 to the Company and net proceeds equal to $22,542,813 after the deduction of the 2% underwriting fee.
In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit (including the Units sold in connection with the underwriters’ partial exercise of their over-allotment option). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
On June 22, 2022, Barclays resigned from its role as underwriter and financial advisor to the Company. In connection with such resignation, Barclays waived its entitlement to a deferred underwriting fee of $8,505,100 that would be payable at the close of the Business Combination. Accordingly, the Company did not recognize the liability for the deferred underwriting fee as of June 30, 2022. As of December 31, 2022, there is no liability for the deferred underwriting fee.
Pre-Closing Bridge Notes
On November 2, 2021, Aurora entered into a convertible bridge note purchase agreement (the “Bridge Note Purchase Agreement”), dated as of November 30, 2021, with Better, SB Northstar LP and the Sponsor (SB Northstar LP and the Sponsor, together, the “Purchasers”). Under the Bridge Note Purchase Agreement, Better issued $750,000,000 of bridge notes that convert to shares of Class A common stock of Aurora (post-Proposed Busness Combination and domestication) in connection with the closing of the Proposed Business Combination, with SB Northstar LP and the Sponsor, as Purchasers, purchasing $650 million and $100 million, respectively, of such bridge notes.
The Bridge Note Purchase Agreement will result in the issuance of either Better Class A common stock, a new series of preferred stock of Better (as described below), or Better common stock (together, the “Bridge Conversion Shares”, as applicable) as follows: (i) upon closing of the Proposed Business Combination, the bridge notes will convert into shares of Better Class A common stock at a conversion rate of one share per $10 of consideration; (ii) if the closing of the Proposed Business Combination does not occur by the September 30, 2023, or in the event of a Corporate Transaction or Merger Withdrawal (each as defined in the Bridge Note Purchase Agreement) prior to September 30, 2023 or prior to the time when a bridge note may otherwise be converted pursuant to the Bridge Note Purchase Agreement, the bridge notes will convert into a new series of preferred stock of Better, which series will be identical to Better’s Series D Preferred Stock, provided that the ratchet adjustment provisions relating to Better’s Series D Preferred Stock will not apply, and such series will vote together with Better’s Series D Preferred Stock as a single class on all matters; or (iii) in the event of a termination of the Merger Agreement (a) by Better, arising out of or resulting from breaches on the part of Aurora or the Sponsor, (b) by Better, arising out of or resulting from breaches on the part of Aurora or any Subscriber in connection with any Subscription Agreement or (c) arising out of or resulting from breaches on the part of Aurora, SB Northstar LP or the Sponsor in connection with the Bridge Note Purchase Agreement or any ancillary agreement, the bridge notes will convert into shares of Better common stock.
On August 26, 2022, Aurora, Better and Novator entered into a letter agreement to, among other things, extend the maturity date of the bridge notes held by the Sponsor to March 8, 2023, subject to SB Northstar LP consenting to extending the maturity of its bridge notes accordingly. On February 7, 2023, Aurora, Better and the Sponsor entered into a further letter agreement, pursuant to which, subject to Better receiving requisite approval therefor (which Better has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Proposed Business Combination has not been consummated by the maturity date of the bridge notes, the Sponsor will have the option, without limiting its rights under the Bridge Note Purchase Agreement to alternatively exchange its bridge notes on or before the maturity date as follows: (x) for a number of shares of Better preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of the Company’s Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of Better. On the same date, the Sponsor and Better agreed to defer the maturity date of the bridge notes until September 30, 2023.

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Litigation Matters
Aurora and its affiliate, Merger Sub (together, “Aurora”), were named as co-defendants with Better in a lawsuit initially filed in July 2021 by Pine Brook. Pine Brook sought, among other things, declaratory judgments and damages in relation to a side letter agreement that had been entered into with Better in 2019, as well as a lockup provision restricting the transfer of stock after the merger with Better for any holders of 1% or more of Better’s pre-merger shares for a period of 6 months post-merger. Aurora was named as a defendant only with respect to the lockup claims. On November 1, 2021, the parties to the lawsuit entered into a confidential settlement agreement, resolving all claims in the above action, and the action was dismissed with prejudice pursuant to the court’s November 3, 2021 order.
In addition, Aurora has also received two demand letters from stockholders of the Company regarding the Company’s registration statement filed with the United States Securities and Exchange Commission in connection with the Business Combination. The stockholders allege that the registration statement omits material information with respect to the Business Combination, and demand that the Company provides corrective disclosures to address the alleged omissions. No lawsuits have been filed in relation to the stockholder demand letters.
In the second quarter of 2022, Aurora received a voluntary request for documents from the Division of Enforcement of the SEC indicating that it is conducting an investigation relating to Aurora and Better to determine if violations of the federal securities laws have occurred. The SEC has requested that Better and Aurora provide the SEC with certain information and documents. Aurora is cooperating with the SEC. As the investigation is ongoing, Aurora is unable to predict how long it will continue or whether, at its conclusion, the SEC will bring any enforcement actions and, if it does, what remedies it may seek.
NOTE 7. SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were 3,500,000 Class A ordinary shares issued and outstanding, excluding 24,300,287 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were 6,950,072 Class B ordinary shares issued and outstanding of which an aggregate of 249,928 Class B ordinary shares were forfeited in connection with the underwriters’ election to partially exercise their over-allotment option so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering.
Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.
The Founder Shares will automatically convert into Class A ordinary shares on the day of the closing of an initial Business Combination, or earlier at the option of the holders thereof, at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering and the Novator Private Placement, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into

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Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, members of the Company’s management team or any of the Company’s affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one. On the first business day following the consummation of the Business Combination at a ratio such that the total number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A ordinary shares (including any such shares issued following the exercise of the over-allotment option), plus (ii) the sum of (a) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the Business Combination and any warrants issued in a private placement to the Sponsor or an affiliate of the Sponsor upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by public shareholders in connection with the Business Combination. In no event will any Founder Shares convert into Class A ordinary shares at a ratio that is less than one-for-one.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 30 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants for Cash When the Price per Class A Ordinary Share Equals or Exceeds $18.00—Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•in whole and not in part;
•at a price of $0.01 per Public Warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the reported last sales price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

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If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of Warrants for Class A Ordinary Shares When the Price per Class A Ordinary Share Equals or Exceeds $10.00—Commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant
•upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares;
•if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.
•There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Our initial shareholders, directors and officers have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares, Novator Private Placement Shares and any public shares they may acquire during or after this offering in connection with the completion of our initial business combination.
The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval) and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants and Novator Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Novator Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Warrants will not be

AURORA ACQUISITION CORP.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants and Novator Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, so long as they are held by the initial purchasers, directors and officers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers, directors and officers or their permitted transferees, the Private Placement Warrants and the Novator Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3: Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.
At December 31, 2022, investments held in the Trust Account were comprised of $282,284,619 in money market funds which are invested primarily in U.S. Treasury Securities. As of December 31, 2022, the Company did not withdraw any interest income from the Trust Account.
The Company utilizes a Modified Black Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liabilities are determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement for the years ended December 31, 2022 and 2021, and the Company had no transfers out of Level 3 for the years ended December 31, 2022 and 2021.
The fair value of the Public Warrants issued in connection with the Initial Public Offering are measured based on the listed market price of such warrants, a Level 1 measurement.

AURORA ACQUISITION CORP.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 by level within the fair value hierarchy:

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – money market funds	$282,284,619	$—	$—
Liabilities:
Derivative public warrant liabilities	91,126	—	—
Derivative private warrant liabilities	—	—	381,386
Total Fair Value	$282,375,745	$—	$381,386
The following table provides the significant unobservable inputs used in the Modified Black Scholes model to measure the fair value of the Private Placement Warrants(1):

	At March 8, 2021 (Initial Measurement)	As of December 31, 2021	As of December 31, 2022
Stock price	10.02	9.90	10.09
Strike price	11.50	11.50	11.50
Probability of completing a Business Combination	90.00%	100.00%	40.00%
Remaining term (in years)	5.50	5.00	2.89
Volatility	15.00%	22.00%	3.00%
Risk-free rate	0.96%	1.26%	4.20%
Fair value of warrants	0.86	1.59	0.07
___________________
(1)The expected term of the Private Placement Warrants has been adjusted to 2.89 as of December 31, 2022 due to multiple factors, including an expected additional 3-6 months duration of the Private Placement Warrants as a result of the extension of the date by which the Company has to consummate a business combination from March 8, 2023 to September 30, 2023. Additionally, weighted probability factors contribute to the decrease in term from the remaining 5 years per the previous date valued at December 31, 2021.
The following table provides a summary of the changes in the fair value of the Company’s financial instruments that are measured at fair value on a recurring basis:

	Level 3	Level 1	Warrant Liabilities
Fair value as of December 31, 2020	$—	$—	$—
Initial measurement at March 8, 2021	9,152,167	4,730,000	13,882,167
Initial measurement of over-allotment warrants	545,935	488,811	1,034,746
Change in valuation inputs or other assumptions	(1,035,190)	(541,006)	(1,576,196)
Fair value as of December 31, 2021	8,662,912	4,677,805	13,340,717
Change in valuation inputs or other assumptions	(8,281,526)	(4,586,679)	(12,868,205)
Fair value as of December 31, 2022	$381,386	$91,126	$472,512
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to April 17, 2023, the date that the financial statement was issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement.

AURORA ACQUISITION CORP.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
On January 9, 2023, the Company received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC stating that the Company failed to hold an annual meeting of shareholders within 12 months after its fiscal year ended December 31, 2021, as required by Nasdaq Listing Rule 5620(a). In accordance with Nasdaq Listing Rule 5810(c)(2)(G), the Company submitted a plan to regain compliance on February 17, 2023. The Company believes the combined annual and extraordinary general meeting it held on February 24, 2023 will satisfy this requirement under Nasdaq rules.
On February 7, 2023, the Company, Better and the Sponsor entered into a letter agreement, pursuant to which, subject to Better receiving requisite approval therefor (which Better has agreed to use reasonable best efforts to obtain), the parties agreed that, if the proposed Business Combination has not been consummated by the maturity date of the bridge notes, the Sponsor will have the option, without limiting its rights under the bridge note purchase agreement to alternatively exchange its bridge notes on or before the maturity date as follows: (x) for a number of shares of Better preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of the Company’s Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of Better. On the same date, the Sponsor and Better agreed to defer the maturity date of the bridge notes until September 30, 2023.
On February 8, 2023, the Company repaid an aggregate principal amount of $2.4 million under the Note. After giving effect to this repayment, the amount outstanding under the Note is approximately $412,395.
On February 23, 2023, the Company, the Sponsor, certain individuals, each of whom is a member of our board of directors and/or management team (the “Insiders”), and Better entered into a limited waiver (the “Limited Waiver”) to the Amended and Restated Letter Agreement (the “A&R Letter Agreement”), dated as of May 10, 2021, by and among us, the Sponsor and the Insiders. In the A&R Letter Agreement, the Sponsor and each Insider waived, with respect to any shares of Capital Stock (as defined in the A&R Letter Agreement) held by it, him or her, if any, any redemption rights it, he or she may have in connection with (i) a shareholder vote to approve the Business Combination (as defined in the A&R Letter Agreement), or (ii) a shareholder vote to approve certain amendments to the Company’s amended and restated articles of association (the “Redemption Restriction”).
Pursuant to the Limited Waiver, the Company and the Insiders agreed to waive the Redemption Restriction as it applies to the Sponsor to the limited extent required to allow the redemption of up to an aggregate of $17 million worth of Novator Private Placement Shares held by it in connection with the shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association held on February 24, 2023
As consideration for the Limited Waiver, the Sponsor agreed: (a) if the proposed Business Combination is completed on or before September 30, 2023, to subscribe for and purchase common stock of Better Home & Finance (the “Better Common Stock”), for aggregate cash proceeds to Better equal to the actual aggregate amount of Novator Private Placement Shares redeemed by it in connection with the Limited Waiver (the “Sponsor Redeemed Amount”) at a purchase price of $10.00 per share of Better Common Stock on the closing date of the proposed Business Combination; or (b) if the proposed Business Combination is not completed on or before September 30, 2023, to subscribe for and purchase for $35 million aggregate cash proceeds to Better, at the Sponsor’s election, (x) a number of newly issued shares of Better’s Company Series D Equivalent Preferred Stock (as defined in the bridge note purchase agreement) at a price per share that represents a 50% discount to the Pre-Money Valuation (as defined below) or (y) for a number of shares of Better’s Class B common stock at a price per share that represents a 75% discount to the Pre-Money Valuation. “Pre-Money Valuation” means the $6.9 billion pre-money equity valuation of Better based on the aggregate amount of fully diluted shares of Better’s common stock on an as-converted basis.
As further consideration for the Limited Waiver, the Sponsor agreed to reimburse the Company for reasonable and documented expenses incurred by the Company in connection with the proposed Business Combination, up to the Sponsor Redeemed Amount, to the extent such expenses are not otherwise subject to reimbursement by Better pursuant to the Merger Agreement.

AURORA ACQUISITION CORP.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
On February 24, 2023, Aurora, Merger Sub and Better entered into Amendment No. 5 to the Merger Agreement, pursuant to which the parties agreed to extend the Agreement End Date (as defined in the Merger Agreement) from March 8, 2023 to September 30, 2023.
The Company held a combined annual and extraordinary general meeting on February 24, 2023, and extended the date by which the Company has to consummate a business combination from March 8, 2023 to September 30, 2023. As part of the meeting, public shareholders redeemed 24,087,689 ordinary shares and the Sponsor redeemed 1,663,760 ordinary shares for an aggregate cash balance of approximately $263,123,592.

Primary Offering of
Up to 9,808,405 Shares of Better Home & Finance Class A Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of
Up to 53,665,365 Shares of Better Home & Finance Class A Common Stock
Up to 360,774,686 Shares of Better Home & Finance Class A Common Stock Issuable Upon Conversion of Better Home & Finance Class B Common Stock and Better Home & Finance Class C Common Stock
Up to 3,733,358 Shares of Better Home & Finance Class A Common Stock Issuable Upon Exercise of Warrants
Up to 3,733,358 Warrants to Purchase Better Home & Finance Class A Common Stock

PROSPECTUS
            , 2023
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Securities and Exchange Commission registration fee	$48,375
Accounting fees and expenses	$507,400
Legal fees and expenses	$640,000
Financial printing and miscellaneous expenses	$217,750
Total	$1,413,525

Item 14. Indemnification of Directors and Officers.
The Company’s Amended and Restated Charter and Bylaws provide indemnification and advancement of expenses for the Company’s directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), subject to certain limited exceptions. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.
The Company’s Bylaws provide that the Company will indemnify to the fullest extent permitted by law any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or executive officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan, fund, or other enterprise. The Bylaws also provide for mandatory indemnification to the fullest extent permitted by applicable law against all expenses (including attorney’s fees), judgments, fines (including any excise taxes or penalties), and amounts paid in settlements.
The Company has entered into indemnification agreements with each of its directors and officers to provide contractual indemnification in addition to the indemnification provided for in its Amended and Restated Charter and Bylaws. The Company also maintains liability insurance for the benefit of its directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities
Bridge Note Conversion and Exchange
In connection with the Closing, on August 22, 2023, the subordinated 0% bridge promissory notes, issued in an aggregate principal amount of $750,000,000 pursuant to that certain Bridge Note Purchase Agreement, dated November 30, 2021, by and among Aurora, Better, SB Northstar and the Sponsor, held by SB Northstar in an aggregate principal amount of $650 million automatically converted into Better Home & Finance Class C common stock at a conversion price of $10.00 per share (the “Bridge Note Conversion”). In connection with the Bridge Note Conversion, the Company issued an aggregate of 65.0 million shares of Better Home & Finance Class C common stock to BHFHC Distribution Trust, a trust designated by SB Northstar to distribute such shares to SB Northstar only upon the receipt of: (i) certain regulatory approvals required in connection with SB Northstar’s ownership in the Company or (ii) confirmation that such regulatory approvals are no longer required.
In addition, in connection with the Closing, pursuant to the Second Novator Letter Agreement and Novator Exchange Agreement, on August 22, 2023, the Bridge Notes held by the Sponsor in an aggregate principal amount of $100 million were exchanged for 40.0 million shares of Better Home & Finance Class A common stock to the Sponsor (the “Bridge Note Exchange”).
Sponsor Purchase
In connection with the Closing, and pursuant to the Limited Waiver to the Amended and Restated Insider Letter Agreement, dated February 23, 2023, by and among Aurora, Better, the Sponsor, and the insiders party to the Amended and Restated Insider Letter Agreement and the Sponsor Purchase Subscription Agreement, dated as of August 22, 2023, by and between Better Home & Finance and Sponsor (the “Sponsor Purchase Agreement”), the Sponsor purchased 1.7 million shares of Better Home & Finance Class A common stock for an aggregate purchase price of $17 million (the “Sponsor Purchase”).
Convertible Note Funding
On August 21, 2023, Aurora, Better and SB Northstar entered into an Amendment No. 2 to the Subscription Agreement, dated as of May 10, 2021, as amended by Amendment No. 1, dated as of November 30, 2021 (“Amendment No. 2 to the SB Northstar Subscription Agreement”). Amendment No. 2 to the SB Northstar Subscription Agreement revised the terms of the subscription agreement such that SB Northstar’s commitment to purchase $650,000,000 in convertible promissory notes following the Business Combination would be reduced by the amount of cash received by Better Home & Finance from the trust account of Aurora at closing and any amount of the $100,000,000 commitment by the Sponsor to purchase convertible promissory notes following the Business Combination (the “Sponsor Note Commitment”) that the Sponsor elected not to fund. As the Sponsor elected not to fund any of the Sponsor Note Commitment, SB Northstar’s maximum commitment was reduced to $550,000,000 accordingly.
The Company issued each of the foregoing securities under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act, as a transaction not requiring registration under Section 5 of the Securities Act.

Item 16. Exhibits and Financial Statements Schedules.

		Incorporated by Reference
Exhibit	Description	Form	Exhibit	Filing Date
2.1*	Agreement and Plan of Merger, dated as of May 10, 2021, by and among Aurora Acquisition Corp., Aurora Merger Sub I, Inc. and Better Holdco, Inc.	8-K	2.1	May 14, 2021
2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 27, 2021, by and among Aurora Acquisition Corp., Aurora Merger Sub I, Inc. and Better Holdco, Inc.	8-K	2.1	October 29, 2021
2.3	Amendment No. 2 to the Agreement and Plan of Merger, dated as of November 9, 2021, by and among Aurora Acquisition Corp., Aurora Merger Sub I, Inc. and Better Holdco, Inc.	S-4/A	2.4	November 12, 2021
2.4	Amendment No. 3 to the Agreement and Plan of Merger, dated as of November 30, 2021, by and among Aurora Acquisition Corp., Aurora Merger Sub I, Inc. and Better Holdco, Inc.	8-K	2.1	December 2, 2021
2.5	Amendment No. 4 to the Agreement and Plan of Merger, dated as of August 26, 2022, by and among Aurora Acquisition Corp., Aurora Merger Sub I, Inc. and Better Holdco, Inc.	8-K	2.1	August 29, 2022
2.6	Amendment No. 5 to the Agreement and Plan of Merger, dated as of February 24, 2023, by and among Aurora Acquisition Corp., Aurora Merger Sub I, Inc. and Better Holdco, Inc.	8-K	2.1	March 2, 2023
2.7	Amendment No. 6 to the Agreement and Plan of Merger, dated as of June 23, 2023, by and among Aurora Acquisition Corp., Aurora Merger Sub I, Inc. and Better Holdco, Inc.	8-K	2.1	June 26, 2023
3.1	Amended and Restated Certificate of Incorporation of Better Home & Finance Holding Company	8-K	3.1	August 25, 2023
3.2	Bylaws of Better Home & Finance Holding Company	8-K	3.2	August 25, 2023
4.1*	Warrant Agreement, dated as of March 3, 2021, by and between Aurora Acquisition Corp. and Continental Stock Transfer & Trust Company	S-4/A	4.4	July 24, 2023
4.2	Assignment, Assumption and Amendment Agreement, dated as of August 22, 2023, by and among Better Home & Finance Holding Company, Computershare Trust Company, N.A. and Computershare Inc.	8-K	4.2	August 28, 2023
4.3	Specimen Class A Common Stock Certificate of Better Home & Finance Holding Company	8-K	4.3	August 28, 2023
4.4	Specimen Class B Common Stock Certificate of Better Home & Finance Holding Company	8-K	4.4	August 28, 2023
4.5	Specimen Class C Common Stock Certificate of Better Home & Finance Holding Company	8-K	4.5	August 28, 2023
5.1	Opinion of Sullivan & Cromwell LLP**
10.1	Amended and Restated Registration Rights Agreement, dated as of August 22, 2023, by and among Better Home & Finance Holding Company, Novator Capital Sponsor Ltd., and certain persons signatory thereto.	8-K	10.1	August 28, 2023
10.2	Novator Exchange Election Agreement, dated as of August 22, 2023 by and among Better HoldCo, Inc., Novator Capital Sponsor Ltd. and Aurora Acquisition Corp.	8-K	10.2	August 28, 2023
10.3	Indenture, dated as of August 22, 2023, by Better Home & Finance Holding Company, the Subsidiary Guarantors signatory thereto, and GLAS Trust Company LLC.	8-K	10.3	August 28, 2023
10.4	Form of Indemnification Agreement by and between Better Home & Finance Holding Company and each of its directors and executive officers.	8-K	10.4	August 28, 2023
10.5#	Better Holdco Inc. 2016 Equity Incentive Plan	S-1	10.5	October, 12 2023
10.6#	Form of Better Holdco Inc. 2016 Equity Incentive Plan Option Agreement	S-1	10.6	October, 12 2023
10.7#	Better Holdco Inc. 2017 Equity Incentive Plan	S-1	10.7	October, 12 2023
10.8#	Form of Better HoldCo Inc. 2017 Equity Incentive Plan RSU Agreement (Double-Trigger Vesting)	S-1	10.8	October, 12 2023

		Incorporated by Reference
Exhibit	Description	Form	Exhibit	Filing Date
10.9#	Form of Better HoldCo Inc. 2017 Equity Incentive Plan RSU Agreement (Single-Trigger Vesting)	S-1	10.9	October, 12 2023
10.10#	Form of Better HoldCo Inc. 2017 Equity Incentive Plan Stock Option Agreement	S-1	10.10	October, 12 2023
10.11#	Form of Better HoldCo Inc. 2017 Equity Incentive Plan Stock Option Agreement (Early Exercise)	S-1	10.11	October, 12 2023
10.12#	Better Home & Finance Holding Company 2023 Incentive Equity Plan	8-K	10.5	August 28, 2023
10.13#	Form of Better Home & Finance Holding Company 2023 Incentive Equity Plan RSU Agreement	S-1	10.13	October, 12 2023
10.14#	Form of Better Home & Finance Holding Company 2023 Incentive Equity Plan Option Agreement	S-1	10.14	October, 12 2023
10.15#	Better Home & Finance Holding Company 2023 Employee Stock Purchase Plan	8-K	10.6	August 28, 2023
10.16	Amendment No. 2 to SB Northstar Subscription Agreement, dated as of August 21, 2023	8-K	10.1	August 23, 2023
10.17#	Employment Agreement, dated as of April 5, 2022, between Better Holdco, Inc. and Kevin Ryan.	S-4/A	10.24	July 24, 2023
10.18#	Employment Agreement, dated as of October 18, 2022, between Better Holdco, Inc. and Nicholas J. Calamari.	S-4/A	10.25	July 24, 2023
10.19#	Employment Agreement, dated as of October 18, 2022, between Better Holdco, Inc. and Paula Tuffin	S-4/A	10.26	July 24, 2023
10.20	Convertible Notes Side Letter, dated November 30, 2021 between SB Northstar and Vishal Garg.	S-4/A	10.27	July 24, 2023
10.21#	Chairman Agreement, dated as of April 27, 2022, between Better Holdco, Inc. and Harit Talwar.	S-4/A	10.30	July 24, 2023
10.22*	Addendum to Amended and Restated Technology Integration and License Agreement, dated January 1, 2023, between Better Holdco, Inc. and TheNumber, LLC	S-4/A	10.52	July 24, 2023
10.23*	Amended Private Label Consumer Lending Program Agreement, dated September 12, 2022, between Better Mortgage Corporation and Notable Finance, LLC	S-4/A	10.53	July 24, 2023
10.24#	Loan Termination Agreement, dated as of August 21, 2023, between Better Holdco, Inc. and Vishal Garg.	8-K	10.15	August 28, 2023
10.25#	Loan Termination Agreement, dated as of August 21, 2023, between Better Holdco, Inc. and Kevin Ryan.	8-K	10.16	August 28, 2023
10.26#	Loan Termination Agreement, dated as of August 21, 2023, between Better Holdco, Inc. and Paula Tuffin.	8-K	10.17	August 28, 2023
10.27	Sponsor Purchase Subscription Agreement, dated as of August 22, 2023, by and between Better Home & Finance Holding Company and Novator Capital Sponsor, Ltd.	8-K	10.18	August 28, 2023
10.28#	Form of Transaction Bonus Agreement	8-K	10.1	September 29, 2023
10.29	Joinder Agreement, dated as of October 11, 2023, by and between Better Home & Finance Holding Company, SVF II Beaver (DE) LLC, and SB Northstar LP.	S-1	10.29	October, 12 2023
16.1	Letter from Marcum LLP to the Securities and Exchange Commission.	8-K	16.1	August 25, 2023
14.1	Code of Business Conduct and Ethics of Better Home & Finance Holding Company.	8-K	14.1	August 28, 2023
21.1	List of subsidiaries of Better Home & Finance Holding Company.	8-K	21.1	August 28, 2023
23.1	Consent of Marcum LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Sullivan & Cromwell LLP (included as part of Exhibit 5.1**).
24.1	Powers of Attorney (included on signature page to the registrant’s Registration Statement on Form S-1 filed on October 12, 2023**)

Incorporated by Reference
Exhibit	Description	Form	Exhibit	Filing Date
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained Exhibit 101)
107	Filing Fee Table**
__________________
*Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
**Previously filed.
#Indicates management contract or compensatory arrangement

Item 17. Undertakings.
The undersigned Registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
ii.To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii.To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and
2.That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
5.That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 20th day of December, 2023.

BETTER HOME & FINANCE HOLDING COMPANY

By:	/s/ Kevin Ryan
Name: Kevin Ryan
Title: Chief Financial Officer and President
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chief Executive Officer and Director (Principal Executive Officer)	December 20, 2023
Vishal Garg

/s/ Kevin Ryan	Chief Financial Officer and President (Principal Financial and Principal Accounting Officer)	December 20, 2023
Kevin Ryan

*	Direct, Chairman of the Board of Directors	December 20, 2023
Harit Talwar

*	Director	December 20, 2023
Michael Farello

*	Director	December 20, 2023
Steven Sarracino

*	Director	December 20, 2023
Riaz Valani

*	Director	December 20, 2023
Prabhu Narasimhan

*	Director	December 20, 2023
Arnaud Massenet

*By: /s/ Kevin Ryan
Name: Kevin Ryan
Title: Attorney-in-Fact